                 CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                        FILED PURSUANT TO RULE 14A-6(E)

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_ Preliminary]Proxy Statement              [_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                            (AS PERMITTED BY RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           STARSIGHT TELECAST, INC.
  -----------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           STARSIGHT TELECAST, INC.
  -----------------------------------------------------------------------
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)Title of each class of securities to which transaction applies:

   STARSIGHT TELECAST, INC. COMMON STOCK, NO PAR VALUE
   ---------------------------------------------------------------------------

  (2)Aggregate number of securities to which transaction applies:

   ---------------------------------------------------------------------------
  (3)
   --------------------------------------------------------------------------

  (4)Proposed maximum aggregate value of transaction:
                                        ---------------------------------------

  (5)Total fee paid:
               ----------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)Amount Previously Paid: __________________________________________________

  (2)Form, Schedule or Registration Statement No.: ____________________________

  (3)Filing Party: ____________________________________________________________

  (4)Date Filed: ______________________________________________________________

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                    135 NORTH LOS ROBLES AVENUE, SUITE 800
                          PASADENA, CALIFORNIA 91101

                                April 18, 1997

Dear Member:

  The Annual Meeting (the "Gemstar Annual Meeting") of the Members (hereinafter, "Shareholders") of Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar"), will be held at 7:00 a.m., California time, on May 1, 1997 at 2-29-18 Nishi-Ikebukuro, Toshima-ku, Tokyo 171, Japan.

  At the Gemstar Annual Meeting, you will be asked to consider and vote upon a proposal to approve the issuance of Gemstar Ordinary Shares, par value $.01 per share ("Gemstar Ordinary Shares"), as contemplated by the Agreement and Plan of Merger, dated as of December 23, 1996 (the "Merger Agreement"), by and among Gemstar, StarSight Telecast, Inc., a California corporation ("StarSight"), and G/S Acquisition Subsidiary, a newly-formed, wholly-owned California subsidiary of Gemstar ("Sub"). The Merger Agreement provides for a merger pursuant to which Sub will be merged with and into StarSight (the "Merger"), whereby, among other things, StarSight will survive the Merger and become a wholly-owned subsidiary of Gemstar.

  In connection with the Merger, (i) each share of StarSight common stock, no par value ("StarSight Common Stock"), issued and outstanding as of the time the Merger becomes effective, which will occur upon the filing of a merger agreement and any other required documentation with the California Secretary of State (the "Effective Time"), will be converted into 0.6062 shares (the "Exchange Ratio") of Gemstar Ordinary Shares; no fractional shares of Gemstar Ordinary Shares will be issued in the Merger and, in lieu thereof, a cash payment will be made (see the section of the accompanying Joint Proxy Statement/Prospectus entitled "THE PLAN OF MERGER--Exchange of Certificate" which describes how the value of such fractional shares will be determined);
(ii) each stock option to purchase shares of StarSight Common Stock (the "Stock Options") outstanding immediately prior to the Effective Time under the StarSight's 1989 Stock Incentive Program (the "Stock Option Plan") which has not been exercised in accordance with its terms, will be assumed by Gemstar such that each Stock Option will be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Stock Option, the number, rounded down to the nearest whole integer, of full shares of Gemstar Ordinary Shares the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full, including as to unvested shares, immediately prior to the Effective Time, at a price per share equal to (y) the exercise price per share for the shares of StarSight Common Stock otherwise purchasable pursuant to such Stock Option divided by (z) the Exchange Ratio, with such exercise price per share rounded up to the nearest whole cent; and (iii) each stock purchase warrant issued by StarSight to purchase shares of StarSight Common Stock (collectively, the "Warrants"), will in accordance with its terms, be adjusted (an "Adjusted Warrant") to become exercisable for, or exchangeable for a new warrant (on substantially the same terms) that would be exercisable for, the number of shares of Gemstar Ordinary Shares equal to the Warrant Conversion Number (as defined below). The exercise price of any Adjusted Warrant (the "Adjusted Exercise Price") will be an amount equal to the exercise price of the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement divided by the Exchange Ratio. The "Warrant Conversion Number" for any Adjusted Warrant will be equal to the number of shares purchasable pursuant to the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement multiplied by the Exchange Ratio.

  Gemstar's Board of Directors has received an opinion of Hambrecht & Quist, Gemstar's financial advisor, that, as of the date of and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to Gemstar and its Shareholders. In the event that the issuance of the Gemstar Ordinary Shares as contemplated by the Merger Agreement is approved by the affirmative vote of the holders of a majority of the shares of Gemstar Ordinary Shares voted at the Gemstar Annual Meeting and the Merger is subsequently challenged, Gemstar may argue that an individual Shareholder who voted in favor of approving the issuance of the Gemstar Ordinary Shares is estopped from challenging the issuance of Gemstar Ordinary Shares in the Merger under applicable law.

  At the Gemstar Annual Meeting, the holders of Gemstar Ordinary Shares will also be asked to approve and adopt a proposal to increase the number of Gemstar Ordinary Shares available for issuance under Gemstar's 1994 Stock Incentive Plan, as amended (the "Stock Incentive Plan"), by 3,500,000 Gemstar Ordinary Shares and to authorize Gemstar's Board of Directors to amend the Stock Incentive Plan accordingly (the "Stock Incentive Plan Proposal"). Approval and adoption of the Stock Incentive Plan Proposal is being requested, in part, in order to provide for sufficient shares to accommodate the assumption of the Stock Options in accordance with the terms of the Merger Agreement, if the issuance of Gemstar Ordinary Shares as contemplated by the Merger Agreement is approved. If the issuance of Gemstar Ordinary Shares is approved by the Shareholders, but the Stock Incentive Plan Proposal is not, approval of the issuance of Gemstar Ordinary Shares will be deemed to constitute approval of the assumption by Gemstar of the outstanding Stock Options under the Stock Option Plan as of the Effective Time of the Merger. This assumption would be on a basis reflecting a conversion of the Stock Options in the Merger into options to purchase Gemstar Ordinary Shares, with appropriate adjustments to the numbers of shares and the exercise price of the Stock Options as provided in the Merger Agreement. The Stock Options, in these circumstances, would not be issued under the Stock Incentive Plan. Further, if the Stock Incentive Plan Proposal is not approved by the Shareholders but the issuance of Gemstar Ordinary Shares is approved, certain options that are to be granted under the Stock Incentive Plan to certain StarSight executives upon the Effective Time of the Merger will be granted outside of the Stock Incentive Plan. Accordingly, a vote approving the issuance of Gemstar Ordinary Shares as contemplated by the Merger Agreement is effectively a vote ratifying the grant of such options that are to be granted to certain StarSight executives upon the Effective Time of the Merger. If the Stock Incentive Plan Proposal is approved and the issuance of Gemstar Ordinary Shares in connection with the Merger is approved, such options to be granted to certain StarSight executives will be granted under the Stock Incentive Plan and the approval of the Stock Incentive Plan is such case has the effect of ratifying the grants of the options.

  At the Gemstar Annual Meeting, the holders of Gemstar Ordinary Shares will also be asked to elect Dr. George F. Carrier and Teruyuki Toyama (collectively, the "Director Nominees") to another term as Class II directors. Dr. George F. Carrier was appointed a director of Gemstar in August 1994. Mr. Teruyuki Toyama has been the President and Chief Executive Officer of Overseas Carrier Services Co., Ltd. since 1993 and was appointed a director of Gemstar in August 1994. If elected, each will serve as a director until the 2000 Annual Meeting, subject to the provisions of Gemstar's Amended and Restated Articles of Association.

  At the Gemstar Annual Meeting, the holders of Gemstar Ordinary Shares will further be asked to ratify the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors for the year ended March 31, 1998.

  The rules of The Nasdaq National Market require that the Gemstar Shareholders approve the issuance of the Gemstar Ordinary Shares pursuant to the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Gemstar Ordinary Shares voted at the Gemstar Annual Meeting, in person or by proxy. No dissenters' rights are available to the Gemstar Shareholders in connection with the Merger. Approval of the Stock Incentive Plan Proposal, the election of Dr. George F. Carrier and Teruyuki Toyama as directors of Gemstar, and ratification of the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors also will require the affirmative vote of a majority of the Gemstar Ordinary Shares which are present or represented at the Gemstar Annual Meeting and entitled to vote thereon and are actually voted. Abstentions and broker non-votes will have no effect on the results, although they will be counted for purposes of determining the presence of a quorum for the conduct of business at the Gemstar Annual Meeting.

  StarSight's shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger at a separate meeting to be held on May 1, 1997. If the requisite shareholder approval of Gemstar and StarSight is received, the Merger is expected to be consummated on or before May 2, 1997.

  AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS APPROVED UNANIMOUSLY THE MERGER AGREEMENT AND THE TRANSACTIONS PROVIDED FOR THEREIN, INCLUDING THE MERGER, AND THE STOCK INCENTIVE PLAN

PROPOSAL, AND HAS CONCLUDED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF GEMSTAR AND ITS SHAREHOLDERS. YOUR BOARD OF DIRECTORS HAS RECOMMENDED UNANIMOUSLY THAT THE SHAREHOLDERS OF GEMSTAR APPROVE THE ISSUANCE OF GEMSTAR ORDINARY SHARES IN CONNECTION WITH THE MERGER AGREEMENT AND THE TRANSACTIONS PROVIDED FOR THEREIN, INCLUDING THE MERGER, AND THE STOCK INCENTIVE PLAN PROPOSAL. YOUR BOARD OF DIRECTORS FURTHER RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES AND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS GEMSTAR'S INDEPENDENT AUDITORS FOR THE YEAR ENDING MARCH 31, 1998.

  In the material accompanying this letter, you will find a Notice of the Annual Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Shareholders at the Gemstar Annual Meeting and a proxy. The Joint Proxy Statement/Prospectus more fully describes the terms of the Merger Agreement, the Merger and the Stock Incentive Plan Proposal and includes information about Gemstar and StarSight. The Merger Agreement is attached as Appendix A to the Joint Proxy Statement/Prospectus.

  All Shareholders are cordially invited to attend the Gemstar Annual Meeting in person. However, whether or not you plan to attend the Gemstar Annual Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Gemstar Annual Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and be voted at the Gemstar Annual Meeting.

                                     Sincerely,

                                     /s/ Henry C. Yuen
                                     HENRY C. YUEN
                                     President and Chief Executive Officer

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                    135 NORTH LOS ROBLES AVENUE, SUITE 800
                          PASADENA, CALIFORNIA 91101

                               ----------------

                    NOTICE OF THE ANNUAL MEETING OF MEMBERS

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Gemstar Annual Meeting") of the Members (hereinafter, "Shareholders") of Gemstar
International Group Limited, a British Virgin Islands corporation ("Gemstar"), will be held at 7:00 a.m., California time, on May 1, 1997 at 2-29-18 Nishi-Ikebukuro, Toshima-ku, Tokyo 171, Japan for the following purposes:

  1. To approve the issuance of Gemstar ordinary shares, par value $.01 per share ("Gemstar Ordinary Shares") pursuant to the Agreement and Plan of Merger, dated as of December 23, 1996, by and among Gemstar, StarSight Telecast, Inc., a California corporation ("StarSight") and G/S Acquisition Subsidiary, a newly-formed, wholly-owned California subsidiary of Gemstar ("Sub"), pursuant to which Sub will be merged with and into StarSight, whereby, among other things, StarSight will survive the merger and become a wholly-owned subsidiary of Gemstar (referred herein as the "Merger").

  In connection with the Merger, (i) each share of StarSight common stock, no par value ("StarSight Common Stock"), issued and outstanding as of the time the Merger becomes effective, which will occur upon the filing of a merger agreement and any other required documentation with the California Secretary of State (the "Effective Time"), will be converted into 0.6062 shares (the "Exchange Ratio") of Gemstar Ordinary Shares; no fractional shares of Gemstar Ordinary Shares will be issued in the Merger and, in lieu thereof, a cash payment will be made (see the section of the accompanying Joint Proxy Statement/Prospectus entitled "THE PLAN OF MERGER--Exchange of Certificate" which describes how the value of such fractional shares will be determined);
(ii) each stock option to purchase shares of StarSight Common Stock (the "Stock Options") outstanding immediately prior to the Effective Time under the StarSight's 1989 Stock Incentive Program (the "Stock Option Plan") which has not been exercised in accordance with its terms, will be assumed by Gemstar such that each Stock Option will be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Stock Option, the number, rounded down to the nearest whole integer, of full shares of Gemstar Ordinary Shares the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full, including as to unvested shares, immediately prior to the Effective Time, at a price per share equal to (y) the exercise price per share for the shares of StarSight Common Stock otherwise purchasable pursuant to such Stock Option divided by (z) the Exchange Ratio, with such exercise price per share rounded up to the nearest whole cent; and (iii) each stock purchase warrant issued by StarSight to purchase shares of StarSight Common Stock (collectively, the "Warrants"), will in accordance with its terms, be adjusted (an "Adjusted Warrant") to become exercisable for, or exchangeable for a new warrant (on substantially the same terms) that would be exercisable for, the number of shares of Gemstar Ordinary Shares equal to the Warrant Conversion Number (as defined below). The exercise price of any Adjusted Warrant (the "Adjusted Exercise Price") will be an amount equal to the exercise price of the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement divided by the Exchange Ratio. The "Warrant Conversion Number" for any Adjusted Warrant will be equal to the number of shares purchasable pursuant to the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement multiplied by the Exchange Ratio.

  2. To consider and vote upon a proposal to increase the number of Gemstar Ordinary Shares available for issuance under Gemstar's 1994 Stock Incentive Plan, as amended (the "Stock Incentive Plan"), by 3,500,000 Gemstar Ordinary Shares and to authorize Gemstar's Board of Directors to amend the Stock Incentive Plan accordingly (the "Stock Incentive Plan Proposal").

  3. To elect Dr. George F. Carrier and Teruyuki Toyama to another term as Class II directors of Gemstar.

  4. To ratify the appointment of KPMG Peat Marwick LLP to serve as Gemstar's independent auditors for the year ended March 31, 1998.

  5. To transact such other business as may properly come before the Gemstar Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

  The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice.

  Only Shareholders of record of Gemstar Ordinary Shares at the close of business on March 17, 1997 are entitled to notice of, and will be entitled to vote at, the Gemstar Annual Meeting or any adjournment thereof. The rules of The Nasdaq National Market require that the Gemstar Shareholders approve the issuance of the Gemstar Ordinary Shares pursuant to the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Gemstar Ordinary Shares voted at the Gemstar Annual Meeting, in person or by proxy. Approval of the Stock Incentive Plan Proposal, the election of Dr. George F. Carrier and Teruyuki Toyama as directors of Gemstar and ratification of the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors also will require the affirmative vote of a majority of the votes of the Gemstar Ordinary Shares which are present or represented at the Gemstar Annual Meeting and entitled to vote thereon and are actually voted. Abstentions and broker non-votes will have no effect on the results, although they will be counted for purposes of determining the presence of a quorum for the conduct of business at the Gemstar Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Larry Goldberg

                                          LARRY GOLDBERG
                                          Secretary

Pasadena, California
April 18, 1997

  TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE GEMSTAR ANNUAL MEETING YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE GEMSTAR ANNUAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                           STARSIGHT TELECAST, INC.
                             39650 LIBERTY STREET
                           FREMONT, CALIFORNIA 94538

                                April 18, 1997

Dear Shareholder:

  A Special Meeting of the Shareholders (the "StarSight Special Meeting") of StarSight Telecast, Inc., a California corporation ("StarSight"), will be held at 7:00 a.m., California time, on May 1, 1997, at 3300 Kearney Street, Fremont, California 94538.

  At the StarSight Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 23, 1996 (the "Merger Agreement"), by and among StarSight, Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar"), and G/S Acquisition Subsidiary, a newly-formed, wholly-owned California subsidiary of Gemstar ("Sub"), and the transactions contemplated thereunder, including a merger (the "Merger") pursuant to which Sub will be merged with and into StarSight (the "Merger"), whereby, among other things, StarSight will survive the Merger and become a wholly-owned subsidiary of Gemstar.

  In connection with the Merger, (i) each share of StarSight common stock, no par value ("Starsight Common Stock"), issued and outstanding as of the time the Merger becomes effective, which will occur upon the filing of a merger agreement and any other required documentation with the California Secretary of State (the "Effective Time"), will be converted into 0.6062 shares (the "Exchange Ratio") of Gemstar ordinary shares, par value $.01 per share ("Gemstar Ordinary Shares"); no fractional shares of Gemstar Ordinary Shares will be issued in the Merger and, in lieu thereof, a cash payment will be made (see the section of the accompanying Joint Proxy Statement/Prospectus entitled "THE PLAN OF MERGER--Exchange of Certificates" which describes how the value of such fractional shares will be determined); (ii) each stock option to purchase shares of StarSight Common Stock (the "Stock Options") outstanding immediately prior to the Effective Time under StarSight's 1989 Stock Incentive Program (the "Stock Option Plan") which has not been exercised in accordance with its terms, will be assumed by Gemstar such that each Stock Option will be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Stock Option, the number, rounded down to the nearest whole integer, of full shares of Gemstar Ordinary Shares the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full, including as to unvested shares, immediately prior to the Effective Time, at a price per share equal to (y) the exercise price per share for the shares of StarSight Common Stock otherwise purchasable pursuant to such Stock Option divided by
(z) the Exchange Ratio, with such exercise price per share rounded up to the nearest whole cent; and (iii) each stock purchase warrant issued by StarSight to purchase shares of StarSight Common Stock (collectively, the "Warrants"), will in accordance with its terms, be adjusted (an "Adjusted Warrant") to become exercisable for, or exchangeable for a new warrant (on substantially the same terms) that would be exercisable for, the number of shares of Gemstar Ordinary Shares equal to the Warrant Conversion Number (as defined below). The exercise price of any Adjusted Warrant (the "Adjusted Exercise Price") will be an amount equal to the exercise price of the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement divided by the Exchange Ratio. The "Warrant Conversion Number" for any Adjusted Warrant will be equal to the number of shares purchasable pursuant to the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement multiplied by the Exchange Ratio.

  The StarSight shareholders must vote to approve the Merger Agreement. If the holders of at least 5% of the outstanding shares of StarSight Common Stock have exercised dissenters' rights in connection with the Merger under Sections 1300--1312 of the California General Corporation Law, any holder of StarSight Common Stock may exercise dissenters' rights by voting against the Merger and following the procedures set forth in
Section 1300. See the section of the accompanying Joint Proxy Statement/Prospectus entitled "DESCRIPTION OF STARSIGHT CAPITAL STOCK-- Dissenters' Rights." Gemstar's members will, among other things, consider and vote upon a proposal to approve the issuance of Gemstar Ordinary Shares in connection with the Merger at a separate meeting to be held on May 1, 1997. No dissenters' or appraisal rights are available to the Gemstar members in connection with the Merger. If the requisite approval of Gemstar's members and StarSight's shareholders is received, the Merger is expected to be consummated on or before May 2, 1997.

  AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS PROVIDED FOR THEREIN, INCLUDING THE MERGER, AND HAS CONCLUDED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF STARSIGHT AND ITS SHAREHOLDERS. YOUR BOARD OF DIRECTORS HAS RECOMMENDED THAT THE SHAREHOLDERS OF STARSIGHT APPROVE AND ADOPT THE MERGER AGREEMENT, AND THE TRANSACTIONS PROVIDED FOR THEREIN, INCLUDING THE MERGER.

  StarSight's Board of Directors has received an opinion of Smith Barney Inc., StarSight's financial advisor, that, as of the date of and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of StarSight Common Stock. In the event that the Merger Agreement and the transactions provided for therein, including the Merger, are approved and adopted by the affirmative vote of the holders of a majority of issued and outstanding shares of StarSight Common Stock and the Merger is subsequently challenged, StarSight may argue that an individual shareholder who voted in favor of approving and adopting the Merger Agreement and the transactions provided for therein, including the Merger, is estopped from challenging the Merger under applicable state law.

  In connection with the Merger, three of StarSight's employee directors, Larry W. Wangberg, Brian L. Klosterman and Martin W. Henkel, have entered into new employment agreements with StarSight which will become effective only upon consummation of the Merger. Each such employee has an existing employment agreement with StarSight that provides for StarSight to make lump sum severance payments to such individuals in the approximate aggregate amount of $4.7 million at the Effective Time of the Merger. In connection with the severance payments to be made in connection with the Merger (the "Accelerated Payments"), StarSight paid to Messrs. Wangberg and Klosterman, $100,000 and $350,000, respectively, in 1996. The Accelerated Payments will be deducted from the lump sum payment made upon the closing of the Merger, or if the Merger is not consummated, Messrs. Wangberg and Klosterman will seek any available refund or reduction in tax liability and will reimburse StarSight the amounts related to the Accelerated Payments received as a tax refiled or reduction in tax liability. Six other StarSight employees, including the Chief Accounting Officer, have also entered into new employment agreements with StarSight that become effective only upon consummation of the Merger. Each such employee has an existing employment agreement with StarSight that provides for StarSight to make lump sum severance payments to such individuals in the aggregate of approximately $900,000 at the Effective Time. In addition, unvested options to purchase shares of StarSight Common Stock held by the three employee directors and the other StarSight employees noted above will vest and become immediately exercisable at the Effective Time. As a result of the foregoing and certain other interests described in the accompanying Joint Proxy Statement/Prospectus, the three employee directors and other StarSight employees noted above may have interests that are not identical to those of other shareholders. See the section of the Joint Proxy Statement/Prospectus entitled "THE PLAN OF MERGER--Interests of Certain Persons in the Merger."

  In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by shareholders at the StarSight Special Meeting and a proxy. The Joint Proxy Statement/Prospectus more fully describes the terms of the Merger Agreement and the Merger and includes information about Gemstar and StarSight. The Merger Agreement is attached as Appendix A to the Joint Proxy Statement/Prospectus.

  All shareholders are cordially invited to attend the StarSight Special Meeting in person. However, whether or not you plan to attend the StarSight Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the StarSight Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and be voted at the StarSight Special Meeting.

                                       Sincerely,

                                       /s/ Larry W. Wangberg
                                       LARRY W. WANGBERG
                                       Chairman of the Board of Directors and
                                       Chief Executive Officer

                           STARSIGHT TELECAST, INC.
                             39650 LIBERTY STREET
                           FREMONT, CALIFORNIA 94538

                               ----------------

                 NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

                               ----------------

  NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the "StarSight Special Meeting") of StarSight Telecast, Inc., a California corporation ("StarSight"), will be held at 7:00 a.m., California time, on May 1, 1997 at 3300 Kearney Street, Fremont, California 94538, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 23, 1996, by and among StarSight, Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar"), and G/S Acquisition Subsidiary, a newly-formed, wholly-owned California subsidiary of Gemstar ("Sub"), pursuant to which Sub will be merged with and into StarSight, whereby, among other things, StarSight will survive the merger and become a wholly-owned subsidiary of Gemstar (referred to herein as the "Merger").

    In connection with the Merger, (i) each share of StarSight common stock, no par value ("StarSight Common Stock"), issued and outstanding as of the time the Merger becomes effective, which will occur upon the filing of a merger agreement and any other required documentation with the California Secretary of State (the "Effective Time"), will be converted into 0.6062 shares (the "Exchange Ratio") of Gemstar ordinary shares, par value $.01 per share ("Gemstar Ordinary Shares"); no fractional shares of Gemstar Ordinary Shares will be issued in the Merger and, in lieu thereof, a cash payment will be made (see the section of the accompanying Joint Proxy Statement/Prospectus entitled "THE PLAN OF MERGER--Exchange of Certificates" which describes how the value of such fractional shares will be determined); (ii) each stock option to purchase shares of StarSight Common Stock (the "Stock Options") outstanding immediately prior to the Effective Time under the StarSight's 1989 Stock Incentive Program (the "Stock Option Plan") which has not been exercised in accordance with its terms, will be assumed by Gemstar such that each Stock Option will be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Stock Option, the number, rounded down to the nearest whole integer, of full shares of Gemstar Ordinary Shares the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full, including as to unvested shares, immediately prior to the Effective Time, at a price per share equal to (y) the exercise price per share for the shares of StarSight Common Stock otherwise purchasable pursuant to such Stock Option divided by (z) the Exchange Ratio, with such exercise price per share rounded up to the nearest whole cent; and (iii) each stock purchase warrant issued by StarSight to purchase shares of StarSight Common Stock (collectively, the "Warrants"), will in accordance with its terms, be adjusted (an "Adjusted Warrant") to become exercisable for, or exchangeable for a new warrant (on substantially the same terms) that would be exercisable for, the number of shares of Gemstar Ordinary Shares equal to the Warrant Conversion Number (as defined below). The exercise price of any Adjusted Warrant (the "Adjusted Exercise Price") will be an amount equal to the exercise price of the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement divided by the Exchange Ratio. The "Warrant Conversion Number" for any Adjusted Warrant will be equal to the number of shares of StarSight Common Stock purchasable pursuant to the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement multiplied by the Exchange Ratio.

    2. To transact such other business as may properly come before the StarSight Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

  The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice.

  Only shareholders of record of StarSight Common Stock at the close of business on March 17, 1997 are entitled to notice of, and will be entitled to vote at, the StarSight Special Meeting or any adjournment thereof. Approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of issued and outstanding shares of StarSight Common Stock.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Martin W. Henkel
                                          MARTIN W. HENKEL
                                          Executive Vice President, Chief
                                           Financial
                                          Officer and Secretary

Fremont, California
April 18, 1997

  TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE STARSIGHT SPECIAL MEETING YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE STARSIGHT SPECIAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                        JOINT PROXY STATEMENT/PROSPECTUS

                            STARSIGHT TELECAST, INC.
                             JOINT PROXY STATEMENT

                                 ------------

  This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar"), of proxies from holders of its ordinary shares, par value $.01 per share ("Gemstar Ordinary Shares") for use at its annual meeting of members to be held May 1, 1997 (together with any adjournment or postponement thereof, the "Gemstar Annual Meeting") and in connection with the solicitation by the Board of Directors of StarSight Telecast, Inc., a California corporation ("StarSight"), of proxies from holders of its common stock, no par value ("StarSight Common Stock") for use at its special meeting of shareholders to be held May 1, 1997 (together with any adjournment or postponement thereof, the "StarSight Special Meeting").

  At the Gemstar Annual Meeting, the holders of Gemstar Ordinary Shares will be asked to approve the issuance of Gemstar Ordinary Shares as contemplated by the Agreement and Plan of Merger, dated as of December 23, 1996 (the "Merger Agreement") by and among StarSight, Gemstar and G/S Acquisition Subsidiary, a newly-formed, wholly-owned California subsidiary of Gemstar ("Sub"), pursuant to which Sub will be merged with and into StarSight whereby, among other things, StarSight will survive the merger and become a wholly-owned subsidiary of Gemstar (referred to herein as the "Merger"). The holders of Gemstar Ordinary Shares must vote on the issuance of Gemstar Ordinary Shares in connection with the Merger pursuant to the rules of The Nasdaq National Market. At the StarSight Special Meeting (together with the Gemstar Annual Meeting, the "Meetings"), the holders of StarSight Common Stock will be asked to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus.

  In connection with the Merger, (i) each share of StarSight Common Stock issued and outstanding as of the time the Merger becomes effective, which will occur upon the filing of a merger agreement and any other required documentation with the California Secretary of State (the "Effective Time"), will be converted into 0.6062 shares (the "Exchange Ratio") of Gemstar Ordinary Shares; no fractional shares of Gemstar Ordinary Shares will be issued and, in lieu thereof, a cash payment will be made (see "THE PLAN OF MERGER--Exchange of Certificates" which describes how the value of such fractional shares will be determined); (ii) each stock option to purchase shares of StarSight Common Stock (the "Stock Options") outstanding immediately prior to the Effective Time under StarSight's 1989 Stock Incentive Program (the "Stock Option Plan") which has not been exercised in accordance with its terms, will be assumed by Gemstar such that each Stock Option will be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Stock Option, the number, rounded down to the nearest whole integer, of full shares of Gemstar Ordinary Shares the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full, including as to unvested shares, immediately prior to the Effective Time, at a price per share equal to (y) the exercise price per share for the shares of StarSight


 THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT
 PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR
 DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
 OR ANY STATE SECURITIES COMMISSION NOR HAS THE
 SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE
 ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS.
 ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
 OFFENSE.

      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS APRIL 15, 1997.

Common Stock otherwise purchasable pursuant to such Stock Option divided by
(z) the Exchange Ratio, with such exercise price per share rounded up to the nearest whole cent; and (iii) each stock purchase warrant issued by StarSight to purchase shares of StarSight Common Stock (collectively, the "Warrants"), will in accordance with its terms, be adjusted (an "Adjusted Warrant") to become exercisable for, or exchangeable for a new warrant (on substantially the same terms) that would be exercisable for, the number of shares of Gemstar Ordinary Shares equal to the Warrant Conversion Number (as defined below). The exercise price of any Adjusted Warrant (the "Adjusted Exercise Price") will be an amount equal to the exercise price of the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement divided by the Exchange Ratio. The "Warrant Conversion Number" for any Adjusted Warrant will be equal to the number of shares purchasable pursuant to the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement multiplied by the Exchange Ratio.

  At the Gemstar Annual Meeting, the holders of Gemstar Ordinary Shares will also be asked to approve and adopt a proposal to increase the number of Gemstar Ordinary Shares available for issuance under Gemstar's 1994 Stock Incentive Plan, as amended (the "Stock Incentive Plan"), by 3,500,000 Gemstar Ordinary Shares and to authorize Gemstar's Board of Directors to amend the Stock Incentive Plan accordingly (the "Stock Incentive Plan Proposal"). Approval and adoption of the Stock Incentive Plan Proposal is being requested, in part, in order to provide for sufficient shares to accommodate the assumption of the Stock Options in accordance with the terms of the Merger Agreement, if the issuance of Gemstar Ordinary Shares as contemplated by the Merger Agreement is approved. If the issuance of Gemstar Ordinary Shares is approved by the Shareholders, but the Stock Incentive Plan Proposal is not, approval of the issuance of Gemstar Ordinary Shares will be deemed to constitute approval of the assumption by Gemstar of the outstanding Stock Options under the Stock Option Plan as of the Effective Time of the Merger. This assumption would be on a basis reflecting a conversion of the Stock Options in the Merger into options to purchase Gemstar Ordinary Shares, with appropriate adjustments to the numbers of shares and the exercise price of the Stock Options as provided in the Merger Agreement. The Stock Options, in these circumstances, would not be issued under the Stock Incentive Plan. Further, if the Stock Incentive Plan Proposal is not approved by the Shareholders but the issuance of Gemstar Ordinary Shares is approved, certain options that are to be granted under the Stock Incentive Plan to certain StarSight executives upon the Effective Time of the Merger will be granted outside of the Stock Incentive Plan. Accordingly, a vote approving the issuance of Gemstar Ordinary Shares as contemplated by the Merger Agreement is effectively a vote ratifying the grant of such options that are to be granted to certain StarSight executives upon the Effective Time of the Merger. If the Stock Incentive Plan Proposal is approved and the issuance of Gemstar Ordinary Shares in connection with the Merger is approved, such options to be granted to certain StarSight executives will be granted under the Stock Incentive Plan and the approval of the Stock Incentive Plan in such case has the effect of ratifying the grants of the options.

  At the Gemstar Annual Meeting, the holders of Gemstar Ordinary Shares will also be asked to elect Dr. George F. Carrier and Teruyuki Toyama (collectively, the "Director Nominees") to another term as Class II directors. Dr. George F. Carrier was appointed a director of Gemstar in August, 1994. Mr. Teruyuki Toyama has been the President and Chief Executive Officer of Overseas Carrier Services Co., Ltd. since 1993 and was appointed a director of Gemstar in August, 1994. If elected, each will serve as a director until the 2000 Annual Meeting, subject to the provisions of Gemstar's Amended and Restated Articles of Association.

  At the Gemstar Annual Meeting, the holders of Gemstar Ordinary Shares will further be asked to ratify the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors for the year ended March 31, 1998.

  Only shareholders of record of StarSight Common Stock at the close of business on March 17, 1997 are entitled to notice of, and will be entitled to vote at, the StarSight Special Meeting. Approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the issued and outstanding shares of the StarSight Common Stock.

  Only members of record of Gemstar Ordinary Shares at the close of business on March 17, 1997 are entitled to notice of, and will be entitled to vote at, the Gemstar Annual Meeting. The rules of The Nasdaq National Market require that the Gemstar Shareholders approve the issuance of the Gemstar Ordinary Shares pursuant to the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Gemstar Ordinary Shares voted at the Gemstar Annual Meeting in person or by proxy. Approval of the Stock Incentive Plan Proposal, the election of Dr. George F. Carrier and Teruyuki Toyama as directors of Gemstar and ratification of the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors also will require the affirmative vote of a simple majority of the Gemstar Ordinary Shares which are present or represented at the Gemstar Annual Meeting and entitled to vote thereon and are actually voted. Abstentions and broker non-votes will have no effect on the result, although they will be counted for purposes of determining the presence of a quorum for the conduct of business at the Gemstar Annual Meeting.

  Concurrently with the execution of the Merger Agreement, StarSight granted Gemstar an irrevocable option to purchase up to 5,276,034 shares of StarSight Common Shares at a purchase price of $10.46 per share and Gemstar granted StarSight an irrevocable option to purchase up to 6,341,824 shares of Gemstar Ordinary Shares at a purchase price of $17.25 per share. The options become exercisable following the occurrence of certain purchase events which include any termination of the Merger Agreement because (i) either of Gemstar or StarSight accepts or recommends to its respective shareholders a takeover proposal that is likely to be consummated and is financially superior to the Merger, (ii) either Gemstar's or StarSight's board of directors fails to recommend or withdraws or modifies adversely its recommendation of the Merger, or (iii) following certain third-party takeover proposals, any shareholder approval required for the consummation of the Merger is not obtained. See "SUMMARY--Company Option Agreement" and "--Parent Option Agreement." Upon any such termination of the Merger Agreement, or upon the failure of certain significant shareholders of either Gemstar or StarSight to vote in favor of the Merger and, in connection with such vote, the Merger is not approved by the shareholders of either Gemstar or Starsight, in lieu of exercising the above-described options, either Gemstar or StarSight may elect to receive a termination fee in the amount of $15 million. See "THE PLAN OF MERGER--Merger Expenses, Fees and Other Costs."

  The outstanding shares of Gemstar Ordinary Shares are listed on The Nasdaq National Market under the symbol "GMSTF," and it is a condition to the obligations of Gemstar and StarSight to close the Merger that the shares of Gemstar Ordinary Shares to be issued in the Merger be approved for listing on The Nasdaq National Market, upon official notice of issuance. The last reported sale price of Gemstar Ordinary Shares on The Nasdaq National Market on April 11, 1997 was $14.00 per share. Based on such last reported sale price, the Exchange Ratio would result in a per share purchase price for the StarSight Common Stock of approximately $8.49. Because the Exchange Ratio is fixed, a change in the market price of Gemstar Ordinary Shares before the Merger will affect the dollar market value of the Gemstar Ordinary Shares to be received by the shareholders of StarSight in the Merger.

  This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Gemstar under the Securities Act, for the public offering of up to 15,550,000 Gemstar Ordinary Shares issuable in connection with the Merger. This Joint Proxy Statement/Prospectus does not cover resales of such shares, and no person is authorized to use this Joint Proxy Statement/Prospectus in connection with any such resale. All information concerning Gemstar contained in this Joint Proxy Statement/Prospectus has been furnished by Gemstar and all information concerning StarSight has been furnished by StarSight. This Joint Proxy Statement/Prospectus is first being mailed to members of Gemstar and shareholders of StarSight on or about April 18, 1997.

  SEE "RISK FACTORS" BEGINNING ON PAGE 37 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE SECURITIES OFFERED HEREBY.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   8
ADDITIONAL INFORMATION REGARDING GEMSTAR AND STARSIGHT.....................   9
ENFORCEABILITY OF CIVIL LIABILITIES........................................  10
SUMMARY....................................................................  11
  Introduction.............................................................  11
  The Companies............................................................  11
  Gemstar's Reasons for the Merger.........................................  12
  Recommendation of Gemstar's Board of Directors...........................  12
  Opinion of Gemstar's Financial Advisors..................................  13
  The Gemstar Annual Meeting...............................................  13
  StarSight's Reasons for the Merger.......................................  13
  Recommendation of StarSight's Board of Directors.........................  14
  Opinion of StarSight's Financial Advisors................................  15
  The StarSight Special Meeting............................................  15
  The Merger...............................................................  16
  Representations and Covenants of StarSight...............................  23
  Representations and Covenants of Gemstar.................................  24
  Conditions to the Merger.................................................  25
  Regulatory Approvals.....................................................  26
  Termination or Amendment.................................................  26
  Certain Federal Income Tax Consequences..................................  28
  Accounting Treatment.....................................................  28
  Merger Expenses and Other Costs..........................................  28
  Dissenters' Rights.......................................................  29
  Proposal to Approve an Amendment to Gemstar's Stock Incentive Plan.......  29
  Election of Gemstar's Class II Directors.................................  30
  Ratification of Gemstar's Independent Auditors...........................  30
SELECTED HISTORICAL FINANCIAL DATA.........................................  31
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA..............  34
COMPARATIVE PER SHARE DATA.................................................  36
RISK FACTORS...............................................................  37
  Integration of the Businesses............................................  37
  Risks Associated with Fixed Exchange Ratio...............................  37
  Substantial Expenses Resulting from the Merger...........................  38
  History of Losses; Uncertainty of Future Profitability...................  38
  Fluctuations in Operating Results........................................  38
  Seasonality and Variability of Results...................................  38
  Dependence on Single Product Category....................................  39
  New Products; Rapid Technological Change.................................  40
  Reliance on Third Parties--Gemstar.......................................  40
  Reliance on Third Parties--StarSight.....................................  41
  Competition..............................................................  42
  Dependence on Key Employees..............................................  43
  Passive Foreign Investment Company.......................................  44
  Patent and Proprietary Information; Litigation...........................  44
  Risks Associated With International Operations...........................  45

                                                                           PAGE
                                                                           ----
  Rights of Shareholders under British Virgin Islands Law May Be Less
   Protected than those of Shareholders of a Corporation Incorporated in a
   U.S. Jurisdiction......................................................  45
  Holding Company Structure; Restrictions on Subsidiary Dividends.........  46
  Control by Management...................................................  46
  Restatement of Earnings Due to Pooling of Interest Accounting Treatment;
   Dilution...............................................................  46
  Volatility..............................................................  46
MARKET PRICE AND DIVIDENDS................................................  47
COMPARATIVE PER SHARE DATA................................................  48
THE PLAN OF MERGER........................................................  49
  General.................................................................  49
  Effective Time of the Merger............................................  49
  Conversion of StarSight Common Stock....................................  49
  Treatment of StarSight Stock Options....................................  50
  Treatment of StarSight Warrants.........................................  50
  Exchange of Certificates................................................  50
  Background of the Merger................................................  52
  Reasons for the Merger; Board Recommendations...........................  58
  Opinions of Financial Advisors..........................................  63
  Related Agreements......................................................  72
  Representations and Covenants of StarSight..............................  76
  Representations and Covenants of Gemstar................................  77
  Conditions to the Merger................................................  78
  Regulatory Approvals....................................................  79
  Termination or Amendment................................................  79
  Certain Federal Income Tax Matters......................................  81
  Accounting Treatment....................................................  83
  Affiliates' Restrictions on Sales of Gemstar Ordinary Shares............  83
  Merger Expenses, Fees and Other Costs...................................  84
  Interests of Certain Persons in the Merger..............................  84
THE STARSIGHT SPECIAL MEETING.............................................  88
  General.................................................................  88
  Record Date and Outstanding Shares......................................  89
  Voting of Proxies.......................................................  89
  Vote Required...........................................................  89
  Abstentions; Broker Non-Votes...........................................  90
  Solicitation of Proxies and Expenses....................................  90
THE GEMSTAR ANNUAL MEETING................................................  91
  General.................................................................  91
  Record Date and Outstanding Shares......................................  91
  Vote Required...........................................................  91
  Solicitation of Proxies and Expenses....................................  92
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............  93
DESCRIPTION OF STARSIGHT CAPITAL STOCK....................................  98
  General.................................................................  98
  StarSight Common Stock..................................................  98
  Preferred Stock.........................................................  98
  Registration Rights.....................................................  98
  Dissenters' Rights......................................................  99

                                                                            PAGE
                                                                            ----
STARSIGHT SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT... 102
DESCRIPTION OF GEMSTAR CAPITAL STOCK....................................... 105
  Ordinary Shares.......................................................... 105
  Preference Shares........................................................ 105
  Dividends................................................................ 105
  Voting Rights............................................................ 105
  Directors................................................................ 105
  Fiduciary Duties and Indemnification..................................... 106
  Quorum................................................................... 106
  Resolutions.............................................................. 106
GEMSTAR SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..... 107
COMPARISON OF RIGHTS OF SHAREHOLDERS OF GEMSTAR AND STARSIGHT.............. 109
  Shareholder Power to Call Shareholder Meeting............................ 109
  Dissolution.............................................................. 109
  Size of Board of Directors............................................... 109
  Classified Board of Directors............................................ 110
  Removal of Directors..................................................... 110
  Actions by Written Consent of Shareholders............................... 110
  Voting Requirements...................................................... 110
  Rights of Dissenting Shareholders........................................ 111
  Inspection of Shareholder List........................................... 111
  Dividends................................................................ 112
  Bylaws................................................................... 112
  Transactions Involving Officers or Directors............................. 112
  Filling Vacancies on the Board of Directors.............................. 113
  Limitation of Liability Of Directors..................................... 113
  Business Combinations/Reorganizations.................................... 114
  Shareholder Derivative Suits............................................. 114
COMPARISON OF U.S. AND BRITISH VIRGIN ISLANDS CORPORATE LAWS............... 114
PROPOSAL TO APPROVE AN AMENDMENT TO GEMSTAR'S STOCK INCENTIVE PLAN......... 116
  Summary of the Stock Incentive Plan...................................... 117
ELECTION OF GEMSTAR CLASS II DIRECTORS..................................... 123
  Information Regarding the Gemstar Board.................................. 123
  Information Regarding Gemstar's Compensation of Directors and Officers... 123
RATIFICATION OF GEMSTAR'S INDEPENDENT AUDITORS............................. 124
BRITISH VIRGIN ISLANDS TAXATION............................................ 124
EXCHANGE CONTROLS.......................................................... 124
LEGAL MATTERS.............................................................. 124
EXPERTS.................................................................... 124
FORWARD LOOKING STATEMENTS................................................. 125

                                   APPENDICES

APPENDIX A AGREEMENT AND PLAN OF MERGER
APPENDIX B OPINION OF HAMBRECHT & QUIST
APPENDIX C OPINION OF SMITH BARNEY INC.
APPENDIX D STARSIGHT SIGNIFICANT SHAREHOLDER AGREEMENT
APPENDIX E GEMSTAR SIGNIFICANT SHAREHOLDER AGREEMENT
APPENDIX F COMPANY OPTION AGREEMENT
APPENDIX G PARENT OPTION AGREEMENT
APPENDIX H CALIFORNIA GENERAL CORPORATION LAW--CHAPTER 13 DISSENTERS' RIGHTS
APPENDIX I GEMSTAR'S ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED MARCH
               31, 1996 FILED ON JUNE 10, 1996
APPENDIX J GEMSTAR'S REPORT ON FORM 6-K REGARDING ITS FINANCIAL RESULTS FOR THE
               QUARTER ENDED JUNE 30, 1996 FILED ON OCTOBER 30, 1996
APPENDIX K GEMSTAR'S REPORT ON FORM 6-K REGARDING ITS FINANCIAL RESULTS FOR THE
               QUARTER ENDED SEPTEMBER 30, 1996 FILED ON JANUARY 16, 1997
APPENDIX L GEMSTAR'S REPORT ON FORM 6-K, FILED ON JANUARY 16, 1997, CONTAINING
               FIVE PRESS RELEASES CONCERNING RECENT BUSINESS DEVELOPMENTS
APPENDIX M GEMSTAR'S REPORT ON FORM 6-K, FILED ON MARCH 11, 1997, REGARDING ITS
               FINANCIAL RESULTS FOR THE QUARTER ENDED DECEMBER 31, 1996,
               CERTAIN SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS FOR THE
               THREE-YEAR PERIOD ENDED MARCH 31, 1996 AND VIDEOGUIDE'S FINANCIAL
               STATEMENTS FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1995
APPENDIX N GEMSTAR'S FORM S-8 REGISTRATION STATEMENT WITH RESPECT TO GEMSTAR'S
               1994 STOCK INCENTIVE PLAN, AS AMENDED
APPENDIX O GEMSTAR'S FORM 8-A FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
               PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT
               OF 1934, DATED SEPTEMBER 28, 1995
APPENDIX P STARSIGHT'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED
               DECEMBER 31, 1996
APPENDIX Q STARSIGHT'S REGISTRATION STATEMENT ON FORM 8-A AS DECLARED EFFECTIVE
               BY THE COMMISSION ON JULY 23, 1993 PURSUANT TO SECTIONS 12(b) OR
               12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

  NO PERSON HAS BEEN AUTHORIZED BY GEMSTAR OR STARSIGHT TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GEMSTAR OR STARSIGHT. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

  NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Gemstar and StarSight are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). If the Merger is approved by the respective shareholders of Gemstar and StarSight and subsequently consummated, Gemstar will no longer be deemed a "foreign private issuer," as defined in the Exchange Act, and as a result will no longer be exempted by rule from the proxy and other requirements of Section 14 of the Exchange Act and from the short-swing profit provisions of Section 16 of the Exchange Act. Further, Gemstar will be required to file with the Commission annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K, respectively. The Registration Statement (as defined below), the exhibits and schedules forming a part thereof and the reports and other information filed by Gemstar and StarSight with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, certain of the documents filed by Gemstar and StarSight with the Commission are available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR") at http:\\//www.sec.gov.

  Under the rules and regulations of the Commission, the solicitation of proxies from shareholders of StarSight to approve and adopt the Merger Agreement and the Merger constitutes an offering of Gemstar Ordinary Shares to be issued in connection with the Merger. Accordingly, Gemstar has filed with the Commission, a Registration Statement on Form F-4 under the Securities Act of 1933, as amended (the "Securities Act") with respect to such offering (the "Registration Statement"). This Joint Proxy Statement/Prospectus constitutes the prospectus of Gemstar that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Joint Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected without charge at the regional offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission at the addresses set forth above. The omitted portions of the Joint Proxy Statement/Prospectus may be obtained through EDGAR at http:\\//www.sec.gov.

  Statements made in this Joint Proxy Statement/Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved and each such statement is hereby qualified in its entirety by such reference.

  ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO GEMSTAR AND ITS AFFILIATES HAS BEEN SUPPLIED BY GEMSTAR, AND ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO STARSIGHT AND ITS AFFILIATES HAS BEEN SUPPLIED BY STARSIGHT.

            ADDITIONAL INFORMATION REGARDING GEMSTAR AND STARSIGHT

  Additional information with respect to Gemstar is contained in Appendices I-O attached hereto. For a description of Gemstar's business, see "Item 1-- Description of Business" of Gemstar's Report on Form 20-F for the Fiscal Year Ended March 31, 1996 filed on June 10, 1996, attached hereto as Appendix I ("Gemstar's Form 20-F"). For a description of Gemstar's property, see "Item 2--Description of Property" of Gemstar's Form 20-F. For a description of Gemstar's legal proceedings, see "Item 3--Legal Proceedings" of Gemstar's Form 20-F. For information with respect to exchange controls and other limitations affecting Gemstar security holders, see "Item 6--Exchange Controls and Other Limitations Affecting Security Holders" of Gemstar's Form 20-F. For information with respect to certain anticipated U.S. federal income tax consequences and British Virgin Islands tax consequences of an investment in the Gemstar Ordinary Shares, see "Item 7--Taxation" of Gemstar's Form 20-F. For additional information with respect to Gemstar's selected financial data, see "Item 8--Selected Financial Data" of Gemstar's Form 20-F. For information with respect to Gemstar's financial statements, financial schedules and other financial information, see Gemstar's financial statements and the notes thereto contained in Items 17, 18 and 19 of Gemstar's Form 20-F, the condensed consolidated financial statements and the notes thereto contained in Gemstar's Report on Form 6-K regarding its financial results for the quarter ended June 30, 1996 filed on October 30, 1996, attached hereto as Appendix J, the condensed consolidated financial statements and the notes thereto contained in Gemstar's Report on Form 6-K regarding its financial results for the quarter ended September 30, 1996 filed on January 16, 1997 attached hereto as Appendix K and the consolidated financial statements and the notes thereto, certain supplemental consolidated financial statements for the three-year period ended March 31, 1996 and VideoGuide, Inc.'s financial statements for the three-year period ended December 31, 1995 contained in Gemstar's Report on Form 6-K, filed on March 11, 1997, attached hereto as Appendix M. For Gemstar's management's discussion and analysis of financial condition and results of operations, see "Item 9--Management's Discussion and Analysis of Financial Condition and Results of Operations" of Gemstar's Form 20-F .

  Additional information with respect to StarSight is contained in Appendices P and Q attached hereto. For a description of StarSight's business, see "Item 1--Business" of StarSight's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1996, attached hereto as Appendix P ("StarSight's Form 10-K"). For a description of StarSight's property, see "Item 2--Properties" of StarSight's Form 10-K. For a description of StarSight's legal proceedings, see "Item 3--Legal Proceedings" of StarSight's Form 10-K. For information with respect to StarSight's financial statements, financial schedules and other financial information, see "Item 8--Financial Statements and Supplementary Data" of StarSight's Form 10-K. For information with respect to StarSight's selected financial data, see "Item 6--Selected Financial Data" of StarSight's Form 10-K. For information with respect to StarSight's supplementary financial information, see "Item 8--Financial Statements and Supplementary Data" of StarSight's Form 10-K. For StarSight's management's discussion and analysis of financial condition and results of operations, see "Item 7--Management's Discussion and Analysis of Financial Condition and Results of Operations" of StarSight's Form 10-K. For information with respect to changes in and disagreements with accountants on accounting and financial disclosure, see "Item 9--Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" of StarSight's Form 10-K.

  The following registered and unregistered trademarks owned by Gemstar may be used in the Joint Proxy Statement/Prospectus: VCR Plus+, PlusCode, CallSet, iPlus+, SpotPlus, G Code, INDEX Plus+, Instant Programmer, GUIDE Plus+, Instant Info, ShowView, Control Tower, V-Set and C/3/. The following registered and unregistered trademarks used by StarSight may be used in the Joint Proxy Statement/Prospectus: StarSight, the StarSight logo, StarDesign, and Star Design. This Joint Proxy Statement/Prospectus also includes tradenames and trademarks of companies other than Gemstar and StarSight. The use of any such third-party tradename or trademark herein is in editorial fashion only and of benefit to the owner thereof, with no intentional commercial use or infringement of such tradename or trademark.

                      ENFORCEABILITY OF CIVIL LIABILITIES

  Gemstar is a British Virgin Islands corporation. British Virgin Islands corporations have members as owners instead of shareholders, and all references to the shareholders of Gemstar in this Joint Proxy Statement/Prospectus shall be deemed to refer to Gemstar's members. Certain of Gemstar's directors, officers and controlling shareholders and certain counsel to Gemstar named herein are resident outside of the U.S. All or a substantial portion of the assets of such persons, including Gemstar, may be located outside the U.S. As a result, it may not be possible for investors to effect service of process upon such persons within the U.S. or to realize against them upon judgments of courts of the U.S. predicated upon civil liability provisions of the federal securities laws of the U.S. Gemstar has been advised by its British Virgin Islands counsel, Harney, Westwood & Riegels, that there is doubt as to the enforceability in such jurisdiction, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated upon the federal securities laws of the U.S. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce any judgments in civil and commercial matters, including, judgments under the federal securities laws against Gemstar or such other persons who are not resident in the U.S.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. The summary does not contain a complete description of the terms of the Merger Agreement and the Merger and is qualified in its entirety by reference to the full text of this Joint Proxy Statement/Prospectus and the Appendices hereto. Shareholders are urged to read this Joint Proxy Statement/Prospectus and the Appendices in their entirety.

  Information contained in this Joint Proxy Statement/Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. See "FORWARD LOOKING STATEMENTS." The matters set forth under the caption "RISK FACTORS" in this Joint Proxy Statement/Prospectus constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

INTRODUCTION

  This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Gemstar (the "Gemstar Board") of proxies from holders of Gemstar Ordinary Shares for use at the Gemstar Annual Meeting and in connection with the solicitation by the Board of Directors of StarSight (the "StarSight Board") of proxies from holders of StarSight Common Stock for use at the StarSight Special Meeting.

  At the Meetings, the holders of Gemstar Ordinary Shares will be asked to approve the issuance of Gemstar Ordinary Shares as contemplated by the Merger Agreement and the holders of StarSight Common Stock will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus. At the Gemstar Annual Meeting, the holders of Gemstar Ordinary Shares will also be asked to approve and adopt the Stock Incentive Plan Proposal.

  At the Gemstar Annual Meeting, the holders of Gemstar Ordinary Shares will also be asked to elect Dr. George F. Carrier and Teruyuki Toyama (collectively, the "Director Nominees") to another term as Class II directors. Dr. George F. Carrier was appointed a director of Gemstar in August 1994. Mr. Teruyuki Toyama has been the President and Chief Executive Officer of Overseas Carrier Services Co., Ltd. since 1993 and was appointed a director of Gemstar in August 1994. If elected, each will serve as a director until the 2000 Annual Meeting, subject to the provisions of Gemstar's Amended and Restated Articles of Association.

  At the Gemstar Annual Meeting, the holders of the Gemstar Ordinary Shares will further be asked to ratify the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors for the year ended March 31, 1998.

THE COMPANIES

  Gemstar. Gemstar develops, markets and licenses proprietary technologies and systems that simplify and enhance the viewing and recording of video and television programming. Gemstar has principal subsidiaries located in the United States, the Netherlands, the British Virgin Islands, Hong Kong and Canada.

  Gemstar was organized in April 1992 as a British Virgin Islands corporation and was reorganized in 1995. Gemstar's principal executive offices in the U.S. are located at 135 North Los Robles Avenue, Suite 800, Pasadena, California 91101. Its telephone number is (818) 792-5700.

  StarSight. StarSight designs and markets an easy-to-use and accurate electronic program guide (the "StarSight EPG") for identifying, selecting and recording television programming. StarSight's customers subscribe to the StarSight EPG directly from StarSight, for use with StarSight-capable televisions, VCRs, TVCRs, satellite integrated receiver descramblers ("Satellite Receivers") and stand alone StarSight receivers. The StarSight EPG is currently available to consumers in limited quantities of cable set-top boxes, televisions, VCRs, TVCRs, Satellite Receivers and stand alone StarSight receivers. A limited number of StarSight customers are able to subscribe to the StarSight EPG through service providers such as local cable operators or local telephone companies. In addition, StarSight licenses its intellectual property for non-StarSight-capable products which provide guide features based on StarSight's proprietary technology and patented inventions.

  StarSight was incorporated as InSight Technology Corp. under the laws of California in May 1986. In March 1989, StarSight changed its name to InSight Telecast, Inc. and in June 1993 to StarSight Telecast, Inc. StarSight's principal executive offices are located at 39650 Liberty Street, Third Floor, Fremont, California 94538, and its telephone number is (510) 657-9900.

  Sub. Sub, a California corporation, is a newly-formed, wholly-owned subsidiary of Gemstar formed solely for the purpose of the Merger. Sub has no material assets or liabilities and has not engaged in any material operations since its incorporation. Sub's principal executive offices are located at 135 North Los Robles Avenue, Suite 800, Pasadena, California 91101. Its telephone number is (818) 792-5700.

GEMSTAR'S REASONS FOR THE MERGER

  The Gemstar Board has approved the Merger Agreement, has determined that the Merger is advisable and fair and in the best interests of Gemstar and its shareholders, and recommends that holders of shares of Gemstar Ordinary Shares vote FOR approval of the issuance of Gemstar Ordinary Shares as contemplated by the Merger Agreement.

  In its deliberations with regard to the Merger Agreement and the Merger, the Gemstar Board considered the respective businesses, financial conditions and financial performance of Gemstar and StarSight (the "Companies"), as well as the terms and conditions of the proposed Merger Agreement, and the anticipated accounting and federal tax treatment of the Merger. The Gemstar Board also considered the written opinion by Hambrecht & Quist to the effect that, based upon the facts and circumstances as they existed at the time and subject to the various assumptions and other conditions set forth in such opinion, as of December 22, 1996, the Exchange Ratio was fair from a financial point of view to the holders of Gemstar Ordinary Shares. The Gemstar Board was aware of, and took into consideration, the structure of the Merger and the rights of Gemstar shareholders to consider and vote upon the issuance of Gemstar Ordinary Shares pursuant to the Merger. See "THE PLAN OF MERGER--Reasons for the Merger; Board Recommendations--Gemstar's Reasons for the Merger."

RECOMMENDATION OF GEMSTAR'S BOARD OF DIRECTORS

  The Gemstar Board has approved unanimously the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Gemstar and its shareholders and therefore recommends that holders of Gemstar Ordinary Shares vote FOR approval of the issuance of Gemstar Ordinary Shares as contemplated by the Merger Agreement. A fuller account of the primary factors considered and relied upon by the Gemstar Board in reaching its recommendation are referred to in "THE PLAN OF MERGER--Reasons for the Merger; Board Recommendations--Gemstar's Reasons for the Merger."

  The Gemstar Board further recommends a vote for the Stock Incentive Plan Proposal, a vote for the election of the Director Nominees and a vote for ratification of the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors for the year ending March 31, 1998. See "PROPOSAL TO APPROVE AN AMENDMENT TO GEMSTAR'S STOCK INCENTIVE PLAN," "ELECTION OF GEMSTAR CLASS II DIRECTORS" and "RATIFICATION OF GEMSTAR'S INDEPENDENT AUDITORS."

OPINION OF GEMSTAR'S FINANCIAL ADVISORS

  Hambrecht & Quist has delivered its written opinion to the Gemstar Board, dated December 22, 1996, stating that, as of such date and based upon and subject to certain matters stated therein, the Exchange Ratio of 0.6062 of a share of Gemstar Ordinary Shares for each issued and outstanding share of StarSight Common Stock was fair, from a financial point of view, to the holders of Gemstar Ordinary Shares. The full text of the opinion of Hambrecht & Quist, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Hambrecht & Quist, is attached as Appendix B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. GEMSTAR SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY. Hambrecht & Quist performed certain financial analyses in connection with providing its written opinion to Gemstar's Board. Based on these analyses, StarSight's implied equity value ranged from approximately $55 million to approximately $1,476 billion. See "THE PLAN OF MERGER--Opinions of Financial Advisors Gemstar."

THE GEMSTAR ANNUAL MEETING

  Date, Time and Place. The Gemstar Annual Meeting will be held on May 1, 1997, at 7:00 a.m., California time, at 2-29-18 Nishi-Ikebukuro, Toshima-ku, Tokyo 171, Japan. At the Gemstar Annual Meeting, shareholders of record of Gemstar as of the close of business on March 17, 1997 (the "Gemstar Record Date") will be asked to consider and vote upon a proposal to approve the issuance of Gemstar Shares as contemplated by the Merger Agreement, to approve the Stock Incentive Plan Proposal, to elect Dr. George F. Carrier and Teruyuki Toyama to another term as Class II directors of Gemstar and to ratify the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors for the year ended March 31, 1988.

  Record Date; Shares Entitled to Vote. Holders of record of Gemstar Ordinary Shares on the Gemstar Record Date are entitled to notice of and to vote at the Gemstar Annual Meeting. At the close of business on the Gemstar Record Date, there were outstanding and entitled to vote 31,280,092 shares of Gemstar Ordinary Shares, each holder of which will be entitled to cast one (1) vote for each such share owned on each matter to be acted. See "THE GEMSTAR ANNUAL MEETING--Record Date and Outstanding Shares."

  Gemstar Votes Required. The rules of The Nasdaq National Market require that the Gemstar shareholders approve the issuance of the Gemstar Ordinary Shares pursuant to the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Gemstar Ordinary Shares voted at the Gemstar Annual Meeting in person or by proxy. In the event that the issuance of the Gemstar Ordinary Shares as contemplated by the Merger Agreement is approved by the affirmative vote of the holders of a majority of the shares of Gemstar Ordinary Shares voted at the Gemstar Annual Meeting and the Merger is subsequently challenged, Gemstar may argue that an individual shareholder who voted in favor of approving the issuance of the Gemstar Ordinary Shares is estopped from challenging the issuance of Gemstar Ordinary Shares in the Merger under applicable law. Approval of the Stock Incentive Plan Proposal, the election of Dr. George F. Carrier and Teruyuki Toyama as directors of Gemstar and ratification of the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors also will require the affirmative vote of a majority of the Gemstar Ordinary Shares which are present or represented at the Gemstar Annual Meeting and entitled to vote thereon, are actually voted and were voted. Abstentions and broker non-votes will have no effect on the result, although they will be counted for purposes of determining the presence of a quorum for the conduct of business at the Gemstar Annual Meeting. See "THE GEMSTAR ANNUAL MEETING--Vote Required."

STARSIGHT'S REASONS FOR THE MERGER

  The StarSight Board has approved the Merger Agreement, has determined that the Merger is advisable and fair and in the best interests of StarSight and its shareholders, and recommends that holders of shares of StarSight Common Stock vote FOR approval and adoption of the Merger Agreement and the Merger.

  The StarSight Board's decision to approve the Merger Agreement and the Merger was based, in large part on its assessment that in the competitive environment in which StarSight operates, StarSight would not be able to achieve significant net income for some time. The StarSight Board recognized that StarSight's long-term success and its ability to achieve its business plan may require global reach and broad acceptance by the marketplace. In addition, the StarSight Board considered that the recent value of StarSight reflects the impact of events which have had a short-term positive impact on the price of StarSight Common Stock and that the prospective value of the combined StarSight/Gemstar company might be higher than StarSight on a stand alone basis. Against these considerations the StarSight Board weighed, among other things, the fact that the Exchange Ratio offered a premium to StarSight shareholders. Based on the last reported sale price of Gemstar Ordinary Shares on the Nasdaq National Market on December 20, 1996, the last trading day before the announcement of the proposed Merger, the Exchange Ratio would result in a per share purchase price for StarSight Common Stock of $10.46, representing a premium of approximately $1.59 per share to the last reported sale price per share of StarSight Common Stock on such date. Based on the last reported sale price of Gemstar Ordinary Shares on April 11, 1997, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus for which information was obtainable, the Exchange Ratio would result in a per share purchase price for StarSight Common Stock of $8.49, representing a premium of approximately $0.87 per share to the last reported sale price per share of StarSight Common Stock on such date. See "MARKET PRICE AND DIVIDENDS." In addition, because the consideration was stock in the ongoing enterprise combining StarSight and Gemstar, the StarSight Board considered that StarSight's shareholders may have the opportunity to benefit from any synergies to be achieved by such combination, including those resulting from the combination of the intellectual property portfolios and the complimentary nature of the companies' operations. StarSight's management advised the StarSight Board that such synergies may be significant. StarSight's managment did not, however, attempt to quantify such synergies. Further, there can be no assurance that such synergies will actually be achieved. See "THE PLAN OF MERGER--Reasons for the Merger; Board Recommendations--StarSight's Reasons for the Merger" and "--Recommendation of StarSight's Board of Directors."

RECOMMENDATION OF STARSIGHT'S BOARD OF DIRECTORS

  The StarSight Board has approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, StarSight and its shareholders and therefore recommends that holders of StarSight Common Stock vote FOR approval and adoption of the Merger Agreement and the Merger. Two directors, James Meyer and Jacques Thibon, recused themselves from discussions or votes by the StarSight Board with respect to a transaction with Gemstar due to a possible conflict of interest resulting from their positions as directors or officers of Thomson multimedia S.A. ("Thomson") or its affiliates and existing business arrangements between Thomson and each of StarSight and Gemstar. As a result, Messrs. Meyer and Thibon did not participate in the StarSight Board's discussion of matters relating to a possible transaction with Gemstar. One StarSight director, John F. Doyle, voted against approval of the Merger Agreement and the Merger. The StarSight Board's decision to approve the Merger Agreement and the Merger was based, in large part on its assessment that in the competitive environment in which StarSight operates, StarSight would not be able to achieve significant net income for some time. The StarSight Board recognized that StarSight's long-term success and its ability to achieve its business plan may require global reach and broad acceptance in the marketplace. In addition, the StarSight Board considered that the recent value of StarSight reflects the impact of events which will have only a short-term positive impact on the price of StarSight Common Stock and that the prospective value of the combined StarSight/Gemstar company might be higher than StarSight on a stand alone basis. Against these considerations it weighed, among other things, the fact that the Exchange Ratio offered a premium to StarSight shareholders. Based on the last reported sale price of Gemstar Ordinary Shares on the Nasdaq National Market on December 20, 1996, the last trading day before the announcement of the proposed Merger, the Exchange Ratio would result in a per share purchase price for StarSight Common Stock of $10.46, representing a premium of approximately $1.59 per share to the last reported sale price per share of StarSight Common Stock on such date. Based on the last reported sale price of Gemstar Ordinary Shares on April 11, 1997, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus for which information was obtainable, the

Exchange Ratio would result in a per share purchase price for StarSight Common Stock of $8.49, representing a premium of approximately $0.87 per share to the last reported sale price per share of StarSight Common Stock on such date. See "MARKET PRICE AND DIVIDENDS." In addition, because the consideration was stock in the ongoing enterprise combining StarSight and Gemstar, the StarSight Board considered that StarSight's shareholders may have the opportunity to benefit from any synergies to be achieved by such combination, including those resulting from the combination of the intellectual property portfolios and the complimentary nature of the companies' operations. StarSight's management advised the StarSight Board that such synergies may be significant. StarSight's management did not, however, attempt to quantify such synergies. Further, there can be no assurance that such synergies will actually be achieved. In considering the reports and opinions of StarSight's management with respect to the Merger, the StarSight Board was apprised that such persons could have personal interests in the Merger which may not be identical to the interests of the other shareholders of StarSight. Other than apprising the StarSight Board of such interests, StarSight did not take any other steps with respect to such interests in the consideration of the Merger Agreement and the Merger by the StarSight Board. For certain forward looking financial information regarding Gemstar considered by the StarSight Board and StarSight's financial advisor, see "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION." A fuller account of the primary factors considered and relied upon by the StarSight Board in reaching its recommendation are referred to in "THE PLAN OF MERGER--Reasons for the Merger; Board Recommendations--StarSight's Reasons for the Merger."

OPINION OF STARSIGHT'S FINANCIAL ADVISORS

  Smith Barney has delivered its written opinion, dated December 23, 1996, to the StarSight Board, stating that, as of such date and based upon and subject to certain matters stated therein, the Exchange Ratio of 0.6062 of a share of Gemstar Ordinary Shares for each issued and outstanding share of StarSight Common Stock was fair, from a financial point of view, to the holders of StarSight Common Stock. The full text of the opinion of Smith Barney, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. STARSIGHT SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY. See "THE PLAN OF MERGER--Opinions of Financial Advisors--StarSight."

THE STARSIGHT SPECIAL MEETING

  Date, Time and Place. The StarSight Special Meeting will be held on May 1, 1997 at 7:00 a.m. California time at 3300 Kearney Street, Fremont, California 94538. At the StarSight Special Meeting, shareholders of record of StarSight, as of the close of business on March 17, 1997 (the "StarSight Record Date") will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

  Record Date, Shares Entitled to Vote. Holders of record of StarSight Common Stock at the close of business on the StarSight Record Date are entitled to notice of and to vote at the StarSight Special Meeting. At the close of business on the StarSight Record Date, there were a total of 25,613,145 shares of StarSight Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon.

  StarSight Votes Required. The required quorum for the transaction of business at the StarSight Special Meeting is a majority of the shares of StarSight Common Stock issued and outstanding on the StarSight Record Date. Abstentions and broker non-votes each will be included in determining the number of shares present for purposes of determining the presence of the quorum.

  Pursuant to the California Corporations Code ("CCC") and the Restated Articles of Incorporation of StarSight (the "StarSight Articles of Incorporation"), and the Bylaws of StarSight (the "StarSight Bylaws"), approval of the Merger Agreement and the Merger requires the affirmative vote of at least a majority of the outstanding shares of StarSight Common Stock entitled to vote at the StarSight Special Meeting. It is expected that all of the 14,636,337 shares of StarSight Common Stock (which excludes shares subject to the Stock Options or the Warrants) beneficially owned by directors and executive officers of StarSight and their affiliates at the StarSight Record Date (representing approximately 57.1% of the total number of shares of StarSight Common Stock outstanding at such date) will be voted for approval and adoption of the Merger Agreement. As of the StarSight Record Date, Gemstar and its directors and executive officers and their affiliates beneficially owned none of the outstanding shares of StarSight Common Stock. In the event that the Merger Agreement and the transactions provided for therein, including the Merger, are approved and adopted by the affirmative vote of the holders of a majority of issued and outstanding shares of StarSight Common Stock and the Merger is subsequently challenged, StarSight may argue that an individual shareholder who voted in favor of approving and adopting the Merger Agreement and the transactions provided for therein, including the Merger is estopped from challenging the merger under applicable state law. See "THE STARSIGHT SPECIAL MEETING."

THE MERGER

 General

  Effects of the Merger. The Merger will be consummated as soon as practicable after Gemstar and StarSight shareholder approval and the satisfaction or waiver of the other conditions to consummation of the Merger. Upon consummation of the Merger, StarSight will become a wholly-owned subsidiary of Gemstar. The shareholders of StarSight will become holders of Gemstar's Ordinary Shares (as described below), and their rights will be governed by Gemstar's Memorandum of Association, as amended and restated (the "Memorandum of Association"), and its Articles of Association, as amended and restated (the "Articles of Incorporation"). See "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GEMSTAR AND STARSIGHT."

  Conversion of StarSight Common Stock. Pursuant to the Merger Agreement, as of the Effective Time, (i) each issued and outstanding share of the capital stock of Sub will be converted into and exchanged for one validly issued, fully paid and nonassessable share of StarSight Common Stock, (ii) each share of StarSight Common Stock that is owned by StarSight or by any of StarSight's subsidiaries and each share of StarSight Common Stock that is owned by Gemstar, Sub or any other subsidiary of Gemstar immediately prior to the Effective Time will automatically be cancelled and retired without any conversion thereof and no consideration will be delivered with respect thereto, and (iii) each share of StarSight Common Stock issued and outstanding as of the Effective Time, other than dissenting shares or shares to be cancelled in accordance with (ii) above, will be converted by the Exchange Ratio. A cash payment will be made in lieu of fractional shares of Gemstar Ordinary Shares.

  All shares of StarSight Common Stock converted in the Merger will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive, without interest, shares of Gemstar Ordinary Shares upon surrender of such certificate.

  Treatment of StarSight Stock Options. At the Effective Time, all Stock Options then outstanding under the Stock Option Plan, whether vested or unvested, will be assumed by Gemstar. Accordingly, each Stock Option shall be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Stock Option, the number of shares of Gemstar Ordinary Shares the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full immediately prior to the Effective Time, at a price per share equal to (y) the exercise price per share for the shares of StarSight Common Stock otherwise purchasable pursuant to such Stock Option divided by (z) the Exchange Ratio, with such exercise price per share rounded up to the nearest whole cent. If the Merger Agreement and the Merger are approved by Gemstar shareholders but the Stock Incentive Plan Proposal is not, approval of the Merger Agreement and the Merger will be deemed to constitute approval of the assumption by

Gemstar of the outstanding Stock Options under the StarSight Stock Option Plan as of the Effective Time of the Merger. See "PROPOSAL TO APPROVE AN AMENDMENT TO GEMSTAR'S STOCK INCENTIVE PLAN." This assumption would be on a basis reflecting a conversion of the Stock Options in the Merger into options to purchase Gemstar Ordinary Shares, with appropriate adjustments to the number of shares and the exercise price of the Stock Options as provided in the Merger Agreement. The Stock Options, in these circumstances, would not be issued under the Stock Incentive Plan. See "THE PLAN OF MERGER--Treatment of StarSight Stock Options."

  Treatment of StarSight Warrants. Each Warrant will, in accordance with its terms, become an Adjusted Warrant exercisable for, or exchangeable for a new Warrant (on substantially the same terms) that would be exercisable for the number of shares of Gemstar Ordinary Shares equal to the number of shares purchasable pursuant to the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement multiplied by the Exchange Ratio. The exercise price of any Adjusted Warrant will be an amount equal to the exercise price of the Warrant as of the date of the Merger Agreement divided by the Exchange Ratio. See "THE PLAN OF MERGER--Treatment of StarSight Warrants."

  Exchange of Certificates. As soon as practicable after the Effective Time, Gemstar will mail a letter of transmittal with instructions to all holders of record of StarSight Common Stock and the Warrants as of the Effective Time, for use in surrendering their share certificates and Warrants in exchange for Gemstar Ordinary Shares and a cash payment in lieu of fractional shares. Certificates representing StarSight Common Stock and Warrants should not be surrendered until the letter of transmittal is received. See "THE PLAN OF MERGER--Exchange of Certificates."

 Related Agreements

  Affiliate Agreements. To help ensure that the Merger will be accounted for as a "pooling of interests," the executive officers and directors of Gemstar and StarSight and five percent (5%) shareholders of Gemstar and StarSight have executed agreements (each an "Affiliate Agreement") that prohibit such persons or their respective affiliates from disposing of their shares (i) during the thirty (30) day period prior to the Effective Time and (ii) until Gemstar has publicly released financial results for a period that includes at least thirty
(30) days of combined operations of Gemstar and StarSight. Such persons are not prohibited under the Affiliate Agreements from selling up to 10% of the shares held at the time of the Merger during the aforementioned period (limited in total for all such persons to not more than 1% of StarSight's pre combination outstanding shares) if the requirements of Rule 145 are complied with. Pursuant to such agreements, the StarSight affiliates have also acknowledged the resale restrictions imposed by Rule 145 promulgated under the Securities Act on shares received by them in the Merger. See "THE PLAN OF MERGER--Related Agreements."

  StarSight Significant Shareholder Agreement. In connection with the Merger Agreement, certain significant shareholders of StarSight (collectively, the "StarSight Significant Shareholders") entered into the Company Significant Shareholder Agreement, dated as of December 23, 1996 (the "Company Significant Shareholder Agreement"), with StarSight and Gemstar pursuant to which the StarSight Significant Shareholders agreed to vote or cause to be voted all shares of capital stock of StarSight owned of record, beneficially owned, held in any capacity by, or under control of, any such StarSight Significant Shareholder in favor of the Merger Agreement and the Merger and other transactions provided for or contemplated by the Merger Agreement and against any inconsistent proposals or transactions. As of the date of the StarSight Significant Shareholder Agreement, the StarSight Significant Shareholders own or have an interest in approximately 13,014,060 shares of StarSight Common Stock, representing approximately 51.0% of the outstanding Common Stock of StarSight. In addition, the Company Significant Shareholder Agreement provides that during the period from the date of the Merger Agreement and continuing to the earlier of its termination or the Effective Time, the StarSight Significant Shareholders shall not, and shall not agree to, transfer, pledge or otherwise dispose of any of such shares or interests therein without the express written consent of Gemstar. The Company Significant Shareholder

Agreement terminates on June 30, 1997 unless the Merger Agreement is terminated earlier or extended, in which case, the Company Significant Shareholder Agreement will terminate on the same date as the Merger Agreement. Concurrently with the Company Significant Shareholder Agreement, each StarSight Significant Shareholder executed and delivered an Affiliate Agreement. See "THE PLAN OF MERGER--Related Agreements."

  Gemstar Significant Shareholder Agreement. In connection with the Merger Agreement, certain significant shareholders of Gemstar (collectively, the "Gemstar Significant Shareholders") entered into the Parent Significant Shareholder Agreement, dated as of December 23, 1996 (the "Parent Significant Shareholder Agreement"), with StarSight and Gemstar pursuant to which the Gemstar Significant Shareholders agreed to vote or cause to be voted all shares of Gemstar Ordinary Shares owned of record, beneficially owned, held in any capacity by, or under control of, any such Gemstar Significant Shareholder in favor of the Merger Agreement and the Merger and other transactions provided for or contemplated by the Merger Agreement and against any inconsistent proposals or transactions. As of the date of the Parent Significant Shareholder Agreement, the Gemstar Significant Shareholders own or have an interest in approximately 16,761,722 shares of Gemstar Ordinary Shares, representing approximately 53.6% of the outstanding Gemstar Ordinary Shares. In addition, the Parent Significant Shareholder Agreement provides that during the period from the date of the Merger Agreement and continuing to the earlier of its termination or the Effective Time, the Gemstar Significant Shareholders shall not, and shall not agree to, transfer, pledge or otherwise dispose of any of such shares or interests therein without the express written consent of StarSight. The Parent Significant Shareholder Agreement terminates on June 30, 1997 unless the Merger Agreement is terminated earlier or extended, in which case, the Parent Significant Shareholder Agreement will terminate on the same date as the Merger Agreement. Concurrently with the Parent Significant Shareholder Agreement, each Gemstar Significant Shareholder executed and delivered an Affiliate Agreement. See "THE PLAN OF MERGER--Related Agreements."

  Company Option Agreement. Concurrently with the execution of the Merger Agreement, StarSight and Gemstar entered into a Company Option Agreement, dated as of December 23, 1996 (the "Company Option Agreement"), pursuant to which StarSight granted Gemstar an irrevocable option to purchase up to 5,276,034 shares of StarSight Common Stock at a purchase price of $10.46 per share (the "Company Stock Option"). The Company Stock Option is exercisable, in whole or in part, at any time and from time to time following the occurrence of a Company Purchase Event (as defined below) and prior to termination of the Company Option Agreement. A "Company Purchase Event" means any termination of the Merger Agreement pursuant to Section 7.1(h), (j) or (l) thereof. The Company Stock Option will terminate and be of no further force and effect upon the earliest to occur of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the later to occur of (a) June 23, 1998, (b) the closing date of any Company Takeover Proposal (as such term is defined below) plus 30 days, or (iii) the payment by StarSight and the receipt by Gemstar of a termination fee equal to $15 million (the "Company Termination Fee"); provided, however, that the repurchase and registration rights provisions described below shall terminate in accordance with their respective terms and not when the Company Stock Option terminates. A "Company Takeover Proposal" means any proposal (whether or not in writing and whether or not delivered to StarSight's shareholders generally) regarding (i) a merger, consolidation, purchase of assets (other than purchases of assets or inventory in the ordinary course of business), tender offer, share exchange or other business combination or similar transaction involving StarSight or any of its subsidiaries, (ii) any proposal or offer to acquire in any manner, directly or indirectly, any equity interest in or any voting securities of StarSight or any of its subsidiaries which constitutes 10% or more of the total of such equity interests or voting securities, or a substantial portion of the assets of StarSight or any of its subsidiaries, (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of 10% or more of the then outstanding shares of StarSight's capital stock, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  Upon any Company Purchase Event, or upon the failure of any of the StarSight Significant Shareholders to vote in favor of the Merger at a duly held meeting of StarSight's shareholders or at any adjournment or postponement thereof and, in connection with such vote, the Merger is not approved by the shareholders of StarSight, Gemstar, in lieu of exercising the Company Stock Option, may elect to receive the Company Termination Fee in accordance with the terms of the Merger Agreement. See "THE PLAN OF MERGER--Merger Expenses, Fees and Other Costs."

  If a Company Purchase Event occurs, upon five business days' prior written notice (the "Company Put Notice") to StarSight, Sub will have the right to cause StarSight (or any successor in interest to StarSight by merger, sale of all or substantially all of the assets, or otherwise) to pay, (and StarSight and any such successor, jointly and severally, will be obligated to pay) an aggregate cancellation price (the "Company Cancellation Price") to Sub in consideration for the cancellation of the Company Stock Option. The Company Cancellation Price shall be equal to the product of (x) the number of shares of StarSight Common Stock for which the Company Stock Option remains exercisable multiplied by (y) the excess of (i) the average per share closing price of shares of StarSight Common Stock as quoted on The Nasdaq National Market (or if not then quoted thereon, on such other quotation system or exchange on which the StarSight Common Stock is quoted) for the period of five trading days ending on the trading day immediately prior to the occurrence of the Company Put Notice over (ii) $10.46.

  Subject to certain conditions, if requested by Gemstar at any time and from time to time within three years of the first exercise of the Company Stock Option, StarSight shall use its reasonable best efforts to prepare and file up to two registration statements under the Securities Act if such registration is necessary to permit the sale or other disposition of any or all shares of StarSight Common Stock or other securities that have been acquired by or are issuable to Gemstar upon exercise of the Company Stock Option. In addition, subject to certain conditions, in the event that during such three year period StarSight effects a registration under the Securities Act of any StarSight Common Stock for its own account or for any other shareholders of StarSight (other than on Form S-4 or Form S-8, or any successor form thereto), StarSight shall allow Gemstar to participate in such registration; provided, that Gemstar's participation in such a registration statement shall not satisfy the obligation of StarSight to effect the two registration statements at Gemstar's request as set forth above.

  Parent Option Agreement. Concurrently with the execution of the Merger Agreement, StarSight and Gemstar entered into a Parent Option Agreement, dated as of December 23, 1996 (the "Parent Option Agreement," together with the Company Option Agreement, the "Stock Option Agreements"), pursuant to which Gemstar granted StarSight an irrevocable option to purchase up to 6,341,824 shares of Gemstar Ordinary Shares at a purchase price of $17.25 per share (the "Parent Stock Option"). The Parent Stock Option is exercisable, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below) and prior to termination of the Parent Option Agreement. A "Purchase Event" means any termination of the Merger Agreement pursuant to Section 7.1(i), (k) or (m) thereof. The Parent Stock Option will terminate and be of no further force and effect upon the earliest to occur of
(i) the consummation of the transactions contemplated by the Merger Agreement,
(ii) the later to occur of (a) June 23, 1998, (b) the closing date of any Parent Takeover Proposal (as such term is defined below) plus 30 days, or
(iii) the payment by Gemstar and the receipt by StarSight of a termination fee equal to $15 million (the "Parent Termination Fee"); provided, however, that the repurchase and registration rights provisions described below shall terminate in accordance with their respective terms and not when the Parent Stock Option terminates. A "Parent Takeover Proposal" means any proposal (whether or not in writing and whether or not delivered to Gemstar's shareholders generally) regarding (i) a merger, consolidation, purchase of assets (other than purchases of assets or inventory in the ordinary course of business), tender offer, share exchange or other business combination or similar transaction involving Gemstar or any of its subsidiaries, (ii) any proposal or offer to acquire in any manner, directly or indirectly, any equity interest in or any voting securities of Gemstar or any of its subsidiaries which constitutes 10% or more of the total of such equity interests or voting securities, or a substantial portion of the assets of Gemstar or any of its subsidiaries, (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of 10% or more of the then outstanding shares of Gemstar's capital stock, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  Upon any termination of the Merger Agreement pursuant to Section 7.1(i), (k) or (m) thereof, or upon the failure of any of the Gemstar Significant Shareholders to vote in favor of the Merger at a duly held meeting of Gemstar's shareholders or at any adjournment or postponement thereof and, in connection with such vote, the Merger is not approved by the shareholders of Gemstar, StarSight, in lieu of exercising the Parent Stock Option, may elect to receive the Parent Termination Fee in accordance with the terms of the Merger Agreement. See "THE PLAN OF MERGER--Merger Expenses, Fees and Other Costs."

  If a Purchase Event occurs, upon five business days' prior written notice (the "Parent Put Notice") to Gemstar, StarSight will have the right to cause Gemstar (or any successor in interest to Gemstar by merger, sale of all or substantially all of the assets, or otherwise) to pay (and Gemstar and such successor, jointly and severally, will be obligated to pay) an aggregate cancellation price (the "Parent Cancellation Price") to StarSight in consideration for the cancellation of the Parent Stock Option. The Parent Cancellation Price shall be equal to the product of (x) the number of shares of Gemstar Ordinary Shares as to which the Parent Stock Option remains exercisable multiplied by (y) the excess of (i) the average per share closing price of shares of Gemstar Ordinary Shares as quoted on The Nasdaq National Market for the period of five trading days ending on the trading day immediately prior to the occurrence of the Parent Put Notice over (ii) $17.25.

  Subject to certain conditions, if requested by StarSight at any time and from time to time within three years of the first exercise if the Parent Stock Option, Gemstar shall use reasonable best efforts to prepare and file up to two registration statements under the Securities Act if such registration is necessary to permit the sale or other disposition of any or all shares of Gemstar Ordinary Shares or other securities that have been acquired by or are issuable to StarSight upon exercise of the Parent Stock Option. In addition, subject to certain conditions, in the event that during such three year period Gemstar effects a registration under the Securities Act of any Gemstar Ordinary Shares for its own account or for any other shareholders of Gemstar (other than on Form S-4 or Form S-8, or any successor form), Gemstar shall allow StarSight to participate in such registration; provided, that StarSight's participation in such a registration statement shall not satisfy the obligation of Gemstar to effect the two registration statements at StarSight's request as set forth above.

 Interests of Certain Persons in the Merger

  Change of Control/Severance Agreements. StarSight entered into employment agreements with each of Larry W. Wangberg, Chairman and Chief Executive Officer, Martin W. Henkel, Executive Vice President, Chief Financial Officer and Secretary, Brian L. Klosterman, President and Chief Operating Officer, and William Scharninghausen, Chief Accounting Officer, at the time of their initial hiring by StarSight. Each existing employment agreement with StarSight contains provisions for lump sum severance payments that will be triggered by the Merger. In the case of Messrs. Wangberg, Klosterman and Henkel, upon consummation of the Merger, StarSight will make a lump sum payment equal to the executive's base salary, car allowance and guaranteed bonus for the remaining term of such individual's prior employment agreement, totaling approximately $3,385,164, approximately $678,090 and approximately $636,437, respectively. In the case of Mr. Scharninghausen, upon consummation of the Merger, such applicable lump sum cash payment shall be equal to one year of Mr. Scharninghausen's current base salary less applicable withholdings or approximately $123,833. Five other StarSight employees have existing employment agreements with StarSight that contain provisions for lump sum severance payments of an aggregate of approximately $788,960 that will be triggered by the Merger. The amount of the lump sum payment to each of the StarSight executives may vary based on the date of the closing of the Merger and each executive's base salary as of such date. No additional services after the Merger are required to be provided in connection with these payments. In addition, the severance provisions of the existing employment agreements provide that each executive's stock options will accelerate in accordance with the terms of such existing employment agreement. As of March 17, 1997, the number of options subject to acceleration are 383,334, 99,792, 30,313, and 17,015, respectively, for Messrs. Wangberg, Klosterman, Henkel and Scharninghausen. Furthermore, if the benefits to which the executive is entitled pursuant to the severance provisions or otherwise give rise to an excise tax as a result of the application of Section 4999 of the Code, StarSight will be required to pay the executive an amount sufficient to put the executive in the same after-tax position that such executive would have been in had such executive not been required to pay the excise tax. See "THE PLAN OF MERGER--Interests of Certain Persons in the Merger--Employment Agreements."

  In connection with the December 23, 1996 employment agreements of Messrs. Wangberg and Klosterman discussed below and pursuant to two separate letter agreements entered into at the request of StarSight and dated as of December 23, 1996, by and among StarSight and Mr. Wangberg and Mr. Klosterman, Messrs. Wangberg and Klosterman received from StarSight in 1996 certain lump sum cash payments (the "Accelerated Payments") totaling approximately $100,000 and $350,000, respectively, to which they are entitled under their respective existing employment agreements. The payments made in 1996 will be deducted from the lump sum payments Messrs. Wangberg and Klosterman are entitled to receive at the Effective Time. In the event the Merger is not consummated, each of Mr. Wangberg and Mr. Klosterman will seek any available refund or reduction in tax liability and reimburse StarSight in the amount of any tax refund or reduction in liability to which he is entitled with respect to the Accelerated Payments. Whether or not the Merger is consummated, in the event Mr. Wangberg or Mr. Klosterman, as the case may be, becomes liable for any taxes as a result of the Accelerated Payments being paid that would not have been payable had such payments been made immediately after consummation of the Merger, or as a result of any payment made by Mr. Wangberg or Mr. Klosterman, as the case may be, to StarSight pursuant to the letter agreement, StarSight will indemnify Mr. Wangberg or Mr. Klosterman, as the case may be, on an after-tax basis so as to make such executive whole with respect to any tax liability. See "THE PLAN OF MERGER--Interests of Certain Persons in the Merger--Employment Agreements."

  Employment Agreements. StarSight has entered into employment agreements, (the "Executive Employment Agreements") each dated December 23, 1996, with Larry W. Wangberg, Brian L. Klosterman, Martin W. Henkel and William Scharninghausen (collectively, the "StarSight Executives") and the following other employees of
StarSight: Kenneth A. Milnes, Jonathan Orlick, Robert Russman, Daniel Donnelly and Michael Hopkins (such other employees are hereinafter referred to as "StarSight Employees"). All such employment agreements become effective at the Effective Time of the Merger and provide for the employment of such persons for a period (the "Employment Period") of one year for Messrs. Scharninghausen, Milnes, Russman, Hopkins and Donnelly, two years for Messrs. Wangberg and Orlick, three years for Mr. Klosterman and six-months for Mr. Henkel, unless, in each case, the employment agreement is otherwise terminated in accordance with its terms. In addition, each employment agreement provides that the Employment Period shall automatically be renewed unless either of the parties thereto notifies the other of the termination thereof.

  Generally, if StarSight terminates an employment agreement with the StarSight Executives or the StarSight Employees without Cause (as defined below) during the Employment Period, then the affected employee shall be entitled to continue to receive his salary from StarSight (as specified in such employment agreement) for the remainder of such employee's Employment Period. If an employee is terminated for Cause, StarSight shall have no further obligations to pay any salary or other compensation to such employee. The Employment Period will also terminate in the event of the employee's death or disability, and in each such case, StarSight will be required to make certain limited payments. An employee shall be terminated for "Cause" if: (i) the employee has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of StarSight or any affiliated company, or is charged with or convicted of a felony; (ii) the employee refuses or fails to act in accordance with any reasonable direction or order of the StarSight Board; provided that the StarSight Board has given employee written notice of such refusal or failure and the employee fails to comply with such direction or order within thirty days after the date of such notice; or (iii) the employee has engaged in any fraud, embezzlement, misappropriation or similar conduct against StarSight.

  In addition, the employment agreements provide that the employee will not (i) accept any other employment or (ii) engage in any other business activity that is competitive with, or places him in a competing position to that of, StarSight or any affiliated company. In addition, subject to certain conditions, for a period of one year after the termination of the Employment Period, the employee will not for himself or any third party, directly or indirectly, including without limitation, (i) solicit or interfere with any of StarSight's suppliers or customers; (ii) employ, solicit for employment, or recommend for employment any person employed by StarSight, during the period of such person's employment by StarSight and for one year thereafter; or (iii) engage in any business activity that is competitive with StarSight; provided that in no event shall the employee engage in such competitive activities during the period which he continues to receive payments pursuant to the termination provisions of the applicable employment agreement. For the purposes of the employment agreements, "competitive activities" are defined as business activities that are directly competitive with any existing or presently planned business of StarSight on the date of termination, which activity constitutes or is anticipated to constitute more than 15% of the revenues of StarSight.

  The employment agreements with the StarSight Executives and the StarSight Employees also contain standard employee invention and intellectual property confidentiality provisions and severance provisions relating to each such employee's existing employment agreement with StarSight (collectively, the "Prior Employment Agreements"). For a discussion of such severance provisions for the StarSight Executives, see "THE PLAN OF MERGER--Interests of Certain Persons in the Merger."

  Indemnification and Insurance. The Merger Agreement provides that upon the Effective Time, Gemstar will assume all of the obligations of StarSight under StarSight's existing indemnification agreements with each of the directors and officers of StarSight, as such agreements relate to the indemnification of such person for expenses and liabilities arising from facts or events which occurred on or before the Effective Time or relating to the Merger or transactions contemplated by the Merger Agreement. The Merger Agreement also requires the surviving corporation in the Merger or, at Gemstar's discretion, Gemstar to maintain in effect for three years from the Effective Time, policies of directors' and officers' liability insurance for the benefit of the directors and officers of StarSight at the Effective Time containing terms and conditions which are not materially less advantageous to the directors and officers of StarSight than those policies maintained by StarSight at the date of the Merger Agreement, with respect to matters occurring before the Effective Time, to the extent available, and having the maximum available coverage under the current StarSight directors' and officers' liability insurance. In lieu of the purchase of such insurance by the surviving corporation in the Merger or Gemstar, StarSight, with the written consent of Gemstar, may purchase a three-year extended reporting period endorsement under its existing policies of directors' and officers' liability insurance. See "THE PLAN OF MERGER--Interests of Certain Persons in the Merger--Indemnification and Insurance."

  Interests in StarSight Common Stock, Options and Warrants. As of the StarSight Record Date, the executive officers and directors of StarSight or their respective affiliates beneficially owned an aggregate of 15,496,307 shares of StarSight Common Stock (including 859,970 shares of StarSight Common Stock subject to StarSight Options and StarSight Warrants exercisable within 60 days of the date of this Joint Proxy Statement/Prospectus). Based upon the closing sale price of the Gemstar Ordinary Shares on the StarSight Record Date of $14.25, and assuming the exercise of outstanding StarSight Options and StarSight Warrants exercisable within 60 days of the date of this Joint Proxy Statement/Prospectus, the aggregate dollar value of Gemstar Ordinary Shares to be received in the Merger by the executive officers and directors of StarSight and their respective affiliates is approximately $133,862,524. Pursuant to certain plans, options or agreements of StarSight, all Stock Options held by certain directors and executive officers will become immediately exercisable at the Effective Time. See "THE PLAN OF MERGER--Treatment of StarSight Stock Options" and "--Treatment of StarSight Warrants."

REPRESENTATIONS AND COVENANTS OF STARSIGHT

  Under the Merger Agreement, StarSight made a number of representations regarding StarSight's capital structure, operations, financial condition and other matters, including that (i) StarSight is a corporation duly organized, validly existing and in good standing under the laws of California; (ii) StarSight possesses the requisite corporate power and authority to enter into the Merger Agreement and to consummate the Merger; (iii) StarSight does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity; (iv) its authorized capital stock consists of 50,000,000 shares of StarSight Common Stock, no par value, and 5,000,000 shares of StarSight Preferred Stock, no par value; (v) StarSight has filed with the Commission all required reports and forms and other documents and all such documents comply in all material respects with all applicable federal and state securities laws (the "StarSight SEC Documents"); (vi) none of the information supplied by StarSight specifically for inclusion or incorporation by reference in the Registration Statement on Form F-4 (the "Form F-4") or the Joint Proxy Statement/Prospectus contains any untrue statement of a material fact or omits any material fact;
(vii) except as disclosed in the StarSight SEC Documents filed prior to the date of the Merger Agreement, since December 31, 1995, StarSight has conducted its business only in the ordinary course consistent with prior practice; (viii) all pending or threatened litigation and administrative proceedings have been disclosed; (ix) except as disclosed in the StarSight SEC Documents filed prior to the date of the Merger Agreement, StarSight has not adopted or amended in any material respect any of its employee benefit plans, and, except as would not have, in the aggregate, a material adverse effect on StarSight, any and all such plans comply with the Employee Retirement Income Security Act, as amended ("ERISA"); (x) StarSight has timely filed all federal, state, local and foreign tax returns and reports, and all such returns and reports contain accurate and complete information in all material respects; (xi) no excess parachute payment, as that term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), is provided for in any StarSight benefit plan currently in effect; (xii) StarSight has complied with all applicable laws and has in effect all federal, state, local and foreign governmental approvals necessary for it to own, lease or operate its properties and assets; (xiii) except for H. Joseph Horowitz and Smith Barney, no broker or other person is entitled to any fee in connection with the Merger; (xiv) StarSight has received the opinion of Smith Barney to the effect that based upon and subject to certain matters stated therein as of the date of the Merger Agreement, the Exchange Ratio was fair to the holders of StarSight Common Stock from a financial point of view, and a signed copy of such opinion has been delivered to Gemstar; (xv) except for confidential contracts set forth on Schedule 3.1(p)(1) of the Merger Agreement, all material contracts have been disclosed to Gemstar; (xvi) StarSight has good and marketable title to, or valid leasehold interests in, all of its material properties and assets; (xvii) StarSight has not, and to its knowledge none of its affiliates has taken or agreed to take any action that would prevent the Merger from being accounted for as a "pooling of interests"; (xviii) approval of the StarSight shareholders is the only vote of the holders of any class or series of its securities necessary to approve the Merger Agreement; (xix) StarSight is not subject to any noncompetition or similar restriction on its business; and (xx) StarSight owns or possesses adequate and enforceable licenses or other rights to use all patents, trade secrets, trade names, and inventions and processes used in and material to its business.

  StarSight has agreed that during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time StarSight (i) will carry on its business in the ordinary course; (ii) will use all reasonable efforts to preserve its current business organizations; (iii) will keep available the services of its current officers and employees; (iv) will preserve its relationships with customers, suppliers and others having business dealings with StarSight; (v) will confer with Gemstar prior to taking any material actions or making any material management decisions regarding the business of StarSight; and (vi) without Gemstar's prior written consent will not (a) declare dividends or make changes in its stock; (b) except for the issuance of StarSight Common Stock upon the exercise of Stock Options and Warrants outstanding on the date of the Merger Agreement, issue or authorize any new shares of its capital stock; (c) amend the StarSight Articles of Incorporation or Bylaws; (d) acquire or agree to acquire any business or a substantial portion of the assets of any business; (e) mortgage or otherwise encumber or subject to lien or sell any property or assets except in the ordinary course of business; (f) increase the rate or terms of compensation to any of its directors, executive officers or employees other than usual and customary salary increases to non-management employees; (g) change its fiscal year; (h) except for the incurrence of indebtedness which, in the aggregate, does not exceed $250,000, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person; (i) make or agree to make any new capital expenditures which individually exceed $50,000 or which in the aggregate exceed $500,000; (j) make or rescind any express or deemed election relating to taxes; (k) pay, discharge or satisfy any claims or liabilities other than in the ordinary course of business; (l) except in the ordinary course of business, modify, amend, renew or fail to renew any material contract; or (m) authorize any of, or commit or agree to take any of, the foregoing actions.

  THE FOREGOING IS A SUMMARY OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THE MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE ACTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED THEREIN. SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS, IN ITS ENTIRETY.

REPRESENTATIONS AND COVENANTS OF GEMSTAR

  Under the Merger Agreement, Gemstar made a number of representations regarding Gemstar's capital structure, operations, financial condition and other matters, including that (i) Gemstar is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands; (ii) Gemstar possesses the requisite corporate power and authority to enter into the Merger Agreement and to consummate the Merger; (iii) except for the capital stock of its subsidiaries, Gemstar does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity; (iv) Gemstar's authorized capital stock consists of 500,000,000 shares of Gemstar Ordinary Shares, par value $.01 per share, and 50,000,000 preference shares, par value $.01 per share; (v) Gemstar has filed with the Commission all required reports and forms and other documents and all such documents comply in all material respects with all applicable federal and state securities laws (the "Gemstar SEC Documents");
(vi) none of the information supplied by Gemstar specifically for inclusion or incorporation by reference in the Form F-4 or the Joint Proxy Statement/Prospectus contains any untrue statement of a material fact or omits any material fact; (vii) except as disclosed in the Gemstar SEC Documents filed prior to the date of the Merger Agreement, since December 31, 1995, Gemstar has conducted its business only in the ordinary course consistent with prior practice; (viii) all pending or threatened litigation and administrative proceedings have been disclosed; (ix) except as disclosed in the Gemstar SEC Documents filed prior to the date of the Merger Agreement, Gemstar has not adopted or amended in any material respect any of its employee benefit plans, and except as would not have, in the aggregate, a material adverse effect on Gemstar, any and all such plans comply with ERISA; (x) Gemstar has timely filed all federal, state, local and foreign tax returns and reports, and all such returns and reports contain accurate and complete information; (xi) Gemstar has complied with all applicable laws; (xii) except for Hambrecht & Quist and Alex. Brown & Sons Incorporated, no broker or other person is entitled to any fee in connection with the Merger; (xiii) Gemstar has received the opinion of Hambrecht & Quist to the effect that, as of the date of the Merger Agreement, the consideration to be received in the Merger was fair to Gemstar and its shareholders from a financial point of view, and a signed copy of such opinion has been delivered to StarSight; (xiv) except for confidential contracts set forth on Schedule 3.2(o)(1) of the Merger Agreement, all material contracts have been disclosed to StarSight; (xv) Gemstar has good and marketable title to, or valid leasehold interests in, all of its material properties and assets;
(xvi) Gemstar has not, and to its knowledge none of its affiliates has taken or agreed to take any action that would prevent the Merger from being accounted for as a "pooling of interests"; (xvii) approval of the Gemstar Shareholders is the only vote of the holders of any class or series of its securities necessary to approve the Merger Agreement; (xviii) Gemstar is not subject to any noncompetition or similar restriction on its business; (xix) Gemstar owns or possesses adequate and enforceable licenses or other rights to use all patents, trade secrets, trade names, and inventions and processes used in and material to its business; and (xx) Sub was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has engaged in no other business activities.

  Gemstar has agreed that during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, Gemstar will carry on its business in the ordinary course and use all efforts to preserve its relationships with customers, suppliers and others having business dealings with Gemstar. Gemstar has further agreed that it will not, without StarSight's prior written consent: (i) declare, set aside or pay any dividends on its capital stock; (ii) split, combine, reclassify or acquire any of its capital stock or issue any other securities in lieu of its capital stock; (iii) other than the grant of up to 2 million Gemstar Ordinary Shares as stock options, issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance of any shares of its capital stock, voting securities or convertible securities, (iv) amend its Articles of Association, Memorandum of Association or comparable organizational documents; (v) acquire or agree to acquire any business or a substantial portion of the assets of any business which, in the aggregate, has a value in excess of $10,000,000 (vi) mortgage or otherwise encumber or subject to any lien or sell, lease, exchange or otherwise dispose of any of its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice; (vii) change its fiscal year; (viii) except for the incurrence of indebtedness which, in the aggregate, does not exceed $1,000,000, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person; (ix) pay, discharge or satisfy any claims or liabilities other than in the ordinary course of business; or (x) authorize any of, or commit or agree to take any of, the foregoing actions.

  THE FOREGOING IS A SUMMARY OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THE MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE ACTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED THEREIN. SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS, IN ITS ENTIRETY.

CONDITIONS TO THE MERGER

  The obligations of Gemstar and StarSight to consummate the Merger will be subject to the satisfaction of a number of other conditions, including (i) the approval of the issuance of Gemstar Ordinary Shares as contemplated by the Merger Agreement by the Gemstar shareholders and the approval of the Merger Agreement and the transactions contemplated thereby by the StarSight shareholders; (ii) the approval for listing on The Nasdaq National Market of the shares of Gemstar Ordinary Shares issuable to StarSight's shareholders and option and warrant holders pursuant to the Merger Agreement; (iii) the absence of any litigation or proceedings brought by a governmental entity which seeks to enjoin or prohibit the consummation of the Merger; (iv) the declaration by the Commission that the Form F-4 is effective; (v) the absence of any stop orders or proceedings initiated or threatened by the Commission for that purpose with respect to the Form F-4; (vi) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and (vii) the receipt of all authorizations, permits, consents, waivers, orders or approvals that may be required by regulatory authorities.

  Each party's obligations under the Merger Agreement will also be conditioned upon the accuracy in every material respect of the representations and warranties made by the other party, and upon the other party's performance or compliance in all material respects with all agreements and covenants required by the Merger Agreement. Each party's obligations are further conditioned upon
(i) each of Gemstar and StarSight receiving an opinion letter from their respective counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
Section 368(a) of the Code; and (ii) each of Gemstar and StarSight receiving an opinion letter from their respective accounting firms, in form and substance reasonably acceptable to Gemstar and StarSight, regarding the appropriateness of "pooling of interests" accounting treatment under generally accepted accounting principles.

  Gemstar's obligation to consummate the Merger is further conditioned upon StarSight obtaining the consent or approval of each person whose consent or approval will be required in connection with the Merger under all loan or credit agreements, notes, mortgages, indentures, leases, or other agreements or instruments to which it or any of its subsidiaries is a party, except those for consents and approvals which, if not obtained, would not have a material adverse effect on StarSight or Gemstar after the Effective Time. In addition, no event shall have occurred which had a material adverse effect on StarSight, provided however, that the following will not be deemed to have a material adverse effect on StarSight: (A) changes in the prices of StarSight Common Stock traded on The Nasdaq National Market; (B) developments in the litigation between Gemstar and StarSight; and (C) the failure of StarSight to execute a definitive settlement agreement with Scientific Atlanta, Inc. regarding (i) the receipt by StarSight of an outstanding arbitration award, (ii) settlement of pending litigation between StarSight and Scientific-Atlanta, Inc., (iii) the terms of a multi-year license of StarSight's technology to Scientific Atlanta, Inc., and (iv) other related matters.

  StarSight's obligation to consummate the Merger is further conditioned upon there not having occurred, from and including the date of the Merger Agreement, Gemstar obtaining the consent or approval of each person whose consent or approval will be required in connection with the Merger under all loan and credit agreements, notes, mortgages, indentures, leases or other agreements or instruments to which it or any of its subsidiaries is a party, except for consents and approvals whose failure to obtain would not have a material adverse effect on StarSight or Gemstar after the Effective Time, and any event which has had a material adverse effect on Gemstar and its subsidiaries taken as a whole; provided, however, that neither (i) changes or fluctuations in the price of Gemstar Ordinary Shares on The Nasdaq National Market, nor (ii) developments in pending litigation between Gemstar and StarSight will be deemed to have such a material adverse effect.

REGULATORY APPROVALS

  Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger could not be consummated until notifications were given and certain information was furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specific waiting period requirements were satisfied. All applicable waiting periods under the HSR Act regarding the Merger have expired. Accordingly, Gemstar and StarSight have complied with such applicable regulations as they relate to the Merger.

TERMINATION OR AMENDMENT

 Termination

  The Merger Agreement may be terminated by the mutual written agreement of the parties. The Merger Agreement may also be terminated by either party if (i) any governmental entity enjoins or prohibits consummation of the Merger; (ii) the Merger has not occurred by June 30, 1997, provided that if the Merger shall not have been consummated due to the waiting period under the HSR Act not having expired, or due to an action having been instituted by the Antitrust Division or FTC challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to August 31, 1997; (iii) any requisite shareholder approval is not obtained; (iv) the other party breaches any representation, warranty, covenant or other agreement set forth in the Merger Agreement; (v) prior to the consummation of the Merger, StarSight accepts or recommends to its shareholders a Company Superior Proposal (as such term is defined below); or
(vi) prior to the consummation of the Merger, Gemstar accepts or recommends to its shareholders a Parent Superior Proposal (as such term is defined below). The Merger Agreement may be terminated by Gemstar if the StarSight Board fails to recommend, withdraws or modifies adversely its recommendation of the Merger or StarSight fails to comply with its obligations under Section 5.1 of the Merger Agreement following a Company Takeover Proposal. The Merger Agreement may be terminated by StarSight if the Gemstar Board fails to recommend or withdraws or modifies adversely its recommendation of the Merger or Gemstar fails to comply with its obligations under Section 5.1 of the Merger Agreement following a Parent Takeover Proposal. A "Company Superior Proposal" means a written, unsolicited, bona fide Company Takeover Proposal made by a third party that is (based on objective criteria and not on the subjective intent of the acquiror) likely to be consummated and is financially superior to the Merger, as determined in each case in good faith by StarSight's Board after consultation with, and the receipt of an opinion from, StarSight's financial advisors, which shall be of national reputation. A "Parent Superior Proposal" means a written, unsolicited, bona fide Parent Takeover Proposal made by a third party that is likely to be consummated and is financially superior to the Merger as determined in each case in good faith by Gemstar's Board after consultation with, and the receipt of an opinion from, Gemstar's financial advisors, which shall be of national reputation.

  In the event of a termination by Gemstar or StarSight, the Merger Agreement will become void without any liability or obligation on the part of Gemstar, Sub or StarSight, except with respect to the general provisions of Article VIII of the Merger Agreement, and certain other provisions relating to, among other things, the payment of fees and expenses incurred in connection with the Merger and the Merger Agreement and the transactions contemplated by them. If the Merger Agreement is terminated or the Merger is not consummated because
(i) StarSight, prior to the consummation of the Merger, accepts or recommends to its shareholders a Company Superior Proposal, (ii) StarSight fails to recommend or withdraws or modifies adversely its recommendation of the Merger or fails to comply with its obligations under Section 5.1 of the Merger Agreement following a Company Takeover Proposal, (iii) following a Company Takeover Proposal, any approval of the shareholders of StarSight required for the consummation of the Merger is not obtained, or (iv) the Company Significant Shareholders fail to vote in favor of the Merger at a duly held meeting of StarSight's shareholders with the result being that the Merger is not approved by the shareholders of StarSight, StarSight, upon written notice from Gemstar at any time of Gemstar's election to receive the Company Termination Fee in lieu of Gemstar exercising the Company Stock Option (the "Company Termination Fee Notice"), shall immediately pay to Gemstar the Company Termination Fee. Following any termination of the Merger Agreement pursuant to the factors listed above, StarSight shall give Gemstar at least thirty (30) days (and not more than forty-five (45) days) prior written notice of the closing date of any Company Takeover Proposal, and Gemstar, if it elects to receive the Company Termination Fee upon such closing, shall give written notice to StarSight (the "Company Payment Notice") at least five days prior to such closing (which notice shall be effective only upon such closing), and StarSight shall pay the Company Termination Fee upon such closing. If Gemstar has not delivered the Company Payment Notice within such time frame, then upon (and only upon) the closing of the Company Takeover Proposal, Gemstar's right to receive the Company Termination Fee shall terminate. Payment of the Company Termination Fee will not be in lieu of damages incurred in the event of breach of the Merger Agreement.

  If the Merger Agreement is terminated or the Merger is not consummated because (i) Gemstar, prior to the consummation of the Merger, accepts or recommends to its shareholders a Parent Superior Proposal, (ii) Gemstar fails to recommend or withdraws or modifies adversely its recommendation of the Merger or fails to comply with its obligations under Section 5.1 of the Merger Agreement following a Parent Takeover Proposal, (iii) following a Parent Takeover Proposal, any approval of the shareholders of Gemstar required for the consummation of the Merger is not obtained, or (iv) the Parent Significant Shareholders fail to vote in favor of the Merger at a duly held meeting of Gemstar's shareholders with the result being that the Merger is not approved by the shareholders of Gemstar, Gemstar, upon written notice from StarSight at any time of StarSight's election to receive the Parent Termination Fee in lieu of StarSight exercising the Parent Stock Option (the "Parent Termination Fee Notice"), shall immediately pay to StarSight the Parent Termination Fee. Following any termination of the Merger Agreement pursuant to the factors listed above, Gemstar shall give StarSight at least thirty (30) days (and not more than forty-five (45) days) prior written notice of the closing date of any Parent Takeover Proposal, and StarSight, if it elects to receive the Parent Termination Fee upon such closing, shall give written notice to Gemstar (the "Parent Payment Notice") at least five days prior to such closing (which notice shall be effective only upon such closing), and Gemstar shall pay the Parent Termination Fee upon such closing. If StarSight has not delivered the Parent Payment Notice within such time frame, then upon (and only upon) the closing of the Parent Takeover Proposal, StarSight's right to receive the Parent Termination Fee shall terminate. Payment of the Parent Termination Fee will not be in lieu of damages incurred in the event of breach of the Merger Agreement.

 Amendment

  The Merger Agreement may be amended prior to the Effective Time by the parties at any time before or after approval by the StarSight shareholders, except that, after such approval, no amendment may be made that by law requires the further approval of the shareholders of StarSight or Gemstar. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of Gemstar and StarSight.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Based upon opinions of tax counsel, which opinions rely upon certain customary factual assumptions and representations, the Merger will qualify as a tax-free reorganization for federal income tax purposes, so that except as described in the following sentence, no gain or loss will be recognized by the StarSight shareholders on the exchange of StarSight Common Stock for Gemstar Ordinary Shares, except to the extent that StarSight shareholders receive cash in lieu of fractional shares or upon exercise of dissenters rights. A StarSight shareholder who is a United States person (as defined in Section 7701(a)(30) of the Code) owning at least 5% of the Gemstar Ordinary Shares after the Merger (taking into account the constructive ownership rules of Section 958 of the Code) (a 5% Shareholder) will recognize gain under Section 367 (a) of the Code with respect to the StarSight Common Stock exchanged in the Merger at the Effective Time unless such 5% Shareholder enters into a five-year "gain recognition agreement" with the United States Internal Revenue Service. StarSight shareholders are urged to consult their own tax advisors regarding the specific tax consequences to them of the Merger, including the applicable federal, state, local and foreign tax consequences of the Merger to them in their particular circumstances. See "THE PLAN OF MERGER--Certain Federal Income Tax Matters."

ACCOUNTING TREATMENT

  The Merger is intended to be treated as a pooling of interests for accounting purposes. As a condition to each party's obligation to consummate the Merger, Gemstar and StarSight shall have received from KPMG Peat Marwick LLP, as independent auditors of Gemstar, and Deloitte & Touche LLP, as independent auditors of StarSight, on the Closing Date, letters, dated as of such date, in form and substance reasonably acceptable to Gemstar and StarSight regarding the appropriateness of pooling-of-interests accounting treatment under generally accepted accounting principles. StarSight has agreed to use commercially reasonable efforts to cause its independent auditors, Deloitte & Touche LLP, to cooperate fully with KPMG Peat Marwick LLP in connection with the delivery to Gemstar of such letter. See "THE PLAN OF MERGER--Accounting Treatment."

MERGER EXPENSES AND OTHER COSTS

  Except for the termination fees set forth in Section 7.5 of the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses; except that those expenses, other than attorneys' and accountants' fees and expenses, incurred in connection with printing the Joint Proxy Statement/Prospectus, as well as the filing fee relating to the Joint Proxy Statement/Prospectus paid to the Commission, will be shared equally by Gemstar and StarSight. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION"; "THE PLAN OF MERGER-- Conditions to the Merger" and "--Termination."

DISSENTERS' RIGHTS

  Pursuant to the terms of the Merger Agreement, if holders of at least 5% of the outstanding shares of StarSight Common Stock have exercised dissenters' rights in connection with the Merger under Sections 1300-1312 of the California General Corporation law ("Section 1300"), any holder of StarSight Common Stock may exercise dissenters' rights by voting against the Merger and following the procedures set forth in Section 1300. If the holders of shares representing at least 5% of the outstanding shares of StarSight's Common Stock do not exercise dissenters' rights, then only a holder of StarSight's Common Stock with respect to which there exists a restriction on transfer imposed by StarSight or by any law or regulation will be so entitled.

  A STARSIGHT SHAREHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS MUST VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER AT THE STARSIGHT SPECIAL MEETING. HOWEVER, VOTING AGAINST THE MERGER AGREEMENT AND THE MERGER WILL NOT, IN AND OF ITSELF, BE SUFFICIENT NOTICE OF SUCH SHAREHOLDERS' INTENTION TO DISSENT. RATHER, ANY STARSIGHT SHAREHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS MUST COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 1300. SEE "DESCRIPTION OF STARSIGHT CAPITAL STOCK--DISSENTERS' RIGHTS" AND THE FULL TEXT OF SECTION 1300, A COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX H AND IS INCORPORATED HEREIN BY REFERENCE.

PROPOSAL TO APPROVE AN AMENDMENT TO GEMSTAR'S STOCK INCENTIVE PLAN

  Gemstar's Stock Incentive Plan, as amended, was adopted by the Gemstar Board in 1994, revised in 1995 in connection with Gemstar's initial public offering and further revised in 1996 (subject to shareholder approval) principally to enable the assumption of options (and their conversion) in the Merger. Shareholders previously approved the Stock Incentive Plan and the 1995 amendment. The Stock Incentive Plan authorized 5,600,000 Gemstar Ordinary Shares for issuance; as of December 23, 1996, 637,833 Gemstar Ordinary Shares remained available for issuance under the Plan, with no additional shares available because of expiration or termination of options outstanding on that date.

  On December 22, 1996, the Gemstar Board approved, subject to shareholder approval, an amendment to the Stock Incentive Plan which would increase the number of shares reserved for issuance under the Stock Incentive Plan by 3,500,000 Gemstar Ordinary Shares. At the Gemstar Annual Meeting, the Gemstar shareholders will be requested to approve the amendment.

  The Gemstar Board believes that it is in Gemstar's best interest to increase the number of shares reserved for issuance under the Stock Incentive Plan in order to provide for sufficient shares to accommodate the assumption of the StarSight Stock Options in accordance with the terms of the Merger Agreement, if the Merger Agreement and Merger are approved. If the Merger Agreement is approved and adopted, each StarSight Stock Option outstanding immediately prior to the Effective Time under the Stock Option Plan which has not been exercised in accordance with its terms, will be assumed by Gemstar on a converted basis so that each Stock Option will be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under the StarSight Stock Option, the number, rounded down to the nearer whole integer, of full shares of Gemstar Ordinary Shares that the holder of the StarSight Stock Option would have been entitled to receive pursuant to the Merger had the holder exercised the StarSight Stock Option in full, including unvested shares, immediately prior to the Effective Time, at a price per share equal to (y) the exercise price per share for the shares of StarSight Common Stock otherwise purchasable pursuant to such Stock Option divided by (z) the Exchange Ratio, with such exercise price per share rounded up to the nearer whole cent. Accordingly, assuming that the consummation of the Merger and the conversion of all of the StarSight Stock Options under the Stock Option Plan as of December 23, 1996 are converted in the Merger, Gemstar will need approximately 1,394,000 additional shares of Gemstar Ordinary Shares for issuance under the Stock Incentive Plan to accommodate the assumption of the StarSight Stock Options.

  The Gemstar Board also believes that the additional shares, approximately 2,106,000 shares, authorized by the amendment are advisable in order that Gemstar may continue to provide incentives to its key employees and other eligible person through the opportunity to purchase Gemstar Ordinary Shares under the Stock Incentive Plan. The Gemstar Board believes that in order to attract and incentivize these persons to exert maximum efforts for the success of Gemstar, it is necessary to continue to grant rights to purchase Gemstar Ordinary Shares to them. Accordingly, the Gemstar Board recommends that the Gemstar shareholders ratify and approve the Stock Incentive Plan amendment.

  If the Merger is not consummated but the Gemstar shareholders have approved the Stock Incentive Plan Amendment, the Gemstar Board will make all necessary amendments to the Stock Incentive Plan to reflect an increase in the number of Gemstar Ordinary Shares available under the Stock Incentive Plan by 2,000,000 shares only. If the Merger Agreement and the Merger are approved by Gemstar shareholders but the Gemstar Stock Incentive Plan Proposal is not, approval of the Merger Agreement and the Merger will be deemed to constitute approval of the assumption by Gemstar of the outstanding Stock Options under the StarSight Stock Option Plan as of the Effective Time of the Merger. See "PROPOSAL TO APPROVE AN AMENDMENT TO GEMSTAR'S STOCK INCENTIVE PLAN." This assumption would be on a basis reflecting a conversion of the Stock Options in the Merger into options to purchase Gemstar Ordinary Shares, with appropriate adjustments to the number of shares and the exercise price of the Stock Options as provided in the Merger Agreement. The Stock Options, in these circumstances, would not be issued under the Stock Incentive Plan.

ELECTION OF GEMSTAR'S CLASS II DIRECTORS

  Gemstar's Amended and Restated Articles of Association provide that the Gemstar Board shall consist of at least three but not more than 15 persons. Currently there are seven directors. The directors are divided into three classes, as nearly equal as possible, and each class has a staggered three year term. The terms of office of directors in Class I, Class II and Class III end following the annual meetings in 1999, 1997 and 1998, respectively. At the 1997 Annual Meeting, shareholders will elect two Class II directors to hold office until the 2000 Annual Meeting, subject to the provisions of Gemstar's Amended and Restated Articles of Association. The Gemstar Board has recommended Dr. George F. Carrier and Mr. Teruyuki Toyama for election as Directors of Gemstar. Their election will require the affirmative vote of a simple majority of the shareholders present and voting. For the purpose of electing directors, each shareholder is entitled to one vote for each Gemstar Ordinary Share held. See "ELECTION OF GEMSTAR CLASS II DIRECTORS."

RATIFICATION OF GEMSTAR'S INDEPENDENT AUDITORS

  The selection of the independent auditors for the year ended March 31, 1998 is being submitted to the Gemstar shareholders for ratification. The Gemstar Board has appointed KPMG Peat Marwick LLP to serve as Gemstar's independent auditors for the year ended March 31, 1998, subject to ratification by the holders of a majority of the Gemstar Ordinary Shares represented at the Gemstar Annual Meeting. See "RATIFICATION OF GEMSTAR'S INDEPENDENT AUDITORS."

                      SELECTED HISTORICAL FINANCIAL DATA

  The following selected financial information for Gemstar for the five years ended March 31, 1996, and for StarSight for the years ended December 31, 1996 and 1995, six months ended December 31, 1994, and twelve months ended June 30, 1994 and 1993 have been derived from the audited financial statements of Gemstar and StarSight, respectively.

  On December 12, 1996, Gemstar completed its merger with VideoGuide which has been accounted for under the pooling of interests method. As a result, the historical financial information for Gemstar has been restated for the merger of VideoGuide in Gemstar's supplemental consolidated financial statements for all periods presented.

  The summary historical financial data of Gemstar presented below as of December 31, 1996 and for the nine months ended December 31, 1995 and 1996 have been derived from unaudited financial statements of Gemstar. The unaudited financial statements reflect all material adjustments, consisting of normal recurring adjustments which management considers necessary for a fair presentation of such data. The summary historical financial data for StarSight presented below as of December 31, 1996 and for the twelve months ended December 31, 1995 and 1996 have been derived from audited financial statements of StarSight. The data set forth below should be read in conjunction with the consolidated financial statements, related notes and other financial information, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in Gemstar's Annual Report on Form 20-F for the fiscal year ended March 31, 1996, Gemstar's quarterly reports on Form 6-K, Gemstar's supplemental consolidated financial statements for the three-year period ended March 31, 1996 and VideoGuide's financial statements for the three-year period ended December 31, 1995 on Form 6-K, StarSight's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

               GEMSTAR SELECTED HISTORICAL FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                                                      NINE MONTHS
                                  YEAR ENDED MARCH 31,             ENDED DECEMBER 31,
                         ----------------------------------------  --------------------
                          1992    1993    1994    1995     1996      1995       1996
                         ------  ------  ------- ------- --------  ---------  ---------
                                                                       (UNAUDITED)
Historical Statement of
 Operations Data:
  Revenues.............. $  677  $9,189  $27,025 $41,744 $ 53,869  $  36,379  $ 46,072
  Earnings (loss) from
   operations (a)....... (2,922)     74    5,983   7,675  (23,411)   (27,713)   11,273
  Earnings (loss) from
   continuing operations
   before income taxes.. (2,853)    156    6,769   8,371  (21,335)   (26,396)   14,418
  Earnings (loss) from
   continuing
   operations........... (2,895)   (263)   4,531   4,690  (26,832)   (29,592)    9,298

                                          MARCH 31,
                           --------------------------------------- DECEMBER 31,
                            1992    1993    1994    1995    1996       1996
                           ------- ------- ------- ------- ------- ------------
                                                                   (UNAUDITED)
Historical
Balance Sheet Data:
  Working capital......... $15,927 $22,654 $20,834 $ 1,761 $21,980   $31,099
  Total assets............  20,092  27,612  42,157  23,626  80,597    87,195
  Debt....................     --      --    9,812     --      --        --
  Shareholders'
   equity (b).............  12,113  19,137  23,466   5,737  26,320    43,523

              STARSIGHT SELECTED HISTORICAL FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                         YEAR ENDED JUNE    SIX MONTHS
                               30,            ENDED     YEAR ENDED DECEMBER 31,
                         ----------------  DECEMBER 31, ------------------------
                          1993     1994      1994(C)       1995         1996
                         ------  --------  ------------ -----------  -----------
Historical Statement of
 Operations
 Data:
  Revenues (e).......... $  --   $    --     $     70   $     1,913  $     8,698
  Loss from operations.. (9,855)  (22,231)    (21,071)      (32,354)     (25,761)
  Loss before cumulative
   effect of accounting
   change (d)........... (9,687)  (20,555)    (20,261)      (31,780)     (25,049)

                                       JUNE 30,          DECEMBER 31,
                                    --------------- -----------------------
                                     1993    1994    1994    1995    1996
                                    ------- ------- ------- ------- -------
Historical Balance Sheet Data:
  Working capital.................. $23,900 $36,422 $23,939 $ 3,914 $15,603
  Total assets.....................  28,037  56,695  40,831  16,333  35,031
  Debt.............................      83      43     --      --      --
  Shareholders' equity.............  25,366  52,767  34,179   8,343   9,838

             See Notes to Selected Historical Financial Information

              NOTES TO SELECTED HISTORICAL FINANCIAL INFORMATION

(a) Fiscal 1995 continuing operations of Gemstar included nonrecurring expenses of $1.7 million consisting of professional fees and related costs associated with Gemstar's initial public offering that were incurred prior to the October 1994 postponement of the offering. Fiscal 1996 continuing operations of Gemstar included nonrecurring expenses of $19.5 million for inventory related losses.

(b) Cash dividends of $0.11, $0.29, and $0.18 per Gemstar Ordinary Share were declared in the fiscal years ended March 31, 1993, 1994 and 1995.


(c) Effective January 1, 1995 StarSight changed its fiscal year from June 30 to December 31.

(d) Effective July 1, 1994 StarSight changed its method of accounting to expense legal costs incurred in connection with patent infringement litigation.

(e) StarSight operated as a development stage company from May 12, 1986 (inception) until December 31, 1994.

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

  The following summary unaudited pro forma condensed combined financial data should be read in conjunction with the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this Proxy Statement/Prospectus.

  The pro forma financial information assumes the Merger occurred on the first day of the earliest period presented.

  StarSight had a different fiscal year-end than Gemstar. Effective January 1, 1995, StarSight changed its fiscal year end from June 30 to December 31. StarSight's results for the nine months ended December 31, 1996, were conformed for the purposes of the respective unaudited pro forma financial information for the nine months ended December 31, 1996. StarSight's results for the twelve months ended December 31, 1995, 1994 and 1993 were combined with the results of Gemstar for the years ended March 31, 1996, 1995 and 1994, respectively. Accordingly, StarSight's results of operations for the three months ended March 31, 1996 have been excluded from the unaudited pro forma condensed combined statements of operations.

    SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF
                             GEMSTAR AND STARSIGHT
                                 (IN THOUSANDS)

                                                                   NINE MONTHS
                                         YEAR ENDED MARCH 31,         ENDED
                                       --------------------------  DECEMBER 31,
                                        1994     1995      1996        1996
                                       -------  -------  --------  ------------
Statement of Operations Data:
  Revenues............................ $27,025  $41,814  $ 55,782    $53,524
  Loss from operations................  (9,661) (25,980)  (55,765)    (7,599)
  Loss from continuing operations
   before income taxes................  (7,961) (23,589)  (53,115)    (3,868)
  Loss from continuing operations..... (10,199) (27,270)  (58,612)    (8,988)

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
Balance Sheet Data:
  Working capital..................................................   $ 46,702
  Total assets.....................................................    122,226
  Shareholders' equity.............................................     53,361

                          COMPARATIVE PER SHARE DATA

  The following table sets forth the historical earnings and book value per share of Gemstar and StarSight. The unaudited pro forma combined information is based on the historical financial statements of StarSight and the supplemental financial statements of Gemstar as applicable (see "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS"), as adjusted to reflect consummation of the Merger under the pooling of interests method. The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements of Gemstar and StarSight including notes thereto, incorporated herein by reference, and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this Joint Proxy Statement/Prospectus.

                                                                  NINE MONTHS
                                                                     ENDED
                                     YEAR ENDED MARCH 31,         DECEMBER 31,
                                --------------------------------  -------------
                                 1992   1993  1994  1995   1996    1995   1996
                                ------  ----- ----- ----- ------  ------  -----
                                                                  (UNAUDITED)
Historical--Gemstar:
  Earnings (loss) from
   continuing operations per
   share....................... $(0.10) $0.01 $0.16 $0.17 $(0.85) $(0.95) $0.28
  Book value per share.........   0.52   0.81  0.99  0.24   0.85    0.76   1.39

                                    YEAR ENDED      SIX MONTHS   YEAR ENDED
                                     JUNE 30,         ENDED     DECEMBER 31,
                                   --------------  DECEMBER 31, --------------
                                    1993    1994       1994      1995    1996
                                   ------  ------  ------------ ------  ------
Historical--StarSight:
  Loss from continuing operations
   per share...................... $(0.70) $(1.08)    $(1.03)   $(1.50) $(1.01)
  Book value per share............   3.25    2.58       1.63      0.38    0.38

                                                                  NINE MONTHS
                                                                     ENDED
                                                                  DECEMBER 31,
                                          YEAR ENDED MARCH 31,        1996
                                          ----------------------  ------------
                                           1994    1995    1996
                                          ------  ------  ------  (UNAUDITED)
Pro forma combined earnings (loss) from
 continuing operations per share:
  Per Gemstar share...................... $(0.27) $(0.67) $(1.32)    $0.18
  Equivalent per StarSight share(1)...... (0.16)  (0.41)  (0.80)      0.11
Pro forma combined book value per share:
  Per Gemstar share......................                 $ 0.77     $1.14
  Equivalent per StarSight share(1)......                   0.47      0.69

--------

(1) Represents the equivalent of one (1) share of StarSight Common Stock. Information calculated by multiplying the pro forma Gemstar information by the Exchange Ratio (0.6062).

                                 RISK FACTORS

  The following factors should be considered carefully by each Gemstar and StarSight shareholder in connection with voting upon the Merger Agreement and the transactions contemplated thereby. The following discussion contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. See "FORWARD LOOKING STATEMENTS." The matters set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

INTEGRATION OF THE BUSINESSES

  The Merger involves the integration of two companies that have previously operated independently. Among the factors considered by the Gemstar Board and the StarSight Board in connection with their respective approval of the Merger Agreement and the Merger were the opportunities for efficiencies that could result from the Merger. No assurance can be given that difficulties will not be encountered in integrating the operations of StarSight and Gemstar or that the benefits expected from such integration will be realized. There can be no assurance that either company will retain its key personnel, that the engineering teams of Gemstar and StarSight will successfully cooperate and realize any technological benefits or that Gemstar will realize any of the other anticipated benefits of the Merger. In addition, the announcement and consummation of the Merger could cause customers and potential customers of Gemstar and StarSight to delay or cancel orders for products as a result of customer concerns and uncertainty over product evolution, integration and support of the combined company's products. Such a delay or cancellation of orders could have a material adverse effect on the business, operating results or financial condition of either or both of Gemstar or StarSight.

  The risks and difficulties associated with integrating Gemstar and StarSight will be increased as a result of Gemstar's recent acquisition of VideoGuide. On December 12, 1996, G/V Acquisition Subsidiary, a wholly-owned Delaware subsidiary of Gemstar, was merged with and into VideoGuide, whereby, among other things, VideoGuide survived the merger and became a wholly-owned subsidiary of Gemstar (the "VideoGuide Merger"). Similar to the Merger between Gemstar and StarSight, the VideoGuide Merger involved the integration of two companies that previously operated independently. Gemstar and VideoGuide have only recently begun the process of attempting to integrate their operations, and no assurance can be given that difficulties will not be encountered. Any delays or unexpected costs in connection with such integration could have a material adverse effect on Gemstar's or StarSight's business, financial condition or operating results. Moreover, the anticipated benefits of the Merger may not be achieved unless the operations of VideoGuide are successfully integrated with those of Gemstar and StarSight. The transition to a combined company involving Gemstar, StarSight and VideoGuide will require integration of the companies' product offerings and coordination of the companies' research and development and sales and marketing efforts. The difficulties of such assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining three different corporate cultures. In addition, the process of integrating Gemstar, VideoGuide and StarSight will require substantial attention from management and could cause the interruption of, or a loss of momentum in, the business activities of Gemstar or StarSight, which could have an adverse effect on their combined operations. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA."

RISKS ASSOCIATED WITH FIXED EXCHANGE RATIO

  As a result of the Merger, each outstanding share of StarSight Common Stock will be converted into the right to receive 0.6062 of a share of Gemstar Ordinary Shares. The Merger Agreement does not provide for adjustment of the Exchange Ratio based on fluctuations in the price of Gemstar Ordinary Shares. Because the Exchange Ratio is fixed and will not increase or decrease due to fluctuations in the market price of either

StarSight Common Stock or Gemstar Ordinary Shares, StarSight shareholders will not be compensated for decreases in the market price of Gemstar Ordinary Shares which could occur before the Effective Time. In the event that the market price of Gemstar Ordinary Shares decreases or increases prior to the Effective Time, the market value at the Effective Time of the Gemstar Ordinary Shares to be received by StarSight shareholders in the Merger would correspondingly decrease or increase. The market prices of Gemstar Ordinary Shares and StarSight Common Stock as of a recent date are set forth herein under "Markets Price and Dividends." StarSight shareholders are advised to obtain recent market quotations for Gemstar Ordinary Shares and StarSight Common Stock. The Gemstar Ordinary Shares and the StarSight Common Stock historically have been subject to substantial price volatility. No assurance can be given as to the market prices of Gemstar Ordinary Shares or StarSight Common Stock at any time before the Effective Time or as to the market price of Gemstar Ordinary Shares at any time thereafter. See "RISK FACTORS-- Volatility."

SUBSTANTIAL EXPENSES RESULTING FROM THE MERGER

  The negotiation and implementation of the Merger will result in aggregate pre-tax expenses to Gemstar and StarSight of approximately $11 million to $12 million. The restructuring charge, before estimated tax benefits, primarily relates to costs associated with combining the operations of the two companies and includes contractual payments due to certain employees aggregating to approximately $5.7 million, including approximately $3.4 million to Larry W. Wangberg (of which amount $100,000 was paid by StarSight in 1996), $678,090 to Brian L. Klosterman (of which amount $350,000 was paid by StarSight in 1996), $636,437 to Martin W. Henkel, approximately $123,833 to William Scharninghausen and approximately $788,960 to five other StarSight employees, and fees of financial advisors, attorneys and accountants of approximately $5.7 million. Although the companies do not believe that the costs will exceed the aforementioned range, there can be no assurance that the companies' estimate is correct or that unanticipated contingencies will not occur that will substantially increase the costs of combining the operations of the two companies. In any event, costs associated with the Merger will negatively impact results of operations in the quarter ending March 31, 1997.

HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

  StarSight has experienced significant operating losses since inception and negative cash flows from operating activities and anticipates that substantial losses and substantial negative cash flow from operating activities will continue in the future. As a result of incurring significant expenses in its development and operating activities without generating significant revenues, as of December 31, 1996, StarSight had an accumulated deficit of $115,735,000. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA." There can be no assurance that significant revenues will ever be achieved or that StarSight will ever be able to achieve revenues in excess of expenses. StarSight's ability to increase revenues and achieve profitability will depend upon sales of the StarSight EPG and the licensing of StarSight's intellectual property.

FLUCTUATIONS IN OPERATING RESULTS

  The combined company's future operating results could be subject to significant fluctuations, particularly on a quarterly basis. The combined quarterly operating results may fluctuate due to numerous factors. Some of these factors include significant changes or developments in the interactive information services industry and in the development of consumer electronics products and services and their market acceptance.

SEASONALITY AND VARIABILITY OF RESULTS

  Gemstar experiences variability in its revenues and operating results on a quarterly basis as a result of many factors. Most importantly, as manufacturers have incorporated VCR Plus+ technology into an increasing number of models, Gemstar's license revenues have displayed a seasonality typical of those of consumer electronics products manufacturers. Shipments by manufacturers of VCRs and televisions in general, and therefore VCRs and televisions incorporating the VCR Plus+ technology, tend to be higher in the third and fourth calendar quarters, or Gemstar's second and third fiscal quarters. However, because Gemstar generally receives license revenues within 90 days after the end of the quarter in which the VCR or television incorporating its technology is shipped, licensing revenues are typically higher during Gemstar's third and fourth quarters. In addition, manufacturers' shipments vary from quarter to quarter depending on a number of factors, including retail inventory levels and retail promotional activities. As a result, Gemstar may experience variability in its quarterly license revenues affecting period to period comparability and performance. Gemstar's license revenues are also affected by the volume of shipments by manufacturers. Gemstar's license agreements provide for volume discounts based on the shipment volume in each calendar year by a given manufacturer, which can lower the average per unit license fee for a manufacturer over the course of a year. Gemstar has experienced declining average per unit VCR Plus+ license fees and expects this trend to continue. Gemstar anticipates that its revenues and operating results will also be affected by the timing of market introductions and market acceptance of new systems such as Index Plus+ and Guide Plus+. There can be no assurance that Index Plus+, Guide Plus+ or other future systems developed by Gemstar will ever result in significant revenues or profits. Further, if these new systems achieve acceptance, the timing of manufacturers' implementation and shipments is uncertain and may result in greater variability of Gemstar's quarterly and annual operating results.

  Another factor contributing to the variability in Gemstar's quarterly operating results is the increase in Gemstar's marketing and advertising expenditures in preparation for new product launches and in Gemstar's third fiscal quarter during the fall holiday season. Gemstar's planned operating expenditures each quarter are based, in part, on Gemstar's expectation as to future revenues in the quarter. In addition, many of Gemstar's expenditures are fixed costs. If revenues do not meet expectations in any given quarter, operating results for the quarter may be materially adversely affected. In addition, Gemstar's annual and quarterly results may be affected by competition, general economic downturns and the mix of licensing revenues. As a result, Gemstar believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. There can be no assurance that Gemstar's historic revenue growth or its profitability will continue on a quarterly or annual basis.

DEPENDENCE ON SINGLE PRODUCT CATEGORY

  Gemstar's historical revenues are almost entirely derived from the VCR Plus+ technology, consisting of license fees from VCR and television manufacturers, newspapers and other publications. The life cycle of VCR Plus+ is difficult to estimate due in large measure to uncertainties regarding the effect of new products, applications or product enhancements, technological changes and the emergence of new industry standards and future competition. Growth in VCR Plus+ license revenues will come primarily from further penetration of existing areas because virtually all major VCR and television manufacturers have licensed the VCR Plus+ technology, and Gemstar has expanded into most major areas worldwide. With increasing penetration of the VCR Plus+ technology among major VCR and television manufacturers, volume discounts relating to the VCR Plus+ license fees take effect. As a result, Gemstar has experienced declining average per unit VCR Plus+ license fees and expects this trend to continue. Gemstar has introduced new systems (e.g., Index Plus+ and Guide Plus+) and has incurred, and will continue to incur, significant research and development, sales and marketing and general and administrative expenses relating to these new technologies and systems. There can be no assurance, however, that Index Plus+, Guide Plus+ or any other new system will be successful or result in significant revenues. As a result, Gemstar remains dependent on revenues from the VCR Plus+ technology, and a decline in revenues from licensing the VCR Plus+ technology would have a material adverse effect on Gemstar's business, operating results and financial condition.

  StarSight's revenues are comprised primarily of licensing revenues related to StarSight's intellectual property portfolio and subscription revenues related to StarSight's EPG service and will continue to account for substantially all of StarSight's revenues for the foreseeable future. Therefore, StarSight's future operating results, particularly in the near term, are significantly dependent upon customer acceptance of the StarSight EPG and StarSight's ability to continue to license its intellectual property portfolio on favorable terms. There can be no assurance that the StarSight EPG will achieve consumer acceptance or that StarSight will be successful in its ability to continue to enter into favorable license arrangements, either of which could have a material adverse effect on the business, operating results and financial condition of StarSight.

NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE

  The industries in which Gemstar or StarSight derive revenues are characterized by rapidly changing technologies, short product life cycles, frequent introduction of new products and evolving industry standards. Accordingly, the combined company's future performance will be dependent on its ability to (i) identify emerging technological trends, (ii) identify changing consumer needs, (iii) develop and maintain competitive technology,
(iv) enhance its technology by adding innovative features that differentiate its technology from that of its competitors, and (v) bring technology to the marketplace quickly at cost-effective prices. Gemstar has developed two systems, Index Plus+ and Guide Plus+, and entered into license agreements with manufacturers to permit incorporation of those two systems into VCRs, TVCRs and televisions. StarSight has developed the StarSight EPG, a patented on-screen interactive television program guide and VCR control service marketed under the StarSight brand name, in which customers subscribe to the StarSight EPG for use with StarSight-capable televisions, VCRs, TVCRs, Satellite Receivers, stand alone StarSight receivers and cable converter boxes. Although Index Plus+ and Guide Plus+ and the StarSight EPG were recently introduced, there can be no assurance such systems will gain consumer acceptance. In addition, Gemstar has entered into cross license agreements with the co-developers of the Index Plus+ technology and will not receive any net revenues as a result of the co-developers' incorporation of the technology into their VCRs and televisions. If the introductions of the Index Plus+ and Guide Plus+ systems or the introduction of the StarSight EPG do not achieve consumer acceptance, Gemstar's and StarSight's business, operating results and financial condition could be materially adversely affected. In addition to the risks inherent in the launch of Index Plus+ and Guide Plus+ or the StarSight EPG, there can be no assurance that Gemstar and StarSight will successfully complete the development of any future technology or that such technology will be compatible with or incorporated into the technology or products of third parties. Any significant delay or failure to develop new or enhanced technology could have a material adverse effect on Gemstar's and StarSight's business, operating results, cash flows and financial condition. There can be no assurance that the level of consumer interest in or demand for VCRs, TVCRs and televisions will continue or that other forms of entertainment delivery systems that decrease the demand for VCRs, TVCRs and televisions will not be introduced. The reduction in the demand for VCRs, TVCRs or televisions could also adversely affect Gemstar's and StarSight's business, operating results and financial condition.

RELIANCE ON THIRD PARTIES--GEMSTAR

  Gemstar's business relies, and will continue to rely in the future, on third-party manufacturers, publications and media services. Revenues from Gemstar's VCR Plus+ system are derived from license revenues received from manufacturers and publications. Gemstar has executed VCR Plus+ licensing agreements with virtually every major television and VCR manufacturer. None of these agreements requires the inclusion of the VCR Plus+ system into VCRs manufactured by the licensees, and only a few of these agreements guarantee a minimum licensing fee to Gemstar over their term. All of these agreements may be terminated by the manufacturer without substantial financial penalty. Gemstar's Index Plus+ and Guide Plus+ licensing agreements with television and VCR manufacturers are structured similarly to Gemstar's VCR Plus+ licensing agreements and are generally subject to the conditions and qualifications described above.

  Gemstar's VCR Plus+ system relies on consumer access to PlusCode Numbers through licensed publications that carry the PlusCode Numbers. Gemstar presently licenses the PlusCode Numbers to newspapers and major television guides in VCR Plus+ markets worldwide. The license agreements call for royalty payments to Gemstar and have initial terms ranging from one to seven years. There is no assurance that these agreements will be renewed upon expiration or, if renewed, that they will be on terms as favorable to Gemstar as existing license agreements. In addition, Gemstar will be dependent on the cooperation and support of publications in countries in which it is not presently doing business in order to continue to expand the international availability of the VCR Plus+ system.

  Consumer acceptance of the Index Plus+ and Guide Plus+ systems depends on the cooperation of both cable and television broadcasters. The Index Plus+ and Guide Plus+ systems use the vertical blanking interval ("VBI") to transmit textual information to VCRs and televisions incorporating the Index Plus+ and Guide Plus+ systems. The VBI is the unused air time between television pictures frames. Television images are made by an electron gun behind the screen that moves a beam of electrons rapidly back and forth from the top to the bottom of the screen. When the beam reaches the bottom it is shut off and returns to the top of the screen; the air time can be used by broadcasters to send other information to the television, such as closed captions. The Index Plus+ system accesses the VBI and automatically captures the titles of recorded programs for inclusion in the directory and library when such titles are inserted into the VBI by broadcasters. Gemstar has entered into agreements with cable and television broadcasters, independent television stations, Capital Cities/ABC, Fox, CBS, UPN, CBC and RTL to broadcast the information used in Index Plus+ and Guide Plus+ through the VBI and is in negotiations with other cable and television broadcasters to support the Index Plus+ and Guide Plus+ systems. There can be no assurance, however, that local cable operators will not "strip" information required by Index Plus+ and Guide Plus+ from the vertical blanking interval, so that such information would not be available to some consumers. In such a case, additional hardware would have to be purchased by the consumer to receive the data required for the Index Plus+ and Guide Plus+ systems, thereby decreasing the attractiveness of these systems, or Gemstar would have to enter into agreements with local cable operators to ensure retransmission of required information. There can be no assurance that such agreements could be reached or that, if reached, they would be on terms acceptable to Gemstar. In addition, increased use of digital broadcast satellite technology, which does not involve a vertical blanking interval, would require Gemstar's Index Plus+ and Guide Plus+ systems to be modified to allow receipt of program data in digital form, and there can be no assurances that such systems could be so modified in a commercially acceptable manner.

  Gemstar has no control over the number of VCRs and televisions that will be manufactured incorporating Gemstar's systems, and there can be no assurances with respect to the quantity of VCRs and televisions that will include Gemstar's systems or the amount of licensing revenues Gemstar will receive as a result of inclusion by manufacturers of Gemstar's systems.

RELIANCE ON THIRD PARTIES--STARSIGHT

  StarSight relies and will continue to rely in the future on the manufacturing, marketing and signal transmission resources of various third parties.

  Manufacturers. In order to gain access to the StarSight EPG, potential subscribers need to utilize StarSight-capable consumer electronics products. Accordingly, StarSight's strategy is to have multiple third party manufacturers provide consumers with as many StarSight-capable hardware choices as possible. StarSight has entered into agreements with several consumer electronics companies pursuant to which such entities have agreed to incorporate StarSight's EPG technology into their products. In addition, StarSight has entered into agreements with third party manufacturers of cable converter boxes whereby such manufacturers will incorporate StarSight's EPG technology into cable converter boxes manufactured by them. There can be no assurance that sufficient quantities of televisions, VCRs, TVCRs, Satellite Receivers and cable converter boxes incorporating StarSight's EPG technology will be available to allow StarSight's EPG to achieve consumer acceptance or that the manufacturing entities will devote manufacturing or distribution resources adequate for the StarSight EPG to achieve such consumer acceptance. In addition, there can be no assurance that such manufacturers will in fact incorporate the StarSight EPG into their products, that these manufacturing agreements will not be terminated and, if terminated, that StarSight would be able to negotiate alternative manufacturing relationships on commercially acceptable terms.

  Marketing. To be successful, StarSight must maximize the marketing and distribution of the StarSight EPG. In the consumer electronics area, StarSight is dependent on the distribution and marketing efforts of consumer electronics manufacturers in conjunction with similar efforts by consumer electronics retailers to successfully market the StarSight EPG to potential customers. In the service provider area, StarSight believes that the most efficient method of reaching a large number of customers is to use major cable operators and telephone companies ("telcos") to offer and promote the StarSight EPG to their customers, which will result in reliance by StarSight on such cable operators and telcos. StarSight has entered into a limited number of agreements with such companies regarding the marketing of the StarSight EPG to their customers. In addition, StarSight is in discussions with other cable operators and telcos for similar agreements. There can be no assurance that StarSight will be able to enter into such agreements with a sufficient number of significant cable and telco operators to allow the StarSight EPG to achieve commercial acceptance and viability among service providers.

  Signal Transmission. StarSight is dependent on program networks for the signal transmission of StarSight EPG data to subscribers. Such data is embedded within the VBI of television signals transmitted by PBS, as well as certain of the cable program networks, satellite program services and over-the-air broadcast television stations owned and operated by Viacom, to StarSight EPG subscribers. Cable operators could attempt to remove the StarSight EPG data from their signal transmissions. This would make it difficult for subscribers to receive the StarSight EPG, thereby limiting StarSight's penetration in the marketplace. Since the introduction of the StarSight EPG, StarSight has experienced a limited number of instances where a cable operator has removed the VBI containing the StarSight EPG data resulting in an interruption of service to a limited number of StarSight customers. StarSight has been able to resolve these instances with no material costs or inconvenience. Any increased costs or delays associated with finding alternative means to distribute the StarSight EPG data to a potentially large number of customers could have a material adverse effect on StarSight's business.

COMPETITION

  Competition in the delivery of television program schedule information is very strong. To compete successfully, a company must produce and provide product services which are relatively low in cost and easy for consumers to use. Gemstar's systems and the StarSight EPG compete with other systems or formats offered by other companies. These alternative systems or formats currently include printed television schedules, on-screen, passive (non-interactive) scrolling program guides, interactive program guides, internet accessible program guides and other interactive electronic scheduling products or services. Many of Gemstar's and StarSight's present and potential competitors have, or may have, substantially greater resources than Gemstar or StarSight to devote to further technological and new product developments. There can be no assurance that based on these factors any of the products offered by Gemstar or StarSight will be competitive with the existing or future products or services of their competitors.

  Printed television schedule competitors of Gemstar and StarSight include TV Guide, local cable television guides and local, weekly and daily newspaper guides, all of which have a significant consumer acceptance resulting from their familiarity to television viewers, their broad base of distribution, and their presentation of feature articles and entertainment news. The established presence of printed program guides gives them a competitive advantage. In addition, there can be no assurance that publishers of printed guides will not be able to produce publications in the future that meet growing consumer demands as channel capacity increases.

  Gemstar and StarSight also compete with companies producing passive electronic program guides for the cable industry such as that offered by Prevue Networks, Inc. ("Prevue"). Such guides are typically offered as a part of the basic cable service. There can be no assurance that existing or planned electronic guide companies will not develop and sell electronic program guides that offer features similar to or superior to Gemstar's or StarSight's systems.

  Several companies have announced their intentions to market electronic program guides in set-top converters which appear to be similar to the Gemstar or StarSight systems. Prevue has announced its intention to offer several levels of interactive services which will work in concert with the Prevue Channel and provide user control of the scroll and which will include features such as direct tune, one touch record reminders, sorting by genre and browse features and up to seven days of listings. Prevue has announced that it plans to offer Quickvue which will deliver data directly into converters and offer 30 minutes to two hours of program information, as well as varying amounts of program descriptions and days of listings, depending on the capabilities of the converter box. Many of such companies have significantly greater resources than Gemstar or StarSight to devote to the development and commercialization of such products. If developed and commercialized as currently described, such products would present a significant competitive challenge to Gemstar or StarSight.

  In addition, indexing systems currently built into VCRs that require the user to manually enter program stops and titles compete with the Index Plus+ technology. Many companies, including some of the major VCR manufacturers, have introduced or are developing new indexing systems. In the area of both future recording and pre-recorded video materials, digital video disc players with random access capabilities may also compete with Index Plus+ in the future.

  Manufacturers of cable box converters have indicated that the next generation of converters will be able to provide an interactive guide which would provide some features similar to those to the Gemstar and StarSight systems. Many of these companies have significantly greater resources than Gemstar or StarSight to devote to the development and commercialization of such products. If developed and commercialized as currently described, such products would present a significant competitive challenge to Gemstar or StarSight.

  The personal computing industry has made strides in the areas of multimedia and has begun announcing products that resemble televisions. Included in the functionality of these products are interactive electronic program guides that offer potential competition to Gemstar and StarSight. Companies such as Gateway 2000 have announced their intention to offer PCTVs using an interactive program guide developed by Harman Interactive Group. (Certain assets of Harman Interactive Group were recently acquired by Intel Corporation.) In addition, many other entities have announced internet-based guide products which have many features similar to the Gemstar or StarSight systems. The cost of any entity to create such a guide is minimal. The combination of these internet-based guides and the present and future widespread availability of internet enabled consumer electronics devices (including TVs) could pose a significant competitive challenge to Gemstar's or StarSight's products.

  The interactive electronic television guides that may compete with VCR Plus+, whether existing now or developed in the future, may also compete with Gemstar's Guide Plus+ system. Digital satellite system products either being offered or expected to be offered by a number of manufacturers, including Thomson, Sony, Panasonic, Uniden and others include an on-screen electronic guide of programming offered by such systems. Scientific-Atlanta, Inc. and General Instruments also have developed program guides for use in their cable boxes, and Gemstar expects that other cable box and satellite receiver manufacturers may develop program guides that would compete with Gemstar's Guide Plus+ system.

  There may be competitors with significant competitive strengths which are not known to Gemstar or Starsight or discussed herein. Such potential competitors may include larger, more established companies in both the interactive multimedia services and interactive television fields that could develop, deliver and sell on-screen program guides. There can be no assurance that the Gemstar or StarSight systems will achieve consumer acceptance or that they will be able to compete successfully with such known or unknown competitors, some of which possess substantially greater financial, sales and marketing resources than those of Gemstar or StarSight.

DEPENDENCE ON KEY EMPLOYEES

  Gemstar and StarSight are dependent on certain key members of their respective management, operations and development staff, the loss of whose services could have a material adverse effect on Gemstar and StarSight, respectively. Gemstar considers Henry C. Yuen, its Chief Executive Officer, to be a key employee. StarSight considers Larry W. Wangberg and Brian L. Klosterman to be its key employees. Although StarSight and Gemstar have employment contracts with such key employees, such employment contracts would generally not restrict the employee's ability to leave StarSight or Gemstar. See "THE PLAN OF MERGER--Interests of Certain Persons in the Merger." Neither Gemstar nor StarSight have obtained key man life insurance with respect to these individuals.

  Furthermore, recruiting and retaining additional qualified engineering, marketing, and operations personnel will be critical to Gemstar's and StarSight's success. There can be no assurance that Gemstar or StarSight will be able to recruit or retain such personnel on acceptable terms. Failure to attract and retain key personnel could have a material adverse effect on Gemstar's or StarSight's business, operating results, cash flows and financial condition.

PASSIVE FOREIGN INVESTMENT COMPANY

  A foreign corporation is classified as a "passive foreign investment company" ("PFIC") if (1) 75% or more of its gross income (including the pro rata gross income of any subsidiary of which the corporation owns 25% or more of the stock by value) in a taxable year is passive income or (2) the average percentage of its assets by value (including the pro rata value of the assets of any subsidiary of which the corporation owns 25% or more of the stock by value) which produce or are held for the production of passive income is at least 50% in a taxable year. (For purposes of these tests, stock of a 25% or more owned U.S. subsidiary is a non-passive asset and income from such stock is non-passive income.) Passive income includes dividends, interest and royalties but excludes royalties that are derived in the active conduct of a trade or business (as defined for U.S. federal income tax purposes) and that are received from an unrelated person.

  Gemstar does not believe that it is currently a PFIC because, based on the substantial management and operational functions of its subsidiaries in connection with the creation and development of its proprietary products, the royalty income of these subsidiaries is derived from the active conduct of a trade or business and because the average value of assets producing passive income is less than 50% of aggregate asset value. Characterization of royalty income as active business income is based on the treatment of Gemstar's operating subsidiaries, collectively, as the developer and licensor of the proprietary products for purposes of this test. However, there is little authority on which to rely in this area, and there can be no assurance that the Internal Revenue Service will agree with this position. For purposes of the assets test, Gemstar values its tangible and intangible assets on a fair market basis. If, in the future, Gemstar is a "controlled foreign corporation," as described in Section 957 of the Code, it would be required to value its assets at their adjusted tax basis for purposes of the assets test, which could increase the risk of Gemstar becoming a PFIC. If Gemstar were a PFIC, a U.S. holder would be subject to increased tax liability upon the sale of Gemstar Ordinary Shares at a gain or upon the receipt of certain dividends, unless such U.S. holder makes an election (a "qualifying electing fund election") to be taxed currently on his pro rata portion of Gemstar's income, whether or not such income is distributed in the form of dividends or otherwise.

  A U.S. holder making a qualifying electing fund election is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualifying electing fund as ordinary income and a pro rata share of the net capital gain of the qualifying electing fund as long-term capital gain. Gemstar will, at the request of a shareholder making a "qualifying electing fund election," comply with the applicable information reporting requirements. U.S. holders should consult their tax advisors regarding the consequences of PFIC status, including certain reporting requirements applicable to U.S. shareholders of a PFIC, and the election to treat Gemstar as a qualifying electing fund.

PATENT AND PROPRIETARY INFORMATION; LITIGATION

  Gemstar's and StarSight's continuing success depends in part on each company's respective ability to protect and maintain the proprietary nature of its technology through a combination of patents, trade secrets, trademarks, copyrights, licenses and other intellectual property arrangements. Gemstar currently has 18 issued U.S. patents, including seven design patents, and 30 issued foreign patents, including 23 design patents. Gemstar also has numerous pending U.S. and foreign patent applications, issued and pending trademark registrations (some of which have been opposed by third parties) and computer program copyrights in the U.S. and other countries. Gemstar has also acquired the exclusive right to three patents broadly covering various aspects of interactive, electronic on-screen television guides. StarSight holds six patents in the U.S. and three foreign patents, and has a number of U.S. and foreign patent applications pending. Gemstar and StarSight intend to protect vigorously their intellectual property rights. There can be no assurance, however, that Gemstar's or StarSight's pending patent applications will issue or that a third party will not violate, or attempt to invalidate,

Gemstar's or StarSight's intellectual property rights, possibly forcing Gemstar or StarSight to expend substantial legal fees. Successful challenges to certain of Gemstar's or StarSight's patents would materially adversely affect Gemstar's or StarSight's business, operating results and financial condition.

  There can be no assurance that certain aspects of Gemstar's or StarSight's technology will not be reverse-engineered by third parties without violating Gemstar's or StarSight's proprietary rights. Gemstar's or StarSight's existing protections also may not preclude competitors from developing products with features and prices similar to or better than those of Gemstar or StarSight.

  Gemstar and StarSight have from time to time received communications from third parties asserting that features of certain of Gemstar's and StarSight's technologies may infringe upon intellectual property rights of such parties. There can be no assurance that third parties will not assert infringement claims against Gemstar or StarSight in the future. An adverse determination in any such dispute could result in the loss of Gemstar's or StarSight's proprietary rights, subject Gemstar or StarSight to significant liabilities and litigation costs or prevent Gemstar or StarSight from licensing their technologies, any of which could have a material adverse effect on Gemstar's or StarSight's business, operating results and financial condition. In addition, if any of Gemstar's or StarSight's licensees determine that any additional third party licenses are required as a result of any such dispute, there can be no assurance that any such licenses would be available on terms acceptable to Gemstar or StarSight, if at all.

  Gemstar and StarSight are currently in litigation with each other over their respective intellectual property rights. In the Merger Agreement, Gemstar and StarSight agreed that all activity with respect to the pending litigation between them will cease until the earlier of the termination of the Merger Agreement or the Effective Time of the Merger.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  Gemstar operates on a multinational basis, and, as a result, Gemstar is subject to various risks, including a greater difficulty of administering business globally, regulatory requirements such as tariff regulations, export control restrictions, overlapping or differing tax structures, differences in intellectual property protections, political and economic instability or general trade restrictions. If any of these risks materialize, it could have a material adverse effect on Gemstar's business, operating results and financial condition. Gemstar generates a substantial amount of its income outside the United States, and Gemstar and its subsidiaries generally are taxed at rates substantially lower than U.S. tax rates. If Gemstar or its subsidiaries were no longer able to qualify for such tax rates or if the tax laws were rescinded or changed, Gemstar's operating results could be materially adversely affected.

RIGHTS OF SHAREHOLDERS UNDER BRITISH VIRGIN ISLANDS LAW MAY BE LESS PROTECTED THAN THOSE OF SHAREHOLDERS OF A CORPORATION INCORPORATED IN A U.S. JURISDICTION

  Gemstar is incorporated under the laws of the British Virgin Islands, and its corporate affairs are governed by its Memorandum of Association and Articles of Association and by the International Business Companies Act of the British Virgin Islands. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of Gemstar's management, directors and controlling shareholders and the rights of Gemstar's shareholders differ from those that would apply if Gemstar were incorporated in a jurisdiction within the U.S. Further, the rights of shareholders under British Virgin Islands law are not as clearly established as the rights of shareholders under legislation or judicial precedent in existence in most U.S. jurisdictions. Thus, the public shareholders of Gemstar may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. In addition, there is doubt that the courts of the British Virgin Islands would enforce, either in an original action or in an action for enforcement of judgments of U.S. courts, liabilities that are predicated upon the securities laws of the U.S. See "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GEMSTAR AND STARSIGHT," and "COMPARISON OF U.S. AND BRITISH VIRGIN ISLANDS CORPORATE LAWS."

HOLDING COMPANY STRUCTURE; RESTRICTIONS ON SUBSIDIARY DIVIDENDS

  Gemstar conducts all of its operations through subsidiaries. Accordingly, the primary source of Gemstar's income is dividends and other distributions from its subsidiaries. Some of Gemstar's subsidiaries were formed under and have operations in countries other than the British Virgin Islands, the jurisdiction of Gemstar's organization. In addition, each of Gemstar's subsidiaries receives its revenues in either U.S. dollars or the local currency of the jurisdictions in which it operates. As a consequence, Gemstar's ability to obtain dividends or other distributions is subject to, among other things, possible restrictions on dividends under applicable local laws and foreign currency exchange regulations of the jurisdictions in which its subsidiaries operate. In addition, dividends or distributions from Gemstar's U.S. subsidiaries are subject to a 30% withholding tax, which makes such dividends and distributions unattractive. The subsidiaries' ability to pay dividends or make other distributions to Gemstar is also subject to the subsidiaries having sufficient funds from their operations legally available for the payment of dividends or other distributions which are not needed to fund their operations, obligations or other business plans. Because Gemstar is a shareholder of its subsidiaries, Gemstar's right to the assets of such subsidiaries will be subordinated to the rights of all creditors and claimants against its subsidiaries.

CONTROL BY MANAGEMENT

  Prior to the Merger, Thomas Lau, Henry Yuen, Daniel Kwoh, Wilson Cho, Elsie Leung and Roy Mankovitz, each members of Gemstar's management, collectively owned approximately 62% of the outstanding Gemstar Ordinary Shares and voting power of Gemstar. In addition, Mary Lau, Thomas Lau's sister, and Thomas Lau together owned approximately 42% of the outstanding Gemstar Ordinary Shares prior to the Merger. Immediately after the Merger, the members of management listed above will retain approximately 42% of the outstanding Gemstar Ordinary Shares. In addition, Thomas Lau and Mary Lau together will retain approximately 28% of the outstanding Gemstar Ordinary Shares after the Merger. Accordingly, Gemstar's management will continue to be able to control the election of the Gemstar Board, and thus the direction and future operations of Gemstar, including decisions regarding acquisitions and other business opportunities and the declaration of dividends and the issuance of additional capital stock and other securities, in each case without the supporting vote of any other shareholder of Gemstar.

RESTATEMENT OF EARNINGS DUE TO POOLING OF INTEREST ACCOUNTING TREATMENT;
DILUTION

  The pro forma restatement of Gemstar's historical financial information to account for the Merger as a pooling-of-interests reflects a reduction in the earnings per share of the combined company, as compared to Gemstar's previously reported financial information. Such dilution and any future dilution per share could have a material adverse effect on the price of Gemstar Ordinary Shares. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA."

VOLATILITY

  The trading price of Gemstar Ordinary Shares and StarSight Common Stock have fluctuated in the past and, in the future, could be subject to wide fluctuations in response to quarterly variations in operating results, market conditions in the industry, judicial determinations or other resolutions regarding the status of Gemstar's or StarSight's intellectual property rights, sales of Gemstar Ordinary Shares or StarSight Common Stock into the public market by existing shareholders, changes in U.S. or international communications laws, announcements of technological innovations or new products by Gemstar or StarSight, its competitors or other third parties, and other events or factors. In addition, stock markets in general have experienced extreme price and volume fluctuations in recent years, which have particularly affected the market prices of many high technology companies and which have often been unrelated to the operating performance of such companies. This volatility may adversely affect the market price for Gemstar Ordinary Shares or StarSight Common Stock.

                          MARKET PRICE AND DIVIDENDS

GEMSTAR

  As of April 9, 1997, approximately 49% of the outstanding Gemstar Ordinary Shares were held of record by approximately 117 U.S. holders. The following sets forth the high and low closing price per share information reported on The Nasdaq National Market for Gemstar Ordinary Shares, which are traded under the symbol "GMSTF," for the periods indicated:

                                                                 HIGH     LOW
                                                                ------- -------
   FISCAL YEAR ENDED MARCH 31, 1996
     Third Quarter (From October 11, 1995)..................... $38 1/4 $13 1/2
     Fourth Quarter............................................  37 3/4  21 1/4
   FISCAL YEAR ENDING MARCH 31, 1997
     First Quarter............................................. $    40 $24 1/2
     Second Quarter............................................  31 5/8      24
     Third Quarter.............................................  29 3/4  16 1/8
     Fourth Quarter............................................  18 1/2   9 5/8
   FISCAL YEAR ENDING MARCH 31, 1998
     First Quarter (through April 11, 1997).................... $14     $10

  During fiscal 1993, the Gemstar Board declared a $3,000,000 cash dividend. During fiscal 1994, the Gemstar Board declared an $8,000,000 cash dividend, which was paid on June 1, 1994. During fiscal 1995 and prior to the consummation of Gemstar's initial public offering in October 1995, the Gemstar Board declared a $5,000,000 cash dividend, which was paid subsequent to March 31, 1995. The Gemstar Board currently intends to retain all earnings for use in the business of the combined companies and has no present intention to pay any cash dividends. Gemstar's future dividend policy will depend on its earnings, capital requirements, financial condition or other factors considered relevant by the Gemstar Board.

STARSIGHT

  As of March 17, 1997, there were 324 holders of record of StarSight Common Stock. StarSight Common Stock is traded on The Nasdaq National Market under the symbol "SGHT." The following table sets forth the range of high and low sale prices reported on The Nasdaq National Market for the StarSight Common Stock for the periods indicated:

                                                                  HIGH    LOW
                                                                 ------- ------
   FISCAL YEAR ENDED DECEMBER 31, 1995
     First Quarter.............................................. $ 9 3/4 $5 1/2
     Second Quarter.............................................   7 3/4  4 5/8
     Third Quarter..............................................       6  3 1/4
     Fourth Quarter.............................................   6 7/8  2 1/4
   FISCAL YEAR ENDED DECEMBER 31, 1996
     First Quarter.............................................. $ 7 1/2 $4 1/2
     Second Quarter.............................................  11 3/4  5 3/8
     Third Quarter..............................................  10 1/2  4 1/4
     Fourth Quarter.............................................      10  5 7/8
   FISCAL YEAR ENDING DECEMBER 31, 1997
     First Quarter.............................................. $ 9 5/8 $5 1/2
     Second Quarter (through April 11, 1997).................... $ 7 3/4 $6

                          COMPARATIVE PER SHARE DATA

  The following table sets forth the closing sale prices per share of Gemstar Ordinary Shares and StarSight Common Stock on The Nasdaq National Market on December 20, 1996, the last trading day before the announcement of the proposed Merger; and on April 11, 1997, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus for which information was obtainable, and the equivalent per share price for StarSight Common Stock. The "equivalent per share price" for StarSight Common Stock as of such dates equals the closing sale price per share of Gemstar Ordinary Shares on such date multiplied by the Exchange Ratio of 0.6062. See "THE PLAN OF MERGER--General."

                                        GEMSTAR      STARSIGHT     EQUIVALENT
                                    ORDINARY SHARES COMMON STOCK PER SHARE PRICE
                                    --------------- ------------ ---------------
   December 20, 1996...............     $17 1/4        $8 7/8        $10.46
   April 11, 1997..................     $14            $7 5/8        $ 8.49

  Gemstar and StarSight believe that StarSight Common Stock presently trades on the basis of the value of the Gemstar Ordinary Shares expected to be issued in exchange for such StarSight Common Stock in the Merger, discounted for the time value of money and for the uncertainties associated with such a transaction. Apart from the publicly disclosed information concerning Gemstar which is included and incorporated by reference in this Joint Proxy Statement/Prospectus, Gemstar cannot state with certainty what factors account for changes in the market price of the Gemstar Ordinary Shares.

  StarSight shareholders are advised to obtain current market quotations for Gemstar Ordinary Shares and StarSight Common Stock. No assurance can be given as to the market prices of Gemstar Ordinary Shares or StarSight Common Stock at any time before the Effective Time or as to the market price of Gemstar Ordinary Shares at any time thereafter. Because the Exchange Ratio is fixed, the Exchange Ratio will not be adjusted to compensate StarSight shareholders for decreases in the market price of Gemstar Ordinary Shares which could occur before the Merger becomes effective. In the event the market price of Gemstar Ordinary Shares decreases or increases prior to the Effective Time, the value at the Effective Time of the Gemstar Ordinary Shares to be received in the Merger in exchange for StarSight Common Stock would correspondingly decrease or increase.

  Following the Merger, all StarSight Common Stock will be owned by Gemstar and, as a result, StarSight Common Stock will no longer be listed on The Nasdaq National Market.

  StarSight has never paid cash dividends on its shares of Common Stock. During fiscal 1993, the Gemstar Board declared a $3,000,000 cash dividend. During fiscal 1994, the Gemstar Board declared an $8,000,000 cash dividend, which was paid on June 1, 1994. During fiscal 1995 and prior to the consummation of Gemstar's initial public offering in October 1995, the Gemstar Board declared a $5,000,000 cash dividend, which was paid subsequent to March 31, 1995. Pursuant to the Merger Agreement, each of Gemstar and StarSight has agreed not to pay cash dividends pending the consummation of the Merger. Subject to completion of the Merger, the StarSight Board presently intends to continue a policy of retaining all earnings to finance the expansion of its business. The Gemstar Board currently intends to retain all earnings for use in the business of the combined companies and has no present intention to pay cash dividends.

                              THE PLAN OF MERGER

  THE DETAILED TERMS OF AND CONDITIONS TO THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, WHICH IS INCLUDED IN FULL AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY DESCRIPTION OF THE TERMS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY, AND MADE SUBJECT TO, THE MORE COMPLETE INFORMATION SET FORTH IN THE MERGER AGREEMENT.

GENERAL

  The Merger Agreement provides for the merger of Sub with and into StarSight, with StarSight to be the surviving corporation of the Merger and a wholly-owned subsidiary of Gemstar. The Merger will have the effects specified in the CCC.

  Immediately after the Effective Time, the directors of Gemstar will take all actions necessary to cause the Gemstar Board to be expanded to consist of ten persons, seven of whom shall have served on the Gemstar Board immediately prior to the Effective Time, and three of whom shall have served on the StarSight Board immediately prior to the Effective Time. The new directors of Gemstar will be (i) George Smith, who will serve as a Class I director of Gemstar, (ii) James Meyer, who will serve as a Class II director of Gemstar, and (iii) Ajit Dalvi, who will serve as a Class III director of Gemstar, and whose terms on the Gemstar Board shall expire at the time of Gemstar's 1999, 1997, and 1998 Annual Meetings of the Gemstar shareholders, respectively. If, prior to the Effective Time, any of the above named persons shall decline or be unable to serve as a director, then the party that designated such director, either Gemstar or StarSight, shall designate another person, which person shall be reasonably satisfactory to the other party, to serve as director in lieu of the original designee.

  The executive officers of Gemstar and StarSight are expected to continue to serve in such capacities after the Merger, and the directors of Sub will become the directors of StarSight and their rights will be governed by Gemstar's Memorandum of Association and Articles of Association, as amended. See "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GEMSTAR AND STARSIGHT."

EFFECTIVE TIME OF THE MERGER

  Upon the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, Gemstar, Sub and StarSight will cause the Merger Agreement to be duly filed with the Secretary of State of the State of California. The Merger will become effective upon the Effective Time or at such later time as Gemstar, Sub and StarSight have agreed upon and designated in such filing as the Effective Time.

CONVERSION OF STARSIGHT COMMON STOCK

  Pursuant to the Merger Agreement, as of the Effective Time, (i) each issued and outstanding share of the capital stock of Sub will be converted into and exchanged for one validly issued, fully paid and nonassessable share of StarSight Common Stock, (ii) each share of StarSight Common Stock that is owned by StarSight or by any of StarSight's subsidiaries and each share of StarSight Common Stock that is owned by Gemstar, Sub or any other subsidiary of Gemstar immediately prior to the Effective Time will automatically be cancelled and retired without any conversion thereof and no consideration will be delivered with respect thereto, and (iii) each share of StarSight Common Stock issued and outstanding as of the Effective Time, other than Dissenting Shares (as defined in Section 2.2(h) of the Merger Agreement), or shares to be cancelled in accordance with (ii) above, will be converted by the Exchange Ratio of Gemstar Ordinary Shares; no fractional shares of Gemstar Ordinary Shares will be issued and, in lieu thereof, a cash payment will be made.

  All shares of StarSight Common Stock, including Dissenting Shares, converted in the Merger will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to

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

receive, without interest, shares of Gemstar Ordinary Shares upon surrender of such certificate, or in the case of the Dissenting Shares for the rights as granted by the CCC.

TREATMENT OF STARSIGHT STOCK OPTIONS

  At the Effective Time, all Stock Options then outstanding under the Stock Option Plan, whether vested or unvested, will be assumed by Gemstar. Accordingly, each Stock Option shall be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Stock Option, the number of shares of Gemstar Ordinary Shares the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option in full immediately prior to the Effective Time, at a price per share equal to (y) the exercise price per share for the shares of StarSight Common Stock otherwise purchasable pursuant to such Stock Option divided by (z) the Exchange Ratio, with such exercise price per share rounded up to the nearest whole cent. If the Merger Agreement and the Merger are approved by Gemstar shareholders but the Stock Incentive Plan Proposal is not, approval of the Merger Agreement and the Merger will be deemed to constitute approval of the assumption by Gemstar of the outstanding Stock Options under the StarSight Stock Option Plan as of the Effective Time of the Merger. See "PROPOSAL TO APPROVE AN AMENDMENT TO GEMSTAR'S STOCK INCENTIVE PLAN." This assumption would be on a basis reflecting a conversion of the Stock Options in the Merger into options to purchase Gemstar Ordinary Shares, with appropriate adjustments to the number of shares and the exercise price of the Stock Options as provided in the Merger Agreement. The Stock Options, in these circumstances, would not be issued under the existing Gemstar Stock Incentive Plan.

TREATMENT OF STARSIGHT WARRANTS

  Each Warrant will, in accordance with its terms, be an Adjusted Warrant to become exercisable for, or exchangeable for a new Warrant (on substantially the same terms) that would be exercisable for, the number of shares of Gemstar Ordinary Shares equal to the number of shares of StarSight Common Stock purchasable pursuant to the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement multiplied by the Exchange Ratio. The exercise price of any Adjusted Warrant will be an amount equal to the exercise price of the Warrant related to such Adjusted Warrant as of the date of the Merger Agreement divided by the Exchange Ratio.

EXCHANGE OF CERTIFICATES

  As of the Effective Time, Gemstar will deposit with ChaseMellon Shareholder Services LLC (the "Exchange Agent"), as exchange agent for Gemstar Ordinary Shares, certificates representing the shares of Gemstar Ordinary Shares issuable pursuant to the Merger Agreement in exchange for outstanding shares of StarSight Common Stock (such certificates representing shares of Gemstar Ordinary Shares together with any dividends or distributions with respect thereto being collectively referred to as the "Exchange Fund"), and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.2(e) of the Merger Agreement. The Exchange Agent will, pursuant to irrevocable instructions, deliver the Gemstar Ordinary Shares to be issued pursuant to the exchange procedures of the Merger Agreement out of the Exchange Fund, and, except for the payment of cash in lieu of fractional shares as contemplated by Section 2.2(e) of the Merger Agreement, the Exchange Fund will not be used for any other purpose.

  Promptly after the Effective Time, Gemstar will cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of StarSight Common Stock a letter of transmittal to be used by such holder in forwarding their certificates representing such shares (the "Certificates") and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Gemstar Ordinary Shares, cash in lieu of fractional shares and any dividends or other distributions. If a transfer of ownership of StarSight Common Stock is not registered in StarSight's transfer records, a certificate representing the proper number of shares of Gemstar Ordinary Shares may be issued to a person other than the person in whose name the surrendered certificate is registered if such

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

certificate, accompanied by all documents required to evidence and effect such transfer, is properly endorsed with signature guarantee or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes required or establishes to Gemstar's satisfaction that such tax has been paid or is not applicable. STARSIGHT SHAREHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A NOTICE AND TRANSMITTAL FORM FROM THE EXCHANGE AGENT.

  No interest will be paid or will accrue on cash payable with respect to fractional shares, unpaid dividends or distributions, if any, which will be paid upon surrender of Certificates.

  No dividends or other distributions declared or made after the Effective Time on Gemstar Ordinary Shares with a record date after the Effective Time will be paid to the holder of any shares represented by a Certificate and no cash payment in lieu of fractional shares will be paid until such Certificate is surrendered for exchange. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of Gemstar Ordinary Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any such cash payable in lieu of a fractional share of Gemstar Ordinary Shares to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Gemstar Ordinary Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender, and a payment date subsequent to surrender, payable with respect to such whole shares of Gemstar Ordinary Shares.

  All shares of Gemstar Ordinary Shares issued upon the surrender for exchange of Certificates in accordance with the Merger Agreement are deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of StarSight Common Stock theretofore represented by such Certificates, subject, however, to StarSight's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by StarSight on such shares of StarSight Common Stock in accordance with the Merger Agreement or prior to the date thereof and which remain unpaid at the Effective Time and have not been paid prior to surrender. At the Effective Time, StarSight's stock transfer books will be closed, and there will be no further transfers of shares of StarSight Common Stock.

  No fractional shares of Gemstar Ordinary Shares will be issued and any holder of shares of StarSight Common Stock entitled under the Merger Agreement to receive a fractional share will be entitled to receive only a cash payment in lieu thereof, which payment will be equal to the fraction of a share of Gemstar Ordinary Shares that would otherwise be issued multiplied by the average closing price for a share of Gemstar Ordinary Shares on The Nasdaq National Market (as reported in The Wall Street Journal) during the 20 consecutive trading days ending on the third trading day prior to the Effective Time. The Exchange Agent will promptly pay cash amounts due with respect to any fractional share interests upon surrender of the holder's StarSight Certificates for exchange.

  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates on the date twelve (12) months after the Effective Time will be delivered to Gemstar. Any holders of Certificates who have not theretofore complied with the exchange procedures in the Merger Agreement shall thereafter look as a general creditor only to Gemstar for payment of the shares of Gemstar Ordinary Shares, cash in lieu of fractional shares, and any dividends or distributions with respect to Gemstar Ordinary Shares to which they are entitled. None of StarSight, Gemstar, Sub or the Exchange Agent will be liable to any holder of shares of StarSight Common Stock, the Warrants or Stock Options for any shares of Gemstar Ordinary Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Notwithstanding the foregoing, any shares of StarSight Common Stock held by a holder who has exercised dissenters' rights for such shares in accordance with the CCC and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), will not be converted into or

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

represent a right to receive Gemstar Ordinary Shares, and will be entitled only to such rights as are granted by the CCC. If, however, any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her dissenters' rights, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares will automatically be converted into and represent only the right to receive Gemstar Ordinary Shares, cash in lieu of any fractional shares of Gemstar Ordinary Shares to which such holder is entitled pursuant to the Merger Agreement, and any dividends or distributions to which such holder is entitled pursuant to the Merger Agreement, without interest thereon, upon surrender of the Certificates representing such shares.

  The Exchange Agent will invest any cash included in the Exchange Fund, as directed by Gemstar, on a daily basis. Any interest and other income resulting from such investments will be paid to Gemstar. If any Certificates are lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificates, such shares of Gemstar Ordinary Shares, cash in lieu of fractional shares and any dividends or other distributions to which such holder is entitled pursuant to the Merger Agreement.

BACKGROUND OF THE MERGER

  Since inception, StarSight has incurred substantial losses due to negative cash flows from operations. In the first half of 1995, StarSight began to experience liquidity concerns and by June 30, 1995, StarSight's cash position, down to $14.8 million, was being depleted at the rate of approximately $2.7 million per month. Despite efforts to conserve cash, resulting in a reduced depletion rate of about $700,000 per month, it was clear at this time that StarSight would need to raise additional capital if it were to survive as an independent entity. It was not certain that existing strategic investors in StarSight would be willing to commit additional funding unless a new strategic investor could be found. Furthermore, debt financing from a financial institution was not possible because of negative cash flow.

  At this point StarSight increased its efforts to search for strategic alliances that could result in an infusion of capital into StarSight. The StarSight Board, management and independent advisors to StarSight all pursued a number of financial and strategic options for StarSight and throughout the Fall of 1995, StarSight continued to pursue several funding possibilities. In October 1995, StarSight entered into significant discussions and negotiations with Thomson multimedia S.A. ("Thomson"). In addition, in November 1995 one of the StarSight's independent advisors, H. Joseph Horowitz, contacted Gemstar to discuss possible ways that StarSight and Gemstar might work together. The primary goal of Mr. Horowitz' discussions with Gemstar was to attempt to obtain a loan for StarSight in connection with a joint venture or similar arrangement between the Companies. These discussions with Gemstar stemmed solely from StarSight's attempts to uncover every possible source of financing.

  Mr. Horowitz acted as StarSight's principal negotiator during the discussions with Gemstar. In his role as principal negotiator for StarSight, Mr. Horowitz: (i) assisted StarSight in negotiations relating to a transaction, (ii) participated in discussions with Gemstar, (iii) advised StarSight management and the StarSight Board in the negotiations of the strategic business terms of the proposed Merger, (iv) reported results of each discussion with Gemstar to StarSight management, (v) evaluated Gemstar's responses to StarSight's proposals and the possible responses from Gemstar with respect to future discussions, (vi) advised StarSight's management and the StarSight Board of aspects of the transaction terms in which he perceived some flexibility on Gemstar's part or on which Gemstar was firmly committed to its position, and (vii) received instructions from StarSight management and the StarSight Board and implemented such direction in discussions with Gemstar with regard to the timing, structure and pricing of a transaction.

  In November 1995, during the course of discussions and negotiations between StarSight and Thomson, some of the large existing StarSight shareholders invested $5.0 million in StarSight to extend its cash resources and to provide StarSight sufficient time to consummate a transaction with Thomson.

  The first contact between Gemstar and management and the StarSight Board occurred by virtue of an unsolicited December 29, 1995 offer letter from Hambrecht & Quist, financial advisor to Gemstar, received by

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

StarSight on January 2, 1996. StarSight did not provide any information to Gemstar or Hambrecht & Quist relating to this offer prior to such contact and it was subsequently confirmed that this offer was based solely on public information. In this offer letter, Gemstar expressed its interest in entering negotiations with StarSight regarding a possible merger transaction at a proposed exchange ratio that would have resulted in the shareholders of StarSight owning approximately 14.5% of the combined entity. At the time of this Gemstar contact, StarSight had already reached agreement with Thomson regarding a strategic alliance that would include a significant infusion of capital by Thomson. A memorandum of understanding outlining the terms of the Thomson alliance had been signed and publicly announced on December 14, 1995 and by early January 1996 the parties were actively negotiating the definitive agreements. The StarSight Board and management of StarSight believed that the infusion of capital resulting from a Thomson transaction was critical to StarSight and its survival. Following a meeting of the StarSight Board on January 5, 1996, StarSight summarily rejected Gemstar's offer without proposing a counteroffer. The lack of a counteroffer by StarSight prompted Hambrecht & Quist to suggest and to encourage that StarSight engage a financial advisor. The StarSight Board determined that the Gemstar proposal was not in the best interests of StarSight and its shareholders, and the StarSight Board declined to engage the services of a financial advisor. From this point until May 1996, contacts between StarSight and Gemstar were few. In March 1996, StarSight and Thomson finalized several agreements, including a Strategic Cooperation Agreement and a Securities Purchase Agreement, which provide respectively for the incorporation and promotion of certain StarSight technology and related services into selected product lines of Thomson and an equity investment by Thomson in StarSight of $25,000,000. In May 1994 and October 1995, StarSight and Thomson also entered into a License and Technical Assistance Agreement and a DSS License Agreement whereby StarSight granted Thomson a license to certain of its technology in connection with the incorporation of such StarSight technology into certain of Thomson's products.

  In May 1996, Henry Yuen, Chief Executive Officer of Gemstar, contacted Thomson to investigate the possibility of developing a relationship with Thomson, either directly or in combination with StarSight. This led to a meeting on May 14, 1996 between Mr. Yuen, a representative of Thomson and Mr. Horowitz, who acted as StarSight's principal negotiator. For the first time, the StarSight Board determined that it was in the best interests of StarSight and its shareholders to pursue strategic discussions with Gemstar, and it engaged Smith Barney as its financial advisor to advise the StarSight Board and to assist in the process of exploring a transaction with Gemstar. The engagement of Smith Barney occurred on May 22, 1996.

  From May through July 1996, Mr. Yuen and Mr. Horowitz (who acted as StarSight's principal negotiator), together with representatives of Hambrecht & Quist and Smith Barney, entered into preliminary discussions regarding a possible strategic alliance or business combination of the Companies. A number of telephonic discussions between the parties took place over this period, and the respective management teams and their independent advisors, including Mr. Horowitz on behalf of StarSight, discussed a possible strategic business combination with the primary focus of these discussions being the difficulties being faced by each of the parties in exchanging information in view of the parties pending litigation, limitations on disclosures to one another and appropriate protections of their respective interests. Broad discussions of business strategies and potential synergies of a combined company took place and the parties agreed to continue to discuss the terms of a potential business combination between the two Companies.

  In July 1996, the Gemstar Board held a meeting at which senior management of Gemstar was authorized to approach StarSight regarding a possible merger transaction at a proposed exchange ratio that would have resulted in the shareholders of StarSight owning approximately 25% of the combined entity. On July 31, 1996, Gemstar, through Hambrecht & Quist, proposed the terms of a merger of the Companies at an exchange ratio that would have resulted in the shareholders of StarSight holding approximately 25% of the outstanding capital stock of the combined company after the transaction.

  On August 23, 1996 the StarSight Board met to discuss the strategic alternatives available to StarSight in order to enhance its long term strategic position. The issue of a possible transaction with Gemstar and Gemstar's offer of July 31, 1996 were discussed. At the conclusion of these discussions the StarSight Board scheduled a board meeting for August 29, 1996 to continue discussions regarding a potential strategic business combination with Gemstar and directed StarSight's management and financial advisors to prepare presentations regarding Gemstar's offer. At the August 29, 1996 meeting of the StarSight Board, StarSight's senior management and financial advisors, including Mr. Horowitz as StarSight's principal negotiator, reviewed with the StarSight Board the discussions between the representatives of the two Companies concerning a possible strategic business combination in order to enhance StarSight's long term strategic position. There was a discussion concerning the factors that supported their respective complementary product lines, technologies and market positions of StarSight and Gemstar and the other strategic factors associated with a possible strategic business combination with Gemstar. The StarSight Board also discussed possible terms of the transaction and potential organizational structures of a combined company. At this meeting representatives of Smith Barney made a presentation to the StarSight Board regarding Gemstar's offer of July 31, 1996 and reviewed, among other things, the strategic rationale for, and certain financial analyses relating to, the proposed transaction. StarSight's legal counsel also discussed the StarSight Board's fiduciary duties in considering a strategic business combination and the strategic alternatives to such transaction. At this time the StarSight Board agreed that management and StarSight's independent advisors should continue to proceed with negotiation and investigation of the proposed combination and authorized the advisors to communicate to Gemstar that its July 31 offer was too low. Two StarSight directors, James Meyer and Jacques Thibon, did not participate in the discussion of matters relating to a possible transaction with Gemstar due to a possible conflict of interest resulting from their positions as directors or officers of Thomson or its affiliates, and existing business arrangements between Thomson and each of StarSight and Gemstar. As a result, Messrs. Meyer and Thibon continued to recuse themselves from StarSight Board meetings and discussions regarding a possible Gemstar transaction and did not participate in the votes by the StarSight Board with respect to the Merger.

  On September 6, 1996, at a meeting of the StarSight Board, the management and financial advisors to StarSight discussed with the StarSight Board the status of the discussions with Gemstar and the feasibility of a business combination. The StarSight Board also discussed the strategic alternatives available to StarSight at this time, including continuing to execute its stand alone business plan, engaging in various restructuring strategies involving the sale, spin-off or other disposition of all or parts of certain of StarSight's businesses or engaging in merger discussions with other third parties. The StarSight Board of Directors did not pursue such other strategic alternatives due to various factors, such as the uncertainty of StarSight's long-term profitability, the lack of a near-term resolution of its litigation with Gemstar, the likelihood of competition increasing in the future, the lack of any positive responses from potential acquirers, and the uncertainty of the financial success of these alternatives. Accordingly, StarSight Board believed it to be in the best interests of StarSight and its shareholders to merge with Gemstar. StarSight's legal counsel also continued its discussions with the StarSight Board regarding the its fiduciary duties in considering a strategic business combination and strategic alternatives, At the conclusion of the meeting, the StarSight Board directed StarSight's senior management and advisors, including Mr. Horowitz as StarSight's principal negotiator, to continue discussions and investigations regarding a potential business combination with Gemstar and to continue to explore the strategic alternatives available to StarSight. Specifically, the StarSight Board authorized
Mr. Horowitz to communicate to Gemstar that an exchange ratio that would result in the shareholders of StarSight owning between 30% and 35% of the combined entity (subject to satisfactory negotiation of related transaction issues) would probably be acceptable to StarSight. The StarSight Board also requested that Smith Barney approach third parties to solicit indications of interest in a possible acquisiton of StarSight.

  Over the next several weeks, the senior management teams and advisors of each company, including Mr. Horowitz as StarSight's principal negotiator, continued to explore and investigate the feasibility of a possible strategic business combination. To facilitate these discussions, on September 12, 1996, the parties entered into mutual non-disclosure agreements under which each agreed to maintain the confidentiality of the other party's confidential information.

  On September 18, 1996, the senior management teams of each company together with Mr. Horowitz, as StarSight's principal negotiator, and representatives of Hambrecht & Quist, Smith Barney and Alex. Brown met in Pasadena, California. Then again on September 19, 1996, the senior management teams of each company together with representatives of Hambrecht & Quist, Smith Barney and Alex. Brown met in Fremont, California.

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

At these two meetings, the senior management teams of each company introduced themselves and presented history and background regarding themselves and the companies. Topics discussed at these meetings include the companies' products, their performance to date, due diligence and settlement of litigation between the companies.

  On September 20, 1996, at a meeting of the StarSight Board, the Board reviewed the status of discussions with Gemstar and management's due diligence meetings at Gemstar. The StarSight Board also discussed Gemstar's existing business and the rate of growth of such business, pricing issues relating to the potential transaction with Gemstar, and the possibility of such transaction qualifying for treatment as a tax free reorganization. The StarSight Board then discussed possible alternatives to the current proposal submitted by Gemstar as well as the feasibility of other third parties acquiring StarSight. StarSight's legal counsel continued its discussions with the StarSight Board regarding the board members' fiduciary duties to StarSight and its shareholders in connection with the proposed business combination.

  During the remainder of September and throughout October, there continued to be various meetings and telephone conversations between representatives of Gemstar and StarSight, including Mr. Horowitz as StarSight's principal negotiator, at which there were discussions concerning the potential exchange ratio, due diligence issues (including the sharing of non-trade secret information concerning intellectual property and protection of privileged information) in light of the pending litigation, a potential stay of the litigation proceedings, exchanges of information regarding licensing activities by each company, the business, operations and technology of each company and of the combined company that would result from a business combination. During this time representatives of the Companies and their respective senior management and legal advisors met to conduct due diligence as to the business of each other's company and (together with their respective financial advisors) to explore further the potential synergies between the Companies and the operational and management issues associated with a business combination. Gemstar's and StarSight's financial advisors had further discussions regarding valuation issues relevant to negotiation of a mutually acceptable exchange ratio and other terms and conditions of a potential business combination. In addition, representatives of the independent auditors of StarSight and Gemstar held discussions regarding the accounting treatment of a potential business combination between Gemstar and StarSight, in particular the availability of pooling of interests accounting treatment for a potential business combination.

  In late October 1996, Gemstar and StarSight agreed to submit letters to the staff of the Commission requesting that the Commission concur with the views of StarSight and Gemstar and their independent auditors that a repricing of outstanding stock options effected by StarSight in November 1995 would not preclude pooling of interests accounting treatment for a business combination between StarSight and Gemstar. StarSight and Gemstar submitted such request to the staff of the Commission on October 29, 1996. From October 29 until mid-November, representatives of Gemstar and StarSight continued discussions regarding a potential strategic business combination, although at a reduced pace while the parties awaited the Commission's response. These discussions focused principally upon due diligence issues and the potential exchange ratio. On November 7, 1996, at a meeting of the StarSight Board, the StarSight Board discussed with management the status of the potential transaction with Gemstar. In particular, management discussed with the StarSight Board the issues surrounding the pooling of interests accounting treatment for a business combination and StarSight's and Gemstar's recent correspondence with the staff of the Commission concerning this issue. In November 1996, the Commission informed Gemstar that, based upon the facts presented in the October 29 request, in the staff's view the subject stock option repricing would not preclude pooling of interests accounting treatment for a potential business combination.

  On November 26, 1996, Gemstar provided to StarSight a draft of the Merger Agreement and there ensued discussions between legal counsel to Gemstar and legal counsel to StarSight regarding the proposed structure and other principal terms of the Merger Agreement. From December 2 through December 12, Gemstar and StarSight, together with their respective legal and financial advisors, including Mr. Horowitz as StarSight's principal negotiator, continued to negotiate the terms of definitive agreements relating to the transaction, including the terms of the proposed stock option agreements, the termination rights relating to the Merger Agreement, the conditions upon which any breakup fees would be payable and the amount of such fees, and the representations, warranties and covenants to be made. In addition, continued due diligence by Gemstar of StarSight and StarSight of Gemstar took place. On December 3, 1996, at a meeting of the StarSight Board, the StarSight Board discussed with its management and Mr. Horowitz, StarSight's principal negotiator, the negotiations of the agreements of a business combination with Gemstar. Management of StarSight and Mr. Horowitz, StarSight's principal negotiator, discussed with the StarSight Board the material terms of the definitive merger agreement and the status of due diligence meetings between the Companies.

  On December 11, 1996, the Gemstar Board held a telephonic board meeting at which senior management of Gemstar discussed with the Gemstar Board the history of events leading to the proposed transaction with StarSight, the various business reasons for the contemplated acquisition of StarSight and the potential risks of such a transaction. Gemstar's legal counsel summarized for the Gemstar Board the fiduciary duties of the Gemstar Board in an acquisition and presented an overview of the proposed transaction, the material terms of the proposed merger agreement and the status of due diligence meetings between the Companies. Representatives of Hambrecht and Quist advised the Gemstar Board regarding various financial aspects of the Merger, including whether Hambrecht & Quist was prepared to render a fairness opinion regarding the proposed financial terms of the Merger. Gemstar's senior management and legal counsel responded to questions regarding various aspects of the proposed merger. At the conclusion of the meeting, the Gemstar Board agreed that management should continue to proceed with negotiation of the terms of the definitive Merger Agreement and related agreements.

  On December 13, 1996, certain members of senior management of Gemstar, Gemstar's legal counsel and representatives of Gemstar's financial advisors met with certain members of senior management of StarSight, StarSight's legal counsel and representatives of StarSight's financial advisors, including Mr. Horowitz, StarSight's principal negotiator, (the "December 13, 1996 Meeting"). At this meeting each party conducted due diligence and the parties held face to face negotiations regarding the terms of the definitive agreements relating to the transaction.

  On December 16, 1996, final due diligence by Gemstar of StarSight and StarSight of Gemstar took place.

  On December 16, 1996, the Gemstar Board held a telephonic board meeting at which senior management of Gemstar reported to the Gemstar Board on the results of negotiations between the Companies, including the discussions and negotiations that took place at the December 13, 1996 Meeting. Further, Gemstar's senior management summarized the transaction issues (which included an appropriate exchange ratio, the treatment of StarSight's stock options and warrants, the Merger Agreement's provisions regarding representations and warranties, covenants relating to conduct of business, additional agreements, conditions precedent, termination events and fees, and the terms of the Stock Option agreements; all of such issues were resolved by negotiation on or about December 23, 1996 as reflected in the Merger Agreement, a copy of which is attached as Appendix A), updated the Gemstar Board on the various business reasons for the contemplated acquisition of StarSight and again discussed potential risks of such a transaction. Gemstar's legal counsel summarized changes to the material terms of the proposed Merger Agreement since the previous Gemstar Board meeting. Representatives of Hambrecht & Quist presented to the Gemstar Board the results of its due diligence regarding the Companies, reviewed detailed financial analyses and pro forma and other information with respect to the Companies, responded to questions regarding various financial aspects of the proposed Merger and delivered a draft of its proposed fairness opinion regarding the proposed financial terms of the Merger. Gemstar's senior management and legal counsel responded to questions regarding various aspects of the proposed Merger. At the conclusion of the meeting, the Gemstar Board agreed that management should continue to proceed with negotiation of the terms of the definitive Merger Agreement and related agreements.

  On December 16, 1996, at a meeting of the StarSight Board, the StarSight Board discussed with management and Mr. Horowitz, StarSight's principal negotiator, the status of negotiations of the agreements of a business combination with Gemstar. The Board discussed with management the material terms of the merger agreement as well as any outstanding open items (which included an appropriate exchange ratio, the treatment of StarSight's stock options and warrants, the Merger Agreement's provisions regarding representations and warranties, covenants relating to conduct of business, additional agreements, conditions precedent, termination events and fees, and the terms of the Stock Option agreements; all of such items were resolved by negotiation on or about December 23, 1996 as reflected in the Merger Agreement, a copy of which is attached as Appendix A). In addition, management updated the Board on its due diligence meetings with Gemstar.

  On the evening of December 17, 1996, the StarSight Board met, with certain attendees participating by telephone conference call, at which meeting the senior management and legal and financial advisors and Mr. Horowitz, StarSight's principal negotiator, of StarSight discussed (i) the status of the discussions and the benefits and potential risks of a merger with Gemstar, and
(ii) the principal terms of the Merger Agreement and related documents, including the Stock Option Agreements. StarSight's legal counsel discussed the StarSight Board's fiduciary duties in considering a strategic business combination and strategic alternatives, and had further discussions with the StarSight Board on the principal terms of the Merger Agreement, the Stock Option Agreements, the Affiliate Agreements and the Company Significant Shareholder Agreement. In addition, management of StarSight presented to the StarSight Board the results of its due diligence of Gemstar and responded to questions regarding various aspects of the proposed Merger. In addition, Smith Barney then delivered its oral opinion to the effect that, as of such date, the Exchange Ratio currently being proposed was fair to the holders of StarSight Common Stock from a financial point of view and made a presentation to the StarSight Board regarding the various financial and comparative analyses performed by Smith Barney in preparing that opinion. During its presentation, the representatives of Smith Barney indicated that they had approached and made preliminary inquiries of certain third parties to solicit indications of interest in a possible acquisition of StarSight and that all such inquiries were met with a negative response. At the conclusion of the meeting, the StarSight Board agreed that management should continue to proceed with negotiation of the terms of the definitive Merger Agreement and related agreements.

  On December 18, 1996, StarSight and Gemstar continued to negotiate the terms of the Merger Agreement and related documents.

  On the afternoon of December 19, 1996, at a specially scheduled meeting of the StarSight Board, (i) management of StarSight and Mr. Horowitz, StarSight's principal negotiator, reported that a tentative agreement had been reached with respect to many of the principal terms of the Merger, (ii) management of StarSight again made presentations to the StarSight Board regarding the risks and benefits of the Merger, (iii) StarSight's legal advisors held further discussions regarding the StarSight Board's fiduciary duties in considering a strategic business combination and reviewed proposed definitive terms of the Merger Agreement and related documents, including the Stock Option Agreements, and (iv) the StarSight Board approved the Merger Agreement and related agreements, subject to management's successful negotiation and disposition within the parameters set by the StarSight Board, of the remaining terms that had not yet been agreed to.

  On the evening of December 19, 1996, the Gemstar Board held a telephonic board meeting at which senior management of Gemstar reported to the Gemstar Board the outcome of StarSight's board meeting held earlier in the day and summarized the remaining transaction issues (which included an appropriate exchange ratio, the treatment of StarSight's stock options and warrants, the Merger Agreement's provisions regarding representations and warranties, covenants relating to conduct of business, additional agreements, conditions precedent, termination events and fees, and the terms of the Stock Option agreements; all of such issues were resolved by negotiation on or about December 23, 1996 as reflected in the Merger Agreement, a copy of which is attached as Appendix A), Senior Management summarized again the risks of and reasons for the Merger. A representative of Gemstar's independent auditors updated and advised the Gemstar Board regarding the poolability of the transaction from an accounting perspective. In addition, management of Gemstar presented to the Gemstar Board the results of its due diligence of StarSight and responded to questions regarding various aspects of the proposed Merger. Further, Gemstar's legal counsel discussed various legal issues and summarized changes to the material terms of the proposed Merger Agreement and related agreements since the previous Gemstar Board meeting. Representatives of Hambrecht & Quist updated the Gemstar Board regarding the results of their continued due diligence regarding the Companies, responded to questions regarding various financial aspects of the proposed Merger and its draft of the proposed fairness opinion regarding the proposed financial terms of the Merger. Gemstar's senior management and legal counsel recommended a course of action for resolving the remaining transaction issues (which included an appropriate exchange ratio, the treatment of StarSight's stock options and warrants, the Merger Agreement's provisions regarding representations and warranties, covenants relating to conduct of business, additional agreements, conditions precedent, termination events and fees, and the terms of the Stock Option agreements; all of such issues were resolved by negotiation on or about December 23, 1996 as reflected in the Merger Agreement, a copy of which is attached as Appendix A). The Gemstar Board agreed that management should continue to proceed on that basis with the negotiation of the terms of the definitive Merger Agreement and related agreements.

  On December 20, 21, 22 and 23, Gemstar and StarSight, together with their respective legal and financial advisors, including Mr. Horowitz who acted as StarSight's principal negotiator, continued to negotiate the open terms (which included the final exchange ratio, the treatment of StarSight's stock options and warrants, the Merger Agreement's provisions regarding representations and warranties, covenants relating to conduct of business, additional agreements, conditions precedent, termination events and fees, and the terms of the Stock Option agreements; all of which were resolved by negotiation on or about December 23, 1996 as reflected in the Merger Agreement, a copy of which is attached as Appendix A) of the definitive agreements relating to the transaction.

  On the evening of December 22, 1996, the Gemstar Board held a telephonic board meeting at which (i) management of Gemstar reported on developments regarding each of the remaining transaction issues that were identified in the previous Gemstar Board meeting and reported that agreement had been reached with respect to many of the principal terms of the Merger, (ii) management of Gemstar again made presentations to the Gemstar Board regarding the risks and reasons for the Merger, (iii) Gemstar's legal advisors again advised the Gemstar Board regarding the Gemstar Board's fiduciary duties in considering a strategic business combination and reviewed proposed definitive terms of the Merger Agreement and related documents, including the Stock Option Agreements,
(iv) Hambrecht & Quist delivered its oral opinion to the effect that, as of such date, the consideration to be paid by Gemstar pursuant to the Merger Agreement is fair to Gemstar from a financial point of view, (v) after a question and answer session, the Gemstar Board approved unanimously the Merger Agreement and related agreements, subject to management's successful negotiation and disposition within the parameters set by the Gemstar Board, of the remaining terms that had not yet been agreed to, (vi) the Gemstar Board approved unanimously the expansion of the Gemstar Board by three positions as provided for in the Merger Agreement, and (vii) the Gemstar Board approved unanimously the Stock Incentive Plan Proposal. During the evening of December 22, 1996 and the morning of December 23, 1996, the remaining open issues were resolved through negotiations between representatives of Gemstar and StarSight according to the parameters established by the Gemstar and StarSight Boards of Directors.

  On December 23, 1996, Smith Barney delivered to the StarSight Board its written opinion (a copy of which is annexed hereto as Appendix C, and shareholders are urged to carefully review this opinion) to the effect that, as of such date, the Exchange Ratio was fair to the holders of StarSight Common Stock from a financial point of view. On December 23, 1996, Hambrecht & Quist delivered to the Gemstar Board its written opinion, dated December 22, 1996, (a copy of which is annexed hereto as Appendix B, and shareholders are urged to carefully review this opinion) to the effect that, as of December 22, 1996, the consideration to be paid by Gemstar pursuant to the Merger Agreement is fair to Gemstar from a financial point of view. On December 23, 1996, the Merger Agreement and the Stock Option Agreements were executed by the Companies, each of the members of the Gemstar Board and the StarSight Board and certain officers of each of Gemstar and StarSight executed the Gemstar Affiliate Agreements and StarSight Affiliate Agreements and certain significant shareholders of each of Gemstar and StarSight executed the Company Significant Shareholder Agreement and the Parent Significant Shareholder Agreement and Gemstar and StarSight issued a joint press release announcing the Merger.

REASONS FOR THE MERGER; BOARD RECOMMENDATIONS

  In reaching their decision to approve the Merger Agreement, the Gemstar and the StarSight Boards consulted with their respective management teams and advisors and independently considered the proposed Merger Agreement, including the material factors described below. Based upon their respective independent reviews of such factors and the business and operations of the other party, the Gemstar Board and the StarSight Board each approved the Merger Agreement and the transactions contemplated thereby. (One StarSight director, John F. Doyle, voted against approval of the Merger Agreement and the Merger.) There can be no assurance, however, that any of the efficiencies or opportunities described in the following reason for the Merger will be achieved through the consummation of the Merger.

 Gemstar's Reasons for the Merger

  The Gemstar Board has approved the Merger Agreement, has determined that the Merger is advisable and fair and in the best interests of Gemstar and its shareholders, and recommends that holders of shares of Gemstar Ordinary Shares vote FOR approval and adoption of the Merger Agreement and the Merger.

  In its deliberations with regard to the Merger Agreement and the Merger, the Gemstar Board considered the respective businesses, financial conditions and financial performance of the Companies, as well as the terms and conditions of the proposed Merger Agreement, and the anticipated accounting and federal tax treatment of the Merger. The Gemstar Board also considered the written opinion by Hambrecht & Quist to the effect that, based upon the facts and circumstances as they existed at the time and subject to the various assumptions and other conditions set forth in such opinion, as of December 22, 1996, the Exchange Ratio was fair from a financial point of view to the holders of Gemstar Ordinary Shares. The Gemstar Board was aware of, and took into consideration, the structure of the Merger and the rights of Gemstar shareholders to consider and vote upon the issuance of Gemstar Ordinary Shares pursuant to the Merger.

  In reaching its decision to approve the Merger Agreement and the Merger and to recommend that Gemstar's shareholders vote to approve the Merger Agreement and the Merger, the Gemstar Board also considered, among other things, the following potentially positive factors:

    (i) The Gemstar Board considered its knowledge of the business operations, properties, assets, financial condition and operating results of the Companies;

    (ii) The Gemstar Board considered the reports and opinions of its management and Hambrecht & Quist including those resulting from management's due diligence investigations concerning the business, technology, products, operations, financial condition and prospects of StarSight;

    (iii) The Gemstar Board considered Gemstar's future prospects and that such prospects were likely to be enhanced as a result of the Merger;

    (iv) The Gemstar Board considered the detailed financial analyses, pro forma and other information with respect to the Companies presented by Hambrecht & Quist, in its oral and written presentations (see "--Opinion of Financial Advisors--Gemstar");

    (v) The Gemstar Board considered the potential for increased value to the Gemstar shareholders from the possibility of synergies from combining the Companies' product lines and research programs;

    (vi) At a special meeting of the Gemstar Board held on December 22, 1996 the Gemstar Board considered the oral opinion of Hambrecht & Quist that, as of such date and based upon and subject to certain matters stated therein, the consideration to be paid by Gemstar pursuant to the Merger Agreement was fair to Gemstar from a financial point of view (See "--Opinion of Financial Advisors--Gemstar"). Subsequently, Hambrecht & Quist delivered its written opinion that, as of December 22, 1996 and based upon and subject to certain matters stated therein; the consideration to be paid by Gemstar pursuant to the Merger Agreement was fair to Gemstar;

    (vii) The Gemstar Board considered the terms and conditions of the Merger Agreement, the Company Option Agreement and the Parent Option Agreement, which were the product of extensive arm's-length negotiations (See "THE PLAN OF MERGER");

    (viii) The Gemstar Board considered the compatibility of the respective business philosophies of the Companies;

    (ix) The Gemstar Board considered the "no-solicitation" and "break-up" provisions of the Merger Agreement; and

    (x) The Gemstar Board considered that the Merger is conditioned upon approval of the Merger Agreement by the holders of a majority of the outstanding voting power of the StarSight Common Stock and that the issuance of Gemstar Ordinary Shares in the Merger is conditioned upon the vote of a majority of the Gemstar Ordinary Shares voting thereon.

  The Gemstar Board also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the Merger, but believed these factors were outweighed by the positive factors and other reasons for effecting the Merger that are described above. The potentially negative factors considered by the Gemstar Board included the following factors:

    (i) The Gemstar Board considered the potential dilutive effect of the issuance of Gemstar Ordinary Shares in the Merger;

    (ii) The Gemstar Board considered the substantial charges expected to be incurred in connection with the Merger, including the transaction expenses arising from the Merger and costs associated with combining the operations of the Companies;

    (iii) The Gemstar Board considered the risk, that the market price of Gemstar Ordinary Shares might be affected adversely by the public announcement of the Merger;

    (iv) The Gemstar Board considered StarSight's history of financial losses;

    (v) The Gemstar Board considered Hambrecht & Quist's analyses which indicated that (a) the earnings per share of the pro forma company would be lower in 1999 than for Gemstar as a stand-alone company and (b) the implied equity value of StarSight ranged from approximately $41 million to $71 million (based upon an analysis of selected merger and acquisition transactions) as compared to an implied consideration of $279 million;

    (vi) The Gemstar Board considered the risk that the synergies anticipated to be achieved in the Merger would not be achieved;

    (vii) The Gemstar Board considered the risk that the operations of the Companies would not be successfully integrated;

    (viii) The Gemstar Board considered the risk that important technical and management personnel might be lost prior to or after consummation of the Merger;

    (ix) The Gemstar Board considered the adverse effects on Gemstar's business, operations and financial condition in the event the Merger was unable to be consummated following public announcement that the Merger Agreement had been entered into; and

    (x) The Gemstar Board considered the other risks associated with the Companies' businesses described above under "RISK FACTORS."

  The foregoing discussion of the information and factors considered by the Gemstar Board is not intended to be exhaustive but includes all material factors considered by the Gemstar Board. In view of the variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Gemstar Board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Gemstar Board may have given different weights to different factors. Based on the factors outlined above and on the opinion of its financial advisor, Hambrecht & Quist, the Gemstar Board determined that the consideration to be paid by Gemstar pursuant to the Merger Agreement was fair to Gemstar and its shareholders from a financial point of view. The Gemstar Board voted unanimously to recommend to the holders of Gemstar Ordinary Shares that the Merger Agreement and the Merger be approved.


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

 Recommendation of Gemstar's Board of Directors

  At the Gemstar Board meeting held to consider the Merger, the Gemstar Board carefully considered and unanimously approved the terms of the Merger Agreement and the transactions contemplated thereby as being fair and in the best interest of Gemstar and its shareholders. The Gemstar Board unanimously recommends that the shareholders vote FOR approval and adoption of the Merger Agreement and the Merger.

 StarSight's Reasons for the Merger

  The StarSight Board has approved the Merger Agreement, has determined that the Merger is advisable and fair and in the best interests of StarSight and its shareholders, and recommends that holders of shares of StarSight Common Stock vote FOR approval and adoption of the Merger Agreement and the Merger.

  The StarSight Board's decision to approve the Merger Agreement and the Merger was based, in large part on its assessment that in the competitive environment in which StarSight operates, StarSight would not be able to achieve significant net income for some time. The StarSight Board recognized that StarSight's long-term success and its ability to achieve its business plan may require global reach and broad acceptance by the marketplace. In addition, the StarSight Board considered that the recent value of StarSight reflects the impact of events which have had a short-term positive impact on the price of StarSight Common Stock and that the prospective value of the combined StarSight/Gemstar company might be higher than StarSight on a stand alone basis. Against these considerations the StarSight Board weighed, among other things, the fact that the Exchange Ratio offered a premium to StarSight shareholders. Based on the last reported sale price of Gemstar Ordinary Shares on the Nasdaq National Market on December 20, 1996, the last trading day before the announcement of the proposed Merger, the Exchange Ratio would result in a per share purchase price for StarSight Common Stock of $10.46, representing a premium of approximately $1.59 per share to the last reported sale price per share of StarSight Common Stock on such date. Based on the last reported sale price of Gemstar Ordinary Shares on April 11, 1997, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus for which information was obtainable, the Exchange Ratio would result in a per share purchase price for StarSight Common Stock of $8.49, representing a premium of approximately $0.87 per share to the last reported sale price per share of StarSight Common Stock on such date. See "MARKET PRICE AND DIVIDENDS." In addition, because the consideration was stock in the ongoing enterprise combining StarSight and Gemstar, the StarSight Board considered that StarSight's shareholders would have the opportunity to benefit from any synergies to be achieved by such combination, including those resulting from the combination of the intellectual property portfolios and the complimentary nature of the companies' operations. StarSight's management advised the StarSight Board that such synergies may be significant. StarSight's management did not, however, attempt to quantify such synergies. Further, there can be no assurance that such synergies will actually be achieved.

  In reaching its decision to approve the Merger Agreement and the Merger and to recommend that StarSight's shareholders vote to approve the Merger Agreement and the Merger, the StarSight Board also considered, among other things, the following potentially positive factors:

    (i) The StarSight Board considered its knowledge of the business operations, properties, assets, financial condition and operating results of StarSight;

    (ii) The StarSight Board considered the reports and opinions of StarSight's management and Smith Barney including those resulting from management's due diligence investigations concerning the business, technology, products, operations, financial condition and prospects of Gemstar; In considering the reports and opinions of StarSight's management, the StarSight Board was aware that such persons could have personal interests in the Merger which may not be identical to the interests of the other shareholders of StarSight. Other than having been apprised of such interests of management, StarSight did not take any other steps with respect to such interests in the consideration of the Merger Agreement and the Merger by the StarSight Board. These interests are described below under "--Interests of Certain Persons in the Merger."

    (iii) The StarSight Board considered StarSight's future prospects and that such prospects were likely to be enhanced as a result of the Merger;

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

    (iv) The StarSight Board considered the detailed financial analyses, pro forma and other information with respect to StarSight and Gemstar presented by Smith Barney, in its oral and written presentations (see "--Opinion of Financial Advisors--StarSight");

    (v) The StarSight Board considered the effect on shareholder value of StarSight continuing as an independent entity, compared to the effect of a combination with Gemstar, in the light of the financial condition and prospects of StarSight and the current economic and industry environment, including, but not limited to, (A) other possible strategic alternatives for StarSight which the StarSight Board had examined, including continuing to execute its stand alone business plan or engaging in various restructuring strategies involving the sale, spin-off or other disposition of all or parts of certain of StarSight's businesses, (B) the advice of Smith Barney that if it did not combine with Gemstar, StarSight might be forced to adopt a "free-guide" business model and face the challenge of repositioning itself while managing confusion among customers and the retail channel, (C) its judgement, based on preliminary inquiries of certain third parties regarding their potential interest in engaging in discussions regarding an acquisition of StarSight (which inquiries were met with a negative response), that StarSight was unlikely to identify an alternative business opportunity that would provide superior benefits to StarSight and its shareholders, and (D) the potential for increased value in the combined StarSight/Gemstar enterprise, as compared to either StarSight or Gemstar alone, the possibility of synergies from combining StarSight's and Gemstar's product lines and research programs;

    (vi) At a special meeting of the StarSight Board on December 17, 1996 the StarSight Board considered the oral opinion of Smith Barney that, as of such date and based upon and subject to certain matters stated therein, and subject to review of the definitive agreement, the Exchange Ratio was fair from a financial point of view to the holders of StarSight Common Stock (See "--Opinion of Financial Advisors--StarSight"). On December 23, 1996, after review of the definitive agreements, Smith Barney delivered its written opinion that, as of such date and based upon and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to the holders of StarSight Common Stock;

    (vii) The StarSight Board, with the assistance of StarSight's financial advisors, also considered recent and current market prices of Gemstar Ordinary Shares, and concluded that Gemstar Ordinary Shares were trading in a reasonable range prior to the announcement of the transaction;

    (viii) The StarSight Board considered the terms and conditions of the Merger Agreement, the Company Option Agreement and the Parent Option Agreement, which were the product of extensive arm's-length negotiations (See "THE PLAN OF MERGER");

    (ix) The StarSight Board considered that the Exchange Ratio represented a premium of approximately 17.9% to the market value of StarSight Common Stock on December 20, 1996, the last Nasdaq trading day prior to the decision of the StarSight Board to authorize negotiation of definitive agreements;

    (x) The StarSight Board considered the compatibility of the respective business philosophies of StarSight and Gemstar;

    (xi) The StarSight Board considered the opportunity for StarSight shareholders to participate, as holders of Gemstar Ordinary Shares, in a larger company of which former StarSight shareholders would hold approximately 33% of the equity of the combined company following the Merger, and to do so by means of a transaction which is designed to be tax-free to StarSight's shareholders;

    (xii) The StarSight Board considered the "no-solicitation" provisions of the Merger Agreement, and the fact that the Merger Agreement would permit StarSight to negotiate with a third party who made an unsolicited offer that is reasonably likely to be financially superior to the Merger and, as long as StarSight pays the Termination Fee to Gemstar provided for in the Merger Agreement, would permit StarSight to enter into a transaction with such other party;

    (xiii) The StarSight Board considered that the Merger is conditioned upon approval of the Merger Agreement by the holders of a majority of the outstanding voting power of the StarSight Common Stock and that the issuance of Gemstar Ordinary Shares in the Merger is conditioned upon the vote of a majority of the Gemstar Ordinary Shares voting thereon; and

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

    (xiv) The StarSight Board considered the impact of the Merger on the interests of StarSight's customers, suppliers, employees, and the communities in which StarSight has operated.

  The StarSight Board also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the Merger but believed these factors were outweighed by the positive factors and other reasons for effecting the Merger that are described above. The potentially negative factors considered by the StarSight Board included the following factors:

    (i) The StarSight Board considered the risks that the synergies anticipated to be achieved in the Merger would not be achieved;

    (ii) The StarSight Board considered the risk that the operations of the two companies would not be successfully integrated;

    (iii) The StarSight Board considered the risk that important technical and management personnel might be lost prior to or after consummation of the Merger;

    (iv) The StarSight Board considered Smith Barney's analyses which suggested that the Merger (without giving effect to potential synergies) could be dilutive to Gemstar's earnings per share for each fiscal year 1998, 1999 and 2000;

    (v) The StarSight Board considered the adverse effects on StarSight's business, operations and financial condition in the event the Merger was unable to be consummated following public announcement that the Merger Agreement had been entered into; and

    (vi) The StarSight Board considered the other risks associated with StarSight's and Gemstar's businesses described above under "RISK FACTORS."

  The foregoing discussion of the information and factors considered by the StarSight Board is not intended to be exhaustive but includes all material factors considered by the StarSight Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the StarSight Board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the StarSight Board may have given different weight to different factors. In the course of its deliberations, the StarSight Board did not establish a range of value for StarSight; however, based on the factors outlined above and on the opinion of its financial advisor, Smith Barney, referred to at (vi) above, the StarSight Board determined that the Merger is advisable and fair and in the best interests of StarSight and its shareholders. The directors voting on the Merger voted to recommend to the holders of StarSight Common Stock that the Merger Agreement and the Merger be approved. For certain forward looking financial information regarding Gemstar considered by the StarSight Board and StarSight's financial advisor, see "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

 Recommendation of StarSight's Board of Directors

  The StarSight Board has approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, StarSight and its shareholders and therefore recommends that holders of StarSight Common Stock vote FOR approval and adoption of the Merger Agreement and the Merger. Two directors, James Meyer and Jacques Thibon, recused themselves from discussions and votes by the StarSight Board with respect to a transaction with Gemstar due to the possible conflict of interest described above under "Background of the Merger." One StarSight director voted against approval of the Merger Agreement and the Merger.

OPINIONS OF FINANCIAL ADVISORS

 Gemstar

  Gemstar engaged Hambrecht & Quist and Alex. Brown & Sons Incorporated ("Alex. Brown") to act as its financial advisors in connection with the Merger and engaged Hambrecht & Quist to render an opinion as to the fairness from a financial point of view to Gemstar of the consideration to be paid by Gemstar in connection with

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the Merger. Hambrecht & Quist rendered its oral opinion, and subsequently confirmed in writing, on December 22, 1996, to the Gemstar Board that, as of such date, the consideration to be paid by Gemstar pursuant to the Merger Agreement is fair to Gemstar from a financial point of view. A COPY OF HAMBRECHT & QUIST'S OPINION DATED DECEMBER 22, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATION OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST IS ATTACHED AS APPENDIX B TO THE JOINT PROXY STATEMENT/PROSPECTUS. GEMSTAR SHAREHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY. THE OPINION WILL NOT BE UPDATED PRIOR TO THE CLOSING OF THE MERGER. Shareholders should note that the opinion was written for the information of the Gemstar Board in connection with their evaluation of the merger, and may not be used for any other purpose without the written consent of Hambrecht & Quist. Hambrecht & Quist has consented to the use of its opinion in this Joint Proxy Statement/Prospectus. No limitations were placed on Hambrecht & Quist by the Gemstar Board with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

  In its review of the Merger, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available consolidated financial statements of Gemstar for recent years and interim periods to date and certain other relevant financial and operating date of Gemstar made available to Hambrecht & Quist from published sources and from the internal records of Gemstar; (ii) reviewed certain internal financial and operating information relating to Gemstar provided by the management of Gemstar; (iii) discussed with certain members of the management of Gemstar the business, financial condition and prospects of Gemstar; (iv) reviewed the publicly available financial statements of StarSight for recent years and interim periods to date and certain other relevant financial and operating data of StarSight made available to Hambrecht & Quist from published sources and from the internal records of StarSight; (v) reviewed certain internal financial and operating information, including certain projections, relating to StarSight prepared by StarSight's financial advisor based upon information provided by the management of StarSight; (vi) discussed with certain members of the management of StarSight the business, financial condition and prospects of StarSight; (vii) reviewed the recent reported prices and trading activity for Gemstar's Ordinary Shares and StarSight's Common Stock and compared such information and certain financial information of Gemstar and StarSight with similar information for certain other companies engaged in business Hambrecht & Quist considered comparable to those of Gemstar and StarSight; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (ix) reviewed the Merger Agreement; (x) discussed the tax and accounting treatment of the Merger with Gemstar and Gemstar's accountants; and (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data Hambrecht & Quist deemed relevant. Hambrecht & Quist did not deem the StarSight projections provided by StarSight's financial advisor to be material to their analyses of their opinion.

  Hambrecht & Quist did not independently verify any of the information concerning Gemstar or StarSight considered in connection with their review of the Merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Gemstar or StarSight, nor did they conduct a physical inspection of the properties and facilities of Gemstar or StarSight. Hambrecht & Quist did not prepare or obtain any evaluation or appraisal of any potential or pending litigation involving Gemstar or StarSight, including litigation in which both companies are adversaries. Hambrecht & Quist did not determine how its fairness opinion would be affected if it did not evaluate or appraise any such litigation. Hambrecht & Quist also assumed that neither Gemstar nor StarSight was a party to any pending transactions, including external financings, recapitalization or merger discussions, other than the Merger, certain potential strategic partnerships disclosed to Hambrecht & Quist and those in the ordinary course of conducting their respective businesses. For purposes of its opinion, Hambrecht & Quist assumed that the Merger will qualify as a tax-free reorganization under the Code for the shareholders of Gemstar and that the Merger will be accounted for as a pooling of interest. Hambrecht & Quist's opinion is necessarily based upon market economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

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

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Gemstar Board. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Gemstar Board and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Gemstar and StarSight. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

  The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its written opinion to Gemstar's Board on December 22, 1996:

    Contribution Analysis: Hambrecht & Quist analyzed the contribution of Gemstar and StarSight to certain financial statement categories of the pro forma combined company, including revenue, operating income and net income. This contribution analysis was then compared to the pro forma ownership percentage of Gemstar and StarSight shareholders of the pro forma combined company. Hambrecht & Quist examined the expected contributions to the combined company's pro forma revenues, pro forma operating income and pro forma net income by Gemstar for fiscal 1998 and 1999 (i.e., the four quarters ending March 31), derived from published Wall Street estimates, and by StarSight for the same period, derived from estimates (as adjusted by Hambrecht & Quist) provided by StarSight's financial advisors based upon information provided by StarSight. Hambrecht & Quist observed that Gemstar shareholders are expected to own approximately 67% of the combined company equity at the close of the Merger, and the StarSight shareholders are expected to own approximately 33% of the combined company equity at the close of the Merger. In fiscal 1998, it was estimated that Gemstar and StarSight would have contributed approximately 67% and 33%, respectively, of the combined pro forma revenues; approximately 72% and 28%, respectively, of the combined pro forma operating income; and approximately 69% and 31%, respectively, of the combined pro forma net income. With respect to expected fiscal 1999 financial performance, it was estimated that Gemstar and StarSight would have contributed approximately 73% and 27%, respectively, of the combined pro forma revenues; approximately 79% and 21%, respectively, of the combined pro forma operating income; and approximately 77% and 23%, respectively, of the combined pro forma net income.

    Pro Forma Analysis: Hambrecht & Quist analyzed the pro forma impact of the proposed merger on Gemstar's earnings per share, using published Wall Street estimates of EPS for Gemstar in fiscal 1998 and fiscal 1999 at $1.25 and $2.10. The analysis indicated that earnings per share of the pro forma combined company in 1998 would be higher than for Gemstar as a stand alone company and lower than for Gemstar as a stand alone company in 1999. The actual results and savings achieved by the combined company resulting from the Merger may vary from the projected results and such variations may be material.

    Premium Analysis: Hambrecht & Quist compared the implied price per share of the offer as of December 22, 1996 to the last sale price of StarSight Common Stock on both December 20, 1996 and November 22, 1996 (the twenty-eighth calendar day preceding the announcement of the proposed merger) to similar premiums for certain technology transactions announced since January 1, 1990. Hambrecht & Quist analyzed 15 such public company to public company technology transactions and additionally analyzed a larger set of public and private company transactions that were in the technology sector. The 15 public company to public company technology transactions analyzed by Hambrecht & Quist are Cheyenne Software Inc./Computer Associates International Inc., Atria Software Inc./Pure Software Inc., Continuum Co. Inc./Computer Sciences Corp., Davidson & Associates Inc./CUC International Inc., Sierra On Line

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

  Inc./CUC International Inc., Tivoli Systems Inc./International Business Machines Corp., The Learning Co./SoftKey International Inc., Minnesota Educational Computing Corp./SoftKey International Inc., Lotus Development Corp./International Business Machines Corp., Legent Corp./Computer Associates International Inc., Powersoft Corp./Sybase Inc., Software Toolworks Inc./Pearson PLC, Aldus Corp./Adobe Systems, Inc., Word Perfect Corp./Novell Inc. and Intuit Inc./Microsoft Corp. Hambrecht & Quist noted that the Intuit Inc./Microsoft Corp. transaction did not close. The 15 public company to public company technology transactions selected for the premium analysis were based on the fact that, in Hambrecht & Quist's judgment, the businesses of the target companies shared similar characteristics to the business of StarSight, including a high portion of license revenue, the value of market share, economies of scale, the pace of technological change, competitive markets for human capital and competitive product markets. Hambrecht & Quist observed that the average one-day premium and average four-week premium paid in the selected 15 public company to public company technology transactions was 47% and 60%, respectively, and that the average one-day and average four-week premium paid in the larger set of public company to public company technology transactions was 39% and 45%, respectively. This compared with the proposed merger in which the one-day premium offered was 18% and the four-week premium offered was 47%.

    Discounted Cash Flow Analysis: Hambrecht & Quist analyzed the theoretical valuation of StarSight based on the unleveraged discounted cash flow of the projected financial performance estimates of StarSight. To estimate the total value of StarSight's business, before giving effect to its capital structure, Hambrecht & Quist discounted to present value (i) the projected stream of after-tax cash flows and (ii) the terminal value (the hypothetical value derived by selling the enterprise in its entirety at some future date) of StarSight's business, as reflected in the financial performance estimates using discount rates ranging from 15% to 35%. The foregoing discount rates represent a range of values which surround the theoretical equity cost of capital of StarSight using the Capital Asset Pricing Model and also reflect the risks associated with StarSight's historical performance, evolving business model (including its intellectual property portfolio, strategic relationships and product breadth) and the competitive consumer electronics market in which StarSight sells its products. While the range of discount rates used was broad, Hambrecht & Quist believed that narrowing the range would not accurately reflect the potential risks and rewards of StarSight's business given StarSight's historical performance, evolving business model and the competitive consumer electronics market. The terminal value was based on multiples of 5 to 25 times projected EBIT for the fiscal period ending March 31, 2001. These multiples were based on multiples resulting from analysis of 13 publicly traded comparable companies and analysis of 15 selected merger and acquisition transactions. The selected comparable publicly traded companies had EBIT multiples which were negative in five of the cases and which ranged from 16.3 to 109.9 in the remaining eight cases. The selected comparable public company to public company transactions had EBIT multiples which were negative in three of the cases and which ranged form 12.6 to
  220.7 in the remaining twelve cases. Hambrecht & Quist narrowed the range of EBIT multiples suggested by these transactions for purposes of its analysis to a range that Hambrecht & Quist believed to be appropriate in light of StarSight's historical performance, evolving business model and the competitive consumer electronics market. Based on the discounted cash flow analysis, StarSight's implied equity value ranged from approximately $79 million to approximately $785 million.

    Analysis of Publicly Traded Comparable Companies: Hambrecht & Quist compared selected historical and projected financial information of StarSight to publicly traded companies Hambrecht & Quist deemed to be comparable to StarSight. Such data and ratios included market value, market value to historical net income, price per share to historical and projected earnings per share, market value to historical book value and earnings per share growth rates. Hambrecht & Quist also examined the ratio of the enterprise value (market value plus debt less cash) to the earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization. All multiples were based on closing stock prices on December 20, 1996. All forecasted data for such comparable companies were based on publicly available, independent estimates by selected investment banking firms. Companies used as comparable included selected high-growth software companies including Adobe Systems Inc., America Online Inc. Cybermedia Inc., Desktop Data Inc., Geoworks, Intuit Inc., Lycos Inc., Microsoft Corp., Moviefone Inc., Spyglass Inc., Symantec Corp., Visio Corp. and Yahoo Inc. The foregoing companies were selected for inclusion in the analysis of

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

  publicly traded comparable companies because, in the judgment of Hambrecht & Quist, each of these pursues a strategy involving the licensing or sale of consumer software or the use of technology which allows consumers to search and evaluate information efficiently. The foregoing multiples were applied to historical financial results of StarSight for the twelve-month period ended September 30, 1996 and projected financial results of StarSight derived from projections provided by StarSight's financial advisors based upon information provided by StarSight. Hambrecht & Quist determined that the average multiple of the last-twelve-months revenues for these companies was 11.0. Hambrecht & Quist determined that the average multiple of book value for these companies was 7.3. Hambrecht & Quist determined that, for the expected results for calendar year 1997, the average multiple of earnings per share for these companies was 57.9. Based on the analysis of publicly traded comparable companies, StarSight's implied equity value ranged from approximately $55 million to approximately $1,476 billion. This compared with an implied value of $279 million of StarSight in the Merger, based on the closing price of Gemstar Ordinary Shares on December 20, 1996.

    Analysis of Selected Merger and Acquisition Transactions: Hambrecht & Quist compared the proposed merger with selected comparable merger and acquisition transactions. This analysis included 15 comparable technology transactions. In examining these transactions, Hambrecht & Quist analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. Multiples analyzed included consideration offered to historical revenue, to historical cash flow from operations, to historical earnings before depreciation, interest and taxes, to historical earnings before interest and taxes, to historical net cash flow from operations, to historical income, to historical book value and to historical net operating assets. Selected technology transactions analyzed included Cheyenne Software Inc./Computer Associates International Inc., Atria Software Inc./Pure Software Inc., Continuum Co. Inc./Computer Sciences Corp., Davidson & Associates Inc./CUC International Inc., Sierra On Line Inc./CUC International Inc., Tivoli Systems Inc./International Business Machines Corp., The Learning Co./SoftKey International Inc., Minnesota Educational Computing Corp./SoftKey International Inc.,
  Lotus Development Corp./International Business Machines Corp., Legent Corp./Computer Associates International Inc., Powersoft Corp./Sybase Inc., Software Toolworks Inc./Pearson PLC, Aldus Corp./Adobe Systems Inc., WordPerfect Corp./Novell Inc. and Intuit Inc./Microsoft Corp. Hambrecht & Quist noted that the Intuit Inc./Microsoft Corp. transaction did not close. The consideration offered in the forgoing transactions was an average multiple of 6.9 times revenue, 43.9 times earnings before interest, taxes, depreciation and amortization, 57.7 times earnings before interest and taxes, 71.0 times net income, 10.6 times book value and 54.4 times cash flow from operations. Based on the analysis of selected merger and acquisition transactions, StarSight's implied equity value ranged from approximately $55 million to $171 million. This compared with an implied value of $279 million of StarSight in the Merger.

  No company or transaction used in the above analysis is identical to Gemstar or StarSight or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading values of the companies or company to which they are compared.

  The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Appendix B to this Joint Proxy Statement/Prospectus.

  Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist is familiar with Gemstar, having acted as a managing underwriter of its initial public offering in 1995 and an additional offering in April 1996. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Gemstar and receives customary compensation in connection therewith, and also provides research coverage for Gemstar. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and

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

derivative securities of Gemstar for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to an engagement letter dated December 12, 1996, Gemstar has agreed to pay Hambrecht & Quist and Alex. Brown a fee ("Transaction Fee") equal to $1 million in connection with their services as financial advisors to Gemstar in connection with the Merger. Such Transaction Fee is payable one half to each upon consummation of the Merger. In addition, pursuant to the same engagement letter dated December 12, 1996, Gemstar has agreed to pay Hambrecht & Quist a fee equal to $500,000 in connection with its services in rendering a fairness opinion. Gemstar has also agreed to reimburse Hambrecht & Quist and Alex. Brown for their reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist and Alex. Brown against certain liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's or Alex. Brown's role as financial advisor. Alex. Brown was not requested by the Gemstar Board to, and did not, provide a fairness opinion in connection with the Gemstar Board's consideration of the Merger Agreement and the Merger.

 StarSight

  Smith Barney was retained by StarSight to act as its financial advisor in connection with a potential transaction involving Gemstar. In connection with such engagement, StarSight requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of StarSight Common Stock of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Merger Agreement. On December 17, 1996, at a special meeting of the StarSight Board held to evaluate the proposed Merger, Smith Barney rendered to the StarSight Board an oral opinion (subsequently confirmed by delivery of a written opinion dated December 23, 1996 which reflected the final terms of the Merger Agreement) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of StarSight Common Stock.

  In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of StarSight and certain senior officers and other representatives and advisors of Gemstar concerning the business, operations and prospects of StarSight and Gemstar. Smith Barney examined certain publicly available business and financial information relating to StarSight and Gemstar as well as certain financial forecasts and other data for StarSight and other data related to Gemstar which were provided to or otherwise discussed with Smith Barney by the respective managements of StarSight and Gemstar, including information relating to certain strategic implications and operational benefits and synergies ("potential synergies") anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of StarSight Common Stock and Gemstar Ordinary Shares; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of StarSight and Gemstar. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of StarSight and Gemstar. Smith Barney evaluated the potential pro forma financial impact of the Merger on Gemstar. In connection with its engagement, Smith Barney was requested to approach and hold discussions with certain third parties to solicit indications of interest in a possible acquisition of StarSight. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion.

  In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, the managements of StarSight and Gemstar advised Smith Barney that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of StarSight and Gemstar and the

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

strategic implications and potential synergies anticipated to result from the Merger. In preparing its analyses, Smith Barney assumed that, on a stand-alone basis, StarSight would reduce costs as a percentage of revenues due to spreading fixed marketing costs over a broader revenue base and would be able to utilize a portion of StarSight's net operating losses to offset the tax liability on pre-tax income over a period of time. Smith Barney assumed various revenue, EBIT and earnings per share of Gemstar for 1997-1999 based on Wall Street equity analyst reports. Smith Barney also relied upon, without independent verification, StarSight management's assessment of the validity of, and risks associated with, the products and technology of StarSight and Gemstar. Smith Barney has assumed that the Merger will be treated as a pooling of interest in accordance with generally accepted accounting principles and as a tax free reorganization under the Code. Smith Barney's opinion related to the relative values of StarSight and Gemstar. SMITH BARNEY DID NOT AND WILL NOT EXPRESS ANY OPINION AS TO WHAT THE VALUE OF GEMSTAR ORDINARY SHARES ACTUALLY WILL BE WHEN ISSUED TO STARSIGHT SHAREHOLDERS PURSUANT TO THE MERGER OR THE PRICES AT WHICH GEMSTAR ORDINARY SHARES WILL TRADE SUBSEQUENT TO THE MERGER, AND NO ASSURANCES CAN BE GIVEN AS TO SUCH VALUE OR SUCH SUBSEQUENT TRADING VALUE OR THEIR FAIRNESS IN RELATION TO HISTORICAL OR CURRENT TRADING VALUES OF STARSIGHT COMMON STOCK. See "RISK FACTORS--Risks Associated with Fixed Exchange Ratio." Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of StarSight or Gemstar nor did Smith Barney make any physical inspection of the properties or assets of StarSight or Gemstar. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED DECEMBER 23, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF STARSIGHT COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE OPINION WILL NOT BE UPDATED PRIOR TO THE CLOSING OF THE MERGER.

  In preparing its opinion to the StarSight Board, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to StarSight, Gemstar, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of StarSight and Gemstar. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and financial analyses were only one of many factors considered by the StarSight Board in its evaluation of the Merger and should not be viewed as determinative of the views of the StarSight Board or management with respect to the Exchange Ratio or the proposed Merger.

  Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of StarSight and (i) the following selected "navigator" companies: Gemstar and United Video Satellite Group, Inc. (the "Selected Navigator Companies") and
(ii) the following selected companies in other areas of the interactive television industry: ACTV, Inc., Ascent

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

Entertainment Group, Inc., LodgeNet Entertainment Corporation, NTN Communications, Inc. and Source Media, Inc. Smith Barney compared Total Enterprise Values (market value of outstanding shares plus net debt (total debt plus preferred stock less cash and cash equivalents)) as multiples of, among other things, latest twelve months revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Smith Barney also compared the Total Enterprise Values as a multiple of, among other things, estimated 1996 EBITDA and the estimated 1996 and 1997 price/earnings ratios for each company. All multiples were based on closing stock prices as of December 16, 1996.

  Applying multiples for the Selected Navigator Companies of latest twelve months revenues of 1.5 to 9.5 to corresponding financial data for StarSight resulted in an equity reference range for StarSight of approximately $0.86 to $2.61 per share which was outside the valuation ranges and therefore excluded. Applying multiples of latest twelve months EBITDA valuation multiples of the Selected Navigator Companies to corresponding financial data for StarSight was not meaningful because StarSight had incurred losses in such latest 12 month period. Applying multiples for the Selected Navigator Companies of projected calendar 1997 price/earnings ratios of 14.5 to 15.4 to corresponding financial data for StarSight resulted in an equity reference range for StarSight of approximately $8.04 to $8.54 per share, as compared to the per share value implied by the Exchange Ratio of approximately $10.91 based on a closing stock price of Gemstar Ordinary Shares on December 16, 1996.

  Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the transaction value multiples paid in the following selected transactions deemed comparable by Smith Barney (acquiror/target): United Video Satellite Group, Inc./Tele-Communications, Inc. (June 1995) and Information Access Company (Ziff)/Thomson Corporation (November 1994) (the "Selected Transactions"). Smith Barney compared the transaction values of the Selected Transactions as a multiple of, among other things, latest twelve months revenues, EBITDA, earnings before interest and taxes and total assets. Multiples for each Selected Transaction were based on information available at the time of announcement of the transaction. Applying a multiple for the Selected Transactions of latest twelve months revenues of 2.7x to 5.7x to corresponding financial data for StarSight resulted in an equity reference range of approximately $1.12 to $1.78 per share, which was outside the valuation ranges and therefore excluded. Applying a multiple for the Selected Transactions of latest twelve months EBITDA and latest twelve months earnings per share to corresponding financial data for StarSight was not meaningful because StarSight had incurred losses in such latest 12 month period.

  Premiums Paid Analysis. Using publicly available information, Smith Barney also analyzed the control premiums paid in the following stock-for-stock transactions between $250 million and $1 billion of companies with pro forma ownership by the acquired company's shareholders of between 15% and 40% (excluding combinations of financial institutions) in 1992 through 1996 (acquiror/target): Nellcor, Incorporated/Puritan-Bennett Corporation (5/95); Proffitt's, Inc./Younkers, Inc. (10/95); Tosco Corporation/Circle K Corporation (2/96); Boston Scientific Corporation/SciMed Life Systems, Inc. (11/94); AccuStaff, Inc./Career Horizons, Inc. (8/96); Champion Enterprises, Inc./Redman Industries, Inc. (8/96); Olsten Corporation/Lifetime Corporation (5/93); IVAX Corporation/Zenith Laboratories, Inc. (8/94); Arrow Electronics, Inc./Anthem Electronics, Inc. (9/94); USA Waste Services, Inc./Western Waste Industries, Inc. (12/95); Thomas & Betts Corporation/Augat, Inc. (10/96); Sybase, Inc./Powersoft Corporation (11/94); Adobe Systems, Inc./Aldus Corporation (3/94); Cardinal Health, Inc./Pyxis Corporation (2/96); Sun International Hotels Ltd./ Griffin Gaming & Entertainment (8/96); SoftKey International, Inc./Minnesota Educational Computing Corporation (10/95); Dresser Industries, Inc./Baroid Corporation (9/93); 3Com Corporation/Chipcom Corporation (7/95); Corporate Express, Inc./US Delivery Systems, Inc. (1/96); DSP Communications, Inc./ Proxim, Inc. (10/96); Tidewater, Inc./Hornbeck Offshore Services, Inc. (11/95); Olsten Corporation/ Quantum Health Resources, Inc. (5/96); and UNUM Corporation/Colonial Companies, Inc. (12/92). Based on its review of such data, Smith Barney applied a control premium range of 0.0% to 75.0% to StarSight's 20 day average closing stock price of $7.91 per share, which resulted in an equity reference range for StarSight of approximately $7.91 to $13.84 per share, as compared to the per share value implied by the Exchange Ratio of approximately $10.91 based on a closing stock price of Gemstar Ordinary Shares on December 16, 1996.

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

  No company, transaction or business used in the "Selected Company Analysis", the "Selected Merger and Acquisition Transactions Analysis" or the "Premiums Paid Analysis" as a comparison is identical to StarSight, Gemstar or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Navigator Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

  Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of StarSight for the fiscal years ending March 31, 1998 through 2000, based on projections prepared by StarSight management and assuming, among other things, discount rates of 20.0%, 25.0% and 30.0% and terminal multiples of EBITDA of 6.0x, 8.0x and 10.0x. This analysis resulted in an equity reference range for StarSight of approximately $6.54 to $12.12 per share.

  Contribution Analysis. Using information in respect of Gemstar obtained from research reports generally available in the investment community and information in respect of StarSight prepared by StarSight management, Smith Barney analyzed the expected contributions of StarSight and Gemstar to (i) the projected revenues of the merged entity, (ii) the projected earnings before interest and taxes ("EBIT") of the merged entity and (iii) the projected net income of the merged entity. This analysis resulted in (i) StarSight's projected contribution to revenues as a percent of projected consolidated revenues of the merged entity being 33.9% in 1997, 30.0% in 1998, 31.0% in 1999 and 34.5% in 2000, compared with a comparative enterprise value at the date of the analysis of 34.6%, (ii) StarSight's projected contribution of EBIT as a percent of the projected consolidated EBIT of the merged entity being 43.6% in 1997, 20.2% in 1998, 22.0% in 1999 and 27.7% in 2000, compared with a comparative enterprise value at the date of the analysis of 34.6%, and
(iii) StarSight's projected contribution to net income as a percent of projected consolidated net income of the merged entity being 48.8% in 1997, 23.6% in 1998, 27.4% in 1999 and 35.0% in 2000, compared with a projected pro-forma ownership of StarSight shareholders in the merged entity immediately after the merger of 32.9%. Smith Barney noted in its analysis that the 1997 financial data for StarSight included approximately $17.5 million of non-recurring revenues.

  Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of Gemstar for the fiscal years ended March 31, 1998 through 2000, based on estimates derived from Wall Street equity analyst reports. The results of the pro forma merger analysis suggested that the Merger (without giving effect to potential synergies) could be dilutive to Gemstar's EPS for each such fiscal year 1998 through 2000. Giving effect to potential synergies, StarSight and Gemstar expect that the Merger will be nondilutive on a pro forma basis. The actual results achieved by the Gemstar after the Merger may vary from projected results and the variations may be material.

  Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain comparative analyses, including, among other things, a review of (i) responses received from third parties other than Gemstar; (ii) historical and projected financial results of StarSight and Gemstar; (iii) current and historical market prices and trading volume of StarSight Common Stock and Gemstar Ordinary Shares; (iv) selected analysts' reports relating to StarSight, including analysts' estimates as to the earnings growth potential of StarSight; and (v) the pro forma ownership of Gemstar after the Merger.

  Smith Barney has advised StarSight that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of StarSight and Gemstar for their own account or for the account of customers and, accordingly, may at any time hold a long or short portion in such securities. Smith Barney has in the past provided financial advisory and investment banking services to StarSight unrelated to the Merger, for which Smith Barney has received compensation. In addition, Smith Barney and its affiliates may maintain relationships with StarSight and Gemstar.

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

  Smith Barney is a nationally recognized investment banking firm and was selected by StarSight based on Smith Barney's experience and expertise with respect to merger and acquisition transactions and familiarity with StarSight and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  Pursuant to the terms of Smith Barney's engagement, StarSight has paid Smith Barney $50,000, has agreed to pay Smith Barney $500,000 for delivery of Smith Barney's fairness opinion and has agreed to pay Smith Barney an aggregate financial advisory fee of approximately $1.5 million additional upon the consummation of the Merger. StarSight also has agreed to reimburse Smith Barney for travel and other out-of-pocket expenses incurred in performing its services, including certain fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

  Pursuant to the terms of an agreement, H. Joseph Horowitz agreed to participate in the negotiations of the Merger on behalf of StarSight and to perform such other duties as may be requested by the StarSight Board of Directors. As compensation for his services, StarSight agreed to pay Mr. Horowitz a transaction fee based on 0.25% of the aggregate value of the transaction if the Merger is consummated. The exact amount of such fee cannot be calculated at present, but may be in excess of $700,000.

RELATED AGREEMENTS

 Employment Agreements

  StarSight has entered into employment agreements, each dated December 23, 1996, with Larry W. Wangberg, Brian L. Klosterman, Martin W. Henkel and William Scharninghausen (collectively, the "StarSight Executives") and the following other employees of StarSight: Kenneth A. Milnes, Jonathan Orlick, Robert Russman, Daniel Donnelly and Michael Hopkins (such other employees are hereinafter referred to as "StarSight Employees"). Pursuant to said employment agreements, Messrs. Wangberg, Klosterman, Scharninghausen, Milnes, Orlick, Russman, Donnelly and Hopkins will be paid annual base salaries of $120,000, $240,000, $123,833, $190,000, $180,000, $150,960, $145,000, and $123,000,
respectively. Mr. Henkel will be paid $60,000, representing a $10,000 per month base salary for six months. Mr. Klosterman is entitled to an annual bonus in an amount to be determined by the StarSight Board of not less than 50% of his then current base salary. Messrs. Wangberg and Henkel are not entitled to receive any bonuses in connection with their respective employment agreements. Messrs. Scharninghausen, Milnes, Orlick, Russman, Donnelly and Hopkins are entitled to receive annual bonuses if granted in the sole and absolute discretion of the StarSight Board in an amount to be determined in the sole and absolute discretion of the StarSight Board. All such employment agreements become effective at the Effective Time and provide for the employment of such persons for a period (the "Employment Period") of one year for Messrs. Scharninghausen, Milnes, Russman, Hopkins and Donnelly, two years for Messrs. Wangberg and Orlick, three years for Mr. Klosterman and six-months for Mr. Henkel, unless, in each case, the employment agreement is otherwise terminated in accordance with its terms. In addition, each employment agreement provides that the Employment Period shall automatically be renewed unless either of the parties thereto notifies the other of the termination thereof.

  Generally, if StarSight terminates an employment agreement with the StarSight Executives or the StarSight Employees without Cause (as defined below) during the Employment Period, then the affected employee shall be entitled to continue to receive his salary from StarSight (as specified in such employment agreement) for the remaining period of such employee's Employment Period. If an employee is terminated for Cause, StarSight shall have no further obligations to pay any salary or other compensation to such employee. The Employment Period will also terminate in the event of the employee's death or disability, and in each such case, StarSight will be required to make certain limited payments. An employee shall be terminated for "Cause" if: (i) the employee has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of StarSight or any affiliated company, or is charged with or convicted of a felony; (ii) the employee refuses or fails to act in accordance with any reasonable direction or order of the StarSight Board; provided that the

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

StarSight Board has given employee written notice of such refusal or failure and employee fails to comply with such direction or order within thirty days after the date of such notice; or (iii) the employee has engaged in any fraud, embezzlement, misappropriation or similar conduct against StarSight.

  In addition, the employment agreements provide that the employee will not
(i) accept any other employment or (ii) engage in any other business activity that is competitive with, or places him in a competing position to that of, StarSight or any affiliated company. In addition, subject to certain conditions, for a period of one year after the termination of the Employment Period, the employee will not for himself or any third party, directly or indirectly, including without limitation, (i) solicit or interfere with any of StarSight's suppliers or customers; (ii) employ, solicit for employment, or recommend for employment any person employed by StarSight, during the period of such person's employment by StarSight and for one year thereafter; or (iii) engage in any business activity that is competitive with StarSight; provided that in no event shall the employee engage in such competitive activities during the period which he continues to receive payments pursuant to the termination provisions of the applicable employment agreement. For the purposes of the employment agreements, "competitive activities" are defined as business activities that are directly competitive with any existing or presently planned business of StarSight on the date of termination, which activity constitutes or is anticipated to constitute more than 15% of the revenues of StarSight.

  The employment agreements with the StarSight Executives and the StarSight Employees also contain standard employee invention and intellectual property confidentiality provisions and severance provisions relating to each such employee's existing employment agreement with StarSight (collectively, the "Prior Employment Agreements"). For a discussion of such severance provisions for the StarSight Executives, see "--Interests of Certain Persons in the Merger."

 Affiliate Agreements

  To help ensure that the Merger will be accounted for as a pooling of interests the executive officers of Gemstar and StarSight and members of the Gemstar Board and the StarSight Board and five percent (5%) shareholders of Gemstar and StarSight executed agreements that prohibit such persons or their respective affiliates from disposing of their shares (i) during the 30 day period prior to the Effective Time and (ii) until Gemstar publicly releases its first report of financial statements, including the financial results of Gemstar and StarSight for a period of at least 30 days of "combined operations" as defined by the Commission. Pursuant to such agreements, StarSight affiliates have also acknowledged the resale restrictions imposed by Rule 145 promulgated under the Securities Act on shares received by them in the Merger.

 Parent Option Agreement

  Concurrently with the execution of the Merger Agreement, StarSight and Gemstar entered into the Parent Option Agreement, pursuant to which Gemstar granted StarSight the irrevocable Parent Stock Option to purchase up to 6,341,824 shares of Gemstar Ordinary Shares at a purchase price of $17.25 per share. The Parent Stock Option is exercisable, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event and prior to termination of the Parent Option Agreement. A Purchase Event is defined as any termination of the Merger Agreement pursuant to Section 7.1(i),
(k), or (m) thereof. The Parent Stock Option will terminate and be of no further force and effect upon the earliest to occur of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the later to occur of (a) June 23, 1998, (b) the closing date of any Parent Takeover Proposal plus 30 days, or (iii) the payment by Gemstar and the receipt by StarSight of the Parent Termination Fee; provided, however, that the repurchase and registration rights provisions described below shall terminate in accordance with their respective terms and not when the Parent Stock Option terminates.

  Upon any termination of the Merger Agreement pursuant to Section 7.1(i), (k) or (m) thereof, or upon the failure of any of the Gemstar Significant Shareholders to vote in favor of the Merger at a duly held meeting of Gemstar's shareholders or at any adjournment or postponement thereof and, in connection with such vote, the

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

Merger is not approved by the shareholders of Gemstar, StarSight, in lieu of exercising the Parent Stock Option, may elect to receive the Parent Termination Fee in accordance with the terms of the Merger Agreement. See "-- Merger Expenses, Fees and Other Costs."

  If a Purchase Event occurs, upon issuance of the Parent Put Notice, StarSight will have the right to cause Gemstar (or any successor in interest to Gemstar by merger, sale of all or substantially all of the assets, or otherwise) to pay and Gemstar (and such successor, jointly and severally), will be obligated to pay, the Parent Cancellation Price to StarSight in consideration for the cancellation of the Parent Stock Option. The Parent Cancellation Price shall be equal to the product of (x) the number of shares of Gemstar Ordinary Shares as to which the Parent Stock Option remains exercisable multiplied by (y) the excess of (i) the average per share closing price of shares of Gemstar Ordinary Shares as quoted on The Nasdaq National Market (or if not quoted thereon, on such other quotation system or exchange on which the StarSight Common Stock is quoted) for the period of five trading days ending on the trading day immediately prior to the occurrence of the Parent Put Notice over (ii) $17.25.

  Subject to certain conditions, if requested by StarSight at any time and from time to time within three years of the first exercise if the Parent Stock Option, Gemstar shall use reasonable best efforts to prepare and file up to two registration statements under the Securities Act if such registration is necessary to permit the sale or other disposition of any or all shares of Gemstar Ordinary Shares or other securities that have been acquired by or are issuable to StarSight upon exercise of the Parent Stock Option. In addition, subject to certain conditions, in the event that during such three year period Gemstar effects a registration under the Securities Act of any Gemstar Ordinary Shares for its own account or for any other shareholders of Gemstar (other than on Form S-4 or Form S-8, or any successor form), Gemstar shall allow StarSight to participate in such registration; provided, that StarSight's participation in such a registration statement shall not satisfy the obligation of Gemstar to effect the two registration statements at StarSight's request as set forth above.

 Company Option Agreement

  Concurrently with the execution of the Merger Agreement, StarSight and Gemstar entered into the Company Option Agreement, pursuant to which StarSight granted Gemstar the irrevocable Company Stock Option to purchase up to 5,276,034 shares of StarSight Common Stock at a purchase price of $10.46 per share. The Company Stock Option is exercisable, in whole or in part, at any time and from time to time following the occurrence of a Company Purchase Event and prior to termination of the Company Option Agreement. A Company Purchase Event is defined as any termination of the Merger Agreement pursuant to Section 7.1(h), (j) or (l) thereof. The Company Stock Option will terminate and be of no further force and effect upon the earliest to occur of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the later to occur of (a) June 23, 1998, (b) the closing date of any Company Takeover Proposal plus 30 days, or (iii) the payment by StarSight and the receipt by Gemstar of the Company Termination Fee; provided, however, that the repurchase and registration rights provisions described below shall terminate in accordance with their respective terms and not when the Company Stock Option terminates.

  Upon any Company Purchase Event, or upon the failure of any of the StarSight Significant Shareholders to vote in favor of the Merger at a duly held meeting of StarSight's shareholders or at any adjournment or postponement thereof and, in connection with such vote, the Merger is not approved by the shareholders of StarSight, Gemstar, in lieu of exercising the Company Stock Option, may elect to receive the Company Termination Fee in accordance with the terms of the Merger Agreement. See "--Merger Expenses, Fees and Other Costs."

  If a Company Purchase Event occurs, upon issuance of the Company Put Notice, Sub will have the right to cause StarSight (or any successor in interest to StarSight by merger, sale of all or substantially all of the assets, or otherwise) to pay, and StarSight (and any such successor, jointly and severally), will be obligated to pay the Company Cancellation Price to Sub in consideration for the cancellation of the Company Stock Option. The Company Cancellation Price shall be equal to the product of (x) the number of shares of StarSight Common

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

Stock for which the Company Stock Option remains exercisable multiplied by (y) the excess of (i) the average per share closing price of shares of StarSight Common Stock as quoted on The Nasdaq National Market (or if not then quoted thereon, on such other quotation system or exchange on which the StarSight Common Stock is quoted) for the period of five trading days ending on the trading day immediately prior to the occurrence of the Company Put Notice over
(ii) $10.46.

  Subject to certain conditions, if requested by Gemstar at any time and from time to time within three years of the first exercise of the Company Stock Option, StarSight shall use its reasonable best efforts to prepare and file up to two registration statements under the Securities Act if such registration is necessary to permit the sale or other disposition of any or all shares of StarSight Common Stock or other securities that have been acquired by or are issuable to Gemstar upon exercise of the Company Stock Option. In addition, subject to certain conditions, in the event that during such three year period StarSight effects a registration under the Securities Act of any StarSight Common Stock for its own account or for any other shareholders of StarSight (other than on Form S-4 or Form S-8, or any successor form thereto), StarSight shall allow Gemstar to participate in such registration; provided, that Gemstar's participation in such a registration statement shall not satisfy the obligation of StarSight to effect the two registration statements at Gemstar's request as set forth above.

 Gemstar Significant Shareholder Agreement

  In connection with the Merger Agreement, the Gemstar Significant Shareholders entered into the Parent Significant Shareholder Agreement with StarSight and Gemstar pursuant to which the Gemstar Significant Shareholders agreed to vote or cause to be voted all shares of capital stock of Gemstar owned of record, beneficially owned, held in any capacity by, or under control of, any such Gemstar Significant Shareholder in favor of the Merger and other transactions provided for or contemplated by the Merger Agreement and against any inconsistent proposals or transactions. As of the date of the Parent Significant Shareholder Agreement, the Gemstar Significant Shareholders own or have an interest in approximately 16,761,722 shares of Gemstar Ordinary Shares, representing approximately 53.6% of the outstanding shares of Gemstar Ordinary Shares. In addition, the Parent Significant Shareholder Agreement provides that during the period from the date of the Merger Agreement and continuing to the earlier of its termination or the Effective Time, the Gemstar Significant Shareholders shall not, and shall not agree to, transfer, pledge or otherwise dispose of any of such shares or interests therein without the express written consent of StarSight. The Parent Significant Shareholder Agreement terminates on June 30, 1997 unless the Merger Agreement is terminated earlier or extended, in which case, the Parent Significant Shareholder Agreement will terminate on the same date as the Merger Agreement. Concurrently with the Parent Significant Shareholder Agreement, each Gemstar Significant Shareholder executed and delivered an Affiliate Letter.

 StarSight Significant Shareholder Agreement

  In connection with the Merger Agreement, the StarSight Significant Shareholders entered into the Company Significant Shareholder Agreement with StarSight and Gemstar pursuant to which the StarSight Significant Shareholders agreed to vote or cause to be voted all shares of capital stock of StarSight owned of record, beneficially owned, held in any capacity by, or under control of, any such StarSight Significant Shareholder in favor of the Merger and other transactions provided for or contemplated by the Merger Agreement and against any inconsistent proposals or transactions. As of the date of the StarSight Significant Shareholder Agreement, the StarSight Significant Shareholders own or have an interest in approximately 13,014,060 shares of StarSight Common Stock, representing approximately 51.0% of the outstanding shares of StarSight Common Stock. In addition, the Company Significant Shareholder Agreement provides that during the period from the date of the Merger Agreement and continuing to the earlier of its termination or the Effective Time, the StarSight Significant Shareholders shall not, and shall not agree to, transfer, pledge or otherwise dispose of any of such shares or interests therein without the express written consent of Gemstar. The Company Significant Shareholder Agreement terminates on June 30, 1997 unless the Agreement of Plan of Merger is terminated earlier or extended, in which case, the Company Significant Shareholder Agreement will terminate on the same date as the Merger Agreement. Concurrently with the Company Significant Shareholder Agreement, each StarSight Significant Shareholder executed and delivered an Affiliate Letter.

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

REPRESENTATIONS AND COVENANTS OF STARSIGHT

  Under the Merger Agreement, StarSight made a number of representations regarding StarSight's capital structure, operations, financial condition and other matters, including that (i) StarSight is a corporation duly organized, validly existing and in good standing under the laws of California; (ii) StarSight possesses the requisite corporate power and authority to enter into the Merger Agreement and to consummate the Merger; (iii) StarSight does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity; (iv) StarSight's authorized capital stock consists of 50,000,000 shares of StarSight Common Stock, no par value, and 5,000,000 shares of StarSight Preferred Stock, no par value; (v) StarSight has filed with the Commission the StarSight SEC Documents, which represent all required reports and forms and other documents and all such documents comply in all material respects with all applicable federal and state securities laws; (vi) none of the information supplied by StarSight specifically for inclusion or incorporation by reference in the Registration Statement on Form F-4 (the "Form F-4") or the Joint Proxy Statement/Prospectus contains any untrue statement of a material fact or omits any material fact; (vii) except as disclosed in the StarSight SEC Documents filed prior to the date of the Merger Agreement, since December 31, 1995, StarSight has conducted its business only in the ordinary course consistent with prior practice; (viii) all pending or threatened litigation and administrative proceedings have been disclosed; (ix) except as disclosed in the StarSight SEC Documents filed prior to the date of the Merger Agreement, StarSight has not adopted or amended in any material respect any of its employee benefit plans, and, except as would not have, in the aggregate, a material adverse effect on StarSight, any and all such plans comply with the Employee Retirement Income Security Act, as amended ("ERISA"); (x) StarSight has timely filed all federal, state, local and foreign tax returns and reports, and all such returns and reports contain accurate and complete information in all material respects; (xi) no excess parachute payment, as that term is defined in Section 280G(b)(1) of the Code, is provided for in any StarSight benefit plan currently in effect; (xii) StarSight has complied with all applicable laws and has in effect all federal, state, local and foreign governmental approvals necessary for it to own, lease or operate its properties and assets; (xiii) except for H. Joseph Horowitz and Smith Barney, no broker or other person is entitled to any fee in connection with the Merger; (xiv) StarSight has received the opinion of Smith Barney to the effect that based upon and subject to certain matters stated therein as of the date of the Merger Agreement, the Exchange Ratio was fair to the holders of StarSight Common Stock from a financial point of view, and a signed copy of such opinion has been delivered to Gemstar; (xv) except for confidential contracts set forth on Schedule 3.1(p)(1) of the Merger Agreement, all material contracts have been disclosed to Gemstar; (xvi) StarSight has good and marketable title to, or valid leasehold interests in, all of its material properties and assets; (xvii) StarSight has not, and to its knowledge none of its affiliates has taken or agreed to take any action that would prevent the Merger from being accounted for as a "pooling of interests"; (xviii) approval of the StarSight shareholders is the only vote of the holders of any class or series of its securities necessary to approve the Merger Agreement; (xix) StarSight is not subject to any noncompetition or similar restriction on its business; and (xx) StarSight owns or possesses adequate and enforceable licenses or other rights to use all patents, trade secrets, trade names, and inventions and processes used in and material to its business.

  StarSight has agreed that during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time StarSight (i) will carry on its business in the ordinary course; (ii) will use all reasonable efforts to preserve its current business organizations; (iii) will keep available the services of its current officers and employees; (iv) will preserve its relationships with customers, suppliers and others having business dealings with StarSight; (v) will confer with Gemstar prior to taking any material actions or making any material management decisions regarding the business of StarSight; and (vi) without Gemstar's prior written consent will not (a) declare dividends or make changes in its stock; (b) except for the issuance of StarSight Common Stock upon the exercise of Stock Options and Warrants outstanding on the date of the Merger Agreement, issue or authorize any new shares of its capital stock; (c) amend the StarSight Articles of Incorporation or Bylaws; (d) acquire or agree to acquire any business or a substantial portion of the assets of any business; (e) mortgage or otherwise encumber or subject to lien or sell any property or assets except in the ordinary course of business; (f) increase the rate or terms of compensation to any of its directors, executive officers or employees other than usual and customary salary increases to non-management employees; (g) change its fiscal year; (h) except for the incurrence of indebtedness

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

which, in the aggregate, does not exceed $250,000, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person; (i) make or agree to make any new capital expenditures which individually exceed $50,000 or which in the aggregate exceed $500,000; (j) make or rescind any express or deemed election relating to taxes; (k) pay, discharge or satisfy any claims or liabilities other than in the ordinary course of business; (l) except in the ordinary course of business, modify, amend, renew or fail to renew any material contract; or (m) authorize any of, or commit or agree to take any of, the foregoing actions.

  THE FOREGOING IS A SUMMARY OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THE MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE ACTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED THEREIN. SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS, IN ITS ENTIRETY.

REPRESENTATIONS AND COVENANTS OF GEMSTAR

  Under the Merger Agreement, Gemstar made a number of representations regarding Gemstar's capital structure, operations, financial condition and other matters, including that (i) Gemstar is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands; (ii) Gemstar possesses the requisite corporate power and authority to enter into the Merger Agreement and to consummate the Merger; (iii) except for the capital stock of its subsidiaries, Gemstar does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity; (iv) Gemstar's authorized capital stock consists of 500,000,000 shares of Gemstar Ordinary Shares, par value $.01 per share, and 50,000,000 preference shares, par value $.01 per share;
(v) Gemstar has filed with the Commission the Gemstar SEC Documents, which represent all required reports and forms and other documents and all such documents comply in all material respects with all applicable federal and state securities laws; (vi) none of the information supplied by Gemstar specifically for inclusion or incorporation by reference in the Form F-4 or the Joint Proxy Statement/Prospectus contains any untrue statement of a material fact or omits any material fact; (vii) except as disclosed in the Gemstar SEC Documents filed prior to the date of the Merger Agreement, since December 31, 1995, Gemstar has conducted its business only in the ordinary course consistent with prior practice; (viii) all pending or threatened litigation and administrative proceedings have been disclosed; (ix) except as disclosed in the Gemstar SEC Documents filed prior to the date of the Merger Agreement, Gemstar has not adopted or amended in any material respect any of its employee benefit plans, and except as would not have, in the aggregate, a material adverse effect on Gemstar, any and all such plans comply with ERISA;
(x) Gemstar has timely filed all federal, state, local and foreign tax returns and reports, and all such returns and reports contain accurate and complete information; (xi) Gemstar has complied with all applicable laws; (xii) except for Hambrecht & Quist and Alex. Brown, no broker or other person is entitled to any fee in connection with the Merger; (xiii) Gemstar has received the opinion of Hambrecht & Quist to the effect that, as of the date of the Merger Agreement, the consideration to be received in the Merger was fair to Gemstar and its shareholders from a financial point of view, and a signed copy of such opinion has been delivered to StarSight; (xiv) except for confidential contracts set forth on Schedule 3.2(o)(1) of the Merger Agreement, all material contracts have been disclosed to StarSight; (xv) Gemstar has good and marketable title to, or valid leasehold interests in, all of its material properties and assets; (xvi) it has not, and to its knowledge none of its affiliates has taken or agreed to take any action that would prevent the Merger from being accounted for as a "pooling of interests"; (xvii) approval of the Gemstar Shareholders is the only vote of the holders of any class or series of its securities necessary to approve the Merger Agreement; (xviii) Gemstar is not subject to any noncompetition or similar restriction on its business; (xix) Gemstar owns or possesses adequate and enforceable licenses or other rights to use all patents, trade secrets, trade names, and inventions and processes used in and material to its business; and (xx) Sub was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has engaged in no other business activities.

  Gemstar has agreed that during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, Gemstar will carry on its business in the ordinary course and use all efforts to preserve its relationships with customers,

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suppliers and others having business dealings with Gemstar. Gemstar has further agreed that it will not, without StarSight's prior written consent:
(i) declare, set aside or pay any dividends on its capital stock; (ii) split, combine, reclassify or acquire any of its capital stock or issue any other securities in lieu of its capital stock; (iii) other than the grant of up to 2 million Gemstar Ordinary Shares as stock options, issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance of any shares of its capital stock, voting securities or convertible securities, (iv) amend its Articles of Association, Memorandum of Association or comparable organizational documents; (v) acquire or agree to acquire any business or a substantial portion of the assets of any business which, in the aggregate, has a value in excess of $10,000,000 (vi) mortgage or otherwise encumber or subject to any lien or sell, lease, exchange or otherwise dispose of any of its properties of assets, except for sales of its properties or assets in the ordinary course of business is consistent with past practice;
(vii) change its fiscal year; (viii) except for the incurrence of indebtedness which, in the aggregate, does not exceed $1,000,000, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person; (ix) pay, discharge or satisfy any claims or liabilities other than in the ordinary course of business; or (x) authorize any of, or commit or agree to take any of, the foregoing actions.

  THE FOREGOING IS A SUMMARY OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THE MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE ACTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED THEREIN. SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS, IN ITS ENTIRETY.

CONDITIONS TO THE MERGER

  The obligations of Gemstar and StarSight to consummate the Merger will be subject to the satisfaction of a number of other conditions, including (i) the approval of the issuance of Gemstar Ordinary Shares as contemplated by the Merger Agreement by the Gemstar shareholders and the approval of the Merger Agreement and the transactions contemplated thereby by the StarSight shareholders; (ii) the approval for listing on The Nasdaq National Market of the shares of Gemstar Ordinary Shares issuable to StarSight's shareholders and option and warrant holders pursuant to the Merger Agreement; (iii) the absence of any litigation or proceedings brought by a governmental entity which seeks to enjoin or prohibit the consummation of the Merger; (iv) the declaration by the Commission that the Form F-4 is effective; (v) the absence of any stop orders or proceedings initiated or threatened by the Commission for that purpose with respect to the Form F-4; (vi) the expiration of the applicable waiting period under the HSR Act; and (vii) the receipt of all authorizations, permits, consents, waivers, orders or approvals that may be required by regulatory authorities.

  Each party's obligations under the Merger Agreement will also be conditioned upon the accuracy in every material respect of the representations and warranties made by the other party, and upon the other party's performance or compliance in all material respects with all agreements and covenants required by the Merger Agreement. Each party's obligations are further conditioned upon
(i) each of Gemstar and StarSight receiving an opinion letter from their respective counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
Section 368(a) of the Code; and (ii) each of Gemstar and StarSight receiving an opinion letter from their respective accounting firms, in form and substance reasonably acceptable to Gemstar and StarSight, regarding the appropriateness of "pooling of interests" accounting treatment under generally accepted accounting principles.

  Gemstar's obligation to consummate the Merger is further conditioned upon StarSight obtaining the consent or approval of each person whose consent or approval will be required in connection with the Merger under all loan or credit agreements, notes, mortgages, indentures, leases, or other agreements or instruments to which it or any of its subsidiaries is a party, except those for consents and approvals which, if not obtained, would not have a material adverse effect on StarSight or Gemstar after the Effective Time. In addition, no event shall have occurred which had a material adverse effect on StarSight, provided however, that the following will not be deemed to have a material adverse effect on StarSight: (A) changes in the prices of StarSight Common Stock traded on The Nasdaq National Market; (B) developments in the litigation between Gemstar and StarSight; and

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(C) the failure of StarSight to execute a definitive settlement agreement with
Scientific-Atlanta, Inc. regarding (i) the receipt by StarSight of an outstanding arbitration award, (ii) the settlement of pending litigation between StarSight and Scientific-Atlanta, Inc., (iii) the terms of a multi-year license of StarSight's technology to Scientific-Atlanta, Inc., and (iv) other related matters.

  StarSight's obligation to consummate the Merger is further conditioned upon there not having occurred, from and including the date of the Merger Agreement, Gemstar obtaining the consent or approval of each person whose consent or approval will be required in connection with the Merger under all loan and credit agreements, notes, mortgages, indentures, leases or other agreements or instruments to which it or any of its subsidiaries is a party, except for consents and approvals whose failure to obtain would not have a material adverse effect on StarSight or Gemstar after the Effective Time, and any event which has had a material adverse effect on Gemstar and its subsidiaries taken as a whole; provided, however, that neither (i) changes or fluctuations in the price of Gemstar Ordinary Shares on The Nasdaq National Market, nor (ii) developments in pending litigation between Gemstar and StarSight will be deemed to have such a material adverse effect.

REGULATORY APPROVALS

  Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger could not be consummated until notifications were given and certain information was furnished to the FTC and the Antitrust Division and specific waiting period requirements were satisfied. All applicable waiting periods under the HSR Act regarding the Merger have expired. Accordingly, Gemstar and StarSight have complied with such applicable regulations as they relate to the Merger.

  At any time before or after consummation of the Merger, the Antitrust Division or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Gemstar or StarSight. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. There can be no assurance that a challenge to the Merger will not be made or, if such challenge is made, that Gemstar will prevail.

  The obligations of Gemstar and StarSight to consummate the Merger are subject to the condition that there be no preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction that prevents consummation of the Merger, and that there be no statute, rule, regulation, executive order, stay, decree or judgment by any court or governmental authority that prohibits or restricts the consummation of the Merger. See "--Conditions to the Merger." Either Gemstar or StarSight may terminate the Merger Agreement if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger. See "--Termination or Amendment."

TERMINATION OR AMENDMENT

 Termination

  The Merger Agreement may be terminated by the mutual written agreement of the parties. The Merger Agreement may also be terminated by either party if
(i) any governmental entity enjoins or prohibits consummation of the Merger;
(ii) the Merger has not occurred by June 30, 1997, provided that if the Merger shall not have been consummated due to the waiting period under the HSR Act not having expired, or due to an action having been instituted by the Antitrust Division or FTC challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to August 31, 1997; (iii) any requisite shareholder approval is not obtained; (iv) the other party breaches any representation, warranty, covenant or other agreement set forth in the Merger Agreement; (v) prior to the consummation of the Merger, StarSight accepts or recommends to its shareholders a Company Superior Proposal; or (vi) prior to the consummation of the Merger,

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Gemstar accepts or recommends to its shareholders a Parent Superior Proposal.
The Merger Agreement may be terminated by Gemstar if the StarSight Board fails to recommend, withdraws or modifies adversely its recommendation of the Merger or StarSight fails to comply with its obligations under Section 5.1 of the Merger Agreement following a Company Takeover Proposal, The Merger Agreement may be terminated by StarSight if the Gemstar Board fails to recommend or withdraws or modifies adversely its recommendation of the Merger or Gemstar fails to comply with its obligations under Section 5.1 of the Merger Agreement following a Parent Takeover Proposal.

  In the event of a termination by Gemstar or StarSight, the Merger Agreement will become void without any liability or obligation on the part of Gemstar, Sub or StarSight, except with respect to the general provisions of Article VIII of the Merger Agreement, and certain other provisions relating to, among other things, the payment of fees and expenses incurred in connection with the Merger and the Merger Agreement and the transactions contemplated by them. If the Merger Agreement is terminated or the Merger is not consummated because
(i) StarSight, prior to the consummation of the Merger, accepts or recommends to its shareholders a Company Superior Proposal, (ii) StarSight fails to recommend or withdraws or modifies adversely its recommendation of the Merger or fails to comply with its obligations under Section 5.1 of the Merger Agreement following a Company Takeover Proposal, (iii) following a Company Takeover Proposal, any approval of the shareholders of StarSight required for the consummation of the Merger is not obtained, or (iv) the Company Significant Shareholders fail to vote in favor of the Merger at a duly held meeting of StarSight's shareholders with the result being that the Merger is not approved by the shareholders of StarSight, StarSight, upon written notice from Gemstar at any time of Gemstar's election to receive the Company Termination Fee in lieu of Gemstar exercising the Company Stock Option (the "Company Termination Fee Notice"), shall immediately pay to Gemstar the Company Termination Fee. Following any termination of the Merger Agreement pursuant to the factors listed above, StarSight shall give Gemstar at least thirty (30) days (and not more than forty-five (45) days) prior written notice of the closing date of any Company Takeover Proposal, and Gemstar, if it elects to receive the Company Termination Fee upon such closing, shall give written notice to StarSight (the "Company Payment Notice") at least five days prior to such closing (which notice shall be effective only upon such closing), and StarSight shall pay the Company Termination Fee upon such closing. If Gemstar has not delivered the Company Payment Notice within such time frame, then upon (and only upon) the closing of the Company Takeover Proposal, Gemstar's right to receive the Company Termination Fee shall terminate. Payment of the Company Termination Fee will not be in lieu of damages incurred in the event of breach of the Merger Agreement.

  If the Merger Agreement is terminated or the Merger is not consummated because (i) Gemstar, prior to the consummation of the Merger, accepts or recommends to its shareholders a Parent Superior Proposal, (ii) Gemstar fails to recommend or withdraws or modifies adversely its recommendation of the Merger or fails to comply with its obligations under Section 5.1 of the Merger Agreement following a Parent Takeover Proposal, (iii) following a Parent Takeover Proposal, any approval of the shareholders of Gemstar required for the consummation of the Merger is not obtained, or (iv) the Parent Significant Shareholders fail to vote in favor of the Merger at a duly held meeting of Gemstar's shareholders with the result being that the Merger is not approved by the shareholders of Gemstar, Gemstar, upon written notice from StarSight at any time of StarSight's election to receive the Parent Termination Fee in lieu of StarSight exercising the Parent Stock Option (the "Parent Termination Fee Notice"), shall immediately pay to StarSight the Parent Termination Fee. Following any termination of the Merger Agreement pursuant to the factors listed above, Gemstar shall give StarSight at least thirty (30) days (and not more than forty-five (45) days) prior written notice of the closing date of any Parent Takeover Proposal, and StarSight, if it elects to receive the Parent Termination Fee upon such closing, shall give written notice to Gemstar (the "Parent Payment Notice") at least five days prior to such closing (which notice shall be effective only upon such closing), and Gemstar shall pay the Parent Termination Fee upon such closing. If StarSight has not delivered the Parent Payment Notice within such time frame, then upon (and only upon) the closing of the Parent Takeover Proposal, StarSight's right to receive the Parent Termination Fee shall terminate. Payment of the Parent Termination Fee will not be in lieu of damages incurred in the event of breach of the Merger Agreement.

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

 Amendment

  The Merger Agreement may be amended prior to the Effective Time by the parties at any time before or after approval by the StarSight shareholders, except that, after such approval, no amendment may be made that by law requires the further approval of the shareholders of StarSight or Gemstar. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of Gemstar and StarSight.

CERTAIN FEDERAL INCOME TAX MATTERS

  The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of StarSight Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Income Tax Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Gemstar or StarSight's shareholders as described herein.

  StarSight shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular StarSight shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. The following discussion only addresses the federal income tax consequences of the Merger itself. It does not address the tax consequences of the Merger under foreign, state or local tax laws, or the tax consequences of the adjustments to or exchanges of Warrants issued by StarSight. The tax consequences of an exchange of warrants pursuant to a reorganization are unclear under current law. The IRS has recently issued a private letter ruling (which may not be relied upon by taxpayers other than the one to whom it is issued) providing for tax-free treatment of such an exchange under certain circumstances. In addition, the Treasury Department recently issued proposed regulations, to be effective 60 days after the publication of such regulations in final form, pursuant to which exchanges of warrants in connection with a tax-free reorganization would not be taxable to the warrantholder. Because of the current uncertain state of the law, no opinion is being given by tax counsel concerning the tax consequences to the Warrantholders of an exchange of Warrants. If the exchange of the Warrants is taxable, then each Warrantholder would recognize gain to the extent of the excess of the fair market value, if any, of the Gemstar warrants received, over such Warrantholder's tax basis in the StarSight Warrants surrendered. Such gain would be capital if the stock into which the Warrants are exercisable would be capital assets in the hands of the Warrantholders. ACCORDINGLY, STARSIGHT SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES AND INCLUDING ANY ALTERNATIVE MINIMUM TAX CONSEQUENCES TO THEM OF THE MERGER OR OTHER TRANSACTIONS ATTENDANT TO THE MERGER.

  Neither Gemstar nor StarSight has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger.

  Based upon certain factual assumptions, representations and qualifications, O'Melveny & Myers LLP, counsel to Gemstar, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to StarSight, are each of the opinion that the Merger will qualify as a reorganization for federal income tax purposes under Section 368(a)(1) of the Code. As a reorganization within the meaning of Section 368(a)(1) of the Code, the following tax consequences will result to Gemstar, Sub, StarSight and the StarSight shareholders, as specifically set forth in paragraphs (a) through (h):

  (a) No gain or loss will be recognized by the holders of StarSight Common Stock (other than a 5% Shareholder as defined in (f) below) upon the receipt of Gemstar Ordinary Shares solely in exchange for such StarSight Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares).

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

  (b) The aggregate tax basis of the Gemstar Ordinary Shares so received by StarSight shareholders in the Merger (including any fractional share of Gemstar Ordinary Shares not actually received) will be the same as the aggregate tax basis of the StarSight Common Stock surrendered in exchange therefor.

  (c) The holding period of the Gemstar Ordinary Shares so received by each StarSight shareholder in the Merger will include the period for which the StarSight Common Stock surrendered in exchange therefor was considered to be held, provided that the StarSight Common Stock so surrendered is held as a capital asset at the Effective Time.

  (d) Cash payments received by holders of StarSight Common Stock in lieu of a fractional share will be treated as if such fractional share of Gemstar Ordinary Shares had been issued in the Merger and then redeemed by Gemstar. A StarSight shareholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share. The gain or loss should be capital gain or loss provided that such share of StarSight Common Stock was held as a capital asset at the Effective Time.

  (e) A shareholder of StarSight Common Stock who exercises dissenters' rights or appraisal rights under applicable law with respect to a share of StarSight Common Stock and receives payments for stock will recognize capital gain or loss (if such stock was held as a capital asset at the Effective Time) measured by the difference between the amount of cash received and the shareholder's basis in such share, provided that such shareholder owns no shares of Gemstar Ordinary shares (either actually or constructively) following such exercise. If such dissenting shareholder owns shares of Gemstar Ordinary shares (either actually or constructively) following such exercise, the payment may be treated as equivalent to a dividend, and subject to tax at ordinary rates, to the extent of accumulated earnings and profits. Because the treatment of the cash payment to such dissenting shareholder who owns shares of Gemstar Ordinary shares following such exercise will depend upon the particular circumstances of the shareholder, no opinion is expressed as to such treatment.

  (f) A StarSight shareholder who is a United States person, i.e., a citizen or resident of the United States (including individual nonresident aliens married to a citizen or resident of the United States, whereboth spouses have made a currently effective election to treat such individuals as a United States resident for purposes of their income taxes, wage withholding, and excise taxes on transfers to foreign entities), a domestic partnership, a domestic corporation, an estate other than a foreign estate, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States fiduciaries have authority to control all substantial decisions of the trust, owning (actually or constructively) at least 5% of either the total voting power or the total value of the Gemstar Ordinary Shares after the Merger (taking into account ownership by attribution) (a "5% shareholder") will recognize gain with respect to the StarSight Common Stock exchanged in the Merger upon the Effective Time, unless such 5% Shareholder enters into a gain recognition agreement with the IRS, as provided by applicable regulations.

  (g) StarSight will not recognize gain or loss solely as a result of the Merger.

  (h) Neither Gemstar nor Sub will recognize gain or loss solely as a result of the Merger.

  An opinion concerning paragraphs (a) through (g) has been received by StarSight from its counsel, Wilson Sonsini Goodrich & Rosati, and an opinion concerning paragraph (h) has been received by Gemstar and Sub from their counsel, O' Melveny & Myers LLP.

  By entering into a gain recognition agreement, a 5% Shareholder agrees to retroactively recognize the gain (if any) that would have been recognized had the Merger been taxable (and pay interest upon any taxes due) in the event of
(i) a disposition by Gemstar, prior to the end of five years following the taxable year of the Merger, of the StarSight Common Stock acquired in the Merger or (ii) any disposition by StarSight, not in the ordinary course of business, of all or a substantial portion of its assets. A gain recognition agreement must be filed with the 5% Shareholder's tax return for the taxable year which includes the Effective Time and a 5% Shareholder is

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

also subject to certain annual information reporting requirements. ALL 5% SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TIMING AND THE EFFECT OF ENTERING INTO A GAIN RECOGNITION AGREEMENT.

  Certain shareholders have represented in Continuity of Interest Certificates to the effect that such shareholders have no plan or intention to dispose of more than 50 percent of the shares of Gemstar to be received in the Merger. To satisfy the "continuity of interest" requirement, StarSight shareholders must not, pursuant to a plan or intent existing at or prior to the Effective Time, dispose of or transfer so much of either (i) their StarSight Common Stock in anticipation of the Merger or (ii) the Gemstar Ordinary Shares to be received in the Merger (collectively, "Planned Dispositions"), such that the StarSight shareholders, as a group, would no longer have a significant equity interest in the StarSight business being conducted by Gemstar after the Merger. StarSight shareholders will generally be regarded as having a significant equity interest as long as the Gemstar Ordinary Shares received in the Merger (after taking into account Planned Dispositions), in the aggregate, represent a substantial portion of the entire consideration received by StarSight shareholders in the Merger. While representations have been obtained from certain shareholders to the effect that such shareholders have no plan or intention to dispose of more than 50 percent of the shares of Gemstar to be received in the Merger, there is no assurance that such shareholders will in fact not dispose of such shares. Accordingly, there is no assurance that the IRS could not successfully challenge the reorganization for failing the "continuity of interest" requirement or that the IRS could not successfully challenge the Merger as a tax-free reorganization.

  A successful IRS challenge to the reorganization status of the Merger (as result of failure of the "continuity of interest" requirement or otherwise) would result in significant tax consequences. A StarSight shareholder would recognize taxable gain or loss with respect to each share of StarSight Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Gemstar Ordinary Shares received in exchange therefor. In such event, a shareholder's aggregate basis in the Gemstar Ordinary Shares so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

  The Merger is expected to be treated as a "pooling of interests" for accounting purposes. Under this accounting treatment, the recorded assets and liabilities and the operating results of both Gemstar and StarSight are carried forward to the combined operations of the surviving corporation at their recorded amounts. No recognition of goodwill in the combination is required of either party to the Merger.

  To support the treatment of the Merger as a "pooling of interests," the affiliates of Gemstar and StarSight have entered into agreements imposing certain resale limitations on their shares. See "--Related Agreements-- Affiliates Agreements" above. As a condition to each party's obligation to consummate the Merger, Gemstar and StarSight shall have received from KPMG Peat Marwick LLP, as independent auditors of Gemstar, and Deloitte & Touche LLP, as independent auditors of StarSight, on the Closing Date, letters, dated as of such date, in form and substance reasonably acceptable to Gemstar and StarSight regarding the appropriateness of pooling-of-interests accounting treatment under generally accepted accounting principles. StarSight has agreed to use commercially reasonable efforts to cause its independent auditors, Deloitte & Touche LLP, to cooperate fully (including, without limitation, delivering to StarSight a letter substantially similar to the letter delivered by KPMG Peat Marwick LLP to Gemstar) with KPMG Peat Marwick LLP in connection with the delivery to Gemstar of such letter. See "--Accounting Treatment."

AFFILIATES' RESTRICTIONS ON SALES OF GEMSTAR ORDINARY SHARES

  The Gemstar Ordinary Shares to be issued in the Merger will have been registered under the Securities Act pursuant to a Registration Statement on Form F-4, thereby allowing such shares to be traded without restriction by all former holders of StarSight Common Stock who (i) are not deemed to be "affiliates" of StarSight at the

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

time of the Special Meeting (as "affiliates" is defined for purposes of Rule 145 under the Securities Act) and (ii) who did not become "affiliates" of Gemstar after the Merger. StarSight shareholders who may be deemed to be "affiliates" of StarSight will be so advised prior to the Merger.

  The Merger Agreement requires Gemstar and StarSight to obtain, no later than 5 days after the date of the Merger Agreement, from each of their respective affiliates a written agreement prohibiting such persons from disposing of their shares (i) during the 30 day period prior to the Effective Time and (ii) until Gemstar publicly releases its first report of financial statements, including the financial results of Gemstar and StarSight for a period of at least 30 days of "combined operations" as defined by the Commission. Pursuant to such agreements, StarSight affiliates have also acknowledged the resale restrictions imposed by Rule 145 promulgated under the Securities Act on shares received by them in the Merger. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resale of Gemstar Ordinary Shares and also on the number of shares of Gemstar Ordinary Shares that such affiliates, and others (including persons with whom the affiliates act in concert), may sell within any three-month period. These restrictions will generally apply for at least a period of two years after the Merger (or longer, if the person remains an affiliate of Gemstar or StarSight).

MERGER EXPENSES, FEES AND OTHER COSTS

  Except for the termination fees set forth in Section 7.5 of the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses; except that those expenses, other than attorneys' and accountants' fees and expenses, incurred in connection with printing the Proxy Statement and Form F-4, as well as the filing fee relating to the Proxy Statement and Form F-4 paid to the Commission, will be shared equally by Gemstar and StarSight. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

 Employment Agreements

  On December 23, 1996, StarSight entered into employment agreements with each of Larry W. Wangberg, Chairman and Chief Executive Officer, Martin W. Henkel, Executive Vice President, Chief Financial Officer and Secretary, Brian L. Klosterman, President and Chief Operating Officer, and William Scharninghausen, Chief Accounting Officer (the "Executive Employment Agreements"). Each Executive Employment Agreement will become effective only upon the consummation of the Merger and the Executive Employment Agreements provide for the employment of such persons for a period (the "Employment Period") of one year for Mr. Scharninghausen, two years for Mr. Wangberg, three years for Mr. Klosterman and six months for Mr. Henkel. StarSight entered into employment agreements with five other non-executive officer employees (the "Non-executive Employees") on the same date which also become effective only upon the Effective Time.

  Severance Provisions. Each of the above-named executives also has an existing employment agreement with StarSight containing provisions for lump sum severance payments that will be triggered by the Merger. In the case of Messrs. Wangberg, Klosterman and Henkel, upon consummation of the Merger, StarSight will make in accordance with the severance provisions of the existing employment agreements a lump sum payment equal to the executive's base salary, car allowance and guaranteed bonus for the remaining term of the prior employment agreement, totalling approximately $3,385,164, approximately $678,090 and approximately $636,437 respectively. In the case of Mr. Scharninghausen, upon consummation of the Merger, such lump sum cash payment shall be equal to one year of Mr. Scharninghausen's current base salary, approximately $123,833, less applicable withholdings. Lump sum payments of an aggregate of approximately $788,960 will also be due to the Non-executive Employees upon the closing of the Merger in accordance with the severance provisions of their existing employment agreements. The amount of the lump sum payment to each of the StarSight's executives may vary based on the date of closing of the Merger and each executive's base salary as of that date. In addition, the severance provisions of the existing employment agreements provide that each executive's stock

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options will accelerate in accordance with the terms of such executive's existing employment agreement. As of March 15, 1997, the number of options subject to acceleration pursuant to the severance provisions of each executive's existing employment agreement are 383,334, 99,792, 30,313 and 17,015 for Messrs. Wangberg, Klosterman, Henkel and Scharninghausen, respectively. Furthermore, if the benefits to which the executive is entitled pursuant to the severance provisions or otherwise give rise to an excise tax as a result of the application of Section 4999 of the Code, StarSight must pay the executive an amount sufficient to put the executive in the same after-tax position that such executive would have been in had such executive not been required to pay the excise tax.

  In connection with the employment agreements of Messrs. Wangberg and Klosterman and pursuant to two separate letter agreements entered into at the request of StarSight and dated as of December 23, 1996, by and among StarSight and Mr. Wangberg and Mr. Klosterman, Messrs. Wangberg and Klosterman received from StarSight in 1996 certain lump sum cash payments (the "Accelerated Payments") totalling approximately $100,000 and $350,000, respectively, to which they are entitled under their respective existing employment agreements. The Accelerated Payments will be deducted from the lump sum payment to which Messrs. Wangberg and Klosterman are entitled to receive upon the closing of the Merger. In the event the Merger is not consummated after such payments have been made, each of Messrs. Wangberg and Klosterman, as the case may be, have agreed to use reasonable efforts in seeking any available refund or reduction in tax liability relating to the Accelerated Payments. In the event that Mr. Wangberg or Mr. Klosterman, as the case may be, receives a refund or realizes a reduction to his tax liability with respect to the Accelerated Payments, Mr. Wangberg or Mr. Klosterman shall reimburse StarSight in the amount of such refund or reduction in tax liability. Whether or not the Merger is consummated, in the event Mr. Wangberg or Mr. Klosterman, as the case may be, becomes liable for any taxes as a result of the Accelerated Payments being paid that would not have been payable had such payments been made immediately after consummation of the Merger, or as a result of any payment made by Mr. Wangberg or Mr. Klosterman, as the case may be, to StarSight pursuant to the letter agreement, StarSight will indemnify Mr. Wangberg or Mr. Klosterman, as the case may be, on an after-tax basis so as to make such executive whole with respect to any tax liability.

  Termination Provisions. Each of the Executive Employment Agreements provides that the Employment Period shall terminate automatically upon the death of the executive or for disability if, in the sole opinion of the StarSight Board and subject to certain conditions, the executive is prevented from properly performing his duties by reason of any physical or mental incapacity. If the executive is terminated for disability, StarSight shall be required to pay the executive's annual salary (or monthly salary, in the case of Mr. Henkel) up through the last day of the month in which the StarSight Board determines that the executive is disabled. In the event of the death of the executive, StarSight shall pay to the executive's beneficiaries or estate the portion of the executive's annual salary (or monthly salary, in the case of Mr. Henkel) payable by StarSight through the end of the month in which death occurs. In addition, StarSight may terminate the executive's employment with or without Cause (as defined below). In the event that the termination is with Cause, StarSight shall have no liability to the executive. If termination is without Cause, StarSight shall pay a lump sum payment upon such termination of an amount equal to the remaining annual salary through the expiration of the employment agreement, and thereafter, all obligations of StarSight shall terminate; provided, however, in the case of Messrs. Klosterman and Scharninghausen, StarSight shall pay Mr. Klosterman or Mr. Scharninghausen, as the case may be, an amount equal to the lesser of (x) such executive's annual salary and (y) the remaining annual salary through the applicable expiration of the employment agreement. The applicable expiration of Messrs. Klosterman's and Scharninghausen's employment agreements are three years from the Effective Time and one year from the Effective Time, respectively. In addition, the Klosterman Employment Agreement provides that upon termination of Mr. Klosterman's employment, Mr. Klosterman shall be entitled to receive a portion of the bonus to which he is entitled, on the date it would otherwise be payable, proportional to the period which Mr. Klosterman was employed compared to the period for which the bonus is paid. Under the Executive Employment Agreements, termination shall be for "Cause" if: (i) the executive has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of StarSight or any affiliated company, or is charged with or convicted of a felony; (ii) the executive refuses or fails to act in accordance with any reasonable direction or

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order of the StarSight Board; provided that the StarSight Board has given executive written notice of such refusal or failure and executive fails to comply with such direction or order within thirty days after the date of such notice; or (iii) the executive has engaged in any fraud, embezzlement, misappropriation or similar conduct against StarSight.

  Noncompetition Provisions. Each of the Executive Employment Agreements provides that during the Employment Period the executive will not (i) accept any other employment or (ii) engage in any other business activity that is competitive with, or places him in a competing position to that of, StarSight or any affiliated company. In addition, subject to certain conditions, for a period of one year after the termination of the Employment Period, the executive will not for himself or any third party, directly or indirectly, (i) divert or attempt to divert from StarSight or any affiliated company any business of any kind in which it is engaged, including without limitation, the solicitation of or interference with any of its suppliers or customers; (ii) employ, solicit for employment, or recommend for employment and person employed by StarSight, during the period of such person's employment by StarSight and for one year thereafter; or (iii) engage in any business activity that is competitive with StarSight; provided that in no event shall the executive engage in such competitive activities during the period which he continues to receive payments pursuant to the termination provisions of the applicable Executive Employment Agreement. For the purposes of the Executive Employment Agreements, "competitive activities" is defined as business activities that are directly competitive with any existing or presently planned business of StarSight on the date of termination, which activity constitutes or is anticipated to constitute more than 15% of the revenues of StarSight.

  Wangberg Employment Agreement. Mr Wangberg's employment agreement ("Wangberg Employment Agreement") provides that StarSight will employ Mr. Wangberg on a part time basis for the Employment Period commencing at the Effective Time and ending the earlier of (i) two years following the date of the Effective Time (the "Term Date") and (ii) the date of termination otherwise in accordance with the terms of the Wangberg Employment Agreement. The scope of Mr. Wangberg's employment will be determined by the StarSight Board and Mr. Wangberg has agreed to devote to StarSight a total of four normal work days per month throughout the period of the agreement. Mr. Wangberg's employment will be automatically renewed for an additional one year period on the Term Date and on each anniversary thereof unless either party gives written notice to the other party that the employment is to be terminated. Mr. Wangberg's annual salary under the Wangberg Employment Agreement shall be $120,000 a year. In addition, Mr. Wangberg shall be eligible for benefits made available generally to other employees of the company.

  Klosterman Employment Agreement. Mr. Klosterman's employment agreement ("Klosterman Employment Agreement") provides that StarSight will employ Mr. Klosterman as President commencing at the Effective Time and ending the earlier of (i) three years following the date of the Effective Time (the "Term Date") and (ii) the date of termination otherwise in accordance with the terms of the Klosterman Employment Agreement. Mr. Klosterman's employment will be automatically renewed for an additional one year period on the Term Date and on each anniversary thereof unless either party gives written notice to the other party that the employment is to be terminated. Mr. Klosterman's annual salary under the Klosterman Employment Agreement shall be $240,000 a year. In addition Mr. Klosterman shall be eligible to receive, in the discretion of the StarSight Board, an annual performance bonus (or other special bonuses), in such amounts as determined by the StarSight Board in its sole and absolute discretion, but not less than 50% of Mr. Klosterman's current base salary. Mr. Klosterman will also be eligible for benefits made available generally to other employees of the company. Upon the Effective Time, StarSight will grant to Mr. Klosterman a nonqualified stock option under Gemstar's Stock Incentive Plan to purchase 100,000 shares of Gemstar Ordinary Shares at a price per share equal to the fair market value of Gemstar Ordinary Shares at the Effective Time. Such option shall become fully exercisable upon a Change of Control, which shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of Gemstar in which Gemstar is not the continuing or surviving corporation or pursuant to which shares of Gemstar's Ordinary Shares would be converted into cash, securities or other property, other than a merger of Gemstar in which the holders of Gemstar's Ordinary Shares immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (y) any reverse merger in which Gemstar is the continuing or surviving corporation but in which securities possessing

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

more than 51% if the total combined voting power of Gemstar's outstanding securities are transferred to a person or persons different from those who hold such securities immediately prior to the merger, or (z) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) or all, or substantially all, of the assets of Gemstar or (ii) the members of Gemstar approve a plan or proposal for the liquidation or dissolution of Gemstar.

  Henkel Employment Agreement. Mr. Henkel's employment agreement ("Henkel Employment Agreement") provides that StarSight will employ Mr. Henkel commencing at the Effective Time and ending the earlier of (i) six months following the date of the Effective Time (the "Term Date") and (ii) the date of termination otherwise in accordance with the terms of the Henkel Employment Agreement. Mr. Henkel's employment will be automatically renewed for an additional six-month period on the Term Date and on each anniversary thereof unless either party gives notice to the other party that the employment is to be terminated. The scope of Mr. Henkel's employment will be determined by the StarSight Board and Mr. Henkel has agreed to devote to StarSight a total of ten normal work days per month throughout the period of the agreement. During the Employment Period and commencing immediately upon the Effective Time, Mr. Henkel shall be entitled to a paid sabbatical of two months duration pursuant to the terms of StarSight's Sabbatical Program at full salary (based on Mr. Henkel's salary then in effect on the Effective Date of the Merger). Following the sabbatical, Mr. Henkel shall be paid a monthly salary of $10,000. In addition, Mr. Henkel shall be eligible for benefits made available generally to other employees of the company.

  Scharninghausen Employment Agreement. Mr. Scharninghausen's employment agreement ("Scharninghausen Employment Agreement") provides that StarSight will employ Mr. Scharninghausen commencing at the Effective Time and ending the earlier of (i) one year following the date of the Effective Time (the "Term Date") and (ii) the date of termination otherwise in accordance with the terms of the Scharninghausen Employment Agreement. The scope of Mr. Scharninghausen's employment will be determined by the StarSight Board. Mr. Scharninghausen's employment will be automatically renewed for an additional one year period on the Term Date and on each anniversary thereof unless either party gives notice to the other party that the employment is to be terminated. Mr. Scharninghausen's annual salary under the Scharninghausen Employment Agreement shall be $123,833 a year. In addition, Mr. Scharninghausen shall be eligible for benefits made available generally to other employees of the company. Upon the Effective Time, StarSight shall grant to the executive a nonqualified stock option under Gemstar's Stock Incentive Plan to purchase 11,000 shares of Gemstar Ordinary Shares at a price per share equal to the fair market value of the Gemstar Ordinary Shares at the Effective Time. Mr. Scharninghausen will also be eligible to receive, in the sole and absolute discretion of the StarSight Board, an annual bonus in such amount as determined by the StarSight Board.

 Indemnification and Insurance

  The Merger Agreement provides that, upon the Effective Time, Gemstar will assume all of the obligations of StarSight under StarSight's existing indemnification agreements with each of the directors and officers of StarSight, as such agreements relate to the indemnification of such person for expenses and liabilities arising from facts or events which occurred on or before the Effective Time or relating to the Merger or transactions contemplated by the Merger Agreement. In addition, the Merger Agreement provides that the Articles of Incorporation and the Bylaws of the surviving corporation in the Merger shall contain the provisions with respect to indemnification and exculpation from liability substantially identical to those set forth in the StarSight Restated Articles of Incorporation and Bylaws and that such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adverse affect the rights thereunder of the directors or officers prior to the Effective Time, unless such modification is required by law.

  The Merger Agreement also requires the surviving corporation in the Merger or, at Gemstar's discretion, Gemstar to maintain in effect for three years from the Effective Time, policies of directors' and officers' liability insurance for the benefit of the directors and officers of StarSight at the Effective Time containing terms and conditions which are not materially less advantageous to the directors and officers of StarSight than those policies maintained by StarSight at the date of the Merger Agreement, with respect to matters occurring before the

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

Effective Time, to the extent available, and having the maximum available coverage under the current StarSight directors' and officers' liability insurance. The surviving corporation in the Merger and Gemstar shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 175% of the annual premium payments paid as of the date of the Merger Agreement by StarSight for such insurance if the surviving corporation in the Merger and Gemstar shall provide the maximum coverage available at 175% of such premiums. In lieu of the purchase of such insurance by the surviving corporation in the Merger or Gemstar, StarSight, with the written consent of Gemstar, may purchase a three-year extended reporting period endorsement under its existing policies of directors' and officers' liability insurance.

 Interests in StarSight Common Stock, Options and Warrants

  As of the StarSight Record Date, the executive officers and directors of StarSight or their respective affiliates beneficially owned an aggregate of 15,496,307 shares of StarSight Common Stock (including 859,970 shares of StarSight Common Stock subject to StarSight Options and StarSight Warrants exercisable within 60 days of the StarSight Record Date). Based upon the closing sale price of the Gemstar Ordinary Shares on the StarSight Record Date of $14.25, and assuming the exercise of outstanding StarSight Options and StarSight Warrants exercisable within 60 days of the StarSight Record Date, the aggregate dollar value of Gemstar Ordinary Shares to be received in the Merger by the executive officers and directors of StarSight and their affiliates is approximately $133,862,524. Pursuant to certain plans, options or agreements of StarSight, all options and restricted stock awards held by certain directors and executive officers will become immediately exercisable at the time of the Merger. See "--Treatment of StarSight Stock Options" and "--Treatment of StarSight Warrants." In addition, the Executive Employment Agreements provide for full and immediate vesting of all options and restricted stock awards upon the Effective Time. See "--Employment Agreements."

  The foregoing interests of the directors and certain members of management of StarSight in the Merger may mean that such persons have personal interests in the Merger which may not be identical to the interests of other shareholders.

                         THE STARSIGHT SPECIAL MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to the holders of StarSight Common Stock as part of the solicitation of proxies by the StarSight Board for use at the StarSight Special Meeting to be held May 1, 1997 at 7:00 a.m., California time, at 3300 Kearney Street, Fremont, California 94538 and at any adjournments or postponements thereof. This Joint Proxy Statement/Prospectus, and the accompanying Proxy Card, are first being mailed to holders of StarSight Common Stock on or about April 18, 1997.

  The purpose of the StarSight Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement, which sets forth the terms and conditions of the Merger and the transactions contemplated thereby. Upon consummation of the Merger, each outstanding share of StarSight Common Stock will be converted into the right to receive 0.6062 of a share of Gemstar Ordinary Shares, with cash paid in lieu of fractional shares. In addition, as a result of the Merger, each outstanding option to purchase StarSight Common Stock will be assumed by Gemstar and converted into an option to acquire such number, rounded down to the nearest whole integer, of full shares of Gemstar Ordinary Shares as the holder would have been entitled to receive had such holder exercised such option in full immediately prior to the Effective Time of the Merger at an exercise price equal to the exercise price per share of StarSight Common Stock under such option immediately prior to the effective time of the Merger, divided by the Exchange Ratio. In addition, as a result of the Merger, each stock purchase warrant issued by StarSight to purchase shares of StarSight Common Stock shall, in accordance with its terms, be adjusted to become exercisable for, or exchangeable for a new warrant (on substantially the same terms) that would be exercisable for, the number of shares of Gemstar Ordinary Shares equal to the number of shares purchasable pursuant to the warrant as of the date of the Merger Agreement multiplied by the Exchange Ratio. The exercise price of the warrant shall be an amount equal to the exercise

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

price of the warrant as of the date of the Merger Agreement divided by the Exchange Ratio. See "THE PLAN OF MERGER--Treatment of StarSight Stock Options" and "--Treatment of StarSight Warrants."

  Based on the last reported sale price of Gemstar Ordinary Shares on The Nasdaq National Market on April 11, 1997, the latest practicable trading day before the printing of this Joint Proxy Statement/Prospectus for which information was obtainable, the Exchange Ratio would result in a per share purchase price for StarSight Common Stock of $8.49, representing a premium of approximately $0.87 per share to the last reported sale price per share of StarSight Common Stock on such date. See "MARKET PRICE AND DIVIDENDS." If the Merger is completed, StarSight shareholders will no longer hold any interest in StarSight other than through their interest in shares of Gemstar Ordinary Shares. Consummation of the Merger is subject to a number of conditions, including the receipt of required regulatory and shareholder approvals.

RECORD DATE AND OUTSTANDING SHARES

  Only holders of record of StarSight Common Stock at the close of business on March 17, 1997 are entitled to notice of and to vote at the StarSight Special Meeting. As of the close of business on the StarSight Record Date, there were 25,613,145 shares of StarSight Common Stock outstanding and entitled to vote, held of record by 324 shareholders. A majority, or 12,806,573 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each StarSight shareholder is entitled to one vote for each share of StarSight Common Stock held as of the StarSight Record Date.

VOTING OF PROXIES

  The StarSight Proxy Card accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the StarSight Board for use at the StarSight Special Meeting. Shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to StarSight. All proxies that are properly executed and returned, and that are not revoked, will be voted at the StarSight Special Meeting in accordance with the instructions indicated thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. The StarSight Board does not presently intend to bring any other business before the StarSight Special Meeting other than the specific proposals referred to in this Joint Proxy Statement/Prospectus and specified in the notice of the StarSight Special Meeting. So far as is known to the StarSight Board, no other matters are to be brought before the StarSight Special Meeting. As to any business that may properly come before the StarSight Special Meeting, including, among other things, consideration of any motion made for adjournment of the StarSight Special Meeting (including, without limitation, for purposes of soliciting additional votes for approval and adoption of the Merger Agreement), however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A StarSight shareholder who has given a proxy may revoke it at any time before it is exercised at the StarSight Special Meeting, by (i) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date, to, Martin W. Henkel, Executive Vice President, Chief Financial Officer and Secretary, StarSight Telecast, Inc., 39650 Liberty Street, Fremont, California 94538, or
(ii) attending the StarSight Special Meeting and voting in person (although attendance at the StarSight Special Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED

  Pursuant to the CCC and the StarSight Restated Articles of Incorporation and the StarSight Bylaws, approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of at least a majority of the outstanding shares of StarSight Common Stock entitled to vote at the StarSight Special Meeting. SINCE THE REQUIRED VOTING OF THE STARSIGHT SHAREHOLDERS IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF STARSIGHT COMMON STOCK, RATHER THAN UPON THE SHARES ACTUALLY VOTED, THE FAILURE BY THE HOLDER OF ANY SUCH SHARES TO SUBMIT A PROXY OR TO VOTE IN PERSON AT THE STARSIGHT SPECIAL MEETING (INCLUDING ABSTENTIONS AND "BROKER NON-VOTES") WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. IN THE EVENT THAT THE MERGER AGREEMENT AND THE TRANSACTIONS PROVIDED FOR

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

THEREIN, INCLUDING THE MERGER, ARE APPROVED AND ADOPTED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF ISSUED AND OUTSTANDING SHARES OF STARSIGHT COMMON STOCK AND THE MERGER IS SUBSEQUENTLY CHALLENGED, STARSIGHT MAY ARGUE THAT AN INDIVIDUAL SHAREHOLDER THAT VOTES IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT AND THE TRANSACTIONS PROVIDED FOR THEREIN, INCLUDING THE MERGER, IS ESTOPPED FROM CHALLENGING THE MERGER UNDER APPLICABLE STATE LAW.

  THE MATTERS TO BE CONSIDERED AT THE STARSIGHT SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF STARSIGHT. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

  It is expected that all of the 14,636,337 shares of StarSight Common Stock (which excludes shares subject to StarSight Options and StarSight Warrants) beneficially owned by directors and executive officers of StarSight or their respective affiliates at the StarSight Record Date (representing approximately 57.1% of the total number of shares of StarSight Common Stock outstanding at such date) will be voted for approval and adoption of the Merger Agreement. Pursuant to the terms of the Company Significant Shareholder Agreement, PVI Transmission Inc., Thomson, Cox Communications, Inc., Virgin Interactive Entertainment, Inc., Tribune Company and Providence Journal Company have agreed to vote or cause to be voted all of the shares of StarSight Common Stock beneficially owned or held by them or under their control in favor of the Merger and other transactions provided for in or contemplated by the Merger Agreement and against any inconsistent proposals or transactions. See "THE PLAN OF MERGER--Related Agreements--StarSight Significant Shareholder Agreement." As of the StarSight Record Date, Gemstar and its directors and executive officers and their affiliates beneficially owned none of the outstanding shares of StarSight Common Stock.

ABSTENTIONS; BROKER NON-VOTES

  If an executed StarSight proxy is returned and the shareholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the StarSight Special Meeting for purposes of determining a quorum. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum. Since the required vote of the StarSight shareholders is based upon the number of outstanding shares of StarSight Common Stock, abstentions and broker non-votes will have the same effect as a vote against approval and adoption of the Merger Agreement.

SOLICITATION OF PROXIES AND EXPENSES

  StarSight will bear the cost of the solicitation of proxies in the enclosed form from its shareholders. In addition to solicitation by mail, the directors, officers and employees of StarSight may solicit proxies from shareholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, StarSight will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of StarSight Common Stock and request authority for the exercise of proxies. In such cases, StarSight, upon the request of the record holders, will reimburse such record holders for their reasonable expenses.

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

                          THE GEMSTAR ANNUAL MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to the holders of Gemstar Ordinary Shares as part of the solicitation of proxies by the Gemstar Board for use at the Gemstar Annual Meeting to be held May 1, 1997 at 7:00 a.m., California time, at 2-29-18 Nishi-Ikebukuro, Toshima-ku, Tokyo 171, Japan and at any adjournments or postponements thereof. This Joint Proxy Statement/Prospectus, and the accompanying Proxy Card, are first being mailed to holders of Gemstar Ordinary Shares on or about April 18, 1997.

  The purpose of the Gemstar Annual Meeting is to consider and vote upon a proposal to approve the issuance of Gemstar Ordinary Shares as contemplated by the Merger Agreement. Upon consummation of the Merger, each outstanding share of StarSight Common Stock will be converted into the right to receive 0.6062 of a share of Gemstar Ordinary Shares, with cash paid in lieu of fractional shares. In addition, as a result of the Merger, each outstanding option to purchase StarSight Common Stock will be assumed by Gemstar and converted into an option to acquire such number, rounded down to the nearest whole integer, of full shares of Gemstar Ordinary Shares as the holder would have been entitled to receive had such holder exercised such option in full immediately prior to the Effective Time of the Merger at an exercise price equal to the exercise price per share of StarSight Common Stock under such option immediately prior to the Effective Time of the Merger, divided by the Exchange Ratio. In addition, as a result of the Merger, each stock purchase warrant issued by StarSight to purchase shares of StarSight Common Stock shall, in accordance with its terms, be adjusted to become exercisable for, or exchangeable for a new warrant (on substantially the same terms) that would be exercisable for, the number of shares of Gemstar Ordinary Shares equal to the number of shares purchasable pursuant to the warrant as of the date of the Merger Agreement multiplied by the Exchange Ratio. The exercise price of the new warrant shall be an amount equal to the exercise price of the warrant as of the date of the Merger Agreement divided by the Exchange Ratio. See "THE PLAN OF MERGER--Treatment of StarSight Stock Options" and "--Treatment of StarSight Warrants."

  Based on the last reported sale price of Gemstar Ordinary Shares on The Nasdaq National Market on April 11, 1997, the Exchange Ratio would result in a per share purchase price for StarSight Common Stock of $8.49. If the Merger is completed, StarSight shareholders will no longer hold any interest in StarSight other than through their interest in shares of Gemstar Ordinary Shares. Consummation of the Merger is subject to a number of conditions, including the receipt of required regulatory and shareholder approvals.

  At the Gemstar Annual Meeting, the holders of Gemstar Ordinary Shares will also be asked to approve and adopt the Stock Incentive Plan Proposal to elect Dr. George F. Carrier and Teruyuki Toyama to another term as Class II directors of Gemstar and to ratify the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors. See "PROPOSAL TO APPROVE AN AMENDMENT TO GEMSTAR'S STOCK INCENTIVE PLAN," "ELECTION OF GEMSTAR CLASS II DIRECTORS" and "RATIFICATION OF GEMSTAR'S INDEPENDENT AUDITORS."

RECORD DATE AND OUTSTANDING SHARES

  Shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Gemstar Annual Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 31,280,092 shares of Gemstar Ordinary Shares, each holder of which will be entitled to cast one (1) vote for each such share owned on each matter to be acted upon.

VOTE REQUIRED

  The rules of The Nasdaq National Market require that the Gemstar Shareholders approve the issuance of the Gemstar Ordinary Shares pursuant to the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Gemstar Ordinary Shares voted at the Gemstar Annual Meeting, in person or by proxy.

Approval of the Stock Incentive Plan Proposal, the election of Dr. George F. Carrier and Teruyuki Toyama as directors and ratification of the appointment of KPMG Peat Marwick LLP as Gemstar's independent auditors also will require the affirmative vote of a majority of the Gemstar Ordinary Shares which are present or represented at the Gemstar Annual Meeting and entitled to vote thereon and are actually voted. Abstentions and broker non-votes will have no effect on the results, although they will be counted for purposes of determining the presence of a quorum for the conduct of business at the Gemstar Annual Meeting.

  THE MATTERS TO BE CONSIDERED AT THE GEMSTAR ANNUAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF GEMSTAR. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

  It is expected that all of the 19,426,063 shares of Gemstar Ordinary Shares beneficially owned by directors and executive officers of Gemstar or their respective affiliates (excluding shares subject to options exercisable for Gemstar Ordinary Shares) at the Gemstar Record Date (representing approximately 62.10% of the total number of shares of Gemstar Ordinary Shares outstanding at such date) will be voted for approval and adoption of the Merger Agreement and approval of the Stock Incentive Plan Proposal. Pursuant to the terms of the Parent Significant Shareholder Agreement, Dynamic Core Holdings Limited, Henry Yuen and Creative Assets Limited have agreed to vote or cause to be voted all of the shares of Gemstar Ordinary Shares beneficially owned or held by them or under their control in favor of the Merger and other transactions provided for in or contemplated by the Merger Agreement and against any inconsistent proposals or transactions. See "THE PLAN OF MERGER-- Related Agreements--Gemstar Significant Shareholder Agreement."

SOLICITATION OF PROXIES AND EXPENSES

  Gemstar will bear the costs of solicitation of proxies in the enclosed form from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Gemstar may solicit proxies from shareholders by telephone, telegram, telecopy, letter or in person. Following the original mailing of the proxies and other soliciting materials, Gemstar will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Gemstar Ordinary Shares and request authority for the exercise of proxies. In such cases, Gemstar, upon the request of the record holders, will reimburse such record holders for their reasonable expenses. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Gemstar of a written notice of revocation or a duly executed proxy bearing a later date or by attending the Gemstar Annual Meeting and voting in person.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements as of December 31, 1996 and the related unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 1996, and for each of the years in the three-year period ended March 31, 1996, have been prepared giving effect to the Merger as if it occurred on the first day of the earliest period presented. On December 12, 1996, Gemstar completed its merger with VideoGuide which has been accounted for under the pooling of interests method. Accordingly, the historical financial information for Gemstar has been restated for the merger of VideoGuide in Gemstar's supplemental consolidated financial statements for all periods presented.

  StarSight has a different fiscal year-end than Gemstar. Effective January 1, 1995, StarSight changed its fiscal year end from June 30 to December 31. StarSight's results for the nine months ended December 31, 1996, were conformed for the purposes of the respective unaudited pro forma financial information for the nine months ended December 31, 1996. StarSight's results for the twelve months ended December 31, 1995, 1994 and 1993 were combined with the results of Gemstar for the years ended March 31, 1996, 1995 and 1994, respectively. Accordingly, StarSight's results of operations for the three months ended March 31, 1996 have been excluded from the unaudited pro forma condensed combined statements of operations.

  The Merger is expected to be treated as a pooling of interests for accounting purposes.

  The proforma adjustments are described in the accompanying notes. Such pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger been consummated as of the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements and notes thereto of Gemstar and StarSight incorporated by reference herein or have been derived from audited financial statements not included herein, and do not incorporate any benefits from cost savings or synergies of operations of the combined operations.

  The data set forth below should be read in conjunction with the consolidated financial statements, related notes and other financial information, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in Gemstar's Annual Report on Form 20-F for the fiscal year ended March 31, 1996, Gemstar's quarterly reports on Form 6-K, Gemstar's supplemental consolidated financial statements for the three-year period ended March 31, 1996 and VideoGuide's financial statements for the three-year period ended December 31, 1995 on Form 6-K, StarSight's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                         PRO FORMA
                                                           PRO FORMA      GEMSTAR
                                      GEMSTAR  STARSIGHT  ADJUSTMENTS    STARSIGHT
                                      -------  ---------  -----------    ---------
               ASSETS
               ------
Current assets
  Cash and cash equivalents.........  $42,742  $ 25,708                  $ 68,450
  Accounts receivable...............      --      3,047                     3,047
  Short-term investments............   22,516     1,989                    24,505
  Prepaid expenses and other current
   assets...........................    4,352       352                     4,704
                                      -------  --------                  --------
    Total current assets............   69,610    31,096                   100,706
Property and equipment, net.........    4,639     1,074                     5,713
Intangible assets, net..............    4,150     2,861                     7,011
Investments.........................    6,528       --                      6,528
Other assets........................    2,268       --                      2,268
                                      -------  --------                  --------
                                      $87,195  $ 35,031                  $122,226
                                      =======  ========                  ========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable and accrued
   expenses.........................  $31,772  $  4,249                  $ 36,021
  Current portion of deferred
   revenue..........................    6,739    11,170                    17,909
  Other current liabilities.........      --         74                        74
                                      -------  --------                  --------
    Total current liabilities.......   38,511    15,493                    54,004
Deferred revenue, less current
 portion............................    1,772     9,700                    11,472
Other liabilities...................    3,389       --                      3,389
Shareholders' equity:
  Ordinary shares...................      313   125,972    (125,972)(a)       467
                                                                154 (a)
  Additional paid-in capital........   60,536       --      125,972 (a)   186,354
                                                               (154)(a)
  Accumulated deficit...............  (17,255) (115,735)                 (132,990)
  Unearned compensation.............      --       (399)                     (399)
  Cumulative translation
   adjustments......................      (71)      --                        (71)
                                      -------  --------                  --------
    Net shareholders' equity........   43,523     9,838                    53,361
                                      $87,195  $ 35,031                  $122,226
                                      =======  ========                  ========

         See notes to Unaudited Pro Forma Combined Financial Statements

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                      NINE MONTHS ENDED DECEMBER 31, 1996
                               --------------------------------------------------
                                           HISTORICAL              PRO FORMA
                               ----------------------------------- ---------
                                    GEMSTAR          STARSIGHT
                               NINE MONTHS ENDED NINE MONTHS ENDED  GEMSTAR
                               DECEMBER 31, 1996 DECEMBER 31, 1996 STARSIGHT
                               ----------------- ----------------- ---------
Revenues.....................      $ 46,072          $  7,452      $ 53,524
Operating costs and expenses
(b)..........................        34,799            26,324        61,123
                                   --------          --------      --------
Earnings (loss) from
operations...................        11,273           (18,872)       (7,599)
Other income.................         3,145               586         3,731
                                   --------          --------      --------
Earnings (loss) from
 continuing operations before
 income taxes................        14,418           (18,286)       (3,868)
Income taxes.................         5,120               --          5,120
                                   --------          --------      --------
Earnings (loss) from
continuing operations........      $  9,298          $(18,286)     $ (8,988)
                                   ========          ========      ========
Earnings (loss) from
 continuing operations per
 share.......................          0.28             (0.72)        (0.18)
                                   ========          ========      ========
Shares used in per share
 calculation.................        33,738            25,614        49,265
                                   ========          ========      ========
                                           YEAR ENDED MARCH 31, 1996
                               --------------------------------------------------
                                           HISTORICAL              PRO FORMA
                               ----------------------------------- ---------
                                    GEMSTAR          STARSIGHT
                                  YEAR ENDED        YEAR ENDED      GEMSTAR
                                MARCH 31, 1996   DECEMBER 31, 1995 STARSIGHT
                               ----------------- ----------------- ---------
Revenues.....................      $ 53,869          $  1,913      $ 55,782
Operating costs and expenses.        77,280            34,267       111,547
                                   --------          --------      --------
Loss from operations.........       (23,411)          (32,354)      (55,765)
Other income.................         2,076               574         2,650
                                   --------          --------      --------
Loss from continuing
 operations before
 income taxes................       (21,335)          (31,780)      (53,115)
Income taxes.................         5,497               --          5,497
                                   --------          --------      --------
Loss from continuing
 operations..................      $(26,832)         $(31,780)     $(58,612)
                                   ========          ========      ========
Loss from continuing
 operations per share........         (0.85)            (1.50)        (1.32)
                                   ========          ========      ========
Shares used in per share
 calculation.................        31,458            21,164        44,288
                                   ========          ========      ========


   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                            YEAR ENDED MARCH 31, 1995
                                    ------------------------------------------
                                               HISTORICAL            PRO FORMA
                                    -------------------------------- ---------
                                       GEMSTAR         STARSIGHT
                                      YEAR ENDED      YEAR ENDED      GEMSTAR
                                    MARCH 31, 1995 DECEMBER 31, 1994 STARSIGHT
                                    -------------- ----------------- ---------
Revenues...........................    $41,744         $     70      $  41,814
Operating costs and expenses.......     34,069           33,725         67,794
                                       -------         --------      ---------
Earnings (loss) from operations....      7,675          (33,655)       (25,980)
Other income ......................        696            1,695          2,391
                                       -------         --------      ---------
Earnings (loss) from continuing
operations before income taxes.....      8,371          (31,960)       (23,589)
Income taxes.......................      3,681              --           3,681
                                       -------         --------      ---------
Earnings (loss) from continuing
operations.........................    $ 4,690         $(31,960)     $ (27,270)
                                       =======         ========      =========
Earnings (loss) from continuing
 operations per share..............       0.31            (1.55)         (0.67)
                                       =======         ========      =========
Shares used in per share
 calculation.......................     28,159           20,558         40,621
                                       =======         ========      =========

                                            YEAR ENDED MARCH 31, 1994
                                  -----------------------------------------------
                                             HISTORICAL            PRO FORMA
                                  -------------------------------- ---------
                                     GEMSTAR         STARSIGHT
                                    YEAR ENDED      YEAR ENDED      GEMSTAR
                                  MARCH 31, 1994 DECEMBER 31, 1993 STARSIGHT
                                  -------------- ----------------- ---------
Revenues........................     $27,025         $    --       $ 27,025
Operating costs and expenses....      21,042           15,644        36,686
                                     -------         --------      --------
Earnings (loss) from operations.       5,983          (15,644)       (9,661)
Other income....................         786              914         1,700
                                     -------         --------      --------
Earnings (loss) from continuing
operations before income taxes..       6,769          (14,730)       (7,961)
Income taxes....................       2,238              --          2,238
                                     -------         --------      --------
Earnings (loss) from continuing
operations......................     $ 4,531         $(14,730)     $(10,199)
                                     =======         ========      ========
Earnings (loss) from continuing
 operations per share...........        0.16            (0.90)        (0.27)
                                     =======         ========      ========
Shares used in per share
 calculation....................      28,159           16,347        38,069
                                     =======         ========      ========


   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


(a) Reflects conversion of 25,492,139 shares of StarSight common stock into approximately 15,453,334 Gemstar Ordinary shares.

(b) Gemstar reached and paid settlements with certain vendors that resulted in a gain from forgiveness of debt of approximately $5.9 million.

(c) Gemstar and StarSight will incur direct transaction costs of approximately $6,000,000 associated with the Merger, consisting of transaction fees for attorneys, accountants, financial printing and other related charges. Gemstar and StarSight will also incur additional costs related to severance and other integration costs. All of these non-recurring costs will be charged to operations as incurred. Accordingly, these costs are not reflected in the unaudited pro forma condensed financial statements.


(d) StarSight operated as a development stage company from May 12, 1986 (inception) until December 31, 1994.

                    DESCRIPTION OF STARSIGHT CAPITAL STOCK

GENERAL

  The authorized capital stock of StarSight consists of 50,000,000 shares of StarSight Common Stock, no par value and 5,000,000 shares of preferred stock, no par value ("StarSight Preferred Stock"). As of March 17, 1997, there were 25,613,145 shares of StarSight Common Stock outstanding which were held of record by 324 shareholders.

STARSIGHT COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders, except that upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. The holders of StarSight Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the StarSight Board out of funds legally available therefor, subject to preferences that may be applicable to any outstanding StarSight Preferred Stock. In the event of liquidation, dissolution or winding up of StarSight, holders of StarSight Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding StarSight Preferred Stock. Holders of StarSight Common Stock have no preemptive or conversion rights or other subscription rights, except as may otherwise have been granted pursuant to a contract between StarSight and a holder of StarSight Common Stock. There are no redemption or sinking fund provisions applicable to the StarSight Common Stock. All outstanding shares of StarSight Common Stock are fully paid and non-assessable.

PREFERRED STOCK

  The StarSight Board has the authority to issue shares of StarSight Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further vote or action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of StarSight Common Stock. In addition, because the terms of such StarSight Preferred Stock may be fixed by the StarSight Board without shareholder action, the StarSight Preferred Stock could be designated and issued quickly in the event StarSight requires additional equity capital. The StarSight Preferred Stock could also be designated and issued with terms calculated to defeat a proposed take-over of StarSight, or with terms making the removal of management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the StarSight Common Stock. As a condition to the Merger Agreement, StarSight has agreed not to issue or authorize any new shares of its capital stock, including the StarSight Preferred Stock until the Effective Time of the Merger or termination of the Merger Agreement, whichever comes first.

REGISTRATION RIGHTS

  The holders of approximately 21,779,731 shares of StarSight Common Stock or Warrants to purchase StarSight Common Stock, or their transferees (collectively the "Registration Rights Holders"), are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of registration rights agreements between StarSight and the Registration Rights Holders, if StarSight proposes to register any of its securities under the Act, either for its own account or the account of other security holders exercising registration rights, the Registration Rights Holders are entitled to notice of such registration and are entitled to include shares of such StarSight Common Stock therein, provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration a "Piggyback Registration"). In addition, the Registration Rights Holders may, under certain circumstances, require StarSight, beginning six months after StarSight's initial public offering and on not more than one occasion, to file a registration statement under the Act at StarSight's expense with respect to their shares of StarSight Common Stock (a "Demand Registration"). StarSight is required to use its best efforts to effect such registration, subject to certain conditions and limitations. In addition, certain shareholders have special rights to a demand registration of its holdings of StarSight securities. With respect to all Registration Rights Holders, StarSight has also undertaken to use its best efforts to qualify for registration on Form S-3 and, when such registration becomes available and subject to certain conditions and limitations, holders of the aforementioned shares may require StarSight, on not more than two occasions, to register all or a portion of their shares pursuant to a registration statement on Form S-3, to be prepared by StarSight at its expense.

  In connection with the Merger, StarSight and certain of the Registration Rights Holders have entered into agreements whereby such holders' registration rights are terminated effective upon consummation of the Merger. Subsequent to the Effective Time, no former holders of StarSight Common Stock or Warrants shall have any registration rights with respect to the Gemstar shares or warrants received in the transaction other than those provided by the Form F-4 filed by Gemstar in connection with the Merger.

DISSENTERS' RIGHTS

  Pursuant to the terms of the Merger Agreement, if holders at least 5% of the outstanding shares of StarSight Common Stock have exercised dissenters' rights in connection with the Merger under Sections 1300-1312 of the California General Corporation law ("Section 1300"), any holder of StarSight Common Stock may exercise dissenters' rights by voting against the Merger and following the procedures set forth in Section 1300. If the holders of shares representing at least 5% of the outstanding shares of StarSight's Common Stock do not exercise dissenters' rights, then only a holder of StarSight's Common Stock with respect to which there exists a restriction on transfer imposed by StarSight or by any law or regulation will be so entitled.

  The most likely source of restrictions on transfer imposed by law or regulation that would entitle a holder of StarSight Common Stock to dissenters' rights if holders of at least 5% of the outstanding shares of StarSight's Common Stock do not exercise such rights are the restrictions imposed by the Securities Act. In general, the restrictions on transfer imposed by the Securities Act and the Rules and Regulations promulgated thereunder, as currently in effect, would only restrict sales of StarSight Common Stock by affiliates of StarSight and by holders of restricted StarSight Common Stock that have held such shares for less than two years (including the holding period of any prior owners other than an affiliate).

  A STARSIGHT SHAREHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS MUST VOTE AGAINST THE MERGER AT THE STARSIGHT SPECIAL MEETING. HOWEVER, VOTING AGAINST THE MERGER WILL NOT, IN AND OF ITSELF, BE SUFFICIENT NOTICE OF SUCH SHAREHOLDERS' INTENTION TO DISSENT. RATHER, ANY STARSIGHT SHAREHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS MUST COMPLY WITH THE PROCEDURES SET FORTH IN
SECTION 1300. THE FOLLOWING SUMMARY OF THE PROVISIONS OF SECTION 1300 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 1300, A COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX H AND IS INCORPORATED HEREIN BY REFERENCE. IN THE EVENT THAT THE MERGER AGREEMENT AND THE TRANSACTIONS PROVIDED FOR THEREIN, INCLUDING THE MERGER, ARE APPROVED AND ADOPTED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF ISSUED AND OUTSTANDING SHARES OF STARSIGHT COMMON STOCK AND THE MERGER IS SUBSEQUENTLY CHALLENGED, STARSIGHT MAY ARGUE THAT AN INDIVIDUAL SHAREHOLDER THAT VOTES IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT AND THE TRANSACTIONS PROVIDED FOR THEREIN, INCLUDING THE MERGER, IS ESTOPPED FROM CHALLENGING THE MERGER UNDER APPLICABLE STATE LAW.

  A StarSight shareholder wishing to exercise dissenters rights must, not later than the date of the StarSight Special Meeting (currently scheduled for May 1, 1997), demand in writing from StarSight, the purchase of his or her shares and payment to the shareholder of such shares fair market value. A holder of StarSight Common Stock who elects to exercise dissenters' rights should mail or deliver his or her written demand to StarSight at 39650 Liberty Street, Fremont, California 94538, directed to the attention of StarSight's Secretary. The demand should specify the holder's name and mailing address, the number of shares owned by such shareholder and state that such holder is demanding a purchase of his or her shares, and must also contain a statement as to what the shareholder claims to be the fair market value of such shares, determined in accordance with the provisions of Section 1300. The fair market value of the shares of StarSight Common Stock will be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation as a consequence of the proposed Merger. Such statement of the fair market value constitutes an offer by the

StarSight shareholder to sell the shares to StarSight at that price. If the Merger is approved by the required vote of StarSight's shareholders and is not abandoned or terminated and the holders of shares representing at least 5% of the outstanding shares of StarSight Common Stock exercise dissenters' rights with respect to the Merger, each holder of shares of StarSight Common Stock who has given timely notice and who votes against the Merger and follows the procedures set forth in Section 1300 will be entitled to have his or her shares of StarSight Common Stock purchased by StarSight for cash at their fair market value. If the holders of shares representing at least 5% of the outstanding shares of StarSight Common Stock do not exercise dissenters' rights, then only a holder of StarSight Common Stock with respect to which there exists a restriction on transfer imposed by StarSight or by any law or regulation will be so entitled. The shares of stock with respect to which holders have perfected their purchase demand in accordance with Section 1300 and have not effectively withdrawn or lost such rights are referred to herein as "Dissenting Shares." If a StarSight shareholder has a beneficial interest in StarSight Shares that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenters' rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized above.

  Within ten days after approval of the Merger by StarSight's shareholders, StarSight must mail a notice of such approval (the "Approval Notice") to all of its shareholders who have voted against the Merger, together with a statement of the price determined by StarSight to represent the fair market value of the applicable Dissenting Shares (determined in accordance with the immediately preceding paragraph), a brief description of the procedures to be followed in order for the shareholder to pursue his dissenters' rights, and a copy of Sections 1300-1304 of the California General Corporation Law. The statement of price made in the Approval Notice constitutes an offer to purchase all Dissenting Shares at the stated amount. Only a holder of record of shares of StarSight Common Stock at March 17, 1997 (or his or her duly appointed representative) is entitled to assert a purchase demand for the shares registered in that holder's name.

  Within 30 days following the mailing of StarSight's Approval Notice, StarSight shareholders exercising dissenters' rights must submit the certificate(s) representing the Dissenting Shares to StarSight for endorsement as Dissenting Shares.

  If StarSight and the shareholder agree that the shares are Dissenting Shares and agree upon the purchase price of the shares, the dissenting shareholder is entitled to the agreed upon price with interest thereon at the legal rate on judgments from the date of such agreement. Payment for the Dissenting Shares must be made within thirty (30) days after the later of the date of such agreement or the date on which all statutory and contractual conditions to the Merger are satisfied, and is subject to the surrender by the shareholder of the certificate(s) representing the Dissenting Shares.

  If StarSight denies that the shares are Dissenting Shares, or if StarSight and the shareholder fail to agree upon the fair market value of the shares then within six months after the date the Approval Notice was mailed to shareholders, any shareholder who has made a valid written purchase demand may file a complaint in the Superior Court of Alameda County, California (the "Court") requesting a determination as to whether the shares are Dissenting Shares or as to the fair market value of such holder's shares, or both, or may intervene in any pending action brought by any other shareholder.

  Any holder of Dissenting Shares who has duly demanded the purchase of his or her shares under Section 1300 will not, after the Effective Time be entitled to the payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to shareholders of record as of a date prior to the Effective Time).

  If any holder of shares of StarSight Common Stock who demands the purchase of his or her shares under Section 1300 fails to perfect, or effectively withdraws or loses his or her right to such purchase, the shares of such holder will be converted into a right to receive that number of shares of Gemstar Ordinary Shares equal to the Exchange Ratio times the number of shares of StarSight Common Stock held by such person, in accordance with the Merger Agreement. Dissenting Shares lose their status as Dissenting Shares if (a) the Merger is abandoned; (b) the shares are transferred prior to their submission for the required endorsement or are surrendered for conversion into shares of another class in accordance with the Restated Articles of Incorporation of StarSight; (c) the dissenting shareholder fails to make a timely written demand for purchase, along with a statement of fair market value; (d) the dissenting shareholder votes for the approval and adoption of the Merger Agreement; (e) the dissenting shareholder and StarSight do not agree upon the status of the shares as Dissenting Shares or do not agree on the purchase price, but StarSight nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the Approval Notice or (f) with StarSight's consent, the holder delivers a written withdrawal of such holder's demand for purchase of his or her shares.

  Pursuant to the Merger Agreement, StarSight will give Gemstar prompt notice of any demands received by StarSight and Gemstar will have the right to participate in all negotiations and proceedings with respect to the demands. StarSight will not, except with the prior written consent of Gemstar, make any payment with respect to, or settle or offer to settle, any such demands.

    STARSIGHT SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The table below sets forth, as of March 17, 1997, the number and percentage of outstanding StarSight Common Stock owned beneficially by each person known by StarSight to own beneficially more than 5% of the outstanding StarSight Common Stock, by each director and by each executive officer of StarSight as and by the executive officers and directors as a group.

                                                       COMMON STOCK APPROXIMATE
         FIVE PERCENT SHAREHOLDERS, DIRECTORS          BENEFICIALLY PERCENTAGE
            AND CERTAIN EXECUTIVE OFFICERS                OWNED      OWNED(1)
         ------------------------------------          ------------ -----------
Viacom International Inc.(2)..........................   5,684,158     22.2%
 1515 Broadway
 New York, NY 10036
Thomson multimedia S.A.(3)............................   5,333,333     19.3
 9 Place des Vosges
 92050 Paris la Defense
 Cedex, France
Gemstar International Group Limited(4)................   5,276,034     17.1
 135 North Los Robles Avenue, Suite 800
 Pasadena, California 911091
Cox Communications, Inc.(5)...........................   2,166,647      8.5
 1400 Lake Hearn Drive, N.E.
 Atlanta, GA 30319
Massachusetts Financial Services Company (6)..........   1,382,000      5.4
 500 Boylston Street, 15th Floor
 Boston, MA 02116
Tribune Company(7)....................................   1,122,518      4.4
 435 No. Michigan Avenue
 Chicago, IL 60611
The Providence Journal Company(8).....................     791,897      3.1
 75 Fountain Street
 Providence, RI 02902
Thomas E. Dooley(9)...................................   5,711,391     22.3
James E. Meyer(10)....................................   5,343,333     19.4
Jacques Thibon(11)....................................   5,343,333     19.4
Ajit M. Dalvi(12).....................................   2,206,647      8.6
Donn M. Davis(13).....................................   1,132,518      4.4
Larry W. Wangberg(14).................................     466,666      1.8
Martin W. Henkel(15)..................................     215,506        *
John F. Doyle(16).....................................     139,998        *
Brian L. Klosterman(17)...............................     127,520        *
William Scharninghausen(18)...........................      54,927        *
Jack C. Clifford(19)..................................      40,000        *
John W. Goddard(20)...................................      37,334        *
Edward D. Horowitz(21)................................      10,467        *
All directors and executive officers as a group (13
 persons)(22).........................................  15,496,307     58.5

--------
*   Less than 1%.

 (1) Applicable percentage of ownership is based on 25,613,145 shares of StarSight Common Stock outstanding as of March 17, 1997 together with applicable options or warrants for such shareholder. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to shares. Shares of StarSight Common Stock subject to options and warrants currently exercisable or exercisable within 60 days after March 17, 1997 are deemed outstanding for computing the percentage ownership of the person or entity holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

 (2) Reflects ownership as reported on Schedule 13D/A dated February 7, 1997 filed with the Commission by Viacom International, Inc. ("Viacom"). Includes (i) 4,475,814 shares of StarSight Common Stock held by Viacom, a wholly-owned subsidiary of Viacom Inc., a company whose controlling shareholder is National Amusements, Inc. ("NAI"); (ii) 1,124,176 shares of StarSight Common Stock held by Virgin Interactive Entertainment Inc., an affiliate of Viacom; and (iii) 99,166 shares of StarSight Common Stock issuable pursuant to options exercisable within 60 days after March 17, 1997 held by current or former employees of Viacom held for Viacom's benefit. Excludes (i) 36,500 shares of StarSight Common Stock held by Sumner M. Redstone, the controlling shareholder of NAI; and (ii) 4,167 shares of StarSight Common Stock issuable pursuant to options exercisable within 60 days of March 17, 1997 held by a former Viacom employee solely for such employee's benefit, as discussed in note (19) below.

 (3) Reflects ownership as reported by Thomson multimedia S.A. on a Schedule 13D filed with the Commission on March 8, 1996. Includes 2,000,000 shares of StarSight Common Stock subject to currently exercisable Warrants held by Thomson. Excludes 20,000 shares of StarSight Common Stock issuable pursuant to options held by Messrs. Meyer and Thibon exercisable within 60 days of March 17, 1997 over which Thomson does not possess sole or shared voting or investment control and therefore of which it is not a beneficial owner.

 (4) Reflects ownership of an option to purchase 5,276,034 shares of StarSight Common Stock (the "Company Option") as reported on Schedule 13D dated January 2, 1997 filed with the Commission by Gemstar. Represents Gemstar's beneficial ownership interest under the Company Stock Option Agreement. Gemstar may exercise the Company Stock Option at any time after the termination of the Merger Agreement under certain circumstances.

 (5) Reflects ownership as reported on (i) Schedule 13D/A dated January 28, 1997 filed with the Commission by Cox Communications, Inc. ("CCI"), (ii)
     Schedule 13D/A dated January 28, 1997 filed with the Commission by Barbara Cox Anthony, and (iii) Schedule 13D/A dated January 28, 1997 filed with the Commission by Anne Cox Chambers. CCI, Cox Communications Holdings, Inc., Cox Holdings, Inc., and Cox Enterprises, Inc. (collectively the "Cox Corporations") are controlled by Anne Cox Chambers and Barbara Cox Anthony. The Cox Corporations and Messrs. Chambers and Anthony may be deemed to have the power to vote and dispose of the 2,166,647 shares of StarSight Common Stock held by CCI. Excludes 40,000 shares of StarSight Common Stock issuable pursuant to options held by Ajit M. Dalvi, an executive officer of CCI exercisable within 60 days of March 17, 1997 over which CCI does not possess sole or shared voting or investment control and therefore of which it is not a beneficial owner.

 (6) Reflects ownership as reported on Schedule 13G dated February 11, 1997 filed with the Commission by Massachusetts Financial Services Company ("MFSC"). Such Schedule 13G indicates that MFSC has sole dispositive power and sole voting power with respect to 1,382,000 of such shares of StarSight Common Stock.

 (7) Reflects ownership as reported on Schedule 13D dated February 21, 1996 filed with the Commission by Tribune Company ("Tribune"). Such Schedule 13D indicates that Tribune has sole dispositive power and sole voting power with respect to 1,122,518 of such shares of StarSight Common Stock. Excludes 10,000 shares of StarSight Common Stock issuable pursuant to options held by Mr. Davis exercisable within 60 days of March 17, 1997 over which Tribune does not possess sole or shared voting or investment control and therefore of which it is not a beneficial owner.

 (8) Effective February 17, 1997, The Providence Journal Company was purchased by A.H. Belo Corporation ("A.H. Belo"). The Providence Journal Company will remain a wholly-owned subsidiary of A.H. Belo. Excludes 40,000 shares of StarSight Common Stock issuable pursuant to StarSight Options exercisable within 60 days of March 17, 1997, held by Jack C. Clifford, a former officer of The Providence Journal Company.

 (9) Includes 5,684,158 shares of StarSight Common Stock held and beneficially owned by Viacom or over which Viacom has voting power, to which Mr. Dooley disclaims beneficial ownership. Includes 20,000 shares held by Mr. Dooley for the benefit of Viacom exercisable within 60 days after March 17, 1997.

(10) Includes 5,333,333 shares of StarSight Common Stock held and beneficially owned by Thomson to which Mr. Meyer disclaims beneficial ownership. Includes 10,000 shares of StarSight Common Stock issuable pursuant to options held by Mr. Meyer exercisable within 60 days after March 17, 1997.

(11) Includes 5,333,333 shares of StarSight Common Stock held and beneficially owned by Thomson to which Mr. Thibon disclaims beneficial ownership. Includes 10,000 shares of StarSight Common Stock issuable pursuant to options held by Mr. Thibon exercisable within 60 days after March 17, 1997.

(12) Includes 2,166,647 shares of StarSight Common Stock held and beneficially owned by CCI to which Mr. Dalvi disclaims beneficial ownership. Includes 40,000 shares of StarSight Common Stock issuable pursuant to options held by Mr. Dalvi exercisable within 60 days after March 17, 1997.

(13) Includes 1,122,518 shares of StarSight Common Stock held and beneficially owned by Tribune to which Mr. Davis disclaims beneficial ownership. Includes 10,000 shares of StarSight Common Stock issuable pursuant to options held by Mr. Davis exercisable within 60 days after March 17, 1997.

(14) Includes 466,666 shares of StarSight Common Stock issuable pursuant to options held by Mr. Wangberg exercisable within 60 days after March 17, 1997.

(15) Includes 187,069 shares of StarSight Common Stock held by the Henkel Family Trust TRUA December 24, 1992 over which Mr. Henkel has voting and investment power. Also includes 28,437 shares of StarSight Common Stock issuable pursuant to options held by Mr. Henkel exercisable within 60 days after March 17, 1997.

(16) Includes 84,000 shares of StarSight Common Stock issuable pursuant to options held by Mr. Doyle exercisable within 60 days after March 17, 1997.

(17) Includes 126,250 shares of StarSight Common Stock issuable pursuant to options held by Mr. Klosterman exercisable within 60 days after March 17, 1997.

(18) Includes 54,444 shares of StarSight Common Stock issuable pursuant to options held by Mr. Scharninghausen exercisable within 60 days after March 17, 1997.

(19) Excludes 791,897 shares of StarSight Common Stock held and beneficially owned by Providence Journal, to which Mr. Clifford disclaims beneficial ownership. Includes 40,000 shares of StarSight Common Stock issuable pursuant to options held by Mr. Clifford exercisable within 60 days after March 17, 1997.

(20) Excludes 5,684,158 shares of StarSight Common Stock held and beneficially owned by Viacom or over which Viacom has voting power to which Mr. Goddard disclaims beneficial ownership, and 25,833 shares subject to options held by Mr. Goddard for the benefit of Viacom. Includes 4,167 shares of StarSight Common Stock issuable pursuant to Stock Options held by Mr. Goddard exercisable within 60 days after March 17, 1997.

(21) Excludes 5,684,158 shares of StarSight Common Stock held and beneficially owned by Viacom or over which Viacom has voting power to which Mr. Horowitz disclaims beneficial ownership and 53,333 shares subject to options held by Mr. Horowitz for the benefit of Viacom exercisable within 60 days of March 17, 1997.

(22) Includes 859,970 shares of StarSight Common Stock issuable pursuant to options granted to executive officers and directors of StarSight exercisable within 60 days after March 17, 1997 and 2,000,000 shares of StarSight Common Stock issuable pursuant to currently exercisable warrants held by Thomson.

                     DESCRIPTION OF GEMSTAR CAPITAL STOCK

  The following is a brief description of the rights of holders of fully paid Gemstar Ordinary Shares and the authorized but unissued preference shares, par value $0.01 per share, of Gemstar (the "Preference Shares"). This description does not purport to be complete and is qualified in its entirety by reference to the Memorandum of Association and Articles of Association of Gemstar and to the relevant provisions of the British Virgin Islands International Business Companies Ordinance (Cap. 291), as amended.

ORDINARY SHARES

  Gemstar's Memorandum of Association authorizes the issuance of an aggregate of 500,000,000 Ordinary Shares. All of the issued Gemstar Ordinary Shares are, for purposes of the issue, credited as fully paid and nonassessable (except that in the case of Gemstar Ordinary Shares issued for a promissory note or other written obligation for payment of a debt, the holder of such Gemstar Ordinary Shares is liable for the amount unpaid on the promissory note, and such Gemstar Ordinary Shares may be subject to forfeiture), and accordingly no further contribution of capital may be required by Gemstar from holders of Gemstar Ordinary Shares. Under British Virgin Islands law, nonresidents of British Virgin Islands may freely hold, vote and transfer Gemstar Ordinary Shares in the same manner as British Virgin Islands residents.

  In its acquisition of E Guide, Inc. ("E Guide"), Gemstar granted to E Guide's former shareholders, who received an aggregate of 3,511,494 Gemstar Ordinary Shares in the exchange, certain registration rights, including those for Demand Registrations and Piggyback Registrations, with respect to the Gemstar Ordinary Shares they received in the exchange.

PREFERENCE SHARES

  Gemstar's Memorandum of Association authorizes the issuance of an aggregate of 50,000,000 Preference Shares. The Gemstar Board has the authority, without shareholder action, to establish or increase the number of shares of any series of Preference Shares, and to establish the dividend rights and rates, voting rights, redemption provisions and liquidation preference with respect to any such Preference Shares, all of which may take precedence over comparable rights of the existing Gemstar Ordinary Shares. Any variance in the terms of Preference Shares after initial issuance thereof which affects the holders of Gemstar Ordinary Shares must be approved by a majority of the holders of Gemstar Ordinary Shares. As a condition to the Merger Agreement, Gemstar has agreed not to issue or authorize any new shares of its capital stock, including Gemstar Preference Shares, until the Effective Time of the Merger or termination of the Merger Agreement, whichever comes first.

DIVIDENDS

  Holders of Gemstar Ordinary Shares are entitled to participate in the payment of dividends in proportion to their holdings. The Gemstar Board may declare and pay dividends in respect of any accounting period out of the surplus of Gemstar legally available for distribution. Cash dividends, if any, will be paid in U.S. Dollars.

VOTING RIGHTS

  Every Gemstar shareholder who is present in person or by proxy at a meeting of Gemstar shall have one vote for each Gemstar Ordinary Share held by such shareholder. In addition, holders of Preference Shares shall have such voting rights, if any, as determined by the Gemstar Board. The Articles of Association of Gemstar make no provision for cumulative voting.

DIRECTORS

  Under Gemstar's Articles of Association, the number of directors of Gemstar may not be less than three nor more than fifteen. Members of Gemstar's Board may be appointed by the shareholders or by the directors to fill a vacancy or as an addition to the existing directors. Members of Gemstar Board may be removed, with cause, by a resolution of the shareholders of Gemstar or by a resolution of the other members of Gemstar Board.

FIDUCIARY DUTIES AND INDEMNIFICATION

  For a discussion of fiduciary responsibilities and indemnification of Gemstar's officers and directors under British Virgin Islands law and Gemstar's Memorandum of Association and Articles of Association, see "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GEMSTAR AND STARSIGHT."

QUORUM

  The quorum required to constitute a valid general meeting of shareholders consists of shareholders present in person or by proxy together holding not less than 50% of all shares entitled to vote at the meeting. If a meeting is adjourned for lack of a quorum, it will stand adjourned to the next business day at the same time and place or to such other day at such other time and place as the directors may determine, and if at the adjourned meeting there are present in person or by proxy within one hour from the time appointed for the meeting at least one-third of the shares entitled to vote at the meeting, the shareholder or shareholders present shall be a quorum. Meetings may also be called upon the written request of shareholders holding more than 50% of the outstanding voting shares of Gemstar. A meeting convened upon the written request of shareholders shall be dissolved if a quorum is not present at the first meeting.

RESOLUTIONS

  Resolutions of shareholders may be adopted at shareholders' meetings by the affirmative vote of a simple majority of the shares entitled to vote thereon that are represented at the meeting and voted. In addition, shareholders may act by written consent without a meeting by the consent of the holders of an absolute majority of the outstanding shares entitled to vote on such matters, provided that notice of any such actions is subsequently furnished to all shareholders. Resolutions of directors may be adopted at meetings of the Gemstar Board by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain. In addition, directors may act by written consent without a meeting by the consent of all directors.

  Gemstar may amend its Memorandum of Association and its Articles of Association by a resolution of shareholders or by a resolution of directors; provided, however, that certain provisions in the Articles of Association relating to the election of directors may be amended only by the shareholders upon an affirmative vote of not less than 75 percent of the outstanding shares entitled to vote thereon. Accordingly, directors of Gemstar have the power to amend most of the provisions of the Articles of Association and to take many actions without shareholder approval. For example, Gemstar directors may amend Gemstar's Memorandum of Association to increase or reduce Gemstar's authorized capital, an action which would typically require shareholder approval under the laws of most U.S. jurisdictions.

                     GEMSTAR SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The table below sets forth, as of March 17, 1997, the number and percentage of outstanding Gemstar Ordinary Shares owned beneficially by each person known by Gemstar to own beneficially more than 5% of the outstanding Gemstar Ordinary Shares, by each director and by each executive officer of Gemstar and by the officers and directors of Gemstar as a group.

                                                        NUMBER OF   PERCENTAGE
                                                          SHARES        OF
                                                       BENEFICIALLY   SHARES
          NAME AND POSITION                              OWNED(1)   OUTSTANDING
          -----------------                            ------------ -----------
   Thomas L. H. Lau(2)................................  11,608,825     37.1%
   StarSight Telecast, Inc.(3)........................   6,341,824     16.9
   Henry C. Yuen(4)...................................   5,011,990     16.0
   Daniel S. W. Kwoh(5)...............................   2,460,890      7.9
   Wilson K. C. Cho(6)................................   2,217,407      7.1
   Elsie Ma Leung(7)..................................     342,499      1.1
   Roy J. Mankovitz(8)................................     448,702      1.4
   Larry Goldberg(9)..................................     255,000        *
   George F. Carrier(10)..............................       6,000        *
   Teruyuki Toyama(11)................................       6,000        *
   Executive Group (6 persons)........................  10,736,488     34.3
   Non-Executive Director Group (3 persons)...........  11,620,825     37.1
   Executive Officers and Directors as a group (9
    persons) .........................................  22,357,313     71.4

--------
  * Less than 1%.

 (1) Applicable percentage of ownership is based on 31,280,092 shares of Gemstar Ordinary Shares outstanding as of March 17, 1997 together with applicable options or warrants for such shareholder. Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following March 17, 1997 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

 (2) The sole shareholder of Dynamic Core Holdings Limited is Thomas Lau. Includes 86,250 shares issuable upon exercise of currently exercisable options. Does not include 143,750 options that are not currently exercisable and do not become exercisable within 60 days following March 17, 1997.

 (3) Represents StarSight's beneficial ownership interest under the Parent Stock Option Agreement. StarSight may exercise the Parent Stock Option at any time after the termination of the Merger Agreement under certain circumstances. See "THE PLAN OF MERGER--Certain Related Agreements."

 (4) Includes 1,950,000 shares issuable upon exercise of currently exercisable options. Does not include 650,000 options that are not currently exercisable and do not become exercisable within 60 days following March 17, 1997.

 (5) The total number of shares includes 7,245 Ordinary Shares held by Dr. Kwoh as custodian for Leslie Y. Kwoh and 40,250 shares issuable upon exercise of currently exercisable options. Does not include 74,750 options that are not currently exercisable and do not become exercisable within 60 days following March 17, 1997.

 (6) Of the shares held by Dr. Cho, 1,470,225 are owned by Creative Assets Limited, the sole shareholder of which is Dr. Cho. The total number of shares held by Dr. Cho also includes 40,250 shares issuable upon exercise of currently exercisable options. Does not include 74,750 options that are not currently exercisable and do not become exercisable within 60 days following March 17, 1997.

 (7) Includes 292,500 shares issuable upon exercise of currently exercisable options. Does not include 117,500 options that are not currently exercisable and do not become exercisable within 60 days following March 17, 1997.

 (8) Includes 255,000 shares issuable upon exercise of currently exercisable options. Does not include 117,500 options that are not currently exercisable and do not become exercisable within 60 days following March 17, 1997.

 (9) Includes 255,000 shares issuable upon exercise of currently exercisable options. Does not include 117,500 options that are not currently exercisable and do not become exercisable within 60 days following March 17, 1997 .

(10) Includes 6,000 shares issuable upon exercise of currently exercisable options.

(11) Includes 6,000 shares issuable upon exercise of currently exercisable options.

         COMPARISON OF RIGHTS OF SHAREHOLDERS OF GEMSTAR AND STARSIGHT

  StarSight is incorporated in the State of California, and Gemstar is a company incorporated under the laws of the British Virgin Islands. Pursuant to the Merger, Sub will be merged with and into StarSight and StarSight will become a wholly-owned subsidiary of Gemstar. StarSight will continue to be governed by the law of the State of California and Gemstar will continue to be governed by the laws of the British Virgin Islands. Gemstar's members are governed by its Articles of Association and Memorandum of Association, as amended, and the laws of the British Virgin Islands. The rights of StarSight shareholders are governed by the StarSight Articles of Incorporation, the Bylaws of StarSight and the CCC.

  The following is a summary comparison of differences between the rights of
(i) Gemstar Shareholders under the laws of the British Virgin Islands and Gemstar's Articles of Association and Memorandum of Association, and (ii) the rights of StarSight shareholders under the CCC and StarSight's Articles of Incorporation and Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate statutes of the British Virgin Islands and California and the respective corporate charters and bylaws of Gemstar and StarSight.

SHAREHOLDER POWER TO CALL SHAREHOLDER MEETING

  Under the CCC a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, a holder of 10% or more of the shares entitled to vote at the meeting, or any other person authorized to do so in the corporation's articles of incorporation or bylaws. Pursuant to the Articles of Association of Gemstar, upon the written request of members holding 50% or more of the outstanding voting shares in the capital of Gemstar, the directors must convene a meeting of members.

DISSOLUTION

  Under the CCC shareholders holding a majority of the total voting power may authorize the corporation's dissolution with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under British Virgin Islands law and Gemstar's Memorandum and Articles of Association, members may, by a resolution of members, commence to wind up and dissolve Gemstar. "Resolution of Members" means (a) a resolution approved at a duly convened and constituted meeting of the members of Gemstar by the affirmative vote of (i) a simple majority of the votes of the shares which were present at the meeting and entitled to vote thereon and were voted and not abstained, or (ii) simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstained; or
(b) a resolution consented to in writing by (i) an absolute majority of the votes of shares entitled to vote thereon, or (ii) an absolute majority of the votes of each class or series of shares entitled to vote thereon as a class or series and of an absolute majority of the votes of the remaining shares entitled to vote thereon.

SIZE OF BOARD OF DIRECTORS

  The CCC permits the board of directors of a California corporation to change the authorized number of directors by amendment to the corporation's bylaws or in the manner provided in the bylaws unless the number of directors is fixed in the corporation's articles of incorporation in which case a change in the number of directors may be made only by amendment to the articles of incorporation.

  Under Gemstar's Articles of Association, the number of directors of Gemstar may not be less than three nor more than fifteen. Directors may be elected by the members or appointed by the directors to fill a vacancy or as an addition to the existing directors.

CLASSIFIED BOARD OF DIRECTORS

  A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult. California law permits certain qualifying corporations to provide for a classified board of directors by adopting amendments to their articles of incorporation or bylaws. Although StarSight qualifies to adopt a classified board of directors, it has not done so. Each StarSight director stands for election annually.

  Gemstar, pursuant to British Virgin Island Law, has adopted a classified board. Each year, one-third of Gemstar's directors stand for election, and each director serves a three year term once elected.

REMOVAL OF DIRECTORS

  Under the CCC, any director or the entire board of directors of a California corporation may be removed with or without cause by a majority of the outstanding shares entitled to vote. However, no individual director may be removed (unless the entire board is removed) if the number of votes cast against removal would be sufficient to elect the director under cumulative voting.

  Under British Virgin Islands law, directors may be removed, with cause, by a resolution of the members of Gemstar or by a resolution of directors.

ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS

  Under the CCC shareholders may execute an action by written consent in lieu of a meeting of shareholders. The CCC permits a corporation to eliminate such actions by written consent in its articles of incorporation.

  Under British Virgin Islands law members may act by written consent without a meeting by the consent of the holders of an absolute majority of the votes of the outstanding shares entitled to vote on such matters, provided that notice of any such action is subsequently furnished to all members. Certain actions may be taken by resolution of the directors. Such actions include amendments to Gemstar's Memorandum of Association and certain amendments to its Articles of Association, an increase or reduction in Gemstar's authorized capital and a change in Gemstar's name.

VOTING REQUIREMENTS

  Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Furthermore, under the CCC, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the articles of incorporation, whether or not entitled to vote thereon by the provisions of the corporation's articles of incorporation if the amendment would (i) increase or decrease the aggregate number of authorized shares of such class, (ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class other than a stock split, (iii) effect and exchange or create a right of exchange of all or part of the shares of another class into the shares of such class, (iv) change the rights, preferences, privileges or restrictions of the shares, (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class,
(vi) increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class.

  Under the CCC, with certain exceptions, any merger, consolidation or sale of all or substantially all of a California corporation's assets must be approved by the corporation's board of directors and a majority vote of each class of shares outstanding. California law also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than fifty percent (50%) but less than ninety percent (90%) of the common stock or its affiliate unless all of the holders of the common stock consent to the transaction.

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

  California law provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing person of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to the shareholders. This fairness opinion requirement does not apply to a corporation that has less than 100 shareholders, or to a transaction that has qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought following a proposal by an interested party and a later proposal is made by another party at least ten days before the interested party's proposal is accepted, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.

  Under British Virgin Islands law and Gemstar's Articles of Association resolutions may be adopted at members' meetings by the affirmative vote of a simple majority of the votes of the shares which were present at the meeting and entitled to vote thereon that are represented at the meeting and voted. Every member who is present in person or by proxy at a meeting of Gemstar shall have one vote for each share of Gemstar Ordinary Shares held by such member. In addition, holders of preference shares have such voting rights, if any, as determined by the board of directors at the time of the first issue of such shares. Abstentions and broker non-votes will have no effect on the results, although they will be counted for purposes of determining the presence of a quorum for the conduct of business at the meetings of Gemstar members.

RIGHTS OF DISSENTING SHAREHOLDERS

  Generally, shareholders of a California corporation who dissent from a merger or consolidation of the corporation for which a shareholders' vote is required are entitled to appraisal rights, requiring the surviving corporation to purchase the dissenting shares at fair value. Shareholders of a California corporation whose shares are listed on a national securities exchange, or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System, generally do not have appraisal rights unless the holders of at least five percent (5%) of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of the shares. Appraisal rights are also unavailable if the shareholders or the corporation itself, or both, immediately before the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. California law general affords appraisal rights in sale of asset reorganizations.

  British Virgin Islands law provides for mergers or consolidations upon the approval of the directors of the constituent companies and of the members entitled to vote thereon. British Virgin Island law provides for compulsory appraisal of the interests of a member who dissents from a merger of a company (except where such company is the surviving company), or a consolidation, sale, transfer, lease, exchange or other disposition of more than 50% of the assets of a company (not made in the usual course of its business), or a redemption of his shares (in certain circumstances following a merger), or, if permitted by a court, in the case of an amendment to a company's memorandum of association or articles of association, a reorganization, merger (where such company is the surviving company), separation of businesses of a company, certain sales, transfers, exchanges or other dispositions, or consolidation, winding-up and dissolution or any combination of the above.

INSPECTION OF SHAREHOLDER LIST

  California law allows any shareholder to inspect the shareholders list for a purpose reasonably related to such person's interests as a shareholder and to inspect a list of shareholders entitled to vote at a meeting within a ten day period before a shareholders' meeting for any purpose germane to the meeting. In addition, California law provides for an absolute right to inspect and copy the corporation's shareholder list by individuals holding an aggregate of five percent (5%) or more of a corporation's voting shares, or shareholders holding an aggregate of one percent (1%) or more of these shares who have filed a
Schedule 14B with the Securities and Exchange Commission in connection with a contested election of directors. The latter provision has not been amended in response to the elimination of Schedule 14B under the revised proxy rules. Under California law, absolute inspection rights also apply to a corporation formed under the laws of any other state if its principal executive offices are in California or it customarily holds meetings of its board in California.

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

  British Virgin Islands law provides that a member may for a proper request in writing specifying the purpose to inspect the share register books records, minutes and consents kept by a company and make extracts or copies thereof. However, British Virgin Islands law also provides that a company such as Gemstar may refuse such a request if the company determines by a resolution of directors that it is not in the best interests of the company or its members to comply with such request. Upon refusal by the company of the said request, the member may before the expiration of a period of 90 days of his receiving notice of the refusal, apply to a court for an order to allow inspection.

DIVIDENDS

  California law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. Subject to any restriction contained in a corporation's articles of incorporation, the CCC provides that a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares, other than repurchases of shares issued under employee stock plans contemplated by Section 408 of the CCC) unless either (a) the corporation's retained earnings immediately before the proposed distribution equal or exceed the amount of the proposed distribution, or (b) immediately after giving effect to the distribution, the corporation's assets (excluding goodwill, capitalized research and development expenses and deferred charges) would be at least equal to its current liabilities (or 1.25 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for those years). These tests are applied to California corporations on a consolidated basis.

  Holders of Gemstar Ordinary Shares are entitled to participate in the payment of dividends in proportion to their holdings. The Gemstar Board may declare and pay dividends in respect of any accounting period out of the surplus of Gemstar legally available for distribution.

BYLAWS

  Under the CCC, the authority to adopt, amend, or repeal the bylaws of a California corporation is held exclusively by the shareholders unless such authority is conferred upon the board of directors in the corporation's articles of incorporation or a bylaw approved by a majority of the outstanding shares. The Articles of Incorporation of StarSight expressly grants to its directors the power to make, alter, or repeal any bylaws. However, certain bylaw amendments relating to the number of directors must be approved by the shareholders. See "COMPARISON OF RIGHTS OF SHAREHOLDERS OF GEMSTAR AND STARSIGHT--Size of Board of Directors."

  Under British Virgin Island law, Gemstar's Memorandum of Association may be amended and certain amendments of its Articles of Association may be made by action taken by a resolution of the board of directors.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

  Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent requires approval of the shareholders unless it is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. However, under the CCC, shareholders of a corporation with 100 or more shareholders of record, such as StarSight, may approve a bylaw authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers (whether or not the officers are directors) if the board determines that the loan or guaranty may reasonably be expected to benefit the corporation.

  Gemstar's Articles of Association provide that no agreement or transaction between Gemstar and one or more of its directors of any Person (as defined in Gemstar's Articles of Association) in which any director has a financial interest or to whom any director is related including as a director of that other Person is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors which approves the agreement or transaction or that the vote of consent of the director

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

is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors. In addition, a director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Under the CCC, vacancies in the board of directors, other than those created by the removal of a director, and newly created directorships may be filled by the board of directors. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a duly noticed meeting (or by waivers of notice) or by the sole remaining director. A vacancy created by the removal of a director may be filled by the board of directors only if so authorized by a corporation's articles of incorporation or a bylaw approved by the corporation's shareholders.

  Pursuant to the Articles of Association of Gemstar, the directors may at any time appoint any individual to be a director either to fill a vacancy or as an addition to the existing directors. A vacancy occurs through death, resignation or removal of a director.

LIMITATION OF LIABILITY OF DIRECTORS

  Under the CCC, a corporation may include in its articles of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors liability for monetary damages for breaches of their fiduciary duty of care. California law does not permit the elimination of monetary liability where the liability is based on (a) intentional misconduct or knowing and culpable violation of law, (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director, (c) receipt of an improper personal benefit, (d) acts of omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing his duties should be aware of a risk of serious injury to the corporation or its shareholders, (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders, (f) interested transactions between the corporation and the director in which the director has a material financial interest, and (g) liability for improper distributions, loans or guarantees. The Articles of Incorporation of StarSight contain provisions limiting a director's liability to the fullest content permitted by the CCC.

  California law permits indemnification of expenses incurred in derivative or third party actions, except that with respect to derivative actions (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of a duty to the corporation or its shareholders, unless a court determines the person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that the court determines, and (b) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action, or amounts incurred in defending a pending action that is settled or otherwise disposed of, without court approval.

  California law requires indemnification where the individual has successfully defended the action on the merits. California law permits a California corporation to make mandatory the permissive indemnification provided by California law to the extent doing so is authorized in the corporation's articles of incorporation. If so authorized, rights to this additional indemnification may be provided by agreements or bylaw provisions. Under California law, there are two limitations on such additional rights to indemnification whereby (a) such indemnification is not permitted for acts, omissions or transactions from which a director of a California corporation may not be relieved of personal responsibility and (b) such indemnification is not permitted in circumstances where California law expressly prohibits indemnification.

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

  Under British Virgin Islands law, liability of a corporate director to the corporation is limited to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company or to cases where the director has not exercised the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Under Gemstar's Articles of Association, the Gemstar Board is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of the company, provided such person acted honestly and in good faith and with a view to the best interests of the company and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Gemstar's Articles of Association also obligate Gemstar to indemnify any director, officer or liquidator of the company who was successful in any of the aforementioned proceedings against expenses and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceedings, regardless of whether such person met the standard of conduct described in the preceding sentence.

  While British Virgin Islands law does permit a member of a British Virgin Islands company to sue its directors derivatively (i.e in the name of and for the benefit of the company) and to sue the company and its directors for the member's benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of members of a British Virgin Islands company being more limited than those of stockholders of a corporation organized in California.

BUSINESS COMBINATIONS/REORGANIZATIONS

  Under British Virgin Islands law, directors of Gemstar have the power to take certain actions without member approval, subject to the approval of a court, including to implement a reorganization, certain mergers or consolidations. certain sales, transfers, exchanges or dispositions of assets, property, parts of the business or securities of the company, the winding-up or dissolution of the company, or any combination thereof, if they determine any such action is in the best interests of the company, its creditors or its members.

SHAREHOLDER DERIVATIVE SUITS

  Under the CCC a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff to furnish a security bond.

  While British Virgin Islands law does permit a member of a British Virgin Islands company to sue its directors derivatively (i.e. in the name of and for the benefit of company) and to sue the company and its directors for the member's benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of members of a British Virgin Islands company being more limited than those of stockholders of a corporation organized in California.

                            COMPARISON OF U.S. AND
                     BRITISH VIRGIN ISLANDS CORPORATE LAWS

  Gemstar is incorporated under the laws of the British Virgin Islands, and its corporate affairs are governed by its Memorandum of Association and Articles of Association and by the International Business Companies Act of the British Virgin Islands. As noted in the following paragraphs, principles of law relating to such matters as the fiduciary duties of Gemstar's management, directors and controlling shareholders and the rights of Gemstar's shareholders differ from those that would apply if Gemstar were incorporated in a jurisdiction within the U.S. Further, the rights of shareholders under British Virgin Islands law are not as clearly established as the rights of shareholders under legislation or judicial precedent in existence in most U.S. jurisdictions. Thus, the

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

public shareholders of Gemstar may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. In addition, there is doubt that the courts of the British Virgin Islands would enforce, either in an original action or in an action for enforcement of judgments of U.S. courts, liabilities that are predicated upon the securities laws of the U.S.

  Under the laws of many jurisdictions in the U.S., majority and controlling shareholders generally have certain "fiduciary" responsibilities to the minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders which are obviously unreasonable may be declared null and void. British Virgin Islands law protecting the interests of minority shareholders may not be as protective as the law protecting minority shareholders in U.S. jurisdictions in circumstances in which shareholder action is not taken in good faith and when actions by controlling shareholders are unreasonable.

  While British Virgin Islands law does permit a member of a British Virgin Islands company to sue its directors derivatively (i.e., in the name of and for the benefit of the company) and to sue the company and its directors for the member's benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of members of a British Virgin Islands company being more limited than those of shareholders of a corporation organized in the U.S. For example, in some U.S. jurisdictions, a shareholder who desires to bring a derivative action on behalf of a corporation need not necessarily have been a shareholder at the time of the transaction in question if certain tests are met.

  As noted above under "DESCRIPTION OF GEMSTAR CAPITAL STOCK," Gemstar may amend its Memorandum of Association and its Articles of Association by a resolution of shareholders or by a resolution of directors; provided, however, that certain provisions in the Articles of Association relating to the election of directors may be amended only by the shareholders upon an affirmative vote of not less than 75 percent of the outstanding shares entitled to vote thereon. Accordingly, directors of Gemstar have the power to amend most of the provisions of the Articles of Association and to take many actions without shareholder approval. For example, Gemstar directors may amend Gemstar's Memorandum of Association to increase or reduce Gemstar's authorized capital, an action which would typically require shareholder approval under the laws of most U.S. jurisdictions. In addition, as a British Virgin Islands company, the directors of Gemstar, subject to court approval but without shareholder approval (unless the court requires shareholder approval), may, among other things, implement a reorganization; certain mergers or consolidations; certain sales, transfers, exchanges or dispositions of assets, property, parts of the business or securities of the company; the winding-up or dissolution of the company, or any combination thereof, if they determine any such action is in the best interests of the company, its creditors, or its shareholders.

  British Virgin Islands law protecting the interests of shareholders with respect to actions taken by directors may not be as protective in all circumstances as the law protecting shareholders in U.S. jurisdictions. As in most U.S. jurisdictions, the board of directors of a British Virgin Islands corporation is charged with the management of the affairs of the corporation. Under British Virgin Islands law, liability of a corporate director to the company is limited to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company or to cases where the director has not exercised the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In most U.S. jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many U.S. jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited.

  The laws of certain U.S. jurisdictions permit indemnification of expenses incurred in derivative or third- party actions, except that with respect to derivative actions (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of a duty to the corporation or its shareholders, unless a

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

court determines the person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that the court determines, and (b) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action, or amounts incurred in defending a pending action that is settled or otherwise disposed of, without court approval. Certain U.S. laws require indemnification where the individual has successfully defended the action on the merits. Under its Articles of Association, Gemstar is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of Gemstar, provided such person acted honestly and in good faith and with a view to the best interests of Gemstar and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Gemstar's Articles of Association also obligate Gemstar to indemnify any director, officer or liquidator of Gemstar who was successful in any proceeding against expenses and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding, regardless of whether such person met the standard of conduct described in the preceding sentence.

  The foregoing description of material differences between British Virgin Islands and U.S. corporate laws is only a summary and does not purport to be complete or to address every applicable aspect of such laws. See
"ENFORCEABILITY OF CIVIL LIABILITIES."

  For a description of laws or regulations affecting dividends and other payments in respect of the Gemstar Ordinary Shares, see "BRITISH VIRGIN ISLANDS TAXATION" and "EXCHANGE CONTROLS."

                      PROPOSAL TO APPROVE AN AMENDMENT TO
                        GEMSTAR'S STOCK INCENTIVE PLAN

  Gemstar's Stock Incentive Plan, as amended, was adopted by the Gemstar Board in 1994, revised in 1995 in connection with Gemstar's initial public offering and further revised in 1996 (subject to shareholder approval) principally to enable the assumption of options (and their conversion) in the Merger. Shareholders previously approved the Stock Incentive Plan and the 1995 amendment. The Stock Incentive Plan authorized 5,600,000 Gemstar Ordinary Shares for issuance; as of December 23, 1996, 637,833 Gemstar Ordinary Shares remained available for issuance under the Plan, with no additional shares available because of expiration or termination of options outstanding on that date.

  On December 22, 1996, the Gemstar Board approved, subject to shareholder approval, an amendment to the Stock Incentive Plan which would increase the number of shares reserved for issuance under the Stock Incentive Plan by 3,500,000 Gemstar Ordinary Shares. At the Gemstar Annual Meeting, the Gemstar shareholders will be requested to approve the amendment.

  The Gemstar Board believes that it is in Gemstar's best interest to increase the number of shares reserved for issuance under the Stock Incentive Plan in order to provide for sufficient shares to accommodate the assumption of the StarSight Stock Options in accordance with the terms of the Merger Agreement, if the Merger Agreement and Merger are approved. If the Merger Agreement is approved and adopted, each StarSight Stock Option outstanding immediately prior to the Effective Time under the Stock Option Plan which has not been exercised in accordance with its terms, will be assumed by Gemstar on a converted basis so that each Stock Option will be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under the StarSight Stock Option, the number, rounded down to the nearer whole integer, of full shares of Gemstar Ordinary Shares that the holder of the StarSight Stock Option would have been entitled to receive pursuant to the Merger had the holder exercised the StarSight Stock Option in full, including unvested shares, immediately prior to the Effective Time, at a price per share equal to (y) the exercise price per share for the shares of StarSight Common Stock otherwise purchasable pursuant to such Stock Option divided by (z) the Exchange Ratio, with such exercise price per share rounded up to the nearer whole cent. Accordingly, assuming

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

that the consummation of the Merger and the conversion of all of the StarSight Stock Options under the Stock Option Plan as of December 23, 1996 are converted in the Merger, Gemstar will need approximately 1,394,000 additional shares of Gemstar Ordinary Shares for issuance under the Stock Incentive Plan to accommodate the assumption of the StarSight Stock Options.

  The Gemstar Board also believes that the additional shares, approximately 2,106,000 shares, authorized by the amendment are advisable in order that Gemstar may continue to provide incentives to its key employees and other eligible person through the opportunity to purchase Gemstar Ordinary Shares under the Stock Incentive Plan. The Gemstar Board believes that in order to attract and incentivize these persons to exert maximum efforts for the success of Gemstar, it is necessary to continue to grant rights to purchase Gemstar Ordinary Shares to them. Accordingly, the Gemstar Board recommends that the Gemstar shareholders ratify and approve the Stock Incentive Plan amendment.

  If the Merger is not consummated but the Gemstar shareholders have approved the Stock Incentive Plan Amendment, the Gemstar Board will make all necessary amendments to the Stock Incentive Plan to reflect an increase in the number of Gemstar Ordinary Shares available under the Stock Incentive Plan by 2,000,000 shares only. If the Merger Agreement and the Merger are approved by Gemstar shareholders but the Stock Incentive Plan Proposal is not, approval of the Merger Agreement and the Merger will be deemed to constitute approval of the assumption by Gemstar of the outstanding Stock Options under the StarSight Stock Option Plan as of the Effective Time of the Merger. This assumption would be on a basis reflecting a conversion of the Stock Options in the Merger into options to purchase Gemstar Ordinary Shares, with appropriate adjustments to the number of shares and the exercise price of the Stock Options as provided in the Merger Agreement. The Stock Options, in these circumstances, would not be issued under the Stock Incentive Plan. Further, if the Stock Incentive Plan Proposal is not approved by the Gemstar shareholders, certain options that are to be granted under the Stock Incentive Plan to certain StarSight executives upon the Effective Time of the Merger as provided for in their employment agreements will be granted outside of the Stock Incentive Plan.

SUMMARY OF THE STOCK INCENTIVE PLAN

  The provisions of the Stock Incentive Plan, as amended by the Stock Incentive Plan Proposal, are summarized below. This Summary is qualified in its entirety by reference to the complete text of the amended Stock Incentive Plan, and uses terms defined in the Plan. A copy of the Plan is available from Gemstar on request to Larry Goldberg, Corporate Secretary, at the address set forth on the cover page.

  Gemstar established the Stock Incentive Plan to attract, reward and retain personnel and to provide long-term incentives to those key employees (including executive officers and directors of Gemstar and its subsidiaries) and certain other eligible persons, including non-employee directors, and certain consultants, advisors and agents who render or have rendered bona fide services to Gemstar or a subsidiary (collectively, with key employees, "Eligible Persons"). Approximately 200 persons are considered eligible under the Stock Incentive Plan. Each employee of StarSight, approximately 120 persons, holds StarSight Stock Options that will be converted as a result of the Merger. The Stock Incentive Plan provides that no award will be granted thereunder if such award would cause Gemstar to be (i) a controlled foreign corporation within the meaning of Section 957 of the Code, (ii) a foreign personal holding company within the meaning of Section 552 of the Code or
(iii) a personal holding company within the meaning of Section 542 of Gemstar.

  The Stock Incentive Plan will be administered by Gemstar's Compensation Committee. The Compensation Committee is empowered to grant options to purchase Gemstar Ordinary Shares ("Options") to any Eligible Person, interpret the Stock Incentive Plan and make other determinations thereunder. Because Gemstar has been a foreign private issuer (as defined under the Exchange Act), all Eligible Persons have been exempt from the provisions of Section 16 of the Exchange Act. Because Gemstar will no longer qualify as a foreign private issuer if the Merger Agreement is approved and the Merger consummated, the Compensation Committee may be reconstituted to satisfy certain Rule 16b-3 requirements for Compensation Committee administration of the Stock Incentive Plan or may be administered by the Board in the case of executive officers or directors, in order to secure the benefits of exemptions from Section 16b liability under the Exchange Act.

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

 Stock Options

  Under the Stock Incentive Plan, an Option represents the right to purchase Ordinary Shares at a future date at a specified price ("Option Price"). The Option Price is generally the closing price for one Gemstar Ordinary Share reported on The Nasdaq National Market ("fair market value") on the date of grant, but may be a greater or lesser amount as determined by the Compensation Committee. Typically, the only consideration received by Gemstar for the grant of an Option under the Stock Incentive Plan will be the rendering of services by the optionee to or for the benefit of Gemstar. In the context of the Merger, the consideration for the StarSight holders will include the StarSight Stock Options which are to be assumed and converted and for which the Gemstar options will be substituted in the Merger.

  An Option may either be an incentive stock option ("ISO"), as defined in the Code, or a nonqualified stock option. An ISO may not be granted to a person who owns more than 10% of the voting power of all classes of shares of Gemstar unless the Option price is at least 110% of the fair market value of the Gemstar Ordinary Shares on the date of grant and the Option by its terms is not exercisable more than five years after the date of grant. The aggregate fair market value of Gemstar Ordinary Shares (determined at the time the Option is granted) for which ISOs may be first exercisable by an Option holder during any calendar year under the Stock Incentive Plan may not exceed $100,000. A nonqualified stock option is not subject to any of these limitations. Gemstar has not granted any ISOs to date.

  Full payment for shares purchased on the exercise of any Option must be made at the time of such exercise in cash, in exchange for a promissory note by the Option holder in favor of Gemstar, by notice and third-party payment, in Gemstar Ordinary Shares having a fair market value equal to the Option price, or any combination of cash, promissory notes, third-party payments and shares. In addition, Option holders may be permitted to reduce the number of shares to be delivered, to deliver already owned Gemstar Ordinary Shares (subject to certain holding periods) or to obtain loans from Gemstar in order to satisfy applicable tax withholding requirements.

  The Compensation Committee and the Gemstar Board have broad discretion under the Stock Incentive Plan to grant and (with the concurrence of the Option holder) amend Options and to structure their terms.

 Transferability

  Options are not transferable by a holder other than by will or the laws of descent and distribution or as may be permitted in award agreements as approved by the Compensation Committee or the Gemstar Board (subject to applicable securities laws), and awards are exercisable, during the optionee's lifetime, only by the holder or (in case of disability) his or her personal representatives; provided, however, as to all of the foregoing, that the Compensation Committee may establish exceptions to limits on transfer and exercise, subject to such conditions and procedures as it may impose, to the extent permitted by law and other provisions of the Stock Incentive Plan.

 Gemstar Ordinary Shares Issuable Upon the Exercise of Options Granted Under the Stock Incentive Plan

  If the Stock Incentive Plan Proposal is approved by Gemstar shareholders, a maximum of 9,100,000 Gemstar Ordinary Shares may be issued upon the exercise of Options. Shares relating to Options which are not exercised or which expire or are cancelled will again become available for grant purposes under the Stock Incentive Plan to the extent permitted by law. The 9,100,000 maximum number of shares available under the Stock Incentive Plan represents approximately 19% of Gemstar Ordinary Shares issued and outstanding and eligible to vote after the Merger. The maximum number of Gemstar Ordinary Shares that may be delivered pursuant to Options granted during any one-year term to any individual Eligible Person under the Stock Incentive Plan may not exceed 3,000,000 shares, subject to certain adjustments.

  The number and kind of securities available under the Stock Incentive Plan are subject to adjustment in the event of recapitalizations, stock splits, stock dividends, distributions, certain reorganizations, or similar extraordinary transactions or events (including a Change in Control Event (as defined in the Stock Incentive Plan)) in respect of Gemstar or Gemstar Ordinary Shares. These adjustments, particularly in the case of reorganizations, may include cash settlement, conversion or exchange of outstanding Options, adjustments to the exercise prices of outstanding Options or changes in the securities, cash or other property deliverable upon exercise of outstanding Options. A Change of Control Event will be deemed to occur under the Stock Incentive Plan if, among other things: (i) the shareholders of Gemstar approve of (a) a dissolution or liquidation of Gemstar, (b) certain agreements of merger or consolidation resulting in Gemstar's shareholders, or entities associated or affiliated with them, holding less than 50% of the voting stock of the surviving entity, or (c) the sale of substantially all the assets of Gemstar to a person who is not an affiliated person of Gemstar; (ii) during any period not longer than two consecutive years, the individuals who at the beginning of the period constituted members of the Gemstar Board cease to constitute at least a majority thereof, unless each new Gemstar Board member was approved by a three-fourths vote of Gemstar Board members then still in office who were Gemstar Board members at the beginning of such period; or (iii) any person (other than any person who beneficially owned more than 50% of Gemstar's outstanding voting securities at the time the Stock Incentive Plan was adopted, or any successor, affiliate, associate or relative of such beneficial owner) becomes the beneficial owner of Gemstar securities representing 50% or more of the combined voting power of Gemstar's outstanding securities.

 Grants of Options

  In addition to the Options to be granted in the Merger in accordance with the Merger Agreement, on December 22, 1996, Gemstar's Board agreed to grant, upon the Effective Time, an Option to purchase 100,000 shares of Gemstar Ordinary Shares to Mr. Klosterman (the "Klosterman Option") and an Option to purchase 11,000 shares of Gemstar Ordinary Shares to Mr. Scharninghausen, (the "Scharninghausen Option"), each with an exercise price equal to the fair market value of Gemstar Ordinary Shares at the Effective Time. See "THE PLAN OF MERGER--Interests of Certain Persons in the Merger." The Klosterman Option, the Scharninghausen Option and the other Options to be granted in the Merger become exercisable as to 1/48th of the shares subject to the Option each month, provided that the Option may not be exercised for one year following the Effective Time. All of these Options are 10-year Options, subject to earlier Termination in certain events. Gemstar has not determined how the remaining Options that are the subject of the Stock Incentive Plan Proposal will be allocated. The closing price of a share of Gemstar Ordinary Shares on The Nasdaq National Market on Wednesday, January 15, 1997 was $17.37.

  On January 22, 1996, the Compensation Committee granted additional Options under the Stock Incentive Plan to one non-executive employee to acquire 10,000 Gemstar Ordinary Shares. The Options vest in annual, one-third installments over a three-year period and are exercisable at a price of $19.98 per Gemstar Ordinary Share.

  On August 16, 1995, the Gemstar Board granted 10-year Options relating to 4,485,500 Ordinary Shares to 12 Eligible Persons under the Stock Incentive Plan.

  The table below sets forth, with respect to Gemstar's directors and executive officers, the difference between the market price and exercise price as of December 20, 1996, of the Options granted under the Stock Incentive Plan as of December 20, 1996 and the number of Gemstar Ordinary Shares subject to such Options. The exercise price per share for the 1995 Options was $11.90 per Gemstar Ordinary Share. Other than the options shown as granted to StarSight officers and employees, the options in the following table were granted under the Stock Incentive Plan as previously approved by the Gemstar shareholders. The options shown as granted to StarSight officers and employees were granted under the StarSight Stock Option Plan. Therefore, approval of the Stock Incentive Plan Proposal will not ratify any of the grants of options listed in the following table:

                PLAN BENEFITS TO GEMSTAR OFFICERS AND DIRECTORS
                          AS OF DECEMBER 23, 1996(1)

                                                       VALUE(2) OF
                                                       UNEXERCISED
                                                         GEMSTAR     NUMBER OF
                                                        OPTIONS AT    GEMSTAR
                                                       DECEMBER 20, OUTSTANDING
     NAME AND POSITION                                     1996       OPTIONS
     -----------------                                 ------------ -----------
Thomas L. H. Lau
 Chairman.............................................  $1,230,500     230,000
Henry C. Yuen
 Chief Executive Officer..............................  13,910,000   2,600,000
Daniel S. W. Kwoh
 Senior Vice President--Technology....................     615,250     115,000
Wilson K. C. Cho
 Senior Vice President--Engineering and Operations....     615,250     115,000
Elsie Ma Leung
 Chief Financial Officer..............................   2,193,500     410,000
Roy J. Mankovitz
 Assistant Secretary, Corporate Counsel--Intellectual
 Property.............................................   1,992,875     372,500
Larry Goldberg
 Secretary and Corporate Counsel......................   1,992,875     372,500
George F. Carrier
 Director.............................................      32,100       6,000
Teruyuki Toyama
 Director.............................................      32,100       6,000
Executive Group (6 persons)...........................  21,319,750   3,985,000
Non-Executive Director Group (3 persons)..............   1,294,700     242,000
Non-Executive Officer Employee Group (3 persons)......   1,382,975     258,500
StarSight Officers & Employees (3)....................   8,543,273   1,428,641

--------
(1) The Options granted under the Stock Incentive Plan expire on the tenth anniversary of their award date. The option agreements pursuant to which the initial Options were granted include different vesting and post-employment termination schedules.

(2) The reported value of each Option is based solely on the difference between the price of each Gemstar Ordinary Share at the close of market on December 20, 1996 ($17.25) and the exercise price per share for each such option. The value of the Options, as such, and benefits or amounts that will ultimately be realized by such persons are not readily determinable. The holders of the Options are eligible for additional grants under the Stock Incentive Plan.

(3) The reported value estimates the pro forma value of the StarSight Stock Options on an as converted basis and is based solely on the difference between the price of each Gemstar Ordinary Share at the close of market on December 20, 1996 ($17.25) and the weighted average adjusted exercise price per share for the converted options as of December 20, 1996 ($11.27).

  Subject to early termination or acceleration provisions, an Option generally will be exercisable, in whole or in part, from the date specified in the related award agreement until the expiration date determined by the Compensation Committee. In no event, however, is an Option exercisable prior to six months, or more than ten years, after its date of grant.

 Termination of Employment

  The Compensation Committee retains the right to establish the effect of a termination of employment on the rights and benefits under each Option granted to an Eligible Person, and the Compensation Committee may make distinctions among such treatments based upon the cause of termination.

 Acceleration of Options

  Upon the occurrence of a Change in Control Event, the Compensation Committee, in its discretion, may provide for acceleration of exercisability or for certain other limited benefits under some or all Options and may determine the extent and duration of such rights.

  If any fully vested or fully accelerated Option is not exercised prior to
(i) a dissolution of Gemstar, (ii) a reorganization or other transaction in which Gemstar does not survive or (iii) the consummation of a reorganization that results in a change of control of Gemstar approved by the Gemstar Board, and no provision has been made for the survival, substitution or exchange of such Option, the Option will terminate upon the occurrence of the dissolution or reorganization.

 Termination of or Changes to the Stock Incentive Plan

  The Gemstar Board may terminate or amend the Stock Incentive Plan. If an amendment would (i) materially increase the benefits accruing to Eligible Persons under the Stock Incentive Plan, (ii) materially increase the aggregate number of shares which may be issued under the Stock Incentive Plan, or (iii) materially modify the requirements as to eligibility for participation under the Stock Incentive Plan, the amendment must be approved, to the extent deemed necessary by the Gemstar Board or the Compensation Committee or then required by applicable law, by Gemstar's shareholders. Unless previously terminated by the Gemstar Board, the Stock Incentive Plan will terminate in August 2004.

 Federal Income Tax Consequences

  The following is a general description of Federal income tax consequences to participants and Gemstar relating to nonqualified stock options and ISOs and certain other awards that may be granted under the Stock Incentive Plan. This discussion does not purport to cover all tax consequences relating to stock options and other awards.

  An optionee will not recognize income upon the grant of a nonqualified stock option but upon its exercise will recognize ordinary compensation income equal to the excess of the fair market value of the Gemstar Ordinary Shares on the date of exercise over the exercise price for the shares. The tax basis of the Option shares in the hands of the optionee will equal the exercise price plus the amount of income recognized upon exercise, and the holding period will commence on that date. An optionee who sells Option shares will recognize capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. Gemstar or a subsidiary will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee at the time of exercise.

  An optionee will not recognize income upon the grant or exercise of an ISO to purchase Gemstar Ordinary Shares. (Alternative minimum tax consequences are beyond the scope of this summary.) If an optionee sells the shares acquired upon exercise of an ISO more than two years after the grant date and more than one year after exercise, long-term capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. If the optionee sells the shares within two years after the grant date or within one year after exercise, the optionee will recognize ordinary compensation income in an amount equal to the lesser of the difference between (i) the exercise price and the fair market value of such shares on the date of exercise or (ii) the exercise price and the sales proceeds. Any remaining gain or loss will be treated as a capital gain or loss. Generally speaking, Gemstar or a subsidiary will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee at the same time the optionee recognizes the income.

  If, as a result of a Change in Control Event, an Eligible Person's Options or other rights become immediately exercisable, or cash, shares or other benefits covered by another type of award are immediately vested or issued, the additional economic value attributable to the acceleration or issuance may be deemed a "parachute payment" under Section 280G of the Code. In such case, the Eligible Person may be subject to a 20% non-deductible excise tax as to all or a portion of such economic value, in addition to any income tax payable. Gemstar will not be entitled to a deduction for that portion of any parachute payment that is subject to the excise tax.

  Notwithstanding the foregoing discussion with respect to the deductibility of option-related compensation, under the Stock Incentive Plan, Section 162(m) of the Code renders non-deductible to a publicly-held corporation certain compensation in excess of $1,000,000 paid in any year to certain of its executive officers unless the excess compensation is "performance-based" (as defined) or is otherwise exempt from Section 162(m). Gemstar believes the Options granted to date are not subject to these limits. However, Options and certain (but not all) other types of awards that Gemstar may grant to executive officers under the Stock Incentive Plan may not qualify for the exemption from Section 162(m) for performance-based compensation. No assurances can be given that all future compensation paid under the Stock Incentive Plan to any executive officer (including compensation in respect of the Options granted in August 1995) will in fact be deductible if it should, together with other non-exempt compensation paid to such executive officer, exceed $1,000,000.

 Non-Exclusivity

  The Stock Incentive Plan does not limit the authority of the Gemstar Board to authorize other compensation under any other plan or authority. The shareholder approval of the Stock Incentive Plan Proposal will not, however, constitute advance approval of any such other compensation.

 Recommendation of Gemstar's Board of Directors

  The Gemstar Board has approved unanimously the Stock Incentive Plan Proposal and believes that it is in the best interests of Gemstar and its shareholders and therefore recommends that holders of Gemstar Ordinary Shares vote FOR approval and adoption of the Stock Incentive Plan Proposal.

                    ELECTION OF GEMSTAR CLASS II DIRECTORS

  Gemstar's Amended and Restated Articles of Association provide that the Gemstar Board shall consist of at least three but not more than 15 persons. Currently there are seven directors. The directors are divided into three classes, as nearly equal as possible, and each class has a staggered three year term. The terms of office of directors in Class I, Class II and Class III end following the annual meetings in 1999, 1997 and 1998, respectively. At the Gemstar Annual Meeting, shareholders will elect two Class II directors to hold office until the 2000 Annual Meeting, subject to the provisions of Gemstar's Amended and Restated Articles of Association. The Gemstar Board has recommended two nominees for election as directors of Gemstar. Persons are elected directors by a simple majority of the shareholders present and voting. For the purpose of electing directors, each shareholder is entitled to one vote for each Gemstar Ordinary Share held.

  The accompanying proxy solicited by the Gemstar Board will be voted for the election of the two nominees named below, unless the proxy card is marked to withhold authority to vote. Each nominee is presently a member of the Gemstar Board and was previously elected to the present term of office by the shareholders of Gemstar.

  The nominees for election are:

                             DR. GEORGE F. CARRIER
                                TERUYUKI TOYAMA

  If any of the nominees should become unavailable for election to the Gemstar Board, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Gemstar Board. The Gemstar Board has no reason to believe that it will be necessary to designate a substitute nominee.

INFORMATION REGARDING THE GEMSTAR BOARD

  Set forth below is information regarding each nominee to serve on the Gemstar Board. The ages shown below are as of April 11, 1997.

 Dr. George F. Carrier  78 Consultant and Director
 Teruyuki Toyama        66 Director

  Dr. George F. Carrier was appointed a director of Gemstar in August 1994. He served on the faculty of Harvard University from 1952 until he retired in 1988. While at Harvard, he served as Gordon McKay Professor of Mechanical Engineering and T. Jefferson Coolidge, Professor of Applied Mathematics. Since 1988, Dr. Carrier has served as a private consultant to TRW Inc.'s Aerospace and Automotive Divisions and has provided research support to the National Science Foundation. Dr. Carrier holds a B.S. (Mechanical Engineering) from Cornell University and a Ph.D. (Applied Mechanics) from Cornell University.

  Mr. Teruyuki Toyama was appointed a director of Gemstar in August 1994. Since 1993, Mr. Toyama has been the President and Chief Executive Officer of Overseas Courier Services Co., Ltd. Prior to that, Mr. Toyama worked for over 40 years in various capacities with Asahi Shimbun. From 1991 to 1993, he was Senior Managing Director and Chief Operating Officer of Asahi Shimbun. From 1987 to 1991, he was Managing Director in charge of Advertising. Prior to 1987 he served as Director of the Advertising Division and as a Board Director. Mr. Toyama holds a degree in Foreign Studies from Tokyo University.

INFORMATION REGARDING GEMSTAR'S COMPENSATION OF DIRECTORS AND OFFICERS

  Each of Gemstar's executive officers entered into multiple year employment agreements with Gemstar effective April 1, 1994. Such agreements provide for increases in base salary as well as formula bonuses. For fiscal 1997, the aggregate remuneration paid or accrued by Gemstar and its subsidiaries to all directors and officers of Gemstar as a group (9 persons) for services in all capacities was approximately $5 million.

  Each director of Gemstar who is not an employee of Gemstar is paid $25,000 per year for services as a director of Gemstar and $1,000 per Board or Committee meeting attended. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to service on, the Gemstar Board or any committee thereof. In addition, directors who are not full-time employees are eligible to participate in, and each director has received awards pursuant to, the Company's 1994 Stock Incentive Plan. The two nominees of the Gemstar Board are not employees of Gemstar.

                RATIFICATION OF GEMSTAR'S INDEPENDENT AUDITORS

  The selection of the independent auditors for the year ended March 31, 1998 is being submitted to the Gemstar shareholders for ratification. The Gemstar Board has appointed KPMG Peat Marwick LLP to serve as Gemstar's independent auditors for the year ended March 31, 1998, subject to ratification by the holders of a majority of the Gemstar Ordinary Shares represented at the Gemstar Annual Meeting.

                        BRITISH VIRGIN ISLANDS TAXATION

  Under the laws of the British Virgin Islands as currently in effect, a holder of Gemstar Ordinary Shares who is not a resident of the British Virgin Islands is (i) exempt from British Virgin Islands income tax on dividends paid with respect to the Gemstar Ordinary Shares and (ii) is not liable for British Virgin Islands income tax on gains realized on sale or disposition of such Gemstar Ordinary Shares. In addition, the British Virgin Islands does not impose a withholding tax on dividends paid by Gemstar. A company incorporated under the International Business Companies Ordinance (Cap. 291), as amended, is deemed not to be a resident for this purpose.

  There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands. In addition, the Gemstar Ordinary Shares are not subject to any transfer taxes, stamp duties or similar charges. There is no income tax treaty or convention currently in effect between the U.S. and the British Virgin Islands.

                               EXCHANGE CONTROLS

  There are currently no exchange control restrictions on remittances of dividends on the Gemstar Ordinary Shares or on the conduct of Gemstar's operations in the British Virgin Islands, where it is incorporated.

                                 LEGAL MATTERS

  The validity of the Gemstar Ordinary Shares offered hereby and certain British Virgin Islands tax matters will be passed upon for Gemstar by Harney, Westwood & Riegels, British Virgin Islands. Certain other legal matters (including certain tax matters) will be passed upon for Gemstar by O'Melveny & Myers LLP. Certain legal matters in connection with the Merger will be passed upon for StarSight by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

  The consolidated financial statements and supplemental consolidated financial statements of Gemstar as of March 31, 1995 and 1996 and for each of the years in the three-year period ended March 31, 1996, have been included in the appendices hereto in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in such appendices, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of VideoGuide as of December 31, 1994 and 1995 and June 30, 1996, and for the period from September 8, 1993 (date of inception) through December 31, 1993, the years ended December 31, 1994 and 1995 and the six month period ended June 30, 1996, have been included in the appendices hereto in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in such appendices, and upon the authority of said firms as experts in accounting and auditing.

  The report of KPMG Peat Marwick LLP covering the financial statements of VideoGuide as of December 31, 1994 and 1995 and June 30, 1996 contains an explanatory paragraph that states that VideoGuide's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

  The balance sheets of StarSight Telecast, Inc. as of December 31, 1996 and 1995 and the related statements of operations, shareholders' equity and of cash flows for the twelve months ended December 31, 1996 and 1995, six months ended December 31, 1994, and twelve months ended June 30, 1994 included in this Joint Proxy Statement/Prospectus from StarSight Telecast, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, which is included in the appendices hereto, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included in such appendices (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for legal costs incurred in connection with patent infringement litigation effective July 1, 1994), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          FORWARD LOOKING STATEMENTS

  Gemstar and StarSight believe that information set forth in this Joint Proxy Statement/Prospectus under the captions "RISK FACTORS," and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" contains various "forward looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, which statements represent Gemstar's and StarSight's reasonable judgments concerning the future and are subject to risks and uncertainties that could cause Gemstar's and StarSight's actual operating results and financial position to differ materially. Such forward looking statements include the following: Gemstar's belief that its revenues and operating results will be affected by the timing of market introductions and market acceptance of new systems such as Index Plus+ and Guide Plus+; Gemstar's belief that the large and growing installed base of VCR Plus+ represents an important platform from which to launch related technologies and services; Gemstar's belief that Guide Plus+ has a number of unique features that distinguish it from other existing or announced interactive guides; Gemstar's intention to pursue a licensing strategy for Guide Plus+ similar to VCR Plus+ with license fees based on units shipped that incorporate the Guide Plus+ technology; Gemstar's belief that its technologies may enable it to create additional value-added services for broadcasters and consumers; StarSight's belief that the revenues and operating results will be affected by the market acceptance of the StarSight EPG; and StarSight's belief that it will continue to incur substantial losses and negative cash flow from operations.

  Gemstar and StarSight caution that the above statements are further qualified by important factors that could cause Gemstar's and StarSight's actual operating results to differ materially from those in the forward looking statements. Such factors include, without limitation, those set forth in this Joint Proxy Statement/Prospectus under "RISK FACTORS" and the following: difficulties encountered in the integration of the operations of Gemstar and StarSight; financial losses that StarSight has experienced since it commenced doing business; the amount of StarSight's liabilities and its financial condition; the risk that the public market price of Gemstar's Ordinary Shares might be adversely affected by the Merger; inability to maintain adequate liability insurance to cover legal claims; dependence on key personnel; and possible volatility of the stock price. See "RISK FACTORS."

                                  APPENDICES

                                    FOR THE


                      GEMSTAR INTERNATIONAL GROUP LIMITED
                       JOINT PROXY STATEMENT/PROSPECTUS


                                    AND THE


                           STARSIGHT TELECAST, INC.
                             JOINT PROXY STATEMENT

                GEMSTAR INTERNATIONAL GROUP LIMITED ("GEMSTAR")
                                      AND
                    STARSIGHT TELECAST, INC. ("STARSIGHT")

                              TABLE OF APPENDICES
                              -------------------

APPENDIX A   AGREEMENT AND PLAN OF MERGER

APPENDIX B   OPINION OF HAMBRECHT & QUIST

APPENDIX C   OPINION OF SMITH BARNEY INC.

APPENDIX D   STARSIGHT SIGNIFICANT SHAREHOLDER AGREEMENT

APPENDIX E   GEMSTAR SIGNIFICANT SHAREHOLDER AGREEMENT

APPENDIX F   COMPANY OPTION AGREEMENT

APPENDIX G   PARENT OPTION AGREEMENT

APPENDIX H   CALIFORNIA GENERAL CORPORATION LAW--CHAPTER 13 DISSENTERS' RIGHTS

APPENDIX I   GEMSTAR'S ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED
             MARCH 31, 1996 FILED ON JUNE 10, 1996

APPENDIX J   GEMSTAR'S REPORT ON FORM 6-K REGARDING ITS FINANCIAL RESULTS FOR
             THE QUARTER ENDED JUNE 30, 1996 FILED ON OCTOBER 30, 1996

APPENDIX K   GEMSTAR'S REPORT ON FORM 6-K REGARDING ITS FINANCIAL RESULTS FOR
             THE QUARTER ENDED SEPTEMBER 30, 1996 FILED ON JANUARY 16, 1997

APPENDIX L   GEMSTAR'S REPORT ON FORM 6-K, FILED ON JANUARY 16, 1997, CONTAINING
             FIVE PRESS RELEASES CONCERNING RECENT BUSINESS DEVELOPMENTS

APPENDIX M   GEMSTAR'S REPORT ON FORM 6-K, FILED ON MARCH 11, 1997, REGARDING
             ITS FINANCIAL RESULTS FOR THE QUARTER ENDED DECEMBER 31, 1996,
             CERTAIN SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS FOR THE
             THREE-YEAR PERIOD ENDED MARCH 31, 1996 AND VIDEOGUIDE'S FINANCIAL
             STATEMENTS FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1995

APPENDIX N   GEMSTAR'S FORM S-8 REGISTRATION STATEMENT WITH RESPECT TO GEMSTAR'S
             1994 STOCK INCENTIVE PLAN, AS AMENDED

APPENDIX O   GEMSTAR'S FORM 8-A FOR REGISTRATION OF CERTAIN CLASSES OF
             SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
             EXCHANGE ACT OF 1934, DATED SEPTEMBER 28, 1995

APPENDIX P   STARSIGHT'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED
             DECEMBER 31, 1996

APPENDIX Q   STARSIGHT'S REGISTRATION STATEMENT ON FORM 8-A AS DECLARED
             EFFECTIVE BY THE COMMISSION ON JULY 23, 1993 PURSUANT TO SECTIONS
             12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  APPENDIX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF DECEMBER 23, 1996

                                  BY AND AMONG

                      GEMSTAR INTERNATIONAL GROUP LIMITED,

                           G/S ACQUISITION SUBSIDIARY

                                      AND

                            STARSIGHT TELECAST, INC.

--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of December 23, 1996 by and among Gemstar International Group Limited, a British Virgin Islands corporation ("Parent"), G/S Acquisition Subsidiary, a California corporation and a direct wholly owned subsidiary of Parent ("Sub"), and StarSight Telecast, Inc., a California corporation (the "Company").

                                  BACKGROUND

  a. The respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Corporations Code of California (the "CCC"), whereby each issued and outstanding share of common stock of the Company, no par value per share (the "Company Common Stock"), other than shares to be cancelled in accordance with Section 2.1(b), will be converted into the right to receive a certain number of ordinary shares, $.01 par value per share, of Parent ("Parent Common Stock"), such number to be determined as provided herein.

  b. The Merger requires the approval of the holders of a majority of the outstanding shares of the Company Common Stock (the "Company Shareholder Approval").

  c. The rules of The Nasdaq National Market require that the members of Parent ("Parent Shareholders") approve the issuance of the Parent Common Stock pursuant to this Agreement by the affirmative vote of the holders of a majority of the shares of Parent Common Stock voted at a meeting of Parent's Shareholders in person or by proxy (the "Parent Shareholder Approval" and together with the Company Shareholder Approval, the "Shareholder Approvals").

  d. Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

  e. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and
(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

  f. For accounting purposes, it is intended that the Merger will be accounted for as a "pooling-of-interests."

  g. Concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, PVI Transmission, Inc., THOMSON multimedia S.A., Cox Communications, Inc., Spelling Entertainment, Inc., Tribune Company and Providence Journal Company, shareholders of the Company (the "Company Significant Shareholders"), have entered into an agreement with Parent (the "Company Significant Shareholder Agreement") pursuant to which the Company Significant Shareholders have, among other things, agreed (i) to vote their shares of the Company Common Stock in favor of the Merger, (ii) to sign and deliver to Parent affiliate letters substantially in the form contemplated by this Agreement and (iii) to take certain other actions as provided therein.

  h. Concurrently with the execution of this Agreement and as an inducement to the Company to enter into this Agreement, Dynamic Core Holdings Limited, Henry Yuen and Creative Assets Limited, shareholders of Parent (the "Parent Significant Shareholders"), have entered into an agreement with the Company (the "Parent Significant Shareholder Agreement") pursuant to which the Parent Significant Shareholders have, among other things, agreed (i) to vote their shares of Parent Common Stock in favor of the issuance of the Parent Common Stock pursuant to the Merger Agreement, (ii) to sign and deliver to the Company an affiliate letter substantially in the form contemplated by this Agreement and (iii) to take certain other actions as provided therein.

  i. Concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, the Company and Parent have entered into a Company Option Agreement (the "Company Option Agreement") pursuant to which the Company shall grant to Parent an option to purchase shares of Company Common Stock as set forth in the Company Option Agreement.

  j. Concurrently with the execution of this Agreement and as an inducement to the Company to enter into this Agreement, the Company and Parent have entered into a Parent Option Agreement (the "Parent Option Agreement") pursuant to which Parent shall grant to the Company an option to purchase shares of Parent Common Stock as set forth in the Parent Option Agreement.

                                   AGREEMENT

  In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the agreement of merger, in substantially the form attached hereto as Exhibit 1.1 (the "Merger Agreement"), and in accordance with the CCC, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company and of Sub in accordance with the CCC.

  SECTION 1.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1, the closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California, unless another time, date or place is agreed to in writing by the parties hereto.

  SECTION 1.3 Effective Time. Subject to the provisions of this Agreement and the Merger Agreement, as soon as practicable on or after the Closing Date, an officer's certificate of each of the Company and Sub shall be executed in accordance with Section 1103 of the CCC, and a duly executed Merger Agreement with such officers' certificates attached and, if applicable, a certificate of satisfaction by the California Franchise Tax Board with respect to Sub shall be filed with the Secretary of State of the State of California, as provided in the CCC. The Merger shall become effective at such time as the Merger Agreement is duly filed with the California Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Merger Agreement (the date and time of such filing, or such later date or time as may be set forth therein, being the "Effective Time").

  SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Merger Agreement and Section 1107 of the CCC and all other effects specified in the applicable provisions of the CCC.

  SECTION 1.5 Articles of Incorporation and By-laws.

  (a) The Articles of Incorporation of the Sub in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the CCC; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "StarSight Telecast, Inc."

  (b) The Bylaws of Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof and the CCC.

  SECTION 1.6 Directors. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be deemed to have resigned at such time and the directors of Sub prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

  SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

  SECTION 1.8 Alternative Structure. Notwithstanding anything to the contrary herein, the parties to this Agreement may, by mutual written consent, elect, in lieu of merging Sub into the Company as hereinabove provided, to merge the Company into Sub. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing change.

  SECTION 1.9 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized, so long as such action is not in conflict with this Agreement, to execute and deliver, in the name and on behalf of Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

  SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company, or the holders of any shares of the Company Common Stock or any shares of capital stock of Sub:

    (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of the Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of the Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired without any conversion thereof and no consideration shall be delivered with respect thereto.

    (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding as of the Effective Time, other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares (as defined and to the extent provided in Section 2.2(h) below), shall be converted, subject to Section 2.1(f) and 2.2(e), into .6062 shares (the "Exchange Ratio") of Parent Common Stock.

    (d) Stock Options: Company Employee Stock Purchase Plan. At the Effective Time, all options to purchase the Company Common Stock (each, a "Company Stock Option") then outstanding under the

  Company's 1989 Stock Incentive Program (the "Stock Option Plan") shall be assumed by Parent in accordance with Section 5.4 hereof. At the Effective Time, the Company shall terminate the Company's Employee Stock Purchase Plan (the "Company Purchase Plan") in accordance with Section 5.4 hereof.

    (e) Conversion of Warrants. Each stock purchase warrant issued by the Company to purchase shares of Company Common Stock (collectively, the "Warrants"), shall, in accordance with its terms, be adjusted (an "Adjusted Warrant") to become exercisable for, or exchangeable for a new warrant (on substantially the same terms) that would be exercisable for, the number of shares of Parent Common Stock equal to the Warrant Conversion Number (as defined below). The exercise price of any Adjusted Warrant (the "Adjusted Exercise Price") shall be an amount equal to the exercise price of the Warrant related to such Adjusted Warrant as of the date of this Agreement divided by the Exchange Ratio. The "Warrant Conversion Number" for any Adjusted Warrant shall be equal to the number of shares purchasable pursuant to the Warrant related to such Adjusted Warrant as of the date of this Agreement multiplied by the Exchange Ratio.

    As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holders of certificates or instruments previously evidencing such shares of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided herein or by law. Each certificate previously representing the Company Common Stock shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which the Company Common Stock was converted in the Merger. Such certificates previously representing shares of the Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional shares of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

    (f) Adjustment to Exchange Ratio. If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, then the Exchange Ratio shall be correspondingly adjusted; provided, however, that any such changes shall be subject to Section 4.1 below.

  SECTION 2.2 Exchange of Certificates.

  (a) Exchange Agent. Parent shall deposit, or shall cause to be deposited, with ChaseMellon Shareholder Services, L.L.C., as exchange agent for Parent Common Stock (the "Exchange Agent") as of the Effective Time (or otherwise when requested by the Exchange Agent from time to time in order to effect any exchange pursuant to this Section 2.2), for the benefit of the holders of shares of the Company Common Stock for exchange in accordance with this
Article II and the Merger Agreement through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section
2.1 in exchange for outstanding shares of the Company Common Stock (such certificates representing shares of Parent Common Stock together with any dividends or distributions with respect thereto, being collectively referred to as the "Exchange Fund"), and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.2 (e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2(e), the Exchange Fund shall not be used for any other purpose.

  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (including holders of record pursuant to purchases made under the Company Purchase Plan immediately prior to the Effective Time pursuant to Section 5.4) (for convenience of reference, the certificates of the Company Common Stock are referred to as the "Certificates"), (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, and the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of the Company Common Stock formerly evidenced by such Certificate (after taking into account the provisions of this Agreement and all shares of the Company Common Stock then held of record by such holder, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed with signature guarantee or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate evidencing whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable pursuant to Section 2.2(c) or 2.2(e).

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), in each case until the surrender of such Certificate in accordance with this Article
II. Subject to the effect of applicable escheat laws, following surrender of such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any such cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

  (d) No Further Ownership Rights in the Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of the Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of the Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of the Company Common Stock, or transfer or exercise of the Warrants or Stock Options thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

  (e) No Fractional Shares.

    (i) No Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

    (ii) Each holder of a Certificate issued and outstanding at the Effective Time who would otherwise be entitled to receive a fractional share of Parent Common Stock upon surrender of such Certificate for exchange pursuant to this Article II (after taking into account all Warrants, Stock Options and shares of Company Common Stock then held by such holder) shall receive, in lieu thereof, cash in an amount equal to the value of such fractional share, which shall be equal to the fraction of a share of Parent Common Stock that would otherwise be issued multiplied by the average closing price for a share of Parent Common Stock on The Nasdaq National Market (as reported in The Wall Street Journal) during the 20 consecutive trading days ending on the third trading day prior to the Effective Time.

    (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Certificates subject to and in accordance with the terms of Section 2.2(c).

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look as a general creditor only to Parent for payment of the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which they are entitled.

  (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any holder of shares of the Company Common Stock, the Warrants or Stock Options for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (h) Company Dissenting Shares.

    (i) Notwithstanding any provision of this Agreement to the contrary, any shares of the Company Common Stock held by a holder who has exercised dissenters' rights for such shares in accordance with the CCC and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 2.1(c), but the holder thereof shall only be entitled to such rights as are granted by the CCC.

    (ii) Notwithstanding the provisions of subsection (i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her dissenters' rights, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), without interest thereon, upon surrender of the certificate(s) representing such shares.

    (iii) The Company shall give Parent (i) prompt notice of any written demand received by the Company to require the Company to purchase shares of the Company's Common Stock pursuant to the applicable provisions of the CCC and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

  (i) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

  (j) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

  SECTION 3.1 Representations and Warranties of the Company. Except as set forth in the Company SEC Documents (as defined in Section 3.1(e)) or on the disclosure schedule (provided that an item on such disclosure schedule shall be deemed to qualify only the particular subsection or subsections of this
Section 3.1 specified for such item) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

    (a) Organization, Standing and Corporate Power. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a "material adverse effect" (as defined in Section 8.3) on the Company. The Company has delivered to Parent complete and correct copies of its articles of incorporation and by-laws and has delivered or shall deliver prior to closing the articles of incorporation and by-laws or other organizational documents of its other subsidiaries, in each case as amended to the date of this Agreement.

    (b) Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

    (c) Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of the Company Common Stock, no par value, and 5,000,000 shares of the Company's Preferred Stock, no par value. At the close of business on December 20, 1996, (i) 25,541,311 shares of the Company Common Stock were issued and outstanding, (ii) no shares of the Company Common Stock were held by the Company in its treasury, (iii) 2,356,216 shares of the Company Common Stock were reserved for issuance upon exercise of the Stock Options, (iv) 994,908 shares of the Company Common Stock were reserved for issuance upon exercise of Company Stock Options available for grant under the Stock Option Plan, (v) 38,122 shares of the Company Common Stock were reserved for issuance under the Company Purchase Plan, and (vi) 3,000,000 shares of the Company Common Stock were reserved for issuance upon exercise of the Warrants. As of December 20, 1996, there are no shares of the Company's Preferred Stock issued or outstanding. Except as set forth above, at the close of business on December 20, 1996, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All options to purchase shares of Company Common Stock were granted under the Stock Option Plan. There are no outstanding stock appreciation rights of the Company and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of the Company. All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of Stock Options and Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of the Company or any of its subsidiaries. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or any of its subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause the Company or any of its subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or which otherwise relate to the registration of any securities of the Company.

    (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the articles of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not
  (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice (the "Specified Agencies") of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) the Proxy Statement (as defined in Section 5.1) and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Merger Agreement with the California Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under (x) the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets or (y) the "takeover" or "blue sky" laws of various states, the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

    (e) SEC Documents; Financial Statements. The Company has filed with the SEC all required reports and forms and other documents (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document filed and publicly available prior to the date of this Agreement, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments consisting of normal, recurring accruals that are not material). Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company.

    (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form F-4 (as defined in Section 5.1) will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or the Parent's shareholders or at the time of the Company Shareholders' Meeting or the Parent Shareholders' Meeting (as defined in Section 5.1(d)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

    (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, since December 31, 1995, the Company has conducted its business only in the ordinary course consistent with prior practice, and there has not been (i) any material adverse change in the Company or any of its subsidiaries, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any granting by the Company or any of its subsidiaries to any officer or employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement (a list of all such employment agreements being set forth in Section 3.1(g) of the Company Disclosure Schedule), (v) any granting by the Company or any of its subsidiaries to any such officer or employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement, (vi) any entry into, or renewal or modification of, by the Company or any of its subsidiaries of any employment, consulting, severance or termination agreement with any such officer or employee, (vii) any damage, destruction or loss, whether or not covered by insurance, that has or could have a material adverse effect on the Company or any of its subsidiaries or (viii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

    (h) Litigation. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, there is no suit, action, investigation, audit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on the Company, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i), (ii) or (iii).

    (i) Absence of Changes in Benefit Plans. Except (i) as disclosed in the SEC Documents filed prior to the date of this Agreement, (ii) as would not have, in the aggregate, a material adverse effect on the Company, or (iii) as required by applicable law, since January 1, 1996, there has not been any adoption or amendment by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (collectively, "Benefit Plans") providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former officer or director of the Company or any of its subsidiaries as to which unsatisfied or potential obligations of the Company of greater than $50,000 exist. Except as disclosed in the SEC Documents filed prior to the date of this Agreement and except as would not have, in the aggregate, a material adverse effect on the Company, since January 1, 1996, neither the Company nor any of its subsidiaries has taken any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or officer or for the benefit of employees generally.

    (j) ERISA Compliance.

      (i) the Company has delivered to Parent true, complete and correct copies of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity"), including all employment, termination, severance or other contracts for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries as to which unsatisfied or potential obligations of the Company of greater than $50,000 exist. The Company has delivered to Parent true, complete and correct copies of (v) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each of its Benefit Plans (if any such report was required),
    (w) the most recently prepared actuarial report for each such Benefit Plan (if any such report was required), (x) the most recent summary plan description for each such Benefit Plan for which such summary plan description is required, (y) the most recently received Internal Revenue Service determination letter for each such Benefit Plan and (z) each trust agreement and group annuity contract relating to any such Benefit Plan.

      (ii) Except as would not have, in the aggregate, a material adverse effect on the Company, each of the Company's and its subsidiaries' Benefit Plans has been administered in accordance with its terms. Except as would not have, in the aggregate, a material adverse effect on the Company, the Company, each of its subsidiaries and all such Benefit Plans are in compliance with applicable provisions of ERISA and the Code.

      (iii) All of the Company's and its subsidiaries' Pension Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code and, to the knowledge of the Company, no such determination letter has been revoked nor has revocation of such determination letter been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that could reasonably be expected to adversely affect its qualification or materially increase its costs.

      (iv) No Pension Plan that the Company or any of its subsidiaries maintains is subject to Title V of ERISA.

      (v) To the knowledge of the Company, none of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Company's or its subsidiaries' Benefit Plans which are subject to ERISA, including, without limitation, its Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could reasonably be expected to subject the Company, or any of its subsidiaries or any officer of the Company or any of its subsidiaries, to tax or penalty under ERISA, the Code or other applicable law that, except as would not have, in the aggregate, a material adverse effect on the Company, has not been corrected. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

      (vi) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits payable to or in respect of any employee or former employee of the Company or any subsidiary of the Company or the beneficiary or dependent of any such employee or former employee.

      (vii) With respect to any of the Company's or any of its subsidiaries' Benefit Plans that is an employee welfare benefit plan,
    (x) no such Benefit Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, (y) each such Benefit Plan that is a "group health plan," as such term is defined in
    Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (z) each such Benefit Plan (including any such Benefit Plan covering retirees or other former employees) may be amended or terminated without a material adverse effect on the Company.

      (viii) Except as would not have, in the aggregate, a material adverse effect on the Company, no Commonly Controlled Entity has incurred any material liability to a Pension Plan of the Company or any of its subsidiaries (other than for contributions not yet due).

    (K) Taxes.

      (i) Each of the Company and its subsidiaries has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time. All such returns and reports are and will be true, complete and correct in all material respects. The Company and each of its subsidiaries has paid and discharged (or the Company has paid and discharged on such subsidiary's behalf) all taxes due from them, other than such taxes as are being or will be contested in good faith by appropriate proceedings and are, in the judgment of the management of the Company, adequately reserved for on the most recent financial statements contained in the SEC Documents filed prior to the date of this Agreement. The most recent financial statements contained in the SEC Documents filed prior to the date of this Agreement properly reflect in accordance with generally accepted accounting principles all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

      (ii) No claim or deficiency for any taxes has been proposed, threatened, asserted or assessed by the Internal Revenue Service (the "IRS") or any other taxing authority or agency against the Company, or any of its subsidiaries which, if resolved against the Company or any of its subsidiaries, would, individually or in the aggregate, have a material adverse effect upon the Company. Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of any taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the IRS for all years through the year ended December 31, 1992.


      (iii) Neither the Company nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section
    368(a)(1)(A) and (a)(2)(E) of the Code.

      (iv) Neither the Company nor any of its subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Code
    Section 897(c)(2). Each of the Company and its subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662. Neither the Company nor any of its subsidiaries is a party to any tax allocation or tax sharing agreement. Neither the Company nor any of its subsidiaries has any liability for the taxes of any person (other than any of the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (v) As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, of any nature whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto. Notwithstanding the definition of "subsidiary" set forth in Section 8.3 of this Agreement, for the purposes of this Section 3.1(k), references to the Company and each of its subsidiaries shall include former subsidiaries of the Company for the periods during which any such corporations were included in the consolidated federal income tax return of the Company.

    (l) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
  Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    (m) Compliance with Applicable Laws.

      (i) Each of the Company and its subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on the Company. The Company does not have any reason to believe any Governmental Entity is considering limiting, suspending or revoking any of the Company's or its subsidiaries' Permits. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, the Company and its subsidiaries are in compliance with (and have not violated) all applicable statutes, laws, ordinances, rules, orders and regulations (including, without limitation, those relating to safety, hiring, promotion or pay of employees) of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a material adverse effect on the Company.

      (ii) To the knowledge of the Company, the Company and each of its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was, in compliance in all material respects with all applicable Environmental Laws, except for noncompliance which individually or in the aggregate would not have a material adverse effect on the Company. The term "Environmental Laws" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

      (iii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of the Company, any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. The term "Hazardous Material" means (A) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C.
    (S) 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
    (S) 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. (S) 9601 et seq., the Clean Water Act,

    33 U.S.C. (S) 1251 et seq. and the Clean Air Act, 42 U.S.C. (S) 7401 et seq., (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material and (E) polychlorinated biphenyls ("PCBs") or materials or fluids containing PCBs in excess of 50 ppm.

    (n) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    (o) Opinion of Financial Advisor. The Company has received the opinion of Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the Company's shareholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

    (p) Contracts; Debt Instruments. Other than those agreements set forth on
  Schedule 3.1(p)(1), which agreements are confidential and will not be made available, Schedule 3.1(p)(2) sets forth, as of the date of this Agreement, a true and complete list of each material agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (collectively, "Company Agreements") of the Company or any of its subsidiaries (a) which would be required by Rule 601 of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (including any Benefit Plan) or is a Company Agreement (i) with respect to the acquisition or disposition of a material amount of the Company's assets (whether or not such Company Agreement has been fully performed), (ii) contains a covenant not to compete with the Company or covenant by the Company not to compete with others (iii) with an Affiliate (as such term is defined in Rule 12B-2 under the Exchange Act) of the Company (whether such Company Agreement is oral or written), (b) with respect to indebtedness for money borrowed (other than trade payables in the ordinary and usual course of business), (c) pursuant to which the Company or any of its subsidiaries is licensing its technology or intellectual property rights or pursuant to which the Company or any of its subsidiaries is a licensee of technology or intellectual property rights of others, (d) which constitutes an employment or consulting agreement of the Company or any of its subsidiaries and provides for severance payments, termination payments, change-in-control payments or other similar payments, or (e) which constitutes any other liability (including, without limitation, any guarantee, surety contract, indemnity agreement or arrangement or similar instrument), obligation or transaction and, in the case of any item referred to in this clause (e), is material to the Company and its subsidiaries or their businesses taken as a whole (the items referred to in clauses (a) through (e) of this sentence being referred to herein as "Company Material Contracts"). Except as hereinabove provided, a true and complete copy of each Company Material Contract has been made available to Parent or its representative. Each Company Material Contract is a valid and legally binding obligation of the Company or its subsidiaries, whichever is applicable, is in full force and effect, all material obligations required to be performed thereunder as of the date hereof by the Company or its subsidiaries, whichever is applicable, have been performed to date, and to the knowledge of the Company, no other party to any such Company Material Contract is in default in any material respect under the terms thereof except for such failures to perform or defaults which individually and in the aggregate would not have a material adverse effect on the Company.

    (q) Title to Properties.

      (i) The Company and its subsidiaries have good and marketable title to, or valid leasehold interests in, all their material properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, would not have a material adverse effect on the Company. All such material properties and assets, other than properties and assets in which the Company or any of its subsidiaries has leasehold interests, are free and clear of all Liens, except for taxes not yet due and Liens that, individually or in the aggregate, would not have a material adverse effect on the Company.

      (ii) Each of the Company and its subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such failures to comply or to be in full force and effect which would not, individually or in the aggregate, have a material adverse effect on the Company. Each of the Company and its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except where failures to have so would not, individually or in the aggregate, have a material adverse effect on the Company.

    (r) Accounting Matters. Neither the Company nor, to its best knowledge, any of its affiliates has taken or agreed to take any action or is aware of any condition that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

    (s) Voting Requirements. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

    (t) Noncompetition. The Company and its subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent will be (by reason of any agreement to which the Company is a party) subject to any non-competition or similar restriction on their respective businesses.

    (u) Intellectual Property. The Company and each of its subsidiaries owns or possesses adequate and enforceable licenses or other rights to use all patents, trade secrets, trade names, trademarks, inventions and processes used in and material to the business of the Company or such subsidiary as currently conducted, and such licenses and rights will not be affected by the consummation of the Merger. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries has received any notice of conflict or infringement which asserts the rights of others with respect to such licenses and rights. The Company owns or rightfully possesses (i) the source code, recorded on computer magnetic media and in written form, for its information systems programs, including both the information systems programs themselves and the product related infrastructure (the "Company Software"), and (ii) all commentary, explanations, specifications, documentation, proprietary information, test programs and program specifications, compiler and assembler descriptions of proprietary or third party system utilities, and descriptions of system/program generation and programs not owned by the Company but required for use or support, relating to the Company Software that are reasonably necessary for the Surviving Corporation to maintain and enhance the Company Software, and to provide a commercially standard level of service and support to users of the Company Software without the aid of any other party and without use of any other material.

    (v) The Company Significant Shareholders beneficially own and have the right to vote, in the aggregate, approximately 52% of the total issued and outstanding shares of Company Common Stock.

    (w) On December 23, 1996, the Company received a wire transfer in the amount of $20 million from Microsoft Corporation.

  SECTION 3.2 Representations and Warranties of Parent and Sub. Except as set forth in the Parent SEC Documents (as defined in Section 3.2(e)) or on the disclosure schedule (provided that an item on such disclosure schedule shall be deemed to qualify only the particular subsection or subsections of this
Section 3.2 specified for such item) delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

    (a) Organization, Standing and Corporate Power. Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Parent and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Parent.

  Parent has delivered to the Company complete and correct copies of its memorandum of association and articles of association and the articles of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

    (b) Subsidiaries. The Parent Disclosure Schedule lists each subsidiary of the Parent and its jurisdiction of incorporation or organization. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Parent, by another subsidiary of the Parent or by the Parent and another such subsidiary, free and clear of all Liens. Except for the capital stock of its subsidiaries, and as disclosed in the Parent Disclosure Schedule, the Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

    (c) Capital Structure. The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, par value $.01 per share, and 50,000,000 preference shares, par value $.01 per share ("Parent Preference Shares"). At the close of business on December 20, 1996, (i) 31,281,505 shares of Parent Common Stock and no shares of Parent Preference Shares were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury and (iii) 5,600,000 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of Parent Common Stock. Except as set forth above, at the close of business on December 20, 1996, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All options to purchase shares of Parent Common Stock were granted under Parent's 1994 Stock Incentive Plan (the "Stock Incentive Plan"). There are no outstanding stock appreciation rights of Parent and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of Parent. All outstanding shares of capital stock of Parent are, and all shares which may be issued upon the exercise of stock options will be, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of Parent or its subsidiaries. Except as described in the Parent SEC Documents (as defined in Section 3.2(e) below), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of Parent or any of its subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of Parent based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause Parent or any of its subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of Parent. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens.

    (d) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and, subject to the Parent Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the Parent Shareholder Approval of this Agreement. This

  Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) Parent's memorandum of association or articles of association or Sub's articles of incorporation or by-laws or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent,
  (y) impair in any material respect the ability of Parent and Sub to perform their respective obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing with the Specified Agencies of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Form F-4 and (y) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Merger Agreement with the California Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under (x) the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets or (y) the "takeover" or "blue sky" laws of various states, the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

    (e) SEC Documents; Financial Statements. Parent has filed with the SEC all required reports and forms and other documents (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document filed and publicly available prior to the date of this Agreement, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 6-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth in the Parent SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Parent SEC Documents, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent and its consolidated subsidiaries taken as a whole.

    (f) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
  (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's Shareholders or the Parent's shareholders or at the time of the Company Shareholders' Meeting or the Parent Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in either the Form F-4 or the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

    (g) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since December 31, 1995, Parent has conducted its business only in the ordinary course consistent with prior practice, and there has not been (i) any material adverse change in Parent or any of its subsidiaries, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any granting by Parent or any of its subsidiaries to any officer or employee of Parent or any of its subsidiaries of any increase in compensation in excess of $300,000 per annum, not to exceed $1,000,000 in the aggregate, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement (a list of all such employment agreements being set forth in Section 3.2(g) of Parent Disclosure Schedule), (v) any granting by Parent or any of its subsidiaries to any such officer or employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement, (vi) any entry into, or renewal or modification of, by Parent or any of its subsidiaries of any employment, consulting, severance or termination agreement with any such officer or employee, (vii) any damage, destruction or loss, whether or not covered by insurance, that has or could have a material adverse effect on Parent or any of its subsidiaries or (viii) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

    (h) Litigation. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, there is no suit, action or proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on Parent, (ii) impair in any material respect the ability of Parent to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have any effect referred to in the foregoing clauses (i), (ii) or (iii).

    (i) Absence of Changes in Benefit Plans. Except (i) as disclosed in the SEC Documents filed prior to the date of this Agreement (ii) as would not have, in the aggregate, a material adverse effect on Parent or any of its subsidiaries, or (iii) as required by applicable law, since January 1, 1996, there has not been any adoption or amendment by Parent or any of its subsidiaries of any collective bargaining agreement or any Benefit Plans providing benefits to any current or former employee, officer or director of Parent or any of its subsidiaries. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Parent or any of its subsidiaries and any current or former officer or director of Parent or any of its subsidiaries as to which unsatisfied or potential obligations of Parent of greater than $100,000 exist. Except as disclosed in the SEC Documents filed prior to the date of this Agreement and except as would not have, in the aggregate, a material adverse effect on Parent or any of its subsidiaries, since January 1, 1996, neither Parent nor any of its subsidiaries has taken any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or officer or for the benefit of employees generally.

  (j) ERISA Compliance.

      (i) Parent has delivered to the Company true, complete and correct copies of all "employment pension benefit plans" (as defined in Section 3(2) of ERISA, "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans currently maintained, or contributed to, or required to be maintained or controlled to, by Parent or any other person or entity that, together with Parent, is treated as a Commonly Controlled Entity, including all employment, termination, severance or other contracts for the benefit of any current or former employees, officers or directors of Parent or any of its subsidiaries as to which unsatisfied or potential obligations of Parent of greater than $100,000 exist. Parent has delivered to the Company true, complete and correct copies of (v) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each of its Benefit Plans (if any such report was required),
    (w) the most recently prepared actuarial report for each such Benefit Plan (if any such report was required), (x) the most recent summary plan description for each such Benefit Plan for which such summary plan description is required, (y) the most recently received Internal Revenue Service determination letter for each such Benefit Plan and (z) each trust agreement and group annuity contract relating to any such Benefit Plan.

      (ii) Except as would not have, in the aggregate, a material adverse effect on Parent, each of Parent's and its subsidiaries' Benefit Plans has been administered in accordance with its terms. Except as would not have, in the aggregate, a material adverse effect on Parent or any of its subsidiaries; Parent, each of its subsidiaries and all such Benefit Plans are in compliance with applicable provisions of ERISA and the Code.

      (iii) As of the date of this Agreement, none of Parent's and its subsidiaries' Pension Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code and, to the knowledge of Parent and Sub, no such determination letter has been revoked nor has revocation of such determination letter been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that could reasonably be expected to adversely affect its qualification or materially increase its costs.

      (iv) No Pension Plan that Parent or any of its subsidiaries maintains is subject to Title IV of ERISA.

      (v) To the knowledge of Parent, none of Parent, any of its subsidiaries, any officer of Parent or any of its subsidiaries or any of Parent's or its subsidiaries' Benefit Plans which are subject to ERISA, including, without limitation, its Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could reasonably be expected to subject Parent, or any of its subsidiaries or any officer of Parent or any of its subsidiaries, to tax or penalty under ERISA, the Code or other applicable law that, except as would not have, in the aggregate, a material adverse effect on Parent or any of its subsidiaries, has not been corrected. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

      (vi) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits payable to or in respect of any employee or former employee of Parent or any subsidiary of Parent or the beneficiary or dependent of any such employee or former employee.

      (vii) With respect to any of Parent's or any of its subsidiaries' Benefit Plans that is an employee welfare benefit plan, (x) no such Benefit Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, (y) each such Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (z) each such Benefit Plan (including any such Benefit Plan covering retirees or other former employees) may be amended or terminated without a material adverse effect on Parent.

      (viii) Except as would not have, in the aggregate, a material adverse effect on Parent or any of its subsidiaries, no Commonly Controlled Entity has incurred any material liability to a Pension Plan of Parent or any of its subsidiaries (other than for contributions not yet due).

  (k) Taxes.

      (i) Each of Parent and its subsidiaries has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time. All such returns and reports are and will be true, complete and correct in all material respects. Parent and each of its subsidiaries has paid and discharged (or Parent has paid and discharged on such subsidiary's behalf) all taxes due from them, other than such taxes as are being or will be contested in good faith by appropriate proceedings and are, in the judgment of the management of Parent, adequately reserved for on the most recent financial statements contained in the Parent SEC Documents filed prior to the date of this Agreement. The most recent financial statements contained in the Parent SEC Documents filed prior to the date of this Agreement reflect an adequate reserve in accordance with generally accepted accounting principles for all taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

      (ii) No claim or deficiency for any taxes has been proposed, threatened, asserted or assessed by the IRS or any other taxing authority or agency against Parent or any of its subsidiaries which, if resolved against Parent or any of its subsidiaries, would, individually or in the aggregate, have a material adverse effect on Parent. Except in connection with the tax audit disclosed in SEC Documents filed prior to the date of this Agreement, neither the Parent nor any of its subsidiaries has waived any statute of limitations in respect of any taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The federal income tax returns of Parent and each of its subsidiaries consolidated in such returns have been examined by and settled with the IRS for all years through the fiscal year ended March 31, 1990.

      (iii) Neither Parent nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code.

      (iv) Neither Parent nor any of its subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither Parent nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2). Each of Parent and its subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662. Neither Parent nor any of its subsidiaries is a party to any tax allocation or tax sharing agreement. Neither Parent nor any of its subsidiaries has any liability for the taxes of any person (other than any of Parent and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (v) Parent or an affiliate of Parent has been engaged in the active conduct of a trade or business, within the meaning of Treasury Regulation Section 1.367(a)- 2T(b)(2) and (3), that is substantial in comparison to the trade or business of the Company, for the entire 36-month period immediately preceding the Closing.

  (l) Compliance with Applicable Laws.

      (i) Each of Parent and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on Parent. The Parent does not have any reason to believe any Governmental Entity is considering limiting, suspending or revoking any of the Parent's or its subsidiaries' Permits. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, Parent and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations (including, without limitation, those relating to safety, hiring, promotion or pay of employees) of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a material adverse effect on Parent.

      (ii) To the knowledge of Parent, Parent and each of its subsidiaries is, and has been, and each of Parent's former subsidiaries, while subsidiaries of Parent, was, in compliance in all material respects with all applicable Environmental Laws, except for noncompliance which individually or in the aggregate would not have a material adverse effect on Parent.

      (iii) During the period of ownership or operation by Parent and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of Parent, any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on Parent. Prior to the period of ownership or operation by Parent and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of Parent, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on Parent.

    (m) Brokers. Except for Hambrecht & Quist, LLC and Alex Brown & Sons Incorporated, no broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

    (n) Opinion of Financial Advisor. Parent has received the opinion of Hambrecht & Quist LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger is fair to Parent and the shareholders of Parent from a financial point of view, and a signed copy of such opinion has been delivered to the Company.

    (o) Contracts; Debt Instruments. Other than those agreements set forth on
  Schedule 3.2(o)(1), which agreements are confidential and will not be made available, Schedule 3.2(o)(2) sets forth, as of the date of this Agreement, a true and complete list of each material agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (collectively, "Parent Agreements") of Parent or any of its subsidiaries (a) which would be required by Rule 601 of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (including any Benefit Plan) or is a Parent Agreement (i) with respect to the acquisition or disposition of a material amount of Parent's assets (whether or not such Parent Agreement has been fully performed), (ii) other than in connection with employment by Parent or any of its subsidiaries, contains a covenant not to compete with Parent or covenant by Parent not to compete with others, (iii) with an Affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of Parent (whether such Parent Agreement is oral or written), (b) with respect to indebtedness for money borrowed (other than trade payables in the ordinary and usual course of business), (c) pursuant to which Parent or any of its subsidiaries is licensing its technology or intellectual property rights or pursuant to which Parent or any of its subsidiaries is a licensee of technology or intellectual property rights of others, (d) which constitutes an employment or consulting agreement of Parent or any of its subsidiaries and provides for severance payments, termination payments, change-in-control payments or other similar payments, or (e) which constitutes any other liability (including, without limitation, any guarantee, surety contract or similar instrument), obligation or transaction and, in the case of any item referred to in this clause (e), is material to Parent and its subsidiaries or their businesses taken as a whole (the items referred to in clauses (a) through (e) of this sentence being referred to herein as "Parent Material Contracts"). Except as hereinabove provided, a true and complete copy of each Parent Material Contract has been made available to the Company or its representative. Each Parent Material Contract is a valid and legally binding obligation of Parent or its subsidiaries, whichever is applicable, is in full force and effect, all material obligations required to be performed thereunder as of the date hereof by Parent or its subsidiaries, whichever is applicable, have been performed to date, and to the knowledge of Parent, no other party to any such Parent Material Contract is in default in any material respect under the terms thereof except for such failures to perform or defaults which individually and in the aggregate would not have a material adverse effect on the Parent.

    (p) Title to Properties.

      (i) Parent and its subsidiaries have good and marketable title to, or valid leasehold interests in, all their material properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, would not have a material adverse effect on Parent. All such material properties and assets, other than properties and assets in which Parent or any of its subsidiaries has leasehold interests, are free and clear of all Liens, except for taxes not yet due and Liens that, individually or in the aggregate, would not have a material adverse effect on Parent.

      (ii) Each of Parent and its subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such failures to comply or to be in full force and effect which would not, individually or in the aggregate, have a material adverse effect on Parent. Each of Parent and its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for the failures to have so which would not, individually or in the aggregate, have a material adverse effect on Parent.

    (q) Accounting Matters. Neither Parent nor, to its best knowledge, any of its affiliates has taken or agreed to take any action or is aware of any condition that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

    (r) Voting Requirements. Parent Shareholder Approval is the only vote of the holders of any class or series of Parent's securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

    (s) Noncompetition. Parent and its subsidiaries are not subject to any non-competition or similar restriction on their respective businesses.

    (t) Intellectual Property. Parent and each of its subsidiaries owns or possesses adequate and enforceable licenses or other rights to use all patents, trade secrets, trade names, trademarks, inventions and processes used in and material to the business of Parent or such subsidiary as currently conducted, and such licenses and rights will not be affected by the consummation of the Merger. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, neither Parent nor any of its subsidiaries has received any notice of conflict or infringement which asserts the rights of others with respect to such licenses and rights. Parent owns or rightfully possesses (i) the source code, recorded on computer magnetic media and in written form, for its information systems programs, including both the information systems programs themselves and the product related infrastructure (the "Parent Software") and (ii) all commentary, explanations, specifications, documentation, proprietary information, test programs and program specifications, compiler and assembler descriptions of proprietary or third party system utilities, and descriptions of system/program generation and programs not owned by Parent but required for use or support, relating to the Parent Software that are reasonably necessary for the Surviving Corporation to maintain and enhance the Parent Software, and to provide a commercially standard level of service and support to users of the Parent Software without the aid of any other party and without use of any other material.

    (u) The Parent Significant Shareholders beneficially own and have the right to vote, in the aggregate, approximately 53% of the total issued and outstanding shares of Parent Common Stock.

    (v) Interim Operations of Sub.

      (i) Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      (ii) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Sub has not and will not have incurred, directly or indirectly, through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  SECTION 4.1 Conduct of Business.

  (a) Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. In furtherance of the foregoing and subject to applicable law, the Company agrees to confer with Parent, as promptly as practicable, prior to the Company taking any material actions or making any material management decisions with respect to the conduct of the Company's business. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, except (1) as contemplated by this Agreement, (2) as set forth in Section 4.1(a) of the Company Disclosure Schedule, or (3) with the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit any of its subsidiaries to:

    (i) (A) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent,
  (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) other than the issuance of the Company Common Stock upon the exercise of Stock Options and warrants outstanding on the date of this Agreement in accordance with their present terms or in accordance with the present terms of any employment agreements existing on the date of this Agreement and described in Section 4.1(a) of the Company Disclosure Schedule or the issuance of Company Common Stock pursuant to the Company Purchase Plan in accordance with its present terms, (A) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (B) amend or otherwise modify the terms of any such rights, warrants or options (except as expressly contemplated by this Agreement) or (C) accelerate the vesting of any of the Stock Options;

    (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

    (iv) acquire or agree to acquire (for cash or shares of stock or otherwise) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

    (v) mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice;

    (vi) (A) increase the rate or terms of compensation payable or to become payable generally to any of the Company's or any of its subsidiaries' directors, executive officers, or employees other than usual and customary salary increases to non-management employees, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any existing Pension Plan, Benefit Plan or employment agreement described in the SEC Documents filed prior to the date of this Agreement, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement, (D) enter into any employment agreement with or for the benefit of any person or (E) increase the rate of compensation under or otherwise change the terms of or renew any existing employment agreement; provided, however, that nothing in this clause (vi) shall preclude payments under the terms of the existing incentive compensation plans of the Company in accordance with past practice;

    (vii) change its fiscal year;

    (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for the incurrence of indebtedness which, in the aggregate, does not exceed $250,000, or (B) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

    (ix) make or agree to make any new capital expenditures which individually exceed $50,000 or which in the aggregate exceed $500,000;

    (x) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ended December 31, 1995, except as may be required by applicable law;

    (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents or incurred in the ordinary course of business consistent with past practice;

    (xii) except in the ordinary course of business consistent with past practice, modify, amend, renew, fail to renew or terminate any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims; or

    (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

  (b) Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Prior to the release of any material press release, Parent shall give the Company reasonable advance notice. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, except (1) as contemplated by this Agreement, (2) as set forth in Section 4.1(b) of the Parent Disclosure Schedule, or (3) with the prior written consent of the Company (which consent shall not be unreasonably withheld), Parent shall not, and shall not permit any of its subsidiaries to:

    (i) (A) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of Parent to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) other than the issuance of Parent Common Stock in connection with the merger of VideoGuide, Inc. or, upon the exercise of stock options outstanding under the Stock Incentive Plan outstanding on the date of this Agreement in accordance with their present terms or in accordance with the present terms of any employment agreements existing on the date of this Agreement and described in Section 4.1(b) of the Parent Disclosure Schedule or, the granting of stock options to purchase up to an aggregate of two million shares of Parent Common Stock (at an exercise price equal to the fair market value of the Parent Common Stock on the date of grant) pursuant to the Stock Incentive Plan as in effect on the date of this Agreement and the issuance of Parent Common Stock upon the exercise thereof, (A) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (B) amend or otherwise modify the terms of any such rights, warrants or options (except as expressly contemplated by this Agreement) or (C) accelerate the vesting of any of the stock options outstanding under the Stock Incentive Plan;

    (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

    (iv) acquire or agree to acquire (for cash or shares of stock or otherwise) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, which, in the aggregate, have a value in excess of $10,000,000;

    (v) mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice;

    (vi) change its fiscal year;

    (vii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Parent or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for the incurrence of indebtedness which, in the aggregate, does not exceed $1,000,000, or (B) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person, other than to Parent or any direct or indirect wholly owned subsidiary of Parent;

    (viii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Parent included in the Parent SEC Documents or incurred in the ordinary course of business consistent with past practice; or

    (ix) authorize any of, or commit or agree to take any of, the foregoing actions.

  (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respect subsidiaries to, take any action that would result in (i) any of the representations or warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue or (ii) any of such representations or warranties that are not so qualified becoming untrue in any material respect.

  SECTION 4.2 No Inconsistent Company Activities.

  (a) In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement to, among other things, the transactions contemplated hereby and by the Company Significant Shareholder Agreement, and to various alternatives to the transactions contemplated by this Agreement, and in light of the Company's representations contained in
Section 3.1(o), from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company agrees that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, representative or agent of, the Company or any of its subsidiaries to, directly or indirectly, solicit or initiate, or knowingly encourage the submission of, any Company Takeover Proposal (as defined below), or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any proposal (whether or not in writing and whether or not delivered to the Company's shareholders generally) regarding (i) a merger, consolidation, purchase of assets (other than purchases of assets or inventory in the ordinary course of business), tender offer, share exchange or other business combination or similar transaction involving the Company or any of its subsidiaries, (ii) any proposal or offer to acquire in any manner, directly or indirectly, any equity interest in or any voting securities of the Company or any of its subsidiaries which constitutes 10% or more of the total of such equity interests or voting securities, or a substantial portion of the assets of the Company or any of its subsidiaries, (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of 10% or more of the then outstanding shares of capital stock of the Company or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Neither the Company nor any of its subsidiaries shall, directly or indirectly, release any third party from any confidentiality agreement. Nothing contained herein shall prohibit the Company from disclosing to its shareholders the statement required by Rule 14e-2(a) under the Exchange Act with respect to a Company Takeover Proposal by means of a tender offer.

    (b) The restrictions set forth in Section 4.2(a) shall not prevent the Board of Directors of the Company, in the exercise of and as required by its fiduciary duties as determined by the Board of Directors of the Company in good faith (after consultation with the Company's outside legal counsel) from engaging in discussions or negotiations with, and furnishing information concerning the Company and its business, properties and assets (but not directly or indirectly soliciting or initiating such discussions or negotiations or directly or indirectly encouraging inquiries or the making of any Company Takeover Proposal) to a third party who makes a written, unsolicited, bona fide Company Takeover Proposal that is (based on objective criteria and not on the subjective intent of the acquiror) likely to be consummated and is financially superior to the Merger (a "Company Superior Proposal"), as determined in each case in good faith by the Company's Board of Directors after consultation with, and the receipt of an opinion from, the Company's financial advisors, which shall be of national reputation, provided that Parent shall have been notified in writing of such Company Superior Proposal and given a copy of such Company Superior Proposal in advance of the taking of any such actions by the Company.

  Upon compliance with the foregoing and, following receipt of the Company Termination Fee Notice (as defined in Section 7.5(a)), payment in full by the Company to Parent of the Company Termination Fee (as defined in Section 7.5(a)), (i) the Company's Board of Directors shall be entitled, subject to the rights of Parent under this Agreement, to withdraw, modify or refrain from making its recommendation referred to in Section 5.1(d) following receipt of a Company Superior Proposal, and approve and recommend to the shareholders of the Company such Company Superior Proposal and (ii) the Company may enter into an agreement with such third party concerning a Company Superior Proposal.

  (c) The Company shall promptly advise Parent orally and in writing of any request for information or of any Company Takeover Proposal, or any inquiry with respect to or which could lead to any Company Takeover Proposal, the material terms and conditions of such request, Company Takeover Proposal or inquiry, and the identity of the person making any such Company Takeover Proposal or inquiry. The Company shall keep Parent informed of the status and details of any such request, Company Takeover Proposal or inquiry.

  (d) Notwithstanding Section 4.2(b), the Company shall not provide any non-public information to a third party unless the Company provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreements previously entered into between Parent and the Company. The Company shall be entitled to provide copies of this
Section 4.2 to third parties who, on an unsolicited basis after the date of this Agreement, contact the Company regarding a Company Takeover Proposal, provided that Parent shall concurrently be notified of such contact and delivery of such copy.

  (e) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Sub) conducted prior to the date of this Agreement with respect to any of the foregoing.

  SECTION 4.3 No Inconsistent Parent Activities.

  (a) In light of the consideration given by the Board of Directors of Parent prior to the execution of this Agreement to, among other things, the transactions contemplated hereby and by the Parent Significant Shareholder Agreement, and to various alternatives to the transactions contemplated by this Agreement, and in light of the Company's representations contained in
Section 3.2(n), from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent agrees that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, representative or agent of, Parent or any of its subsidiaries to, directly or indirectly, solicit or initiate, or knowingly encourage the submission of, any Parent Takeover Proposal (as defined below), or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Parent Takeover Proposal. For purposes of this Agreement, "Parent Takeover Proposal" means any proposal (whether or not in writing and whether or not delivered to the Parent's shareholders generally) regarding (i) a merger, consolidation, purchase of assets (other than purchases of assets or inventory in the ordinary course of business), tender offer, share exchange or other business combination or similar transaction involving Parent or any of its subsidiaries, (ii) any proposal or offer to acquire in any manner, directly or indirectly, any equity interest in or any voting securities of Parent or any of its subsidiaries which constitutes 10% or more of the total of such equity interests or voting securities, or a substantial portion of the assets of Parent or any of its subsidiaries, (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of 10% or more of the then outstanding shares of capital stock of Parent, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing of any agreement to engage in any of the foregoing. Neither Parent nor any of its subsidiaries shall, directly or indirectly, release any third party from any confidentiality agreement. Nothing contained herein shall prohibit Parent from disclosing to its shareholders the statement required by Rule 14e-2(a) under the Exchange Act with respect to a Parent Takeover Proposal by means of a tender offer.

  (b) The restrictions set forth in Section 4.3(a) shall not prevent the Board of Directors of Parent, in the exercise of and as required by its fiduciary duties as determined by the Board of Directors of Parent in good faith (after consultation with Parent's outside legal counsel) from engaging in discussions or negotiations with, and furnishing information concerning Parent and its business, properties and assets (but not directly or indirectly soliciting or initiating such discussions or negotiations or directly or indirectly encouraging inquiries or the making of any Parent Takeover Proposal) to a third party who makes a written, unsolicited, bona fide Parent Takeover Proposal that is likely to be consummated and is financially superior to the Merger (a "Parent Superior Proposal"), as determined in each case in good faith by the Parent's Board of Directors after consultation with, and the receipt of an opinion from, the Parent's financial advisors, which shall be of national reputation, provided that the Company shall have been notified in writing of such Parent Superior Proposal and given a copy of such Parent Superior Proposal in advance of the taking of any such actions by Parent.

  Upon compliance with the foregoing and, following receipt of the Parent Termination Fee Notice (as defined in Section 7.5(b)), payment in full by Parent to the Company of the Parent Termination Fee (as defined in Section 7.5(b)), (i) Parent' Board of Directors shall be entitled, subject to the rights of the Company under this Agreement, to withdraw, modify or refrain from making its recommendation referred to in Section 5.1(d) following receipt of a Parent Superior Proposal, and approve and recommend to the shareholders of Parent such Parent Superior Proposal and (ii) Parent may enter into an agreement with such third party concerning a Parent Superior Proposal.

  (c) Parent shall promptly advise the Company orally and in writing of any request for information or of any Parent Takeover Proposal, or any inquiry with respect to or which could lead to any Parent Takeover Proposal, the material terms and conditions of such request, Parent Takeover Proposal or inquiry, and the identity of the person making any such Parent Takeover Proposal or inquiry. Parent shall keep the Company informed of the status and details of any such request, Parent Takeover Proposal or inquiry.

  (d) Notwithstanding Section 4.3(b), Parent shall not provide any non-public information to a third party unless Parent provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreements previously entered into between Parent and the Company. Parent shall be entitled to provide copies of this Section 4.3 to third parties who, on an unsolicited basis after the date of this Agreement, contact Parent regarding a Parent Takeover Proposal, provided that the Company shall concurrently be notified of such contact and delivery of such copy.

  (e) Parent shall immediately cease and cause to be terminated any existing discussion or negotiations with any parties (other than the Company) conducted prior to the date of this Agreement with respect to any of the foregoing.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  SECTION 5.1 Preparation of Form F-4 and the Proxy Statement; Shareholders' Meetings.

  (a) As promptly as reasonably practicable after the execution of this Agreement, (i) the Company and Parent shall prepare and file with the SEC a preliminary joint proxy statement in form and substance satisfactory to each of the Company and Parent, relating to the meeting of the Company's shareholders to be held to obtain the Company Shareholder Approval and the meeting of the Parent's Shareholders to obtain the Parent Shareholder Approval (together with any amendments thereof or supplements thereto, the "Proxy Statement") and (ii) Parent shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the "Form F-4") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the shareholders of the Company pursuant to the Merger. As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or Blue Sky Laws relating to the Merger and the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, under the HSR Act and state takeover laws (the "Other Filings"). Each of Parent and the Company will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form F-4, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form F-4, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Form F-4 and the Other Filings shall comply in all material respects with all applicable requirements of law. Each of Parent and the Company shall use all reasonable efforts to cause the Form F-4 to become effective as promptly as reasonably practicable, and shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Except as set forth in Sections 3.1(p) and 3.2(o), each of Parent and the Company shall furnish all information concerning itself to the other as the other may reasonably request in connection with such actions and the preparation of the Form F-4 and Proxy Statement. The Company authorizes Parent to utilize in the Form F-4 and in all such state filed materials, the information concerning the Company and its subsidiaries provided to Parent in connection with, or contained in, the Proxy Statement. Parent promptly will advise the Company when the Form F-4 has become effective and of any supplements or amendments thereto, and the

Company shall not distribute any written material that would constitute, as advised by counsel to the Company, a "prospectus" relating to the Merger or the Parent Common Stock within the meaning of the Securities Act or any applicable state securities law without the prior written consent of Parent. As promptly as reasonably practicable after the Form F-4 shall have become effective, each of the Company and Parent shall mail the Proxy Statement to its respective shareholders.

  (b) Parent agrees promptly to advise the Company if at any time prior to the meeting of the Parent's Shareholders or the meeting of the Company's shareholders any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable law after the mailing thereof to the Parent's Shareholders or the Company's shareholders.

  (c) The Company agrees promptly to advise Parent if at any time prior to the meeting of the Parent's Shareholders or the meeting of the Company's shareholders any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Parent with the information needed to correct such inaccuracy or omission. The Company will furnish Parent with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable law after the mailing thereof to the Parent's Shareholders or the Company's shareholders.

  (d) As soon as practicable following the date of this Agreement, the Company shall call and hold a meeting of its shareholders (the "Company Shareholders' Meeting") and the Parent shall call and hold a meeting of the Parent's Shareholders (the "Parent Shareholders' Meeting"). The purpose of such meetings shall be to obtain the Company Shareholder Approval and the Parent Shareholder Approval, respectively. Each of the Company and Parent shall coordinate and cooperate with respect to the timing of the Company Shareholders' Meeting and Parent Shareholders' Meeting and shall use reasonable efforts to hold such meetings on the same day. Each of the Company and Parent shall use its best efforts to solicit from its shareholders proxies, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by applicable law or otherwise to obtain the Company Shareholder Approval and the Parent Shareholder Approval, respectively, and through its respective Board of Directors, shall recommend to its respective shareholders the obtaining of the Company Shareholder Approval and the Parent Shareholder Approval, respectively; provided that (i) the recommendation of the Board of Directors of the Company may not be included or may be withdrawn or modified if previously included if, following receipt of the Company Termination Fee Notice (as defined in Section 7.5(a)), the Company has paid the Company Termination Fee and the Company has accepted a Company Superior Proposal in accordance with the terms of Section 4.2 and
(ii) the recommendation of the Board of Directors of Parent may not be included or may be withdrawn or modified if previously included if, following receipt of the Parent Termination Fee Notice (as defined in Section 7.5(b)), Parent has paid the Parent Termination Fee and Parent has accepted a Parent Superior Proposal in accordance with the terms of Section 4.3.

  SECTION 5.2 Access to Information; Confidentiality. Other than those agreements set forth on Schedule 3.1(p)(1) and Schedule 3.2(o)(1), which agreements are confidential and will not be made available, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party, and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality

Agreements dated September 11, 1996, between Parent and the Company (the "Confidentiality Agreements"). No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or otherwise obviate or diminish any representations and warranties of any party or conditions to the obligations of any party.

  SECTION 5.3 Reasonable Efforts; Notification.

  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, subject to the appropriate approval of the shareholders of the Company and Parent, including (i) the making of all necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from Governmental Entities and other third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (iv) the using of all reasonable best efforts necessary to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby, (v) the using of all reasonable best efforts to fulfill all conditions applicable to Parent, Sub or the Company pursuant to this Agreement, and (vi) the using of all reasonable best efforts to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be.

  (b) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or any such representation or warranty that is not so qualified becoming untrue in any material respect or (ii) the material failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall (i) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or (ii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  SECTION 5.4 Stock Option Plans.

  (a) At the Effective Time, each outstanding Company Stock Option, whether vested or unvested, shall be assumed by Parent. Accordingly, each Company Stock Option shall be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Company Stock Option, the number, rounded down to the nearest whole integer, of full shares of Parent Common Stock the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option in full, including as to unvested shares, immediately prior to the Effective Time, at a price per share equal to (y) the exercise price per share for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (z) the Exchange Ratio, with such exercise price per share rounded up to the nearest whole cent.

  (b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Stock Option a document evidencing the foregoing assumption of such Company Stock Option by Parent.

  (c) As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form), or another appropriate form with respect to the shares of Parent Common Stock subject to such Company Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer the Company Stock Option Plans assumed pursuant to this
Section 5.4 in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act.

  (d) The Company agrees that it shall terminate the Company Purchase Plan by having its Board of Directors amend the Company Purchase Plan as necessary (i) to provide that the shares of the Company Common Stock to be purchased under the Company Purchase Plan shall be purchased under the Company Purchase Plan on a new "Exercise Date" (as such term is defined in the Company Purchase
Plan) set by the Board of Directors, which Exercise Date shall be on the last trading day immediately prior to the Effective Time, or such earlier time as the Board shall specify, (ii) to provide that any such shares purchased under the Company Purchase Plan shall be automatically converted on the same basis as all other shares of the Company Common Stock (other than shares canceled pursuant to Section 2.1(b)), except that such shares shall be converted automatically into shares of Parent Common Stock without issuance of certificates representing issued and outstanding shares of the Company Common Stock to Company Purchase Plan participants, and (iii) to provide that immediately following such purchase of shares of the Company Common Stock, the Company Purchase Plan shall terminate.

  SECTION 5.5 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. All of such taxes and expenses shall be borne equally by Parent and the Company.

  SECTION 5.6 Indemnification and Insurance.

  (a) Upon the Effective Time, Parent shall assume all of the obligations of the Company under the Company's existing indemnification agreements with each of the directors and officers of the Company as such agreements relate to the indemnification of such person for expenses and liabilities arising from facts or events which occurred on or before the Effective Time or relating to the Merger or transactions contemplated by this Agreement.

  (b) The articles of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability substantially identical to those set forth in the Company's articles of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company unless such modification is required by law.

  (c) The Surviving Corporation or, at Parent's discretion, Parent shall maintain in effect for three years from the Effective Time policies of directors' and officers' liability insurance for the benefit of the individuals who at the Effective Time were directors or officers of the Company containing terms and conditions which are not materially less advantageous than those policies maintained by the Company at the date hereof, with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under the current policies of directors' and officers' liability insurance; provided that (i) in lieu of the purchase of such insurance by the Surviving Corporation or Parent, the Company, with Parent's written consent, may purchase a three-year extended reporting period endorsement ("reporting tail coverage") under its existing Directors' and Officers' liability insurance coverage and (ii) the Surviving Corporation and Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 175% of the annual premium payments paid as of the date hereof by the Company for such insurance if the Surviving Corporation and Parent shall provide the maximum coverage available at 175% of such premiums.

  (d) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

  SECTION 5.7 Letters of Accountants.

  (a) The Company shall use its reasonable efforts to cause to be delivered to Parent "comfort" letters of Deloitte & Touche LLP, the Company's independent public accountants, dated and delivered on the date on which the Form F-4 shall become effective and dated the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

  (b) Parent shall use its reasonable efforts to cause to be delivered to the Company "comfort" letters of KPMG Peat Marwick LLP, Parent's independent public accountants, dated and delivered on the date on which the Form F-4 shall become effective and dated the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

  SECTION 5.8 Fees and Expenses. Except as provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses, other than attorneys' and accountants' fees and expenses, incurred in connection with printing the Proxy Statement and Form F-4, as well as the filing fee relating to the Proxy Statement and Form F-4 paid to the SEC, will be shared equally by Parent and the Company.

  SECTION 5.9 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form attached hereto as Exhibit 5.9.

  SECTION 5.10 Affiliates; Accounting and Tax Treatment.

  (a) The Company and Parent shall each (i) within five days after the date of this Agreement, deliver to each other a letter identifying all persons who may be deemed affiliates of the Company or Parent, as the case may be, under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment and (ii) no later than five days after the date of this Agreement, obtain (if not previously obtained) from each such affiliate a written agreement substantially in the form of Exhibit 5.10A hereto with respect to the Company and Exhibit 5.10B hereto with respect to Parent. The Company and Parent each shall obtain such a written agreement as soon as practicable from any person who may be deemed to have become an affiliate of the Company or Parent, as the case may be, after the delivery of the letters referred to in clause (i) above and prior to the Effective Time.

  (b) Each party hereto shall use its best efforts to (i) cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, for pooling-of-interests accounting treatment and as a reorganization under the provisions of Section 368(a) of the Code and (ii) obtain the letters from the accountants referred to in Sections 6.2(e) and 6.3(d) and the opinions of counsel referred to in Sections 6.2(d) and 6.3(c).

  (c) Each party hereto shall (i) use its best efforts to secure the waiver of any rights to redeem for cash options or warrants of the Company by each holder thereof and (ii) take such other actions as are necessary to cure any facts or circumstances that could prevent the Merger from qualifying for pooling-of-interests accounting treatment.

  (d) Parent shall publish results covering at least 30 days of combined operations of the Company and Parent within 45 calendar days of the end of Parent's fiscal quarter ending immediately following the Effective Time that includes such 30 days of combined operations; provided, however, if such fiscal quarter is Parent's fourth fiscal quarter, then Parent shall publish such results within 90 calendar days of the end of Parent's fiscal year.

  SECTION 5.11 Repayment of Affiliate Receivables. At or prior to the Closing Date, the Company agrees that it will use its best efforts to cause to be paid in full (with accrued and unpaid interest) all amounts owing to the Company and its subsidiaries by any shareholder, officer or director or affiliate of the Company or any of its subsidiaries.

  SECTION 5.12 Benefit Plans Generally. Except for the Company Purchase Plan which shall terminate at the Effective Time, Parent agrees to honor in accordance with their terms, all employment, severance and similar agreements to which the Company is a party and which are listed on the Company Disclosure Schedule and all accrued benefits that are vested as of the Effective Time under any Company benefit program. Except for the Company Purchase Plan which shall terminate at the Effective Time, Parent agrees to provide employees of the Company with credit for all service with the Company for purposes of vesting and eligibility under any employee benefit plan, program or arrangement of Parent or its affiliates. To the extent not otherwise specified in this Agreement, Parent agrees that Company employees who continue to be employed by the Surviving Corporation after the Effective Time may continue to participate in their current Company sponsored employee benefit programs through six months following the Effective Time, except for the Company Purchase Plan which shall terminate at the Effective Time. Subsequently to such date, Company employees shall participate in Parent employee benefit programs or comparable programs under substantially the same terms and conditions as all other Parent employees. To the extent not otherwise specified in this Agreement, all Company employee benefit programs will cease no earlier than six months following the Effective Time, at a time to be determined by Parent in its discretion.

  SECTION 5.13 Takeover Statutes. If any "takeover" statute shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company, subject to fiduciary duties, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such takeover statute on the transactions contemplated hereby.

  SECTION 5.14 Nasdaq National Marketing Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock issuable to the shareholders of the Company in the Merger, and those required to be reserved for issuance in connection with the Merger, to be listed for trading on The Nasdaq National Market.

  SECTION 5.15 Board of Directors of Parent. The Board of Directors of Parent will take all actions necessary to cause the Board of Directors of Parent, immediately after the Effective Time, to consist of ten persons, seven of whom shall have served on the Board of Directors of Parent immediately prior to the Effective Time, and three of whom shall have served on the Board of Directors of the Company immediately prior to the Effective Time (one of whom will be George Smith who will serve as a Class I director of Parent, one of whom will be James Meyer who will serve as a Class II director of Parent and one of whom will be Ajit Dalvi who will serve as a Class III director of Parent). If, prior to the Effective Time, any of the Parent or the Company designees shall decline or be unable to serve as a director, Parent (if such person was designated by Parent) or the Company (if such person was designated by the Company) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

  SECTION 5.16 Tax Matters.

  (a) Reporting Requirements. Following the Merger, Parent agrees to cause the Company to timely comply with the reporting requirements of Treasury Regulation Section 1.367(a)-3T(c)(4).

  (b) Notification. Parent agrees to inform those shareholders of the Company who file gain recognition agreements pursuant to Treasury Regulation Sections 1.367(a)-3T(c)(3) and 1.367(a)-3T(g) in relation to the Merger and continue to hold Parent shares of any disposition of stock, securities, or assets that would require the recognition of gain under such agreements.

  SECTION 5.17 Certificates and Other Deliveries.

  (a) On or prior to the Closing Date, the Company shall have delivered, or caused to be delivered, to Parent (i) a certificate of good standing from the Secretary of State of California and of comparable authority in other jurisdictions in which the Company and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors and shareholders of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of the Company, and (iii) a true and complete copy of the articles of incorporation or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the Bylaws or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of the Company and its subsidiaries, as applicable.

  (b) On or prior to the Closing Date, Parent shall have delivered to the Company (i) the equivalent of a good standing certificate from the British Virgin Islands (to the extent the equivalent is available) stating that Parent is a validly existing corporation together with a certificate of good standing from the Secretary of State of California stating that Sub is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors of each of Parent and Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the shareholders of Parent approving the issuance of the Parent Common Stock pursuant to the Merger, each certified by the Secretary or the Assistant Secretary of the Company; (iii) a true, complete and certified copy of the memorandum of association, as amended, of Parent and a true, complete and certified copy of the articles of incorporation of Sub; and (iv) a true and complete copy of the articles of association, as amended, of Parent, and a true and complete copy of the bylaws, as amended, of Sub, each certified by the Secretary or Assistant Secretary of Parent and Sub, as applicable.

  SECTION 5.18 Pending Litigation. Each of the parties covenants and agrees that all activity (except as contemplated by this Section 5.18) with respect to the pending litigation between and among the parties and their respective affiliates (the "Subject Litigation") shall cease until the earlier of (i) the termination of this Agreement pursuant to Section 7.1 hereof, and (ii) the Effective Time. Each of the parties hereto agrees to take promptly any and all action required and to file appropriate documents with each court (the "Relevant Courts") in which the Subject Litigation is pending to inform the court of this Section 5.18 and to request the stay of the Subject Litigation. Upon any termination of this Agreement pursuant to Sections 7.1, the stay implemented in connection with the Subject Litigation pursuant to this Section
5.18 shall be deemed automatically lifted and each of the parties hereto agrees to take promptly any and all actions required and to file appropriate documents with the Relevant Courts to lift the stay. The parties shall immediately and expeditiously as possible, following the execution of this Agreement, take all necessary steps to execute and file with the Relevant Courts the documents contemplated by this Section 5.18.

                                  ARTICLE VI

                             CONDITIONS PRECEDENT

  SECTION 6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Shareholder Approvals. The Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

    (b) Nasdaq National Market Listing. The shares of Parent Common Stock issuable to the Company's shareholders and option and warrant holders pursuant to this Agreement shall have been approved for inclusion on The Nasdaq National Market, subject to official notice of issuance.

    (c) No Injunctions or Restraints. No litigation or proceeding brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. For the purposes of this Agreement, litigation shall be deemed to be "threatened" by the Federal Trade Commission or Department of Justice only if the Federal Trade Commission or the Department of Justice, as the case may be, shall have publicly announced or shall have advised Parent, Sub or the Company that it has authorized its staff to commence proceedings in federal court seeking injunctive relief against, or to commence administrative proceedings challenging, the transactions contemplated by this Agreement.

    (d) Form F-4. The Form F-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

    (e) HSR Act. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

    (f) Approvals. Other than the filing of merger documents in accordance with the CCC, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Parent, Sub and the Company prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities, except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on the Company, the Surviving Corporation or Parent.

    (g) Tax Opinions. Parent and the Company shall have each received the opinions of their respective counsel, O'Melveny & Myers LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated the date of the Proxy Statement, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
  Section 368(a) of the Code, which opinions shall not have been withdrawn or modified in any material respect. The issuance of such opinions shall be conditioned on the receipt of such customary representation letters from Parent, Sub, the Company and certain shareholders of Parent and the Company.

    (h) Pooling of Interests Accounting Treatment. Parent and the Company shall have received from KPMG Peat Marwick LLP, as independent auditors of Parent, and Deloitte & Touche LLP, as independent auditors of the Company, on the Closing Date, letters, dated as of such date, in form and substance reasonably acceptable to Parent and the Company regarding the appropriateness of pooling-of-interests accounting treatment for the Merger by Parent for purposes of its consolidated financial statements under generally accepted accounting principles and applicable SEC rules an regulations. No action shall have been taken by any Governmental Entity or any statute, rule, regulation or order enacted, promulgated or issued by any Government Entity, or any proposal made for any such action by any Governmental Entity which is reasonably likely to be put into effect that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

  SECTION 6.2 Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the following conditions, unless waived in writing by Parent:

    (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except, in all such cases, where the failure to be so true and correct would not have a material adverse effect on the Company. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

    (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

    (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit agreements, notes, mortgages, indentures, leases, or other agreements or instruments to which it or any of its subsidiaries is a party, except those for which failure to obtain such consents and approvals would not have a material adverse effect on the Surviving Corporation or Parent after the Effective Time.

    (d) No Material Adverse Change. From and including the date hereof, there shall not have occurred any event which has had a material adverse effect on the Company; provided, however, that neither (i) changes or fluctuations in the price of the Company Common Stock on The Nasdaq National Market, nor
  (ii) any developments in pending litigation between the parties and their respective affiliates, nor (iii) the failure of the Company to execute a definitive settlement agreement with Scientific Atlanta, Inc. regarding the receipt by the Company of the outstanding arbitration award, settlement of pending litigation between the two companies, the terms of a multi-year license of the Company's technology to Scientific Atlanta, Inc. and related matters, shall be deemed to have a material adverse effect on the Company.

  SECTION 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions, unless waived in writing by the Company:

    (a) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except, in all such cases, where the failure to be so true and correct would not have a material adverse effect on Parent and its subsidiaries taken as a whole. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

    (b) Agreements and Covenants. Each of Sub and Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

    (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit agreements, notes, mortgages, indentures, leases, or other agreements or instruments to which it or any of its subsidiaries is a party, except those for which failure to obtain such consents and approvals would not have a material adverse effect on the Surviving Corporation or Parent after the Effective Time.

    (d) No Material Adverse Change. From and including the date hereof, there shall not have occurred any event which has had a material adverse effect on Parent and its subsidiaries taken as a whole; provided, however, that neither (i) changes or fluctuations in the price of the Parent Common Stock on The Nasdaq National Market, nor (ii) any developments in pending litigation between the parties and their respective affiliates shall be deemed to have a material adverse effect on Parent and its subsidiaries taken as a whole.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company or of Parent:

    (a) by mutual written consent of Parent and the Company, if the Board of Directors of each so determines by the affirmative vote of a majority of the members of its entire Board of Directors; or

    (b) by either Parent or the Company, if the Merger shall not have occurred by June 30, 1997, provided that if the Merger shall not have been consummated due to the waiting period (or any extension thereof) under the HSR Act not having expired or been terminated, or due to an action having been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to August 31, 1997 (whichever date is operative being the "Reference Date"), and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before the Reference Date and such action or failure to act constitutes a breach of this Agreement; or

    (c) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by the Reference Date; provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(c); or

    (d) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the Reference Date; provided that, in any case a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(d); or

    (e) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or

    (f) by either Parent or the Company if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company's shareholders or at any adjournment or postponement thereof, provided that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain shareholder approval of the Company's shareholders shall have been caused by the action or failure to act of the Company in breach of this Agreement; or

    (g) by either Parent or the Company if any approval of the Parent's Shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Parent's Shareholders or at any adjournment or postponement thereof, provided that the right to terminate this Agreement under this Section 7.1(g) shall not be available to Parent where the failure to obtain the approval of the Parent's Shareholders shall have been caused by the action or failure to act of Parent in breach of this Agreement; or

    (h) by either Parent or the Company if, prior to the consummation of the Merger, the Company shall have accepted or recommended to the shareholders of the Company a Company Superior Proposal; or

    (i) by either Parent or the Company if, prior to the consummation of the Merger, Parent shall have accepted or recommended to the shareholders of Parent a Parent Superior Proposal; or

    (j) by Parent if the Board of Directors of the Company fails to recommend or withdraws or modifies adversely its recommendation of the Merger or the Company fails to comply with its obligations under Section 5.1 following a Company Takeover Proposal; or

    (k) by the Company if the Board of Directors of Parent fails to recommend or withdraws or modifies adversely its recommendation of the Merger or Parent fails to comply with its obligations under Section 5.1 following a Parent Takeover Proposal; or

    (l) by Parent or the Company, if following a Company Takeover Proposal, any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by the Reference Date or by reason of the failure to obtain the required vote at a duly held meeting of the Company's shareholders or at any adjournment or postponement thereof; or

    (m) by Parent or the Company, if following a Parent Takeover Proposal, any approval of the shareholders of Parent required for the consummation of the Merger shall not have been obtained by the Reference Date or by reason of the failure to obtain the required vote at a duly held meeting of Parent's Shareholders or at any adjournment or postponement thereof.

  SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except (i) as set forth in Section 3.1(n),
Section 3.2(k), Section 5.8, this Section 7.2, Section 7.5 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful and material breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

  SECTION 7.3 Amendment. This Agreement may be amended prior to the Effective Time by the parties at any time before or after approval hereof by the shareholders of the Company and Parent; provided, however, that after such shareholder approval there shall not be made any amendment that by law requires further approval by the shareholders of the Company or Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

  SECTION 7.5 Termination Fee.

  (a) Upon any termination of this Agreement pursuant to Section 7.1(h), (j) or (l) or upon the failure of any of the Company Significant Shareholders to vote in favor of the Merger at a duly held meeting of the Company's shareholders or at any adjournment or postponement thereof and, in connection with such vote, the Merger is not approved by the shareholders of the Company, the Company, upon written notice from Parent at any time of Parent's election to receive a termination fee equal to $15 million (the "Company Termination Fee") in lieu of Parent exercising the Company Stock Option (the "Company Termination Fee Notice"), shall immediately pay to Parent the Company Termination Fee. Following any termination of this Agreement pursuant to
Section 7.1(h), (j) or (l), the Company shall give Parent at least 30 days' (and not more than 45 days') prior written notice of the closing date of any Company Takeover Proposal, and Parent, if it elects to receive the Company Termination Fee upon such closing, shall give written notice to the Company (the "Company Payment Notice") at least five days' prior to such closing (which notice shall be effective only upon such closing), and the Company shall pay the Company Termination Fee upon such closing. If Parent has not delivered the Company Payment Notice within such time frame, then upon (and only upon) the closing of the Company Takeover Proposal, Parent's right to receive the Company Termination Fee shall terminate.

  (b) Upon any termination of this Agreement pursuant to Section 7.1(i), (k) or (m) or upon the failure of the Parent Significant Shareholder to vote in favor of the Merger at a duly held meeting of Parent's shareholders or at any adjournment or postponement thereof and, in connection with such vote, the Merger is not approved by the shareholders of Parent, Parent, upon written notice from the Company at any time of the Company's election to receive a termination fee equal to $15 million (the "Parent Termination Fee") in lieu of the Company exercising the Parent Stock Option (the "Parent Termination Fee Notice"), shall immediately pay to the Company the Parent Termination Fee. Following any termination of this Agreement pursuant to Section 7.1(i), (k) or
(m), Parent shall give the Company at least 30 days' (and not more than 45 days') prior written notice of the closing date of any Parent Takeover Proposal, and the Company, if it elects to receive the Parent Termination Fee upon such closing, shall give written notice to Parent (the "Parent Payment Notice") at least five days' prior to such closing (which notice shall be effective only upon such closing), and Parent shall pay the Parent Termination Fee upon such closing. If the Company has not delivered the Parent Payment Notice within such time frame, then upon (and only upon) the closing of the Parent Takeover Proposal, the Company's right to receive the Parent Termination Fee shall terminate.

  (c) Payment of the fees described in Sections 7.5(a) and (b) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

  SECTION 7.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors, acting by the affirmative vote of a majority of the members of the entire Board of Directors.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

  SECTION 8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger shall survive the Merger.

  SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Parent or Sub, to

    Gemstar International Group Limited
    135 North Los Robles Avenue, Suite 800
    Pasadena, California 91101
    Facsimile: (818) 792-4051
    Attention: Larry Goldberg, Esq.

    with a copy to:

    O'Melveny & Myers LLP
    Suite 1700
    610 Newport Center Drive
    Newport Beach, CA 92660
    Facsimile: (714) 669-6994
    Attention: David A. Krinsky, Esq.

  (b) if to the Company, to

    StarSight Telecast, Inc.
    39650 Liberty Street
    Fremont, California 94538
    Facsimile: (510) 657-5022
    Attention: Larry W. Wangberg

    with a copy to:

    Wilson Sonsini Goodrich & Rosati
    650 Page Mill Road
    Palo Alto, California 94304
    Facsimile: (415) 493-6811
    Attention: Robert P. Latta, Esq.

  SECTION 8.3 Definitions. For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company, the Surviving Corporation or Parent, any change, event or effect (or any development that insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, assets, prospects, financial condition or results of operations of such party and its subsidiaries taken as a whole;

    (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

    (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interest of which) is owned directly or indirectly by such first person.

  SECTION 8.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties whether by mail, overnight courier, personal delivery or facsimile, it being understood that all parties need not sign the same counterpart.

  SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement (and the other exhibits hereto), the Confidentiality Agreement and the other documents referenced herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Article II and Sections 5.4, 5.6 and 5.12, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

  SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  SECTION 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in California State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any California State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that process may be served upon it in any manner authorized by the laws of the State of California, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement in any court other than a federal or State court sitting in the State of California.

  SECTION 8.10 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any such jurisdiction to be invalid, prohibited or unenforceable for any reason, such provisions, as to such jurisdictions, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

 Attest:                                     "Parent"

                                             GEMSTAR INTERNATIONAL GROUP LIMITED, a Brit-
                                             ish Virgin Islands corporation

 By:/s/ LARRY GOLDBERG                       By: /s/ HENRY C. YUEN
    ---------------------------------------- ---------------------------------------------
    Name: Larry Goldberg                     Name: Henry C. Yuen
    Title: Secretary                         Title: President and Chief Executive Officer

 Attest:                                     "SUB"

                                             G/S ACQUISITION SUBSIDIARY,
                                             a California corporation

 By:/s/ LARRY GOLDBERG                       By: /s/ HENRY C. YUEN
    ---------------------------------------- ---------------------------------------------
    Name: Larry Goldberg                     Name: Henry C. Yuen
    Title: Secretary                         Title: President and Chief Executive Officer

 Attest:                                     "Company"

                                             STARSIGHT TELECAST, INC.,
                                             a California corporation

 By:/s/ MARTIN HENKEL                        By: /s/ LARRY W. WANGBERG
    ---------------------------------------- ---------------------------------------------
    Name: Martin W. Henkel                   Name: Larry W. Wangberg
    Title: Secretary                         Title: Chairman of the Board and
                                             Chief Executive Officer

                                  APPENDIX B

December 22, 1996

Confidential

The Board of Directors
Gemstar International Group Limited
135 N. Los Robles Avenue
Suite 870
Pasadena, CA 91101

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Gemstar International Group Limited ("Gemstar" or the "Company") of the consideration to be paid by the Company in connection with the proposed acquisition by Gemstar of the common stock of StarSight Telecast, Inc. ("StarSight") (the "Proposed Transaction") under the terms of the Agreement and Plan of Merger, dated as of December 23, 1996, among Gemstar, G/S Acquisition Subsidiary and StarSight and the related Exhibits and Schedules thereto (the "Agreement"). The Agreement provides, among other things, that at the Effective Time (as defined in the Agreement) each share of common stock of StarSight shall be converted into the right to receive 0.6062 shares of Gemstar ordinary shares (the "Gemstar Common Stock"). For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under Section 368 of the United States Internal Revenue Code and shall be accounted for as a pooling-of-interests.

Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Gemstar in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

In the past, we have provided investment banking and other financial advisory services to Gemstar and have received fees for rendering these services. Hambrecht & Quist acted as a managing underwriter in the Company's initial public offering in 1995 and its underwritten public offering in 1996. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Gemstar and receives customary compensation in connection therewith, and also provides research coverage for Gemstar. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Gemstar for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Gemstar.

In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

(i) reviewed the publicly available consolidated financial statements of Gemstar for recent years and interim periods to date and certain other relevant financial and operating data of Gemstar made available to us from published sources and from the internal records of Gemstar;

(ii) reviewed certain internal financial and operating information relating to Gemstar provided by the management of Gemstar;

(iii) discussed the business, financial condition and prospects of Gemstar with certain of its officers;

(iv) reviewed the publicly available financial statements of StarSight for recent years and interim periods to date and certain other relevant financial and operating data of StarSight made available to us from published sources and from the internal records of StarSight;

(v) reviewed certain internal financial and operating information, including certain projections, relating to StarSight prepared by StarSight's financial adviser based upon information provided by the management of StarSight;

(vi) discussed the business, financial condition and prospects of StarSight with certain of its officers;

(vii) reviewed the recent reported prices and trading activity for the common stocks of Gemstar and StarSight and compared such information and certain financial information for Gemstar and StarSight with similar information for certain other companies engaged in businesses we consider comparable;

(viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

(ix) reviewed the Agreement;

(x) discussed the accounting treatment of the Proposed Transaction with Gemstar and Gemstar's accountants; and

(xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Gemstar or StarSight considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not undertaken any independent valuation or appraisal of any of the assets or liabilities of Gemstar or StarSight, nor have we conducted a physical inspection of the properties and facilities of either company. Furthermore, with your permission, we have not prepared or obtained any evaluation or appraisal of any potential or pending litigation that may involve the Company or StarSight, including StarSight Telecast, Inc, v. Gemstar Development Corporation and Michael R. Levine, filed October 15, 1993. For purposes of this Opinion, we have assumed that neither Gemstar nor StarSight is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction, certain potential strategic partnerships disclosed to us, and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Gemstar Common Stock will trade subsequent to the Effective Date (as defined in the Agreement).

It is understood that this letter is for the information of the Board of Directors in connection with their evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement relating to the Proposed Transaction. This letter does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Proposed Transaction.

Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be paid by Gemstar in the Proposed Transaction is fair to Gemstar from a financial point of view. We express no opinion as to the fairness of the Proposed Transaction from a financial point of view to StarSight or any of its affiliates.

Very truly yours,


Hambrecht & Quist LLC

  /s/ DAVID G. GOLDEN
By___________________________________
David G. Golden
Managing Director

                                  APPENDIX C

                               December 23, 1996

The Board of Directors
StarSight Telecast, Inc.
39650 Liberty Street
Fremont, CA 94538

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of StarSight Telecast, Inc., a California corporation ("StarSight"), of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 23, 1996 (the "Merger Agreement"), by and among Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar"), G/S Acquisition Subsidiary, a California corporation and a direct wholly owned subsidiary of Gemstar ("Acquisition"), and StarSight. As more fully described in the Agreement, (i) Acquisition will be merged with and into StarSight (the "Merger") and (ii) each outstanding share of the common stock, no par value, of StarSight (the "StarSight Common Stock") will be converted into the right to receive 0.6062 (the "Exchange Ratio") ordinary shares, $.01 par value per share, of Gemstar (the "Gemstar Ordinary Shares").

  In arriving at our opinion, we reviewed the Merger Agreement, and held discussions with certain senior officers, directors and other representatives and advisors of StarSight and certain senior officers and other representatives and advisors of Gemstar concerning the businesses, operations and prospects of StarSight and Gemstar. We examined certain publicly available business and financial information relating to StarSight and Gemstar as well as certain financial forecasts and other information and data for StarSight and Gemstar which were provided to or otherwise discussed with us by the respective managements of StarSight and Gemstar, including information relating to certain strategic implications and operational benefits and synergies anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of StarSight Common Stock and Gemstar Ordinary Shares; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of StarSight and Gemstar. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of StarSight and Gemstar. We also evaluated the potential pro forma financial impact of the Merger on Gemstar. In connection with our engagement, we were requested to approach and held discussions with certain third parties to solicit indications of interest in a possible acquisition of StarSight. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

  In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with us, we have been advised by the managements of StarSight and Gemstar that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of StarSight and Gemstar and the strategic implications and operational benefits anticipated to result from the Merger. We have also relied upon, without independent verification, StarSight management's assessment of the validity of, and risks associated with, the products and technology of StarSight and Gemstar. We have assumed, with your consent, that the Merger will be treated as a pooling of interest in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of StarSight and Gemstar. We are not expressing any opinion as to what the value of the Gemstar Ordinary Shares actually will be when issued to StarSight stockholders pursuant to the Merger or the price at which the Gemstar Ordinary Shares will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of StarSight or Gemstar nor have we made any physical inspection of the properties or assets of StarSight or Gemstar. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

  Smith Barney has been engaged to render financial advisory services to StarSight in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of StarSight and Gemstar for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided certain investment banking services to StarSight unrelated to the proposed Merger, for which services we have received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with StarSight and Gemstar.

  Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of StarSight in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided, that our opinion may be included in its entirety in the Proxy Statement/Prospectus relating to the Merger.

  Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are in the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of StarSight Common Stock.

                                       Very truly yours,

                                       /s/ SMITH BARNEY INC.
                                       ---------------------------------------
                                       SMITH BARNEY INC.

                                  APPENDIX D

                   COMPANY SIGNIFICANT SHAREHOLDER AGREEMENT

                                                              December 23, 1996

Gemstar International Group Limited
135 North Los Robles Avenue, Suite 800
Pasadena, California 91101

      Re Agreement of Principal Shareholders Concerning Transfer and
         Voting of Shares of StarSight Telecast, Inc.

  We understand that Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar"), and StarSight Telecast, Inc., a California corporation (the "Company"), of which the undersigned are principal shareholders, are prepared to enter into an agreement for the merger (the "Merger") of G/S Acquisition Subsidiary, a California corporation ("Sub"), into the Company, but that Gemstar has conditioned its willingness to proceed with such agreement (the "Merger Agreement") upon Gemstar's receipt from us of assurances satisfactory to Gemstar of our support of and commitment to the Merger. We are familiar with the Merger Agreement and the terms and conditions of the Merger. In order to evidence such commitment and to induce Gemstar to enter into the Merger Agreement, we hereby represent and warrant to Gemstar and agree with Gemstar as follows:

  1. Voting. We will vote or cause to be voted all shares of capital stock of the Company owned of record or beneficially owned or held in any capacity by any of us or under any of our control in favor of the Merger and other transactions provided for in or contemplated by the Merger Agreement and against any inconsistent proposals or transactions.

  2. Ownership. As of the date hereof, our only ownership of, or interest in, equity securities or convertible debt securities of the Company consists solely of the interests described in Schedule 1 hereto (collectively, the "Shares").

  3. Restriction on Transfer. During the period from the date of this Merger Agreement and continuing until the earlier of the termination of this Merger Agreement pursuant to its terms or the effective time of the Merger, we will not sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein or agree to sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein, without your express written consent. In addition, we hereby agree to execute and deliver to you the affiliate letters contemplated by Section 5.10 of the Merger Agreement in the form of Exhibit 5.10A to the Merger Agreement.

  4. Termination. This letter agreement and our obligations hereunder will terminate on June 30, 1997 unless the Merger Agreement is extended in accordance with its terms, in which event this letter agreement and our obligations will terminate on such extended date. Notwithstanding the foregoing, if the Merger Agreement were to be terminated earlier in accordance with its terms, this letter agreement and our obligations hereunder will also terminate concurrently with the termination of the Merger Agreement.

  5. Effective Date; Succession; Remedies. Upon your acceptance and execution of the Agreement, this letter agreement shall mutually bind and benefit you and us, any of our heirs, successors and assigns and any of your successors. You will not assign the benefit of this letter agreement other than to a wholly owned subsidiary. We agree that in light of the inadequacy of damages as a remedy, specific performances shall be available to you, in addition to any other remedies you may have for the violation of this letter agreement.

  6. Nature of Holdings; Shares. All references herein to our holdings of the Shares shall be deemed to include Shares held or controlled by any of us, individually, jointly (as community property or otherwise), or in any other capacity, and shall extend to any securities issued to any of us in respect of the Shares.

                                          Very truly yours,

                                          THOMSON MULTIMEDIA S.A.

                                                  /s/ James E. Meyer
                                          By: _________________________________
                                             Title: Executive Vice President

ACCEPTED:

GEMSTAR INTERNATIONAL GROUP, LTD.

         /s/ Larry Goldberg
By: _________________________________
  Title: Secretary

STARSIGHT TELECAST, INC.

        /s/ Larry W. Wangberg
By: _________________________________
  Title: Chairman & CEO

  6. Nature of Holdings; Shares. All references herein to our holdings of the Shares shall be deemed to include Shares held or controlled by any of us, individually, jointly (as community property or otherwise), or in any other capacity, and shall extend to any securities issued to any of us in respect of the Shares.

                                          Very truly yours,

                                          PVI TRANSMISSION INC.

                                                  /s/ Edward Schor
                                          By: _________________________________
                                             Title: Vice President

ACCEPTED:

GEMSTAR INTERNATIONAL GROUP, LTD.

         /s/ Larry Goldberg
By: _________________________________
  Title: Secretary

STARSIGHT TELECAST, INC.

        /s/ Larry W. Wangberg
By: _________________________________
  Title: Chief Executive Officer

  6. Nature of Holdings; Shares. All references herein to our holdings of the Shares shall be deemed to include Shares held or controlled by any of us, individually, jointly (as community property or otherwise), or in any other capacity, and shall extend to any securities issued to any of us in respect of the Shares.

                                          Very truly yours,

                                          TRIBUNE COMPANY

                                                    /s/ Donn Davis
                                          By: _________________________________
                                             Title: President

ACCEPTED:

GEMSTAR INTERNATIONAL GROUP, LTD.

         /s/ Larry Goldberg
By: _________________________________
  Title: Secretary

STARSIGHT TELECAST, INC.

        /s/ Larry W. Wangberg
By: _________________________________
  Title: Chief Executive Officer

  6. Nature of Holdings; Shares. All references herein to our holdings of the Shares shall be deemed to include Shares held or controlled by any of us, individually, jointly (as community property or otherwise), or in any other capacity, and shall extend to any securities issued to any of us in respect of the Shares.

                                          Very truly yours,

                                          SPELLING ENTERTAINMENT, INC.

                                                 /s/ William P. Clark
                                          By: _________________________________
                                             Title: CFO

ACCEPTED:

GEMSTAR INTERNATIONAL GROUP, LTD.

        /s/ Larry Goldberg
By: _________________________________
  Title: Secretary

STARSIGHT TELECAST, INC.

        /s/ Larry W. Wangberg
By: _________________________________
  Title: Chief Executive Officer

  6. Nature of Holdings; Shares. All references herein to our holdings of the Shares shall be deemed to include Shares held or controlled by any of us, individually, jointly (as community property or otherwise), or in any other capacity, and shall extend to any securities issued to any of us in respect of the Shares.

                                          Very truly yours,

                                          COX COMMUNICATIONS, INC.

                                                    /s/ Ajit Dalvi
                                          By: _________________________________
                                             Title: Sr. V. P.

ACCEPTED:

GEMSTAR INTERNATIONAL GROUP, LTD.

        /s/ Larry Goldberg
By: _________________________________
  Title: Secretary

STARSIGHT TELECAST, INC.

       /s/ Larry W. Wangberg
By: _________________________________
  Title: Chief Executive Officer

  6. Nature of Holdings; Shares. All references herein to our holdings of the Shares shall be deemed to include Shares held or controlled by any of us, individually, jointly (as community property or otherwise), or in any other capacity, and shall extend to any securities issued to any of us in respect of the Shares.

                                          Very truly yours,

                                          PROVIDENCE JOURNAL COMPANY

                                                  /s/ Jack C. Clifford
                                          By: _________________________________
                                             Title: Executive V. P.

ACCEPTED:

GEMSTAR INTERNATIONAL GROUP, LTD.

         /s/ Larry Goldberg
By: _________________________________
  Title: Secretary

STARSIGHT TELECAST, INC.

        /s/ Larry W. Wangberg
By: _________________________________
  Title: Chief Executive Officer

                                   SCHEDULE 1

                                                                     SHARES OF
                                                                    COMMON STOCK
  BENEFICIAL OWNER                                                     OWNED
  ----------------                                                  ------------
PVI Transmission Inc. .............................................  4,475,814
THOMSON Multimedia S.A. ...........................................  3,333,333
Cox Communications, Inc............................................  2,166,647
Spelling Entertainment, Inc. ......................................  1,124,176
Tribune Company....................................................  1,122,518
Providence Journal Company.........................................    791,897

                                  APPENDIX E

                   PARENT SIGNIFICANT SHAREHOLDER AGREEMENT

                                                              December 23, 1996

StarSight Telecast, Inc.
39650 Liberty Street
Fremont, California 94538

    Re Agreement of Principal Shareholders Concerning Transfer and Voting of Shares of Gemstar International Group Limited

  We understand that StarSight Telecast, Inc., a California corporation ("STARSIGHT"), and Gemstar International Group Limited, a British Virgin Islands corporation ("GEMSTAR"), of which the undersigned are principal shareholders, are prepared to enter into an agreement for the merger (the "MERGER") of G/S Acquisition Subsidiary, a California corporation ("SUB"), into StarSight, but that StarSight has conditioned its willingness to proceed with such agreement (the "MERGER AGREEMENT") upon its receipt from us of assurances satisfactory to StarSight of our support of and commitment to the Merger. We are familiar with the Merger Agreement and the terms and conditions of the Merger. In order to evidence such commitment and to induce StarSight to enter into the Merger Agreement, we hereby represent and warrant to StarSight and agree with StarSight as follows:

  1. Voting. We will vote or cause to be voted all shares of capital stock of Gemstar owned of record or beneficially owned or held in any capacity by any of us or under any of our control in favor of the Merger and other transactions provided for in or contemplated by the Merger Agreement and against any inconsistent proposals or transactions.

  2. Ownership. As of the date hereof, our only ownership of, or interest in, equity securities or convertible debt securities of Gemstar consists solely of the interests described in Schedule 1 hereto (collectively, the "Shares").

  3. Restriction on Transfer. During the period from the date of this Merger Agreement and continuing until the earlier of the termination of this Merger Agreement pursuant to its terms or the effective time of the Merger, we will not sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein or agree to sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein, without your express written consent. In addition, we hereby agree to execute and deliver to you the affiliate letters contemplated by Section 5.10 of the Merger Agreement in the form of Exhibit 5.10B to the Merger Agreement.

  4. Termination. This letter agreement and our obligations hereunder will terminate on June 30, 1997 unless the Merger Agreement is extended in accordance with its terms, in which event this letter agreement and our obligations will terminate on such extended date. Notwithstanding the foregoing, if the Merger Agreement were to be terminated earlier in accordance with its terms, this letter agreement and our obligations hereunder will also terminate concurrently with the termination of the Merger Agreement.

  5. Effective Date; Succession; Remedies. Upon your acceptance and execution of the Agreement, this letter agreement shall mutually bind and benefit you and us, any of our heirs, successors and assigns and any of your successors. You will not assign the benefit of this letter agreement other than to a wholly owned subsidiary. We agree that in light of the inadequacy of damages as a remedy, specific performances shall be available to you, in addition to any other remedies you may have for the violation of this letter agreement.

  6. Nature of Holdings; Shares. All references herein to our holdings of the Shares shall be deemed to include Shares held or controlled by any of us, individually, jointly (as community property or otherwise), or in any other capacity, and shall extend to any securities issued to any of us in respect of the Shares.

                                       Very truly yours,

                                       Principal Shareholders

                                       DYNAMIC CORE HOLDINGS LIMITED

                                       By: /s/ THOMAS LAU
                                          -------------------------------------
                                       Name: Thomas Lau
                                       Title: Director

                                       /s/ HENRY YUEN
                                       ---------------------------------------
                                       HENRY YUEN

                                       CREATIVE ASSETS LIMITED

                                       By: /s/ WILSON CHO
                                       ---------------------------------------
                                       Name: Wilson Cho
                                       Title: Director

ACCEPTED:

STARSIGHT TELECAST, INC.

By: /s/ LARRY W. WANGBERG
-------------------------------------
Name: Larry W. Wangberg
Title: Chief Executive Officer

                                   SCHEDULE 1

                                                                      SHARES OF
                                                                       ORDINARY
                                                                        SHARES
BENEFICIAL OWNER                                                        OWNED
----------------                                                      ----------
Dynamic Core Holdings Limited........................................ 11,522,575
Henry Yuen...........................................................  3,061,990
Creative Assets Limited..............................................  2,177,157

  (Includes shares owned by Wilson Cho)

                           COMPANY OPTION AGREEMENT

  This COMPANY OPTION AGREEMENT (this "Agreement") is entered into as of December 23, 1996, by and between StarSight Telecast, Inc., a California corporation ("Issuer"), and Gemstar International Group Limited, a British Virgin Islands corporation ("Grantee").

                                  BACKGROUND

  8.11 Issuer, Grantee and a wholly-owned subsidiary of Grantee (the "Purchaser"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing for, among other things, the merger of Purchaser with and into Issuer.

  8.12 To induce Grantee and Purchaser to enter into the Merger Agreement, Issuer has agreed to grant this Option to Grantee.

                                   AGREEMENT

  In consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, Issuer and Grantee hereby agree as follows:

  1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase 5,276,034 shares (the "Option Shares") of Common Stock, no par value, of Issuer ("Issuer Common Stock") in the manner set forth below at a purchase price of $10.46 per Option Share (the "Purchase Price").

  2. EXERCISE OF OPTION.

  2.1. Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below) and prior to termination as set forth in Section 10.11.

  2.2 As used herein, a "Purchase Event" means any termination of the Merger Agreement pursuant to Section 7.1(h), (j) or (l) thereof.

  2.3 If Grantee wishes to exercise the Option at such time as the Option is exercisable, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if prior notification to or approval of any regulatory authority or shareholders of the Issuer is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same (and Issuer shall cooperate with Grantee in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) such approval has been obtained, and in either event, any requisite waiting period has passed.

  2.4 Notwithstanding Subsection 2.3, in no event shall any Closing Date be more than six months after the related Notice Date, and if the Closing Date shall not have occurred within six months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (i) Grantee receives official notice that an approval of any regulatory authority required for the purchase of Option Shares would not be issued or granted or (ii) a Closing Date shall not have occurred within six months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall nevertheless be entitled to exercise its right as set forth in Section 7 or to exercise the Option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 8. The provisions of this
Section 2 and Section 3 shall apply with appropriate adjustments to any such exercise.

  3. PAYMENT AND DELIVERY OF CERTIFICATES.

  3.1 On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date.

  3.2 At each Closing, simultaneously with the delivery of immediately available funds as provided in Subsection 3.1, Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and Grantee shall deliver to Issuer a letter making the representations set forth in Section 5.2 hereinbelow and agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law and shall represent and warrant that it and/or its advisors have sufficient knowledge and experience in business and financial matters to evaluate the Issuer, to evaluate the risk of an investment in the Option Shares, to make an informed investment decision with respect thereto, and to protect its interests in connection with its investment in the Option Shares without need for the additional information which would be required to be included in a more complete registration statement effective under the Securities Act. The Grantee shall further acknowledge and agree that it and/or its advisors have had an opportunity to ask questions of and to receive answers from officers and other representatives of the Issuer and to obtain additional information in writing to the extent that the Issuer possesses such information or could acquire it without unreasonable effort or expense; (i) relative to the Issuer and the Option Shares; and (ii) necessary to verify the accuracy of any information, documents, projections, and books and records furnished.

  3.3 Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER (I) THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR (II) ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

  4. REPRESENTATIONS AND WARRANTIES OF ISSUER. Except as set forth in the Company Disclosure Letter (as defined in the Merger Agreement), Issuer hereby represents and warrants to Grantee as follows:

  4.1 DUE AUTHORIZATION. Issuer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

  4.2 AUTHORIZED STOCK. Issuer has taken all necessary corporate and other action to authorize and reserve for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 6 upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any shareholder of Issuer.

  4.3 NO CONFLICTS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any provision of the Articles of Incorporation or By-laws of Issuer or any material agreement or obligation of Issuer.

  5. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

    5.1 DUE AUTHORIZATION. Grantee has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee and constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms.

    5.2 PURCHASE NOT FOR DISTRIBUTION. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will be acquired for investment and not with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

  6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

  6.1 In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option and payment of the aggregate Purchase Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable. Whenever the number of shares of Issuer Common Stock purchasable upon exercise of the Option is adjusted as provided in this
Section 6, the Purchase Price shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which shall be equal to the number of shares of Issuer Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Issuer Common Stock purchasable after the adjustment.

  6.2 (a) In the event that Issuer shall enter into an agreement (other than the Merger Agreement) (a) to consolidate with or merge into any person, other than Purchaser or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (b) to permit any person other than Purchaser or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (c) to sell or otherwise transfer all or substantially all of its assets to any person, other than Purchaser or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Purchaser shall receive upon exercise of the Option the number and class of shares or other securities or property that Purchaser would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such transaction, or the record date thereof, as applicable, and elected, to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

  (b) The provisions of this Agreement, including, without limitation, Sections 7 and 8, shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to Section 6.2(a).

  7. REPURCHASE.

  7.1 If a Purchase Event shall have occurred, Purchaser shall have the right, upon five business days' prior written notice to Issuer (or any successor in interest to Issuer by merger, sale of all or substantially all of the assets, or otherwise) (the "Put Notice"), to cause Issuer (or any successor in interest to Issuer by merger, sale of all or substantially all of the assets, or otherwise) to have a Closing and to pay at such closing (and Issuer and such successor, jointly and severally, shall be obligated to pay to Purchaser in consideration for the cancellation of the Option) an aggregate cancellation price (the "Cancellation Price") equal to the product of (x) the number of shares of Issuer Common Stock as to which the Option remains exercisable multiplied by (y) the excess of (i) the average per share closing price of shares of Issuer Common Stock as quoted on NASDAQ (NMS) (or if not then quoted thereon, on such other quotation system or exchange on which Issuer Common Stock is quoted) for the period of five trading days ending on the trading day immediately prior to the occurrence of the Put Notice over (ii) the Purchase Price.

  7.2 At any closing contemplated by the Put Notice, Issuer shall pay to Purchaser the Cancellation Price for the number of shares of Issuer Common Stock as to which the Option is to be cancelled by delivering to Purchaser a certified or bank check payable to or on the order of Purchaser in an amount equal to the Cancellation Price.

  8. REGISTRATION RIGHTS. Issuer shall, if requested by Grantee at any time and from time to time within three years of the first exercise of the Option, use its reasonable best efforts to, as expeditiously as possible, prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Such request shall be for a minimum of 1% of Issuer's outstanding Common Stock. Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 2% of the then outstanding voting power of Issuer. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. In the event that Grantee requests Issuer to file a registration statement following the failure to obtain a required approval for an exercise of the Option as described in Subsection 2.4, the closing of the sale or other disposition of Issuer Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Securities Act as reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 8 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other shareholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering Grantee shall reduce the number of shares included therein down to 20% of the number of shares intended to be included therein, if necessary, and thereafter Issuer shall reduce the number of shares included therein by any further amount deemed necessary by the managing underwriters, if any. In connection with any registration pursuant to this Section 8, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution and holdback agreements in connection with such registration.

  9. LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on any national securities exchange or national market system, Issuer will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on such exchange or system and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

  10. MISCELLANEOUS.

  10.1 EXPENSES. Except as otherwise provided in Section 8, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  10.2 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  10.3 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY, ETC. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein)
(i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a Federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 2 and 7 (as adjusted pursuant to Section 6), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

  10.4 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law rules.

  10.5 DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  10.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

  10.7 COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

  10.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by Issuer (whether by operation of law or otherwise) without the prior written consent of Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  10.9 FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  10.10 SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  10.11 TERMINATION. The Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the later to occur of (a) 18 months from the date hereof, and (b) the closing date of any Company Takeover Proposal plus 30 days, or (iii) the payment by the Company and the receipt by Parent of the Company Termination Fee. The rights set forth in Sections 7 and 8 shall not terminate when the right to exercise the Option terminates as set forth herein, but shall extend to such time as is provided in Sections 7 and 8, respectively. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option.

  10.12 CERTAIN DEFINITIONS. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

  IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          "ISSUER"

                                          StarSight Telecast, Inc.

                                          By: /s/ Larry W. Wangberg
                                            -----------------------------------
                                          Name: Larry W. Wangberg
                                          Title: Chief Executive Officer

                                          "GRANTEE"

                                          Gemstar International Group Limited

                                          By: /s/ Henry Yuen
                                            -----------------------------------
                                          Name: H. YUEN
                                          Title: Chief Executive Officer

                          [COMPANY OPTION AGREEMENT]

                                  APPENDIX G

                            PARENT OPTION AGREEMENT

  This PARENT OPTION AGREEMENT (this "Agreement") is entered into as of December 23, 1996, by and between StarSight Telecast, Inc., a California corporation ("Grantee"), and Gemstar International Group Limited, a British Virgin Islands corporation ("Issuer").

                                  BACKGROUND

  10.13 Grantee, Issuer and a wholly-owned subsidiary of Issuer (the "Purchaser"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing for, among other things, the merger of Purchaser with and into Grantee.

  10.14 To induce Grantee to enter into the Merger Agreement, Issuer has agreed to grant this Option to Grantee.

                                   AGREEMENT

  In consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, Issuer and Grantee hereby agree as follows:

  1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase 6,341,824 shares (the "Option Shares") of Ordinary Shares, $.01 par value, of Issuer ("Issuer Common Stock") in the manner set forth below at a purchase price of $17.25 per Option Share (the "Purchase Price").

  2. Exercise of Option.

  2.1 Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below) and prior to termination as set forth in Section 10.11.

  2.2 As used herein, a "Purchase Event" means any termination of the Merger Agreement pursuant to Section 7.1(i), (k) or (m) thereof.

  2.3 If Grantee wishes to exercise the Option at such time as the Option is exercisable, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if prior notification to or approval of any regulatory authority or shareholders of the Issuer is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same (and Issuer shall cooperate with Grantee in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) such approval has been obtained, and in either event, any requisite waiting period has passed.

  2.4 Notwithstanding Subsection 2.3, in no event shall any Closing Date be more than six months after the related Notice Date, and if the Closing Date shall not have occurred within six months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (i) Grantee receives official notice that an approval of any regulatory authority required for the purchase of Option Shares would not be issued or granted or
(ii) a Closing Date shall not have occurred within six months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall nevertheless be entitled to exercise its right as set forth in Section 7 or to exercise the Option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 8. The provisions of this
Section 2 and Section 3 shall apply with appropriate adjustments to any such exercise.

  3. Payment and Delivery of Certificates.

  3.1 On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date.

  3.2 At each Closing, simultaneously with the delivery of immediately available funds as provided in Subsection 3.1, Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and Grantee shall deliver to Issuer a letter making the representations set forth in Section 5.2 hereinbelow and agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law and shall represent and warrant that it and/or its advisors have sufficient knowledge and experience in business and financial matters to evaluate the Issuer, to evaluate the risk of an investment in the Option Shares, to make an informed investment decision with respect thereto, and to protect its interests in connection with its investment in the Option Shares without need for the additional information which would be required to be included in a more complete registration statement effective under the Securities Act. The Grantee shall further acknowledge and agree that it and/or its advisors have had an opportunity to ask questions of and to receive answers from officers and other representatives of the Issuer and to obtain additional information in writing to the extent that the Issuer possesses such information or could acquire it without unreasonable effort or expense; (i) relative to the Issuer and the Option Shares; and (ii) necessary to verify the accuracy of any information, documents, projections, and books and records furnished.

  3.3 Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER (I) THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR (II) ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

  It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

  4. Representations and Warranties of Issuer. Except as set forth in the Parent Disclosure Letter (as defined in the Merger Agreement), Issuer hereby represents and warrants to Grantee as follows:

  4.1 Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

  4.2 Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 6 upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any shareholder of Issuer.

  4.3 No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any provision of the Articles of Incorporation or By-laws of Issuer or any material agreement or obligation of Issuer.

  5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

    5.1 Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee and constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms.

    5.2 Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will be acquired for investment and not with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

  6. Adjustment upon Changes in Capitalization, etc.

  6.1 In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option and payment of the aggregate Purchase Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable. Whenever the number of shares of Issuer Common Stock purchasable upon exercise of the Option is adjusted as provided in this
Section 6, the Purchase Price shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which shall be equal to the number of shares of Issuer Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Issuer Common Stock purchasable after the adjustment.

  6.2 (a) In the event that Issuer shall enter into an agreement (other than the Merger Agreement) (a) to consolidate with or merge into any person, other than Purchaser or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (b) to permit any person other than Purchaser or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (c) to sell or otherwise transfer all or substantially all of its assets to any person, other than Purchaser or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Purchaser shall receive upon exercise of the Option the number and class of shares or other securities or property that Purchaser would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such transaction, or the record date thereof, as applicable, and elected, to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

  (b) The provisions of this Agreement, including, without limitation, Sections 7 and 8, shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to Section 6.2(a).

  7. Repurchase.

  7.1 If a Purchase Event shall have occurred, Purchaser shall have the right, upon five business days' prior written notice to Issuer (or any successor in interest to Issuer by merger, sale of all or substantially all of the assets, or otherwise) (the "Put Notice"), to cause Issuer (or any successor in interest to Issuer by merger, sale of all or substantially all of the assets, or otherwise) to have a Closing and to pay at such closing (and Issuer and such successor, jointly and severally, shall be obligated to pay to Purchaser in consideration for the cancellation of the Option) an aggregate cancellation price (the "Cancellation Price") equal to the product of (x) the number of shares of Issuer Common Stock as to which the Option remains exercisable multiplied by (y) the excess of (i) the average per share closing price of shares of Issuer Common Stock as quoted on NASDAQ (NMS) (or if not then quoted thereon, on such other quotation system or exchange on which Issuer Common Stock is quoted) for the period of five trading days ending on the trading day immediately prior to the occurrence of the Put Notice over (ii) the Purchase Price.

  7.2 At any closing contemplated by the Put Notice, Issuer shall pay to Purchaser the Cancellation Price for the number of shares of Issuer Common Stock as to which the Option is to be cancelled by delivering to Purchaser a certified or bank check payable to or on the order of Purchaser in an amount equal to the Cancellation Price.

  8. Registration Rights. Issuer shall, if requested by Grantee at any time and from time to time within three years of the first exercise of the Option, use its reasonable best efforts to, as expeditiously as possible, prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Such request shall be for a minimum of 1% of Issuer's outstanding Common Stock. Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 2% of the then outstanding voting power of Issuer. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. In the event that Grantee requests Issuer to file a registration statement following the failure to obtain a required approval for an exercise of the Option as described in Subsection 2.4, the closing of the sale or other disposition of Issuer Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Securities Act as reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 8 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other shareholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this

Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering Grantee shall reduce the number of shares included therein down to 20% of the number of shares intended to be included therein, if necessary, and thereafter Issuer shall reduce the number of shares included therein by any further amount deemed necessary by the managing underwriters, if any. In connection with any registration pursuant to this
Section 8, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution and holdback agreements in connection with such registration.

  9. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on any national securities exchange or national market system, Issuer will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on such exchange or system and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

  10. Miscellaneous.

  10.1 Expenses. Except as otherwise provided in Section 8, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  10.2 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  10.3 Entire Agreement; No Third-Party Beneficiary; Severability, Etc. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein)
(i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a Federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 2 and 7 (as adjusted pursuant to Section 6), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

  10.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law rules.

  10.5 Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

  10.7 Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

  10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by Issuer (whether by operation of law or otherwise) without the prior written consent of Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  10.9 Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  10.10 Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  10.11 Termination. The Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the later to occur of (a) 18 months from the date hereof, and (b) the closing date of any Parent Takeover Proposal plus 30 days, or (iii) the payment by Parent and the receipt by the Company of the Parent Termination Fee. The rights set forth in Sections 7 and 8 shall not terminate when the right to exercise the Option terminates as set forth herein, but shall extend to such time as is provided in Sections 7 and 8, respectively. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option.

  10.12 Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

  IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          "GRANTEE"

                                          StarSight Telecast, Inc.

                                          By: /s/ Larry W. Wangberg
                                          Name: Larry W. Wangberg
                                          Title: Chairman of the Board and
                                              Chief Executive Officer

                                          "ISSUER"

                                          Gemstar International Group Limited

                                          By: /s/ Henry Yuen
                                          Name: Henry C. Yuen
                                          Title: President and Chief
                                              Executive Officer

                                  APPENDIX H

                      CALIFORNIA GENERAL CORPORATION LAW

                                  CHAPTER 13

                              DISSENTERS' RIGHTS

(SECTION) 1300 RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED

  a. If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation is a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  b. As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  c. As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

(SECTION) 1301 DEMAND FOR PURCHASE

  a. If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such

  b. Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  c. The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(SECTION) 1302 ENDORSEMENT OF SHARES

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(SECTION) 1303 AGREED PRICE--TIME FOR PAYMENT

  a. If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  b. Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(SECTION) 1304 DISSENTER'S ACTION TO ENFORCE PAYMENT

  a. If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  b. Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  c. On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(SECTION) 1305 APPRAISER'S REPORT--PAYMENT--COSTS

  a. If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  b. If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  c. Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  d. Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  e. The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

(SECTION) 1306 DISSENTING SHAREHOLDER'S STATUS AS CREDITOR

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(SECTION) 1307 DIVIDENDS PAID AS CREDIT AGAINST PAYMENT

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(SECTION) 1308 CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(SECTION) 1309 TERMINATION OF DISSENTING SHAREHOLDER STATUS

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    a. The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    b. The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    c. The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
  (i) of Section 1110 was mailed to the shareholder.

    d. The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(SECTION) 1310 SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(SECTION) 1311 EXEMPT SHARES

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(SECTION) 1312 ATTACKING VALIDITY OF REORGANIZATION OR MERGER

  a. No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  b. If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  c. If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the organization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                  APPENDIX I

GEMSTAR INTERNATIONAL GROUP LIMITED     [LOGO              ANNUAL
                                          OF                1996
                                       GEMSTAR]            REPORT

To our Members:

     Fiscal 1996 was a landmark year for Gemstar International Group Limited. In October, 1995, we completed our initial public offering of 3,450,000 Ordinary Shares and raised approximately $36 million. In April 1996, we completed a secondary offering and issued 345,000 additional Ordinary Shares, generating over $7 million additional capital for the Company.

     We are pleased with our performance in fiscal 1996 during which the Company met or exceeded our objectives. The financial community has recognized the value of the Company and its potential as evidenced by the appreciation of our stock price since the Company's initial public offering.

     We thank you, our Members, for your confidence and support and look forward to reporting our future progress and achievements during the upcoming year.

                                       Sincerely,

                                       /s/ Henry C. Yuen
                                       HENRY C. YUEN
                                       President and Chief Executive Officer

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 20-F

                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                    For the fiscal year ended March 31, 1996

                         Commission file number 0-26878


                      GEMSTAR INTERNATIONAL GROUP LIMITED
             (Exact name of Registrant as specified in its charter)

                             British Virgin Islands
                (Jurisdiction of incorporation or organization)

       135 North Los Robles Avenue, Suite 800, Pasadena, California 91101
                    (Address of principal executive offices)


Securities registered or to be registered pursuant to Section 12(b) of the Act:
                                      None

Securities registered or to be registered pursuant to Section 12(g) of the Act:
                   Ordinary Shares, par value $.01 per share
                                (Title of Class)

 Securities for which there is a reporting obligation pursuant to Section 15(d)
                               of the Act:  None


As of March 31, 1996, there were 30,461,505 shares of the Registrant's Ordinary Shares outstanding.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes    X        No
    -------        -------

Indicate by check mark which financial statement item the registrant has elected to follow.

Item 17           Item 18    X
        -------           -------

                               TABLE OF CONTENTS

                                   FORM 20-F

                                                                                      Page No.
PART I
  Item 1     Description of Business..................................................    3
  Item 2     Description of Property..................................................   16
  Item 3     Legal Proceedings........................................................   16
  Item 4     Control of Registrant....................................................   17
  Item 5     Nature of Trading Market.................................................   18
  Item 6     Exchange Controls and Other Limitations Affecting Security Holders.......   18
  Item 7     Taxation.................................................................   21
  Item 8     Selected Financial Data..................................................   26
  Item 9     Management's Discussion and Analysis of Financial Condition
               and Results of Operations..............................................   27
  Item 10    Directors and Officers of Registrant.....................................   34
  Item 11    Compensation of Directors and Officers...................................   34
  Item 12    Options to Purchase Securities from Registrant or Subsidiaries...........   35
  Item 13    Interest of Management in Certain Transactions...........................   37

PART II
  Item 14    Description of Securities to be Registered...............................   39

PART III
  Item 15    Defaults Upon Senior Securities..........................................   39
  Item 16    Changes in Securities and Changes in Security for Registered Securities..   39

PART IV
  Item 17    Financial Statements.....................................................   39
  Item 18    Financial Statements.....................................................   39
  Item 19    Financial Statements and Exhibits........................................   40

EXHIBIT INDEX.........................................................................   41

SIGNATURE.............................................................................   42

                                     PART I

ITEM 1 - DESCRIPTION OF BUSINESS

Overview

     The Company develops, markets and licenses proprietary technologies and systems that simplify and enhance the viewing and recording of video and television programming. The Company's first proprietary system, VCR Plus+, was introduced in 1990, and over 40 million VCR Plus+ systems have been sold to date. VCR Plus+ enables consumers to record a television program by simply entering a PlusCode Number (a proprietary one to eight digit number) into a VCR, television or handset equipped with the VCR Plus+ technology. PlusCode Numbers are printed in television program listings in over 1,500 newspapers and magazines worldwide, with a combined circulation of over 290 million. Gemstar believes that the large and growing installed base of VCR Plus+ represents an important platform from which to launch related technologies and services. The Company also has two new technologies, Index Plus+, a proprietary technology that simplifies the playback of videotapes, and Guide Plus+, an interactive electronic on-screen television guide. The Company expects these new technologies to be introduced by manufacturers in the U.S. market in mid and late 1996, respectively. The Company's primary source of revenues to date has been license fees paid by manufacturers and publications for the licensing of the VCR Plus+ technology and the right to print the PlusCode Numbers, respectively.

     The Company continually evaluates media and consumer electronics applications where its existing industry relationships, proprietary technology and patent positions, and capability of worldwide implementation could provide opportunities for expansion.

Products

     VCR Plus+

     VCR Plus+ was introduced in 1990 to simplify the programming of VCRs for consumers. VCR Plus+ permits the user to record a program simply by entering a proprietary one to eight digit number, called a PlusCode Number, via a handset into a VCR or television. PlusCode Numbers are generated through a patented process developed by the Company and are printed next to television program listings in participating newspapers and television program guides worldwide. Licensed manufacturers incorporate the Company's proprietary software, which decodes PlusCode Numbers, into the microprocessors of their VCRs or televisions (or in certain cases, remote control devices). Central to the VCR Plus+ system are the Company's proprietary PlusCode Numbers that encode in a compressed and encrypted form the essential elements of programming information: date, time, channel and length of the desired program. When the user enters a PlusCode Number, the VCR Plus+ system causes the VCR to turn on, record at the appropriate time and on the appropriate channel, and shut off.

     The VCR Plus+ technology has been widely accepted by virtually every major VCR and television manufacturer, each of which pays the Company a license fee based on the number of units shipped incorporating the technology. The Company estimates that over 40 million VCR Plus+ systems have been sold to date, with over 16.5 million sold in fiscal 1996. Magnavox, Hitachi and Sony have committed to incorporate the VCR Plus+ feature in substantially all of their VCR models shipped in North America beginning in mid to late 1996. Zenith has committed to offer the VCR Plus+ feature in certain television models beginning in late 1996. See Item 18, "Financial Statements."

     The Company continues to develop and introduce additional VCR Plus+ features that manufacturers can choose to license to enhance the functionality of VCR Plus+. Manufacturers are required to pay an additional license fee for each unit incorporating an enhanced feature. These features include CallSet and V-Set, systems which automate the set up for VCR Plus+, V-chip Plus+, which augments the V-chip system that has recently been mandated by the Telecommunications Act of 1996, and Cable Box Changer, which automatically changes the channel on a cable box to the appropriate channel for recording. The Cable Box Changer feature is the subject of a lawsuit between StarSight and the Company. See Item 3, "Legal Proceedings."

     Licensing and Publishing Agreements

     License agreements with manufacturers have terms which typically range from three to seven years and require per unit royalty payments. Some agreements require an additional one-time payment. These agreements do not require the manufacturer to incorporate the VCR Plus+ feature into a specific number of VCR units and may be terminated by the manufacturer without substantial financial penalty. Certain of these agreements, however, require a minimum royalty payment each year for the duration of the agreement in order to continue licensing the technology.

     The Company's agreements with newspapers and magazines that publish PlusCode Numbers have terms ranging from one to seven years and provide for modest license fees to the Company; agreements with certain publications require the publications to provide substantial promotion of the VCR Plus+ system. There can be no assurance that any of the Company's agreements with newspapers and magazines will be renewed, or, if renewed, will be on terms favorable to the Company. The Company has entered into an agency agreement with United Feature Syndicate, Inc. to handle the licensing of PlusCode Numbers to newspapers in the U.S. and other countries and to maintain certain ongoing relationships with existing publishers.

     Index Plus+

     The Index Plus+ system is a proprietary technology that is intended to simplify the playback and management of videotapes for consumers by automating the recording, indexing and accessing of programs and program titles. The Company expects manufacturers to introduce Index Plus+ in the U.S. in mid 1996 and to subsequently introduce it in Europe and Japan.

     The Index Plus+ system automatically captures titles of programs as consumers record from television broadcasts. The titles of the recorded programs are then stored in a directory which can be displayed on-screen. In order to play back an Index Plus+ recorded videotape, the user selects a program from the on-screen directory, and the Index Plus+ VCR will rewind or fast forward to the start of the program and play. The Index Plus+ system also creates a library containing the directory of each Index Plus+ recorded videotape. The Index Plus+ system enables the user to search the library either by tape number or program title in order to quickly view on-screen the directory of a specific tape or the number of the tape containing a desired program. Pre-recorded tapes also can be encoded to allow consumers to quickly view on-screen a directory of programs or segments contained on the pre-recorded tape when the tape is inserted into an Index Plus+ VCR. The Index Plus+ system also automatically sets and updates the VCR's clock and provides information to the users as to whether the tape inserted has enough space to record programs which the VCR has been programmed to record.

     Program Information

     The Index Plus+ system uses the vertical blanking interval ("VBI") to transmit textual information to VCRs incorporating the Index Plus+ system. The VBI is the unused air time between television picture frames. Television images are made by an electron gun behind the screen that moves a beam of electrons rapidly back and forth from the top to the bottom of the screen. When the beam reaches the bottom it is shut off and returns to the top of the screen to begin again. During the VBI, or the time when the electronic beam is shut off and returns to the top of the screen, the air time can be used by broadcasters to send other information to the television, such as closed captions. The Index Plus+ system accesses the VBI and automatically captures the titles of recorded programs for inclusion in the directory and library when such titles are inserted into the VBI by broadcasters.

     The Company has entered into an agreement to purchase programming information in electronic form from Tribune Media Service, Inc. a subsidiary of the Tribune Company and a leading supplier of television program information, for the Index Plus+ and Guide Plus+ systems. Index Plus+ will utilize the VCR Plus+ system for program identification, data encryption and data compression. After the program information is reformatted, it is broadcast under agreements with local television stations, cable broadcasters and national television networks (the "Gemstar Data Delivery System"). The Gemstar Data Delivery System presently includes over 100 local television stations, three national cable networks (WGN Superstation, The Family Channel and A&E), the ABC Television Network, Fox Broadcasting Co. ("Fox") and CBS, Inc. ("CBS") which combine to cover 98% of all U.S. television households with multiple redundancy in most areas. These television stations and cable companies broadcast the information through the VBI, both over the air and through local cable television operators, to their viewers. Capital Cities/ABC has entered into an agreement with the Company to transmit program information through its VBI (the "ABC License Agreement"). The ABC License Agreement also provides for the eight ABC-owned and operated stations, the over 200 ABC affiliated stations and several cable services to participate in the carrying of program information. Similar agreements have been reached with Fox, covering 13 owned and operated stations and over 150 affiliated stations (the "Fox License Agreement"), CBS, covering 18 owned and operated stations and over 170 affiliated stations (the "CBS License Agreement"), the Canadian Broadcasting Corporation (the "CBC"), and RTL, a national broadcaster in Germany ("RTL"). The Company also intends to seek similar agreements with other broadcasters which will provide the Company with additional redundancy of coverage and will provide broadcasters with the ability to update their own program information. No assurances can be given, however, that any such agreements will be entered into on terms favorable to the Company, if at all.

     In each of its agreements with broadcasters, the Company has agreed to supply without charge the equipment required to insert data into the VBI. In order to ensure the availability and quality of such equipment to its broadcasters, in 1993 the Company acquired a majority ownership interest in NORPAK Corporation ("NORPAK"), a Canadian based company and leading manufacturer of broadcast data insertion equipment. NORPAK presently supplies major broadcasters such as the ABC, CBS and Turner Broadcasting Systems.

     Local cable operators have the technological capability to remove VBI data transmitted through their systems. Although the Company expects the cable operators to pass through the program data (since it is a free service to their subscribers who have purchased Index Plus+-enabled VCRs), there can be no assurance that cable operators will do so. If the program data is removed from the VBI by a cable operator, it would make it less convenient or even impossible for its subscribers to receive the program data, hence limiting the functionality and reducing the attractiveness of the Index Plus+ system.

     In addition, digital broadcast satellite technology broadcasts information in a digital form and does not involve a VBI. If digital broadcast satellite technology increases in popularity as a method of communicating program information, the Company's Index Plus+ system would have to be modified to permit it to receive program data in digital form. There can be no assurances, however, that Index Plus+ could be modified in a commercially acceptable manner.

     Licensing Agreements

     The Company has developed its Index Plus+ system in cooperation with Hitachi, JVC and Matsushita, with whom the Company has cross-licensing arrangements. The Company also has licensed Index Plus+ to LG Electronics, Mitsubishi, Orion, Philips, Sanyo, Sharp, Sony, Thomson, and Zenith. The Company is currently in negotiations with other major television and VCR manufacturers to license the Index Plus+ system. There can be no assurances, however, that any other television or VCR manufacturers will license the Index Plus+ system.

As a result of lower licensing revenues resulting from cross-licenses and the time lag between the licensing of the technology and the receipt of licensing revenues, licensing revenues from Index Plus+ are not expected to be a significant portion of the Company's overall revenues during the next three years.

     Licensed manufacturers incorporate Index Plus+ into their VCRs through microprocessors that have been programmed with the Company's proprietary software. License agreements with manufacturers have terms that typically range from three to seven years and require a per unit royalty payment. Some agreements require an additional one-time payment. These agreements do not require the manufacturer to incorporate the Index Plus+ feature into a specific number of VCR units. However, some of these agreements require a minimum royalty payment each year for the duration of the agreement.

     In order to obtain access to VBI lines for the Gemstar Data Delivery System, the Company has recently entered into lease agreements with approximately 40 broadcasting companies that give the Company access to over 100 local television stations and several national cable networks. The lease agreements typically have a term of three years and require the Company to pay an annual rental fee based upon the number of stations covered by the agreement. In addition, the Company has obtained access to VBI lines under the ABC License Agreement, the Fox License Agreement and the CBS License Agreement, which require the Company to provide data insertion equipment to ABC, Fox and CBS networks in exchange for the participation of their network-owned and operated stations and network-affiliated stations in the carrying of Index Plus+ and Guide Plus+ data.

     Guide Plus+

     Guide Plus+ is an interactive, electronic on-screen television guide designed to simplify consumer access to broadcast and cable programming schedules without interrupting viewing of the program currently being aired. Guide Plus+ is expected to be introduced in the U.S. in late 1996 and to be introduced subsequently in Europe and Japan.

     The Guide Plus+ on-screen television guide can be accessed by viewers free of charge through color-coded function keys incorporated into a manufacturer's remote control. Guide Plus+ users are initially presented with the SURF guide, a screen which provides information on all programs currently being aired. The design of the SURF screen includes not only channel listings and textual descriptions of each program, but also picture-in-guide technology that allows a user to view the actual program with its textual description. Using the channel up/down key on a remote control, a viewer can move a highlight cursor to review any program currently being aired. As each channel is highlighted, the picture window will be tuned to that channel and the textual description will change accordingly to correspond to the window. An additional remote control function key allows the user to view additional textual data, if available.

     Other features of Guide Plus+ include the NEXT guide, which provides programming information for a specific channel. Using the channel up/down key, the viewer can scan information on programs scheduled within a 24 hour to 48 hour time period. The SCAN guide, another Guide Plus+ feature, provides descriptions of programs scheduled to be aired at a specific future time on all channels. The SORT feature allows the user to select a category, such as sports, movies or specials, and view a list of all programs within that category. When using the NEXT, SCAN and SORT features, the original program which was being watched by the user prior to accessing Guide Plus+ remains visible without interruption using picture-in-guide technology. This picture-in-guide feature is designed to appeal not only to consumers, but also to broadcasters and advertisers who desire uninterrupted consumer viewing of both programming and advertising content. While using any of the foregoing Guide Plus+ features, the user can record a program at any time by selecting it and choosing once, daily or weekly recording options.

     The Company believes that Guide Plus+ has a number of unique features that distinguish it from other existing or announced interactive guides. First, Guide Plus+ integrates the television picture into the guide screen using picture-in-guide technology so that television viewing is not interrupted. Second, Guide Plus+ will provide broadcasters with a continuous updating capability so that program descriptions and related information can be kept current. Third, Guide Plus+ adopts a user-friendly TV-like operation, using the channel up/down keys and color-coded remote control function keys for selection rather than using a more cumbersome computer-like grid design. Fourth, the cost effective design of Guide Plus+ facilitates its incorporation into popularly priced television and VCR models with large sales volumes. Finally, Guide Plus+ will not require consumers to pay any connection or subscription fee for an on-screen guide. In November 1995, the Company entered into an agreement with News Corp., publisher of TV Guide, to market and promote the Guide Plus+ feature in the U.S. under the name TV Guide Plus+ using the familiar TV Guide logo. The Company intends to leverage the TV Guide brand name to market its TV Guide Plus+ features. In addition, the Company intends to offer to viewers of TV Guide Plus+ value-added features based on the information found in the TV Guide print magazine.

     Program Information

     As with Index Plus+, Guide Plus+ program information will be transmitted in the VBI through the Gemstar Data Delivery System. Guide Plus+ utilizes the VCR Plus+ system for program identification, data encryption and data compression. As with Index Plus+, local cable operators will have the technological capability to remove any VBI data transmitted through their systems. In addition, increased demand by consumers for direct broadcast satellite technology, which does not involve a VBI, would require the Guide Plus+ system to be modified to allow receipt of program data in digital form, and there can be no assurances that Guide Plus+ could be so modified in a commercially acceptable manner. See "Index Plus+ - Program Information" in Item 1.

     Licensing Relationships

     For Guide Plus+, the Company intends to pursue a licensing strategy similar to VCR Plus+ with license fees based on units shipped that incorporate the Guide Plus+ technology. The Company has entered into license agreements relating to the Guide Plus+ technology with Hitachi, JVC, LG Electronics, Matsushita, Mitsubishi, Philips, Sanyo, Sharp, Sony and Zenith. The license agreements have terms which range from three to seven years and require a per unit royalty payment. Some agreements require an additional one-time payment. These agreements do not require the manufacturer to incorporate the Guide Plus+ feature into a specific number of televisions. Some of the agreements, however, require a minimum royalty payment each year for the duration of the agreement. Philips has announced that it will include the TV Guide Plus+ system in its televisions, VCRs and TV/VCR combinations sold in the U.S. under the Magnavox brand, beginning in late 1996.

Related Applications and Services

     The Company is seeking to extend its technologies into new markets and introduce new applications that build on the Company's VCR Plus+ installed base, technologies, brand name recognition, and relationships with publishers, broadcasters and manufacturers. For example, the Company's iPlus+ service draws on the strengths of the Company's established VCR Plus+ system and worldwide customer base. iPlus+ is a unique interactive advertising service that utilizes the VCR Plus+ system to assign PlusCode Numbers to advertisers and sponsors to deliver long-form information videos ("information videos"). Advertisers use a broad-reach advertisement through television, newspaper or other media as a "lead" in which a PlusCode Number is made available. An interested consumer enters this PlusCode Number and an information video containing additional information on the product or service is automatically recorded when aired and is ready for viewing as early as the next day. The information videos are expected to be recorded by the user's VCR within 24 hours of the PlusCode Number entry. The information videos are expected to be aired late at night to take advantage of lower programming rates. In exchange for providing PlusCode Numbers for the information videos, the Company intends to charge a license fee that captures a percentage of the cost of the advertising campaign.

     In 1994, the Company entered into a five-year joint-marketing agreement with CBS to offer SpotPlus, an iPlus+ package for linking prime-time advertising spots on CBS with long-form video brochures aired at off-peak hours using PlusCode Numbers. Under the terms of the non-exclusive arrangement, CBS will provide non-preemptable time blocks in all of its owned-and-operated stations (including New York, Los Angeles and Chicago) to advertisers for linking with prime-time commercials. CBS also has agreed to actively market the iPlus+ concept. The Company has agreed to share a portion of its licensing revenues generated by SpotPlus with CBS. As part of its effort to market and promote the iPlus+ concept, the Company has provided promotional and publicity support to the iPlus+ campaigns. To date, the Company has not derived significant revenues from iPlus+.

     In addition to iPlus+, the Company believes its technologies may enable it to create additional value added services for broadcasters and consumers. For example, the Company has created Instant Info, a service that builds on Index Plus+ and Guide Plus+ technologies and the Gemstar Data Delivery System to enable broadcasters or advertisers to transmit in encrypted form selected textual data on VBI lines. Through Instant Info, consumers can view on-screen textual information related to a program or commercial. Such information may include, for example, statistics for a baseball game, stock quotations for a financial program, or the recipes used in a cooking show. Advertisers also will be able to utilize the feature to provide product and service purchase information, telephone numbers, retailer addresses or other textual information.

     In addition to extending its technologies into new markets and introducing new applications, from time to time, the Company evaluates business opportunities and potential strategic relationships. In this regard, in February 1996, the Company entered into an agreement with VideoGuide, Inc., maker of the VideoGuide on-screen television guide presently marketed as a stand alone unit. Under the agreement, the Company is VideoGuide, Inc.'s exclusive agent for technology licensing, placement of advertisements and promotion, and international sales and marketing. The Company concurrently purchased $3 million of VideoGuide, Inc. Preferred Stock.

Research and Development

     The Company's research and development is conducted by in-house engineers and contract engineers. The outside engineering firms with which the Company has contracted to provide such services include Hilite, Inc. ("Hilite"), a firm owned by a non-executive employee of the Company. Hilite provides engineering services to the Company pursuant to arrangements under which Hilite retains no intellectual property rights to the products and concepts that Hilite helps to develop. The Company incurred approximately $4.7 million, $7.1 million and $8.4 million on engineering, research and development for continuing operations in fiscal years 1994, 1995 and 1996, respectively. See Item 9, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The market for VCR- and television-related services and products is subject to rapid and significant changes in technology and frequent new service and product introductions. The Company believes that its future success will depend on its ability to enhance its existing technologies and to introduce new technologies on a competitive basis. Accordingly, the Company will continue to engage in significant research and development activities. There can be no assurance, however, that the Company will successfully complete the development of any future technology or that such technology will be compatible with, accepted by or incorporated in the technology or products of third parties. Any significant delay or failure to develop new or enhanced technology could have a material adverse effect on the Company's business, financial condition and results of operations.

The Reorganization

     The Company was organized in April 1992 as a British Virgin Islands corporation. Initially, the Company engaged in the sale and distribution of handsets incorporating the VCR Plus+ technology, which allowed consumers to use VCR Plus+ with their existing VCRs. Later, the Company began licensing the VCR Plus+ technology to manufacturers for incorporation into their VCRs and televisions. From fiscal 1992 to fiscal 1995, the Company conducted both VCR Plus+ handset manufacturing and distribution operations (the "Handset Business") and licensing operations through its various subsidiaries, which were organized under the jurisdictions of several different countries. In early fiscal 1995, the Company elected to discontinue its Handset Business and to limit its operations solely to licensing activities. In connection with this decision, the Company transferred all of its Handset Business to Gemstar Manufacturing Holding Limited ("Holdings"), its then wholly-owned subsidiary, and distributed the shares of Holdings to the Company's shareholders (the "Spin-Off"). See "Products-VCR Plus+" in Item 1 and Item 13, "Interest of Management in Certain Transactions."

     Historically, the Company's licensing operations in the U.S. were conducted through Gemstar Development Corporation ("GDC"), the shareholders of which were the same as the Company's shareholders, and the Company operated internationally through its various subsidiaries incorporated outside of the U.S. In June 1995, the Company consolidated its domestic and international licensing operations by exchanging 3,518,501 Ordinary Shares of the Company for all of the outstanding stock of GDC (the "GDC Exchange"). As a result of the GDC Exchange, GDC became a wholly-owned subsidiary of the Company. See Item 13, "Interest of Management in Certain Transactions."

     In August 1995, the Company also effected an exchange (the "E Guide Exchange") of 3,511,494 Ordinary Shares for all of the outstanding stock of E Guide, Inc. ("E Guide"). E Guide owns certain intellectual property rights connected with the Company's Guide Plus+ technology, as well as other rights associated with the Company's Guide Plus+ and Index Plus+ technologies. The Company acquired such rights by effecting the E Guide Exchange. In connection with the E Guide Exchange, the E Guide shareholders were granted registration rights by the Company with respect to the Ordinary Shares received by them in the E Guide Exchange. The Spin-Off, the GDC Exchange and the E Guide Exchange are collectively referred to as the "Reorganization." See Item 13, "Interest of Management in Certain Transactions."

     Subsequent to fiscal 1995, the Company's Board of Directors approved a one-for-two reverse stock split of all of the Company's outstanding Ordinary Shares. The one-for-two reverse stock split was effected in September 1995 under British Virgin Islands law through a pro rata redemption, for no value, of one-half of all outstanding Ordinary Shares.

                      CERTAIN FACTORS AFFECTING BUSINESS,
                   OPERATING RESULTS AND FINANCIAL CONDITION

     This Annual Report contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. Such factors, together with the other information in this Annual Report, should be considered carefully in evaluating an investment in the Ordinary Shares.

Seasonality and Variability of Results

     The Company experiences variability in its revenues and operating results on a quarterly basis as a result of many factors. Most importantly, as manufacturers have incorporated VCR Plus+ technology into an increasing number of models, the Company's license revenues have displayed a seasonality typical of those of consumer electronics products manufacturers. Shipments by manufacturers of VCRs and televisions in general, and therefore VCRs and televisions incorporating the VCR Plus+ technology, tend to be higher in the third and fourth calendar quarters, or the Company's second and third fiscal quarters. However, because the Company generally receives license revenues within 90 days after the end of the quarter in which the VCR or television incorporating its technology is shipped, licensing revenues are typically higher during the Company's third and fourth quarters. In addition, manufacturers' shipments vary from quarter to quarter depending on a number of factors, including retail inventory levels and retail promotional activities. As a result, the Company may experience variability in its quarterly license revenues affecting period to period comparability and performance. The Company's license revenues are also affected by the volume of shipments by manufacturers. The Company's license agreements provide for volume discounts based on the shipment volume in each calendar year by a given manufacturer, which can lower the average per unit license fee for a manufacturer over the course of a year. The Company has experienced declining average per unit VCR Plus+ license fees and expects this trend to continue. The Company anticipates that its revenues and operating results will also be affected by the timing of market introductions and market acceptance of new systems such as Index Plus+ and Guide Plus+. There can be no assurance that Index Plus+, Guide Plus+ or other future systems developed by the Company will ever result in significant revenues or profits. Further, if these new systems achieve market acceptance, the timing of manufacturers' implementation and shipments is uncertain and may result in greater variability of the Company's quarterly and annual operating results.

     Another factor contributing to the variability in the Company's quarterly operating results is the increase in the Company's marketing and advertising expenditures in preparation for new product launches and in the Company's third fiscal quarter during the fall holiday season. The Company's planned operating expenditures each quarter are based, in part, on the Company's expectation as to future revenues in the quarter. In addition, many of the Company's expenditures are fixed costs. If revenues do not meet expectations in any given quarter, operating results for the quarter may be materially adversely affected. In addition, the Company's annual and quarterly results may be affected by competition, general economic downturns and the mix of licensing revenues. As a result, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. There can be no assurance that the Company's historic revenue growth or its profitability will continue on a quarterly or annual basis. See Item 9, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on Single Product Category

     The Company's historical revenues are almost entirely derived from the VCR Plus+ technology, consisting of license fees from VCR and television manufacturers, newspapers and other publications. The life cycle of VCR Plus+ is difficult to estimate due in large measure to uncertainties regarding the effect of new products, applications or product enhancements, technological changes and the emergence of new industry standards and future competition. Growth in VCR Plus+ license revenues will come primarily from further penetration of existing markets because virtually all major VCR and television manufacturers have licensed the VCR Plus+ technology, and the Company has expanded into most major markets worldwide. With increasing penetration of the VCR Plus+ technology among major VCR and television manufacturers, volume discounts relating to the VCR Plus+ license fees take effect. As a result, the Company has experienced declining average per unit VCR Plus+ license fees and expects this trend to continue. The Company is introducing new systems (e.g., Index Plus+ and Guide Plus+) and is incurring, and will continue to incur, significant research and development, sales and marketing and general and administrative expenses relating to these new technologies and systems. There can be no assurance, however, that Index Plus+, Guide Plus+ or any other new system will be successful or result in revenues. As a result, the Company remains dependent on revenues from the VCR Plus+ technology, and a decline in revenues from licensing the VCR Plus+ technology would have a material adverse effect on the Company's business, operating results and financial condition.

New Products; Rapid Technological Change

     The market for the Company's products is characterized by rapidly changing technologies, short product life cycles, the frequent introduction of new products and evolving industry standards. Accordingly, the Company's future performance will be dependent on its ability to (i) identify emerging technological trends in its market, (ii) identify changing consumer needs, (iii) develop and maintain competitive technology, (iv) enhance its technology by adding innovative features that differentiate its technology from that of its competitors and (v) bring technology to market quickly at cost-effective prices. The Company has developed two systems, Index Plus+ and Guide Plus+, and entered into license agreements with manufacturers to permit incorporation of those two systems into VCRs and televisions. Although the Company currently expects manufacturers to introduce Index Plus+ and Guide Plus+ in mid and late 1996, respectively, there can be no assurance that such systems will be introduced on a timely basis or that, once introduced, either system will gain market acceptance. In addition, the Company has entered into cross license agreements with the co-developers of the Index Plus+ technology and will not receive any net revenues as a result of the co-developers' incorporation of the technology into their VCRs and televisions. If the introductions of the Index Plus+ and Guide Plus+ systems are delayed or do not achieve consumer acceptance, the Company's business, operating results and financial condition could be materially adversely affected. In addition to the risks inherent in the launch of Index Plus+ and Guide Plus+, there can be no assurance that the Company will successfully complete the development of any future technology or that such technology will be compatible with or incorporated into the technology or products of third parties. Any significant delay or failure to develop new or enhanced technology could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the level of consumer interest in or demand for VCRs and televisions will continue or that other forms of entertainment delivery systems that decrease the demand for VCRs and televisions will not be introduced. The reduction in the demand for VCRs or televisions could also adversely affect the Company's business, operating results and financial condition.

Reliance on Third Parties

     The Company's business relies, and will continue to rely in the future, on third-party manufacturers, publications and media services. Revenues from the Company's VCR Plus+ system are derived from license revenues received from manufacturers and publications. The Company has executed VCR Plus+ licensing agreements with virtually every major television and VCR manufacturer. None of these agreements requires the inclusion of the VCR Plus+ system into VCRs manufactured by the licensees, and only a few of these agreements guarantee a minimum licensing fee to the Company over their term. All of these agreements may be terminated by the manufacturer without substantial financial penalty. The Company's Index Plus+ and Guide Plus+ licensing agreements with television and VCR manufacturers are structured similarly to the Company's VCR Plus+ licensing agreements and are generally subject to the conditions and qualifications described above.

     The Company's VCR Plus+ system relies on consumer access to PlusCode Numbers through licensed publications that carry the PlusCode Numbers. The Company presently licenses the PlusCode Numbers to newspapers and major television guides in VCR Plus+ markets worldwide. The license agreements call for royalty payments to the Company and have initial terms ranging from one to seven years. There is no assurance that these agreements will be renewed upon expiration or, if renewed, that they will be on terms as favorable to the Company as existing license agreements. In addition, the Company will be dependent on the cooperation and support of publications in countries in which it is not presently doing business in order to continue to expand the international availability of the VCR Plus+ system. See "Description of Business-Products" in Item 1.

     Consumer acceptance of the Index Plus+ and Guide Plus+ systems depends on the cooperation of both cable and television broadcasters. The Company has entered into agreements with cable and television broadcasters, independent television stations, Capital Cities/ABC, Fox, CBS, CBC and RTL to broadcast the information used in Index Plus+ and Guide Plus+ through the vertical blanking interval and is in negotiations with other cable and television broadcasters to support the Index Plus+ and Guide Plus+ systems. There can be no assurance, however, that local cable operators will not "strip" information required by Index Plus+ and Guide Plus+ from the vertical blanking interval, so that such information would not be available to some consumers. In such a case, additional hardware would have to be purchased by the consumer to receive the data required for the Index Plus+ and Guide Plus+ systems, thereby decreasing the attractiveness of these systems, or the Company would have to enter into agreements with local cable operators to ensure retransmission of required information. There can be no assurance that such agreements could be reached or that, if reached, they would be on terms acceptable to the Company. In addition, increased use of digital broadcast satellite technology, which does not involve a vertical blanking interval, would require the Company's Index Plus+ and Guide Plus+ systems to be modified to allow receipt of program data in digital form, and there can be no assurances that such systems could be so modified in a commercially acceptable manner. See "Description of Business-Products" in Item 1.

     The Company has no control over the number of VCRs and televisions that will be manufactured incorporating the Company's systems, and there can be no assurances with respect to the quantity of VCRs and televisions that will include the Company's systems or the amount of licensing revenues the Company will receive as a result of inclusion by manufacturers of the Company's systems.

Competition

     The Company's systems compete with systems offered by other companies. Many of the Company's present and potential competitors have, or may have, substantially greater resources than the Company to devote to further technological and new product developments. The Company believes that it will compete based primarily on the speed of its technological developments, uniqueness of its designs, ease of use, system features and price, proprietary technology, quality of marketing and ability to identify and meet consumer needs. There can be no assurance that based on these factors the Company will be competitive with the existing or future products or services of its competitors.

     Several products on the market that compete with VCR Plus+ offer point-and-click VCR programming functions that enable a subscriber to select a program from the screen and instruct the unit (a special VCR, television or a decoder box) to record. For example, in mid 1994, StarSight Telecast, Inc. ("StarSight") introduced an on-screen electronic guide with point-and-click recording capability and a set top box with similar features was introduced in late 1995 by VideoGuide, Inc. ("VideoGuide"). The Company has entered into an agreement giving the Company certain exclusive rights to market and promote the VideoGuide product and service. See "Business-Related Applications and Services" for a discussion of the Company's equity investment in VideoGuide. In addition, there have been several announcements of planned interactive electronic television guide services (including News Corp.'s TV Guide On-Screen and United Video's Prevue Express), some of which contain a point-and-click recording feature.

     Indexing systems currently built into VCRs that require the user to manually enter program stops and titles will compete with the Index Plus+ technology. Many companies, including some of the major VCR manufacturers, have introduced or are developing new indexing systems. In the area of pre-recorded video materials, digital video disc players with random access capabilities may also compete with Index Plus+ in the future.

     The interactive electronic television guides that may compete with VCR Plus+, whether existing now or developed in the future, may also compete with the Company's Guide Plus+ system. Digital satellite system products either being offered or expected to be offered by a number of manufacturers, including Thomson, Sony, Panasonic and others include an on-screen electronic guide of programming offered by such systems. Scientific Atlanta, Inc. also has developed a program guide for use in its cable boxes, and the Company expects that other cable box and satellite receiver manufacturers may develop program guides that would compete with the Company's Guide Plus+ system. Guide Plus+ will also face competition from traditional published television guides and from non-interactive, or passive, on-screen electronic guides.

Dependence on Key Employees

     The Company is dependent on certain key members of its management, operations and development staff, including Henry C Yuen, its Chief Executive Officer, the loss of whose services could have a material adverse effect on the Company. Furthermore, recruiting and retaining additional qualified engineering, marketing, and operations personnel will be critical to the Company's success. There can be no assurance that the Company will be able to recruit or retain such personnel on acceptable terms. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, operating results and financial condition. See Item 10, "Directors and Officers of Registrant."

Patent and Proprietary Information; Litigation

     The Company operates in an industry where innovation, investment in new ideas and protection of its resulting intellectual property rights are important for success. The Company relies on a variety of intellectual property protections for its products and services, including patent, copyright, trademark and trade secret laws, and contractual obligations, and pursues a policy of vigorously enforcing such rights. In addition, because much of the Company's technology relies on complex encryption methods, the technology is inherently difficult for unauthorized persons to penetrate. There can be no assurance, however, that the Company's intellectual property rights will be adequate to ensure the Company's competitive position, or that competitors will not be able to produce a non-infringing competitive product or service. In addition, there can be no assurances that in the future third parties will not assert patent infringement claims against the Company, or that if required to obtain any third party licenses as a result of an infringement dispute, the Company will be able to obtain such licenses.

     The following is a summary of the intellectual property protection afforded to each of the Company's major technologies:

     VCR Plus+ System

     In the U.S., the Company currently has five issued patents and 21 pending patent applications, representing more than 700 claims relating to the technology underlying the VCR Plus+ system. The patents and patent applications generally cover the use of compressed programming numbers for the programming of VCRs and other electronic equipment and also include other novel features such as the VCR Plus+ Cable Channel Changer and CallSet remote initialization. The Company's issued U.S. patents have 217 claims. In addition, the Company has been notified by the U.S. Patent and Trademark Office that three of its pending applications are allowable. The Company also has four issued foreign patents and multiple foreign patent applications pending for the VCR Plus+ technology. The Company holds seven issued U.S. and 23 issued foreign design patents covering various designs of products which contain or are used with VCR Plus+ technology.

     The Company has U.S. copyright registrations for the encoding and decoding computer programs at the heart of the VCR Plus+ compression and encryption technology. The Company considers portions of the VCR Plus+ encryption technology to be a protectable trade secret and has undertaken considerable efforts to maintain its secrecy.

     With respect to the VCR Plus+ system, the Company holds extensive trademark registrations throughout the world and has multiple trademark applications pending for a variety of marks. Marks for which the Company has registrations or applications to register in the U.S. or foreign countries include VCR Plus+, PlusCode, CallSet, iPlus+, SpotPlus, Video Plus+, ShowView, G-Code, Instant Programmer, Control Tower and

C/3/. Video Plus+, ShowView and G-Code are marks used in place of the mark VCR Plus+ in certain countries to avoid or minimize conflicts in those countries.

     Index Plus+ System

     The Company currently has one issued U.S. patent and ten pending U.S. patent applications, representing more than 200 claims on the technology related to the Index Plus+ system. The Company has been notified by the U.S. Patent and Trademark Office that two of its pending patent applications are allowable. In general, the patent and patent applications cover the method and apparatus used to create a directory of the taped segments of a videotape and to effect the rapid and accurate retrieval of those segments, as well as certain other novel features. The Company has cross licensing agreements with Matsushita, JVC and Hitachi. The Company also has two issued foreign patents and multiple foreign patent applications pending for the Index Plus+ technology in those countries where the system is expected to be launched. The Company has several trademark applications pending for marks related to the Index Plus+ system, including the mark Index Plus+.

     Guide Plus+ System

     The Company has expended significant efforts to strengthen its intellectual property rights in the electronic television guide area. The Company has eight U.S. patent applications pending with over 150 claims, relating to Guide Plus+- related technology. The Company has also been notified by the U.S. Patent and Trademark Office that two of its pending patent applications are allowable. The Company has also acquired exclusive licensing rights to three fundamental issued patents in the area of electronic television guides: the relevant portion of U.S. Patent No. 4,908,713, filed in 1981 and issued with 18 guide related claims in 1990 ("Levine patent"); U.S. Patent No. 5,038,211, filed in 1989 and issued with 34 claims in 1991 ("Hallenbeck patent"); and U.S. Patent No. 4,751,578, filed in 1985 and issued with 19 claims in 1988 ("Reiter patent"). The Company believes that these issued patents, the continuation claims in process, and the patent applications filed by the Company provide it with a competitive advantage.

     The Company intends to protect vigorously its intellectual property rights. The Company believes that certain claims of the Levine patent, if upheld to be valid, cover the operation of on-screen television guides utilizing local storage and retrieval of electronic television guide data, as used by StarSight and other existing and announced interactive on-screen guides. The Company believes that certain claims of the Hallenbeck patent, if upheld to be valid, cover a means of data delivery and selective retrieval that significantly decrease the cost of an interactive television guide system. The Company also believes that certain claims of the Reiter patent, which cover the concept of sorting television programs by theme (such as sports, movies, specials, etc.), if upheld to be valid, represent a valuable user-interface feature without which an electronic guide's utility and ease-of-use would be greatly reduced. The Company is presently suing StarSight for patent infringement of claims in all of these three patents. The Company believes that if it is successful in these legal proceedings, the Company will be able not only to prevent StarSight from infringing on the Company's intellectual property rights by further distributing or servicing its StarSight system, but also to establish the validity and coverage of these patents by passing a critical legal test. However, there is no assurance that the Company will prevail in any or all of these patent infringement claims. See Item 3, "Legal Proceedings."

     The Company's policy is to enter into nondisclosure agreements with each employee and consultant or third party to whom any of the Company's proprietary information is disclosed. These agreements prohibit the disclosure of confidential information to anyone outside the Company, both during and subsequent to employment or the duration of the working relationship. There can be no assurance, however, that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

     Other Related Applications

     Because the iPlus+ service relies on PlusCode Numbers and the VCR Plus+ system, intellectual property protection of the iPlus+ service relies primarily on the rights obtained with respect to the VCR Plus+ system. In addition, trademark registrations have been obtained or applications made in the U.S. and foreign countries for the mark iPlus+.

     The Company's continuing success depends in part on its ability to protect and maintain the proprietary nature of its technology through a combination of patents, trade secrets, trademarks, copyrights, licenses and other intellectual property arrangements. Company currently has a number of issued U.S. and foreign patents. The Company also has numerous pending U.S. and foreign patent applications, issued and pending trademark registrations (some of which have been opposed by third parties) and computer program copyrights in the U.S. and other countries. The Company has also acquired the exclusive right to three patents broadly covering various aspects of interactive, electronic on-screen television guides. The Company intends to vigorously protect its intellectual property rights. There can be no assurance, however, that the Company's pending patent applications will issue or that a third party will not violate, or attempt to invalidate, the Company's intellectual property rights, possibly forcing the Company to expend substantial legal fees. Successful challenges to certain of the Company's patents would materially adversely affect the Company's business, operating results and financial condition.

     There can be no assurance that certain aspects of the Company's technology will not be reverse-engineered by third parties without violating the Company's proprietary rights. The Company's existing protections also may not preclude competitors from developing products with features and prices similar to or better than those of the Company.

     The Company has from time to time received communications from third parties asserting that features of certain of the Company's technologies may infringe upon intellectual property rights of such parties. There can be no assurance that third parties will not assert infringement claims against the Company in the future. An adverse determination in any such dispute could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities and litigation costs or prevent the Company from licensing its technologies, any of which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, if any of the Company's licensees determine that any additional third party licenses are required as a result of any such dispute, there can be no assurance that any such licenses would be available on terms acceptable to the Company, if at all.

     The Company is currently engaged in a lawsuit with StarSight in which the Company has alleged that StarSight has infringed three patents covering various aspects of the interactive, electronic on-screen television guide to which the Company has certain exclusive rights. The Company is also seeking a declaration that certain of StarSight's patents are unenforceable and that StarSight's actions violate federal and state antitrust laws. StarSight has alleged that the VCR Plus+ handset's Cable Box Changer feature has infringed one of StarSight's patents. StarSight has also filed a counterclaim seeking, among other things, determinations that it does not infringe certain patents of the Company and that such patents are invalid and unenforceable. See Item 3, "Legal Proceedings."

Risks Associated With International Operations

     The Company operates on a multinational basis, and, as a result, the Company is subject to various risks, including a greater difficulty of administering business globally, regulatory requirements such as tariff regulations, export control restrictions, overlapping or differing tax structures, differences in intellectual property protections, political and economic instability or general trade restrictions. If any of these risks materialize, it could have a material adverse effect on the Company's business, operating results and financial condition. The Company generates a substantial amount of its income outside the United States, and the

Company and its subsidiaries generally are taxed at rates substantially lower than U.S. tax rates. If the Company or its subsidiaries were no longer able to qualify for such tax rates or if the tax laws were rescinded or changed, the Company's operating results could be materially adversely affected. See Item 9, "Management's Discussion and Analysis of Financial Condition and Results of Operations," Item 7, "Taxation" and Note 4 of the Notes to Consolidated Financial Statements in Item 18.

Holding Company Structure; Restrictions on Subsidiary Dividends

     The Company conducts all of its operations through subsidiaries. Accordingly, the primary source of the Company's income is dividends and other distributions from its subsidiaries. Some of the Company's subsidiaries were formed under and have operations in countries other than the British Virgin Islands, the jurisdiction of the Company's organization. In addition, each of the Company's subsidiaries receives its revenues in either U.S. dollars or the local currency of the jurisdictions in which it operates. As a consequence, the Company's ability to obtain dividends or other distributions is subject to, among other things, possible restrictions on dividends under applicable local laws and foreign currency exchange regulations of the jurisdictions in which its subsidiaries operate. In addition, dividends or distributions from the Company's U.S. subsidiary are subject to a 30% withholding tax, which makes such dividends and distributions unattractive. The subsidiaries' ability to pay dividends or make other distributions to the Company is also subject to the subsidiaries having sufficient funds from their operations legally available for the payment of dividends or other distributions which are not needed to fund their operations, obligations or other business plans. Because the Company is a shareholder of its subsidiaries, the Company's right to the assets of such subsidiaries will be subordinated to the rights of all creditors and claimants against its subsidiaries. See Item 7, "Taxation" for a discussion of certain tax issues resulting from the ownership structure of the Company that may affect the Company or its shareholders.

Control by Management

     Thomas Lau, Henry Yuen, Daniel Kwoh, Wilson Cho, Elsie Leung and Roy Mankovitz, each members of the Company's management, collectively owned 70.2% of the outstanding Ordinary Shares and voting power of the Company. In addition, Mary Lau, Thomas Lau's sister, and Thomas Lau together own 45.6%. Accordingly, the Company's management is able to control the election of the Board of Directors of the Company, and thus the direction and future operations of the Company, including decisions regarding acquisitions and other business opportunities and the declaration of dividends and the issuance of additional Ordinary Shares and other securities, in each case without the supporting vote of any other shareholder of the Company. See Item 6, "Exchange Controls and Other Limitations Affecting Security Holders."

ITEM 2 - DESCRIPTION OF PROPERTY

     The Company leases office facilities in Pasadena, California covering in excess of 15,000 square feet. The Company's leases expire in the year 2000. The Company believes that its facilities are adequate to meet the Company's needs for the foreseeable future. Should the Company need additional space, management believes that the Company will be able to secure additional space at reasonable rates.

ITEM 3 - LEGAL PROCEEDINGS

     The Company is currently a party in a consolidated lawsuit in which the adverse party is StarSight. In this case, StarSight Telecast, Inc. v. Gemstar Development Corporation and Michael R. Levine, filed October 15, 1993 in the Northern District of California, StarSight is seeking, among other relief, a determination that the VCR Plus+ handset's Cable Box Changer feature infringes a patent issued to StarSight. StarSight also seeks a determination that it has not infringed the Levine patent, that the patent is invalid and that the Company violated federal antitrust laws. As a result of a motion by the Company, the court dismissed the antitrust claim with prejudice. The Company has counterclaimed against StarSight for infringement of the Levine patent. In successive lawsuits coordinated with this case, the Company has also charged StarSight with infringement of the Hallenbeck and Reiter patents and has sought injunctions restraining StarSight from infringing these patents. The Company is also seeking a declaration that certain of StarSight's patents are unenforceable and that StarSight's actions violate federal and state antitrust laws. StarSight filed a counterclaim seeking, among other things, determinations that its technologies do not infringe the Hallenbeck and Reiter patents and that such patents are invalid and unenforceable. See "Patent and Proprietary Information; Litigation" in Item 1.

     The Company plans to vigorously pursue its claims against StarSight in order to protect and enhance the Company's intellectual property rights. The Company does not believe that the ultimate outcome of the lawsuit involving StarSight will have a material adverse effect on the financial condition or results of operations of the Company.

     The Company and its subsidiaries are from time to time also involved in routine legal matters incidental to their businesses. In the opinion of the Company, the resolution of such matters will not have a material effect on its financial condition or results of operations.

ITEM 4 - CONTROL OF REGISTRANT

(a) As far as known to the Company, it is not directly or indirectly owned or controlled by any other corporation or by any foreign government.

(b)(1) To the knowledge of the Company, the following persons beneficially own more than 10% of the Company's outstanding Ordinary Shares as of May 31, 1996:

                                               Number of      % of Shares
          Identity of Persons                    Shares       Outstanding
          -------------------                  ---------      -----------
          Dynamic Core Holdings Limited (1)    11,522,575        37.4%
          Henry Yuen (2)                        4,176,276        13.1%

     (1) The sole shareholder of Dynamic Core Holdings Limited is Thomas Lau, who is the brother of Mary Lau. Mary Lau beneficially owns 1,516,751 Ordinary Shares or 4.9%.

     (2) Includes 1,114,285 shares issuable upon exercise of currently exercisable options.

(b)(2) The total number of shares of the Company's Ordinary Shares beneficially owned by the officers and directors as a group as of May 31, 1996 is as follows:


                                               Number of      % of Shares
          Identity of Group                      Shares       Outstanding
          -----------------                    ---------      -----------
          Officers and directors as a group
            (9 persons) (1)                    22,491,289        70.2%

     (1) Includes 1,564,285 shares issuable upon exercise of currently exercisable options.

(c) As far as is known to the Company, there is no arrangement, the operation of which, may at a subsequent date result in a change in control of the Company.

ITEM 5 - NATURE OF TRADING MARKET

     Since the initial public offering of the Company's Ordinary Shares at $12.00 per share on October 11, 1995, the Ordinary Shares have been traded on the Nasdaq National Market (the "Nasdaq Stock Market") under the symbol GMSTF. Prior to that time there was no public trading market for the Ordinary Shares.

     The sole market for the Company's Ordinary Shares is the Nasdaq National Market in the United States. The Ordinary Shares of the Company are not currently traded on any non-United States trading market.

     The following table sets forth for the periods indicated the high and low closing price per share of Ordinary Shares on the Nasdaq National Market as reported by Nasdaq:

                                        High    Low
                                       ------  ------
1995
4th Quarter (from October 11, 1995)..  38 1/4  13 1/2
1996
1st Quarter..........................  37 3/4  21 1/4


     At March 31, 1996, there were 30,461,505 Ordinary Shares outstanding and approximately 40.0% of the outstanding shares were held by record by holders with listed mailing addresses in the United States. The Company believes that the number of record holders with addresses in the United States may not be indicative of the portion of the outstanding Ordinary Shares held in the United States.

ITEM 6 - EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

     There are currently no exchange control restrictions on remittances of dividends on the Ordinary Shares or on the conduct of the Company's operations in the British Virgin Islands, where it is incorporated.

     The following is a brief description of the rights of holders of fully paid Ordinary Shares and the authorized but unissued preference shares, par value $0.01 per share, of the Company (the "Preference Shares"). This description does not purport to be complete and is qualified in its entirety by reference to the Memorandum of Association and Articles of Association of the Company and to the relevant provisions of the British Virgin Islands International Business Companies Ordinance (Cap. 291), as amended.

Ordinary Shares

     The Company's Memorandum of Association authorizes the issuance of an aggregate of 500,000,000 Ordinary Shares. All of the issued Ordinary Shares are, for purposes of the issue, credited as fully paid and nonassessable (except that in the case of Ordinary Shares issued for a promissory note or other written obligation for payment of a debt, the holder of such Ordinary Shares is liable for the amount unpaid on the promissory note, and such Ordinary Shares may be subject to forfeiture), and accordingly no further contribution of capital may be required by the Company from holders of Ordinary Shares. Under British Virgin Islands law, nonresidents of British Virgin Islands may freely hold, vote and transfer Ordinary Shares in the same manner as British Virgin Islands residents.

     The shareholders of E Guide, who received an aggregate of 3,511,494 Ordinary Shares of the Company in the E Guide Exchange (see "The
Reorganization"), were also granted certain registration rights, including demand registration rights and piggyback registration rights, with respect to the Ordinary Shares they received in the E Guide Exchange.

Preference Shares

     The Company's Memorandum of Association authorizes the issuance of an aggregate of 50,000,000 Preference Shares. The Board of Directors has the authority, without shareholder action, to establish or increase the number of shares of any series of Preference Shares, and to establish the dividend rights and rates, voting rights, redemption provisions and liquidation preference with respect to any such Preference Shares, all of which may take precedence over comparable rights of the existing Ordinary Shares. Any variance in the terms of Preference Shares after initial issuance thereof which affects the holders of Ordinary Shares must be approved by a majority of the holders of Ordinary Shares.

Rights of Shareholders under British Virgin Islands Law May Be Less than in U.S. Jurisdictions

     The Company is incorporated under the laws of the British Virgin Islands, and its corporate affairs are governed by its Memorandum of Association and Articles of Association and by the International Business Companies Act of the British Virgin Islands. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of the Company's management, directors and controlling shareholders and the rights of the Company's shareholders differ from those that would apply if the Company were incorporated in a jurisdiction within the U.S. Further, the rights of shareholders under British Virgin Islands law are not as clearly established as the rights of shareholders under legislation or judicial precedent in existence in most U.S. jurisdictions. Thus, the public shareholders of the Company may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. In addition, there is doubt that the courts of the British Virgin Islands would enforce, either in an original action or in an action for enforcement of judgments of U.S. courts, liabilities that are predicated upon the securities laws of the U.S.

Dividends

     Holders of Ordinary Shares are entitled to participate in the payment of dividends in proportion to their holdings. The Board of Directors may declare and pay dividends in respect of any accounting period out of the surplus of the Company legally available for distribution. Cash dividends, if any, will be paid in U.S. Dollars. The Company's Board of Directors has no current plans to pay dividends. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Company's Board of Directors. For a discussion of taxation of dividends for shareholders. See Item 7, "Taxation".

Voting Rights

     Every shareholder who is present in person or by proxy at a meeting of the Company shall have one vote for each Ordinary Share held by such shareholder. In addition, holders of Preference Shares shall have such voting rights, if any, as determined by the Board of Directors. The Articles of Association of the Company make no provision for cumulative voting.

Directors

     Under the Company's Articles of Association, the number of directors of the Company may not be less than three nor more than fifteen, and are divided into three classes. Directors may be appointed by the shareholders or by the directors to fill a vacancy or as an addition to the existing directors. Directors may be removed, with cause, by a resolution of the shareholders of the Company or by a resolution of the other directors.

Quorum

     The quorum required to constitute a valid general meeting of shareholders consists of shareholders present in person or by proxy together holding not less than 50% of all shares entitled to vote at the meeting. If a meeting is adjourned for lack of a quorum, it will stand adjourned to the next business day at the same time and place or to such other day at such other time and place as the directors may determine, and if at the adjourned meeting there are present in person or by proxy within one hour from the time appointed for the meeting at least one-third of the shares entitled to vote at the meeting, the shareholder or shareholders present shall be a quorum. Meetings may also be called upon the written request of shareholders holding more than 50% of the outstanding voting shares of the Company. A meeting convened upon the written request of shareholders shall be dissolved if a quorum is not present at the first meeting.

Resolutions

     Resolutions may be adopted at shareholders' meetings by the affirmative vote of a simple majority of the shares entitled to vote thereon that are represented at the meeting and voted. In addition, shareholders may act by written consent without a meeting by the consent of the holders of an absolute majority of the outstanding shares entitled to vote on such matters, provided that notice of any such actions is subsequently furnished to all shareholders.

     Certain actions may be taken by a resolution of the directors. Such actions include amendments of the Company's Memorandum of Association and certain amendments of its Articles of Association, an increase or reduction in the Company's authorized capital and a change in the Company's name.

Rights in a Winding-Up

     Holders of Ordinary Shares are entitled to participate in proportion to their holdings in any distribution of assets in a winding-up after satisfaction of liabilities to creditors and holders of Preference Shares, if any.

Additional Issuances of Ordinary Shares

     As of March 31, 1996 there were 469,238,495 authorized but unissued Ordinary Shares, including 5,600,000 Ordinary Shares reserved for issuance under the 1994 Stock Incentive Plan, as amended. See Item 12, "Options to Purchase Securities From Registrant or Subsidiaries". Additional authorized but unissued Ordinary Shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital. Subject to the Company's Articles of Association and any resolution of shareholders, the Board of Directors is authorized to exercise the power of the Company to offer, allot, grant options over or otherwise dispose of all of the remaining unissued Ordinary Shares of the Company. The Company does not currently have any plans to issue additional Ordinary Shares, except in connection with the 1994 Stock Incentive Plan. The Board of Directors may, without shareholder action, increase the number of authorized Ordinary Shares.

Transfers of Ordinary Shares

     The Company's Memorandum of Association and Articles of Association do not include any restrictions on the transferability of Ordinary Shares other than those restrictions set forth in the 1994 Stock Incentive Plan and the lock-up arrangements entered into in connection with the Company's public offering on April 16, 1996.

Merger; Dissenters' Rights

     British Virgin Islands law provides for mergers whereby either one company absorbs another company and the absorbed company simultaneously dissolves, or a new company is formed and absorbs the two merging companies, which automatically dissolve. British Virgin Islands law provides for compulsory acquisition (if the holders of 90% or more of the company's voting shares instruct the company to do
so) or appraisal of the interests of a shareholder who objects to the transfer of the ownership or assets of a company. A shareholder objecting to a merger is not, however, entitled to appraisal of his shares if the company is the surviving corporation in the merger and the shareholder continues to hold the same or similar shares following consummation of the merger.

Transfer Agent and Registrar

     First Interstate Bank of California serves as the Transfer Agent and Registrar for the Ordinary Shares.

ITEM 7 - TAXATION

     The following discussion is a summary of certain anticipated U.S. federal income tax consequences and British Virgin Islands tax consequences of an investment in the Ordinary Shares under current law and is based on the advice of O'Melveny & Myers with respect to U.S. federal income taxes and Harney, Westwood & Riegels with respect to British Virgin Islands taxes. This discussion does not deal with all possible tax consequences relating to an investment in the Ordinary Shares and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies, individual retirement and other tax deferred accounts and other tax-exempt entities) may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local and other national (i.e., non-U.S. and non-British Virgin Islands) tax laws. The laws discussed below may change at any time and such changes may be retroactive to a date preceding the date of this Annual Report. Accordingly, each prospective investor should consult its own tax advisor regarding the particular tax consequences to it of an investment in the Ordinary Shares. The following discussion is based upon laws and relevant interpretations thereof in effect as of May 31, 1996, all of which are subject to change.

U.S. Federal Income Taxation

     The following discussion only addresses the U.S. federal income taxation of a U.S. Investor (as defined below) making an investment in the Ordinary Shares. It does not address the tax consequences to any person, whether a U.S. resident or not, who holds (or will hold), directly or indirectly, 10% or more of the Ordinary Shares (a "10% Shareholder"). Non-U.S. Investors and 10% Shareholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in the Ordinary Shares.

     For purposes of this discussion, the term "U.S. Investor" means a holder of Ordinary Shares who is a citizen or resident of the U.S., a U.S. corporation or partnership (including an entity treated as a corporation or partnership for U.S. tax purposes) or other entity created or organized under the laws of the U.S. or any political subdivision thereof, an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source, and any other holder whose ownership of Ordinary Shares is effectively connected with the conduct of a trade or business in the U.S.

     A U.S. Investor receiving a distribution with respect to the Ordinary Shares will be required to include such distribution in gross income as a taxable dividend to the extent such distribution is paid from earnings and profits of the Company as determined under U.S. federal income tax principles. Any distributions in excess of the earnings and profits of the Company will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital to the extent of the U.S. Investor's basis in the Ordinary Shares, and then as gain from the sale or exchange of a capital asset, provided that the Ordinary Shares constitute capital assets in the hands of the U.S. Investor. U.S. corporate shareholders will not be entitled to any deduction for distributions received as dividends on the Ordinary Shares.

     Gain or loss on the sale or exchange of Ordinary Shares will be treated as capital gain or loss if the Ordinary Shares are held as a capital asset by the U.S. Investor. Such capital gain or loss will be long-term capital gain or loss if the U.S. Investor has held the Ordinary Shares for more than one year at the time of the sale or exchange.

     Various provisions contained in the Code impose special taxes in certain circumstances on non-U.S. corporations and their shareholders. The following is a summary of certain provisions which could have an adverse impact on the Company and the U.S. Investors.

     Personal Holding Companies

     Sections 541 through 547 of the Code relate to the classification of certain companies (including foreign corporations) as personal holding companies ("PHCs") and the consequent taxation of such corporations on their undistributed personal holding company income to the extent amounts at least equal to such income are not distributed to their shareholders. A PHC is a corporation (i) more than 50% of the stock of which is owned, directly or indirectly, by five or fewer individuals (without regard to their citizenship or residence) at any time during the last half of the taxable year, and (ii) which receives 60% or more of gross income, as specifically adjusted, from certain passive sources, such as dividends, interest and royalties. (In determining whether a foreign corporation satisfies the gross income test, only its U.S. source income is taken into account.) A PHC does not include a corporation that is a foreign personal holding company or a passive foreign investment company, as described below. If the Company or Gemstar Development Corporation, its U.S. subsidiary, were classified as a PHC, a tax would be imposed at the rate of 39.6% on such corporation's undistributed personal holding company income.

     More than 50% of the Company's Ordinary Shares are likely to be owned, directly or indirectly, by five or fewer individuals after the Offering. In addition, through application of constructive stock ownership rules, the subsidiaries of the Company are also likely to be owned, indirectly by five or fewer individuals after the Offering. Therefore, the Company and Gemstar Development Corporation will be classified as PHCs if they satisfy the 60% gross income test. The Company, however, does not expect Gemstar Development Corporation to have personal holding company income in any of its tax years through the period ending March 31, 1998. If Gemstar Development Corporation were classified as a PHC it would be subject to the PHC tax unless it pays a dividend to the Company in an amount sufficient to eliminate its undistributed personal holding company income. In that event, the Company would have to pay a dividend to its shareholders in the same amount as the dividend it received from Gemstar Development Corporation to eliminate undistributed personal holding company income at the Company level. Any such dividend would be subject to a 30% U.S. withholding tax to the extent paid out of current or accumulated earnings and profits of Gemstar Development Corporation. If the Company receives a dividend from Gemstar Development Corporation, the dividend would constitute U.S. source passive income, and the Company would be a PHC and would be subject to the PHC tax unless such amounts were paid out to its shareholders. The Company intends to manage the affairs of Gemstar Development Corporation (which may include making dividend distributions) so as to minimize the imposition of such tax on Gemstar Development Corporation, to the extent consistent with its other business goals. The Company should be able to avoid taxation as a PHC if dividends received from Gemstar Development Corporation are distributed to the Company's shareholders.

     Foreign Personal Holding Companies

     Sections 551 through 558 of the Code relate to foreign personal holding companies ("FPHCs") and impute undistributed income of certain foreign corporations to U.S. persons who are shareholders of such corporations. The Company will be classified as a FPHC if (i) at any time during the taxable year, five or fewer individuals, who are U.S. citizens or residents, directly or indirectly own more than 50% of the Company's Ordinary Shares (measured either by voting power or value) (the "shareholder test") and (ii) the Company receives at least 60% (50% if it was a FPHC in a prior year) of its gross income (regardless of source), as specially adjusted, from certain passive sources such as dividends, interest and royalties (the "income test").

     The Company does not believe that it or any of its foreign subsidiaries would satisfy the shareholder test immediately after the Offering so as to be classified as FPHC. It is possible, however, that subsequent events may cause the Company to satisfy the shareholder test in future years. In addition, since the Company will derive most of its income from dividends paid by its subsidiaries, the Company believes that it meets, and expects that it will continue to meet, the income test.

     If the Company or any of its foreign subsidiaries were classified as a FPHC, a portion of its undistributed income would be imputed to those shareholders who are U.S. Investors (including U.S. corporations) who held the Company's stock on the last day of its taxable year, which is March 31. Such income would be taxable to such persons as a dividend, even if no cash dividend is actually paid. U.S. Investors who dispose of their Ordinary Shares prior to such date would not be subject to a tax under these rules. If the Company becomes a FPHC, U.S. persons who acquire Ordinary Shares from decedents would be denied the step-up of the income tax basis for such Ordinary Shares to fair market value at the date of death which would otherwise have been available and instead would have a tax basis equal to the lower of fair market value or the decedent's basis. If the Company concludes that it or any of its subsidiaries is a FPHC, it intends to manage its affairs (which may include making dividend distributions) so as to avoid or minimize having income that would be imputed to its U.S. Investors under these rules, to the extent consistent with its other business goals.

     Passive Foreign Investment Companies

     A foreign corporation is classified as a "passive foreign investment company" ("PFIC") if (1) 75% or more of its gross income (including the pro rata gross income of any subsidiary of which the corporation owns 25% or more of the stock by value) in a taxable year is passive income or (2) the average percentage of its assets by value (including the pro rata value of the assets of any subsidiary of which the corporation owns 25% or more of the stock by value) which produce or are held for the production of passive income is at least 50% in a taxable year. (For purposes of these tests, stock of a 25% or more owned U.S. subsidiary is a non-passive asset and income from such stock is non-passive income.) Passive income includes dividends, interest and royalties but excludes royalties that are derived in the active conduct of a trade or business (as defined for U.S. federal income tax purposes) and that are received from an unrelated person. Passive income also includes interest income derived from funds raised in the Company's public offerings.

     The Company does not believe that it is currently a PFIC or will be PFIC for the 1995 and 1996 calendar years, because, based on the substantial management and operational functions of its subsidiaries in connection with the creation and development of its proprietary products, the royalty income of these subsidiaries is derived from the active conduct of a trade or business and because the average value of assets producing passive income is less than 50% of aggregate asset value. Characterization of royalty income as active business income is based on the treatment of the Company's operating subsidiaries, collectively, as the developer and licensor of the proprietary products for purposes of this test. However, there is little authority on which to rely in this area, and there can be no assurance that the Internal Revenue Service will agree with this position. For purposes of the assets test, the Company values its tangible and intangible assets on a fair market basis. If, in the future, the Company is a CFC, as described below, it would be required to value its assets at their adjusted tax basis for purposes of the assets test, which could increase the risk of the Company becoming a PFIC. If the Company were a PFIC, a U.S. Investor would be subject to increased tax liability upon the sale of Ordinary Shares at a gain or upon the receipt of certain dividends, unless such U.S. Investor makes an election (a "qualifying electing fund election") to be taxed currently on his pro rata portion of the Company's income, whether or not such income is distributed in the form of dividends or otherwise.

     A U.S. Investor making a qualifying electing fund election is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualifying electing fund as ordinary income and a pro rata share of the net capital gain of the qualifying electing fund as long-term capital gain. The Company will, at the request of a shareholder making a "qualifying electing fund election," comply with the applicable information reporting requirements. U.S. Investors should consult their tax advisors regarding the consequences of PFIC status, including certain reporting requirements applicable to U.S. shareholders of a PFIC, and the election to treat the Company as a qualifying electing fund.

     Controlled Foreign Corporations

     Sections 951 through 964 and section 1248 of the Code relate to controlled foreign corporations ("CFC") and require that certain U.S. shareholders include in gross income certain income of a CFC regardless of whether the CFC has actually distributed such income. The CFC provisions only apply if U.S. Investors who own at least 10% of the voting stock of the Company, own, in the aggregate, more than 50% (measured by vote or value) of the shares of a foreign corporation. The Company does not believe that it is currently a CFC or that it will be treated as a CFC immediately after the Offering. It is possible, however, that subsequent events may cause the Company to satisfy the shareholder test in future years. If the Company were ever to become classified as a CFC, the income imputation rules referred to for CFCs above would only apply with respect to such 10% U.S. Investors.

     U.S. Backup Withholding

     Treasury regulations currently in effect do not require backup withholding with respect to dividends paid by a foreign corporation such as the Company. However, the U.S. Treasury Department is considering whether to extend the backup withholding rules to dividends from certain foreign corporations.

     The payment of proceeds from the disposition of Ordinary Shares by a holder to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31%, unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of proceeds from the disposition by a holder of Ordinary Shares to or through a non-U.S. office of a broker will generally not be subject to backup withholding and information reporting. However, information reporting (but not backup withholding) may apply to such a holder who sells a beneficial interest in Ordinary Shares through a non-U.S. branch of a U.S. broker, or through a non-U.S. office of a U.S. Controlled Person, in either case unless the holder establishes an exemption or the broker has documentary evidence in its files of the holder's status as a non-U.S. person.

     Any amounts withheld under the backup withholding rules from a payment to a holder will be refunded (or credited against the holder's U.S. federal income tax liability, if any) provided that the required information is furnished to the U.S. Internal Revenue Service.

     Changes in Law

     The United States Congress is considering several proposals for changing U.S. tax laws. These changes, if enacted, may affect the rules and rates of tax described above, and some or all of the changes may be retroactive to a date preceding the date of this Annual Report.

British Virgin Islands Taxation

     Under the laws of the British Virgin Islands as currently in effect, a holder of Ordinary Shares who is not a resident of the British Virgin Islands is
(i) exempt from British Virgin Islands income tax on dividends paid with respect to the Ordinary Shares and (ii) is not liable for British Virgin Islands income tax on gains realized on sale or disposition of such Ordinary Shares. In addition, the British Virgin Islands does not impose a withholding tax on dividends paid by the Company. A company incorporated under the International Business Companies Act is deemed not to be a resident for this purpose.

     There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands. In addition, the Ordinary Shares are not subject to any transfer taxes, stamp duties or similar charges. In addition, there is no income tax treaty or convention currently in effect between the U.S. and the British Virgin Islands.

ITEM 8 - SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data at March 31, 1995 and 1996 and for the years ended March 31, 1994, 1995 and 1996 have been derived from the Company's audited Consolidated Financial Statements included in Item
18. The selected consolidated financial data at March 31, 1992, 1993 and 1994 and for the years ended March 31, 1992 and 1993 have been derived from audited consolidated financial statements not included herein. The information should be read in conjunction with Item 18, "Financial Statements" and related Notes thereto, and Item 9, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                  Fiscal Year Ended March 31,
                                                                                  ---------------------------
                                                                         1992       1993       1994      1995      1996
                                                                         ----       ----       ----      ----      ----
                                                                             (in thousands, except per share data)
Statements of Earnings Data:
Revenues.........................................................       $   677    $ 9,189    $27,025   $41,744   $53,436
Operating costs and expenses:
 Selling and marketing...........................................           770      3,112      9,308    11,003    15,496
 Research and development........................................           605      1,968      4,694     7,104     8,428
 General and administrative......................................         2,224      4,035      6,609    10,182     9,957
 Nonrecurring expenses (1).......................................            --         --         --     1,710        --
                                                                        -------    -------    -------   -------   -------
 Total operating expenses........................................         3,599      9,115     20,611    29,999    33,881

Earnings (loss) from operations..................................        (2,922)        74      6,414    11,745    19,555
Other income, net................................................            69         82        786       755     2,025
                                                                        -------    -------    -------   -------   -------
Earnings (loss) from continuing
 operations before income tax expense............................        (2,853)       156      7,200    12,500    21,580
Income tax expense...............................................            42        419      2,238     3,681     5,497
                                                                        -------    -------    -------   -------   -------
Earnings (loss) from continuing operations.......................        (2,895)      (263)     4,962     8,819    16,083
Earnings from discontinued operations (2)........................        11,821      9,977      6,726     5,197        --
                                                                        -------    -------    -------   -------   -------
 Net earnings....................................................       $ 8,926    $ 9,714    $11,688   $14,016   $16,083
                                                                        =======    =======    =======   =======   =======

Per Share Data:
Earnings (loss) from continuing operations.......................        $(0.10)    $(0.01)     $0.18     $0.32     $0.52
Earnings from discontinued operations............................          0.42       0.36       0.24      0.19        --
                                                                        -------    -------    -------   -------   -------
 Net earnings....................................................         $0.32      $0.35      $0.42     $0.51     $0.52
                                                                        =======    =======    =======   =======   =======
Weighted average shares outstanding (3)..........................        27,684     27,684     27,684    27,684    30,983
                                                                        =======    =======    =======   =======   =======

                                                                                             March 31,
                                                                                             ---------
                                                                          1992       1993       1994      1995      1996
                                                                          ----       ----       ----      ----      ----
                                                                                        (in thousands)
Balance Sheet Data:
Working capital..................................................       $15,927    $22,654    $20,373   $ 5,185   $54,534
Total assets.....................................................        20,092     27,612     41,355    23,189    78,440
Debt (4).........................................................            --         --      9,812        --        --
Shareholders' equity (5).........................................        12,113     19,137     22,895     8,904    61,223
------------

(1) Nonrecurring expenses consist of professional fees and related costs associated with the Company's initial public offering that were incurred prior to the October 1994 postponement of the offering.
(2) Fiscal 1995 discontinued operations included a nonrecurring tax benefit of $8.1 million. See "The Reorganization" and Note 3 of the Notes to Consolidated Financial Statements for a discussion of discontinued operations.
(3) See Note 2 of the Notes to Consolidated Financial Statements for a description of the calculation of the weighted average shares outstanding.
(4) Amounts are included in current net assets and non-current net liabilities related to discontinued operations in the consolidated balance sheets of the Consolidated Financial Statements.
(5) Cash dividends of $0.11, $0.29 and $0.18 per Ordinary Share were declared in the fiscal years ended March 31, 1993, 1994 and 1995, respectively.

ITEM 9 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with
Item 8, "Selected Consolidated Financial Data" and Item 18, "Financial Statements." This Annual Report contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Certain Factors Affecting Business, Operating Results and Financial Condition" in Item 1.

Overview

     The Company's historical financial statements reflect revenues derived primarily from the VCR Plus+ system. Revenues from the VCR Plus+ system are derived through licensing fees paid by manufacturers to the Company for incorporation of the technology into VCRs and televisions, and, to a lesser extent, by publications printing the PlusCode Numbers. The Company has two new technologies, Index Plus+, a proprietary technology that simplifies the playback of videotapes, and Guide Plus+, an interactive, electronic on-screen television guide, which have not yet been commercially introduced and have not generated significant revenues.

     The Company's launch of VCR Plus+ in 1990 involved securing widespread publication of the PlusCode Numbers, without which the VCR Plus+ system would not be useful. In order to support publications when they first started publishing the PlusCode Numbers in a market, the Company engaged in the manufacture, sale and distribution of handsets incorporating the VCR Plus+ system for use with VCRs that had no VCR Plus+ capability.

     Consistent with the Company's strategy to focus on the licensing of its proprietary technologies and systems, as VCR Plus+ became more widely adopted by VCR manufacturers, the Company discontinued its Handset Business effective January 1, 1995 by spinning it off to its shareholders. See "The Reorganization" in Item 1 and Note 3 of the Notes to Consolidated Financial Statements in Item 18.

     Worldwide Tax Expense

     The Company operates as a holding company with operating subsidiaries in several countries, and each subsidiary is taxed based on the laws of the jurisdiction in which it operates. Because taxes are incurred at the subsidiary level, and one subsidiary's tax losses cannot be used to offset the taxable income of subsidiaries in other jurisdictions, the Company's consolidated effective tax rate may increase to the extent the Company reports tax losses in some subsidiaries and taxable income in others. The Company receives revenues from licensees in various countries, net of foreign withholding taxes. Accordingly, the Company's annual tax expense varies considerably from period to period based upon the source of revenues subject to foreign withholding taxes. Additionally, under the current British Virgin Island law, income generated by the Company and its subsidiaries incorporated under the International Business Companies Act in the British Virgin Islands are not subject to taxation. Although certain subsidiaries are subject to taxation in countries where they operate, such operations generally are taxed at rates substantially lower than U.S. tax rates. If the Company or its subsidiaries were no longer able to qualify for such tax rates or if the tax laws were rescinded or changed, the Company's operating results could be materially adversely affected. See Item 7, "Taxation" and Note 4 of the Notes to Consolidated Financial Statements in Item 18.

     The overall effective tax rate reported by the Company in any single period is therefore impacted by, among other things, the country in which earnings or losses arise, applicable statutory tax rates and withholding tax requirements for particular countries, and the availability of tax credits for taxes paid in certain jurisdictions. Because of these factors, it is expected that the Company's future tax expense as a percentage of earnings before income taxes may vary from year to year. See Note 4 of the Notes to Consolidated Financial Statements in Item 18.

Results of Operations

     The following discussion should be read in conjunction with the Consolidated Financial Statements and related Notes thereto that appear elsewhere in this Annual Report. The Company spun-off its Handset Business effective January 1, 1995. The following table sets forth for the periods indicated the percentage of revenues represented by certain line items in the Company's statements of earnings related to continuing operations only.

                                                       Fiscal Year Ended
                                                            March 31,
                                                       ------------------
                                                       1994   1995   1996
                                                       ----   ----   ----
Statements of Earnings Data:
Revenues..............................................  100%   100%   100%
Operating costs and expenses:
  Selling and marketing...............................   34     27     29
  Research and development............................   17     17     16
  General and administrative..........................   25     24     19
  Nonrecurring expenses (1)...........................   --      4     --
                                                       ----   ----   ----
  Total operating costs and expenses..................   76     72     64
                                                       ----   ----   ----
Earnings from operations..............................   24     28     36
  Other income, net...................................    3      2      4
                                                       ----   ----   ----
Earnings from continuing operations
 before income tax expense............................   27     30     40
  Income tax expense..................................    9      9     10
                                                       ----   ----   ----
Earnings from continuing operations...................   18%    21%    30%
                                                       ====   ====   ====
-------

(1) Nonrecurring expenses consist of professional fees and related costs associated with the Company's initial public offering that were incurred prior to the October 1994 postponement of the offering.

     Fiscal 1996 Compared to Fiscal 1995

     Revenues. Revenues in fiscal 1996 were $53.4 million compared to $41.7 million in fiscal 1995, an increase of 28%. License revenues from manufacturers were $48.1 million of total revenues in fiscal 1996 compared to $37.7 million in fiscal 1995, an increase of 28%. This increase was due primarily to increased shipments of units incorporating the VCR Plus+ technology as a result of the increased rates of incorporation of the VCR Plus+ feature by manufacturers. The number of such units for which the Company received license revenues was 16.4 million units in fiscal 1996 compared to 11.7 million units in fiscal 1995, an increase of 40%. License revenues from publications were $5.3 million in fiscal 1996 compared to $4.0 million in fiscal 1995, an increase of 33%. The increase was due to a combination of launching new markets and increased publication of PlusCode Numbers in existing markets. However, the Company does not expect significant increases in licensing revenues from publications in the future.

     Selling and Marketing Expenses. Selling and marketing expenses consist of advertising and marketing program costs, contracted services and salaries of marketing personnel. Selling and marketing expenses were $15.5 million in fiscal 1996 compared to $11.0 million in fiscal 1995, an increase of 41%. This increase is attributable to an increase in marketing and promotional activities aimed at establishing VCR Plus+ as an international standard. As a percentage of total revenues, however, selling and marketing expenses increased to 29% in fiscal 1996 from 27% in fiscal 1995, primarily as a result of a national advertising campaign. In the future the Company expects to incur significant marketing expenditures to launch new systems (e.g., Guide

Plus+ and Index Plus+) and to market new services, which may lead to an increase in selling and marketing expenses as a percentage of total revenues.

     Research and Development Expenses. Research and development expenses were $8.4 million in fiscal 1996 compared to $7.1 million in fiscal 1995, an increase of 18%. This increase resulted primarily from increased activities associated with the development and testing of the Index Plus+ and Guide Plus+ systems. The Company anticipates that research and development expenses will continue to increase in the future. As a percentage of total revenues, research and development expenses decreased to 16% in fiscal 1996 from 17% in fiscal 1995. The Company expects research and development expenses to decrease as a percentage of total revenues in the future.

     General and Administrative Expenses. General and administrative expenses consist primarily of personnel costs for administration, finance, information systems, human resources and general management, as well as professional fees. General and administrative expenses were $10.0 million in fiscal 1996 compared to $10.2 million in fiscal 1995. The slight decrease is due primarily to a decrease in legal expenses, offset in part by some increase in other areas. See "Business-Intellectual Property Rights and Proprietary Information" and "Legal Proceedings." As a percentage of total revenues, general and administrative expenses decreased to 19% in fiscal 1996 from 24% in fiscal 1995.

     Income Tax Expense. Income tax expense was $5.5 million in fiscal 1996 compared to $3.7 million in fiscal 1995. The effective tax rate decreased to 25% for fiscal 1996 from 29% for fiscal 1995. This decrease in the effective tax rate was primarily attributable to the mix of license revenues subject to foreign withholding taxes. There can be no assurances that the current mix of license revenue will not change, causing an increase in the Company's effective tax rate. The Company expects the effective tax rate to increase slightly in the future. Foreign withholding taxes are based on license revenues from certain tax jurisdictions and, accordingly, do not vary based on the level of pretax income. See Note 4 of the Notes to Consolidated Financial Statements.

     Fiscal 1995 Compared to Fiscal 1994

     Revenues. Revenues in fiscal 1995 were $41.7 million compared to $27.0 million in fiscal 1994, an increase of 54%. License revenues from manufacturers were $37.7 million of total revenues in fiscal 1995 compared to $23.3 million in fiscal 1994, an increase of 62%. This increase was primarily due to license revenues received on increased shipments of units incorporating the VCR Plus+ technology in existing markets and the launch of the VCR Plus+ system in new markets. The number of units incorporating the VCR Plus+ technology for which the Company received license revenues was 11.7 million in fiscal 1995 compared to 6.4 million in fiscal 1994, an increase of 83%. License revenues from publications were $4.0 million in fiscal 1995 compared to $3.7 million in fiscal 1994, an increase of 8%. The increase was due to a combination of launching new markets and increased publication of PlusCode Numbers in existing markets.

     Selling and Marketing Expenses. Selling and marketing expenses were $11.0 million in fiscal 1995 compared to $9.3 million in fiscal 1994, an increase of 18%. This increase was primarily attributable to increased marketing and advertising activities aimed at establishing the VCR Plus+ system and the PlusCode Numbers as an international standard. As a percentage of total revenues, selling and marketing expenses decreased to 27% in fiscal 1995 from 34% in fiscal 1994.

     Research and Development Expenses. Research and development expenses were $7.1 million in fiscal 1995 compared to $4.7 million in fiscal 1994, an increase of 51%. This increase resulted primarily from engineering and personnel costs relating to the development and testing of the Guide Plus+ and Index Plus+ systems, and feature enhancements to the VCR Plus+ system. As a percentage of revenues, research and development expenses were 17% in both fiscal 1995 and 1994.

     General and Administrative Expenses. General and administrative expenses were $10.2 million in fiscal 1995 compared to $6.6 million in fiscal 1994, an increase of 55%. This increase resulted primarily from increases in professional and consulting fees associated with the strengthening, protection, enforcement and defense of the Company's intellectual property, and, to a lesser extent, from increases in human resources and general management expenses for the support of the expansion in VCR Plus+ licensing activities and new business development. As a percentage of total revenues, general and administrative expenses decreased to 24% in fiscal 1995 from 25% in fiscal 1994. If circumstances warrant, legal costs that strengthen the Company's position with respect to its intellectual properties may be capitalized as part of the Company's patent and trademark assets in the future.

     Nonrecurring Expenses. In accordance with the Securities and Exchange Commission accounting requirements, the Company expensed professional fees and related costs associated with the Company's initial public offering that were incurred prior to the October 1994 postponement of the offering.

     Income Tax Expense. Income tax expense was $3.7 million in fiscal 1995 compared to $2.2 million in fiscal 1994, an increase of $1.5 million. The effective tax rate in fiscal 1995 and 1994 was 29% and 31%, respectively. The Company's effective tax rate varies depending on, among other factors, the source of license revenues received from licensees that are subject to foreign withholding taxes.

     Income from Discontinued Operation. In fiscal 1995, consistent with the Company's strategy to focus on the licensing of its technologies and systems, the Company discontinued the Handset Business, effective January 1, 1995. See "The Reorganization." Income from discontinued operations reflects the results of operations from the Handset Business for the period from April 1, 1994 through the effective date of the Spin-Off (January 1, 1995). For such period, the Handset Business had a loss of $2.9 million, which was offset by a one time tax credit of approximately $8.1 million arising from the final settlement of previously assessed and accrued taxes with the Hong Kong Inland Revenue Department. See Note 3 of the Notes to Consolidated Financial Statements.

Quarterly Comparisons; Seasonality and Variability of Results

     The following table sets forth certain quarterly consolidated financial data for the eight quarters ended March 31, 1996 and as a percentage of total revenues. This quarterly information is unaudited, has been prepared on the same basis as the annual consolidated financial statements and, in management's opinion, reflects all adjustments consisting only of normal recurring adjustments necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period. The Company spun-off its Handset Business effective January 1, 1995. See Note 3 of the Notes to Consolidated Financial Statements for a discussion of the discontinued operations. Accordingly, all amounts and percentages set forth below relate to continuing operations only.

                                                                        Quarter Ended
                                                                        -------------
                                               June 30,    Sept. 30,  Dec. 31,  Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar 31,
                                                 1994        1994       1994      1995      1995      1995       1995      1996
                                               --------    ---------  --------  --------  --------  ---------  --------  --------
Statements of Earnings Data:
Revenues (1)............................         $7,814       $8,824   $11,383   $13,723   $11,119    $11,190   $14,024   $17,103
Operating costs and expenses:
 Selling and marketing..................          2,326        2,763     3,467     2,447     2,652      3,792     5,162     3,890
 Research and development...............          1,504        1,514     1,905     2,181     1,885      1,897     2,153     2,493
 General and administrative.............          2,416        2,672     2,503     2,591     2,583      2,586     2,359     2,429
 Nonrecurring expenses (2)..............             --           --     1,710        --        --         --        --        --
                                                 ------       ------   -------   -------   -------    -------   -------   -------
  Total operating costs and expenses              6,246        6,949     9,585     7,219     7,120      8,275     9,674     8,812
                                                 ------       ------   -------   -------   -------    -------   -------   -------
Earnings from operations................          1,568        1,875     1,798     6,504     3,999      2,915     4,350     8,291
Other income, net.......................            224          126       236       169       180        311       781       753
                                                 ------       ------   -------   -------   -------    -------   -------   -------
Earnings from continuing operations
 before income tax expense..............          1,792        2,001     2,034     6,673     4,179      3,226     5,131     9,044

Income tax expense......................            500          571       580     2,030     1,045        817     1,334     2,301
                                                 ------       ------   -------   -------   -------    -------   -------   -------
Earnings from continuing operations.....         $1,292       $1,430   $ 1,454   $ 4,643   $ 3,134    $ 2,409   $ 3,797   $ 6,743
                                                 ======       ======   =======   =======   =======    =======   =======   =======


Earnings per share from continuing
 operations.............................         $ 0.05       $ 0.05   $  0.05   $  0.17   $  0.11    $  0.09   $  0.12   $  0.20
                                                 ======       ======   =======   =======   =======    =======   =======   =======

-----------
(1) The Company records revenues from licensing fees during interim periods based on unit shipments reported by manufacturers and the estimated annual royalty rate for the year. The Company's licensing contracts with manufacturers generally provide for royalty rates which decline on a per-unit basis as shipment volumes increase.
(2) Nonrecurring expenses consist of professional fees and related costs associated with the Company's initial public offering that were incurred prior to the October 1994 postponement of the offering.

     The following table sets forth, as a percentage of revenues, certain line items in the Company's statements of earnings for the periods indicated.

                                                                        Quarter Ended
                                                                        ---------------------
                                               June 30,    Sept. 30,  Dec. 31,  Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar 31,
                                                 1994        1994       1994      1995      1995      1995       1995      1996
                                               --------    ---------  --------- --------  --------  ---------  --------  --------
Percentage of Revenues:
Revenues................................           100%         100%       100%     100%      100%       100%      100%      100%
Operating costs and expenses:
 Selling and marketing..................             30           31         30       18        24         34        37        23
 Research and development...............             19           18         17       16        17         17        15        15
 General and administrative.............             31           30         22       19        23         23        17        14
 Nonrecurring expenses..................             --           --         15       --        --         --        --        --
                                                   ----         ----       ----     ----      ----       ----      ----      ----

  Total operating costs and expenses                 80           79         84       53        64         74        69        52
                                                   ----         ----       ----     ----      ----       ----      ----      ----

Earnings from operations................             20           21         16       47        36         26        31        48
Other income, net.......................              3            1          2        2         2          3         6         4
                                                   ----         ----       ----     ----      ----       ----      ----      ----
Earnings from continuing operations
 before income tax expense..............             23           22         18       49        38         29        37        52

Income tax expense......................              6            6          5       15        10          7        10        13
                                                   ----         ----       ----     ----      ----       ----      ----      ----

Earnings from continuing operations.....            17%          16%        13%      34%       28%        22%       27%       39%
                                                   ====         ====       ====     ====      ====       ====      ====      ====

     The Company experiences variability in its revenues and operating results on a quarterly basis as a result of many factors. Most importantly, as manufacturers have incorporated VCR Plus+ technology into an increasing number of models, the Company's license revenues have displayed a seasonality typical of those of consumer electronics products manufacturers. Shipments by manufacturers of VCRs and televisions in general, and therefore VCRs and televisions incorporating the VCR Plus+ technology, tend to be higher in the third and fourth calendar quarters, or the Company's second and third fiscal quarters. However, because the Company generally receives license revenues within 90 days after the end of the quarter in which the VCR or television incorporating its technology is shipped, licensing revenues are typically higher during the Company's third and fourth quarters. In addition, manufacturers' shipments vary from quarter to quarter depending on a number of factors, including retail inventory levels and retail promotional activities. As a result, the Company may experience variability in its quarterly license revenues affecting period to period comparability and performance. The Company's license revenues are also affected by the volume of shipments by manufacturers. The Company's license agreements provide for volume discounts based on the shipment volume in each year by a given manufacturer, which can lower the average per unit license fee for a manufacturer over the course of a year. The Company has experienced declining average per unit VCR Plus+ license fees and expects this trend to continue. The Company anticipates that its revenues will also be affected by the timing of market introductions and market acceptance of new systems such as Index Plus+ and Guide Plus+. There can be no assurance that Index Plus+, Guide Plus+ or other future systems developed by the Company will ever result in significant revenues or profits. Further, if these new systems achieve market acceptance, the timing of manufacturers' implementation and shipments is uncertain and may result in greater variability of the Company's quarterly and annual operating results.

     Another factor contributing to the variability in the Company's quarterly operating results is the increase in the Company's marketing and advertising expenditures in preparation for new product launches and in the Company's third fiscal quarter during the fall holiday season. The Company's planned operating expenditures each quarter are based, in part, on the Company's expectation as to future revenues in the quarter. In addition, many of the Company's expenditures are fixed costs. If revenues do not meet expectations in any given quarter, operating results for the quarter may be materially adversely affected. In addition, the Company's annual and quarterly results may be affected by competition, general economic downturn and the mix of licensing revenues. As a result, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. There can be no assurance that the Company's historic revenue growth or its profitability will continue on a quarterly or annual basis.

Liquidity and Capital Resources

     In October 1995, the Company received proceeds of $36.2 million, net of related expenses, in its initial public offering of 3,450,000 Ordinary Shares. At March 31, 1996, the Company had cash and cash equivalents totaling $63.1 million and working capital of $54.5 million. The increase in cash and cash equivalents and working capital is due primarily to the net proceeds received from the Company's sale of Ordinary Shares in October 1995 and positive cash flow from operations.

     Net cash provided by continuing operations amounted to $23.1 million for fiscal 1996, as compared to $11.5 million in fiscal 1995 and $10.7 million in fiscal 1994, and the increase in net cash provided by continuing operations was primarily the result of increased license revenues.

     The Company's investing activities from continuing operations in fiscal 1996 primarily consisted of property and equipment expenditures of $2.1 million and capitalized patent and trademark costs of $800,000. Such expenditures were financed by existing cash and cash equivalents. Investing activities from continuing operations for fiscal 1995 amounted to $900,000 for property and equipment expenditures and $1 million for capitalized patent and trademark costs.

     In February 1996, the Company invested $3 million in Preferred Stock of VideoGuide, Inc. See "Business-Related Applications and Services."

     The Company does not have any material commitments for capital expenditures. However, the Company expects to incur significant marketing expenditures to launch new systems and to market new services and expects to incur significant research and development, and general and administrative expenses relating to these new systems and services over the next two to three years.

     Cash used in financing activities from continuing operations, exclusive of net proceeds of $36.2 million received from the Company's initial public offering, was $5.0 million for fiscal 1996, as compared to $8.0 million for fiscal 1995. Cash used in financing activities was attributed to the payment of dividends to shareholders. There was no cash used or provided by financing activities from continuing operations for fiscal 1994.

     In connection with the Spin-Off, the Company distributed to shareholders $7.1 million in cash included in the net assets of the companies engaged in the Handset Business during fiscal 1995. During fiscal 1995, the Company also repaid amounts due to companies engaged in the Handset Business totaling $6.8 million. See Note 3 of the Notes to Consolidated Financial Statements.

     In August 1995, the Company effected the E Guide Exchange, consisting of the issuance of 3,511,494 Ordinary Shares for all of the outstanding stock of E Guide. E Guide owns certain intellectual property rights connected with the Company's Guide Plus+ technology, as well as other rights associated with the Company's Guide Plus+ and Index Plus+ technologies (collectively, the "Assets"). The Company believes that the fair value of the Ordinary Shares issued for E Guide equals the fair value of the Assets, however, the Assets have not generated any revenues to date, and as a result, the fair value of the Assets is difficult to determine. See Note 9 of the Notes to Consolidated Financial Statements.

     The Company believes that the anticipated cash flow from operations, and existing cash and cash equivalent balances, will be sufficient to meet cash requirements at least through fiscal 1997.

Currency Fluctuation and Exchange Rates

     The Consolidated Financial Statements of the Company are prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles. The Company's transactions predominately occur in U.S. dollars. Gains and losses on currency transactions were immaterial for all periods presented.

ITEM 10-DIRECTORS AND OFFICERS OF REGISTRANT

     The following table sets forth certain information regarding the Company's directors and executive officers as of April 1, 1996:


                                                                                                            Executive Officer
                                                                                                            -----------------
Name                 Age               Position and Office                          Director Since               Since
----                 ---               -------------------                          --------------               -----
Thomas L. H. Lau      41    Chairman of the Board and Director                      April, 1992                   --
Henry C. Yuen         47    Chief Executive Officer and Director                    April, 1992             August, 1994
Daniel S. W. Kwoh     47    Senior Vice President-Technology                             --                 August, 1994
Wilson K. C. Cho      46    Senior Vice President-Engineering and Operations             --                 August, 1994
Elsie Ma Leung        49    Chief Financial Officer and Director                    April, 1994             August, 1994
Roy J. Mankovitz      55    Assistant Secretary, Corporate Counsel-Intellectual
                              Property and Director                                 August, 1994            August, 1994
Larry Goldberg        48    Secretary, Corporate Counsel and Director               August, 1994            August, 1994
George F. Carrier     77    Director                                                August, 1994                  --
Teruyuki Toyama       65    Director                                                August, 1994                  --


     The Board of Directors is divided into three classes: Class I, Class II, and Class III. The Class I directors consist of Messrs. Mankovitz and Goldberg; the Class II directors consist of Dr. Carrier and Mr. Toyama; and the Class III directors consist of Mr. Lau, Dr. Yuen and Ms. Leung. Each director serves for a term ending following the third annual meeting following the annual meeting at which such director was elected. The terms of office of directors in Class I, Class II and Class III end following the annual meetings in 1996, 1997 and 1998, respectively. The appointment of all officers is subject to the discretion of the Board of Directors.

ITEM 11-COMPENSATION OF DIRECTORS AND OFFICERS

     Each of the Company's executive officers entered into multiple year employment agreements with the Company effective April 1, 1994. Each agreement provides for successive renewal terms unless notice of termination is given six months prior to the end of a term. Such agreements provide for increases in base salary as well as formula bonuses. For fiscal 1996, the aggregate remuneration paid or accrued by the Company and its subsidiaries to all directors and officers of the Company as a group (9 persons) for services in all capacities was approximately $4.0 million, including approximately $1.5 million in accrued formula bonuses under the terms of the employment agreements.

     The Company will pay each director who is not an employee of the Company $25,000 per year for services as a director of the Company and $1,000 per Board or Committee meeting attended. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to service on, the Board of Directors or any Board Committee. In addition, directors who are not full-time employees are eligible to participate in, and each director has received awards pursuant to, the Company's 1994 Stock Incentive Plan. See Item 12, "Options to Purchase Securities from Registrant or Subsidiaries."

ITEM 12-OPTIONS TO PURCHASE SECURITIES FROM REGISTRANT OR SUBSIDIARIES

1994 Stock Incentive Plan

     The Company and its subsidiaries have established the 1994 Stock Incentive Plan (as amended, the "1994 Plan") to attract, reward and retain personnel and to provide long-term incentives to those key employees (including executive officers and directors of the Company and its subsidiaries) and certain other eligible persons, including non-employee directors, certain consultants, advisors and agents who render or have rendered bona fide services to the Company or a subsidiary (collectively, "Eligible Persons"). The 1994 Plan is administered by the Company's Compensation Committee. The Compensation Committee is empowered to grant options to purchase Ordinary Shares ("Options") to any Eligible Person, interpret the 1994 Plan and make other determinations thereunder.

     An Option is the right to purchase Ordinary Shares at a future date at a specified price ("Option Price") equal to the fair market value on the date of the grant as determined by the Compensation Committee. With reference to Options granted after the Offering, the Option Price will generally be the closing price for one Ordinary Share reported on the Nasdaq National Market ("fair market value") on the date of grant or such lesser amount as may be determined by the Compensation Committee. Typically, the only consideration received by the Company for the grant of an Option under the 1994 Plan will be the rendering of services by the optionee to or for the benefit of the Company.

     Ordinary Shares Issuable Upon the Exercise of Options Granted Under the 1994 Plan

     A maximum of 5,600,000 Ordinary Shares may be issued upon the exercise of Options. Shares relating to Options which are not exercised or which expire or are canceled will again become available for grant purposes under the 1994 Plan to the extent permitted by law. The maximum number of Ordinary Shares that may be delivered pursuant to Options granted during any one-year term to any individual Eligible Person under the 1994 Plan shall not exceed 3,000,000 shares, subject to certain adjustments.

     Grants of Options

     On August 16, 1995, the Board of Directors of the Company granted 10-year Options relating to 4,485,500 Ordinary Shares to 12 eligible persons under the 1994 Plan. The table below sets forth, with respect to the Company's directors and executive officers, the dollar value of the Options granted under the 1994 Plan in August 1995 and the number of Ordinary Shares subject to such Options. The exercise price per share for Options granted under the 1994 Plan in August 1995 is $11.90 per Ordinary Share. Upon expiration of the 90 day lock-up in connection with the Company's public offering on April 16, l996, 1,564,285 Ordinary Shares acquirable upon exercise of options that are currently exercisable will be available for sale subject to compliance with Rule 701 of the Securities Act.


                               PLAN BENEFITS (1)


                                                         Value of Unexercised
                                                              Options at           Number of Ordinary
                                                           May 31, 1996 (2)         Shares Underlying
                                                         --------------------           Options
Name and Position                                                                  ------------------
-----------------
Thomas L. H. Lau
Chairman.............................................           $ 5,025,500               230,000
Henry C. Yuen
Chief Executive Officer..............................            56,810,000             2,600,000
Daniel S. W. Kwoh
Senior Vice President -Technology....................             2,512,750               115,000
Wilson K. C. Cho
Senior Vice President -Engineering and Operations....             2,512,750               115,000
Elsie Ma Leung
Chief Financial Officer..............................             8,958,500               410,000
Roy J. Mankovitz
Assistant Secretary, Corporate Counsel
 - Intellectual Property.............................             8,139,125               372,500
Larry Goldberg
Secretary and Corporate Counsel......................             8,139,125               372,500
George F. Carrier
Director.............................................               131,100                 6,000
Teruyuki Toyama
Director.............................................               131,100                 6,000
Executive Group
(6 persons)..........................................            87,072,250             3,985,000
Non-Executive Director Group
(3 persons)..........................................             5,287,700               242,000
Non-Executive Officer Employee Group
(3 persons)..........................................             5,648,225               258,500
--------------

(1) The initial Options granted under the 1994 Plan in August 1995 expire on the tenth anniversary of their award date. The option agreements pursuant to which the initial Options were granted each include different vesting schedules.

(2) The reported value of each Option is based solely on the difference between the price of each Ordinary Share at the close of market on May 31, 1996 ($33.75) and the exercise price per share for each such Option ($11.90). The value of the Options, as such, and benefits or amounts that will ultimately be realized by such persons are not readily determinable. The holders of the initial Options are eligible for additional grants under the 1994 Plan.

     Subject to early termination or acceleration provisions (which are summarized below), an Option generally will be exercisable, in whole or in part, from the date specified in the related award agreement until the expiration date determined by the Compensation Committee. In no event, however, is an Option exercisable prior to six months, or after ten years, from its date of grant. The initial Options granted in August 1995 vest according to the following schedule:


                                                 Number of Ordinary
                                                 Shares as to Which
                                                     Options are
                                                     Exercisable
                                                 ------------------

Date on Which Options May be Exercised
---------------------------------------

Six months after the award date.................... 1,564,285
First anniversary of the award date................ 1,459,048
Second anniversary of the award date............... 1,209,334
Third anniversary of the award date................   252,833

     On January 22, 1996, the Compensation Committee granted additional Options under the 1994 Plan to one non-executive employee to acquire 10,000 Ordinary Shares. The Options expire on the tenth anniversary of their award date, vest in three years but are not exercisable until five years after their award date at a price of $19.98 per Ordinary Share.

ITEM 13-INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     As part of the Reorganization that was effected in 1995, the former shareholders of Gemstar Development Corporation, who included Dynamic Core Holdings Limited (the sole shareholder of which is Thomas Lau), Henry Yuen and Daniel Kwoh, entered into a Subscription and Exchange Agreement with the Company pursuant to which the GDC shareholders received 3,518,501 Ordinary Shares of the Company in exchange for all of their shares of GDC. In connection with the GDC Exchange, Dynamic Core Holdings Limited and Drs. Yuen and Kwoh received 1,840,601, 355,917 and 252,914 Ordinary Shares of the Company, respectively. See "The Reorganization."

     Also as part of the Reorganization, all of the former shareholders of E Guide, who included Drs. Yuen, Kwoh and Cho, Messrs. Mankovitz and Goldberg and Ms. Leung, entered into an Acquisition and Exchange Agreement with the Company pursuant to which the E Guide shareholders received 3,511,494 Ordinary Shares of the Company in exchange for all of their shares of E Guide. E Guide owns certain intellectual property rights connected with the Company's Guide Plus+ technology, as well as other rights associated with the Company's Guide Plus+ and Index Plus+ technologies. The E Guide shareholders also entered into a Registration Rights Agreement with the Company pursuant to which the E Guide shareholders received certain demand and piggyback registration rights in connection with the Ordinary Shares of the Company issued in the E Guide Exchange. In connection with the E Guide Exchange, Drs. Yuen, Kwoh and Cho, Messrs. Mankovitz and Goldberg and Ms. Leung received 872,151, 716,151, 967,454, 271,551, 69,879 and 69,879 Ordinary Shares of the Company, respectively. See "The Reorganization."

     In addition to the GDC Exchange and the E Guide Exchange, the Reorganization also included the transfer by the Company of all the Handset Business to Holdings. Following the transfer of these operations to Holdings, the Company effected the Spin-Off, which consisted of distributing all of the shares of Holdings to the Company's existing shareholders on a pro rata basis. In connection with the Spin-Off, the Company, Holdings and its subsidiaries involved in the Handset Business entered into an Indemnification Agreement. Pursuant to the Indemnification Agreement, the Company will indemnify Holdings and its subsidiaries against any liabilities arising out of the conduct of the Company's operations or businesses, and Holdings and its subsidiaries will indemnify the Company against any liabilities arising out of the conduct of their respective operations or businesses. In each case, the indemnifying party will undertake its obligations regardless of whether the event giving rise to the indemnifiable liability occurred prior to, subsequent to, or in connection with the Spin-Off. See "The Reorganization."

     The Company continues to maintain a license agreement with a Holdings subsidiary that allows for the incorporation of the VCR Plus+ technology in the manufacture and distribution of handsets. Pursuant to the license agreement, the Holdings subsidiary pays the Company a per unit royalty fee based on unit shipments. Royalty fees earned aggregated $136,000 for the three months ended March 31, 1995 and $112,000 for the year ended March 31, 1996.

     In the future, the Company or its subsidiaries may enter into agreements with certain related parties pursuant to which such related parties would purchase microprocessors containing the Company's proprietary technology from the manufacturers of such microprocessors. It is anticipated that the related parties would then distribute the microprocessors to the manufacturers of televisions and VCRs that incorporate the VCR Plus+ technology. Pursuant to any such agreement, the Company or its subsidiary, as the case may be, is expected to receive a license fee equal to one hundred percent of the related party's revenues from such distribution, less the related party's costs plus seven percent.

     In 1991 and 1992, the Company entered into Services Agreements with five companies that were, at the time, either wholly-owned or partially-owned subsidiaries of the Company: Gemstar Marketing Limited (U.K.), Gemstar Asia Limited (Hong Kong), Gemstar Japan Co. Ltd., Gemstar Korea Co., Ltd. and Gemstar Taiwan Limited. Pursuant to the Services Agreements, each of which has a five-year term, the former subsidiaries agreed to provide certain management services in their respective territories to the Company in connection with the VCR Plus+ system. These services include promoting the VCR Plus+ system, monitoring and servicing existing VCR Plus+ license agreements and promoting and monitoring the publication of the PlusCode Numbers. Although each of the five former subsidiaries was consolidated into Holdings, the stock of which was distributed to the Company's existing shareholders as part of the Spin-Off, the Company continues to maintain service relationships with each company pursuant to the Services Agreements. In addition, the Company has recently renegotiated the compensation provisions under the Services Agreements. For its services, each former subsidiary now receives quarterly payments from the Company calculated on a "costs plus 7%" basis. Service fees paid to these companies totaled $1,458,000 for the three months ended March 31, 1995 and $7,100,000 for the year ended March 31, 1996. In the future, certain of the Company's current foreign subsidiaries may enter into similar services agreements with the subsidiaries of Holdings to promote and maintain the Index Plus+ and Guide Plus+ systems overseas. Compensation under any such agreement is expected to be calculated on a "costs plus 7%" basis.

     The Company has from time to time loaned money to various shareholders and directors. Most of such loans were unsecured and generally bore interest at the prime rate as in effect from time to time. At March 31, 1995, and 1996, there was one loan of $185,000 outstanding to Roy Mankovitz. The loan to Mr. Mankovitz bears interest at 8% per annum, is secured by a second trust deed on Mr. Mankovitz's personal residence and is due on June 30, 1996.

     The employment agreements between the Company and certain of its executive officers and key management personnel (including Henry Yuen, Daniel Kwoh and Roy Mankovitz) will generally give the Company ownership of inventions or discoveries (i) that are developed during the term of the agreements while the inventor was performing duties for the Company or using the Company's facilities or trade secret information (unless such usage is not substantial), (ii) that relate at the time of conception or reduction to practice to the Company's business or research and development or (iii) that result from any work performed by the inventor for the Company. The Company's business or research and development refers to itemized current activities of the Company that may be modified or augmented from time to time; provided, however, that any changes to such definition in Dr. Yuen's agreement must be approved by the non-management directors of the Company. To the extent the Company wishes to utilize these excluded inventions or intellectual property rights in future technologies or systems, it would be required to negotiate with the inventor to obtain rights thereto on a case by case basis. There can be no assurance that the Company would be able to reach agreement with the inventor concerning any such inventions or intellectual property rights.

     Larry Goldberg remains of counsel to the law firm of Schneider, Goldberg, Rohatiner and Yuen, a firm in which he was previously a partner. Schneider, Goldberg has provided, and may continue to provide, legal services for the Company from time to time. Mr. Goldberg continues to receive compensation from Schneider, Goldberg, but no part of such compensation relates, directly or indirectly, to services rendered by such firm for the Company. Henry Yuen was formerly a partner of Schneider, Goldberg, but Dr. Yuen no longer has any affiliation with the firm.

     The Company expects that all future transactions between the Company and any affiliates will be subject to prior approval by the Audit Committee of the Board of Directors and on terms no less favorable to the Company than could otherwise be obtained from unaffiliated third parties.

                                    PART II

ITEM 14-DESCRIPTION OF SECURITIES TO BE REGISTERED

Not applicable.

                                    PART III

ITEM 15-DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 16-CHANGES IN SECURITIES AND CHANGES IN SECURITY FOR REGISTERED
SECURITIES

Not applicable.

                                    PART IV

ITEM 17-FINANCIAL STATEMENTS

Not applicable.

ITEM 18-FINANCIAL STATEMENTS

     Information called for by this item is set forth in the Company's Consolidated Financial Statements and related Notes herein are as follows:

Independent Auditors' Report
Consolidated Balance Sheets as of March 31, 1995 and 1996
Consolidated Statements of Earnings for each of the years in the three-year period ended March 31, 1996
Consolidated Statements of Shareholders' Equity for each of the years in the three-year period ended March 31, 1996
Consolidated Statements of Cash Flows for each of the years in the three-year period ended March 31, 1996
Notes to Consolidated Financial Statements

ITEM 19-FINANCIAL STATEMENTS AND EXHIBITS

Financial statements filed as part of this report:

     The list of financial statements required by this item is set forth in Item 18, "Financial Statements".

Exhibits filed as part of this report:

     See the exhibits listed in the Exhibit Index.

                                 EXHIBIT INDEX

 EXHIBIT NO.
 -----------

  3.1(a)*    Amended and Restated Memorandum of Association of the Company.
  3.1(b)*    Amended and Restated Articles of Association of the Company.
 10.1*       Patent Assignment Agreement, dated as of March 15, 1994, between
             Gemstar Development Corporation and Roy Mankovitz. (Confidential
             treatment requested).
 10.2*       Contract Engineering Agreement (undated) between Hilite, Inc. and
             Gemstar Development Corporation. (Confidential treatment
             required).
 10.3*       Contract Engineering Agreement (undated) between Hilite, Inc. and
             Gemstar Holdings Limited. (Confidential treatment requested).
 10.4*       Contract Engineering Agreement (undated) between Hilite, Inc. and
             Index Systems, Inc. (Confidential treatment requested).
 10.5*       Form of Option Exercise and Assignment Agreement, dated March 16,
             1994, between Gemstar Development Corporation and each of Henry
             Yuen, Wilson Cho and Daniel Kwoh.
 10.6(a)*    Exclusive Representation Agreement, dated July 30, 1990, between
             Gemstar Development Corporation and United Feature Syndicate, Inc.
             (Confidential treatment requested).
 10.6(b)*    Exclusive Representation Agreement, dated May 20, 1991, between
             Gemstar Development Corporation and United Feature Syndicate,
             Inc., together with First Amendment to Exclusive Representation
             Agreement, dated March 4, 1994. (Confidential treatment
             requested).
 10.6(c)*    Exclusive Representation Agreement, dated March 21, 1994 between
             Gemstar Development Corporation and United Feature Syndicate, Inc.
             (Confidential treatment requested).
 10.7*       Registration Rights Agreement, dated August 16, 1995, between
             Gemstar International Group Limited and the Shareholders of E
             Guide, Inc.
 21**        Material Subsidiaries of the Company.
 99.1*       1994 Stock Incentive Plan, as amended.
 99.2*       Employment Agreement, dated April 1, 1994, between Gemstar
             Development Corporation and Henry Yuen, as amended. (Confidential treatment requested).
 99.3*       Employment Agreement, dated August 1995, between Gemstar
             International Group Limited and Thomas Lau.
 99.4*       Employment Agreement, dated April 1, 1994, between Gemstar
             Development Corporation and Daniel Kwoh, as amended. (Confidential treatment requested).
 99.5*       Employment Agreement, dated April 1, 1994, between Gemstar
             Development Corporation and Roy Mankovitz, as amended.
             (Confidential treatment requested).
 99.6*       Employment Agreement, dated August 16, 1995, between Pros
             Technology Limited and Wilson Cho. (Confidential treatment requested).
 99.7*       Employment Agreement, dated April 1, 1994, between Gemstar
             Development Corporation and Elsie Leung, as amended.
 99.8*       Employment Agreement, dated April 1, 1994, between Gemstar
             Development Corporation and Larry Goldberg, as amended.

--------
   *Previously filed as part of Form F-1 Registration Statement of the Company (33-79016) which was declared effective on October 10, 1995, and incorporated herein by reference.
  **Previously filed as part of Form F-1 Registration Statement of the Company
   (333-2512) which was declared effective on April 15, 1996, and incorporated herein by reference.

                                      SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant certifies that it meets all of the requirements for filing on Form 20-F and has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              GEMSTAR INTERNATIONAL GROUP LIMITED
                                          (Registrant)


                              By:   /s/ HENRY C. YUEN
                                    -----------------
                                    Henry C. Yuen
                                    Chief Executive Officer

                              Dated:  June 7, 1996

                      GEMSTAR INTERNATIONAL GROUP LIMITED

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                 Page
                                                                 ----
Independent Auditors' Report.................................... F-2

Consolidated Balance Sheets as of March 31, 1995 and 1996....... F-3

Consolidated Statements of Earnings for each of the years in the three-year period ended March 31, 1996..................... F-4

Consolidated Statements of Shareholders' Equity for each of the years in the three-year period ended March 31, 1996............ F-5

Consolidated Statements of Cash Flows for each of the years in the three-year period ended March 31, 1996..................... F-6

Notes to Consolidated Financial Statements...................... F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Gemstar International Group Limited:

We have audited the accompanying consolidated balance sheets of Gemstar International Group Limited and subsidiaries as of March 31, 1995 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated statements referred to above present fairly, in all material respects, the financial position of Gemstar International Group Limited and subsidiaries as of March 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1996 in conformity with generally accepted accounting principles.

                             /s/ KPMG Peat Marwick LLP

Los Angeles, California
April 5, 1996

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (In thousands, except share data)

                                                                                          March 31,
                                                                                     -----------------
                                                                                      1995       1996
                                                                                     -----       -----
                                    ASSETS

Current assets:
   Cash and cash equivalents.......................................................  $12,735    $63,079
   Due from related parties........................................................    2,414         --
   Prepaid expenses and other current assets.......................................    1,036      3,734
                                                                                     -------    -------
      Total current assets.........................................................   16,185     66,813
Property and equipment, net........................................................    1,524      3,040
Intangible assets, net.............................................................    4,482      4,227
Investment, at cost................................................................       --      3,000
Other assets.......................................................................      998      1,360
                                                                                     -------    -------
                                                                                     $23,189    $78,440
                                                                                     =======    =======

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses...........................................  $ 3,899    $ 9,205
   Current portion of deferred revenue.............................................    2,101      3,074
   Dividend payable................................................................    5,000         --
                                                                                     -------    -------
      Total current liabilities....................................................   11,000     12,279
Deferred revenue, less current portion.............................................    2,475      2,546
Other liabilities..................................................................      810      2,392
Shareholders' equity:
   Preference shares, par value $.01 per share. Authorized 50,000,000 shares;
     none issued...................................................................       --         --
   Ordinary shares, par value $.01 per share. Authorized 500,000,000 shares;
    issued and outstanding 23,500,011 shares at March 31, 1995 and
    30,461,505 shares at March 31, 1996............................................      235        305
   Additional paid-in capital......................................................    2,829     38,961
   Retained earnings...............................................................    5,929     22,012
   Cumulative translation adjustments..............................................      (89)       (55)
                                                                                     -------    -------
      Net shareholders' equity.....................................................    8,904     61,223

Commitments and contingencies (note 8)
                                                                                     -------    -------
                                                                                     $23,189    $78,440
                                                                                     =======    =======

         See accompanying Notes to Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                     (In thousands, except per share data)

                                                        Year ended March 31,
                                                     ---------------------------
                                                      1994      1995      1996
                                                     -------   -------   -------
Revenues...........................................  $27,025   $41,744   $53,436
Operating costs and expenses:
   Selling and marketing...........................    9,308    11,003    15,496
   Research and development........................    4,694     7,104     8,428
   General and administrative......................    6,609    10,182     9,957
   Nonrecurring expenses...........................     --       1,710      --
                                                     -------   -------   -------
       Earnings from operations....................    6,414    11,745    19,555
Other income, net..................................      786       755     2,025
                                                     -------   -------   -------
       Earnings from continuing operations before
         income tax expense........................    7,200    12,500    21,580
Income tax expense.................................    2,238     3,681     5,497
                                                     -------   -------   -------
Earnings from continuing operations................    4,962     8,819    16,083
                                                     -------   -------   -------
Earnings from discontinued operations, net of tax..    6,726     5,197      --
                                                     -------   -------   -------
       Net earnings................................  $11,688   $14,016   $16,083
                                                     =======   =======   =======
Per share data:
   Earnings from continuing operations.............  $  0.18   $  0.32   $  0.52
   Earnings from discontinued operations...........     0.24      0.19      --
                                                     -------   -------   -------
       Net earnings................................  $  0.42   $  0.51   $  0.52
                                                     =======   =======   =======
Weighted average shares outstanding................   27,684    27,684    30,983
                                                     =======   =======   =======



         See accompanying Notes to Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (In thousands)

                                                  Ordinary Shares    Additional            Cumulative        Net
                                                  ---------------     paid-in    Retained  translation  shareholders'
                                                  Shares   Amount      capital   earnings  adjustments      equity
                                                  ------   ------    ----------  --------  -----------  -------------
Balances at March 31, 1993....................    23,500    $235      $ 2,829    $15,770      $ 303        $ 19,137
   Net earnings...............................      --       --          --       11,688        --           11,688
   Dividend...................................      --       --          --       (8,000)       --           (8,000)
   Equity adjustment from foreign currency
     translation..............................      --       --          --         --           70              70
                                                  ------    ----      -------    -------      -----        --------
Balances at March 31, 1994....................    23,500     235        2,829     19,458        373          22,895
   Net earnings...............................      --       --          --       14,016        --           14,016
   Dividend...................................      --       --          --       (5,000)       --           (5,000)
   Distribution to shareholders...............      --       --          --      (22,545)       --          (22,545)
   Equity adjustment from foreign currency
     translation..............................      --       --          --         --         (462)           (462)
                                                  ------    ----      -------    -------      -----        --------
Balances at March 31, 1995....................    23,500     235        2,829      5,929        (89)          8,904
   Net earnings...............................      --       --          --       16,083        --           16,083
   Initial public offering....................     3,450      35       36,124       --          --           36,159
   Acquisition of common stock of
     E Guide, Inc.............................     3,512      35            8       --          --               43
   Equity adjustment from foreign currency
     translation..............................      --       --          --         --           34              34
                                                  ------    ----      -------    -------      -----        --------
Balances at March 31, 1996....................    30,462    $305      $38,961    $22,012      $ (55)       $ 61,223
                                                  ======    ====      =======    =======      =====        ========

         See accompanying Notes to Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (In thousands, except share data)

                                                        YEAR ENDED MARCH 31,
                                                    ---------------------------
                                                      1994      1995     1996
                                                    --------  --------  -------
Cash flows from operating activities:
  Continuing operations:
    Earnings from continuing operations...........  $  4,962  $  8,819  $16,083
    Adjustments to reconcile earnings to net cash
     provided by continuing operations:
      Depreciation and amortization...............       777     1,371    1,694
      Deferred income taxes.......................       330       117    1,547
      Changes in assets and liabilities:
        Prepaid expenses and other assets.........      (281)      807   (2,657)
        Accounts payable and accrued expenses.....     2,601       287    5,306
        Deferred revenue..........................     1,622        22    1,044
        Other liabilities.........................       688       122       37
                                                    --------  --------  -------
          Net cash provided by continuing
           operations.............................    10,699    11,545   23,054
                                                    --------  --------  -------
  Discontinued operations:
    Earnings from discontinued operations, net of
     tax..........................................     6,726     5,197     --
    Adjustments to reconcile earnings to net cash
     provided by discontinued operations:
      Depreciation and amortization...............       339       659     --
      Decrease in receivable and revenue
       allowances.................................      (456)     (374)    --
      Deferred income taxes.......................     2,318    (8,100)    --
      Changes in working capital and other, net of
       spin-off of subsidiaries...................     2,361    11,549     --
                                                    --------  --------  -------
          Net cash provided by discontinued
           operations.............................    11,288     8,931     --
                                                    --------  --------  -------
          Net cash provided by operating
           activities.............................    21,987    20,476   23,054
                                                    --------  --------  -------
Cash flows from investing activities:
  Continuing operations:
    Cash payments of amounts due to related
     parties (note 3).............................      --      (6,759)    --
    Decrease (increase) in due from related
     parties......................................      --      (2,414)   2,414
    Cash payments received under short-term loans
     and advances.................................     3,880      --       --
    Additions to property and equipment...........      (700)     (940)  (2,129)
    Purchase of investment........................      --        --     (3,000)
    Increase in intangible assets.................    (3,480)   (1,007)    (826)
    Decrease (increase) in other assets...........    (1,218)      788     (362)
  Discontinued operations:
    Cash advanced under loans and advances to
     related parties..............................    (1,126)   (2,093)    --
    Cash received under short-term loans and
     advances.....................................     2,587      --       --
    Additions to property and equipment...........   (11,061)     (472)    --
    Increase in other assets......................      (468)      (66)    --
                                                    --------  --------  -------
          Net cash used in investing activities...   (11,586)  (12,963)  (3,903)
                                                    --------  --------  -------
Cash flows from financing activities:
  Continuing operations:
    Dividends paid................................      --      (8,000)  (5,000)
    Proceeds from initial public offering of
     Ordinary Shares..............................      --        --     36,159
  Discontinued operations:
    Net borrowings (repayments) under notes
     payable to banks.............................     1,077      (217)    --
    Proceeds from issuance of long-term debt......     9,059      --       --
    Payments of long-term debt....................      (324)     (980)    --
    Cash included in net assets distributed to
     shareholders related to spin-off (note 3)....      --      (7,095)    --
                                                    --------  --------  -------
          Net cash provided by (used in) financing
           activities.............................     9,812   (16,292)  31,159
                                                    --------  --------  -------
Equity adjustment from foreign currency
 translation......................................        70      (462)      34
                                                    --------  --------  -------
          Net increase (decrease) in cash and
           cash equivalents.......................    20,283    (9,241)  50,344
Cash and cash equivalents at beginning of period..     1,693    21,976   12,735
                                                    --------  --------  -------
Cash and cash equivalents at end of period........  $ 21,976  $ 12,735  $63,079
                                                    ========  ========  =======
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest......................................  $    310  $    573  $  --
    Income taxes..................................     2,285     4,653    3,807
                                                    ========  ========  =======

Noncash investing and financing activities:

  During the year ended March 31, 1995, the Company spun off Gemstar
   Manufacturing Holding Limited and its wholly owned subsidiaries to its shareholders. The book value of the net noncash assets of these companies was $15,450 (note 3).

  During the year ended March 31, 1996, the Company exchanged 3,511,494 Ordinary
   Shares for all of the outstanding common stock of E Guide, Inc. (note 9).

         See accompanying Notes to Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years ended March 31, 1994, 1995 and 1996

(1) Principles of Consolidation

     The consolidated financial statements include the accounts of Gemstar International Group Limited ("Gemstar International Group") and its wholly and majority-owned subsidiaries (collectively, the "Company"). In June 1995, the Company acquired Gemstar Development Corporation ("GDC") by exchanging 3,518,501 Ordinary Shares for all of the outstanding shares of GDC. The acquisition was accounted for in a manner similar to a pooling of interests because Gemstar International Group and GDC were under common control and stock ownership. Accordingly, the assets and liabilities of GDC have been recorded at historical (predecessor) cost and the Company's consolidated financial statements include the results of operations of GDC for all periods presented.

     For all periods presented, the minority interest in majority-owned subsidiaries was immaterial. All significant intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

     As more fully discussed in note 3, effective January 1, 1995, the Company spun off to its shareholders Gemstar Manufacturing Holding Limited ("Holdings") and its subsidiaries.

     As more fully discussed in note 9, in August 1995, the Company exchanged 3,511,494 Ordinary Shares for all of the outstanding capital stock of E Guide, Inc. ("E Guide") from certain related parties.

(2)  Summary of Significant Accounting Policies

     Cash and Cash Equivalents

     Cash equivalents consist of highly liquid investments, such as certificates of deposit and commercial paper with an original maturity of three months or less. Also included within cash and cash equivalents are investments in corporate bonds with original maturities greater than three months that are not material to the overall portfolio. Cash equivalents include commercial paper and corporate bonds with a cost and current market value of $37,862,000 at March 31, 1996. There were no unrealized gains or losses at March 31, 1996.

     The Company accounts for its investments in commercial paper and corporate bonds under provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("Statement No. 115"). Under Statement No. 115, the Company must classify its marketable investment securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the intent and ability to hold until maturity. All other securities not included in trading or held-to-maturity categories are classified as available-for-sale. The Company has classified all its investments in commercial paper and corporate bonds as held-to-maturity securities.

     Investments

     Investments with ownership interests of less than 20% are accounted for under the cost method of accounting. Investments in joint ventures with ownership interests between 20% and 50% are accounted for under the equity method of accounting. Investments with ownership interests in excess of 50% are consolidated with the accounts of the Company.

     In February 1996, the Company acquired $3,000,000 in preferred stock of VideoGuide, Inc. which has been accounted for under the cost method.

     Effective November 1, 1993, the Company acquired a majority interest in NORPAK Corporation ("NORPAK") which develops and markets insertion equipment for use by broadcasters. The excess of

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                   Years ended March 31, 1994, 1995 and 1996


(2)  Summary of Significant Accounting Policies (Continued)

cost over the company's share of net assets (goodwill) of $1,025,000 is included in intangible assets. The accounts of NORPAK have been included in the consolidated accounts of the Company since the date of acquisition. This acquisition was not material to the consolidated accounts of the Company.

     Property and Equipment

     Property and equipment are recorded at cost and depreciated using straight-line and accelerated methods over the estimated useful lives of the assets. Estimated useful lives are as follows:

          Machinery and equipment....................  3 to 8 years
          Office furniture and equipment.............  5 to 8 years
          Property and leasehold improvements........  Shorter of estimated useful life or
                                                         lease term

     Intangible Assets

     Intangible assets consist of capitalized patent and trademark costs and goodwill. Capitalized patent and trademark costs consist of direct costs associated with obtaining patents and trademarks. Patent and trademark costs are amortized on a straight line basis over seven years, which is the expected useful life. Goodwill, which represents the excess of cost over net assets acquired, is amortized on a straight line basis over five years. The Company regularly assesses the recoverability of these intangible assets by determining whether the amortization of the balance over their remaining life can be recovered through undiscounted further cash flows of the assets. In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of ("Statement No. 121"). This statement provides guidelines for recognition of impairment losses related to long-term assets and certain intangibles and related goodwill for (i) assets to be held and used and (ii) assets to be disposed of Statement No. 121 is effective for fiscal years beginning after December 15, 1995. Company management does not believe that the adoption of the new standard will have a material effect on the consolidated financial statements of the Company.

     Amortization expense charged to continuing operations for each of the years in the three-year period ended March 31, 1996 was $506,000, $950,000, $1,081,000 respectively.

     Intangible assets consist of the following (in thousands):

                                                          March 31,
                                                       ----------------
                                                         1995     1996
                                                       -------  -------

          Patents and trademarks.....................  $ 5,272  $ 6,098
          Goodwill...................................    1,025    1,025
                                                       -------  -------
                                                         6,297    7,123
          Less accumulated amortization..............   (1,815)  (2,896)
                                                       -------  -------
              Net intangible assets..................  $ 4,482  $ 4,227
                                                       =======  =======

     Accounting for Stock Options

     In October 1995, the Financial Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123") which encourages, but does not require, a fair value based method of accounting for employee stock options. Statement No. 123 will be effective for fiscal years beginning after December 15, 1995. While the

                     GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                   Years ended March 31, 1994, 1995 and 1996

(2)  Summary of Significant Accounting Policies (Continued)

Company is still evaluating Statement No. 123, it currently expects to elect to continue to measure compensation cost under APB Opinion No. 25, "Accounting for Stock Issued to Employees". Company management does not believe that the adoption of this new standard will have a material effect on the consolidated financial statements of the Company.

     Use of Estimates

     Company management has made a number of estimates and assumptions relating to the reporting of assets and liabilities in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

     Foreign Currency Translation

     The consolidated financial statements of foreign subsidiaries are translated into U.S. dollars. Gains and losses resulting from translation are accumulated in a separate component of shareholders' equity until the investment in the foreign entity is sold or liquidated. The Company's transactions predominately occur in U.S. dollars. Gains and losses on currency transactions were immaterial for all periods presented.

     Revenue Recognition

     Revenues from nonrefundable initial sign-up fees collected upon signing of multiyear licensing contracts are deferred and recognized over the term of the agreement. Revenues under continuing license arrangements are recognized when license payments are due, generally when paid by the licensee.

     Research and Development Costs

     Research and development costs related to the design, development and testing of new systems, applications and technologies are charged to expense as incurred.

     Nonrecurring Expenses

     Nonrecurring expenses consist of professional fees and related costs associated with the Company's initial public offering that were incurred prior to the October 1994 postponement of the offering.

     Interest Income, Net

     Net interest income, included in other income, totaled $712,000, $623,000 and $1,969,000 for each of the years in the three-year period ended March 31, 1996.

     Income Taxes

     The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement No. 109") for all periods presented. Statement No. 109 requires that deferred income taxes be recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Changes in tax rates and laws are reflected in earnings in the period such changes are enacted.

     Earnings per Share

     Earnings per share are based on the weighted average number of Ordinary Share outstanding, as adjusted for the reverse stock split (note 5) for all periods presented. The difference between primary and fully diluted earnings per share is immaterial for all periods presented.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                  Years ended March 31, 1994, 1995, and 1996

(2)  Summary of Significant Accounting Policies (Continued)

     Pursuant to the requirements of the Securities and Exchange Commission, Ordinary Shares and stock options issued by the Company during the twelve months immediately preceding the Company's initial public offering date have been included in the calculation of the weighted average shares outstanding as if they were outstanding for all periods presented using the treasury stock method.

(3)  Discontinued Operations

     Effective January 1, 1995, the Company elected to discontinue the marketing and distribution of the VCR Plus+ technology through the sale of handsets (the "Handset Business") and to limit its operations solely to licensing activities. In connection with this decision the Company transferred all of its handset operations to Gemstar Manufacturing Holding Limited ("Holdings"), its then wholly owned subsidiary, and then distributed the shares of Holdings to the Company's shareholders (the "Spin-Off").

     In light of the independence of the Handset Business and its dissimilarity to the Company's continuing licensing business, the operations of the Handset Business have been reported as discontinued operations in the consolidated statements of earnings for all periods presented.

     Net assets of Holdings and its subsidiaries distributed to the shareholders as a result of the Spin-Off were as follows (in thousands):

          Cash and cash equivalents.................................  $  7,095
          Noncash current assets....................................    11,866
          Due from Gemstar International Group Limited and its
           subsidiaries.............................................     6,759
          Long term assets..........................................    15,520
          Total liabilities.........................................   (18,695)
                                                                      --------
              Net assets distributed to the shareholders............  $ 22,545
                                                                      ========


     In connection with the Spin-Off, the Company and Holdings and its subsidiaries entered into an Indemnification Agreement. Pursuant to the Indemnification Agreement, the Company will indemnify Holdings and its subsidiaries against any liabilities arising out of the conduct of the Company's operations or businesses, and Holdings and its subsidiaries will indemnify the Company against any liabilities arising out of the conduct of their respective operations or businesses. In each case, the indemnifying party will undertake its obligations regardless of whether the event giving rise to the indemnifiable liability occurred prior to, subsequent to, or in connection with the Spin-Off.

     The Company continues to maintain a license agreement with a Holdings subsidiary that allows for the incorporation of the VCR Plus+ technology in the manufacture and distribution of handsets. Pursuant to the license agreement, the Holdings subsidiary pays the Company a per unit royalty fee based on unit shipments. Royalty fees totaled $136,000 for the period from January 1, 1995 to March 31, 1995 and $112,000 for the year ended March 31, 1996.

     The Company continues to maintain service relationships with certain Holdings subsidiaries. Pursuant to Services Agreements, the Holdings subsidiaries provide marketing and promotional services for the Company in their respective territories in connection with the Company's systems, maintain relationships with licensees and promote and monitor the publication of the PlusCode Numbers. The Company renegotiated the compensation provisions of the Service Agreements to provide for quarterly payments

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                   Years ended March 31, 1994, 1995 and 1996

(3) Discontinued Operations (Continued)
for services rendered based on a "cost plus 7%" basis. Service fees paid to these companies totaled $1,458,000 for the three months ended March 31, 1995 and $7,100,000 for the year ended March 31, 1996.

     The results of the Handset Business have been reported separately as a component of discontinued operations on the accompanying consolidated statements of earnings. Summarized results of the Handset Business to the Spin-Off effective date, January 1, 1995, included in the consolidated statements of earnings are as follows (in thousands):

                                                           Year ended
                                                            March 31,
                                                        -----------------
                                                          1994      1995
                                                        -------   -------
        Net sales.....................................  $39,379   $13,124
                                                        =======   =======
        Earnings (loss) before income taxes...........  $ 9,528   $(2,903)
        Income tax expense (benefit)..................    2,802    (8,100)
                                                        -------   -------
           Earnings, net of tax.......................  $ 6,726   $ 5,197
                                                        =======   =======

     A subsidiary of Holdings has a General Terms Agreement with an entity whose shareholders are also shareholders of the Company. For the year ended March 31, 1994 and for the period from April 1, 1994 to January 1, 1995, the effective date of the Spin-Off, purchases of inventory from such entity were $7,232,000 and $6,311,000, respectively, and sales of raw material inventory to such entity were $6,843,000 and $6,881,000, respectively.

     During 1995, the Company reached a final settlement of certain taxes previously assessed by the Hong Kong Inland Revenue Department (IRD). The taxes assessed by the IRD relate to the discontinued operations of a company included in the Spin-Off for fiscal years 1991 through 1994. The amount of the final settlement with the IRD was substantially less than both the amount previously assessed by the IRD and accrued by the Company. Accordingly, the Company recognized a tax benefit of approximately $8,100,000 in the discontinued operations of the Handset Business for 1995.

(4)  Income Tax Expense

     Under the current British Virgin Islands law, income generated by entities incorporated under the International Business Companies Act in the British Virgin Islands is not subject to taxation. However, certain subsidiaries are subject to taxation in countries where they operate. Additionally, license income payments received from licensees in certain tax jurisdictions are subject to foreign withholding taxes.

     The provision for income tax expense for continuing operations consists of the following (in thousands):

                                          Year ended March 31,
                                        -----------------------
                                         1994     1995    1996
                                        ------   ------  ------
        Current.......................  $1,908   $3,564  $3,950
        Deferred......................     330      117   1,547
                                        ------   ------  ------
            Total.....................  $2,238   $3,681  $5,497
                                        ======   ======  ======

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                   Years ended March 31, 1994, 1995 and 1996


(4)  Income Tax Expense (Continued)

     The significant components of deferred income taxes attributable to earnings from continuing operations before income tax expense are as follows (in thousands):

                                                                     Year ended March 31,
                                                                   ------------------------
                                                                   1994       1995     1996
                                                                   ----       ----     ----
     Deferred tax expense (benefit)..........................     $(355)   $(1,777)  $  (90)
     Change in valuation allowance for deferred tax assets...       685      1,894    1,637
                                                                    ---      -----    -----
                Total........................................     $ 330    $   117   $1,547
                                                                    ===      =====    =====


     A reconciliation of the expected statutory tax rates to the effective tax rate for continuing operations is as follows:

                                                                          Year ended
                                                                           March 31,
                                                                    ----------------------
                                                                    1994     1995     1996
                                                                    ----     ----     ----
     Expected statutory tax rates..............................       34%      34%      34%
     Foreign withholding taxes.................................       26       28       18
     Foreign earnings not subject to taxation..................      (38)     (49)     (35)
     Change in the valuation allowance.........................        9       18        8
     Other.....................................................        -       (2)       -
                                                                      --       --       --
         Actual effective tax rate.............................       31%      29%      25%
                                                                      ==       ==       ==


     Deferred taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below (in thousands):



                                                                                          March 31,
                                                                                    ---------------------
                                                                                      1995          1996
                                                                                    -------       -------
Deferred tax assets:
     Tax losses available for carryforward to future periods......................  $ 2,992       $ 3,239
     Deferred revenue.............................................................      544           652
     Tax credits available for carryforward to future periods.....................    2,250         3,635
     Accrued expenses.............................................................      476           628
                                                                                      -----         -----
           Gross deferred tax assets..............................................    6,262         8,154
Valuation allowance...............................................................   (4,349)       (5,986)
                                                                                      -----         -----
           Deferred tax assets, net of valuation allowance........................    1,913         2,168
Deferred tax liability--taxes provided on intercompany income.....................   (1,911)       (3,713)
                                                                                      -----         -----
           Net deferred tax assets (liability)....................................  $     2       $(1,545)
                                                                                      =====         =====

     Net deferred tax assets are included in other assets and net deferred tax liability is included in other liabilities in the accompanying consolidated balance sheets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                   Years ended March 31, 1994, 1995 and 1996


(4) Income Tax Expense (Continued)
generation of future taxable earnings in specific tax jurisdictions during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable earnings and tax planning strategies in making this assessment.

     In order to fully realize gross deferred tax assets, the Company will need to generate future taxable earnings in certain tax jurisdictions, principally in the United States of approximately $20,000,000 prior to expiration of its operating loss and foreign tax credit carryforwards. At March 31, 1996, the Company had operating loss carryforwards totaling approximately $9,000,000 principally in the United States, expiring through 2010. In addition, the Company had available foreign tax credit carryforwards aggregating $3,635,000 to offset future United States income taxes, expiring through 2001. The net operating loss and foreign tax credit carryforwards are subject to certain limitations under United States tax laws with respect to the annual use of such carryforwards which include, among other things, certain changes in stock ownership.

     Based upon the level of historical taxable earnings and projections of future taxable earnings over the periods which the deferred tax assets are deductible, management has concluded that it is more likely than not the Company will realize the benefits of these deductible differences at March 31, 1996, net of reserves established.

     The United States Internal Revenue Service is currently examining the Company's Federal income tax returns for the years ended March 31, 1991, 1992 and 1993. While the ultimate outcome of the examination cannot be determined with assurance at the present time, the Company believes that tax liabilities have been adequately accrued in the accompanying consolidated financial statements and that the impact of audit assessments, if any, will not have a significant impact upon the Company's financial position or results of operations.

(5) Shareholders' Equity and Stock Incentive Plan

     Gemstar International Group Limited, a British Virgin Islands corporation, was incorporated on April 3, 1992 under the name Gemstar Holdings Limited ("GHL"). On August 19, 1994, GHL changed its name to Gemstar International Group Limited ("Gemstar International Group"), authorized 50,000,000 Preferences Shares, par value $.01 per share, increased the authorized number of Ordinary Shares to 500,000,000 by amending and restating its Memorandum of Association and Articles of Association and declared a stock dividend which increased the number of Ordinary Shares outstanding from 51,900 to 19,981,510.

     In August 1995, the Company's Board of Directors authorized a one-for-two reverse stock split of all the Company's outstanding Ordinary Shares. The reverse stock split was effected in September 1995 under British Virgin Islands law through a pro rata redemption, for no value, of one-half of all outstanding Ordinary Shares.

     For financial statement purposes, all references to share information for all periods presented have been adjusted to give effect to the aforementioned stock dividend and reverse stock split.

     During 1994, the Company's Board of Directors declared a $8,000,000 cash dividend which was paid on June 1, 1994. During 1995, the Company's Board of Directors declared a $5,000,000 cash dividend which was paid on April 7, 1995.

     In August 1994, the Company established the 1994 Stock Incentive Plan, as amended on August 16, 1995 (the "Plan"). Pursuant to the Plan, the Board of Directors may grant options to purchase Ordinary

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                   Years ended March 31, 1994, 1995 and 1996

(5)  Shareholders' Equity and Stock Incentive Plan (Continued)

Shares of the Company to employees of the Company (including executive officers) and certain other persons (including directors and consultants) who are eligible to participate in the Plan. A maximum of 5,600,000 Ordinary Shares may be issued upon the exercise of options.

     On August 16, 1995, the Board of Directors granted 4,485,500 options at an exercise price of $11.90 per Ordinary Share. The options vest over 3 years from the date of grant and expire in 10 years.

     On January 22, 1996, the Board of Directors granted 10,000 options at an exercise price of $19.98 per Ordinary Share. The options vest over 3 years from the date of grant and expire in 10 years.

(6)  Related Party Transactions

     The Company acquired certain intellectual property rights, including patent applications, relating to the "CallSet" technology from a director of the Company. Pursuant to the terms of the agreement, the Company must pay the director royalties. No royalties have been incurred to date.

     In March 1994, the Company exercised its option to acquire certain patent rights associated with the VCR Plus+ technology from certain shareholders/ directors for $1,000,000. These patent rights have been capitalized as intangible assets.

     At March 31, 1995, the amount due from related party, aggregating $2,414,000, represents net amounts due from Holdings and its subsidiaries. The amount was repaid to the Company subsequent to March 31, 1995.

     For disclosures of related party transactions associated with the spun off discontinued operations, see note 3.

     For disclosures of the acquisition of the common stock of E Guide from certain related parties, see note 9.

(7)  Selected Balance Sheet Accounts

     Property and equipment, at cost, consists of the following (in thousands):

                                                                  March 31,
                                                             ------------------
                                                              1995       1996
                                                             -------    -------
          Machinery and equipment..........................  $   829    $ 2,167
          Office furniture and equipment...................    1,661      1,871
          Property and leasehold improvements..............      106        687
                                                             -------    -------
                                                               2,596      4,725
          Less accumulated depreciation and amortization...   (1,072)    (1,685)
                                                             -------    -------
               Net property and equipment..................  $ 1,524    $ 3,040
                                                             =======    =======

     Accounts payable and accrued expenses consists of the following (in thousands):

                                                                  March 31,
                                                             ------------------
                                                              1995        1996
                                                             ------      ------
          Accounts payable and accrued expenses............  $2,538      $7,170
          Accrued payroll and related benefits.............   1,361       2,035
                                                             ------      ------
               Total.......................................  $3,899      $9,205
                                                             ======      ======

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                   Years ended March 31, 1994, 1995 and 1996

(8)  Commitments and Contingencies

     The Company leases various facilities under long-term noncancelable operating leases. Future minimum lease payments are as follows (in thousands):

               Fiscal year ended March 31:
                    1997....................................  $  765
                    1998....................................     413
                    1999....................................     413
                    2000....................................     413
                    2001....................................     228
                                                              ------
                                                              $2,232
                                                              ======

     Rent expense related to continuing operations under operating leases for each of the years in the three-year period ended March 31, 1996 was $547,000, $835,000 and $843,000, respectively.

     The Company and its subsidiaries are from time to time involved in routine legal matters incidental to their businesses. In the opinion of the Company, the resolution of such matters will not have a material effect on its financial condition or results of operations.

(9)  Acquisition of E Guide

     In August 1995, the Company issued 3,511,494 Ordinary Shares to the shareholders of E Guide, Inc. ("E Guide") in exchange for all of the outstanding capital stock of E Guide (the "E Guide Exchange"). E Guide owns certain intellectual property rights connected with the Company's Guide Plus+ technology as well as other rights associated with the Company's Guide Plus+ and Index Plus+ technologies (collectively, the "Assets"). The Company believes that the fair value of the Ordinary Shares issued for E Guide equals the fair value of the Assets, however, the Assets have not generated any revenues to date, and as a result, the fair value of the Assets is difficult to determine. The Assets will be recorded by the Company at E Guide's historical (predecessor) cost basis because (i) E Guide has had no ongoing operations to date, (ii) the outstanding shares of E Guide were owned by persons who are shareholders and/or officers of the Company and (iii) the E Guide Exchange represents an exchange of the Company's Ordinary Shares for the Assets, which are nonmonetary assets. Separate financial statements of E Guide have not been presented because the financial statements contain no material information that would be relevant to the understanding of the future operations of the Company.

(10) Business Segment Reporting

     Customers constituting 10% or more of revenues are as follows:

                                                              Year ended
                                                               March 31,
                                                           ----------------
                                                           1994  1995  1996
                                                           ----------------
          Customer A.....................................   10%   --    --
          Customer B.....................................   --    10%   10%

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                   Years ended March 31, 1994, 1995 and 1996

(10) Business Segment Reporting (Continued)

     A summary of the Company's revenues and earnings from continuing operations before taxes by geographic area is as follows (in thousands):

                                                      Year ended March 31,
                                                 ------------------------------
                                                   1994       1995       1996
                                                 --------   --------   --------
     Revenues (1):
          United States........................  $ 3,757    $ 4,457    $ 4,961
          Foreign..............................   23,268     37,287     48,475
                                                 -------    -------    -------
               Total...........................  $27,025    $41,744    $53,436
                                                 =======    =======    =======


                                                      Year ended March 31,
                                                 -----------------------------
                                                   1994      1995      1996
                                                 --------- --------- ---------
     Earnings (loss) from operations (2):
          United States........................  $(10,095) $(16,286) $(13,192)
          Foreign..............................    16,509    28,031    32,747
                                                 --------  --------  --------
               Total...........................  $  6,414  $ 11,745  $ 19,555
                                                 ========  ========  ========

-------------
(1) Revenues from license fees are presented based on the location of the licensee which does not necessarily correspond to the place of sale of the licensed products.
(2) Earnings (loss) from operations consists of total revenues less operation expenses and does not include other income.

     A summary of the Company's identifiable assets by geographic area which represents those assets used in the Company's operations in each area as follows (in thousands):

                                                                March 31,
                                                            ------------------
                                                              1995      1996
                                                            ------------------
     Identifiable assets:
          United States........................             $ 6,283   $ 9,687
          Foreign..............................              16,906    68,753
                                                            -------   -------
               Total...........................             $23,189   $78,440
                                                            =======   =======

(11) Unaudited Quarterly Financial Data (in thousands, except per share data)

     The following unaudited quarterly financial data reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results on a quarterly basis.

                                               First    Second     Third    Fourth
Year ended March 31, 1996                     Quarter   Quarter   Quarter   Quarter    Total
-------------------------                     -------   -------   -------   -------   -------
Revenues (1)................................  $11,119   $11,190   $14,024   $17,103   $53,436
Earnings from continuing operations before
  income tax expense........................    4,179     3,226     5,131     9,044    21,580
Net earnings................................    3,134     2,409     3,797     6,743    16,083
Net earnings per share....................... $  0.11   $  0.09   $  0.12   $  0.20   $  0.52
                                              =======   =======   =======   =======   =======

----------------
(1) The Company records revenues from licensing fees when paid during interim periods based on unit shipments reported by the manufactures and the estimated annual royalty rate for the year. The Company's licensing contracts with manufacturers generally provide for royalty rates which decline on a per-unit basis as shipment volumes increase.

                            DIRECTORS AND OFFICERS

DIRECTORS

Thomas L. H. Lau
Chairman of the Board of Directors
Executive Director of Evergo International Holdings Co. Ltd.

Henry C. Yuen
President, Chief Executive Officer and Director

Elsie Ma Leung
Chief Operating Officer, Chief Financial Officer and Director

Roy J. Mankovitz
Assistant Secretary, Corporate Counsel-Intellectual Property and Director

Larry Goldberg
Secretary, Corporate Counsel and Director

George F. Carrier
Director

Teruyuki Toyama
Director
President and Chief Executive Officer of Overseas Courier Services Co., Ltd.


EXECUTIVE OFFICERS

Henry C. Yuen
President and Chief Executive Officer

Daniel S. W. Kwoh
Senior Vice President-Technology

Wilson K. C. Cho
Senior Vice President-Engineering and Operations

Elsie Ma Leung
Chief Operating Officer and Chief Financial Officer

Larry Goldberg
Secretary and Corporate Counsel

Roy J. Mankovitz
Assistant Secretary and Corporate Counsel-Intellectual Property

                             CORPORATE INFORMATION

U.S. Executive Offices
135 North Los Robles, Suite 800
Pasadena, California 91101

International Office
Craigmuir Chambers
Road Town, Tortola
British Virgin Islands

Transfer Agent and Registrar
First Interstate Bank of California

Legal Counsel
O'Melveny & Myers
Newport Beach, CA

Independent Auditors
KPMG Peat Marwick LLP
Long Beach, CA

Price Range of Ordinary Shares
The Company's common stock is traded on the Nasdaq National Market under the symbol "GMSTF." Public trading of the Company's common stock commenced on October 11, 1995. Prior to that date, there was no public market for the Company's common stock. The following table sets forth for the periods indicated the high and low price per share of the Company's common stock on the Nasdaq National Market as reported by Nasdaq.

                                         High       Low
                                         ----       ---
1995-4th Quarter (from 10/11/95)        38 1/4     13 1/2
1996-1st Quarter                        37 3/4     21 1/4

Notice of Annual Meeting
The Annual Meeting of Members of Gemstar International Group Limited will be held on June 19, 1996 at 9:00 a.m. at 2-29-18 Nishi-Ikebukuro, Toshima-Ku, Tokyo 171 Japan.

                      THIS PAGE INTENTIONALLY LEFT BLANK

                      THIS PAGE INTENTIONALLY LEFT BLANK

                                    GEMSTAR

135 N. LOS ROBLES SUITE 800 PASADENA, CALIFORNIA 91101 (818)792-5700

                                  APPENDIX J

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 6-K

                       Report of Foreign Private Issuer
                     Pursuant to Rule 13a-16 or 15d-16 of
                      the Securities Exchange Act of 1934

                         For the month of October 1996


                      GEMSTAR INTERNATIONAL GROUP LIMITED
                (Translation of registrant's name into English)

      135 North Los Robles Avenue, Suite 800, Pasadena, California 91101
                   (Address of principal executive offices)

     Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

                   Form 20-F  X                 Form 40-F
                             ---                          ---

     Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

                   Yes                          No  X
                       ---                         ---

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)


                                                           June 30,    March 31,
                                                             1996        1996
                                                          -----------  ---------
                                                          (Unaudited)
                          ASSETS

Current assets:
  Cash and cash equivalents                                 $77,484     $63,079
  Prepaid expenses and other current assets                   4,081       3,743
                                                            -------     -------
    Total current assets                                     81,565      66,813
Property and equipment, net                                   3,323       3,040
Other assets                                                  8,376       8,587
                                                            -------     -------
                                                            $93,264     $78,440
                                                            =======     =======
            LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                     $ 8,369     $ 9,205
  Current portion of deferred revenue                         6,448       3,074
                                                            -------     -------
    Total current liabilities                                14,817      12,279
Deferred revenue, less current portion                        2,312       2,546
Other liabilities                                             2,793       2,392

Shareholders' equity:
  Ordinary shares                                               308         305
  Additional paid-in capital                                 46,877      38,961
  Retained earnings                                          26,218      22,012
  Cumulative translation adjustments                            (61)        (55)
                                                            -------     -------
   Net shareholders' equity                                  73,342      61,223
                                                            -------     -------
                                                            $93,264     $78,440
                                                            =======     =======

    See accompanying Notes to Condensed Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)
                     (in thousands, except per share data)


                                                      Three months ended
                                                           June 30
                                                    ---------------------
                                                     1996          1995
                                                    -------       -------

Revenues                                            $13,079       $11,119

Operating costs and expenses:
     Selling and marketing                            3,041         2,652
     Research and development                         2,486         1,885
     General and administrative                       2,704         2,583
                                                    -------       -------
Operating income                                      4,848         3,999
Other income, net                                       913           180
                                                    -------       -------
Income before income tax expense                      5,761         4,179
Income tax expense                                    1,555         1,045
                                                    -------       -------
Net income                                          $ 4,206       $ 3,134
                                                    =======       =======


Earnings per share                                  $  0.13       $  0.11
                                                    =======       =======

Weighted average shares outstanding                  33,541        27,684
                                                    =======       =======


See accompanying Notes to Condensed Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                        NOTES TO CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS
                                  (Unaudited)

                                 June 30, 1996


1.   Basis of Presentation

The interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report (Form 20-F) for the year ended March 31, 1996. The results of operations for the three months ended June 30, 1996 are not necessarily indicative of the results for the entire year ending March 31, 1997.

2.   Earnings Per Share

Earnings per share is based on the weighted average number of Ordinary Shares and dilutive common stock equivalents outstanding for the period.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following information should be read in conjunction with the consolidated financial statements and notes thereto and in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Annual Report (Form 20-F) for the year ended March 31, 1996. This analysis is not intended to serve as a basis for projections of future events.

Overview

The Company develops, markets and licenses proprietary technologies and systems aimed at making technology user-friendly for consumers. The Company's VCR Plus+(R) instant programming system is now a world standard for VCR programming. VCR Plus+ allows a user to record a television show simply by entering a number -the PlusCode(R) number - printed in television program guides. The PlusCode numbers are published by over 1,500 newspapers and television guides worldwide, with a combined circulation of over 290 million. The VCR Plus+ system has been licensed to virtually every major television and VCR manufacturer and is available in over 30 countries. Since inception, there have been more than 45 million VCR Plus+ systems sold worldwide.

The Company is introducing two new technologies this year, Index Plus+(R), a video tape indexing system built into new VCRs which features an on-screen directory of video tape content by titles automatically captured from the broadcast; and TV Guide Plus+(TM), a subscription-free on-screen interactive television guide to be built into new televisions.

On April 16, 1996, the Company raised approximately $8 million, net of expenses, through the issuance of 345,000 new shares as part of a public offering which also included 2,645,000 shares of secondary stock.

The Company entered into an agreement, dated July 18, 1996 and amended as of October 24, 1996, for the acquisition of all of the outstanding capital stock of VideoGuide, Inc. The proposed acquisition is subject to certain conditions and is expected to be consummated in December 1996. If completed, the acquisition will be accounted for using the pooling-of-interests method.

Results of Operations

Revenues for the first quarter increased 18% to $13.1 million, compared to $11.1 million for the same quarter last year. The increase in revenues resulted primarily from continued increases in the incorporation of the Company's VCR Plus+ system by manufacturers of VCRs and televisions worldwide.

Selling and marketing expenses for the first quarter were $3.0 million compared to $2.7 million for the same quarter last year, an increase of 11%. This increase is attributable to an increase in marketing and promotional activities aimed at establishing VCR Plus+ as an international standard.

Research and development expenses for the first quarter were $2.5 million compared to $1.9 million for the same quarter last year, an increase of 32%. This increase resulted primarily from increased activities associated with the development and testing of the Index Plus+ and TV Guide Plus+ systems.

General and administrative expenses for the first quarter were $2.7 million compared to $2.6 million for the same quarter last year.

The effective tax rate for the first quarter was 27% compared to 25% for the same quarter last year. This increase in the effective tax rate was primarily attributable to the mix of license revenues subject to foreign withholding taxes. Foreign withholding taxes are based on license revenues from certain tax jurisdictions and, accordingly, do not vary based on the level of pretax income.

Liquidity and Capital Resources

Cash and cash equivalents increased $14.4 million during the first quarter from $63.1 million at March 31, 1996. The Company's working capital increased $12.2 million during the quarter. The increase was primarily attributable to the proceeds from the sale of new shares completed in April 1996. The Company uses its working capital to finance ongoing operations and to fund expansion and development of new technologies.

Management believes the existing cash balances and cash generated from operations will be sufficient to meet Gemstar's liquidity and capital needs for the next twelve months.

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         GEMSTAR INTERNATIONAL GROUP LIMITED
                                                     (Registrant)


                                           By:  /s/ ELSIE LEUNG
                                                -----------------------
                                                Elsie Leung
                                                Chief Financial Officer

                                         Date:  October 29, 1996

                                  APPENDIX K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 6-K

                       Report of Foreign Private Issuer
                     Pursuant to Rule 13a-16 or 15d-16 of
                      the Securities Exchange Act of 1934

                         For the month of January 1997


                      GEMSTAR INTERNATIONAL GROUP LIMITED
                (Translation of registrant's name into English)

      135 North Los Robles Avenue, Suite 800, Pasadena, California 91101
                   (Address of principal executive offices)

     Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

                  Form 20-F  X                      Form 40-F
                            ---                               ---

     Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

                  Yes                               No  X
                      ---                              ---

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                        September 30,  March 31,
                                                            1996         1996
                                                        -------------  ---------
                                                         (Unaudited)

                                    ASSETS

Current assets:
  Cash and cash equivalents                                $57,313      $63,079
  Short-term investments                                    15,164            -
  Prepaid expenses and other current assets                  2,686        3,734
                                                           -------      -------
     Total current assets                                   75,163       66,813
Property and equipment, net                                  3,198        3,040
Investments in marketable securities                         7,039            -
Other assets                                                14,492        8,587
                                                           -------      -------
                                                           $99,892      $78,440
                                                           =======      =======

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                    $ 9,129      $ 9,205
  Current portion of deferred revenue                        8,546        3,074
                                                           -------      -------
     Total current liabilities                              17,675       12,279
Deferred revenue, less current portion                       2,042        2,546
Other liabilities                                            2,522        2,392
Shareholders' equity:
  Ordinary shares                                              308          305
  Additional paid-in capital                                46,877       38,961
  Retained earnings                                         30,529       22,012
  Cumulative translation adjustments                           (61)         (55)
                                                           -------      -------
     Net shareholders' equity                               77,653       61,223
                                                           -------      -------
                                                           $99,892      $78,440
                                                           =======      =======

See accompanying Notes to Condensed Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)
                     (in thousands, except per share data)

                                               Three months ended            Six months ended
                                                  September 30                 September 30
                                              ---------------------        --------------------
                                               1996          1995           1996         1995
                                              -------       -------        -------      -------
Revenues                                      $13,120       $11,190        $26,199      $22,309
Operating costs and expenses:
     Selling and marketing                      3,107         3,792          6,148        6,444
     Research and development                   2,473         1,897          4,959        3,782
     General and administrative                 2,797         2,586          5,501        5,169
                                              -------       -------        -------      -------
Earnings from operations                        4,743         2,915          9,591        6,914
Other income, net                               1,158           311          2,071          491
                                              -------       -------        -------      -------
Earnings before income tax expense              5,901         3,226         11,662        7,405
Income tax expense                              1,590           817          3,145        1,862
                                              -------       -------        -------      -------
Net earnings                                  $ 4,311       $ 2,409        $ 8,517      $ 5,543
                                              =======       =======        =======      =======

Earnings per share                              $0.13         $0.09          $0.25        $0.20
                                              =======       =======        =======      =======
Weighted average shares outstanding            33,506        27,684         33,524       27,684
                                              =======       =======        =======      =======

See accompanying Notes to Condensed Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                                AND SUBSIDIARIES

                        NOTES TO CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS
                                  (Unaudited)

                              September 30, 1996


1.   Basis of Presentation

The interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report (Form 20-F) for the year ended March 31, 1996. The interim results of operations are not necessarily indicative of the results for the entire year ending March 31, 1997.

2.   Earnings Per Share

Earnings per share is based on the weighted average number of Ordinary Shares and dilutive common stock equivalents outstanding for the period.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following information should be read in conjunction with the consolidated financial statements and notes thereto and in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Annual Report (Form 20-F) for the year ended March 31, 1996. This analysis is not intended to serve as a basis for projections of future events.

Overview
--------

The Company develops, markets and licenses proprietary technologies and systems aimed at making technology user-friendly for consumers. The Company's VCR Plus+(R) instant programming system was introduced in 1990 and to date there have been more than 50 million VCR Plus+ systems sold worldwide. VCR Plus+ allows a user to record a television show simply by entering a number - the PlusCode(R) number - printed in television program guides. The PlusCode numbers are published in more than 1,500 newspapers and television guides worldwide, with a combined circulation of over 300 million. The VCR Plus+ system has been licensed to virtually every major television and VCR manufacturer and is available in over 30 countries.

The Company has introduced two new technologies this year, INDEX Plus+(R), a video tape indexing system built into new VCRs which features an on-screen directory of video tape content by titles automatically captured from the broadcast; and TV GUIDE Plus+(TM), a subscription-free on-screen interactive television guide to be built into new televisions.

On April 16, 1996, the Company raised approximately $8 million, net of expenses, through the issuance of 345,000 new shares as part of a public offering which also included 2,645,000 shares of secondary stock.

On December 12, 1996, the Company completed its merger of VideoGuide, Inc. (VideoGuide) by acquiring all of the outstanding capital stock of VideoGuide. The merger will be accounted for using the pooling-of-interests method. VideoGuide developed and introduced the VideoGuide Information System which includes both a consumer electronics product sold through retail stores and an information service that provides users with an interactive television program schedule.

On December 23, 1996, the Company announced that it signed a definitive merger agreement with StarSight Telecast, Inc., a company that designs an easy to use and accurate method of identifying, selecting and recording television programming. Closing of the transaction is subject to customary conditions, including approval by shareholders of each company and the satisfaction of regulatory requirements. If completed, the merger will be accounted for on a pooling-of-interests method.

Quarterly operating results are affected by changes in the market acceptance of existing products sold by licensees incorporating the Company's proprietary technologies in their products. There can be no assurance that new products will be introduced by licensees in a timely manner, will achieve any significant degree of market acceptance, or that such acceptance will be sustained for any significant period. The operating results for any quarter are not necessarily indicative of results for any future period.

Results of Operations
---------------------

Revenues for the second quarter increased 17% to $13.1 million, compared to $11.2 million for the same quarter last year. For the six months ended September 30, 1996, revenues were $26.2 million compared to $22.3 million for the same period last year, an increase of 17%. The increase in revenues resulted primarily from continued increases in the incorporation of the Company's VCR Plus+ system by manufacturers of VCRs and televisions worldwide.

Selling and marketing expenses for the second quarter were $3.1 million compared to $3.8 million for the same quarter last year, a decrease of 18%. For the six months ended September 30, 1996, selling and marketing expenses were $6.1 million compared to $6.4 million for the same period last year, a decrease of 5%. This decrease is attributable to the timing of the Company's marketing and promotional activities.

Research and development expenses for the second quarter were $2.5 million compared to $1.9 million for the same quarter last year, an increase of 32%. For the six months ended September 30, 1996, research and development expenses were $5.0 million compared to $3.8 million for the same period last year, an increase of 32%. This increase resulted primarily from increased activities associated with the development and testing of the INDEX Plus+ and TV GUIDE Plus+ systems.

General and administrative expenses for the second quarter were $2.8 million compared to $2.6 million for the same quarter last year. For the six months ended September 30, 1996, general and administrative expenses were $5.5 million compared to $5.2 million for the same period last year.

The effective tax rate for the second quarter and for the six months ended September 30, 1996 was 27% compared to 25% for the same periods last year. This increase in the effective tax rate was primarily attributable to the mix of license revenues subject to foreign withholding taxes. Foreign withholding taxes are based on license revenues from certain tax jurisdictions and, accordingly, do not vary based on the level of pretax income.

Liquidity and Capital Resources
-------------------------------

Cash and cash equivalents, short-term investments, and investments in marketable securities totaled $79.5 million at September 30, 1996 compared to cash and cash equivalents of $63.1 million at March 31, 1996. This increase was due primarily to the net proceeds from the sale of new shares in April 1996 and positive cash flow from operations. The Company uses its working capital ($57.5 million at September 30, 1996) to finance ongoing operations and to fund expansion and development of new technologies.

Management believes the existing cash balances and cash generated from operations will be sufficient to meet the Company's liquidity and capital needs for the next twelve months.

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      GEMSTAR INTERNATIONAL GROUP LIMITED
                                                  (Registrant)


                                         By: /s/ ELSIE LEUNG
                                             -----------------------
                                             Elsie Leung
                                             Chief Financial Officer

                                      Date:  January 16, 1997

                                  APPENDIX L

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 6-K

                        Report of Foreign Private Issuer
                      Pursuant to Rule 13a-16 or 15d-16 of
                      the Securities Exchange Act of 1934

                         For the month of January 1997


                      GEMSTAR INTERNATIONAL GROUP LIMITED
                (Translation of registrant's name into English)

       135 North Los Robles Avenue, Suite 800, Pasadena, California 91101
                    (Address of principal executive offices)

     Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

          Form 20-F    X      Form 40-F
                    -------             -------

     Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

          Yes           No    X
              -------      -------



                                    -more-

FOR IMMEDIATE RELEASE


               GEMSTAR INTERNATIONAL GROUP LIMITED AND STARSIGHT
                    TELECAST, INC. ANNOUNCE MERGER AGREEMENT

PASADENA, Calif. (December 23, 1996) -- Gemstar International Group Limited [Nasdaq:GMSTF], and StarSight Telecast, Inc. [Nasdaq:SGHT] announced today that they have entered into an agreement under which StarSight will become a wholly-owned subsidiary of Gemstar.

     Under the merger agreement, StarSight Telecast shareholders will receive
0.6062 shares of Gemstar common stock for each share of StarSight Telecast common stock. StarSight Telecast shareholders will, in the aggregate, receive approximately 33 percent of the outstanding shares of the combined company. The transaction value is approximately $273 million based on Gemstar's closing stock price today of $16.88. In addition, Gemstar has the option under certain circumstances to purchase newly-issued shares of StarSight Telecast common stock at an exercise price of $10.46 per share, equal to 15% of StarSight Telecast shares on a fully diluted basis.

     The transaction has the strong support of the boards of directors and management of both companies. Voting agreements involving approximately 52 percent of StarSight Telecast outstanding shares and 53 percent of Gemstar outstanding shares have been entered into by the principal shareholders of each company. Closing of the transaction is subject to customary conditions, including approval by shareholders of each company and the satisfaction of regulatory requirements.

                                  -- more --

Gemstar and StarSight Announce Merger Agreement

     The Board of Directors of Gemstar would be expanded to include StarSight Telecast board representatives George Smith, chief financial officer of Viacom International; James E. Meyer, executive vice president of Thomson Consumer Electronics; and Ajit M. Dalvi, senior vice president of Cox Communications. They will join Dr. George Carrier, former Dean of the School of Engineering of Harvard University and Teriyuki Toyama, former chief operating officer of The Asahi Shimbun, as outside directors of the new ten-member board. Gemstar has also reached agreement with senior members of StarSight Telecast management to continue to serve in the combined company.

     Henry C. Yuen, chief executive officer of Gemstar, said the strengths of Gemstar and StarSight Telecast are "complementary and synergistic." The combined company would have significantly enhanced marketing capabilities, a richer technology portfolio, and a broader presence in key industry sectors, Yuen said. He noted that StarSight Telecast's extensive relationships with cable, telco, satellite and personal computer industries are a perfect complement to Gemstar's worldwide association with publications, broadcasters and consumer electronics manufacturers. The combination would create "an international company that is highly capable and balanced, both in terms of product mix and distribution channels, and well-positioned to take advantage of the increasing convergence of technologies and globalization of markets. Most important, the combined company will be in an even better position to provide innovative solutions to make life easier for consumers." Yuen said.

                                  -- more --

Gemstar and StarSight Announce Merger Agreement

     Larry W. Wangberg, chairman and chief executive officer of StarSight Telecast, said that the combined entity would be in a strengthened position to address the growing market opportunity for navigational products and services. StarSight systems have been incorporated into a wide variety of platforms, including cable set-top boxes, DSS receivers, televisions and VCRs, Wangberg said. He cited a number of significant recent achievements in the licensing of StarSight technologies to the cable, satellite and personal computer industries, including an arbitration award in the amount of $17.7 million in its dispute with Scientific Atlanta regarding a technology licensing agreement, and an agreement with Microsoft Corp. under which StarSight Telecast has been paid $20 million pursuant to a cross-licensing agreement. The aggregate $37.7 million represented by these developments is expected to be recognized in the coming quarters.

     Mr. Wangberg stated that StarSight Telecast is "delighted to be part of the Gemstar family. This agreement will be beneficial to shareholders of both companies, consumers and the market segments the combined entity would serve," said Mr. Wangberg. "We have great admiration for Gemstar's business strategy and its powerful and profitable operating model. We have the utmost respect for the relationships Gemstar has established with publications, consumer electronics manufacturers and broadcasters in both the domestic and international marketplace. We believe that this combination will be beneficial to both companies and their respective business partners," he said.

     After the merger, Mr. Wangberg will serve as an advisor to the combined company on strategic matters with focus on the cable industry. Brian L. Klosterman, president of StarSight Telecast, will continue to run the StarSight subsidiary.

                                  -- more --

Gemstar and StarSight Announce Merger Agreement

     Gemstar and StarSight are currently in litigation over certain intellectual property issues. The two companies have agreed to stay the proceedings with the aim of dismissing all claims upon completion of the merger.

     Gemstar develops, markets and licenses proprietary technologies and systems aimed at making technology user-friendly for consumers. Gemstar's VCR Plus+(R) Instant Programming System is now a world standard for VCR programming. VCR Plus+ allows a user to record a television program simply by entering a number -- the PlusCode(R) number -- printed in television program guides. The PlusCode numbers are published in more than 1500 newspapers and television guides worldwide, with a combined circulation of over 300 million. The VCR Plus+ system has been licensed to virtually every major TV and VCR manufacturer and is available in over 30 countries including the U.S., Canada, U.K., Europe, Japan, Southeast Asia, Australia and New Zealand. The Company has introduced two new technologies this year, Index Plus+(TM), a videotape indexing system built into new VCRs which features an on-screen directory of videotape content by titles automatically captured from the broadcast; and TV Guide Plus+(TM), a subscription-free on-screen interactive television guide to be built into new televisions.

     StarSight Telecast develops and markets StarSight, a patented on-screen interactive TV program guide with one-button VCR recording. StarSight offers viewers a simple and easy way to find, select and record TV programs. StarSight is available throughout the United States by subscription, for less than $4 per month retail on an annual basis.

                                  -- more --

Gemstar and StarSight Announce Merger Agreement

     StarSight Telecast has partnerships with 11 leading consumer electronics manufacturers that produce more than three-quarters of all TVs, VCRs and TVCRs in the U.S. These companies include Zenith Electronics Corp., Mitsubishi Electronics America Inc., Philips Consumer Electronics Co. (Magnavox), Samsung Electronics America Inc., Thomson Consumer Electronics (RCA), Sony Corp., Matsushita Television Co. (Panasonic), Daewoo Electronics Co. Ltd., Sharp Electronics Corp. and Toshiba America Consumer Products Inc., and Hughes Network Systems.
     StarSight Telecast has agreements with several major service providers including Time Warner, Continental Cablevision, Southern New England Telephone, Bell South, GTE and the leading advanced analog set-top box manufacturers including General Instruments Corp., Scientific Atlanta and Zenith.
     StarSight Telecast is backed by strategic partners Viacom Inc., THOMSON Multimedia S.A., Cox Communications, Inc., Tribune Company, Providence Journal Company and Time Warner, Inc.
     In this transaction, Gemstar is advised by Hambrecht & Quist and Alex. Brown and Sons, and StarSight is advised by Smith Barney, Inc. and ICON Venture Advisors.
     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, the management of growth, and the other risks detailed from time to time in the SEC reports of

                                   --more--

Gemstar and StarSight Telecast, including Gemstar's Form 20-F for the year ended March 31, 1996 and Form 6-K for the quarter ended June 30, 1996 and StarSight Telecast's Form 10-K for the year ended December 31, 1995 and Form 10-Q for the quarter ended September 30, 1996.
     Gemstar and StarSight Telecast will hold a teleconference for financial analysts and press at 5:30 a.m. PST on Wednesday, December 24, 1996. Participants should call:

     CONTACT:           Gemstar International Group Limited
                        Larry Goldberg, 818/792-5700 ext. 261

                        For StarSight Telecast, Inc.:
                        Renee Dorrell, 415/354-4485
                        The Market Relations Group,
                        A Regis McKenna Company

                                   --more--

FOR IMMEDIATE RELEASE                     Contact:  Lisa Ruben
                                                    Hill and Knowlton, Inc.
                                                    213/966-5732
                                                    --or--
                                                    Martha Fleck
                                                    Hitachi
                                                    770-279-5600



                          HITACHI & GEMSTAR ANNOUNCE
                      FULL LINE OF PROJECTION TELEVISIONS
                           WITH VCR PLUS+ TECHNOLOGY

    -- Gemstar's VCR Plus+ Technology Increases User-Friendliness of TVs --

PASADENA, Calif., (January 9, 1997) -- Gemstar International Group Limited [Nasdaq:GMSTF], developer of the VCR Plus+(R) Instant Programming System, and Hitachi Home Electronics (America) announced today that Hitachi will introduce a full line of projection televisions in 1997 with Gemstar's VCR Plus+ Instant Programming technology built-in. Hitachi plans to incorporate the user-friendly VCR Plus+ system in its FX Series projection TV line.
     The convenience of time-shift VCR recording with VCR Plus+ will now be available to television buyers in models from two major consumer electronics manufacturers, Hitachi and Zenith. VCR Plus+ simplifies the process of recording TV shows to a single, error-free step: users simply enter the PlusCode(R) number printed next to each show in television guides.
     "We are pleased that Hitachi, a long-standing supporter of Gemstar's innovative technologies, has decided to offer the user-friendly VCR Plus+ system to its large base of television customers in the United States," said Andrew Duncan, Gemstar's vice president of consumer electronics. "With VCR Plus+ built-in, the consumer can record any program without

                                   --more--

HITACHI INCORPORATES VCR PLUS+ INTO FX TELEVISION LINE


having to locate another remote control and without interrupting his or her television viewing."
     The VCR Plus+ technology in televisions allows users to take advantage of all the benefits of the system. With VCR Plus+ in TV, users can easily pre-set their existing VCR for recording a show using the convenience of PlusCode numbers. The system's once, daily or weekly recording options gives users one-button access to the most frequently used recording choices. And, the system can also be used to set up schedules to record multiple programs.
     A major benefit of incorporating the VCR Plus+ system into TVs is that viewers never have to leave the show they are watching in order to program their VCR. The system allows the PlusCode numbers to be entered using the TV's specially designed remote control unit. The entry is then confirmed on the remote's LCD panel without interrupting the television picture. Another benefit of VCR Plus+ built into TVs is that the technology allows users with virtually any VCR to tape shows easily, without hassles.
     "By incorporating the VCR Plus+ system into our FX Series projection TV line, Hitachi continues its tradition of leadership in introducing useful, innovative features to our customers," said Scott Ramirez, product manager, CTV/PTV of Hitachi Home Electronics (America), Inc. The VCR Plus+ Instant Programming System has a proven track record with consumers, so it makes sense to expand its availability by introducing it in Hitachi TV sets. By doing so, we are providing our customers with one more reason to buy a Hitachi TV, and we are giving them a convenient feature that maintains the television as the focal point of video entertainment in their home."

                                   --more--

HITACHI INCORPORATES VCR PLUS+ INTO FX TELEVISION LINE

     Hitachi Home Electronics (America) develops and markets a variety of consumer electronics and commercial multimedia products. Hitachi America, Ltd., a wholly owned subsidiary of Hitachi, Ltd., Japan, markets and manufactures electrical and electronic goods and provides industrial equipment and services throughout the United States. Hitachi, Ltd., headquartered in Tokyo, Japan, is the world's leading global electronics company, with fiscal 1995 consolidated sales (ending March 31, 1996) of $76.6 billion. The company markets and manufactures a wide range of products, including computers, semiconductors, consumer products and power and industrial equipment.

     Gemstar develops, markets and licenses proprietary technologies and systems aimed at making technology user-friendly for consumers. Gemstar's VCR Plus+ Instant Programming System is now a world standard for VCR programming. VCR Plus+ allows a user to record a television show simply by entering a number-- the PlusCode number -- printed in television program guides. The PlusCode numbers are published by more than 1500 newspapers and television program guides worldwide, with a combined circulation of over 300 million. The VCR Plus+ system has been licensed to virtually every major television and VCR manufacturer and introduced in more than 30 countries, including the U.S., Canada, Latin America, U.K., Europe, Japan, China, Southeast Asia, Australia and New Zealand. Since its inception, there have been more than 50 million VCR Plus+ systems sold worldwide, and that number continues to increase as manufacturers incorporate the feature throughout their VCR and TV product lines. The Company also recently introduced Index Plus+(TM), an automatic videotape playback and

                                   --more--
cataloguing system, and TV Guide Plus+(TM), a subscription-free, on-screen electronic TV listings guide built into new televisions.

Note: This document contains forward-looking statements which involve risks and uncertainties. The Company's actual results in the future may differ significantly from those discussed in the forward-looking statements.

                                     # # #

                                   --more--

FOR IMMEDIATE RELEASE                     CONTACT:  Lisa Ruben
                                                    Hill and Knowlton, Inc.
                                                    213/966-5732

                                                    Daniel Villa
                                                    Mitsubishi
                                                    770/734-5431


                         GEMSTAR AND MITSUBISHI LAUNCH
                    VCR PLUS+ GOLD FEATURE PACKAGE IN VCRS

-- Setting up and Recording with VCRs is Now Even Easier with VCR Plus+ Gold --


PASADENA, Calif., (January 9, 1997) -- Gemstar International Group Limited [Nasdaq: GMSTF], developer of the VCR Plus+ Instant Programming System, and Mitsubishi Consumer Electronics America (MCEA) announced today the introduction of a new line of premium VCRs equipped with Gemstar's VCR Plus+ GOLD package of features. The GOLD package includes the VCR Plus+ Instant Programming System with C3(R) and Gemstar's new AllSet(TM) technology for automatic initial set-up. The new AllSet technology will simplify the process of setting up the VCR, and the VCR Plus+ C3 feature offers the convenience of one-step taping with PlusCode(R) numbers and cable box control.

     Mitsubishi VCRs with the VCR Plus+ GOLD package will be available in retail stores later this year in a wide range of VCR models, including the HS-U580, -U680, -U780, and -U790.

     "Mitsubishi's focus has always been on creating the highest quality consumer electronics products available," said Max Wasinger, vice president, National Sales of MCEA. "We are pleased to be able to include the new VCR Plus+ GOLD group of features from Gemstar in our

                                   --more--

Gemstar and Mitsubishi Launch VCR Plus+ GOLD Feature Package in VCRs


VCR line because they meet our rigorous standards of delivering truly innovative features that help enhance the quality and consumer appeal of our products."

     "With VCR Plus+ GOLD, Gemstar is taking user-friendliness to a new level, said Andrew Duncan, Gemstar's vice president of consumer electronics. "Once the system is plugged in and a few basic items are entered, like the user's zip code and whether or not he has cable service and a cable box, the GOLD package completes all the clock and channel set-up steps for you. VCR Plus+ GOLD is an exceptional package of features. It creates the ultimate user-friendly VCR."

     Introduced in 1990, Gemstar's VCR Plus+Instant Programming System allows users to record TV shows in one easy step: users simply enter the PlusCode number printed next to each show in television listings. The C/3/ feature in VCR Plus+ automatically changes channels on cable boxes, thus enabling consumers to record shows from different cable channels without being home.

     The VCR Plus+ GOLD package includes VCR Plus+ C/3/ and Gemstar's newest VCR feature, AllSet. AllSet makes setting up the VCR a completely painless process by setting the VCR's clock and the cable channel line-up virtually automatically. Users simply enter their zip code and select whether or not they have cable service and a cable box. AllSet then completes the clock and cable channel line-up set-up, using information provided by Gemstar and included in television broadcast signals of major national networks such as ABC, CBS, FOX and others. The information is updated and transmitted regularly throughout North America so that any U.S. or Canadian consumer can enjoy the benefits of the VCR Plus+ GOLD package of features.

                                   --more--

Gemstar and Mitsubishi Launch VCR Plus+ GOLD Feature Package in VCRs

     AllSet automatically sets the VCR's clock, eliminating the notorious blinking "12:00" problem traditionally associated with VCRs. AllSet also completes the channel set-up procedure for the user. AllSet will automatically match the channels received in the home with the VCR Plus+ channels used in Gemstar's PlusCode numbering system.

     Gemstar's VCR Plus+ GOLD package makes the initial clock and channel set-up process a breeze, allowing consumers to enjoy their VCRs without the hassles and frustrations normally associated with thumbing through operating manuals.

     The audio/video division of MCEA manufactures and markets a comprehensive line of premium quality direct-view and projection televisions, VCRs and audio products for complete home theater systems. Recognized as the innovator of big screen technology, Mitsubishi develops video products that lead the industry in performance, ease-of-use and system integration. MCEA is headquartered at 6100 Atlantic Blvd., Norcross, Ga., 30071, and has manufacturing facilities in Braselton, Ga., and Santa Ana, California.

     Gemstar develops, markets and licenses proprietary technologies and systems aimed at making technology user-friendly for consumers. Gemstar's VCR Plus+ Instant Programming System is now a world standard for VCR programming. VCR Plus+ allows a user to record a television show simply by entering a number --the PlusCode number -- printed in television program guides. The PlusCode numbers are published by more than 1500 newspapers and television program guides worldwide, with a combined circulation of over 300 million. The VCR Plus+ system has been licensed to virtually every major television and VCR manufacturer and introduced in more than 30 countries, including the U.S., Canada, Latin America, U.K.,

                                   --more--

Europe, Japan, China, Southeast Asia, Australia and New Zealand. Since its inception, there have been more than 50 million VCR Plus+ systems sold worldwide, and that number continues to increase as manufacturers incorporate the feature throughout their VCR and TV product lines. The Company also recently introduced Index Plus+(TM), an automatic videotape playback and cataloguing system, and TV Guide Plus+(TM), a subscription-free, on-screen electronic TV listings guide built into new televisions.

Note: This document contains forward-looking statements which involve risks and uncertainties. The company's actual results in the future may differ significantly from those discussed in the forward-looking statements.

                                     # # #





                                   --more--

FOR IMMEDIATE RELEASE                   Contact:  Lisa Ruben
                                                  Hill and Knowlton, Inc.
                                                  213-966-5732

                                                  -or-

                                                  Danny Villa
                                                  Mitsubishi
                                                  770-734-5431




                MITSUBISHI INTRODUCES GEMSTAR'S TV GUIDE PLUS+
                        IN FULL LINE OF 1997 TV MODELS

PASADENA, Calif., (January 9, 1997) -- Gemstar International Group Limited [Nasdaq:GMSTF], the innovator of the VCR Plus+(R) Instant Programming System, and Mitsubishi Consumer Electronics America (MCEA) announced today that Gemstar's TV Guide Plus+(TM) system, an on-screen TV program guide, will be available in a full line of Mitsubishi TVs in 1997. TV Guide Plus+ is the first subscription-free, interactive on-screen television guide built into TVs, VCRs and TV/VCR combination units. It provides users with information about current and future TV programs without charging the user any set-up charges or subscription fees.

     Mitsubishi, the world's leading brand in large screen, direct-view and projection televisions, will incorporate Gemstar's TV Guide Plus+ system into a total of twelve (12) new models, including five (5) CTVs and seven (7) PTVs in 1997. Mitsubishi TVs equipped with the TV Guide Plus+ feature will be available in a variety of screen sizes, including 27-, 32-, and 36-inch color TV models and 50-, 55-, 60-, and 70-inch projection TV models.

                                   --more--

MITSUBISHI INTRODUCES GEMSTAR'S TV GUIDE PLUS+ IN 1997 TV MODELS
2-2-2-2-2

     "Mitsubishi has worked steadfastly over the years to establish and maintain its reputation as the premier brand in top-quality televisions," said Max Wasinger, vice president, National Sales of MCEA. "Any feature we include in our TVs must support this reputation. TV Guide Plus+ does that. It is a wonderfully easy-to-use feature that adds tremendous value to our product line because it provides an innovative solution to a real consumer need."

     "Gemstar's TV Guide Plus+ system is unique because the service is subscription-free;" said Andrew Duncan, vice president, consumer electronics for Gemstar. "Combine this huge consumer benefit with the outstanding quality of Mitsubishi TVs and we will have, I believe, a new standard-bearer in the industry."

     With Mitsubishi adding its strength to the number of TV and VCR manufacturers selling TV Guide Plus+-equipped models, consumers will have a wide range of home video products to choose from that incorporate the TV Guide Plus+ system. Last quarter, Magnavox and JVC introduced a combined total of 10 TV and VCR models equipped with the TV Guide Plus+ feature, offering consumers a significant array of price points and screen sizes from which to choose.

     In addition to being free to viewers, TV Guide Plus+ has several unique features. The video broadcast is visible at all times in a "video window" which is fully integrated into the text portion of the guide. The operation of the guide has been carefully designed to be intuitive and user-friendly, with the selection of features and programs accomplished easily by using the cursor keys. The four basic TV Guide Plus+ features are color-coded for easy recognition.


                                   --more--

MITSUBISHI INTRODUCES GEMSTAR'S TV GUIDE PLUS+ IN 1997 TV MODELS
3-3-3-3-3

The system also has the unique capability of enabling participating broadcasters to update program information in real time as events occur.

     In addition, TV Guide Plus+ has the convenient feature of one-touch recording. Gemstar's VCR Plus+ Instant Programming System, which is included with the TV Guide Plus+ system, enables one-button recording of any television program listed in the guide. Viewers simply highlight the desired program and press the "Record" button to access the VCR Plus+ feature. The system will automatically enter the PlusCode(R) number for taping the program.

     Up-to-date TV Guide Plus+ program information will be automatically sent to TVs or VCRs equipped with the TV Guide Plus+ feature regularly. The ABC Television Network, the FOX Broadcasting Company, and the CBS Network will support the TV Guide Plus+ system by broadcasting TV Guide Plus+ information in the vertical blanking intervals of their television signals.

     The audio/video division of MCEA manufactures and markets a comprehensive line of premium quality direct-view and projection televisions, VCRs and audio products for complete home theater systems. Recognized as the innovator of big screen technology, Mitsubishi develops video products that lead the industry in performance, ease-of-use and system integration. MCEA is headquartered at 6100 Atlantic Blvd., Norcross, Ga., 30071, and has manufacturing facilities in Braselton, Ga., and Santa Ana, California.

     Gemstar develops, markets and licenses proprietary technologies and systems aimed at

                                   --more--

FOR IMMEDIATE RELEASE                                 Contact:  Lisa Ruben
                                                                Hill & Knowlton
                                                                213-966-5732

making technology user-friendly for consumers. Gemstar's VCR Plus+ Instant Programming System is now a world standard for VCR programming. VCR Plus+ allows a user to record a television show simply by entering a number -- the PlusCode number -- printed in television program guides. The PlusCode numbers are published by more than 1500 newspapers and television program guides worldwide, with a combined circulation of over 300 million. The VCR Plus+ system has been licensed to virtually every major television and VCR manufacturer and introduced in more than 30 countries, including the U.S., Canada, Latin America, U.K., Europe, Japan, China, Southeast Asia, Australia and New Zealand. Since its inception, there have been more than 50 million VCR Plus+ systems sold worldwide, and that number continues to increase as manufacturers incorporate the feature throughout their VCR and TV product lines. The Company also recently introduced Index Plus+(TM), a videotape indexing system for VCRs which features an on-screen directory of videotape content displaying titles automatically captured from the broadcast.

Note: This document contains forward-looking statements which involve risks and uncertainties. The company's actual results in the future may differ significantly from those discussed in the forward-looking statements.

                                     # # #

                                  ---more---

FOR IMMEDIATE RELEASE                          Contact:  Lisa Ruben
                                                         Hill and Knowlton, Inc.
                                                         213-966-5732



                 THOMSON CONSUMER ELECTRONICS ADOPTS GEMSTAR'S
                             TV GUIDE PLUS+ SYSTEM

            -- Thomson Announces Plan to Incorporate TV Guide Plus+
                 Into Thomson Products Beginning Spring '97 --

PASADENA, Calif., (January 9, 1997) -- Gemstar International Group Limited [Nasdaq: GMSTF], developer of the VCR Plus+/R/ Instant Programming System, announced today that Thomson Consumer Electronics - Americas, manufacturer of the RCA, Proscan, and GE brands of televisions and VCRs, plans to incorporate Gemstar's TV Guide Plus+(TM) system, a subscription-free on-screen electronic program guide, into a range of its TV product line in 1997 in the United States. In a press conference at WCES `97 last night, Jim Meyer, executive vice president of Thomson Consumer Electronics, said, "It is our intention to incorporate the TV Guide Plus+ feature into over 5 million color TVs by the end of 1999."

     Thomson becomes the third major manufacturer to adopt the TV Guide Plus+ system into its product line. The TV Guide Plus+ system was introduced in the fourth quarter of 1996 in JVC TVs and Magnavox TVs and VCRs.

     TV Guide Plus+ has several unique features. It is the only subscription-free electronic television guide built into TVs and VCRs. The video broadcast is visible at all times in a video window which is fully integrated into the text portion of the guide. The operation of the guide

                                  -- more --

THOMSON ADOPTS TV GUIDE PLUS+

Page 2
has been carefully designed to be intuitive and user-friendly, with the selection of features and programs accomplished by four color-coded buttons and the up-down channel key. The system also has the unique capability of enabling participating broadcasters to update changes in program information in real time. In addition, viewers can search for something to watch by theme, channel or time period.

     TV Guide Plus+ also offers one-button recording through Gemstar's VCR Plus+ Instant Programming System, which is included with the TV Guide Plus+ system. This feature provides one-step, "point-and-click" recording of any television program listed in the guide. Viewers simply highlight the desired program and press the VCR Plus+ button. The PlusCode(R) number for taping the program is automatically entered. The system is supported by major broadcasters including ABC, FOX, CBS and UPN in the U.S., and the CBC Network, CBC Newsworld, RDI and CTV in Canada, all of whom carry TV Guide Plus+ data in the vertical blanking portion of their video signals.

     "Gemstar is very pleased with Thomson's decision to incorporate TV Guide Plus+ into its television product line in 1997," said Henry Yuen, chief executive officer of Gemstar. "Thomson's position as the U.S. television sales leader will help increase the availability of the user-friendly TV Guide Plus+ system to consumers."

     Gemstar develops, markets and licenses proprietary technologies and systems aimed at making technology user-friendly for consumers. Gemstar's VCR Plus+ Instant

                                  -- more --

THOMAS ADOPTS TV GUIDE PLUS+
Page 3

Programming System is now a world standard for VCR programming. VCR Plus+ allows a user to record a television show simply by entering a number -- the PlusCode number -- printed in television program guides. The PlusCode numbers are published by more than 1500 newspapers and television program guides worldwide, with a combined circulation of over 300 million. The VCR Plus+ system has been licensed to virtually every major television and VCR manufacturer and introduced in more than 30 countries, including the U.S., Canada, Latin America, U.K., Europe, Japan, China, Southeast Asia, Australia and New Zealand. Since its inception, there have been more than 50 million VCR Plus+ systems sold worldwide, and that number continues to increase as manufacturers incorporate the feature throughout their VCR and TV product lines. The Company also recently introduced Index Plus+(TM), an automatic videotape playback and cataloguing system, and TV Guide Plus+(TM), a subscription-free, on-screen electronic TV listings guide built into new televisions.


Note: This document contains forward-looking statements which involve risks and uncertainties. The company's actual results in the future may differ significantly from those discussed in the forward-looking statements.


                                     # # #



                                  -- more --

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        GEMSTAR INTERNATIONAL GROUP LIMITED
                                        (Registrant)


                                          By:     /s/ ELSIE LEUNG
                                               ---------------------
                                               Elsie Leung
                                               Chief Financial Officer

                                        Date:  January 16, 1997




                                  -- more --

                                  APPENDIX M

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 6-K

                       REPORT OF FOREIGN PRIVATE ISSUER
                     PURSUANT TO RULE 13A-16 OR 15D-16 OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                          FOR THE MONTH OF MARCH 1997

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                (TRANSLATION OF REGISTRANT'S NAME INTO ENGLISH)

      135 NORTH LOS ROBLES AVENUE, SUITE 800, PASADENA, CALIFORNIA 91101
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

  Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

              Form 20-F [X]                        Form 40-F [_]

  Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

              Yes [_]                                     No [X]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      GEMSTAR INTERNATIONAL GROUP LIMITED

                               INDEX TO FORM 6-K

                                                                         SECTION
                                                                         -------
GEMSTAR INTERNATIONAL GROUP LIMITED CONDENSED CONSOLIDATED FINANCIAL
 STATEMENTS
Condensed Consolidated Balance Sheets as of March 31, 1996 and December
 31, 1996..............................................................    F-1
Condensed Consolidated Statements of Earnings for the three and nine
 month periods ended December 31, 1995 and 1996........................    F-2
Notes to Condensed Consolidated Financial Statements...................    F-3
Management's Discussion and Analysis of Financial Condition and Results
 of Operations.........................................................    F-4
GEMSTAR INTERNATIONAL GROUP LIMITED SUPPLEMENTAL CONSOLIDATED FINANCIAL
 STATEMENTS
Independent Auditors' Report...........................................    F-6
Supplemental Consolidated Balance Sheets as of March 31, 1996 and 1995.    F-7
Supplemental Consolidated Statements of Earnings for each of the years
 in the three year period ended March 31, 1996.........................    F-8
Supplemental Consolidated Statements of Shareholders' Equity for each
 of the years in the three year period ended March 31, 1996............    F-9
Supplemental Consolidated Statements of Cash Flows for each of the
 years in the three year period ended March 31, 1996...................   F-10
Notes to Supplemental Consolidated Financial Statements................   F-11
Management's Discussion and Analysis of Financial Condition and Results
 of Operations.........................................................   F-23
VIDEOGUIDE, INC. FINANCIAL STATEMENTS
Independent Auditors' Report...........................................   F-28
Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996......   F-29
Statements of Operations for the period from September 8, 1993 (date of inception) through December 31, 1993, the years ended December 31,
 1994 and 1995 and the six month period ended June 30, 1996............   F-30
Statements of Stockholders' Deficiency for the period from September 8,
 1993 (date of inception) through December 31, 1993, the years ended
 December 31, 1994 and 1995 and the six month period ended June 30,
 1996..................................................................   F-31
Statements of Cash Flows for the period from September 8, 1993 (date of inception) through December 31, 1993, the years ended December 31,
 1994 and 1995 and the six month period ended June 30, 1996............   F-32
Notes to Financial Statements..........................................   F-33
Management's Discussion and Analysis of Financial Condition and Results
 of Operations.........................................................   F-42

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                                AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                          DECEMBER 31,  MARCH
                                                              1996     31, 1996
                                                          ------------ --------
                                                          (UNAUDITED)
                         ASSETS
Current assets:
  Cash and cash equivalents..............................   $ 42,742   $ 64,097
  Short-term investments.................................     22,516        --
  Prepaid expenses and other current assets..............      4,352      6,865
                                                            --------   --------
    Total current assets.................................     69,610     70,962
Property and equipment, net..............................      4,639      4,042
Investments in marketable securities.....................      6,528        --
Other assets.............................................      6,418      5,593
                                                            --------   --------
                                                            $ 87,195   $ 80,597
                                                            ========   ========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..................   $ 31,541   $ 44,769
  Current portion of deferred revenue....................      6,970      4,213
                                                            --------   --------
    Total current liabilities............................     38,511     48,982
Deferred revenue, less current portion...................      1,772      2,860
Other liabilities........................................      3,389      2,435
Shareholders' equity:
  Ordinary shares........................................        313        310
  Additional paid-in capital.............................     60,536     52,619
  Accumulated deficit....................................    (17,256)   (26,554)
  Cumulative translation adjustments.....................        (70)       (55)
                                                            --------   --------
    Net shareholders' equity.............................     43,523     26,320
                                                            --------   --------
                                                            $ 87,195   $ 80,597
                                                            ========   ========

     See accompanying Notes to Condensed Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS      NINE MONTHS
                                              ENDED DECEMBER    ENDED DECEMBER
                                                    31                31
                                             ----------------  ----------------
                                              1996     1995     1996     1995
                                             ------- --------  ------- --------
Revenues:                                    $19,119 $ 14,070  $46,072 $ 36,379
Operating costs and expenses:
  Selling and marketing.....................   7,027   15,382   15,270   24,591
  Research and development..................   2,675    3,530    9,418   10,597
  General and administrative................   3,269    3,059   10,111    9,378
  Nonrecurring expense......................     --    19,526      --    19,526
                                             ------- --------  ------- --------
Earnings (loss) from operations                6,148  (27,427)  11,273  (27,713)
Other income, net...........................   1,163      807    3,145    1,317
                                             ------- --------  ------- --------
Earnings (loss) before income tax expense...   7,311  (26,620)  14,418  (26,396)
Income tax expense..........................   1,975    1,334    5,120    3,196
                                             ------- --------  ------- --------
Net earnings (loss)                          $ 5,336 $(27,954) $ 9,298 $(29,592)
                                             ======= ========  ======= ========
Earnings (loss) per share................... $  0.16 $  (0.84) $  0.28 $  (0.95)
                                             ======= ========  ======= ========
Weighted average shares outstanding.........  33,217   33,127   33,738   31,106
                                             ======= ========  ======= ========


     See accompanying Notes to Condensed Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                               DECEMBER 31, 1996

1. BASIS OF PRESENTATION

  The interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report (Form 20-F) for the year ended March 31, 1996 and the supplemental consolidated financial statements included in the Form 6-K herein. The interim results of operations are not necessarily indicative of the results for the entire year ending March 31, 1997.

  In December 1996, the Company completed its acquisition of VideoGuide, Inc. which has been accounted for under the pooling of interests method, and accordingly, all historical financial information has been restated to include VideoGuide, Inc. for all periods presented.

2. EARNINGS (LOSS) PER SHARE

  Earnings (loss) per share is based on the weighted average number of Ordinary Shares and dilutive common stock equivalents outstanding for the period.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following information should be read in conjunction with the consolidated financial statements and notes thereto and in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Annual Report (Form 20-F) and supplemental consolidated financial statements included in this Form 6-K herein for the year ended March 31, 1996. This analysis is not intended to serve as a basis for projections of future events.

OVERVIEW

  The Company develops, markets and licenses proprietary technologies and systems aimed at making technology user-friendly for consumers. The Company's VCR Plus+(R) instant programming system was introduced in 1990 and to date there have been more than 50 million VCR Plus+ systems sold worldwide.
VCR Plus+ allows a user to record a television show simply by entering a number--the PlusCode(R) number--printed in television program guides. The PlusCode numbers are published in more than 1,500 newspapers and television guides worldwide, with a combined circulation of over 300 million. The VCR Plus+ system has been licensed to virtually every major television and VCR manufacturer and is available in over 30 countries.

  The Company introduced two new technologies this fiscal year, Index Plus+(TM), a video tape indexing system built into new VCRs which features an on-screen directory of video tape content by titles automatically captured from the broadcast; and TV Guide Plus+(TM), a subscription-free on-screen interactive television guide to be built into new televisions.

  On April 16, 1996, the Company raised approximately $8 million, net of expenses, through the issuance of 345,000 new shares as part of a public offering which also included 2,645,000 shares of secondary stock.

  On December 12, 1996, the Company completed its acquisition of VideoGuide, Inc. (VideoGuide) by acquiring all of the outstanding capital stock of VideoGuide. The merger has been accounted for under the pooling of interests method, and accordingly, all historical financial information has been restated to include VideoGuide for all periods presented. VideoGuide developed and introduced the VideoGuide Information System which includes both a consumer electronics product sold through retail stores and an information service that provides users with an interactive television program schedule.

  On December 23, 1996, the Company announced that it signed a definitive merger agreement with StarSight Telecast, Inc., a company that designs an easy to use and accurate method of identifying, selecting and recording television programming. Closing of the transaction is subject to customary conditions, including approval by shareholders of each company and the satisfaction of regulatory requirements. If completed, the merger will be accounted for under the pooling of interests method.

  Quarterly operating results are affected by, among other matters, changes in the market acceptance of existing products sold by licensees incorporating the Company's proprietary technologies. In addition, there can be no assurance that new products incorporating the Company's proprietary technologies will be introduced by licensees or introduced in a timely manner, will achieve any significant degree of market acceptance or that any acceptance will be sustained for any significant period, or result in significant revenues or profits. The operating results for any quarter are not necessarily indicative of results for any future period.

RESULTS OF OPERATIONS

  Revenues for the third quarter increased 35% to $19.1 million, compared to $14.1 million for the same quarter last year. For the nine months ended December 31, 1996, revenues were $46.1 million compared to $36.4 million for the same period last year, an increase of 27%. The increase in revenues resulted primarily from the continued increase in the incorporation of the Company's VCR Plus+ system by manufacturers of VCRs and televisions worldwide. The contribution to revenues by VideoGuide's operations was not significant.

  Selling and marketing expenses for the third quarter were $7.0 million compared to $15.4 million for the same quarter last year, a decrease of 55%. For the nine months ended December 31, 1996, selling and marketing expenses were $15.3 million compared to $24.6 million for the same period last year, a decrease of 38%. This decrease is attributable mainly to VideoGuide's marketing, promotional and product launch activities during the third quarter of last year.

  Research and development expenses for the third quarter were $2.7 million compared to $3.5 million for the same quarter last year, a decrease of 23%. For the nine months ended December 31, 1996, research and development expenses were $9.4 million compared to $10.6 million for the same period last year, a decrease of 11%. This decrease resulted primarily from the completion of certain stages in the development of the Index Plus+ and TV Guide Plus+ systems during this year.

  General and administrative expenses for the third quarter were $3.3 million compared to $3.1 million for the same quarter last year. For the nine months ended December 31, 1996, general and administrative expenses were $10.1 million compared to $9.4 million for the same period last year.

  During the third quarter of last year, VideoGuide recorded $19.5 million nonrecurring expense for inventory related losses.

LIQUIDITY AND CAPITAL RESOURCES

  Cash and cash equivalents, short-term investments, and investments in marketable securities totaled $71.8 million at December 31, 1996 compared to cash and cash equivalents of $64.1 million at March 31, 1996. This increase was due primarily to the net proceeds from the sale of new shares in April 1996. The Company uses its working capital ($31.1 million at December 31, 1996) to finance ongoing operations and to fund the development, launch and expansion of new technologies and potential services.

  Management believes the existing cash balances and cash generated from operations will be sufficient to meet the Company's liquidity and capital needs for the next twelve months.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Gemstar International Group Limited:

  We have audited the accompanying supplemental consolidated balance sheets of Gemstar International Group Limited and subsidiaries as of March 31, 1996 and 1995, and the related supplemental consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1996. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The supplemental consolidated financial statements give retroactive effect to the merger of Gemstar International Group Limited and VideoGuide, Inc. on December 12, 1996, which has been accounted for as a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Gemstar International Group Limited and subsidiaries after financial statements covering the date of consummation of the business combinations are issued.

  In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gemstar International Group Limited and subsidiaries as of March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1996, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                                          KPMG Peat Marwick LLP

Los Angeles, California
March 10, 1997

                      GEMSTAR INTERNATIONAL GROUP LIMITED

                                AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 MARCH 31,
                                                              ----------------
                                                               1995     1996
                                                              -------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................. $12,740  $64,097
  Due from related parties...................................   2,414      --
  Prepaid expenses and other current assets..................   1,207    6,865
                                                              -------  -------
    Total current assets.....................................  16,361   70,962
Property and equipment, net..................................   1,785    4,042
Intangible assets, net.......................................   4,482    4,227
Other assets.................................................     998    1,366
                                                              -------  -------
                                                              $23,626  $80,597
                                                              =======  =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...................... $ 7,499  $44,769
  Current portion of deferred revenue........................   2,101    4,213
  Dividend payable...........................................   5,000      --
                                                              -------  -------
    Total current liabilities................................  14,600   48,982
Deferred revenue, less current portion.......................   2,475    2,860
Other liabilities............................................     814    2,435
Shareholders' equity:
  Preference shares, par value $.01 per share. Authorized
   50,000,000 shares, none issued............................     --       --
  Ordinary shares, par value $.01 per share. Authorized
   500,000,000 shares; issued and outstanding 23,818,191
   shares at March 31, 1995 and 30,928,285 shares at
   March 31, 1996............................................     238      310
  Additional paid-in capital.................................   4,219   52,619
  Retained earnings (accumulated deficit)....................   1,369  (26,554)
  Cumulative translation adjustments.........................     (89)     (55)
                                                              -------  -------
    Net shareholders' equity.................................   5,737   26,320
Commitments and contingencies (note 9)
Subsequent event (note 12)
                                                              -------  -------
                                                              $23,626  $80,597
                                                              =======  =======


   See accompanying Notes to Supplemental Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                                AND SUBSIDIARIES

                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF EARNINGS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        YEAR ENDED MARCH 31,
                                                      ------------------------
                                                       1994    1995     1996
                                                      ------- ------- --------
Revenues............................................. $27,025 $41,744 $ 53,869
Operating costs and expenses:
  Selling and marketing..............................   9,308  11,598   31,397
  Research and development...........................   5,023   9,769   13,923
  General and administrative.........................   6,711  10,992   12,434
  Nonrecurring expenses..............................     --    1,710   19,526
                                                      ------- ------- --------
    Earnings (loss) from operations..................   5,983   7,675  (23,411)
Other income, net....................................     786     696    2,076
                                                      ------- ------- --------
    Earnings (loss) from continuing operations before
     income tax expense..............................   6,769   8,371  (21,335)
Income tax expense...................................   2,238   3,681    5,497
                                                      ------- ------- --------
Earnings (loss) from continuing operations...........   4,531   4,690  (26,832)
                                                      ------- ------- --------
Earnings from discontinued operations, net of tax....   6,726   5,197      --
                                                      ------- ------- --------
    Net earnings (loss).............................. $11,257 $ 9,887 $(26,832)
                                                      ======= ======= ========
Per share data:
  Earnings (loss) from continuing operations......... $  0.16 $  0.17 $  (0.85)
  Earnings from discontinued operations..............    0.24    0.18      --
                                                      ------- ------- --------
    Net earnings (loss).............................. $  0.40 $  0.35 $  (0.85)
                                                      ======= ======= ========
Weighted average shares outstanding..................  28,159  28,159   31,458
                                                      ======= ======= ========


   See accompanying Notes to Supplemental Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                                AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                           ORDINARY                 RETAINED
                            SHARES     ADDITIONAL   EARNINGS   CUMULATIVE       NET
                         -------------  PAID-IN   (ACCUMULATED TRANSLATION SHAREHOLDERS'
                         SHARES AMOUNT  CAPITAL     DEFICIT)   ADJUSTMENTS    EQUITY
                         ------ ------ ---------- ------------ ----------- -------------
Balances at March 31,
 1993                    23,500  $235   $ 2,829     $ 15,770      $ 303      $ 19,137
  Net earnings..........    --    --        --        11,257        --         11,257
  Dividend..............    --    --        --        (8,000)       --         (8,000)
  Issuance of ordinary
   shares...............    236     2     1,000          --         --          1,002
  Equity adjustment from
   foreign currency
   translation..........    --    --        --           --          70            70
                         ------  ----   -------     --------      -----      --------
Balances at March 31,
 1994................... 23,736   237     3,829       19,027        373        23,466
  Net earnings..........    --    --        --         9,887        --          9,887
  Dividend..............    --    --        --        (5,000)       --         (5,000)
  Distribution to
   shareholders.........    --    --        --       (22,545)       --        (22,545)
  Issuance of ordinary
   shares...............     82     1       390          --         --            391
  Equity adjustment from
   foreign currency
   translation..........    --    --        --           --        (462)         (462)
                         ------  ----   -------     --------      -----      --------
Balances at March 31,
 1995................... 23,818   238     4,219        1,369        (89)        5,737
  Net loss..............                             (26,832)                 (26,832)
  Initial public
   offering.............  3,450    35    36,124          --         --         36,159
  Acquisition of common
   stock of E Guide,
   Inc..................  3,511    35         8          --         --             43
  Issuance of ordinary
   shares...............    149     2    12,268          --         --         12,270
  Adjustment for change
   in VideoGuide year
   end..................    --    --        --        (1,091)       --         (1,091)
  Equity adjustment from
   foreign currency
   translation..........    --    --        --           --          34            34
                         ------  ----   -------     --------      -----      --------
Balances at March 31,
 1996................... 30,928   310    52,619      (26,554)       (55)       26,320
                         ======  ====   =======     ========      =====      ========


   See accompanying Notes to Supplemental Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       YEAR ENDED MARCH 31,
                                                     --------------------------
                                                      1994     1995      1996
                                                     -------  -------  --------
Cash flows from operating activities:
  Continuing operations:
    Earnings (loss) from continuing operations.....  $ 4,531  $ 4,690  $(26,832)
    Adjustments to reconcile earnings to net cash
     provided by continuing operations:
      Depreciation and amortization................      795    1,418     1,932
      Deferred income taxes........................      330      117     1,547
      Changes in assets and liabilities:
        Prepaid expenses and other assets..........     (281)     636    (5,617)
        Accounts payable and accrued expenses......    2,832    3,656    37,270
        Deferred revenue...........................    1,622       22     2,497
        Other liabilities..........................      688      126        76
                                                     -------  -------  --------
        Net cash provided by continuing operations.   10,517   10,665    10,873
                                                     -------  -------  --------
  Discontinued operations:
    Earnings from discontinued operations, net of
     tax...........................................    6,726    5,197       --
    Adjustments to reconcile earnings to net cash
     provided by discontinued operations:
      Depreciation and amortization................      339      659       --
      Decrease in receivable and revenue
       allowances..................................     (456)    (374)      --
      Deferred income taxes........................    2,318   (8,100)      --
      Changes in working capital and other, net of
       spin-off of subsidiaries....................    2,361   11,549       --
                                                     -------  -------  --------
        Net cash provided by discontinued
         operations................................   11,288    8,931       --
                                                     -------  -------  --------
        Net cash provided by operating activities..   21,805   19,596    10,873
                                                     -------  -------  --------
Cash flows from investing activities:
  Continuing operations:
    Cash payments of amounts due to related parties
     (note 4)......................................      --    (6,759)      --
    Decrease (increase) in due from related
     parties.......................................      --    (2,414)    2,414
    Cash payments received under short-term loans
     and advances..................................    3,880      --        --
    Additions to property and equipment............     (809)  (1,157)   (3,108)
    Increase in intangible assets..................   (3,480)  (1,007)     (826)
    Decrease (increase) in other assets............   (1,237)     807      (368)
  Discontinued operations:
    Cash advanced under loans and advances to
     related parties...............................   (1,126)  (2,093)      --
    Cash received under short-term loans and
     advances......................................    2,587      --        --
    Additions to property and equipment............  (11,061)    (472)      --
    Increase in other assets.......................     (468)     (66)      --
                                                     -------  -------  --------
        Net cash used in investing activities......  (11,714) (13,161)   (1,888)
                                                     -------  -------  --------
Cash flows from financing activities:
 Continuing operations:
    Dividends paid.................................      --    (8,000)   (5,000)
    Proceeds from issuance of Ordinary Shares......      327    1,066    12,270
    Proceeds from initial public offering of
     Ordinary Shares...............................      --       --     36,159
  Discontinued operations:
    Net borrowings (repayments) under notes payable
     to banks......................................    1,077     (217)      --
    Proceeds from issuance of long-term debt.......    9,059      --        --
    Payments of long-term debt.....................     (324)    (980)      --
    Cash included in net assets distributed to
     shareholders related to spin-off (note 4).....      --    (7,095)      --
                                                     -------  -------  --------
        Net cash provided by (used in) financing
         activities................................   10,139  (15,226)   43,429
                                                     -------  -------  --------
Effect of exchange rate changes on cash............       70     (462)       34
                                                     -------  -------  --------
        Net increase (decrease) in cash and cash
         equivalents...............................   20,300   (9,253)   52,448
Cash and cash equivalents at beginning of year.....    1,693   21,993    12,740
Adjustment for change in VideoGuide, Inc. year end.      --       --     (1,091)
                                                     -------  -------  --------
Cash and cash equivalents at end of year...........  $21,993  $12,740  $ 64,097
                                                     =======  =======  ========
Supplemental disclosures of cash flow information
  Cash paid during the period for:
    Interest.......................................  $   310  $   605  $    --
    Income taxes...................................    2,285    4,653     3,807
                                                     =======  =======  ========
Noncash investing and financing activities:

  During the year ended March 31, 1995, the Company spun off Gemstar
   Manufacturing Holding Limited and its wholly owned subsidiaries to its shareholders. The book value of the net noncash assets of these companies was $15,450 (note 4).
  During the year ended March 31, 1996, the Company exchanged 3,511,494
   Ordinary Shares for all of the outstanding common stock of E Guide, Inc. (note 10).
   See accompanying Notes to Supplemental Consolidated Financial Statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996

(1) PRINCIPLES OF CONSOLIDATION

  The supplemental consolidated financial statements include the accounts of Gemstar International Group Limited ("Gemstar International Group") and its wholly and majority-owned subsidiaries (collectively, the "Company") and have been prepared to include the accounts of VideoGuide, Inc. ("VideoGuide") for all periods presented as a result of the Company's acquisition of VideoGuide which has been accounted for under the pooling of interests method on December 12, 1996 (note 3).

  In June 1995, the Company acquired Gemstar Development Corporation ("GDC") by exchanging 3,518,501 Ordinary Shares for all of the outstanding shares of GDC. The acquisition was accounted for in a manner similar to a pooling of interests because Gemstar International Group and GDC were under common control and stock ownership. Accordingly, the assets and liabilities of GDC have been recorded at historical (predecessor) cost and the Company's consolidated financial statements include the results of operations of GDC for all periods presented.

  For all periods presented, the minority interest in majority-owned subsidiaries was immaterial. All significant intercompany transactions and balances have been eliminated in the accompanying supplemental consolidated financial statements.

  As more fully discussed in note 4, effective January 1, 1995, the Company spun off to its shareholders Gemstar Manufacturing Holding Limited ("Holdings") and its subsidiaries.

  As more fully discussed in note 10, in August 1995, the Company exchanged 3,511,494 Ordinary Shares for all of the outstanding capital stock of E Guide, Inc. ("E Guide") from certain related parties.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  Cash equivalents consist of highly liquid investments, such as certificates of deposit and commercial paper with an original maturity of three months or less. Also included within cash and cash equivalents are investments in corporate bonds with original maturities greater than three months that are not material to the overall portfolio. Cash equivalents include commercial paper and corporate bonds with a cost and current market value of $37,862,000 at March 31, 1996. There were no unrealized gains or losses at March 31, 1996.

  The Company accounts for its investments in commercial paper and corporate bonds under provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("Statement No. 115"). Under Statement No. 115, the Company must classify its marketable investment securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the intent and ability to hold until maturity. All other securities not included in trading or held-to-maturity categories are classified as available-for-sale. The Company has classified all its investments in commercial paper and corporate bonds as held-to-maturity securities.

 Inventories

  Inventories included in prepaid expenses and other current assets consist of finished goods only. Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out "FIFO" basis. The Company revalued its inventories to net realizable value. See note herein regarding Nonrecurring Expenses.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Investments

  Investments with ownership interests of less than 20% are accounted for under the cost method of accounting. Investments in joint ventures with ownership interests between 20% and 50% are accounted for under the equity method of accounting. Investments with ownership interests in excess of 50% are consolidated with the accounts of the Company.

  Effective November 1, 1993, the Company acquired a majority interest in NORPAK Corporation ("NORPAK") which develops and markets insertion equipment for use by broadcasters. The excess of cost over the Company's share of net assets (goodwill) of $1,025,000 is included in intangible assets. The accounts of NORPAK have been included in the consolidated accounts of the Company since the date of acquisition. This acquisition was not material to the consolidated accounts of the Company.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using straight-line and accelerated methods over the estimated useful lives of the assets. Estimated useful lives are as follows:

      Machinery and equipment... 3 to 8 years
      Office furniture and
       equipment................ 5 to 8 years
      Property and leasehold
       improvements............. Shorter of estimated useful life or lease term

 Intangible Assets

  Intangible assets consist of capitalized patent and trademark costs and goodwill. Capitalized patent and trademark costs consist of direct costs associated with obtaining patents and trademarks. Patent and trademark costs are amortized on a straight line basis over seven years, which is the expected useful life. Goodwill, which represents the excess of cost over net assets acquired, is amortized on a straight line basis over five years. The Company regularly assesses the recoverability of these intangible assets by determining whether the amortization of the balance over their remaining life can be recovered through undiscounted future cash flows of the assets. In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of ("Statement No. 121"). This statement provides guidelines for recognition of impairment losses related to long-term assets and certain intangibles and related goodwill for
(i) assets to be held and used and (ii) assets to be disposed of. Statement No. 121 is effective for fiscal years beginning after December 15, 1995. Company management does not believe that the adoption of the new standard will have a material effect on the consolidated financial statements of the Company.

  Amortization expense charged to continuing operations for each of the years in the three-year period ended March 31, 1996 was $506,000, $950,000 and $1,081,000, respectively.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Intangible assets consist of the following (in thousands):

                                                                  MARCH 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
      Patents and trademarks.................................. $ 5,272  $ 6,098
      Goodwill................................................   1,025    1,025
                                                               -------  -------
                                                                 6,297    7,123
      Less accumulated amortization...........................  (1,815)  (2,896)
                                                               -------  -------
          Net intangible assets............................... $ 4,482  $ 4,227
                                                               =======  =======

 Accounting for Stock Options

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123") which encourages, but does not require, a fair value based method of accounting for employee stock options. Statement No. 123 will be effective for fiscal years beginning after December 15, 1995. While the Company is still evaluating Statement No. 123, it currently expects to elect to continue to measure compensation cost under APB Opinion No. 25, "Accounting for Stock Issued to Employees". Company management does not believe that the adoption of this new standard will have a material effect on the consolidated financial statements of the Company.

 Use of Estimates

  Company management has made a number of estimates and assumptions relating to the reporting of assets and liabilities in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

 Foreign Currency Translation

  The consolidated financial statements of foreign subsidiaries are translated into U.S. dollars. Gains and losses resulting from translation are accumulated in a separate component of shareholders' equity until the investment in the foreign entity is sold or liquidated. The Company's transactions predominately occur in U.S. dollars. Gains and losses on currency transactions were immaterial for all periods presented.

 Fair Value of Financial Instruments

  Financial instruments of the Company consist of cash and cash equivalents, accounts payable and accrued expenses. The carrying value of these financial instruments approximate their fair value because of the short maturity of these instruments.

 Revenue Recognition

  Revenues from nonrefundable initial sign-up fees collected upon signing of multiyear licensing contracts are deferred and recognized over the term of the agreement. Revenues under continuing license arrangements are recognized when license payments are due, generally when paid by the licensee.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Revenue from the sale of VideoGuide receivers is recognized upon shipment. Subscription revenue related to the VideoGuide Information System is deferred and recognized pro rata on a monthly basis over the life of the subscriptions. Costs incurred with the procurement of subscriptions are charged to expense as incurred.

 Research and Development Costs

  Research and development costs related to the design, development and testing of new systems, applications and technologies are charged to expense as incurred.

 Nonrecurring Expenses

  In December 1995, the Company revised its previous estimate of the net realizable value of inventory based on year-to-date shipments and negotiations with its largest distributor and other distribution channels. As a result, the Company recorded a $7,064,000 charge to nonrecurring expenses to value the inventory on hand at March 31, 1996. In addition, the Company recorded a $12,462,000 charge to nonrecurring expenses to reserve for units on order with the manufacturer under a fixed purchase commitment.

  Nonrecurring expenses in fiscal 1995 consist of professional fees and related costs associated with the Company's initial public offering that were incurred prior to the October 1994 postponement of the offering.

 Interest Income, Net

  Net interest income, included in other income, totaled $712,000, $627,000 and $2,027,000 for each of the years in the three-year period ended March 31, 1996.

 Income Taxes

  The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement No. 109") for all periods presented. Statement No. 109 requires that deferred income taxes be recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Changes in tax rates and laws are reflected in earnings in the period such changes are enacted.

 Earnings (loss) per Share

  Earnings (loss) per share are based on the weighted average number of Ordinary Shares outstanding as adjusted for the reverse stock split (note 6) for all periods presented. The difference between primary and fully diluted earnings per share is immaterial for all periods presented.

  Pursuant to the requirements of the Securities and Exchange Commission, Ordinary Shares and stock options issued by the Company during the twelve months immediately preceding the Company's initial public offering date have been included in the calculation of the weighted average shares outstanding as if they were outstanding for all periods presented using the treasury stock method.

(3)MERGER WITH VIDEOGUIDE, INC.

  Effective December 12, 1996, the Company acquired all of the outstanding capital stock of VideoGuide, for 475,000 ordinary shares of the Company. VideoGuide produces and markets the VideoGuide Information System, a consumer electronics product which delivers an interactive television schedule, as well as optional news, a sports ticker and other informational services. The system also provides one touch VCR programming. In addition the Company assumed stock options which converted into options to purchase 16,617 shares of ordinary shares.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996

(3)MERGER WITH THE VIDEOGUIDE, INC. (CONTINUED)

  The merger was accounted for as a pooling of interests and, accordingly, the Company's supplemental consolidated financial statements have been prepared to include VideoGuide for all periods presented.

  The following information shows total revenues and net loss of VideoGuide during the three year period ended March 31, 1996 (in thousands):

                                                       1994    1995      1996
                                                       -----  -------  --------
      Revenues........................................ $ --   $   --   $    433
      Net loss........................................  (431)  (4,129)  (42,915)

  The supplemental consolidated financial statements for the year ended March 31, 1996 reflects the impact of certain operating results also included in the year ended March 31, 1995 financial statements due to the differences in reporting periods of VideoGuide relative to that of the Company. Prior to the combination, VideoGuide's fiscal year ended on December 31. In recording the business combination, VideoGuide's financial statements for the year ended December 31, 1995 were conformed to the Company's fiscal year ended March 31, 1996. The charge to retained earnings to include VideoGuide's quarter ended March 31, 1995 was a net loss of $1,091,000. VideoGuide had no revenues during the quarter ended March 31, 1995.

  There were no significant transactions between the Company and VideoGuide prior to the combination, which required elimination, and no adjustments were required to conform to accounting policies.

(4)DISCONTINUED OPERATIONS

  Effective January 1, 1995, the Company elected to discontinue the marketing and distribution of the VCR Plus+ technology through the sale of handsets (the "Handset Business") and to limit its operations solely to licensing activities. In connection with this decision the Company transferred all of its handset operations to Gemstar, Manufacturing Holding Limited ("Holdings"), its then wholly owned subsidiary, and then distributed the shares of Holdings to the Company's shareholders (the "Spin-Off").

  In light of the independence of the Handset Business and its dissimilarity to the Company's continuing licensing business, the operations of the Handset Business have been reported as discontinued operations in the consolidated statements of earnings for all periods presented.

  Net assets of Holdings and its subsidiaries distributed to the shareholders as a result of the Spin-Off were as follows (in thousands):

      Cash and cash equivalents....................................... $ 7,095
      Noncash current assets..........................................  11,866
      Due from Gemstar International Group Limited and its
       subsidiaries...................................................   6,759
      Long term assets................................................  15,520
      Total liabilities............................................... (18,695)
                                                                       -------
      Net assets distributed to the shareholders...................... $22,545
                                                                       =======

  In connection with the Spin-Off, the Company and Holdings and its subsidiaries entered into an Indemnification Agreement. Pursuant to the Indemnification Agreement, the Company will indemnify Holdings

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996

(4)DISCONTINUED OPERATIONS (CONTINUED)

and its subsidiaries against any liabilities arising out of the conduct of the Company's operations or businesses, and Holdings and its subsidiaries will indemnify the Company against any liabilities arising out of the conduct of their respective operations or businesses. In each case, the indemnifying party will undertake its obligations regardless of whether the event giving rise to the indemnifiable liability occurred prior to, subsequent to, or in connection with the Spin-Off.

  The Company continues to maintain a license agreement with a Holdings subsidiary that allows for the incorporation of the VCR Plus+ technology in the manufacture and distribution of handsets. Pursuant to the license agreement, the Holdings subsidiary pays the Company a per unit royalty fee based on unit shipments. Royalty fees totaled $136,000 for the period from January 1, 1995 to March 31, 1995 and $112,000 for the year ended March 31, 1996.

  The Company continues to maintain service relationships with certain Holdings subsidiaries. Pursuant to Services Agreements, the Holdings subsidiaries provide marketing and promotion services for the Company in their respective territories in connection with the Company's systems, maintain relationships with licensees and promote and monitor the publication of the PlusCode Numbers. The Company renegotiated the compensation provisions of the Service Agreements to provide for quarterly payments for services rendered based on a "cost plus 7%" basis. Service fees paid to these companies totaled $1,458,000 for the three months ended March 31, 1995 and $7,100,000 for the year ended March 31, 1996.

  The results of the Handset Business have been reported separately as a component of discontinued operations on the accompanying consolidated statements of earnings. Summarized results of the Handset Business to the Spin-Off effective date, January 1, 1995, included in the consolidated statements of earnings are as follows (in thousands):

                                                                 YEAR ENDED
                                                                  MARCH 31,
                                                               ---------------
                                                                1994    1995
                                                               ------- -------
      Net sales............................................... $39,379 $13,124
                                                               ======= =======
      Earnings (loss) before income taxes..................... $ 9,528 $(2,903)
      Income tax expense (benefit)............................   2,802  (8,100)
                                                               ------- -------
        Earnings, net of tax.................................. $ 6,726 $ 5,197
                                                               ======= =======

  A subsidiary of Holdings has a General Terms Agreement with an entity whose shareholders are also shareholders of the Company. For the year ended March 31, 1994 and the period from April 1, 1994 to January 1, 1995, the effective date of the Spin-Off, purchases of inventory from such entity were $7,232,000 and $6,311,000, respectively, and sales of raw material inventory to such entity were $6,843,000 and $6,881,000, respectively.

  During 1995, the Company reached a final settlement of certain taxes previously assessed by the Hong Kong Inland Revenue Department (IRD). The taxes assessed by the IRD relate to the discontinued operations of a company included in the Spin-Off for fiscal years 1991 through 1994. The amount of the final settlement with the IRD was substantially less than both the amount previously assessed by the IRD and accrued by the Company. Accordingly, the Company recognized a tax benefit of approximately $8,100,000 in the discontinued operations of the Handset Business for 1995.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                                AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996


(5) INCOME TAX EXPENSE

  Under the current British Virgin Islands law, income generated by entities incorporated under the International Business Companies Act in the British Virgin islands is not subject to taxation. However, certain subsidiaries are subject to taxation in countries where they operate. Additionally, license income payments received from licensees in certain tax jurisdictions are subject to foreign withholding taxes.

(5) INCOME TAX EXPENSE (CONTINUED)

  The provision for income tax expense for continuing operations consists of the following (in thousands):

                                                            YEAR ENDED MARCH 31,
                                                            --------------------
                                                             1994   1995   1996
                                                            ------ ------ ------
      Current.............................................. $1,908 $3,564 $3,950
      Deferred.............................................    330    117  1,547
                                                            ------ ------ ------
        Total.............................................. $2,238 $3,681 $5,497
                                                            ====== ====== ======

  The significant components of deferred income taxes attributable to earnings from continuing operations before income tax expense are as follows (in thousands):

                                                       YEAR ENDED MARCH 31,
                                                      ------------------------
                                                      1994    1995      1996
                                                      -----  -------  --------
      Deferred tax benefit........................... $(355) $(3,810) $(16,165)
      Change in valuation allowance for deferred tax
       assets........................................   685    3,927    17,712
                                                      -----  -------  --------
        Total........................................ $ 330  $   117  $  1,547
                                                      =====  =======  ========

  A reconciliation of the expected U.S. Federal tax rate to the effective tax rate for continuing operations is as follows:

                                                                 YEAR ENDED
                                                                 MARCH 31,
                                                               ----------------
                                                               1994  1995  1996
                                                               ----  ----  ----
      Expected U.S. Federal tax rate..........................  35%   35%   35%
      Foreign withholding taxes...............................  26    28    18
      Foreign earnings not subject to taxation................ (38)  (49)  (35)
      Change in the valuation allowance.......................  10    32    52
      Other...................................................  --    (2)   --
                                                               ---   ---   ---
        Actual effective tax rate.............................  33%   44%  -- %
                                                               ===   ===   ===

  Deferred taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the supplemental consolidated financial statements.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996


(5) INCOME TAX EXPENSE (CONTINUED)

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below (in thousands):

                                                                  MARCH 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------  -------
   Deferred tax assets:
     Tax losses available for carryforward to future periods..  $4,175  $11,394
     Inventories..............................................     --     7,863
     Deferred revenue.........................................     544      652
     Tax credits available for carryforward to future periods.   2,450    3,983
     Accrued expenses.........................................     476      728
     Start-ups costs..........................................     650    1,578
                                                                ------  -------
       Gross deferred tax assets..............................   8,295   26,262
   Valuation allowance........................................  (6,382) (24,094)
                                                                ------  -------
       Deferred tax assets, net of valuation allowance........   1,913    2,168
   Deferred tax liability--taxes provided on intercompany
    income....................................................  (1,911)  (3,713)
                                                                ------  -------
       Net deferred tax assets (liability)....................  $    2  $(1,545)
                                                                ======  =======

  Net deferred tax assets are included in other assets and net deferred tax liability is included in other liabilities in the accompanying supplemental consolidated balance sheets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable earnings in specific tax jurisdictions during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable earnings and tax planning strategies in making this assessment.

  In order to fully realize gross deferred tax assets, the Company will need to generate future taxable earnings in certain tax jurisdictions, principally in the United States of approximately $40,000,000 prior to expiration of its operating loss and foreign tax credit carryforwards. At March 31, 1996, the Company had operating loss carryforwards totaling approximately $29,800,000 principally in the United States, expiring through 2011. In addition, the Company had available foreign tax credit and research and development tax credit carryforwards aggregating $4,017,000 to offset future United States income taxes, expiring through 2001. A portion or all of the $20,800,000 net operating loss carryforwards related to VideoGuide operations may be limited due to the change in ownership of VideoGuide pursuant to Section 382 of the Internal Revenue Code. The other net operating loss and foreign tax credit carryforwards are also subject to certain limitations under United States tax laws with respect to the annual use of such carryforwards which include, among other things, certain changes in stock ownership.

  Based upon the level of historical taxable earnings and projections of future taxable earnings over the periods which the deferred tax assets are deductible, management has concluded that it is more likely than not that the Company will realize the benefits of these deductible differences at March 31, 1996, net of reserves established.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996

(5) INCOME TAX EXPENSE (CONTINUED)

  The United States Internal Revenue Service is currently examining the Company's Federal income tax returns for the years ended March 31, 1991, 1992 and 1993. While the ultimate outcome of the examination cannot be determined with assurance at the present time, the Company believes that tax liabilities have been adequately accrued in the accompanying consolidated financial statements and that the impact of audit assessments, if any, will not have a significant impact upon the Company's financial position or results of operations.

(6) SHAREHOLDERS' EQUITY AND STOCK INCENTIVE PLAN

  Gemstar International Group Limited, a British Virgin Islands corporation, was incorporated on April 3, 1992 under the name Gemstar Holdings Limited ("GHL"). On August 19, 1994, GHL changed its name to Gemstar International Group Limited ("Gemstar International Group"), authorized 50,000,000 Preference Shares, par value $.01 per share, increased the authorized number of Ordinary Shares to 500,000,000 by amending and restating its Memorandum of Association and Articles of Association and declared a stock dividend which increased the number of Ordinary Shares outstanding from 51,900 to 19,981,510.

  In August 1995, the Company's Board of Directors authorized a one-for-two reverse stock split of all the Company's outstanding Ordinary Shares. The reverse stock split was effected in September 1995 under British Virgin Islands law through a pro rata redemption, for no value, of one-half of all outstanding Ordinary Shares.

  For financial statement purposes, all references to share information for all periods presented have been adjusted to give effect to the aforementioned stock dividend and reverse stock split.

  During 1994, the Company's Board of Directors declared a $8,000,000 cash dividend which was paid on June 1, 1994. During 1995, the Company's Board of Directors declared a $5,000,000 cash dividend which was paid on April 7, 1995.

  In August 1994, the Company established the 1994 Stock Incentive Plan, as amended on August 16, 1995 (the "Plan"). Pursuant to the Plan, the Board of Directors may grant options to purchase Ordinary
Shares of the Company to employees of the Company (including executive officers) and certain other persons (including directors and consultants) who are eligible to participate in the Plan. A maximum of 5,600,000 Ordinary Shares may be issued upon the exercise of options.

  On August 16, 1995, the Board of Directors granted 4,485,500 options at an exercise price of $11.90 per Ordinary Share. The options vest over 3 years from the date of grant and expire in 10 years.

  On January 22, 1996, the Board of Directors granted 10,000 options at an exercise price of $19.98 per Ordinary Share. The options vest over 3 years from the date of grant and expire in 10 years.

  During the three year-period ended March 31, 1996, the Company received proceeds of $327,000, $1,066,000 and $12,270,000 for the issuance of ordinary shares.

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996


(7) RELATED PARTY TRANSACTIONS

  The Company acquired certain intellectual property rights, including patent applications, relating to the "CallSet" technology from a director of the Company. Pursuant to the terms of the agreement, the Company must pay the director royalties. No royalties have been incurred to date.

  In March 1994, the Company exercised its option to acquire certain patent rights associated with the VCR Plus+ technology from certain shareholders/directors for $1,000,000. These patent rights have been capitalized as intangible assets.

  At March 31, 1995, the amount due from related party, aggregating $2,414,000, represents net amounts due from Holdings and its subsidiaries. The amount was repaid to the Company subsequent to March 31, 1995.

  For disclosures of related party transactions associated with the spun-off discontinued operations, see note 4.

  For disclosure of the acquisition of the common stock of E Guide from certain related parties, see note 10.

(8) SELECTED BALANCE SHEET ACCOUNTS

  Property and equipment, at cost, consists of the following (in thousands):

                                                                   MARCH 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
      Machinery and equipment................................... $1,135  $3,418
      Office furniture and equipment............................  1,673   1,905
      Property and leasehold improvements.......................    114     707
                                                                 ------  ------
                                                                  2,922   6,030
      Less accumulated depreciation and amortization............ (1,137) (1,988)
                                                                 ------  ------
        Net property and equipment..............................  1,785   4,042
                                                                 ======  ======

  Accounts payable and accrued expenses consists of the following (in thousands):

                                                                   MARCH 31,
                                                                 --------------
                                                                  1995   1996
                                                                 ------ -------
      Accounts payable and accrued expenses..................... $5,972 $42,494
      Accrued payroll and related benefits......................  1,527   2,275
                                                                 ------ -------
        Total................................................... $7,499 $44,769
                                                                 ====== =======

(9) COMMITMENTS AND CONTINGENCIES

  The Company leases various facilities under long-term noncancelable operating leases. Future minimum lease payments are as follows (in thousands):

       Fiscal year ended March 31:
         1997........................................................... $  956
         1998...........................................................    673
         1999...........................................................    654
         2000...........................................................    413
         2001...........................................................    228
                                                                         ------
                                                                         $2,924
                                                                         ======

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996


(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)

  Rent expense related to continuing operations under operating leases for each of the years in the three-year period ended March 31, 1996 was $547,000, $993,000 and $1,077,000, respectively.

  The Company has various agreements to purchase information access and transmission services. These agreements are cancelable without material financial penalty, however, if the agreements are canceled, the Company would have to find alternative providers for such services. Future minimum payments under such agreements are as follows (in thousands):

       Fiscal year ended March 31:
         1997.......................................................... $ 1,798
         1998..........................................................   3,467
         1999..........................................................   2,952
         2000..........................................................   2,867
         2001..........................................................   1,856
                                                                        -------
                                                                        $12,940
                                                                        =======

  The Company and its subsidiaries are from time to time involved in routine legal matters incidental to their businesses. In the opinion of the Company, the resolution of such matters will not have a material effect on its financial condition or results of operations.

(10) ACQUISITION OF E GUIDE

  In August 1995, the Company issued 3,511,494 Ordinary Shares to the shareholders of E Guide, Inc. ("E Guide") in exchange for all of the outstanding capital stock of E Guide (the "E Guide Exchange"). E Guide owns certain intellectual property rights connected with the Company's Guide Plus+ technology as well as other rights associated with the Company's Guide Plus+ and Index Plus+ technologies (collectively, the "Assets"). The Company believes that the fair value of the Ordinary Shares issued for E Guide equals the fair value of the Assets, however, the Assets have not generated any revenues to date, and as a result, the fair value of the Assets is difficult to determine. The Assets will be recorded by the Company at E Guide's historical (predecessor) cost basis because (i) E Guide has had no ongoing operations to date, (ii) the outstanding shares of E Guide were owned by persons who are shareholders and/or officers of the Company and (iii) the E Guide Exchange represents an exchange of the Company's Ordinary Shares for the Assets, which are nonmonetary assets. Separate financial statements of E Guide have not been presented because the financial statements contain no material information that would be relevant to the understanding of the future operations of the Company.

(11) BUSINESS SEGMENT REPORTING

  Customers constituting 10% or more of revenues are as follows:

                                                                    YEAR ENDED
                                                                    MARCH 31,
                                                                  ----------------
                                                                  1994  1995  1996
                                                                  ----  ----  ----
      Customer A.................................................  10%   --    --
      Customer B.................................................  --    10%  10%

                      GEMSTAR INTERNATIONAL GROUP LIMITED
                               AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                   YEARS ENDED MARCH 31, 1994, 1995 AND 1996


(11) BUSINESS SEGMENT REPORTING (CONTINUED)

  A summary of the Company's revenues and earnings (loss) from continuing operations before taxes by geographic area is as follows (in thousands):

                                                          YEAR ENDED MARCH 31,
                                                         -----------------------
                                                          1994    1995    1996
                                                         ------- ------- -------
   Revenues:
     United States...................................... $10,061 $15,267 $19,990
     Foreign (1)........................................  16,964  26,477  33,879
                                                         ------- ------- -------
       Total............................................ $27,025 $41,744 $53,869
                                                         ======= ======= =======

                                                      YEAR ENDED MARCH 31,
                                                    --------------------------
                                                     1994     1995      1996
                                                    -------  -------  --------
   Earnings (loss) from operations (2):
     United States................................. $(4,222) $(9,546) $(41,562)
     Foreign.......................................  10,205   17,221    18,151
                                                    -------  -------  --------
       Total....................................... $ 5,983  $ 7,675  $(23,411)
                                                    =======  =======  ========

--------
(1) Revenues from license fees included in foreign are principally earned by entities in the British Virgin Islands.
(2) Earnings (loss) from operations consists of total revenues less operating expenses and does not include other income.

  A summary of the Company's identifiable assets by geographic area which represents those assets used in the Company's operations in each area are as follows (in thousands):

                                                                    MARCH 31,
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
   Identifiable assets:
     United States.............................................. $ 6,720 $14,844
     Foreign....................................................  16,906  65,753
                                                                 ------- -------
       Total.................................................... $23,626 $80,597
                                                                 ======= =======

(12) SUBSEQUENT EVENT

  On December 23, 1996, the Company announced that it signed a definitive merger agreement with StarSight Telecast, Inc, a company that designs an easy to use and accurate method of identifying, selecting and recording television programming. Closing of the transaction is subject to customary conditions, including approval by shareholders of each company and the satisfaction of regulatory requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company's historical supplemental consolidated financial statements reflect revenues derived primarily from the VCR Plus+ system. Revenues from the VCR Plus+ system are derived through licensing fees paid by manufacturers to the Company for incorporation of the technology into VCRs and televisions, and, to a lesser extent, by publications printing the PlusCode Numbers. The Company has two new technologies, Index Plus+, a proprietary technology that simplifies the playback of videotapes, and Guide Plus+, an interactive, electronic on-screen television guide, which have not yet been commercially introduced and have not generated significant revenues.

  The Company's launch of VCR Plus+ in 1990 involved securing widespread publication of the PlusCode Numbers, without which the VCR Plus+ system would not be useful. In order to support publications when they first started publishing the PlusCode Numbers in a market, the Company engaged in the manufacture, sale and distribution of handsets incorporating the VCR Plus+ system for use with VCRs that had no VCR Plus+ capability.

  Consistent with the Company's strategy to focus on the licensing of its proprietary technologies and systems, as VCR Plus+ became more widely adopted by VCR manufacturers, the Company discontinued its Handset Business effective January 1, 1995 by spinning it off to its shareholders.

  On December 12, 1996, the Company completed its acquisition of VideoGuide, Inc. (VideoGuide) by acquiring all of the outstanding capital stock of VideoGuide. The merger has been accounted for under the pooling of interests method, and accordingly, the Company's supplemental consolidated financial statements have been restated to include VideoGuide for all periods presented. VideoGuide developed and introduced the VideoGuide Information System which includes both a consumer electronics product sold through retail stores and an information service that provides users with an interactive television program schedule.

  Worldwide Tax Expense

  The Company operates as a holding company with operating subsidiaries in several countries, and each subsidiary is taxed based on the laws of the jurisdiction in which it operates. Because taxes are incurred at the subsidiary level, and one subsidiary's tax losses cannot be used to offset the taxable income of subsidiaries in other jurisdictions, the Company's consolidated effective tax rate may increase to the extent the Company reports tax losses in some subsidiaries and taxable income in others. The Company receives revenues from licenses in various countries, net of foreign withholding taxes. Accordingly, the Company's annual tax expense varies considerably from period to period based upon the source of revenues subject to foreign withholding taxes. Additionally, under the current British Virgin Island law, income generated by the Company and its subsidiaries incorporated under the International Business Companies Act in the British Virgin Island are not subject to taxation. Although certain subsidiaries are subject to taxation in countries where they operate, such operations generally are taxed at rates substantially lower than U.S. tax rates. If the Company or its subsidiaries were no longer able to qualify for such tax rates or if the tax laws were rescinded or changed, the Company's operating results could be materially adversely affected.

  The overall effective tax rate reported by the Company in any single period is therefore impacted by, among other things, the country in which earnings or losses arise, applicable statutory tax rates and withholding tax requirements for particular countries, and the availability of tax credits for taxes paid in certain jurisdictions. Because of these factors, it is expected that the Company's future tax expense as a percentage of earnings before income taxes may vary from year to year. See Note 5 of the Notes to Supplemental Consolidated Financial Statements.

RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Supplemental Consolidated Financial Statements and related Notes thereto. The Company spun-off its Handset Business effective January 1, 1995. The following table sets forth for the periods indicated the percentage of revenues represented by certain line items in the Company's supplemental statements of earnings related to continuing operations only.

                                                          FISCAL YEAR ENDED
                                                              MARCH 31,
                                                          ---------------------
                                                          1994    1995    1996
                                                          -----   -----   -----
STATEMENTS OF EARNINGS DATA:
Revenues.................................................   100%    100%    100%
Operating costs and expenses:
 Selling and marketing...................................    34      27      58
 Research and development................................    19      23      26
 General and administrative..............................    25      26      23
 Nonrecurring expenses...................................   --        4      36
                                                          -----   -----   -----
 Total operating costs and expenses......................    78      82     143
                                                          -----   -----   -----
Earnings (loss) from operations..........................    22      18     (43)
 Other income, net.......................................     3       2       4
                                                          -----   -----   -----
Earnings (loss) from continuing operations before income
 tax expense.............................................    25      20     (39)
 Income tax expense......................................     8       9     (10)
                                                          -----   -----   -----
Earnings (loss) from continuing operations...............    17%     11%    (49)%
                                                          =====   =====   =====

  Fiscal 1996 Compared to Fiscal 1995

  Revenues. Revenues in fiscal 1996 were $53.9 million compared to $41.7 million in fiscal 1995, an increase of 28%. License revenues from manufacturers were $48.1 million of total revenues in fiscal 1996 compared to $37.7 million in fiscal 1995, an increase of 28%. This increase was due primarily to increased shipments of units incorporating the VCR Plus+ technology as a result of the increased rates of incorporation of the VCR Plus+ feature by manufacturers. The number of such units for which the Company received license revenues was 16.4 million units in fiscal 1996 compared to
11.7 million units in fiscal 1995, an increase of 40%. License revenues from publications were $5.3 million in fiscal 1996 compared to $4.0 million in fiscal 1995, an increase of 33%. The increase was due to a combination of launching new markets and increased publication of PlusCode Numbers in existing markets. However, the Company does not expect significant increases in licensing revenues from publications in the future. The contribution to revenue by VideoGuide operations was not significant.

  Selling and Marketing Expenses. Selling and marketing expenses consist of advertising and marketing program costs, contracted services and salaries of marketing personnel. Selling and marketing expenses were $31.4 million in fiscal 1996 compared to $11.6 million in fiscal 1995, an increase of 171%. This increase is attributable to an (i) increase in marketing and promotional activities aimed at establishing VCR Plus+ as an international standard and
(ii) marketing costs associated with a promotional campaign commensurate with the introduction of the VideoGuide Information System. As a percentage of total revenues, selling and marketing expenses increased to 58% in fiscal 1996 from 27% in fiscal 1995, primarily as a result of a national advertising and promotional campaigns. In the future the Company expects to incur significant marketing expenditures to launch new systems (e.g., Guide Plus+ and Index Plus+) and to market new services, which may lead to an increase in selling and marketing expenses as a percentage of total revenues.

  Research and Development Expenses. Research and development expenses were $13.9 million in fiscal 1996 compared to $9.8 million in fiscal 1995, an increase of 43%. This increase resulted primarily from: (i) increased activities associated with the development and testing of the Index Plus+ and Guide Plus+ systems and (ii) development and testing of the VideoGuide Information System. The Company anticipates that research and development expenses will continue to increase in the future. As a percentage of total revenues, research and development expenses increased to 26% in fiscal 1996 from 23% in fiscal 1995. The Company expects research and development expenses to decrease as a percentage of total revenues in the future.

  General and Administrative Expenses. General and administrative expenses consist primarily of personnel costs for administration, finance, information systems, human resources and general management, as well as professional fees. General and administrative expenses were $12.4 million in fiscal 1996 compared to $11 million in fiscal 1995. The increase is due primarily to increased indirect costs associated with VideoGuide operations as offset by a decrease in legal expenses. As a percentage of total revenues, general and administrative expenses decreased to 23% in fiscal 1996 from 26% in fiscal 1995.

  Nonrecurring Expenses. At December 31, 1995, VideoGuide revalued its inventory of VideoGuide receivers on-hand to reflect more accurately the net realizable value of its inventory based on lower prices offered to its customers. Accordingly, VideoGuide recorded a charge to non-recurring expenses of approximately $7.0 million. In addition, VideoGuide recorded a $12.5 million charge to reserve for units on order with the manufacturer under a fixed purchase commitment.

  Income Tax Expense. Income tax expense was $5.5 million in fiscal 1996 compared to $3.7 million in fiscal 1995, an increase of $1.8 million. Income tax expense varies from year to year principally attributed to the mix of license revenues subject to withholding taxes. The expected tax benefit for fiscal 1996 was limited due to uncertainty regarding realization of net operating loss carryforwards, tax credit carryforwards, and temporary differences between the tax bases of assets and liabilities and their reported amounts. This is due primarily to VideoGuide's losses and certain limitations under United States tax laws with respect to the annual use of such carryforwards. There can be no assurance that VideoGuide will be able to generate sufficient level of taxable earnings to fully utilize these net operating loss and tax credit carryforwards. See Note 5 of the Notes to Supplemental Consolidated Financial Statements.

  Fiscal 1995 Compared to Fiscal 1994

  Revenues. Revenues in fiscal 1995 were $41.7 million compared to $27.0 million in fiscal 1994, an increase of 54%. License revenues from manufacturers were $37.7 million of total revenues in fiscal 1995 compared to $23.3 million in fiscal 1994, an increase of 62%. This increase was primarily due to license revenues received on increased shipments of units incorporating the VCR Plus+ technology in existing markets and the launch of the VCR Plus+ system in new markets. The number of units incorporating the VCR Plus+ technology for which the Company received license revenues was 11.7 million in fiscal 1995 compared to 6.4 million in fiscal 1994, an increase of 83%. License revenues from publications were $4.0 million in fiscal 1995 compared to $3.7 million in fiscal 1994, an increase of 8%. The increase was due to a combination of launching new markets and increased publication of PlusCode Numbers in existing markets. VideoGuide operated in the development stage until March 31, 1995 and accordingly, no revenues were earned during fiscal 1995 and 1994.

  Selling and Marketing Expenses. Selling and marketing expenses were $11.6 million in fiscal 1995 compared to $9.3 million in fiscal 1994, an increase of 25%. This increase was primarily attributable to increased marketing and advertising activities aimed at establishing the VCR Plus+ system and the PlusCode Numbers as an international standard. As a percentage of total revenues, selling and marketing expenses decreased to 27% in fiscal 1995 from 34% in fiscal 1994.

  Research and Development Expenses. Research and development expenses were $9.8 million in fiscal 1995 compared to $5.0 million in fiscal 1994, an increase of 94%. This increase resulted primarily from engineering and personnel costs relating to the development and testing of the Guide Plus+ and Index Plus+ systems, feature enhancements to the VCR Plus+ system development and testing of the VideoGuide Information System. As a percentage of revenues, research and development expenses were 23% in fiscal 1995 and 19% in fiscal 1994.

  General and Administrative Expenses. General and administrative expenses were $11.0 million in fiscal 1995 compared to $6.7 million in fiscal 1994, an increase of 63%. This increase resulted primarily from increased in professional and consulting fees associated with the strengthening, protection, enforcement and defense of the Company's intellectual property, and, to a lesser extent, from increase in human resources and general management expenses for the support of the expansion in VCR Plus+ licensing activities and new business development. As a percentage of total revenues, general and administrative expenses increased to 26% in fiscal 1995 from 25% in fiscal 1994. If circumstances warrant, legal costs that strengthen the Company's position with respect to its intellectual properties may be capitalized as part of the Company's patent and trademark assets in the future.

  Nonrecurring Expenses. In accordance with the Securities and Exchange Commission accounting requirements, the Company expensed professional fees and related costs associated with the Company's initial public offering that were incurred prior to the October 1994 postponement of the offering.

  Income Tax Expense. Income tax expense was $3.7 million in fiscal 1995 compared to $2.2 million in fiscal 1994, an increase of $1.5 million. The effective tax rate increased from 33% for fiscal 1994 to 44% for fiscal 1995 due primarily to limitation of VideoGuide's net operating loss and tax credit carryforwards.

  Income from Discontinued Operation. In fiscal 1995, consistent with the Company's strategy to focus on the licensing of its technologies and systems, the Company discontinued the Handset Business, effective January 1, 1995. See "The Reorganization." Income from discontinued operations reflects the results of operations from the Handset Business for the period from April 1, 1994 through the effective date of the Spin-Off (January 1, 1995). For such period, the Handset Business has a loss of $2.9 million, which was offset by a one time tax credit of approximately $8.1 million arising from the final settlement of previously assessed and accrued taxes with the Hong Kong Inland Revenue Department. See Note 4 of the Notes to Supplemental Consolidated Financial Statements.

  The Company experiences variability in its revenues and operating results on a quarterly basis as a result of many factors. Most importantly, as manufacturers have incorporated VCR Plus+ technology into an increasing number of models, the Company's license revenues have displayed a seasonality typical of those of consumer electronics products manufacturers. Shipments by manufacturers of VCRs and televisions in general, and therefore VCRs and televisions incorporating the VCR Plus+ technology, tend to be higher in the third and fourth calendar quarters, or the Company's second and third fiscal quarters. However, because the Company generally receives license revenues within 90 days after the end of the quarter in which the VCR or television incorporating its technology is shipped, licensing revenues are typically higher during the Company's third and fourth quarters. In addition, manufacturers' shipments vary from quarter to quarter depending on a number of factors, including retail inventory levels and retail promotional activities. As a result, the Company may experience variability in its quarterly license revenues affecting period to period comparability and performance. The Company's license revenues are also affected by the volume of shipments by manufacturers. The Company's license agreements provide for volume discounts based on the shipment volume in each year by a given manufacturer, which can lower the average per unit license fee for a manufacturer over the course of a year. The Company has experienced declining average per unit VCR Plus+ license fees and expects this trend to continue. The Company anticipates that its revenues will also be affected by the timing of market introductions and market acceptance of new systems such as Index Plus+ and Guide Plus+. There can be no assurance that Index Plus+, Guide Plus+ or other future systems developed by the Company will ever result in significant revenues or profits. Further, if these new systems achieve market acceptance, the timing of manufacturers' implementation and shipments is uncertain and may result in greater variability of the Company's quarterly and annual operating results.

  Another factor contributing to the variability in the Company's quarterly operating results is the increase in the Company's marketing and advertising expenditures in preparation for new product launches and in the Company's third fiscal quarter during the fall holiday season. The Company's planned operating expenditures each quarter are based, in part, on the Company's expectation as to further revenues in the quarter. In addition, many of the Company's expenditures are fixed costs. If revenues do not meet expectations in any given quarter, operating results for the quarter may be materially adversely affected. In addition, the Company's annual and quarterly results may be affected by competition, general economic downtown and the mix of licensing revenues. As a result, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indication of future performance. There can be no assurance that the Company's historic revenue growth or its profitability will continue on a quarterly or annual basis.

LIQUIDITY AND CAPITAL RESOURCES

  In October 1995, the Company received proceeds of $36.2 million, net of related expenses, in its initial public offering of 3,450,000 Ordinary Shares. At March 31, 1996, the Company had cash and cash equivalents totaling $64.1 million and working capital of $21.9 million. The increase in cash and cash equivalents and working capital is due primarily to the net proceeds received from the Company's sale of Ordinary Shares in October 1995 and positive cash flow from operations.

  Net cash provided by continuing operations amounted to $9.8 million for fiscal 1996, as compared to $10.7 million fiscal 1995 and $10.5 million in fiscal 1994, and the increase in net cash provided by continuing operations was primarily the result of increased license revenues.

  The Company's investing activities from continuing operations in fiscal 1996 primarily consisted of property and equipment expenditures of $3.1 million, capitalized patent and trademark cost of $0.8 million and $2.4 million repayments from related parties. Such expenditures were financed by existing cash and cash equivalents. Investing activities for continuing operations for fiscal 1995 amounted to $1.1 million loaned to related parties for property and equipment expenditures, $1.0 million for capitalized patent and trademark costs, and $2.4 million loaned to related parties.

  The Company does not have any material commitments for capital expenditures. However, the Company expects to incur significant marketing expenditures to launch new systems and to market new services and expects to incur significant research and development, and general and administrative expenses relating to these new systems and services over the next two to three years.

  Cash provided by financing activities from continuing operations, consisted of net proceeds of $36.2 million received from the Company's initial public offering, $12.3 million in proceeds received from sale of its Ordinary Shares as offset by $5.0 million payment of dividends to shareholders.

  In connection with the Spin-Off, the Company distributed to shareholders $7.1 million in cash included in the net assets of the companies engaged in the Handset Business during fiscal 1995. During fiscal 1995, the Company also repaid amounts due to companies engaged in the Handset Business totaling $6.8 million. See Note 4 of the Notes to Consolidated Financial Statements.

  In August 1995, the Company effected the E Guide Exchange, consisting of the issuance of 3,511,494 Ordinary Shares for all of the outstanding stock of E Guide. E Guide owns certain intellectual property rights connected with the Company's Guide Plus+ technology, as well as other rights associated with the Company's Guide Plus+ and Index Plus+ technologies (collectively, the "Assets"). The Company believes that the fair value of the Ordinary Shares issued for E Guide equals the fair value of the Assets, however, the Assets have not generated any revenues to date, and as a result, the fair value of the Assets is difficult to determine. See Note 10 of the Notes to Consolidated Financial Statements.

  On December 12, 1996, the Company acquired all of the capital stock of VideoGuide for 475,000 ordinary shares of the Company. The merger was accounted for as a pooling of interests. The Company did not incur any material amount of costs associated with the merger.

  The Company believes that the anticipated cash flow from operations, and existing cash and cash equivalent balances, will be sufficient to meet cash requirements at least through fiscal 1997.

CURRENCY FLUCTUATION AND EXCHANGE RATES

  The Consolidated Financial Statements of the Company are prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles. The Company's transactions predominately occur in U.S. dollars. Gains and losses on currency transactions were immaterial for all periods presented.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
VideoGuide, Inc.:

  We have audited the accompanying balance sheets of VideoGuide, Inc. as of December 31, 1994 and 1995 and June 30, 1996, and the related statements of operations, stockholders' deficiency, and cash flows for the period from September 8, 1993 (date of inception) through December 31, 1993, the years ended December 31, 1994 and 1995 and the six month period ended June 30, 1996.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VideoGuide, Inc. as of December 31, 1994 and 1995 and June 30, 1996, and the related statements of operations, stockholders' deficiency, and cash flows for the period from September 8, 1993 (date of inception) through December 31, 1993, the years ended December 31, 1994 and 1995 and the six month period ended June 30, 1996 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses from operations, and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
September 6, 1996

                                VIDEOGUIDE, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                             DECEMBER 31, DECEMBER 31, JUNE 30,
                                                 1994         1995       1996
                                             ------------ ------------ --------
                   ASSETS
Current assets:
  Cash and cash equivalents.................    $    5      $   195    $   --
  Accounts receivable less allowances for
   doubtful accounts of $123 at June 30,
   1996 and $168 at December 31, 1995.......       --           502         78
  Inventories (note 3)......................       --         3,106      1,789
  Prepaid expenses and other current assets.       171           55          3
                                                ------      -------    -------
      Total current assets..................       176        3,858      1,870
                                                ------      -------    -------
Property and equipment (note 4 and 7).......       326        1,287      1,046
  Less accumulated depreciation and
   amortization.............................       (65)        (238)      (328)
                                                ------      -------    -------
    Property and equipment, net.............       261        1,049        718
Other assets................................       --             6          6
                                                ------      -------    -------
      Total assets..........................    $  437      $ 4,913    $ 2,594
                                                ======      =======    =======
    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................    $  574      $21,476    $22,946
  Notes payable (note 5)....................       472          --         150
  Current portion of capital lease
   obligations (note 7).....................        92           23         23
  Bank overdraft............................       --           --         112
  Accrued expenses (notes 6 and 8)..........       489          850      2,144
  Factoring liability (note 9)..............       --           266         43
  Current portion of deferred subscription
   revenue..................................       --           397      1,097
  Due to stockholders (note 6)..............     1,973          254        304
  Reserve for losses on inventory purchase
   commitments (note 3).....................       --        12,462     14,436
                                                ------      -------    -------
      Total current liabilities.............     3,600       35,728     41,255
                                                ------      -------    -------
Deferred subscription revenue, less current
 portion....................................       --            62        195
Capital lease obligations, less current
 portion (note 7)...........................         4           43         37
Commitments and contingencies (notes 3, 6,
 7, 10 and 14)
Stockholders' deficiency:
  Series A convertible preferred stock,
   $.001 par value (liquidation preference,
   $1,350). Authorized, issued and
   outstanding 236,520 shares at June 30,
   1996 and December 31, 1995 and 1994......       --           --         --
  Series B convertible preferred stock,
   $.001 par value (liquidation preference,
   $15,250). Authorized 22,000,000 shares;
   issued and outstanding 14,854,396 shares
   at June 30, 1996 and 11,932,271 shares at
   December 31, 1995........................       --            12         15
  Common stock, $.001 par value. Authorized
   75,000,000 shares; issued 2,277,500
   shares at June 30, 1996 and 2,245,000 and
   2,040,000 shares at December 31, 1995 and
   1994, respectively.......................         2            2          2
  Additional paid-in capital................     1,391       13,649     16,650
  Accumulated deficit.......................    (4,560)     (44,583)   (55,557)
  Treasury stock, 263,332 shares at June 30,
   1996 and 229,999 and 62,500 shares at
   December 31, 1995 and 1994, respectively,
   at cost..................................       --           --          (3)
                                                ------      -------    -------
    Net stockholders' deficiency............    (3,167)      30,920)   (38,893)
                                                ------      -------    -------
    Total liabilities and stockholders'
     deficiency.............................    $  437      $ 4,913    $ 2,594
                                                ======      =======    =======

                See accompanying notes to financial statements.

                                VIDEOGUIDE, INC.

                            STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                            PERIOD FROM
                         SEPTEMBER 8, 1993 YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                              THROUGH      --------------------------  ---------------------------
                         DECEMBER 31, 1993     1994          1995          1995          1996
                         ----------------- ------------  ------------  ---------------------------
                                                                        (UNAUDITED)
Revenues, net:
 VideoGuide receivers...      $   --       $        --   $      2,954   $        --   $        217
 Subscriptions..........          --                --             46            --            681
                              -------      ------------  ------------   ------------  ------------
                                  --                --          3,000            --            898
                              -------      ------------  ------------   ------------  ------------
Operating costs and
 expenses:
 Cost of revenues (note
  3)....................           --                --        26,225            104         5,367
 Research and
  development...........          329             2,665         4,986            917         1,748
 Selling, general and
  administrative........          102             1,405        11,846          2,177         4,830
                              -------      ------------  ------------   ------------  ------------
                                  431             4,070        43,057          3,198        11,945
                              -------      ------------  ------------   ------------  ------------
  Operating loss........          431             4,070        40,057          3,198        11,047
                              -------      ------------  ------------   ------------  ------------
Other income (expense):
 Income.................           --                 4            58             80           104
 Expense................           --               (63)          (24)            (4)          (31)
                              -------      ------------  ------------   ------------  ------------
                                  --                (59)           34             76            73
                              -------      ------------  ------------   ------------  ------------
  Net loss..............      $   431      $      4,129  $     40,023   $      3,122  $     10,974
                              =======      ============  ============   ============  ============
Net loss per common
 share..................      $  (.46)     $      (2.14) $     (19.12)  $      (1.47) $      (5.44)
                              =======      ============  ============   ============  ============
Weighted average common
 shares outstanding.....      941,250         1,933,333     2,092,500      2,114,167     2,014,723
                              =======      ============  ============   ============  ============


                See accompanying notes to financial statements.

                               VIDEOGUIDE, INC.

                    STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                      SERIES A
                    CONVERTIBLE       SERIES B
                     PREFERRED       CONVERTIBLE
                       STOCK       PREFERRED STOCK    COMMON STOCK   ADDITIONAL             TREASURY STOCK        NET
                   -------------- ----------------- ----------------  PAID-IN   ACCUMULATED ---------------- STOCKHOLDERS'
                   SHARES  AMOUNT   SHARES   AMOUNT  SHARES   AMOUNT  CAPITAL     DEFICIT    SHARES   AMOUNT  DEFICIENCY
                   ------- ------ ---------- ------ --------- ------ ---------- ----------- --------  ------ -------------
Balance,
September 8,
1993.............      --   $ --         --   $--         --   $--    $   --     $    --         --    $--     $    --
 Issuance of
 common stock....      --     --         --    --   1,525,000    2        --          --         --     --            2
 Issuance of
 preferred A
 stock...........  175,200    --         --    --         --    --      1,000         --         --     --        1,000
 Net loss........      --     --         --    --         --    --        --         (431)       --     --         (431)
                   -------  ----  ----------  ---   ---------  ---    -------    --------   --------   ---     --------
Balance, December
31, 1993.........  175,200    --         --    --   1,525,000    2      1,000        (431)       --     --          571
 Issuance of
 common stock....      --     --         --    --     515,000   --         41         --         --     --           41
 Issuance of
 preferred A
 stock...........   61,320    --         --    --         --    --        350         --         --     --          350
 Purchase of
 treasury stock..      --     --         --    --         --    --        --          --     (62,500)   --          --
 Net loss........      --     --         --    --         --    --        --       (4,129)       --     --       (4,129)
                   -------  ----  ----------  ---   ---------  ---    -------    --------   --------   ---     --------
Balance, December
31, 1994.........  236,520    --         --    --   2,040,000    2      1,391      (4,560)   (62,500)   --       (3,167)
 Issuance of
 preferred B
 stock...........      --     --  11,932,271   12         --    --     12,238         --         --     --       12,250
 Issuance of
 common stock....      --     --         --    --     205,000   --         20         --         --     --           20
 Purchase of
 treasury stock..      --     --         --    --         --    --        --          --    (167,499)   --          --
 Net loss........      --     --         --    --         --    --        --      (40,023)       --     --      (40,023)
                   -------  ----  ----------  ---   ---------  ---    -------    --------   --------   ---     --------
Balance, December
31, 1995.........  236,520    --  11,932,271   12   2,245,000    2     13,649     (44,583)  (229,999)   --      (30,920)
 Issuance of
 preferred B
 stock...........      --     --   2,922,125    3         --    --      2,997         --         --     --        3,000
 Issuance of
 common stock....      --     --         --    --      32,500   --          4         --         --     --            4
 Purchase of
 treasury stock..      --     --         --    --         --    --        --          --     (33,333)   (3)          (3)
 Net loss........      --     --         --    --         --    --        --      (10,974)       --     --      (10,974)
                   -------  ----  ----------  ---   ---------  ---    -------    --------   --------   ---     --------
Balance, June 30,
1996.............  236,520  $ --  14,854,396  $15   2,277,500  $ 2    $16,650    $(55,557)  (263,332)  $(3)    $(38,893)
                   =======  ====  ==========  ===   =========  ===    =======    ========   ========   ===     ========

                See accompanying notes to financial statements

                                VIDEOGUIDE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                             PERIOD FROM      YEARS ENDED      SIX MONTHS ENDED
                          SEPTEMBER 8, 1993   DECEMBER 31,         JUNE 30,
                               THROUGH      -----------------  -----------------
                          DECEMBER 31, 1993  1994      1995     1995        1996
                          ----------------- -------  --------  -------  -------------
                                                               (UNAUDITED)
Cash flows from
 operating activities:
  Net loss..............        $(431)      $(4,129) $(40,023) $(3,122) $(10,974)
  Adjustments to
   reconcile net loss to
   net cash used by
   operating activities:
    Depreciation and
     amortization.......           18            47       173       34        90
    Changes in assets
     and liabilities:
      Receivables.......          --            --       (502)    (388)      424
      Inventories.......          --            --     (3,106)     --      1,317
      Prepaids and other
       current assets...          (19)         (171)      116      149        52
      Other assets......          --             19        (6)     --        --
      Bank overdraft....          --            --        --       --        112
      Accounts payable..          166           408    20,885     (812)    1,470
      Accrued expenses..          --            489       361     (400)    1,294
      Deferred
       subscription
       revenue..........          --            --        459      --        833
      Reserve for loss
       on inventory
       purchase
       commitments......          --            --     12,462      --      1,974
                                -----       -------  --------  -------  --------
      Net cash used by
       operating
       activities.......         (266)       (3,337)   (9,181)  (4,539)   (3,408)
                                -----       -------  --------  -------  --------
Cash flows from
investing activities:
  Proceeds from sale of
   equipment............          --            --        --       --        241
  Purchase of property
   and equipment........          (44)         (153)     (881)    (239)      --
                                -----       -------  --------  -------  --------
      Net cash (used by)
       provided by
       investing
       activities.......          (44)         (153)     (881)    (239)      241
                                -----       -------  --------  -------  --------
Cash flows from
 financing activities:
  Proceeds from issuance
   of stock, net........          327         1,066    12,270    8,620     3,001
  Borrowings from
   (repayments to)
   stockholders.........          --          1,973    (1,719)     --         50
  Invoice factoring.....          --            --        266      --       (223)
  Principal payments of
   capital lease
   obligation...........          --            (33)      (93)     (79)       (6)
  Borrowings
   (repayments) of notes
   payable..............          --            472      (472)    (402)      150
                                -----       -------  --------  -------  --------
      Net cash provided
       by financing
       activities.......          327         3,478    10,252    8,139     2,972
                                -----       -------  --------  -------  --------
Increase (decrease) in
 cash and cash
 equivalents............           17           (12)      190    3,361      (195)
Cash and cash
 equivalents, beginning
 of period..............          --             17         5        5       195
                                -----       -------  --------  -------  --------
Cash and cash
equivalents, end of
period..................        $  17       $     5  $    195  $ 3,366  $    --
                                =====       =======  ========  =======  ========
Supplemental disclosures
of cash flow
information:
  Cash paid during the
   year for:
    Interest............        $ --        $    32  $    --   $   --   $    --
                                =====       =======  ========  =======  ========

  Supplementary disclosures of noncash financing activities:

  In 1995, 1994, and 1993, the Company acquired assets totaling $64, $48, and $65, respectively, net of down payments, under capital lease arrangements.

                 See accompanying notes to financial statements.

                               VIDEOGUIDE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 JUNE 30, 1996 AND DECEMBER 31, 1995 AND 1994

(1) NATURE OF OPERATIONS

  VideoGuide, Inc. (the "Company") was incorporated on September 8, 1993 as a Delaware corporation. The Company produces and markets the VideoGuide Information System. The VideoGuide Information System is a consumer electronics product which delivers an interactive television schedule, as well as optional news, a sports ticker and other informational services. The system also provides one touch VCR programming.

  Up to August 28, 1995, the Company was in the development stage as it had generated no significant revenue and had been engaged primarily in research and development activities.

  The Company has incurred substantial losses from operations since August 29, 1995, and previously as a development stage enterprise, and at June 30, 1996 and December 31, 1995, its accumulated deficit is in excess of invested capital. Also at June 30, 1996 and December 31, 1995, the Company has negative net worth, and over this period has experienced difficulty in meeting its obligations as they have become due. Management has taken measures to improve the operations of the business in an effort to achieve profitable operations. However, the ability of the Company to continue operating as a going concern is dependent on the consummation of the proposed merger as discussed in note
15. Management anticipates the consummation of the proposed merger and accordingly believes that the presumption of going concern reflected in the preparation of the accompanying financial statements is appropriate.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 (b) Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided over a five-year life using the straight-line method. Purchased software is depreciated over three years.

 (c) Software Development Costs

  The Company's policy is to expense as incurred all software development costs.

 (d)Income Taxes

  The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (e) Inventories

  Inventory consists of finished goods only. Inventory is stated at the lower of cost or market. Cost is determined on a first-in, first-out "FIFO" basis.

                               VIDEOGUIDE, INC.

                 JUNE 30, 1996 AND DECEMBER 31, 1995 AND 1994
(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 (f) Revenue Recognition

  Revenue from the sale of VideoGuide receivers is recognized upon shipment. Subscription revenue is deferred and recognized pro rata on a monthly basis over the life of the subscriptions. Costs incurred with the procurement of subscriptions are charged to expense as incurred.

 (g) Advertising and Promotion Expense

  Advertising and promotion costs are expensed when incurred. Co-operative advertising, performed in conjunction with retail customers, is provided for when the agreement is signed, and the related reserve is reduced as credits are claimed.

 (h) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (i) Fair Value of Financial Instruments

  Financial instruments of the Company consist of cash and cash equivalents, accounts receivable, notes payable, due to stockholder, capital lease obligations, accounts payable, accrued expenses, and factoring liability. The carrying value of these financial instruments approximate their fair value because of the short maturity of these instruments.

 (j) Stock Based Compensation

  The Company is required to adopt Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation" in fiscal 1996. SFAS No. 123 establishes accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. Under SFAS No. 123, the Company may either adopt the new fair value based accounting method or continue to apply the existing accounting rules under Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees" but with additional financial statement disclosure. The Company plans to continue to account for stock based compensation arrangements under APB No. 25 with additional disclosures required under SFAS No. 123 and therefore does not anticipate SFAS No. 123 will have a material impact on its financial condition or results of operations.

 (k) Impairment of Long-Lived Assets

  The Company is required to adopt Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" in fiscal 1996. SFAS No. 121 requires recognition of impairment of long-lived assets when events and circumstances indicate that the carrying amount of those assets will not be recovered in the future. The Company does not anticipate that any such impairment on its long-lived assets would have a material impact on the financial condition or results of operations.

                               VIDEOGUIDE, INC.

                 JUNE 30, 1996 AND DECEMBER 31, 1995 AND 1994
(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 (l) Loss per Common Share

  Loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

(3)INVENTORY VALUATION

  In September 1996, the Company revised its previous estimate of the net realizable value of inventory based on year-to-date shipments and negotiations with its largest distributor and other distribution channels. As a result, the Company for the six month period ended June 30, 1996 recorded a $1,006,146 charge to cost of goods sold to value the inventory on hand at $16.00 a unit. The Company also recorded a $1,973,925 charge to cost of goods sold to reserve for units on order with the manufacturer. In addition, the Company for the six month period ended June 30, 1996 recorded a $757,268 charge to selling expense for units at retailers who will be provided price protection.

  As of December 31, 1995, the Company revalued its inventory to more accurately reflect the net realizable value of its inventory based on lower prices offered to its customers to reduce the level of inventory on hand. As a result, the Company for the year ended December 31, 1995 recorded a $7,063,795 charge to cost of goods sold to value the inventory on hand as of December 31, 1995 at $25.00 a unit. In addition, the Company recorded a $12,462,047 charge to cost of goods sold to reserve for units on order with the manufacturer under a fixed purchase commitment. Based on the most recent cost of the units, this purchase commitment is $17,945,172 as of June 30, 1996.

(4)PROPERTY AND EQUIPMENT

  Property and equipment at June 30, 1996 and December 31, 1995 and 1994 consisted of (in thousands):

                                                      DEC. 31, DEC. 31, JUNE 30,
                                                        1994     1995     1996
                                                      -------- -------- --------
       Machinery and equipment.......................   $292    $  793   $  808
       Furniture and fixtures........................     12        34       34
       Leasehold improvements........................      8        20       20
       Communications equipment......................     14       440      184
                                                        ----    ------   ------
                                                        $326    $1,287   $1,046
                                                        ====    ======   ======

(5)NOTES PAYABLE

  On May 22, 1996, the Company borrowed $150,000 from a vendor under a promissory note. The balance is payable upon demand by the vendor.

  At December 31, 1994, the Company had $472,463 outstanding on a $1,000,000 line-of-credit with a bank at the bank's prime lending rate plus .5%. On March 1, 1995, this line-of-credit was closed.

                               VIDEOGUIDE, INC.

                 JUNE 30, 1996 AND DECEMBER 31, 1995 AND 1994

(6)RELATED PARTY TRANSACTIONS

 (a) Due to GCC Technologies, Inc.

  Certain stockholders, officers and directors of the Company are also stockholders, officers and directors of GCC Technologies, Inc. ("GCC"). The amount due to GCC, which is included in accrued expenses reflects charges to the Company for the use of the telephone system and access to computers and other equipment.

 (b) Advances from Stockholders

  During 1996, 1995 and 1994, certain stockholders of the Company made certain advances to the Company. Amounts due to stockholders are repayable on demand.

 (c) Related Party Lease

  The Company occupies general offices and engineering space in a facility owned in trust by certain officers and stockholders of the Company. The space is under lease for a five year term commencing January 1, 1994. The Company is also obligated to pay a proportionate share of real estate and building operating costs and tenant improvements. Rent expense for the six-month period ended June 30, 1996 and years ended December 31, 1995 and 1994 were $133,321, $233,678 and $158,485 respectively.

(7)COMMITMENTS AND CONTINGENCIES

 (a) Leases

  The Company has entered into leases of certain property and equipment under agreements which are accounted for as capital leases. Leased capital assets included in property and equipment at June 30, 1996 and December 31, 1995 and 1994 are as follows (in thousands):

                                       DEC. 31, 1994 DEC. 31, 1995 JUNE 30, 1996
                                       ------------- ------------- -------------
      Machinery and equipment.........     $164          $228          $228
      Accumulated depreciation........      (45)          (80)         (106)
                                           ----          ----          ----
                                           $119          $148          $122
                                           ====          ====          ====

  Future minimum lease payments under capital leases at June 30, 1996 are as follows (in thousands):

      1996................................................................  $23
      1997................................................................   26
      1998................................................................   23
                                                                            ---
                                                                             72
      Less amounts representing interest..................................   12
                                                                            ---
      Present value of minimum future lease payments......................   60
      Less current portion................................................  (23)
                                                                            ---
      Capital lease obligation, net of current portion....................  $37
                                                                            ===

                               VIDEOGUIDE, INC.

                 JUNE 30, 1996 AND DECEMBER 31, 1995 AND 1994
(7)COMMITMENTS AND CONTINGENCIES (CONTINUED)

  Future minimum lease payments under operating leases at June 30, 1996 are as follows (in thousands):

      1996................................................................. $191
      1997.................................................................  260
      1998.................................................................  241
                                                                            ----
                                                                            $692
                                                                            ====


 (b) Information Access and Transmission Agreements

  The Company has various agreements to purchase information access and transmission services. These agreements are cancelable without material financial penalty, however, if the agreements are canceled, the Company would have to find alternative providers for such services. Future minimum payments at June 30, 1996 under such agreements are as follows (in thousands):

      1996.............................................................. $ 1,798
      1997..............................................................   3,467
      1998..............................................................   2,952
      1999..............................................................   2,867
      2000..............................................................   1,856
                                                                         -------
                                                                         $12,940
                                                                         =======

  In addition to the minimum payments noted above, these agreements provide for additional payments based on various measures of usage, obligate the Company to pay certain ancillary costs. These costs are not reflected in the amounts presented above or in the Company's financial statements.

(8) ACCRUED EXPENSES

  At June 30, 1996 and December 31, 1995 and 1994, accrued expenses were comprised of the following (in thousands):

                                                      DEC. 31, DEC. 31, JUNE 30,
                                                        1994     1995     1996
                                                      -------- -------- --------
      Payroll.......................................   $  83     $165    $  149
      Vacation......................................      83      138       200
      Rent..........................................     158      146        59
      Due to related parties........................     120      157        94
      Taxes.........................................      --      101       101
      Professional fees.............................      25      100       150
      Co-operative advertising......................      --       --       129
      Price protection..............................      --       --       757
      Other.........................................   $  20     $ 43    $  505
                                                       -----     ----    ------
                                                       $ 489     $850    $2,144
                                                       =====     ====    ======

                               VIDEOGUIDE, INC.

                 JUNE 30, 1996 AND DECEMBER 31, 1995 AND 1994

(9) FACTORING LIABILITY

  Operations have been financed partly through the sale of receivables related to the Company's box unit. The sale transaction occurred under a receivables purchase agreement with an independent issuer of receivables backed commercial paper, pursuant to which the Company agreed to sell with recourse, an undivided percentage ownership interest in designated pools of accounts receivable. Receivables which have been sold but which have not yet been collected amounted to $43,378 and $265,880 at June 30, 1996 and December 31, 1995, respectively. The agreement is due to expire in September 1996.

(10) STOCKHOLDERS' DEFICIENCY

  On February 24, 1995, the Company's stockholders and board of directors voted to amend the Company's certificate of incorporation to reflect the authorization to issue 75,000,000 shares of common stock, and 30,000,000 shares of preferred stock, of which 236,520 shares had previously been issued as Series A preferred stock, 22,000,000 has been designated as Series B preferred stock and the remaining 7,763,480 shares are available for future designation.

 (a) Series A Convertible Preferred Stock

  On September 8, 1993, the Company offered and sold 175,200 shares of Series A convertible preferred stock, $.001 par value, ("Series A stock") at $5.70776 per share in a private placement. Each share of Series A stock is convertible into 100 shares of the Company's common stock subject to certain anti-dilution adjustments. The purchase price for the Series A stock was payable in three installments due between issuance and January 1, 1994. Full capitalization of the Company was reflected at December 31, 1993, through the recording of a receivable from stockholders. All proceeds due at December 31, 1993, were received on January 13, 1994.

  In July 1994, the Company offered and sold an additional 61,320 shares of Series A stock at $5.70776 per share in a private placement.

 (b) Series B Convertible Preferred Stock

  On February 24, 1995, the Company offered and sold 11,932,271 shares of Series B convertible stock, $.001 par value ("Series B stock") at $1.02665 per share in a private placement.

  On February 14, 1996, the Company offered and sold 2,922,125 shares of Series B stock at $1.02665 per share in a private placement.

  Each share of Series B stock is convertible into one share of common stock. Holders of the Series B stock are entitled to annual cumulative dividends of $.082132 per share which are payable when and if declared by the Board of Directors or upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, or upon the redemption of the Series B stock. Cumulative dividends in arrears as of June 30, 1996 and December 31, 1995 were $1,386,695 and $816,684, respectively.

 (c) Common Stock

  Certain shares of the Company's common stock were issued under Stock Restriction Agreements (the "Agreements") providing that the shares vest ratably over periods varying from two to three years and provide that if the holder leaves the Company prior to full vesting the Company will have the option to repurchase the unvested shares at the original purchase price.

                               VIDEOGUIDE, INC.

                 JUNE 30, 1996 AND DECEMBER 31, 1995 AND 1994
(10) STOCKHOLDERS' DEFICIENCY (CONTINUED)

  At June 30, 1996 and December 31, 1995, the Company has reserved 38,506,396 and 35,584,271 shares of common stock for issuance upon the conversion of outstanding shares of Series A and Series B stock, respectively. The Company has also reserved 2,000,000 shares of common stock for issuance under the Company's 1994 Stock Incentive Plan.

 (d) 1994 Stock Incentive Plan

  On April 25, 1994, the Company's stockholders and board of directors voted to create the 1994 Stock Incentive Plan (the "Plan") which provides for the issuance of up to 740,000 shares of the Company's common stock. The Plan provides for grants to eligible participants of options to purchase common stock that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and options to purchase common stock that do not qualify as incentive stock options. The Plan also permits awards of restricted and unrestricted stock, performance stock, phantom stock and stock appreciation rights. The Company's employees, directors and consultants are eligible to participate in the Plan, except that only employees may receive incentive stock options. The Plan is administered by the board of directors, which determines, subject to applicable legal restrictions, the persons who receive stock awards and the number of shares subject to each award, the exercise or purchase price and the vesting provisions.

  On July 6, 1994, the Company's stockholders and board of directors voted to increase the number of shares of common stock issuable under the Plan to 2,000,000.

  Stock option activity in the Plan for the six month period ended June 30, 1996 and year ended December 31, 1995 is as follows:

                                                 DECEMBER 31, 1995 JUNE 30, 1996
                                                 ----------------- -------------
      Outstanding at beginning of period........           --        1,187,800
      Granted...................................     1,397,800         230,000
      Exercised.................................           --              --
      Cancelled.................................      (210,000)        (26,500)
                                                     ---------       ---------
      Outstanding at end of period..............     1,187,800       1,391,300
                                                     =========       =========
      Exercisable at end of period..............           --          349,867
                                                     =========       =========
      Available for grant at end of period......       812,200         608,700
                                                     =========       =========
      Option exercise price.....................     $     .20       $     .20
                                                     =========       =========

  The stock options vest over a three-year perod and expire five yeras from the date of grant.

 (e) Preferred Stock Warrants

  On February 28, 1995, the Company issued warrants for the purchase of 533,090 and 1,053,721 shares of Series B convertible preferred stock, $.001 par value, to an officer of the Company and an individual related to the officer at an exercise price of $2.00 per share. The warrants are fully vested and expire on October 25, 1999.

                               VIDEOGUIDE, INC.

                 JUNE 30, 1996 AND DECEMBER 31, 1995 AND 1994

(11) INCOME TAXES

  The following is a reconciliation between the statutory federal income tax rate and the Company's effective rate for the six month period ended June 30, 1996 and years ended December 31, 1995 and 1994, and the period from September 8, 1993 through December 31, 1993:

                                            DEC. 31, DEC. 31, DEC. 31, JUNE 30,
                                              1993     1994     1995     1996
                                            -------- -------- -------- --------
   Federal income tax benefit at statutory
   rate...................................    34.0%    34.0%    34.0%    34.0%
   Tax effect of:
     State tax benefit, net of federal
      effect..............................     6.3      6.3      6.3      6.3
     Benefit of research and development
      costs...............................      --      3.2      0.3      1.0
     Increase in valuation allowance......   (40.3)   (43.5)   (40.6)   (41.3)
                                             -----    -----    -----    -----
                                                --%      --%      --%      --%
                                             =====    =====    =====    =====

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at June 30, 1996 and December 31, 1995 and 1994, are presented below (in thousands):

                                                   DEC. 31,  DEC. 31,  JUNE 30,
                                                     1994      1995      1996
                                                   --------  --------  --------
   Deferred tax assets:
     Start-up costs............................... $   650   $  1,578  $  1,396
     Reserves for uncollectible accounts..........      --         67        49
     Reserves for inventories.....................      --      7,863     9,063
     Accrued vacation.............................      --         57        70
     Other accruals...............................      --         40        40
     Net operating loss carryforwards.............   1,183      8,155     8,395
     Credit carryforwards.........................     200        348       382
                                                   -------   --------  --------
       Total gross deferred tax assets............   2,033     18,108    19,395
     Less valuation allowance.....................  (2,033)   (18,108)  (19,395)
                                                   -------   --------  --------
       Net deferred tax assets.................... $    --   $     --  $     --
                                                   =======   ========  ========

  In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance for deferred tax assets as of January 1, 1996 was $18,107,549. The net increase in the valuation allowance for the six month period ended June 30, 1996 and years ended December 31, 1995 and 1994 were $1,287,899 $16,075,029 and $1,858,912, respectively.

  At June 30, 1996 and December 31, 1995, the Company has net operating loss carryforwards for federal and state income tax purposes of $20,800,000 and $20,200,000, respectively, which are available to offset future taxable income. These carryforwards expire for federal income tax purposes in the years 2009 to 2011, and for state income tax purposes in the years 1999 to 2001. The Company also has research and development tax credit carryforwards for federal and state income tax purposes of $382,000 which expire in the years 2009 to 2011. A portion or all of net operating loss carryforwards and credit carry forwards which can be utilized in any future year may be limited by significant changes in ownership of the Company pursuant to Section 382 of the Internal Revenue Code.

                               VIDEOGUIDE, INC.

                 JUNE 30, 1996 AND DECEMBER 31, 1995 AND 1994

(12) MAJOR CUSTOMERS

  One customer accounted for approximately 31% and 82% of VideoGuide receiver sales for the six month period ended June 30, 1996 and year ended December 31, 1995, respectively.

(13) 401(K) PLAN

  The Company adopted a 401(k) plan (the "Plan") through GCC Technologies, Inc., a related party, in January 1994 for the benefit of its employees. The Plan does not require the Company to match employee contributions or make contributions, but contributions may be made at the discretion of the board of directors. The Company has not made any matching contributions to the Plan to date.

(14) LITIGATION

  The Company is a defendant against several claims related to slow payments of invoices. The amounts in question are included in the Company's accounts payable.

  For the six month period ended June 30, 1996, the Company reached and paid settlements with several vendors which resulted in a gain of $100,000.

(15) SUBSEQUENT EVENTS

  The Company entered into an agreement, dated July 18, 1996 and amended as of October 24, 1996 for the acquisition of the Company by Gemstar International Group, Ltd. ("Gemstar") in exchange for 475,000 shares of Gemstar's common stock. The proposed acquisition is subject to certain conditions and is expected to be consummated on or before December 31, 1996. If completed, the acquisition will be accounted for using the pooling-of-interests method.

  Subsequent to June 30, 1996, the Company reached and paid settlements with additional vendors which resulted in a gain of approximately $1,900,000, which will be recognized subsequent to the date of the accompanying financial statements.

             VIDEO MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

  Video was incorporated in September 1993. Since its inception, Video has devoted substantially all of its resources toward the development and commercial introduction of the VideoGuide Information System which includes both a consumer electronics product and an information service.

  In August 1995, Video launched the VideoGuide Information System. Video generates revenue from sales of the consumer electronics product and subscription sales of the VideoGuide information service to customers. Video has incurred substantial losses since its inception, and expects to incur losses for the foreseeable future. As of June 30, 1996, Video had an accumulated deficit of $55,557,000. Prior to August 1995, Video was considered a development stage enterprise.

RESULTS OF OPERATIONS

  Revenues. Revenues for the year ended December 31, 1995 and the six months ended June 30, 1996 were $3,000,000 and $898,000, respectively. Revenues consist of sales of VideoGuide receivers and subscription revenues. Sales of VideoGuide receivers and subscription revenues approximated 98% and 2% and 24% and 76% of total revenues for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. The change in revenue mix between the two periods primarily resulted from a decline in sales of VideoGuide receivers and growth in the subscription base. Video's management believes that this decline resulted from a lack of financial resources to promote consumer awareness about the VideoGuide Information System. Revenues were not earned during 1994 and 1993 as Video was in the development stage and had no products.

  Cost of revenues. At December 31, 1995, Video revalued its inventory of VideoGuide receivers on-hand to reflect more accurately the net realizable value of its inventory based on lower prices offered to its customers. Accordingly, Video recorded a charge to cost of revenues of approximately $7,064,000. In addition, Video recorded a $12,462,000 charge to cost of revenues to reserve for units on order with the manufacturer under a fixed purchase commitment.

  Video revised its estimate of the net realizable value of inventory on hand at June 30, 1996 based on year-to-date sell-through information and negotiations with its largest distributor. Accordingly, Video recorded a charge to cost of revenues of $1,006,000 during the six month period ended June 30, 1996. In addition, Video recorded a $1,974,000 charge to cost of revenues to reserve for units on order with the manufacturer under a fixed purchase commitment.

  Video management cannot guarantee that prices of VideoGuide receivers will not continue to decline in the future.

  Research and Development. Research and development costs for the periods ended December 31, 1993, 1994 and 1995 were $329,000, $2,665,000, and
$4,986,000, respectively. The increase from 1993 through 1995 resulted from activities associated with the development and testing of the VideoGuide Information System. Research and development costs for the six month period ended June 30, 1996 were $1,748,000. The decrease in rate of spending resulted from the successful introduction of the VideoGuide Information System.

  Selling, General and Administrative. Selling, general and administrative costs for the periods ended December 31, 1993, 1994 and 1995 were $102,000, $1,405,000, and $11,846,000, respectively. During 1993 and 1994, these costs consisted of general corporate and management overhead. During the year ended December 31, 1995, selling, general and administrative costs increased significantly as a result of marketing costs associated with a promotional campaign commensurate with the product introduction during August 1995. During the six month period ended June 30, 1996, Video charged $757,000 of costs to selling expense for price protection associated with VideoGuide receivers held by retailers as of June 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, Video has financed its operations through the issuance of equity securities, notes to related parties and short-term borrowings. Video has not been able to generate sufficient cash from operations and, as a consequence, additional financing has been required to fund ongoing operations. Cash used in operations for the six months ended June 30, 1996 was $3,404,000 as compared to cash used in operations of $4,539,000 for the six months ended June 30, 1995.

  In order to fund ongoing operations, Video has borrowed from related parties and raised cash from the sale of its common stock. Net cash provided by financing activities for the six months ended June 30, 1996 was $2,968,000 which was comprised of short-term loans from related parties and sales of preferred stock. Gemstar and Video have entered into a Loan and Security Agreement, effective as of July 18, 1996 as amended as of October 29, 1996, pursuant to which Gemstar, in its sole discretion, may make loans to Video from time to time in an aggregate amount not to exceed $7 million. Any such loans will bear interest at a rate of prime plus 5% per annum and will become due and payable on December 31, 1996. As of October 29, 1996, loans in the principal amount of $6,912,000 were due and payable by Video under this Loan and Security Agreement.

  Video expects that its cash used in operating activities and investing activities will increase in the remainder of 1996 and 1997. Video believes that additional funding from sale of equity securities or borrowing from loans will be required to meet Video's operations and capital requirements for the next 12 months. Video's capital requirements depend on numerous factors but principally on the market's acceptance of Video's products.

  The timing of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, Video may require additional financing. Video has no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable term, if at all. Any additional equity financing may be dilutive to Video's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If Video is unable to obtain additional financing as needed, Video may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on Video's business, financial condition and results of operations. If the Merger Agreement is not approved and adopted by the Video stockholders or if the Merger is not otherwise consummated, there can be no assurance that Video could obtain replacement debt or equity capital or that, if obtainable, such debt or equity capital could be obtained in sufficient time to avoid material disruption in its business.

ACCOUNTING STANDARDS

  Stock Based Compensation. Video is required to adopt Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation" in fiscal 1996. SFAS No. 123 establishes accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. Under SFAS No. 123, Video may either adopt the new fair value based accounting method or continue to apply the existing accounting rules under Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees" but with additional financial statement disclosure. Video plans to continue to account for Stock Based Compensation arrangements under APB No. 25 with additional disclosures required under SFAS No. 123 and therefore does not anticipate SFAS No. 123 will have a material impact on its financial condition or results of operations.

  Impairment of Long-Lived Assets. Video is required to adopt Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of in fiscal 1996. SFAS No. 121 requires recognition of impairment of long-lived assets when events and circumstances indicate that the carrying amount of those assets will not be recovered in the future. Video does not anticipate that any such impairment on its long-lived assets would have a material impact on the financial condition or results of operations.

                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          GEMSTAR INTERNATIONAL GROUP LIMITED
                                                      (Registrant)

                                          By: /s/      Elsie Leung
                                            -----------------------------------
                                               Elsie Leung
                                               Chief Financial Officer

                                          Date:March 11, 1997

                                  APPENDIX N

   [The total number of sequentially numbered pages in this manually signed original is 22.]
    As filed with the Securities and Exchange Commission on July 19, 1996.

                                                       Registration No. 333-5304
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ___________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ___________________

                      GEMSTAR INTERNATIONAL GROUP LIMITED
             (Exact name of registrant as specified in its charter)

    British Virgin Islands                     3651                         N/A
(State or other jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)     Classification Code Number)      Identification No.)

                     135 North Los Robles Avenue, Suite 800
                          Pasadena, California  91101
                                 (818) 792-5700
                    (Address of principal executive offices)

                     1994 Stock Incentive Plan, as Amended
                            (Full title of the plan)

                                 Larry Goldberg
                               Corporate Counsel
                        Gemstar Development Corporation
                     135 North Los Robles Avenue, Suite 800
                          Pasadena, California  91101
                    (Name and address of agent for service)
                              ___________________

  Telephone number, including area code, of agent for service:  (818) 792-5700
                              ___________________

                                    Copy to:
                                David A. Krinsky
                               O'Melveny & Myers
                      610 Newport Center Drive, Suite 1700
                        Newport Beach, California 92660

                        CALCULATION OF REGISTRATION FEE

======================================================================================
                                           Proposed     Proposed
                                           maximum      maximum
Title of                   Amount          offering     aggregate         Amount of
securities                 to be           price        offering          registration
to be registered           registered      per unit     price             fee
--------------------------------------------------------------------------------------
       Ordinary Shares,    5,600,000/(1)/  $14.77/(2)/  $82,713,960/(3)/  $28,522/(3)/
       par value $.01      shares
       per share
======================================================================================

(1) This Registration Statement covers, in addition to the number of Ordinary Shares stated above, options and other rights to purchase or acquire the Ordinary Shares covered by the Prospectus and, pursuant to Rule 416, an additional indeterminate number of Ordinary Shares which by reason of certain events specified in the Plan may become subject to the Plan.

(2) Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated in part based upon the average of the high and low prices of the Common Stock reported in The Wall Street Journal as of July 16, 1996 and in part based upon the exercise price of outstanding options.

(3)  The Exhibit Index included in this Registration Statement is at page 15.

================================================================================

                                     PART I

                          INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS


      Item 1.  Plan Information.*



      Item 2.  Registrant Information and Employee Plan Annual Information.*








-----------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                    PART II

                          INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


      Item 3.   Incorporation of Certain Documents by Reference

                The following documents of Gemstar International Group Limited (the "Company") filed with the Securities and Exchange Commission are incorporated herein by reference:

           (a) Annual Report on Form 20-F for the Company's fiscal year ended March 31, 1996.

           (b)  None.

           (c) The description of the Company's Ordinary Shares contained in its Registration Statement on Form F-1 dated April 15, 1996.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.


      Item 4.   Description of Securities

                The Company's Ordinary Shares, par value $.01 per share (the "Common Stock") is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.



      Item 5.   Interests of Named Experts and Counsel

                Not applicable.

      Item 6.   Indemnification of Directors and Officers

                Each of Henry Yuen, Thomas Lau, Daniel Kwoh, Wilson Cho, Elsie Leung, Roy Mankovitz, Larry Goldberg, Mary Lau and Kazuo Nagasaka have entered into employment agreements with the Company which obligate the Company, to the maximum extent permitted by applicable law and the charter documents of the Company, to indemnify the employee and hold the employee harmless for any acts or decisions made by the employee in good faith while performing services for the Company. To the same extent, the agreements require the Company to pay all expenses, including reasonable attorneys' fees, judgments, fines, settlements and other amounts actually incurred by the employee in connection with the defense of any action, suit or proceeding, and in connection with any appeal thereon, which had been or may be brought against the employee by reason of the employee's services as an officer or agent of the Company or of an affiliate of the Company. The Company must also advance to the employee any expense incurred in defending any such proceeding to the maximum extent permitted by applicable law.

                The Memorandum and Articles of Association of the Company also include provisions for the protection of directors and officers. Regulations 93 through 98 of the Articles of Incorporation provide:

                Subject to the limitations hereinafter provided, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any Person who:

                (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the Person is or was a director, an officer or a liquidator of the Company; or

                (b) is or was, at the request of the Company, serving as a director, officer of liquidator of, or in any other capacity is or was acting for, another company or partnership, joint venture, trust or other enterprise.

                Regulation 93 applies only to a Person referred to in such Regulation if the Person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the Person had no reasonable cause to believe that his conduct was unlawful.

                The decision of the directors as to whether the Person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the Person had no reasonable cause to believe that his conduct was unlawful, is in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

                The termination of any proceedings by any judgment, order, settlement or conviction, or upon a plea of nolle prosequi, does not, by itself, create a presumption that the Person did not act honestly and in good faith and with a view to the best interests of the Company or that the Person had reasonable cause to believe that his conduct was unlawful.

                If a Person referred to in Regulation 93 has been successful in defense of any proceedings referred to in such Regulation the Person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the Person in connection with the proceedings.

                The Company may purchase and maintain insurance in relation to any Person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the Person and incurred by the Person in that capacity, whether or not the Company has or would have had the power to indemnify the Person against liability under Regulation 93.

                Section 57 of the British Virgin Islands International Business Companies Ordinance provides:

                (1) Subject to subsection (2) and any limitations in its Memorandum or Articles, a company incorporated under this Ordinance may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

                    (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or

                    (b) is or was, at the request of the company, serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

                (2) Subsection (1) only applies to a person referred to in that subsection if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

                (3) The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is in the absence of fraud, sufficient for the purposes of this section, unless a question of law is involved.

                (4) The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

                (5) If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

                In addition, Section 58 of the British Virgin Islands International Business Companies Ordinance provides:

                A company incorporated under this Ordinance may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the company, or who at the request of the company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against liability under subsection (1) of section 57.


      Item 7.   Exemption from Registration Claimed

                Not applicable.


      Item 8.   Exhibits

                See the attached Exhibit Index.


      Item 9.   Undertakings

           (a)  The undersigned registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
           Statement:

                               (i) To include any prospectus required by Section
                     10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                               (ii) To reflect in the prospectus any facts or
                     events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

                     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of deter mining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
      Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on July 10, 1996.




                                        By: /s/ Larry Goldberg
                                            ------------------------------

                                            Its: Secretary



                               POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Henry C. Yuen, Elsie Ma Leung, and Larry Goldberg his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                 Title                                    Date
     ---------                 -----                                    ----



/s/ Henry C. Yuen              Principal Executive Officer         July 15, 1996
---------------------------    and Director
HENRY C. YUEN


/s/ Elsie Ma Leung             Principal Operating,                July 15, 1996
---------------------------    Financial Officer and Director
ELSIE MA LEUNG


/s/ Thomas Lau                 Director                            July 15, 1996
---------------------------
THOMAS LAU



/s/ Roy J. Mankovitz           Director                            July 15, 1996
---------------------------
ROY J. MANKOVITZ


                               Director                            July 15, 1996
---------------------------
LARRY GOLDBERG


/s/ Teruyuki Toyama            Director                            July 15, 1996
---------------------------
TERUYUKI TOYAMA


/s/ George Carrier             Director                            July 15, 1996
---------------------------
GEORGE CARRIER

                                 EXHIBIT INDEX


Exhibit                                                            Sequentially
Number                     Description                             Numbered Page
------                     -----------                            -------------

 3.1(a) Amended and Restated Memorandum of Association of the Company previously filed as Exhibit 3.1(a) to Amendment No. 7 to the Company's Registration
          Statement on Form F-1 (Registration No. 33-79016), which Amendment No. 7 was filed on October 6, 1995.

 3.1(b) Articles of Association of the Company, previously filed as Exhibit 3.1(b) to Amendment No. 1 to the Company's Registration Statement on Form F-1
          (Registration No. 33-79016), which Amendment
          No. 1 was filed on August 24, 1994.

 4.1 1994 Stock Incentive Plan, as amended, previously filed as Exhibit 99.1 to Amendment No. 6 to the Company's Registration Statement on Form F-1
          (Registration No. 33-79016), which Amendment
          No. 6 was filed on September 19, 1995.

 4.2      Form of Option-Nonqualified Stock Option Award
          Agreement, previously included as part of Exhibit
          99.1 to Amendment No. 6 to the Company's
          Registration Statement on Form F-1 (Registration
          No. 33-79016), which Amendment No. 6 was filed on September 19, 1995.

 4.3      Form of Option-Nonqualified Stock Option Award                  16
          Agreement (Alternative Form of Vesting for an
          Optionee)

 5.       Opinion of Harney, Westwood & Reigels                           20

23.1      Consent of KPMG Peat Marwick LLP                                22

23.2      Consent of Harney, Westwood & Reigels (included                 20
          in their opinion filed as Exhibit 5)

25.       Power of Attorney (included in this                             008
          Registration Statement under "Signatures")

                      GEMSTAR INTERNATIONAL GROUP LIMITED

                      NONQUALIFIED STOCK OPTION AGREEMENT
                      -----------------------------------


          THIS AGREEMENT dated as of the _____ day of __________, 199_ between Gemstar International Group Limited, a British Virgin Islands corporation (the "Corporation"), and _______________________ (the "Optionee").


                              W I T N E S S E T H
                              -------------------


          WHEREAS, pursuant to the Gemstar International Group Limited 1994 Stock Incentive Plan, as amended (the "Plan"), the Corporation has granted to the Optionee effective as of the _____ day of __________, 199_ (the "Award Date") a nonqualified stock option to purchase all or any part of _______ authorized but unissued or treasury shares of the Corporation's Ordinary Shares, $.01 par value (the "Common Stock") of the Corporation upon and subject to the terms and conditions set forth herein and in the Plan.

          NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties agree as follows:

          1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

          2. Grant of Option. This Agreement evidences the Corporation's grant to the Optionee of the right and option to purchase, on the terms and conditions set forth herein and in the Plan, all or any part of an aggregate of ______ shares of the Common Stock at a per share price of $_______ (the "Option"), exercisable from time to time only to the extent provided below and prior to the close of business on the day before the tenth anniversary of the Award Date (the "Expiration Date"), subject to the provisions of this Agreement and the Plan. The Option is intended to be a Non-Qualified Stock Option and not an incentive stock option under Section 422 of the Code.

          3. Exercisability of Option. The Option shall first become exercisable (subject to adjustment) as follows:

Date on or                                            Number of Shares (subject
after which Option                                    to adjustment) as to which
may be exercised                                      Option is exercisable
------------------                                    --------------------------

Provided that Optionee's                                 ____________________
employment and services by the Corporation or any Subsidiary have not terminated for any reason prior to the Third Anniversary of the Award Date the Option shall be exercisable on or after the Fifth Anniversary of the Award Date
(and not earlier under any circumstances);
provided, however, that in no event may Optionee exercise the Option after the Expiration Date.

          To the extent the Optionee does not purchase all or any part of the shares as to which the Option is exercisable and to which the Optionee is entitled, the Optionee has the right cumulatively thereafter to purchase any shares not so purchased and such right shall continue until the Option terminates or expires. Fractional share interests shall be disregarded, but may be cumulated. No fewer than 50 shares may be purchased at any one time, unless the number purchased is the total number at the time available for purchase under the Option.

          4. Method of Exercise of Option. The Option shall be exercisable by the delivery to each Corporation of a written notice stating the number of shares to be purchased pursuant to the Option and accompanied by payment in money in accordance with Section 2.2 of the Plan of the full purchase price of the shares to be purchased (unless the Committee hereafter authorizes and approves a non-cash payment consistent with Section 2.2 and 3.4 of the Plan) and for the amount of any tax withholding obligation under Section 3.5 of the Plan. In addition, the Optionee shall furnish any written statements required pursuant to Section 3.4 of the Plan.

          Effect of Termination of Employment or Services or Death: Change in Subsidiary Status. The Option and all other rights hereunder, to the extent not exercised, shall terminate and become null and void at such time as the Optionee ceases to be employed by or otherwise provide services to either the Corporation or any Subsidiary, except that if the Optionee's employment or services terminate other than because of death, Total Disability or for cause (as determined by the Committee in its sole discretion) after the Third Anniversary of the Award Date the Optionee may at any time up to the Tenth Anniversary of the Award Date exercise the Option to the extent the Option was exercisable at the date of such termination; provided, however, that in no event may the Option be exercised by anyone under this Section or otherwise after the Expiration Date.

          If the Optionee is employed by or provides services to an entity which ceases to be a Subsidiary, such event shall be deemed for purposes of this
Section 5 to be a termination of employment or services described in subsection
(a) in respect of the Optionee, unless after giving effect thereto, the Optionee remains an Eligible Person under the Plan.

          If the Optionee remains an Eligible Person following a change of position, such change shall not be deemed a termination of services unless the Committee otherwise determines. A determination evidenced by a notice of termination executed by or on behalf of the Corporation and delivered to the Optionee shall be conclusive evidence of a termination of services and/or employment, as the case may be, for these purposes.

          5. Consideration to Corporation. In consideration of the granting of this Option by the Corporation, Optionee agrees to render faithful and efficient services to the entities on which the Optionee's continuing eligibility under the Plan is based and to perform such duties and assume such responsibilities as the applicable entity(ies) shall from time to time prescribe, or, in the case of services as a consultant or agent, upon the terms and conditions set forth in any agreement governing the terms and conditions of service, or in the absence of an agreement, for the period during which this Option continues to vest. The termination of employment or services after any vesting date and prior to the Expiration Date shall not affect the vested rights under an Option, except to the extent expressly set forth in Section 5 above or in the Plan.

          6. Termination of Option Under Certain Events. As contemplated by Sections 3.2, 3.3 and 3.4 of the Plan, this Option may be terminated or rendered non exercisable (to the extent it was not previously exercised) in certain circumstances, as described therein.

          7. Non-Transferability of Option. This Option and any other rights of the Optionee under this Agreement or the Plan are nontransferable and subject to extensive restrictions under Section 1.9 of the Plan. The shares issuable on exercise of this Option are also subject to restrictions on transfer under
Section 1.10 of the Plan and to any and all repurchase or redemption rights of the Corporation that may be provided under its Memorandum of Association and Articles of Association, as amended from time to time.

          8. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office and to the Optionee at the addresses given beneath their respective signatures hereon, or at such other address as either party may hereafter designate in writing to the other.

          9. Plan. The Option and all rights of the Optionee thereunder are subject to, and the Optionee agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by this reference. The Optionee acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Optionee, unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee so conferred by appropriate action of the Committee under the Plan after the date hereof.

          IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Optionee has hereunto set his or her hand.

                                      GEMSTAR INTERNATIONAL GROUP
                                           LIMITED



                                      By:
                                         -------------------------------

                                       Title:
                                             ---------------------------


                                      OPTIONEE


                                      ----------------------------------
                                      (Signature)


                                      ----------------------------------
                                      (Address)


                                      ----------------------------------
                                      (City, State, Zip Code)

Harney, Westwood & Riegels
   Barristers, Solicitors, Notaries, Patent and Trade Mark Agents

Michael D. Riegels, M.A. (Oxon)
Richard A. Peters, MA. (Cantab)                  Craigmuir Chambers
Richard Parsons, M.A. (Cantab)                   P.O. Box 71,
Lewis S. Hunte                                   Road Town,
Hazel-Dawn Hewlett, LL.B. (U.W.I.)               Tortola, British Virgin Islands
Timothy C. Richards, LL.B. (London)

Associates:
Fiona A. Bada, LL.B. (U.W.I.)            Telephone:                 (809) 494-2233
Leonard A. Birmingham, LL.B. (U.W.I.)    Facsimile General:         (809) 494-3547
Sally M.A. Cox, LL.B. (U.W.I.)                                      (809) 494-4885
Ricardo B. Escalanta, LL.B. (U.W.I.)
Sheila C. George, LL.B. (U.W.I.)         Facsimile Corporations:    (809) 494-6291
Sally E. Hall, LL.B. (U.W.I.)
Helene Anne Lewis, LL.B. (Buckingham)    Facsimile Litigation:      (809) 494-3398
Kieron J. O'Rourke, LL.B. (Lancs)
Fred E. A. Phillips, LL.B. (U.W.I.)      E-mail:                    hwn@caribsurf.com

Your Ref:

Our Ref:  LAB/wjm/009-0244.003                          July 18, 1996


Gemstar International Group Limited
135 North Los Robles Avenue
Pasadena, California
91101 U.S.A.

Dear Sirs,

Gemstar International Group Limited (the "Company")

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion with respect to the Company, a British Virgin Islands company, in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 5,600,000 Ordinary Shares, US$0.01 par value, of the Company (the "Shares") to be issued by the Company pursuant to the Company's 1994 Stock Incentive Plan (as amended, the "Plan").

For the purpose of this opinion, we have examined originals or copies of the Plan, the Amended and Restated Memorandum and Articles of Association of the Company, and such corporate documents and records of the Company as we have deemed relevant and necessary as a basis for this opinion.

For purposes of this opinion, we have assumed the genuineness of all signatures on all documents and the completeness and the conformity to original documents, of all copies submitted to us and that all representations of fact (other than those opined on below) expressed in or implied by the documents are accurate.

On the basis of the foregoing, we are of the opinion that when the Shares are issued and paid for in accordance with regulation 6 of the Articles of Association of the Company, at least to the extent of their par value, in accordance with the provisions of the Plan including the corporate action of the Compensation Committee constituted by the directors of the Company, the Shares will be legally issued, fully paid and nonassessable.

Gemstar International Group Limited
LAB/wjm/009-0244.003
18th June, 1996
Page 2



We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Yours Faithfully,
HARNEY, WESTWOOD & RIEGELS

/s/  Harney, Westwood & Riegels

                             Accountants' Consent



The Board of Directors
Gemstar International Group Limited and Subsidiaries

We consent to the incorporation by reference in the registration statement on Form S-8 of Gemstar International Group Limited and Subsidiaries of our report dated April 5, 1996 relating to the consolidated balance sheets of Gemstar International Group Limited and Subsidiaries as of March 31, 1996 and 1995 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1996, which report appears in the 1996 annual report on Form 20-F of Gemstar International Group Limited and Subsidiaries.



                                          /s/  KPMG PEAT MARWICK LLP



Los Angeles, California
July 19, 1996

                                  APPENDIX O

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                         ----------------------------

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                     Gemstar International Group Limited
--------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

            British Virgin Islands                     98-0139960
--------------------------------------------------------------------------------
 (State of Incorporation or Organization)   (I.R.S. Employer Identification no.)


    135 North Los Robles Avenue, Suite 870, Pasadena, California    91101
--------------------------------------------------------------------------------
          (Address of principal executive offices)                (zip code)


       Securities to be registered pursuant to Section 12(b) of the Act:

                                               None


       Securities to be registered pursuant to Section 12(g) of the Act:

                    Ordinary Shares, par value $.01 per share
                                (Title of class)

Item 1.  Description of Registrant's Securities to Be Registered.
-----------------------------------------------------------------

     Registrant incorporates herein by reference the information included under the heading "Description of Capital Stock" in the preliminary prospectus contained within Amendment No. 6 to Registration Statement on Form F-1 (Registration No. 33-79016) filed by the Registrant on September 19, 1995, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.


Item 2.  Exhibits.
-----------------

1.1(a) Amended and Restated Memorandum of Association of the Company (incorporated by reference to Exhibit 3.1(a) to the Registration Statement on Form F-1 (Registration No. 33-79016)).

1.1(b) Amended and Restated Articles of Association of the Company (incorporated by reference to Exhibit 3.1(b) to the Registration Statement on Form F-1 (Registration No. 33-79016)).

2.1     Specimen Ordinary Shares Certificate (incorporated by reference to
        Exhibit 4.1 to the Registration Statement on Form F-1 (Registration No. 33-79016)).

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                       GEMSTAR INTERNATIONAL GROUP LIMITED


Date: September 29, 1995               By: /s/ Larry Goldberg
                                          ---------------------------------
                                           Larry Goldberg
                                           Secretary

                                  APPENDIX P












                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION


                               650 PAGE MILL ROAD           JOHN ARNOT WILSON
                        PALO ALTO, CALIFORNIA 94304-1050          RETIRED
                  TELEPHONE 415-493-9300 FACSIMILE 415-493-6811



                                 March 11, 1997



VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: StarSight Telecast, Inc. -- Commission File No. 0-21902.

Ladies and Gentlemen:

         Enclosed herewith for filing on behalf of StarSight Telecast, Inc. ("StarSight") is StarSight's Annual Report on Form 10-K for the period ended December 31, 1996. Please be advised that StarSight has requested confidential treatment with respect to certain portions of Exhibit 10.64 by separate letter filed today with the Office of the Secretary.

         Should you have questions or comments, please contact Chris F. Fennell of this office or me at 415-493-9300.

                                               Very truly yours,

                                               WILSON SONSINI GOODRICH & ROSATI
                                               Professional Corporation

                                               /s/ Julia Reigel
                                               Julia Reigel

Enclosures

cc: The Nasdaq National Market




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10-K

|X| Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 1996 or

|_| Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Commission file number: 0-21902

                            STARSIGHT TELECAST, INC.
             (Exact name of registrant as specified in its charter)

           California                                   94-3003250
(State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                Identification Number)

  39650 Liberty Street, Fremont, CA                       94538
(Address of principal executive office)                 (Zip Code)

       Registrant's telephone number, including area code: (510) 657-9900

           Securities registered pursuant to Section 12(b) of the Act:

    Title of each class                              Name of each exchange
         None                                         on which registered
                                                              None


           Securities registered pursuant to Section 12(g) of the Act:

                           Common Stock, no par value
                                (Title of Class)

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

      Yes    X       No
           -----         -----

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information
statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. |_|

      The aggregate market value of the voting stock held by non-affiliates of the registrant, based upon the closing sale price of the Common Stock on February 18, 1997 as reported on The Nasdaq National Market System, was approximately $108,328,000. Shares of Common Stock held by each officer and director and by each person who owns 5% or more of the outstanding Common Stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

      As of February 18, 1997, Registrant had outstanding 25,612,585 shares of Common Stock.

                       DOCUMENTS INCORPORATED BY REFERENCE

Not applicable.

                                     PART I

ITEM 1.  BUSINESS

         Certain statements in this Annual Report on Form 10-K (the "Report") are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties are set forth in the last paragraph under "General," "Sales, Marketing and Licensing," "Manufacturing," "Intellectual Property - Patents, Trademarks, Copyrights and Proprietary Information," "Competition," "Engineering and Development," "Government Regulation," "Employees," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this Report.

General

         StarSight Telecast, Inc., a California corporation, (the "Company" or the "Registrant") was founded in 1986 to design and market an easy-to-use and accurate method of identifying, selecting and recording television programming. The Company has developed and markets a patented on-screen interactive television program guide and VCR control service under the StarSight(R) brand name into three distinct distribution channels: consumer electronics, service providers, such as cable or local telephone companies ("telcos"), and licensing the Company's intellectual property for non-StarSight products which provide guide features based on the Company's proprietary technology and patented inventions. Customers can currently subscribe to the StarSight service directly from the Company for use with StarSight-capable televisions, VCRs, TVCRs, satellite integrated receiver descramblers ("satellite receivers") and stand alone StarSight receivers. StarSight capability is currently available to consumers in limited quantities of set-top boxes, televisions, VCRs, TVCRs, satellite receivers and stand alone StarSight receivers. The Company also anticipates that customers will be able to subscribe to the StarSight service through service providers, such as their local cable or telco operators. The StarSight Electronic Program Guide ("EPG") offers the following primary features:

              Program Schedules. The StarSight EPG enables customers to conveniently view (i) up to seven days of up-to-date television program schedule information covering substantially all of the numerous available channels and (ii) information about programs in progress as the viewer changes from one channel to another, even during commercials.

              Program Selection. The StarSight EPG enables customers to easily select a desired program by the program's title or by the program's theme, as well as by the traditional method of selection by channel number.

              One Button Recording. With the touch of a button on a remote control, the StarSight EPG enables customers to record a current or future television program or series of related programs (for example, a soap opera or miniseries) by selecting the program title to be recorded.

              Customized Channel Set-Up. The StarSight EPG enables customers to set the order of channels by preference and to delete never or infrequently watched channels from the program schedule information.

         StarSight  and  the  StarSight  logo  are   registered   United  States
trademarks of the Company, and STARSIGHT & STAR DESIGN and STAR DESIGN are trademarks of the Company. This Report also includes trade names which may be trademarks of companies other than the Company.

Proposed Merger with Gemstar

         On December 23, 1996, the Company and Gemstar International Group Limited, a British Virgin Islands corporation, ("Gemstar") agreed to merge pursuant to and subject to the terms and conditions of an Agreement and Plan of Merger ("Merger Agreement"), whereby a wholly-owned subsidiary of Gemstar will merge with and into the Company. The Company will survive the merger and become a wholly-owned subsidiary of Gemstar (the "Merger"). At the closing of the Merger, shareholders of the Company will be entitled to receive 0.6062 shares of Gemstar's ordinary shares, $0.01 par value ("Ordinary Shares"), for each share of the Company's Common Stock. Each outstanding option and each outstanding warrant to purchase shares of the Company's Common Stock will be adjusted to reflect the exchange ratio of 0.6062 and will be assumed by Gemstar. Consummation of the Merger is subject to, among other things, (i) approval of the Merger Agreement by the Company's shareholders, (ii) approval by the holders of Gemstar's Ordinary Shares of the issuance of shares in connection with the Merger, (iii) certain government regulatory approvals, (iv) the filing and effectiveness of a registration statement for the Gemstar Ordinary Shares to be issued with the Securities and Exchange Commission (the "Commission"), and (v) the satisfaction or waiver of certain other customary conditions to closing of the Merger. See "Item 12 -- Changes in Control" for a more detailed description of the Merger, related agreements and the terms and conditions of the Merger Agreement.

Market Overview

         The Company believes that there is a significant market opportunity for an easy-to-use, on-screen, interactive television guide such as the StarSight EPG. Based upon industry studies, the Company estimates that 97 million households in the United States own at least one television and 85 million households in the United States own a VCR. The Company further estimates, based upon industry studies, that approximately 65 million households in the United States (representing approximately 67% of all television households) subscribe to a cable service and 8% have satellite programming access, such as C-band and direct broadcast satellite ("DBS"). Based upon industry trade publications, as of November 1996, the Company estimates that there were 53 channels available to the average cable subscriber. Cable operators are also providing consumers with increasingly wide choices of pay-per-view movies and other pay-per-view programming. The Company estimates that in this environment cable television viewers may presently choose from approximately 7,500 programs per week, depending on geographic area and channel capacity. In addition, cable operators have announced their intention to expand channel capacity in the future.

         The Company believes that the recent increase in the number of channels is being accompanied by a proliferation of viewing choices as the libraries of films and syndicated programs available for broadcast grow and television stations demonstrate an increasing willingness to embrace 24 hour programming schedules. Consequently, the number of weekly programs available for television viewers may increase significantly. Currently available program schedule guides consist primarily of printed guides, such as TV Guide, local cable television guides and local newspaper and advertising guides. Based upon industry studies, the Company estimates that approximately 74% of households owning televisions obtain television schedule information from printed program guides. For example, based upon published data, the Company estimates that more than 14 million customers use TV Guide. In addition to such printed guides, non-interactive on-screen scrolling program guides are available on most cable systems.

         The Company believes that the traditional sources of program schedule information will become increasingly inconvenient as the number and the diversity of programming choices increase. Printed schedule guides, generally produced in one-week intervals, cannot be updated to reflect changes in program scheduling which occur after such guides are printed and distributed to television viewers and are thus inherently susceptible to inaccuracies. In addition, the volume of information which can be presented in printed guides is constrained by space, format and cost limitations. The majority of currently commercially available on-screen program guides generally present schedule information in a non-interactive scrolling format. Such non-interactive program guides typically provide users with only a few hours of current programming information, and viewers must wait for such guides to scroll to the desired channel. In addition, in order to display the currently available on-screen scrolling guides, a cable operator must dedicate a channel which could otherwise be used to broadcast commercial programming. Both printed and scrolling programming guides generally organize and present information only by air time and channel number rather than program title or program theme. See "Competition."

         The Company believes that the recent and expected future growth in the number of television channels, along with the proliferation of viewing choices, has created a need for an easy-to-use, cost effective and accurate method of identifying, selecting and recording television programs. The Company believes that as consumer needs for improved television schedule information grow, the need for accurate and convenient methods of program selection and recording will also grow.

Business Strategy

The Company offers the easy-to-use  StarSight  interactive  program guide which:
(i) meets the existing  demand for accurate and  up-to-date  television  program schedule information, (ii) can accommodate the anticipated proliferation of viewing choices, (iii) enables customers to record a program or series of programs with the touch of one button, and (iv) allows customers to set the order of channels by preference and to delete never or infrequently watched channels. The integration of StarSight formatted program information into both the broadcast data stream and the StarSight-capable hardware that receives StarSight data gives the StarSight EPG the ability to display program information on the television screen, to tune to desired programs by highlighting the title of the program and to program the viewer's VCR at the touch of one button. The Company believes that StarSight's on-screen interactive format, extensive television/VCR functionality and ability to search for and select programs by title or theme, as well as by channel number, make it easier to use and more convenient than both printed and on-screen scrolling guides. The Company's business strategy is focused on three distinct distribution channels: consumer electronics, service providers, such as cable or telco, and licensing the Company's intellectual property for non-StarSight products ("Licensing"). The Company believes this three pronged strategy will not only maximize both demand for StarSight EPG products and services but also facilitate its delivery to a large and diverse base of customers. The Company intends to provide customers in the consumer electronics and service provider distribution channels with as many StarSight-capable hardware choices as possible by broadly marketing its EPG products and services to hardware manufacturers across the consumer electronics and service provider distribution channels. The Company licenses its intellectual property to others for use in products which provide certain guide features based on the Company's proprietary technology and patented inventions.

         The Company has entered into strategic relationships with major marketing and distribution partners and with prominent manufacturers presently providing hardware across the targeted distribution channels.

         In the  consumer  electronics  distribution  channel,  the  Company has entered into technology development and licensing agreements with Thomson Consumer Electronics, Inc. ("TCE"), a wholly-owned subsidiary of THOMSON multimedia S.A. ("THOMSON") (RCA, GE, ProScan brands), Zenith Electronics Corporation ("Zenith"), Sony Electronics, Inc. ("Sony"), Mitsubishi Consumer Electronics America, Inc. ("Mitsubishi"), Toshiba America Consumer Products, Inc. ("Toshiba"), Matsushita Television Company ("Matsushita") (Panasonic, Quasar brands), Philips Consumer Electronics Company ("Philips") (Magnavox and Philips brands), Sharp Electronics Corporation ("Sharp"), Samsung Electronics America, Inc. ("Samsung"), LG Electronics U.S.A., Inc. ("GoldStar"), and Daewoo Electronics Corp. of America ("Daewoo") for the incorporation of StarSight-enabling technology into televisions, VCRs and TVCRs. In addition, the Company has entered into an agreement with Uniden America ("Uniden") for the marketing and distribution of StarSight-capable satellite receivers to C-band satellite service customers.

         On March  8,  1996,  the  Company  finalized  strategic  and  financial agreements with THOMSON which included an equity investment by THOMSON of $25,000,000. This relationship includes commitments by THOMSON for the manufacture and promotion of StarSight-capable consumer electronic products across a broad range of products. The commitments by THOMSON are driven in part by strategic and financial incentives available to THOMSON which increase with the manufacture of higher unit volumes of StarSight-capable products. The Company believes that as a result of significant changing conditions in the marketplace, including increased competition, certain aspects of these strategic business agreements with THOMSON, such as THOMSON's volume commitments and the Company's technology transfer commitments, will be renegotiated in the near term as soon as market conditions have been clarified.


         The  Company  has also  manufactured  a limited  number of stand  alone
StarSight receivers, so that cable and telco customers and over-the-air broadcast viewers without StarSight-capable hardware can subscribe to the StarSight service from the service provider or directly from the Company. See "Manufacturing."

         In certain  instances,  the  Company's  licensed  consumer  electronics manufacturers have experienced significant delays in the development and commercial release of StarSight-capable hardware and, although certain manufacturers have indicated their intention to make such equipment available to their customers in 1997, there can be no assurance that significant volumes of StarSight-capable hardware will become available to customers. Further delays in the availability of StarSight-capable hardware will have an adverse effect on the Company's business. See "Manufacturing."

         With respect to the service provider distribution channel, the Company is currently distributing the StarSight EPG to cable customers on a limited basis in cable systems in various regions of Northern and Southern California. In addition, the StarSight EPG is distributed on a limited basis with other cable operators, primarily in the eastern United States. Recent consolidation in the cable industry has affected the execution of the Company's marketing and distribution strategy with certain cable and teleco operators. See "Sales, Marketing and Licensing." The Company has entered into license agreements with General Instrument Corp. ("General Instrument"), Scientific-Atlanta, Inc. ("Scientific-Atlanta") and Zenith for the incorporation of StarSight-enabling technology into set-top boxes to be manufactured by them for sale to cable system operators who offer StarSight to their customers.

         In  1995,   the  Company   brought  an   arbitration   action   against
Scientific-Atlanta concerning Scientific-Atlanta's alleged delay in the deployment of StarSight-capable set-top boxes and its development of a competing electronic program guide allegedly using the Company's technology in violation of its licensing agreement with the Company. On July 23, 1996, the American Arbitration Association ("AAA") awarded the Company $15,000,000 in monetary damages plus attorney fees and arbitration costs against Scientific-Atlanta. In addition to the monetary award, the Company was granted injunctive relief prohibiting Scientific-Atlanta, except under certain limited conditions, from accepting any new customer orders for any products incorporating an interactive electronic program guide that utilizes any information derived either directly or indirectly from the Company for a period of three years beginning from the date of the award. On December 11, 1996, the U.S. District Court for the Northern District of California confirmed the AAA arbitration panel award of $15,000,000, plus attorney fees and arbitration costs. In addition, the court confirmed the AAA panel's injunction prohibiting Scientific-Atlanta for a period of three years from shipping to third parties any consumer product incorporating an interactive program guide, except for orders already committed to in writing as of July 23, 1996, the date of the AAA panel ruling. See "Item 3 -- Legal Proceedings" and Note 5 to Financial Statements.

         As a part of the Company's licensing business and strategy, the Company has entered into licensing agreements with TCE, Sony, Toshiba, Panasonic, Uniden and Hughes Network Systems ("HNS") for use of the Company's intellectual property in certain non-StarSight digital satellite system ("DSS") equipment. In addition, on December 20, 1996, the Company entered into an agreement with Microsoft Corporation ("Microsoft") to license certain of its technologies to Microsoft. Under the agreement, Microsoft paid the Company a non-refundable "lump sum" royalty payment of $20,000,000 for a non-exclusive, worldwide license for the Company's intellectual property related to electronic program guides, which technology will be used by Microsoft for future software products and services on the PC platform. Additionally, Microsoft provided the Company with a royalty free license under certain of its intellectual property related to electronic program guides. See Note 4 to Financial Statements.

         The  Company  intends  to  continue  to  actively  explore   additional
opportunities to license its intellectual property. See "Sales, Marketing and Licensing."

Company Products and Services

StarSight EPG

         The StarSight EPG offers several program schedule, selection and recording functions. Since there is not yet a significant market for the StarSight EPG, there can be no assurance that an acceptable level of consumer demand will be achieved. If significant demand does not develop or is low due to lack of market acceptance, technological change, competition or other factors, the Company's business would be materially adversely affected.

         Program Schedules. The StarSight EPG provides an up-to-date and accurate on-screen program schedule, listing all programs by title. The database for this television schedule information is comprised of program data purchased by the Company from data providers who provide similar information to newspapers and other printed television listings. Unlike printed listings, however, the Company's database is updated daily for program schedule changes. Unlike currently available on-screen scrolling guides, the StarSight EPG provides customers with 24 hours per day of schedule information for up to seven days of programming. The Company believes that this will keep the StarSight service more accurate, up-to-date and informative than any other currently available printed or on-screen scrolling guide. StarSight offers the following program schedule features:

                  Program Selection by Grazing. The StarSight EPG allows viewers to obtain information on programs in progress while changing channels or "grazing," even during commercials. As the viewer switches from channel to channel, a brief description of the program then airing appears on the screen. The StarSight EPG displays the program title, the broadcast time remaining, and a brief description of the program and theme. With the touch of a button, the viewer is able to receive a more detailed description of the program in progress.

                  Program Selection by Browsing. The StarSight browsing feature allows the viewer to continue to watch and listen to the current television program while "browsing" through the program titles and descriptions for other programs in progress.

                  On-Screen TV Program Listings. At the touch of a button, the StarSight EPG provides the TV viewer with an on-screen localized program schedule displayed in a "grid" or "column" format similar to that of traditional TV schedules. The grid guide includes TV schedule information for up to seven days in advance for the vast majority of channels on the viewer's television. The viewer is able to change the information on the screen to see what is on the other channels and to see what is on later in that seven day period. A menu bar at the bottom of the screen shows the highlighted program's channel number and network and also displays the current time and date. StarSight's program schedule automatically opens to the current time and date whenever it is activated.

                  Grid Guide Pop-up Information. While viewing the grid guide, the StarSight EPG provides detailed information for any program within the StarSight program schedule simply by pressing a button. A pop-up screen gives the viewer a description of the selected program title, broadcast date and time, duration and program theme.

                  Program Guide By Channel. The StarSight EPG allows the viewer to see a listing of all the programs on a particular channel. For example, a customer can view all of the programming for Channel 4 on a given day. The user is able to change the information on the screen to see what will air later in the day or in that seven day period on Channel 4.

         Program Selection. The StarSight EPG offers a variety of methods for customers to select a television program from the on-screen schedule. Customers are able to choose and tune to a program by its title, as well as by the traditional method of selection by channel number. This process eliminates the significance of channel numbers and the confusion consumers face in selecting programs by network or station channel numbers that are often reallocated by cable operators or assigned to non-corresponding channel numbers in cable channel line-ups. Customers also are able to select and view program titles and descriptions for up to the following seven days from a list of displayed themes, such as movies, sports and educational programs. The following describes the steps a viewer might go through using the StarSight EPG to select a television program by theme.

                  Step 1. A customer is able to choose programs according to a favorite viewing category, such as sports, movies or comedy. For example, a viewer interested in watching sports would highlight the "Sports" theme from the on-screen theme display list.

                  Step 2. After the viewer has selected "Sports," a list of subcategorize pops-up and the viewer then is able to select from a list of sports. For example, a list of "Sports" sub-themes includes "All Sports," "Football," "Basketball," "Soccer" and "Golf."

                  Step 3. After the viewer has selected the desired theme, an up-to-seven-day chronological display of those programs falling into that subcategory appears. The list shows the channel, day, start time, title and duration of the relevant programs. The viewer would select a desired program, for example, "New York Knicks at Orlando Magic," from the list of "Sports--Basketball," then press a button to obtain additional information regarding this program.

                  Step 4. If the desired program is in progress, the viewer can then press a single button and tune the television to that program. Alternatively, the viewer can choose to activate or set the VCR to record the program.

         One Button Recording. Once the customer has chosen the desired program by its title, the StarSight EPG enables the customer to record the program by touching one button. The customer has the choice of recording the program once for just that episode, daily for each day's episode for shows like soap operas or talk shows, or weekly for programs that are on once each week.

         Recordings. This feature provides the customer with a screen that indicates which programs the customer has selected to be recorded. It shows the channel, the day, the time, the program title and the length of each show to be recorded.

         Series To Be Recorded. This screen displays programs selected to be recorded daily and weekly. It shows the channel, the day, the time, the program title and the length of each show to be recorded.

         Customized Channel Set-up. The StarSight EPG allows customers to set the order of channels by preference and to delete never or infrequently watched channels from the program schedule information. This enables StarSight customers to customize the program schedule information to reflect their viewing preferences and reduce the time spent grazing through the program schedule. Deleted channels may be reselected if the viewer so desires. The StarSight EPG also allows a customer to arrange the line-up of channels in the program schedule in order of preference. For example, the viewer can choose CNN, Comedy Central and Nickelodeon, in that order, to be at the top of the line-up.

StarSight Service

         The Company charges customers approximately $4.99 per month for direct service, before promotional discounts, and the monthly fee may be potentially less if offered by cable and telco operators as part of a package to their customers. StarSight EPG subscription rates are currently being offered with various free trial periods and are subject to a one-time activation fee. The Company's determination of such monthly service fees depends on a number of factors, including the amounts which customers are currently paying for printed guides, the willingness of customers to pay for special cable services or programs, the monthly price the market can be expected to support and any effect the Cable Television and Consumer Protection Act of 1992 ("1992 Cable Act") and/or the Telecommunications Act of 1996 ("1996 Telecommunications Act") has or may have on the pricing of subscription services by cable and telco operators. See "Government Regulation." The Company's pricing structure also takes into account information derived from market research, including data which have been gathered by market research firms commissioned by the Company to conduct qualitative and quantitative research, including national consumer focus groups. Data have been gathered from potential consumers regarding their responses to various proposed pricing levels for the subscription service, activation fees and the cost of acquiring StarSight-capable hardware. The Company analyzes this data, as well as the market response to the current pricing, to determine the appropriate pricing levels, manner and frequency of billing and subscriber incentive programs to attempt to maximize subscriber penetration and revenues.

Sales, Marketing and Licensing

         The Company targets the consumer electronics and service provider channels for the distribution of the StarSight service to customers. In the consumer electronics distribution channel, the Company markets the StarSight service directly to customers who have purchased televisions, VCRs, TVCRs, satellite receivers or stand alone StarSight receivers into which the Company's enabling technology has been incorporated and who do not subscribe through an affiliated cable or telco system offering the StarSight service or who choose to receive the StarSight EPG directly from the Company. In the service provider distribution channel, the Company intends to market the StarSight EPG through cable and telco operators who offer the StarSight service to their own customers.

         Over time the Company anticipates that the marketing and promotion of the StarSight service across the consumer electronics and service provider distribution channels will become the most significant operating expense incurred to support the StarSight service. Currently, the Company's marketing efforts include public relations efforts, trade show and industry awareness programs, newspaper and other printed advertising. The Company intends to continue to promote the StarSight EPG using its own marketing resources, in addition to those of affiliated cable operators and manufacturers of StarSight-capable hardware. The Company currently expects that cooperative marketing expenditures with the manufacturers and distributors of StarSight-capable products could enhance recognition among potential subscribers once more than limited quantities of StarSight-capable consumer electronics products are available in the market place. If significant consumer demand does not develop or is low due to lack of market acceptance, technological change, competition or other factors, the Company's business would be materially adversely affected.

         Consumer Electronics. For the consumer electronics distribution channel, the Company is marketing the StarSight EPG directly to the owners of StarSight-capable televisions, VCRs, TVCRs and a limited number of stand alone StarSight receivers. Annually there are approximately 26 million new televisions and approximately 13 million new VCRs sold in the United States. The Company has entered into license agreements with TCE (RCA, GE and ProScan brands), Zenith, Sony, Mitsubishi, Toshiba, Matsushita (Panasonic and Quasar brands), Philips (Magnavox and Philips brands), Sharp, Samsung, GoldStar, and Daewoo for the incorporation of StarSight-enabling technology into televisions, VCRs and TVCRs. The Company's current consumer electronics manufacturing partners produce approximately 70% of all televisions, VCRs and TVCRs sold in the United States; however, to date only limited quantities of StarSight-capable televisions and VCRs have been introduced into the consumer electronics market place. There can be no assurance that the Company's agreements with third party manufacturers will result in the availability of sufficient quantities of StarSight-capable televisions and VCRs to allow the Company to achieve significant penetration of the consumer electronics distribution channel. The Company has also manufactured and distributed a limited number of stand alone StarSight receivers. See Note 9 to Financial Statements.

         In March 1996, the Company entered into strategic and financial agreements with THOMSON, pursuant to which THOMSON has agreed to aggressively promote and incorporate StarSight into selected product lines in return for a share of the Company's revenues received in connection with the Company's consumer electronics business. The commitments by THOMSON are driven, in part, by strategic and financial incentives available to THOMSON which increase with the manufacture of higher unit volumes of StarSight-capable products. Adverse market conditions or a lack of wide ranging consumer acceptance could negatively impact the level at which THOMSON promotes and incorporates the StarSight EPG into THOMSON's selected product lines. The Company believes that as a result of significant changing conditions in the marketplace, including increased competition, certain aspects of these strategic business agreements with THOMSON, such as THOMSON's volume commitments and the Company's technology transfer commitments, will be renegotiated in the near term as soon as market conditions have been clarified.

          Customers who have C-band satellite receivers are able to receive the StarSight service via StarSight-capable satellite receivers marketed by StarSight licensees. The Company has a license agreement with Uniden pursuant to which Uniden has manufactured and distributed a limited number of StarSight-capable C-band satellite receivers. Presently 4% of all television households have C-band satellite programming access. Currently, the C-band satellite market represents a small opportunity for the Company due to significant growth in the DBS market. The Company believes that DBS technology represents additional opportunities for the StarSight EPG and for licensing of the Company's intellectual property.

         The Company's consumer electronics distribution channel marketing strategy includes joint efforts with television, VCR and TVCR manufacturers to promote the StarSight EPG through in-store promotion, as well as through package insert promotion, targeted at first-time buyers. In addition, the Company provides marketing and sales incentive programs for retailers to promote
StarSight-capable consumer electronics products. The Company receives the greatest revenue per subscriber from the distribution of the StarSight service in this market channel but also incurs all billing, technical support, marketing and other distribution costs.

         Service Providers. The Company believes that the most efficient method of reaching a large number of potential customers is to market the StarSight service primarily through a relatively small number of service providers, such as major cable and telco operators. The Company's service provider distribution strategy requires that cable and telco operators order new StarSight-capable set-top boxes from manufacturers for distribution to new customers and, in the case of cable, to existing customers as replacements for obsolete or nonfunctioning set-top boxes or, alternatively, for distribution to existing and new customers as such cable and telco operators build, rebuild or upgrade their systems. The Company believes that delays in the availability of set-top boxes incorporating new analog and digital technology have caused cable operators to defer purchases of new set-top boxes. As a result, the deployment of StarSight-capable set-top boxes has been delayed. The Company has previously entered into agreements with Viacom Cable, KBLCOM Incorporated ("KBLCOM"), The Providence Journal Company ("Providence Journal"), and Cox Communications Inc. ("Cox") regarding the marketing of the StarSight service to their respective cable subscribers. However, recent consolidation in the cable industry has affected the distribution of the StarSight service by those cable operators. In particular, TWI Cable, Inc., a subsidiary of Time Warner Companies, Inc. ("Time Warner"), has purchased KBLCOM, and Continental Cable has acquired Providence Journal's cable operation, Colony Cable. During 1996, Viacom Inc. ("Viacom") completed the sale of Viacom Cable to Tele-Communications Inc. ("TCI"). The unstated or uncertain commitment of the new operators of these cable systems to offer the StarSight service has contributed to delays in the execution of the Company's strategy for cable distribution. There can be no assurance that the Company's agreements and arrangements with cable operators will result in the successful marketing of the StarSight EPG to cable customers or in the commercial acceptance and viability of the StarSight service. In addition, there can be no assurance that the Company will be able to enter into discussions or affiliation agreements with a sufficient number of significant cable and telco operators to achieve commercial acceptance. Finally, there can be no assurance that the Company's current or potential future agreements with third party manufacturers will result in the availability of sufficient quantities of StarSight-capable set-top boxes to allow the Company to achieve significant penetration of the service provider distribution channel.

         Given the large number of customers who can be reached through a single service provider, the Company is directing its StarSight marketing efforts to complement the marketing efforts of service providers. The Company's current plans provide for several options for offering the StarSight service to service provider customers. These options are either a single "premium" service separate from other services offered by a cable or telco operator, or as part of a "tier" of services which are sold as a package, or as part of the "basic" service provided to all subscribers on that system. The Company and the service provider each receive a portion of the subscriber revenue generated by the StarSight service that depends, in part, on the relative amounts of billing, technical support, marketing and other distribution efforts of each party and, in part, on whether the subscriber is paying for the StarSight service as a premium, tier or basic service. To the extent that the service provider undertakes the billing, technical support, marketing and other distribution efforts, the Company receives a smaller portion of the revenue per subscriber. The Company generally receives a larger portion of the revenue per subscriber in cases where a service provider offers the StarSight service as a premium service and a smaller portion of the revenue per subscriber when the service is offered as part of a basic or tier service. However, inclusion of the StarSight EPG as part of a basic or tier service is a desirable marketing method due to the larger number of customers involved. Finally, the Company receives a smaller portion of the revenue per subscriber as the percentage of StarSight customers in a particular cable or telco system increases. To date, the majority of the Company's existing agreements provide for the StarSight EPG as part of a basic service.

         On October 28, 1994, the Company and Bell Atlantic Video Services Company ("Bell Atlantic") entered into a strategic agreement pursuant to which the Company granted Bell Atlantic the right to distribute StarSight on an exclusive basis to homes having access to open video systems ("OVS") provided by Bell Atlantic companies. Subsequent to this agreement, Bell Atlantic, in conjunction with Nynex and Pacific Telesis, formed a joint venture, TeleTV. This joint venture was originally established to provide programming services to their customers via MMDS (a microwave transmission technology) currently in development. Recently, parts of TeleTV were disbanded and it is uncertain as to Bell Atlantic's future involvement in the joint venture. As a result, Bell Atlantic has not informed the Company of its intention to deploy the StarSight EPG and, correspondingly, there can be no assurance that the StarSight service will ever be implemented by Bell Atlantic.

         In February 1996, the Company entered into a License of Services Agreement with GTE Communication Systems Corporation ("GTE"), under which GTE will offer the StarSight service to the subscribers of GTE's OVS systems, cable television systems, or any other GTE multichannel systems, where technically feasible in exchange for certain license fees to be paid by GTE to the Company. In late 1996, GTE announced the initial deployment of set-top boxes containing the StarSight EPG to customers in the Tampa Bay area of Florida.

         Licensing. The Company's strategy for the licensing of its intellectual property has resulted in the signing of several licensing agreements. In 1995, the Company entered into agreements with TCE and Sony. The TCE and Sony agreements provide for the licensing of certain of the Company's intellectual property rights which are incorporated in certain DSS equipment manufactured and distributed by TCE and Sony. In 1996, the Company entered into similar licensing agreements with

Toshiba, Matsushita, Uniden and HNS for certain DSS equipment to be manufactured and distributed by them. Such agreements generally require the periodic payment of per unit royalties to the Company based on units manufactured or sold.

         On December 20, 1996, the Company entered into a licensing agreement with Microsoft to license certain of its technologies to Microsoft. Under the agreement, Microsoft paid the Company a non-refundable "lump sum" royalty payment of $20,000,000 for a non-exclusive, worldwide license for the Company's intellectual property related to electronic program guides, which technology will be used by Microsoft for future software products and services on the PC platform. Additionally, Microsoft provided the Company with a royalty free license under certain of its intellectual property related to electronic program guides. See Note 4 to Financial Statements.

         To support and further the Company's licensing business and other business segments, the Company is pursuing U.S. and international protection for its proprietary information, technology and inventions. The Company intends to continue to actively explore additional opportunities to license the Company's intellectual property.

Manufacturing

         The Company believes that securing the availability of StarSight-capable hardware is crucial to the widespread commercial distribution of the StarSight EPG. The Company's manufacturing strategy calls for third party manufacturers to incorporate the StarSight technology into cable and telco set-top boxes, televisions, VCRs, TVCRs and satellite receivers produced by such manufacturers. Currently, the Company does not manufacture such hardware itself. Given the Company's limited size and resources, the large size of the potential market for the StarSight EPG and the advantages of employing the resources and expertise of experienced manufacturers, the Company believes that manufacturing by third parties represents the optimal strategy for maximizing the availability of StarSight-capable consumer electronics products. It is possible that manufacturers will reduce or delay the manufacture of StarSight-capable consumer electronics products as a result of the announcement, expectation or consummation of the Merger. The Company recorded an inventory valuation allowance in the fourth quarter of Fiscal 1996 due to delays in the manufacture of StarSight-capable consumer electronics products which the Company believes were attributable, in part, to uncertainties regarding the effects of the Merger. Such manufacturing delays and uncertainties are expected to continue at least in the near term. See Note 9 to Financial Statements.

         To date, the Company has entered into a number of manufacturing arrangements and continues to have discussions with other companies regarding the incorporation of StarSight into a wide range of consumer electronics products. The Company has license agreements for televisions, TVCRs and/or VCRs with TCE (RCA, GE and ProScan brands), Zenith, Sony, Mitsubishi, Toshiba, Matsushita (Panasonic and Quasar brands), Philips (Magnavox and Philips brands), Sharp, Samsung, GoldStar, and Daewoo. In order to provide incentive for manufacturers of consumer electronics products to manufacture StarSight-capable products, the Company has agreed in initial manufacturing agreements to waive licensing and royalty fees for deploying the StarSight EPG and, in some cases, to reimburse such manufacturers for a portion of the cost of modifying their products to accept StarSight technology. For the manufacture of StarSight-capable set-top boxes, the Company has agreements with General Instrument, Scientific-Atlanta and Zenith. During 1996, in an arbitration action involving Scientific-Atlanta, the Company was awarded $15,000,000 in damages plus attorney fees and arbitration costs, as well as certain injunctive relief. See "Legal Proceedings" and Note 5 to Financial Statements.

         Initially, the Company has not charged manufacturers a license fee for manufacturing StarSight-capable products which incorporate StarSight's proprietary technology. Ultimately, the Company hopes that increased sales and market penetration will allow it to negotiate manufacturing agreements that allow the Company to charge license fees for the StarSight technology to contracting manufacturers for StarSight-capable consumer electronic products. There can be no assurance that the availability of set-top boxes, televisions, VCRs and TVCRs incorporating the Company's proprietary technology will allow the StarSight EPG to achieve market acceptance or that the manufacturing entities will devote manufacturing or distribution resources adequate to achieve such market acceptance. In addition, there can be no assurance that such manufacturers will in fact incorporate the StarSight EPG into their products, that these manufacturing agreements will not be terminated and, if terminated, that the Company would be able to negotiate alternative manufacturing relationships on commercially acceptable terms.

         The Company has, in the past, manufactured a limited number of stand alone StarSight receivers. Currently, the Company is no longer manufacturing the stand alone StarSight receiver due to low consumer acceptance in the market place. See Note 9 to Financial Statements.

         The incorporation of the StarSight EPG into set-top boxes, televisions, VCRs, TVCRs, satellite receivers, and stand alone StarSight receivers requires a chip set comprised of three separate integrated circuits embodying different portions of the StarSight technology. The Company has arranged with certain integrated circuit manufacturers for the design and manufacture of the integrated circuits which are sold to consumer electronics manufacturers that have agreed to incorporate the StarSight EPG into their products. The three integrated circuits are produced by two separate integrated circuit manufacturers and are available only from those manufacturers. The three integrated circuits are manufactured by Zilog, Inc. ("Zilog") and Motorola, Inc.

         As part of a plan to lower the cost of incorporating StarSight technology into consumer electronics products, the Company has entered in an agreement with Zilog and now has StarSight technology incorporated into Zilog's new Z89300 digital television controller series. Although the Company believes that alternative sources of such components are available, qualification of such alternative sources would require significant lead time. The Company's inability to provide for sufficient quantities of such integrated circuits could delay the incorporation of the StarSight EPG into StarSight-capable products, which would have a material adverse effect on the Company's business. In particular, development efforts with manufacturers of StarSight-capable hardware have progressed more slowly than anticipated due in part to delays in the development of the integrated chip set required for the incorporation of the StarSight EPG into equipment. In addition, there can be no assurance that the Company will continue to be successful in its efforts to incorporate its technology in such integrated circuits or that the manufacturers of set-top boxes, televisions, VCRs, TVCRs and satellite receivers will be successful in incorporating the integrated circuits into their products. Furthermore, there can be no assurance that the integrated circuit manufacturers will successfully produce sufficient volumes of integrated circuits to ensure the timely availability of StarSight-capable products in commercial quantities or that such integrated circuits will be made available on commercially reasonable terms. A failure in any one of the steps leading to the successful incorporation of the StarSight technology into such StarSight-capable products would have a material adverse effect on the Company's business.

         Currently manufacturers incorporating the StarSight technology into StarSight-capable products use the StarSight-capable integrated circuits for their initial product offering rather than develop such integrated circuits in-house in order to minimize time to market. The Company's engineering personnel are available to meet with each manufacturer's development team either at the Company or the manufacturer's location to provide development assistance regarding the use of the StarSight chip set as part of the technology transfer to the manufacturer. The agreement with Zilog provides for Zilog to design and manufacture cell based display integrated circuits for use by product manufacturers to incorporate the StarSight system. Zilog has enhanced its Z89300 family of digital television controllers to incorporate the StarSight technology. In addition, Zilog has designed an integrated circuit, currently available to manufacturers, which further integrates various components of the StarSight hardware which, in turn, reduces the cost of including the StarSight EPG in televisions and VCRs. To date, the Company has not charged any fee or royalty for the use of the chip set by a manufacturer. The Company will retain the right to approve the manner in which the StarSight technology is incorporated in the manufacturer's product in order to maintain a consistent look and feel for the StarSight consumer interface.

StarSight Delivery System

         The StarSight delivery system consists of a program schedule database, a transmission network and order processing and customer support.

         Program Schedule Database. The Company purchases television program schedule data and cable television channel line-up information in an electronic format from data providers who provide similar information to newspapers and other printed listings. The data is processed at the Company's computer facility in Fremont, California to include subscriber authorization information, which allows a customer's StarSight-capable hardware to receive only that portion of the program schedule data which corresponds to the customer's geographic area, method of reception (cable, broadcast or satellite) and system configuration. The program schedule data is then distributed over the transmission network to StarSight-capable hardware in customers' homes. Pursuant to an agreement with the Company, TV Data Technologies ("TVDT") is the initial provider of program schedule data for the StarSight EPG, which data is delivered on a daily basis. As a result, the StarSight EPG will contain more accurate program schedule information than printed guides, since the latter cannot incorporate new or changed information once they have gone to press. TVDT currently updates schedule data 4-6 times per 24-hour period based on receiving program change information from programming sources. TVDT has also developed and implemented procedures for cable system channel line-up collection and maintenance which allows the Company to stay informed of changes by cable operators in such line-ups and to adjust the delivered schedule information accordingly.

         Transmission Network. The transmission network for the StarSight service functions as follows: program schedule data and channel line-up information is delivered by TVDT via leased data line from the TVDT Data Center in Glens Falls, New York to the StarSight network support computer in Fremont, California. Using computer workstations, the Company's employees modify the TVDT data for use in the StarSight EPG, add authorization information and transmit the data via a leased data circuit to the Public Broadcasting Service ("PBS") Network Control Center in Alexandria, Virginia. Such authorization information provides the security mechanism for the StarSight data transmissions by allowing only authorized subscribers to receive the service.

         Under television standards mandated by the National Television Standards Committee, American television pictures are comprised of 525 horizontal lines which are scanned across the television screen to create a visible image. The first 21 of these lines are known as the vertical blanking interval ("VBI"). Since the VBI is generally not visible on properly functioning television screens, each of these lines can carry separate signals to be used for purposes other than viewing, such as data for on-screen program schedules. Pursuant to a network service and joint development agreement between the Company and National Datacast, Inc. ("NDI"), a subsidiary of PBS, PBS inserts the program schedule data into its VBI at its Network Control Center and then transmits it via satellite to approximately 168 participating master PBS stations across the country. Under this agreement, the Company is committed to pay a monthly fee based on the number of designated market areas. If services are provided nationwide and subscriptions exceed a certain level, these fees may increase to a maximum of $7,000,000 per year prior to adjustments for inflation and based upon the level of usage.

         These participating master PBS stations are equipped with a StarSight provided "station node," a network computer which receives the nationwide feed of schedule and authorization information and filters out information that is not applicable to that station's geographic coverage area so as to minimize the time needed to send schedule information to subscribers and maximize the number of subscribers to be supported. These master PBS stations forward this information to an additional 100 PBS stations, bringing coverage to approximately 268 full power PBS stations across the country, representing approximately 98% of all United States television households. In addition, Viacom has agreed to use reasonable efforts to carry the StarSight-embedded VBI signal on certain of the cable program networks, over-the-air broadcast television stations and analog satellite-delivered services owned and operated by Viacom, although the Company currently is not using the VBI signal on Viacom's over-the-air broadcast stations. The Company also has an agreement with Trinity Broadcasting Network ("TBN") to insert the StarSight program schedule into the VBI at its uplink facility in Tustin, California for satellite delivery of StarSight program data to customers with StarSight-capable satellite receivers.

         After it is processed through the station nodes, the StarSight data is transmitted on the VBI to StarSight customers who receive the signal via local cable system operators, satellite broadcast and over-the-air broadcast. Customers access the information on StarSight-capable cable set-top boxes, televisions, VCRs, satellite receivers or stand alone StarSight receivers. This hardware receives and descrambles the data and gives customers on-screen access to the StarSight EPG.

         Local cable system operators are currently required under federal law to include PBS programming in their channel line-up although this requirement is under judicial challenge. Cable operators which choose not to carry StarSight might remove the VBI containing the StarSight program schedule data from their signal transmissions. In addition, other interference within the transmission of StarSight program schedule data could occur. The Company is aware of a limited number of instances where StarSight data has not been passed on to customers. Although StarSight customers can nevertheless receive the StarSight service through the VBI contained in the over-the-air broadcast transmissions of PBS, the removal of the StarSight program schedule data transmitted over cable systems makes it more difficult for cable customers to receive the StarSight service and thereby could limit the Company's penetration of the cable market. Increased costs or delays associated with finding alternative means to distribute the StarSight EPG to a potentially large number of cable subscribers could have a material adverse effect on the Company's business. There can be no assurance, however, that VBI problems which affect the transmission of StarSight data will not occur nor that the Company will not be required to re-engineer the StarSight EPG to eliminate such problems.

         In the case of satellite delivery of the StarSight service to customers with StarSight-capable satellite receivers, the insertion of the StarSight program schedule data into the VBI is at the PBS Network Control Center in Alexandria, Virginia and at the TBN uplink facility in Tustin, California. From there, the StarSight data is transmitted via satellite directly to receiving dishes at the homes of customers.

         Order Processing and Customer Support. For the customers who subscribe to the StarSight service directly from the Company, a third-party service provider bills customers, coordinates authorizations with the Company and manages customer payments. Technical questions from customers are answered and order taking services are performed by the Company. In the case of customers receiving the StarSight EPG through the service provider distribution channel, the service provider, rather than the Company, performs the required billing functions associated with the service. As a result, such service providers receive a portion of the revenue received from such customers to cover the costs of fulfilling such billing functions. The Company has developed an "in-house" technical support group responsible for maintaining customer satisfaction in those cases where technical expertise is sought by customers. When the order is taken by the Company, regardless of whether the customer receives the StarSight EPG through the consumer electronics or service provider distribution channel, the Company or the service provider maintains control over the customer authorization process by means of a conditional access security chip contained in the StarSight-capable hardware.

         The following chart illustrates the transmission of StarSight program schedule data across the consumer electronics (including satellite) and service provider (i.e., cable) delivery systems to various StarSight-capable hardware devices. The StarSight data network signal is available in more than 98% of all United States television households.



------------------
Description of graphic:
Graphic representation of the transmission of StarSight program data to the end user. This graphic depicts the transmission of TV schedule data from the data supplier to the Company's facilities to the various uplink facilities through various satellite transponders to the end users.

Strategic Relationships

Relationship with Viacom

         General. In September 1991, Viacom and the Company entered into a Series C Preferred Stock Purchase Agreement (the "Stock Agreement") pursuant to which Viacom purchased shares of the Company's Preferred Stock. In connection with this transaction, the Company, Viacom, Michael Faber, Patrick Young, Scott Wilson and Jeremiah Milbank (Messrs. Faber, Young, Wilson and Milbank being hereinafter referred to as the "Principal Shareholders") entered into a Corporate Partnership Agreement (the "Partnership Agreement") pursuant to which the Company granted to Viacom certain Warrants to purchase additional shares of capital stock of the Company and certain rights with respect to Viacom's equity ownership. In April 1993, the Company entered into a network service agreement with Viacom Cable (the "Network Service Agreement"). In November 1994, the Company entered into a service agreement with Viacom Cable (the "Service Agreement"). The following is a summary of the rights and obligations of the parties under the Stock Agreement, the Partnership Agreement, the Network Service Agreement and the Service Agreement.

         Right of First Refusal/Top-Up Right. Pursuant to the terms of the Stock Agreement, the Company granted to Viacom a right of first refusal to purchase all or part of any new securities issued by the Company, other than certain issuances by the Company. This right of first refusal terminates at such time as Viacom holds less than 3,173,508 shares of Common Stock of the Company. Additionally, pursuant to the terms of the Partnership Agreement, in the event the Company or any shareholder of the Company engages or proposes to engage in a transaction that would result in a new shareholder of the Company holding greater than 25% of the Company's outstanding capital stock, on an as-defined fully diluted basis ("25% Shareholder"), Viacom has the right to purchase, at the fair market value of the Common Stock as determined by the average of the closing prices for a share of Common Stock of the Company on the ten consecutive trading days preceding the date of exercise, additional shares of Preferred Stock to enable it to maintain up to a 1.4:1 ratio between its percentage ownership of the Company, on an as-defined fully diluted basis, and that of the new 25% Shareholder, provided that Viacom may not, pursuant to this right, increase its percentage ownership to greater than 51% of the Company's outstanding capital stock on an as-defined fully diluted basis (the "Top-Up Right"). Viacom at its option may elect to purchase a like number of shares of Common Stock at the same price if Preferred Stock is not available. In connection with the THOMSON investment of approximately $25,000,000 in the Company, Viacom agreed that THOMSON may acquire greater than 25% of the Company's outstanding capital stock without initiating Viacom's Top-Up Right. The Top-Up Right expires at such time as Viacom holds less than 3,173,508 shares of Common Stock of the Company. In connection with the Merger, Viacom waived its right of first refusal and Top-Up Right with respect to the option to purchase up to 5,276,034 shares of the Company's Common Stock (the "Company Stock Option"), issued to Gemstar. See "Item 12 -- Changes in Control -- Related Agreements."

         Special Registration Right. Viacom has the right, in certain circumstances, to require the Company on not more than one occasion, to file a registration statement under the Securities Act at the Company's expense with respect to the shares of Common Stock held by Viacom. This registration right is in addition to registration rights granted to Viacom which are equivalent, and expire concurrent with, to the registration rights held by certain other shareholders of the Company.

         Co-Sale Rights. Pursuant to the terms of the Partnership Agreement, Viacom and the Principal Shareholders have granted each other the right, in the event that one or more of the other parties proposes to sell at any time in the future shares of capital stock representing at least 25% of the Company on an as-defined fully diluted basis, to participate on a pro rata basis in such sale. Viacom also has a right of first refusal in the event of a sale or transfer of shares of Common Stock by the Principal Shareholders.

         Board Representation. In the event that, pursuant to the Articles of Incorporation of the Company and California law, Viacom should hold an insufficient number of shares of the Common Stock to elect its nominee to the Board of Directors, the Company and the Principal Shareholders have agreed to take such action as may be necessary to nominate and elect Viacom's designated representative until such time as Viacom holds less than 3,173,508 shares of Common Stock of the Company. Mr. Edward D. Horowitz, Executive Vice President-Advanced Development at Citicorp and former Senior Vice President Technology, Viacom Inc., and Mr. John W. Goddard, former President of Viacom Cable, currently serve as Directors on the Company's Board in this capacity. Mr. Thomas E. Dooley, Deputy Chairman, Executive Vice President, Corporate Development and Communications of Viacom Inc., also serves on the Company's Board of Directors as a representative of Virgin Interactive Entertainment Inc. ("Virgin") by virtue of Viacom's majority interest in Virgin.

         Network Service Agreement. The Company entered into a five-year Network Service Agreement with Viacom, pursuant to which Viacom agreed to use reasonable efforts to insert the StarSight signal into the VBI of each of a number of Viacom's network services, including Nickelodeon, MTV, VH-1, Showtime, The Movie Channel, analog satellite-delivered services and Viacom's owned and operated over-the-air broadcast television stations. The Company currently is not transmitting the StarSight signal on the VBI of Viacom's broadcast television stations.

         Viacom Cable Services Agreement. The Company had entered into an agreement with Viacom Cable to make StarSight available to its subscriber base in the upgraded fiber-optic cable system in Castro Valley, California. As previously discussed, Viacom has recently completed the sale of Viacom Cable to TCI. The Company is currently analyzing the effect of the sale on the Company's previous agreement with Viacom Cable.

         Proposed Merger with Gemstar. In connection with the Merger with Gemstar, Viacom agreed to certain modifications to its right of first refusal, top-up right and special registration right, solely as such rights apply to the option granted to Gemstar by the Company in connection with the Merger and related transactions. See "Item 12 -- Changes in Control -- Related Agreements."

Relationship with THOMSON multimedia S.A.

         General. On March 8, 1996, THOMSON purchased 3,333,333 shares of the Company's Common Stock at $7.50 per share for a total of $25,000,000 pursuant to a Securities Purchase Agreement (the "Stock Agreement") entered into between THOMSON and the Company in February 1996. In connection with this transaction, the Company granted certain Warrants to THOMSON to purchase additional shares of capital stock of the Company. See Note 22 of Notes to Financial Statements. In addition, the Company and THOMSON entered into a Right of First Refusal
Agreement (the "Rights Agreement") pursuant to which the Company granted to THOMSON certain rights with respect to THOMSON's equity ownership. Also in connection with this transaction, the Company, Viacom and THOMSON entered into a Shareholders Agreement (the "Shareholders Agreement") with respect to the election of directors as described below. The Company and THOMSON also entered into a Strategic Cooperation Agreement (the "Cooperation Agreement") pursuant to which THOMSON has agreed to incorporate the Company's technology into a significant portion of THOMSON's suitable products (namely, high end TVs, VCRs and/or TVCRs) in exchange for a share of the Company's revenues derived from the Company's consumer electronics business, among other things. The following is a summary of the rights and obligations of the parties under the Stock Agreement, the Rights Agreement and the Cooperation Agreement.

         Right of First Refusal. Pursuant to the terms of the Rights Agreement, the Company granted to THOMSON a right of first refusal to purchase all or part of any new securities issued by the Company, other than certain issuances by the Company. This right of first refusal expires at such time as THOMSON holds less than 3,173,508 shares of Common Stock of the Company. In connection with the Merger, THOMSON waived its right to first refusal in connection with the Company's issuance of an option to purchase up to 5,276,034 shares of the Company's Common Stock. See "Item 12 -- Changes in Control -- Related Agreements."

         Special Registration Right. THOMSON has the right, in certain circumstances, to require the Company on not more than one occasion, to file a registration statement under the Securities Act at the Company's expense with respect to the shares of Common Stock held by THOMSON. This registration right is in addition to registration rights granted to THOMSON which are equivalent to, and expire concurrent with, the registration rights held by certain other shareholders of the Company.

         Board Representation. Under the Shareholders Agreement, the Company has agreed to nominate, and Viacom has agreed to vote the shares held by Viacom in favor of, the election of two representatives of THOMSON to the Company's Board of Directors for so long as THOMSON holds in excess of 10% of the outstanding shares of Common Stock of the Company. Under the terms of the Shareholders Agreement, THOMSON has agreed to vote the shares held by THOMSON for the election of two representatives of Viacom to the Company's Board of Directors for so long as Viacom holds in excess of 3,173,508 shares of Common Stock of the Company. Mr. James E. Meyer, Executive Vice President, Marketing & Sales-Americas, Thomson Consumer Electronics, Inc., a wholly-owned subsidiary of THOMSON multimedia S.A., and Mr. Jacques Thibon, Vice President, Corporate Business Development, THOMSON multimedia S.A., currently serve as Directors on the Company's Board in this capacity.

         Cooperation Agreement. The Company has entered into a ten-year Strategic Cooperation Agreement with THOMSON, with THOMSON having the option to extend the term for an additional five years, pursuant to which the parties have agreed to jointly develop a program to incorporate and aggressively promote the Company's technology and related services throughout a range of selected consumer electronics products distributed by THOMSON in North America. In consideration of THOMSON's commitment to incorporate the Company's technology into THOMSON's suitable products, the Company has agreed to, among other things, pay THOMSON a certain percentage of the Company's revenues derived from the Company's consumer electronics business. In addition, the parties have agreed to each contribute specific dollar advertising commitments to the promotion of their brand identities and services in 1997 and 1998. The Company believes that as a result of significant changing conditions in the marketplace, including increased competition, certain aspects of these strategic business agreements with THOMSON, such as THOMSON's volume commitments and the Company's technology transfer commitments, will be renegotiated in the near term as soon as market conditions have been clarified.




         Proposed Merger with Gemstar. In connection with the proposed merger with Gemstar, THOMSON agreed to certain modifications to its right of first refusal, top-up right and special registration right, solely as such rights apply to the options granted to Gemstar by the Company in connection with the Merger and related transactions. See "Item 12 -- Changes in Control -- Related Agreements."

Intellectual  Property  -  Patents,   Trademarks,   Copyrights  and  Proprietary
Information

         As part of its business strategy, the Company has aggressively pursued and continues to aggressively pursue a strong patent portfolio to protect its technology. In the United States, the Company currently holds eight issued patents. In addition, the Company has a number of U.S. and foreign patent applications pending. The Company pursues foreign patent protection in those countries that present market and licensing opportunities for the StarSight EPG and currently has three issued foreign patents.

         Because the Company has intellectual property rights and, in particular, has obtained patents covering many of the features of the Company's products and services, the Company believes that competitors will have difficulty producing and marketing a commercially desirable scheduling service with program schedule, program selection, one button recording and channel set-up functions similar to the StarSight EPG products without infringing on the Company's intellectual property. The Company believes that several of its competitors are currently offering or propose to offer competitive products which may violate the Company's intellectual property. The Company considers its patents and other intellectual property to be important to the success of its business and believes that its patent strategy enhances its competitive position. The Company plans to vigorously enforce its patents and to protect its trade secrets and other know-how to the full extent of the law. The Company could incur substantial cost in prosecuting patent infringement suits against competitors, and there can be no assurance that the Company would be successful in such actions. See "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, there can be no assurance that the Company's patents or patent applications will be adequate to ensure the Company's competitive position or that competitors will not be able to produce non-infringing competitive products and services.

         The following is a summary of the Company's issued U.S. patents:

         TV Schedule. This patent, granted in the United States in 1987, covers a wide variety of program schedule and selection features, relating to: (i) controlling a television tuner to tune by program title, (ii) providing program description and title upon each channel change (program selection by grazing),
(iii) sorting of program schedule information by theme (program selection by theme), (iv) the continuous update of program schedules (on-screen TV program listings), (v) the display of time remaining in a given program (program pop-up information), (vi) the linking of programs in a series (series to be recorded),
(vii) the control of the program recorder through the supply of broadcast information and serial recording demands, and (viii) the use of menus and menu selection for recording and the update of a recording calendar from a stored database of pending recordings as schedule changes occur (one button recording). In December 1991, a potential competitor of the Company requested that the United States Patent and Trademark Office (PTO) conduct a re-examination of this patent, claiming that the patent was invalid. In response to this request, the Company introduced to the PTO all prior art of which it was aware. After the re-examination process was completed, the PTO upheld the validity of the patent.

         VCR Scheduling. This patent, granted in the United States in 1990, covers certain features relating to StarSight playback indexing and the interactive consumer information service currently under development. Some of the features covered by this patent include recording and indexing broadcast information where the recording device stores and indexes by program title and allows interactive selection and recording of supplemental broadcast information pertaining to the primary broadcast upon user response to an on-screen cue. A re-examination of this patent was also requested in March 1992 by a potential competitor claiming that the patent was invalid. After review, the PTO upheld the validity of this patent.

         Automatic Unattended Recording of Cable Television Programs. This patent was granted in the United States in 1992. The patent covers primarily the recording features of the StarSight EPG when a cable decoder box is present as well as certain other features related to future services currently under development. This patent covers features that, either through schedules installed in a recording device or implemented in an external device, control the cable decoder in a variety of ways, including automatically changing the cable decoder channel to the requested channel at the time of recording.

         Background TV Schedule Guide. This patent was granted in the United States in 1994. This patent covers TV schedule guide features relating to operational characteristics as the guide is moved between foreground and background modes of operation.

         TV Schedule Guide (Channel Ordering). This patent was granted in the United States in 1995. The patent relates to an interactive television schedule display system providing for irregular cursor movement over an irregular grid of television schedule information and configured to allow the user to select the order in which TV channels are listed.

         TV Schedule Grid (Program Note Overlay). This patent was granted in the United States in 1995. This patent, related to the channel ordering patent described above, includes the TV schedule display system with the irregular cursor movement combined with the ability to display program note overlays describing a cursor selected program.

         Background TV Schedule System. This patent was granted in the United States in 1996. The technology covered by this patent provides the TV viewer with a means of obtaining program schedule information without having to leave the program currently viewed. As a result, the viewer can obtain information about other programs currently in progress or scheduled for showing at a later time.

         "Seamless" Guide for Multiple Program Sources. This patent was granted in the United States in 1996. This patent provides for the merging of television schedule information received from multiple program sources, such as cable TV and DBS, into a unified or "seamless" guide.

         The Company has an exclusive patent license agreement with Personalized Media Communications ("PMC") in the field of Program Schedule Navigation and Navigation Information for a series of patents including PMC's six issued and other pending patent applications. Under the agreement, the two companies will jointly complete development work and apply for patents. In consideration for the license agreement, the Company paid a license fee consisting of a one-time payment of $500,000 in March 1994 and monthly installments of $25,000 over a three year period. See Note 7 to Financial Statements. In addition, the Company will pay all costs, including all patent office fees and attorney fees, associated with filing and prosecution, and grant to PMC 20,000 shares of Common Stock of the Company for each of the patents for which the Company elects to receive an exclusive license under the agreement.

         While the Company has obtained patents covering many of the features of StarSight EPG products and services, competitors or other third parties may assert claims that StarSight EPG products and services infringe patents or rights of such third parties. Litigation may be necessary to defend the Company against such claims. The resolution of such claims would generally involve complex legal and factual questions and would consequently be highly uncertain. In particular, any litigation involving such claims would entail considerable cost to the Company and the diversion of the efforts of management. See "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In the event of an adverse determination in any such litigation, the Company could be required to expend significant resources to develop non-infringing technology or to obtain licenses with respect to the use of the infringing technology. There can be no assurance that the Company would be successful in such development or that third-party licenses would be available on acceptable terms. In the event that a third party was to make a successful claim against the Company or its customers, or that the Company was unable to obtain a license with respect to such third-party technology on commercially reasonable terms, the commercialization of the StarSight EPG products and services could be delayed or foreclosed and the Company's business would be materially adversely affected.

         The Company enters into confidentiality agreements with its employees and consultants that prohibit the disclosure of confidential information to anyone outside the Company both during and subsequent to employment. Such agreements also require disclosure to the Company of ideas, discoveries or inventions relating to or resulting from work performed for the Company and assignment to the Company of all proprietary rights to such ideas, discoveries or inventions. The Company also relies on trade secrets and proprietary know-how that it seeks to protect, in part, through the non-disclosure agreements with its employees and consultants and by requiring similar agreements in connection with its manufacturing and other strategic relationships. There can be no assurance that these agreements will be not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

Competition

         The market for delivery of television program schedule information is highly competitive. To compete successfully in this market, a company must produce and provide products or services which are relatively low in cost and easy for consumers to use. There are a number of companies with substantially greater financial, sales and marketing resources than the Company who produce and market television schedule information in various formats which compete or will compete with the StarSight EPG. These alternative formats currently include printed television schedules, on-screen, passive (non-interactive) scrolling program guides, interactive program guides and other interactive electronic scheduling products or services that will compete more directly with the StarSight EPG.

         Printed television schedule competitors of the Company include TV Guide, local cable television guides and local newspaper guides, all of which have a significant presence in the market place resulting from their familiarity to television viewers, their broad base of distribution and their presentation of feature articles and entertainment news. The Company believes that the StarSight EPG will compete effectively with printed program guides on the basis of accuracy and timeliness of program schedule information, the ability to accommodate ever increasing viewer choices, the ability to present program information by broadcast time, by title or by theme, as well as by channel, the convenience of on-screen presentation, the ability to interact with the television, VCR, or other StarSight device, and ease of use. The Company believes that the StarSight EPG will compete effectively on the basis of price with printed program guides offered for sale, such as TV Guide, and on the basis of enhanced features with printed program guides distributed for free. While the Company believes the StarSight EPG will compete effectively with respect to these factors, the established market presence of printed program guides gives them a competitive advantage. In addition, there can be no assurance that publishers of printed guides will not be able to produce publications in the future that meet growing consumer demands.

         The Company also competes with companies producing passive electronic program guides for the cable market such as that offered by Prevue Networks, Inc. ("Prevue"). The Company believes that the StarSight EPG will compete effectively with passive electronic program guides on the basis of accuracy and timeliness of program schedule information, convenience to the user, the ability to interact with the television, VCR, or other StarSight device, and profitability to the cable operator. Although such guides are typically offered as a part of the basic cable service, the Company believes the StarSight EPG will compete effectively based on its enhanced features. However, there can be no assurance that existing or planned electronic guide companies will not develop and market interactive electronic program guides that offer features similar to the StarSight EPG.

         Several companies have announced their intentions to market electronic program guides in set-top boxes which appear to be very similar to the StarSight EPG. Prevue has announced its intention to offer several levels of interactive services which will work in concert with the Prevue Channel and provide user control of the scroll and which will include features such as direct tune, one touch record reminders, sorting by genre and browse features and up to seven days of listings. Prevue has also announced that it plans to offer Quickvue, which will deliver data directly into set-top boxes and offer 30 minutes to two hours of program information, as well as varying amounts of program descriptions and days of listings, depending on the capabilities of the set-top box. Many of such companies have significantly greater resources than the Company to devote to the development and commercialization of such products. If developed and commercialized as currently described, such products would present a significant competitive challenge to the Company.

         In 1995 VideoGuide, Inc. ("VideoGuide") (since December 1996 a wholly-owned subsidiary of Gemstar) introduced a stand alone set-top box with an on-screen guide allowing users to display one week of television program information. Additional features include direct tuning of set-top boxes and televisions, automated VCR recording and remote control consolidation. VideoGuide also offers news, sports and weather information services with its product. VideoGuide delivers the data to the end user via the BellSouth Mobile Comm paging company. Customers subscribe directly from VideoGuide to receive the service. National distribution of the VideoGuide product began in September 1995.

         An additional product which may present a competitive challenge to the StarSight EPG is VCR Plus. VCR Plus, which is produced by Gemstar, is a product designed to simplify VCR programming. VCR Plus works in conjunction with printed program guides that include code numbers adjacent to certain shows in their program listings. VCR Plus only competes with the VCR control functions of the StarSight EPG; it does not contain on-screen program schedule information or program selection capabilities. With respect to the VCR control functions, the Company believes that the StarSight EPG will compete effectively with this product on the basis of convenience of on-screen presentation of program information. The VCR Plus system requires codes printed in the newspaper to utilize the service. Introduction of another Gemstar product, IndexPlus, occurred in VCRs in late 1995. This technology utilizes VBI to provide on-screen index of programs taped in videocassette.

         In November 1995 Gemstar announced that it had entered into an alliance with News Corporation's TV Guide to deliver a new interactive electronic program guide to consumers. TV Guide Plus+ is intended to be incorporated into television sets and VCRs. TV Guide Plus+ is an interactive on-screen guide with listings for television programs up to 48 hours in advance. As announced, the product integrates the video picture into the program listing, allowing the viewer to watch a television program even when accessing program listings. Additionally, the product offers the users the ability to display program information by theme. TV Guide Plus+ will also incorporate Gemstar's VCR Plus+ recording technology, allowing simplified VCR recording. Products incorporating the TV Guide Plus+ feature were introduced in the consumer electronics market place in late 1996.

         On December 23, 1996, the Company and Gemstar International Group Limited, a British Virgin Islands corporation, ("Gemstar") agreed to merge pursuant to and subject to the terms and conditions of the Merger Agreement, whereby a wholly-owned subsidiary of Gemstar will merge with and into the Company. The Company will survive the Merger and become a wholly-owned subsidiary of Gemstar. At the closing of the Merger, shareholders of the Company will be entitled to receive 0.6062 shares of Gemstar's Ordinary Shares for each share of the Company's Common Stock. Each outstanding option and each outstanding warrant to purchase shares of the Company's Common Stock will be adjusted to reflect the exchange ratio of 0.6062 and will be assumed by Gemstar. Consummation of the Merger is subject to, among other things, (i) approval of the Merger Agreement by the Company's shareholders, (ii) approval by the holders of Gemstar's Ordinary Shares of the issuance of shares in connection with the Merger, (iii) certain government regulatory approvals, (iv) the filing and effectiveness of a registration statement for the Gemstar Ordinary Shares to be issued with the Commission, and (v) the satisfaction or waiver of certain other conditions to closing of the Merger. See "Item 12 -- Changes in Control" for a more detailed description of the Merger, related agreements and the terms and conditions of the Merger Agreement.

         Viewers who receive television programming via satellite have access to a subscription service called SuperGuide offered by Satellite Service Company. SuperGuide provides satellite subscribers with on-screen program schedule information. Using a remote control, SuperGuide subscribers can tune to shows by program title and can also call up brief text descriptions of programs. SuperGuide automatically updates program listings daily storing up to 12 days of schedules for 60 channels. SuperGuide presents a competitive service to the StarSight service in the satellite distribution channel and would present an additional competitive challenge if extended to other distribution channels.

         Manufacturers of set-top boxes have indicated that the next generation of set-top boxes will be able to provide an interactive guide which would provide some features similar to those to the StarSight EPG. Final features and delivery schedule of these products are unclear at this time and, therefore, the competitive effect on the StarSight EPG is currently unknown. Many of these companies have significantly greater resources than the Company to devote to the development and commercialization of such products. If developed and commercialized as currently described, such products would present a significant competitive challenge to the Company.

         The personal computing industry has made strides in the areas of multimedia and has begun announcing products that resemble televisions. Included in the functionality of these products are interactive electronic program guides that offer potential competition to the Company. Companies such as Gateway 2000 have announced their intention to offer PCTVs using an interactive program guide developed by Harman Interactive Group, a subsidiary of Harman International Corporation. (Certain assets of Harman Interactive Group were recently acquired by Intel Corporation.) In addition, many other entities have announced internet-based guide products which have many features similar to the StarSight EPG. The cost of any entity to create such a guide is minimal. The combination of these internet-based guides and the present and future widespread availability of internet enabled consumer electronics devices (including TVs) could pose a significant competitive challenge to the Company's products. While there is no evidence that such a product will ever be successfully introduced, it is possible that this emerging category will give birth to a new wave of interactive program guide companies that will compete directly with the Company.

         Although the Company believes that its competitive position is strong with respect to known competitors, there may be competitors with significant competitive strengths which are not known to the Company or discussed herein. Such potential competitors may include larger, more established companies in both the interactive multimedia services and interactive television fields that could enter the on-screen program guide delivery market. There can be no assurance that the StarSight EPG will achieve market acceptance or that it will be able to compete successfully with such known or unknown competitors, some of which may possess substantially greater financial, sales and marketing resources than those of the Company.

Engineering and Development

         The Company currently concentrates its engineering and development efforts on completing or acquiring hardware and software to: (i) enable customer support personnel to efficiently access customer authorization and network status data, (ii) improve on aspects of the PBS data network, (iii) make available alternate data delivery technologies to various service providers, such as cable and telco operators, (iv) integrate the StarSight EPG into televisions, VCRs, TVCRs and other applicable consumer electronics products, (v) reduce the cost to consumer electronic manufacturers for incorporation of the StarSight EPG into TVs, VCRs, TVCRs and other consumer electronics products, and
(vi) integrate the StarSight EPG in set-top boxes for the cable and telco industry, including the development of advanced analog and digital applications of StarSight technology.

         Rapid technological developments are expected to occur in the interactive television services industry. The Company believes that its success will depend upon its ability to develop, market and introduce products which meet changing user needs and which successfully anticipate or respond to technological changes on a cost effective and timely basis. There can be no assurance that technological changes or other significant changes in the television industry will not render the Company's products and services obsolete or that the Company will be able to keep pace with technological developments. Many of the Company's present and potential future competitors have, or may have, substantially greater resources than the Company to devote to further technological and new product developments.

Government Regulation

         The cable television and telco industries are subject to extensive regulations by federal, state and local agencies. These regulations, while not directly affecting the Company, do affect cable operators and telcos, upon which the Company will significantly rely for the marketing and distribution of the StarSight service to potential customers. As such, these regulations may adversely affect the Company's business. In October 1992, Congress enacted the 1992 Cable Act, as an amendment to the Communication Act of 1934, which provides a significant regulatory framework for the operation of cable television systems. The 1992 Cable Act introduced substantial rate regulation for certain services and equipment provided by most cable systems in the United States. Pursuant to the 1992 Cable Act, the Federal Communications Commission ("FCC") adopted regulations with respect to rates charged for certain cable services and for equipment to receive those services. The FCC also imposed new regulations under the 1992 Cable Act in the areas of customer service, technical standards, rates for leased access channels and disposition of a customer's home wiring. In addition, the FCC also imposed new regulations in the area of compatibility of cable equipment with other consumer electronic equipment such as "cable ready" televisions and VCRs.

         In January 1996, Congress passed the 1996 Telecommunications Act which substantially amends but does not replace the Communications Act of 1934. The 1996 Telecommunications Act, among other things, sets forth rules for the development of competitive markets in telecommunications, deregulates certain cable rates, enables telcos and other common carriers to provide video
programming  to  subscribers,   abolishes  the  FCC's  video  dialtone   ("VDT")
regulations (although allows existing VDT systems to continue to exist), and directs the FCC to require TV set manufacturers to install "V-chips" in TV sets to allow users to block the reception of objectionable programming. With respect to telcos and other entities entering the video market place, the 1996 Telecommunications Act establishes a regulatory regime called OVS, which is meant to replace VDT. The 1996 Telecommunications Act directs the FCC to prescribe regulations to prohibit OVS operators from discriminating against unaffiliated video programming providers with regard to program selection material provided to subscribers and, specifically, to prohibit them from omitting unaffiliated video programming services carried on the system from any navigational device, guide or menu.

         Depending on the outcome of the Company's business strategy in the cable and telco distribution channels and the availability of StarSight-capable set-top boxes through third party licensed manufacturers, the Company may derive a significant portion of its customer revenue from the distribution of the StarSight service through cable and telco operators. The extent to which the effects of the 1992 Cable Act on cable operators and the regulatory requirements for telcos may be somewhat lessened under the 1996 Telecommunications Act will depend to a significant degree on the final form and implementation of the regulations to be adopted by the FCC. To the extent that the 1992 Cable Act and the 1996 Telecommunications Act and regulations adopted thereunder adversely affect cable operators and/or telcos and the manner in which they can market the StarSight EPG, such regulations could also adversely affect the Company's business. It is uncertain the extent to which the 1996 Telecommunications Act will increase the number of service providers in a market and what effect it will have on the Company's business strategy in the cable and telco distribution channels or on the adoption and distribution of the StarSight EPG.

Employees

         As of January 31, 1997, the Company employed 127 individuals, of whom 26 were engaged directly in engineering and development activities, 13 in administrative positions, 36 in sales and marketing, and 52 in operations and customer service. The Company believes that it has been successful to date in attracting and retaining qualified personnel. The Company believes that its future success will depend in part on its continued ability to recruit, retain and motivate qualified management, sales, marketing and technical personnel. The

Company's operating results would be adversely affected if the Company were unable to attract, assimilate or retain these personnel. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

         The Company has experienced and expects to continue to experience growth in the number of employees, consultants and subcontractors necessary to support the Company's business operations. This growth has placed and will continue to place a substantial strain on the Company's management, operational, financial and accounting resources. The need to support the Company's engineering and development and proposed marketing efforts will require the Company to increase the number of employees, consultants and subcontractors, which in turn will require a substantial amount of training and other resources. The Company's need to manage growth effectively will also require it to continue to implement and improve its operational, financial and management information systems and to motivate and manage its employees and consultants. The Company's failure to manage growth effectively would have a material adverse effect on the Company's business. Presently it is uncertain what effect, if any, the Merger with Gemstar will have on the Company's future personnel needs and growth in the number of employees, consultants and subcontractors.


ITEM 2.  PROPERTIES

         The Company leases approximately 60,000 square feet in Fremont, California pursuant to leases that expire in March 2002. The Company believes that its existing office space will serve its foreseeable needs through the end of 1997 and believes that sufficient additional space will be available to it at that time, either in its current building or at another location, on commercially reasonable terms.


ITEM 3.  LEGAL PROCEEDINGS

Gemstar Litigation

         The Company and Gemstar are currently in litigation with each other over their respective intellectual property rights as described more fully below. The Company and Gemstar, however, have agreed to cease ("stay") all activity with respect to the pending litigation between them until the earlier of the consummation of the Merger or termination of the Merger Agreement.

         In October 1993, the Company filed suit in the District Court for the Northern District of California, San Jose Division, against Gemstar and Michael
R. Levine ("Levine") seeking: (1) a preliminary and permanent injunction and treble damages for Gemstar's willful infringement of one of the Company's patents (United States Patent No. 5,151,789, the "789 patent"); (2) a declaration that the Company does not infringe any claim of United States Patent No. 4,908,713 (the "713 patent") and/or that any such claim is invalid and/or unenforceable; (3) a preliminary and permanent injunction and treble damages for Gemstar's violation of certain antitrust laws; and (4) monetary and exemplary damages for Gemstar's tortious business activities. Gemstar and Levine counterclaimed on January 4, 1994 for a preliminary and permanent injunction and treble damages for the Company's alleged infringement of the `713 patent claims and for a declaration of noninfringement, invalidity, and/or unenforceability of the claims of the Company's `789 patent. In addition, on December 8, 1993 Gemstar and Levine moved to dismiss the Company's antitrust claim and the Company's declaratory relief claim to the extent it sought a declaration of the unenforceability of the `713 patent due to Levine's alleged inequitable conduct during the prosecution of the `713 patent. Pursuant to a court order, the Company's antitrust claim was dismissed with prejudice. In addition, the case has been phased to permit resolution of validity and infringement issues prior to resolving all other disputed issues. The court conducted trial in August 1996 regarding Levine's alleged unequitable conduct. A decision has not been rendered in view of the aforementioned stay.

         In November 1993, Gemstar filed an action against the Company in the District Court for the Central District of California seeking: (1) a preliminary and permanent injunction and treble damages for the Company's alleged violation of certain federal and state antitrust laws; (2) for monetary and exemplary damages for the Company's allegedly tortious business activities; and (3) for a declaration of the noninfringement, invalidity, and/or unenforceability of the claims of three of the Company's patents (United States Patent Nos. 5,151,789, 4,706,121, and 4,977,455). In May, 1994, the Central District action was ordered to be transferred to the Northern District of California, San Jose Division, to be consolidated with the above mentioned litigation for discovery and pre-trial purposes. In addition, pursuant to a court order, Gemstar's declaratory relief claims against the Company's United States Patent Nos. 4,706,121 (the "121 patent") and 4,977,455 (the "455 patent") were dismissed. A trial date has not yet been set and discovery has been stayed pursuant to the Merger Agreement.

         In October 1994, SuperGuide Corporation ("SuperGuide") and Gemstar filed a further lawsuit against the Company in the District Court for the Northern District of California, San Jose Division. In this action, SuperGuide and Gemstar are seeking, among other things, preliminary and permanent injunctions and treble damages for the alleged willful infringement by the Company of one or more claims of United States Patent Nos. 4,751,578 (the "578 patent") and 5,038,211 (the "211 patent"). On December 8, 1994, the Company filed counterclaims seeking, among other things, a declaration that the Company does not infringe any such claims of the `578 and `211 patents, and/or that such claims are invalid and/or unenforceable. On May 5, 1995, SuperGuide amended its complaint to add a count asserting that the Company's `121 patent is invalid and/or unenforceable and is not infringed upon by SuperGuide. The Company filed a motion to dismiss SuperGuide's causes of action with respect to the `121 patent for lack of subject matter jurisdiction (based on no case or controversy); on August 8, 1995, the Company's motion was granted. This lawsuit also has been consolidated with the above mentioned cases for discovery and pre-trial purposes. A trial date has not yet been set and discovery has been stayed pursuant to the aforementioned Merger Agreement.

United Video Litigation

         In October 1993, United Video and its Trakker, Inc. subsidiary brought suit against the Company in the United States District Court for the Northern District of Oklahoma, seeking a declaratory judgment that its interactive program guide products do not infringe the Company's `121, `455 or `789 patents. The Company counterclaimed charging infringement of the `121 patent. Through subsequent procedural motions, the lawsuit expanded to include a total of ten patents to which the Company has rights to and federal antitrust claims. The Court has deferred consideration of all the other claims and counterclaims pending the resolution of the infringement, validity and enforceability issues of the `121 patent. A phased bench trial began on May 8, 1996, with United Video essentially presenting its case in chief on the validity and enforceability issues related to the `121 patent. The Court has set the trial date for the next phase for May 5, 1997. The Company will present witnesses during this next phase relating to the validity, enforceability and infringement of the `121 patent.

Scientific-Atlanta Arbitration and Litigation

         In  1995,   the  Company   brought  an   arbitration   action   against
Scientific-Atlanta concerning Scientific-Atlanta's alleged delay in the deployment of StarSight-capable set-top boxes and its development of a competing electronic program guide allegedly using the Company's technology in violation of its licensing agreement with the Company. In apparent response to the arbitration action, Scientific-Atlanta filed a lawsuit in the United States District Court for the Northern District of Georgia (the "Atlanta suit") in February 1996 against the Company and Philips alleging that the Company's stand alone StarSight receiver infringed on three U.S. patents owned by Scientific-Atlanta. The Company filed a demand on April 30, 1996 for arbitration on the issue of whether the Company is licensed to use Scientific-Atlanta's patents. The arbitrators have been selected, but there has been no discovery and no hearing date has been set. The judge in the Atlanta suit has stayed proceedings pending the outcome of the April 30, 1996 arbitration. On July 23, 1996, the American Arbitration Association ("AAA") awarded the Company $15,000,000 in monetary damages plus attorney fees and arbitration costs against Scientific-Atlanta. In addition to the monetary award, the Company was granted injunctive relief prohibiting Scientific-Atlanta, except under certain limited conditions, from accepting any new customer orders for any products incorporating an interactive electronic program guide that utilizes any information derived either directly or indirectly from the Company for a period of three years beginning from the date of the award. On December 11, 1996, the U.S. District Court for the Northern District of California confirmed the AAA arbitration panel award of $15,000,000, plus attorney fees and arbitration costs. In addition, the court confirmed the AAA panel's injunction prohibiting Scientific-Atlanta for a period of three years from shipping to third parties any consumer product incorporating an interactive program guide, except for orders already committed to in writing as of July 23, 1996, the date of the AAA panel ruling. On December 24, 1996, Scientific-Atlanta appealed $10,000,000 of the award to the U.S. District Court of Appeals for the Ninth Circuit. The matter is currently pending and no briefs have been filed.

         In January 1997, the Company received a payment of $7,715,000 for a portion of the award, consisting of $5,000,000 in damages, $2,485,000 for attorney fees and arbitration costs and $230,000 in accrued interest. See Note 5 to Financial Statements.

         The Company intends to vigorously defend the allegations against it and to actively pursue its claims against each party. The outcome of these lawsuits cannot presently be determined. Management believes, based upon the advice of counsel, that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial statements taken as a whole.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         Not Applicable.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "SGHT." The following table indicates the quarterly high and low sale prices per share of the Common Stock of the Company as reported on The Nasdaq National Market for the period from January 1, 1995 through December 31, 1996:

                                                    High          Low

 Quarter ended March 31, 1995                      $9.75        $5.50
 Quarter ended June 30, 1995                        7.75         4.63
 Quarter ended September 30, 1995                   6.00         3.25
 Quarter ended December 31, 1995                    6.88         2.25

 Quarter ended March 31, 1996                       7.50         4.50
 Quarter ended June 30, 1996                       11.75         5.38
 Quarter ended September 30, 1996                  10.25         5.25
 Quarter ended December 31, 1996                   10.00         5.88

         As of February 18, 1997, there were 339 holders of record of the Company's Common Stock.

         The Company has never declared or paid cash dividends and currently intends to retain any future earnings for use in the development and operation of its business. Accordingly, the Company does not expect to pay cash dividends in the foreseeable future.


ITEM 6:  SELECTED FINANCIAL DATA

                                                                 Six Months
                                                                    ended
Statement of                   Twelve Months ended December 31,   December 31,          Twelve Months ended June 30,
Operations Data:                    1996            1995            1994           1994             1993            1992
------------------------------  ------------    ------------    ------------    ------------    ------------    ------------
                                                         (in thousands, except per share amounts)

Revenues                          $      8,698    $      1,913    $         70

Cost of goods sold                       1,544             676
Inventory reserves and
  write-offs                               801           4,931           1,450
                                  ------------    ------------    ------------
Gross profit (loss)                      6,353          (3,694)         (1,380)
                                  ------------    ------------    ------------
Costs and expenses:
  General and administrative            10,311           9,848           8,302    $      8,228    $      3,767    $      1,765
  Litigation costs                       4,776           2,880           1,644
  Engineering and
     development                         3,420           3,539           2,128           6,843           3,131           1,563
  Marketing                              7,480           6,823           4,325           4,478           2,044             332
  Network services and
     other expenses                      6,127           5,570           3,292           2,682             913             514
                                  ------------    ------------    ------------    ------------    ------------    ------------
       Total costs and expenses         32,114          28,660          19,691          22,231           9,855           4,174
Interest income, net                       712             574             810           1,676             168             150
                                  ------------    ------------    ------------    ------------    ------------    ------------
Loss before cumulative
  effect of accounting
  change                               (25,049)        (31,780)        (20,261)        (20,555)         (9,687)         (4,024)
Cumulative effect of
  accounting change                                                     (1,172)
                                  ------------    ------------    ------------    ------------    ------------    ------------
Net loss                          $    (25,049)   $    (31,780)   $    (21,433)   $    (20,555)   $     (9,687)   $     (4,024)
                                  ============    ============    ============    ============    ============    ============
Loss per common share:
  Loss before cumulative
    effect of accounting
    change                        $      (1.01)   $      (1.50)   $      (0.97)   $      (1.08)   $      (0.70)   $      (0.29)
  Cumulative effect of
    accounting change                                                    (0.06)
                                  ------------    ------------    ------------    ------------    ------------    ------------
Net loss                          $      (1.01)   $      (1.50)   $      (1.03)   $      (1.08)   $      (0.70)   $      (0.29)
                                  ============    ============    ============    ============    ============    ============
Number of shares used
  for calculation of net
  loss per common share             24,783,159      21,163,768      20,799,445      19,082,759      13,762,475      13,755,743
                                  ============    ============    ============    ============    ============    ============

                                                  December 31,                                     June 30,
                                  --------------------------------------------    --------------------------------------------
Balance Sheet Data:                   1996            1995             1994          1994            1993             1992
                                  ------------    ------------    ------------    ------------    ------------    ------------


Cash and cash equivalents              $25,708          $8,787         $10,141         $24,087         $25,690         $4,196
Short-term investments                   1,989                          16,940          13,883
Working capital                         15,603           3,914          23,939          36,422          23,900          3,122
Long-term investments                                                    5,004          10,024
Total assets                            35,031          16,333          40,831          56,695          28,037          5,175
Long-term license fee payable                               74             363             502              64             85
Long-term deferred revenue               9,700
Accumulated deficit                   (115,735)        (90,686)        (58,906)        (37,473)        (16,918)        (7,231)
Total shareholders' equity               9,838           8,343          34,179          52,768          25,366          3,987


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as a result of certain factors discussed herein. These forward-looking statements include, but are not limited to, the statements regarding the Company's expectation of continuing to incur substantial losses and substantive negative cash flow from operating activities, the statement regarding the anticipated impact of the Company's on-going licensing efforts in its overall operating success, the statement regarding the Company's expectation of incurring additional legal costs related to the enforcement of the Company's patents involved in the current and potential future suits, the statement regarding the anticipated use of its cash resources, and the statements below under "Liquidity and Capital Resources" regarding the Company's future cash requirements and the length of time that the Company's resources will be sufficient to meet its capital requirements.

Proposed Merger with Gemstar

         On December 23, 1996, the Company and Gemstar agreed to merge pursuant to and subject to the terms and conditions of the Merger Agreement, whereby a wholly-owned subsidiary of Gemstar will merge with and into the Company. The Company will survive the merger and become a wholly-owned subsidiary of Gemstar. At the closing of the Merger, shareholders of the Company will be entitled to receive 0.6062 shares of Gemstar's Ordinary Shares, for each share of the Company's Common Stock. Each outstanding option and each outstanding warrant to purchase shares of the Company's Common Stock will be adjusted to reflect the exchange ratio of 0.6062 and will be assumed by Gemstar. Consummation of the Merger is subject to, among other things, (i) approval of the Merger Agreement by the Company's shareholders, (ii) approval by the holders of Gemstar's Ordinary Shares of the issuance of shares in connection with the Merger, (iii) certain government regulatory approvals, (iv) the filing and effectiveness of a registration statement for the Gemstar Ordinary Shares to be issued with the Commission, and (v) the satisfaction or waiver of certain other customary conditions to closing of the Merger. See "Item 12 -- Changes in Control" for a more detailed description of the Merger, related agreements and the terms and conditions of the Merger Agreement.

Overview and Recent Developments

         The Company was incorporated in May 1986. Since inception, the Company has devoted substantially all of its resources toward the development and commercial introduction of a patented on-screen interactive television program guide and VCR control service marketed under the StarSight brand name. The Company generates revenue from subscription sales of the StarSight service to customers, either through service providers, such as cable operators and telcos, or directly from the Company. The Company also generates revenues through licensing the Company's intellectual property for non-StarSight capable products. The Company has been unprofitable since its inception and expects to incur substantial losses for the foreseeable future. As of December 31, 1996, the Company had accumulated a deficit of $115,735,000.

         In September 1994, the Company changed its fiscal year from one ending June 30 to one ending December 31 beginning on January 1, 1995. Accordingly, the accompanying financial statements are for the twelve months ended December 31, 1996 and 1995 ("Fiscal 1996" and "Fiscal 1995," respectively), the six months ended December 31, 1994 ("Transition 1994") and the twelve months ended June 30, 1994 ("Fiscal 1994").

         The Company has entered into technology development and licensing agreements with key manufacturers for the manufacture of StarSight-capable televisions, VCRs, TVCRs and C-band satellite receivers. These manufacturers include TCE, Zenith, Sony, Mitsubishi, Toshiba, Matsushita, Philips, Sharp, Samsung, GoldStar, and Daewoo. The Company has also entered into license agreements with General Instrument, Scientific-Atlanta and Zenith for the incorporation of StarSight-enabling technology into set-top boxes to be manufactured by them for sale to cable system operators who offer StarSight to their customers. It is possible that manufacturers will reduce or delay the manufacture of StarSight-capable consumer electronics products as a result of the announcement, expectation or consummation of the Merger. The Company recorded an inventory valuation allowance in the fourth quarter of Fiscal 1996 due to delays in the manufacture of StarSight-capable consumer electronics products which the Company believes were attributable, in part, to uncertainties regarding the effects of the Merger. Such manufacturing delays and uncertainties are expected to continue at least in the near term. See Note 9 to Financial Statements.

         The Company believes its intellectual property applies to several business segments, including but not limited to DBS, PC/TV, the Internet, MMDS, and cable/telco digital set-top box electronic program guide applications. Hence, the Company devotes significant management time and effort to identify, negotiate and enter into royalty bearing licensing agreements. As part of this licensing business and strategy, the Company has entered into royalty bearing license agreements with TCE, Sony, Toshiba, Panasonic, Uniden and HNS for the use of certain of the Company's intellectual property in connection with certain DSS equipment manufactured and distributed by them. Such agreements generally require the periodic payment of per unit royalties to the Company based on units manufactured or sold.

         On December 20, 1996, the Company entered into a licensing agreement with Microsoft to license certain of its technologies to Microsoft. Under the agreement, Microsoft paid the Company a non-refundable "lump-sum" royalty payment of $20,000,000 (the "Royalty Payment") for a non-exclusive, worldwide license for the Company's intellectual property related to electronic program guides, which technology will be used by Microsoft for future software products and services on the PC platform. Additionally, Microsoft provided the Company with a royalty free license under certain of its intellectual property related to electronic program guides. Microsoft also agreed to pay the Company certain additional per unit royalties related to additional features of StarSight licensed product and a percentage of advertising revenues derived from Microsoft licensed products. The Company agreed to pay Microsoft a percentage of subscription revenues derived from StarSight licensed products. The Company will recognize revenue related to the Royalty Payment ratably during the initial two year period of the agreement based on the projected installed units of Microsoft licensed product.

         The Company believes its on-going licensing efforts are likely to have a significant impact on the Company's overall operating success.

         In March 1996, the Company and THOMSON finalized agreements to form a long-term strategic relationship to aggressively incorporate and promote StarSight technology and related services in selected THOMSON product lines. The key terms and conditions of these agreements follow:

         o The Company sold 3,333,333 shares of its Common Stock to THOMSON at $7.50 per share or $25,000,000 in total.

         o The Company granted THOMSON a warrant to purchase 2,000,000 shares of the Company's Common Stock as follows: up to 1,000,000 shares at $7.50 per share on or prior to February 1, 1998 and up to the balance of the shares at $10.00 per share on or prior to February 1, 1999. The total number of shares purchasable by THOMSON under the warrant is limited to 19.6% of the Company's issued and outstanding Common Stock.

         o THOMSON will put StarSight capability into a significant portion of THOMSON's suitable consumer electronic products over the ten year life of the agreement.

         o The Company will pay THOMSON a per subscriber fee for new subscribers using a THOMSON StarSight-capable product. Fees under this agreement are limited to certain annual maximums through the year 2000.

         o The Company will pay THOMSON a percentage of all subscription fees derived from THOMSON StarSight-capable products. Fees under this agreement begin after the achievement of an agreed-upon minimum of THOMSON StarSight-capable products manufactured or procured by THOMSON. In addition, the Company will pay THOMSON a percentage of all revenues related to consumer electronics products whether or not the subscriber is using a THOMSON StarSight-capable product. Such fees under this agreement begin after the achievement of an agreed-upon minimum of THOMSON StarSight-capable products manufactured or procured by THOMSON. This agreement expires in 2010.

         o The Company and THOMSON each agree to contribute significant specific dollar advertising commitments in each year 1997 and 1998 for advertising and promotion of THOMSON StarSight-capable products.

         The Company believes that as a result of significant changing conditions in the marketplace, including increased competition, certain aspects of these strategic business agreements with THOMSON, such as THOMSON's volume commitments and the Company's technology transfer commitments, will be renegotiated in the near term as soon as market conditions have been clarified.


Results of Operations

         As a result of incurring significant expenses in its development and operating activities without generating significant revenues, the Company has incurred significant losses. The Company's net losses were $25,049,000 for Fiscal 1996, $31,780,000 for Fiscal 1995, $21,433,000 for Transition 1994 and
$20,555,000 for Fiscal 1994.

         Revenues for Fiscal 1996, Fiscal 1995 and Transition 1994 were $8,622,000, $1,913,000 and $70,000, respectively. The Company had no revenues in Fiscal 1994. Revenues increased in such periods due to an increase in license revenues and, to a lesser extent, increased subscription revenues. Fiscal 1996 license revenues were derived principally from license agreements incorporating non-StarSight-capable DSS equipment manufactured and distributed by TCE, Sony and other consumer electronics manufacturers.

         Cost of goods sold was $1,544,000 and $676,000 in Fiscal 1996 and Fiscal 1995, respectively, and primarily represents costs associated with license revenues. In Fiscal 1996, the Company recorded an additional lower of cost or market inventory valuation allowance of $801,000 related to raw materials (i.e., integrated circuits and other components) purchased for manufacturers for use in StarSight-capable consumer electronics products. This inventory valuation allowance was due to delays in the manufacture of StarSight-capable consumer electronics products which the Company believes were attributable, in part, to uncertainties regarding the effects of the Merger. Fiscal 1995 and
Transition 1994 include inventory reserves and write-offs of $4,931,000 and $1,450,000, respectively, related to the Company's agreement with a third party manufacturer (the "Manufacturer") for the manufacture of as many as 100,000 stand alone StarSight receivers ("Receivers") on a subcontract basis. In connection with this agreement, the Company provided the Manufacturer certain raw materials to complete the manufacture of the Receivers. At December 31, 1994, the Company had recorded an inventory valuation allowance of $1,450,000 related to this agreement covering approximately 25,000 Receivers which the Company had committed to purchase. Such inventory valuation allowance represented the Company's estimate of the excess of cost over net realizable value on work-in-process and finished products inventories to reflect the anticipated sales price of the Company's stand alone StarSight receiver at the time.

      During the first  quarter  of 1995,  the  Company  committed  to  purchase another 10,000 Receivers and recorded an additional inventory valuation allowance of $930,000. In September 1995, the Company canceled its commitment to purchase the remaining 65,000 Receivers from the Manufacturer. Such cancellation did not result in any additional cost or liability to the Company. However, in September 1995, as a result of the completion of this agreement with the Manufacturer and a significant reduction in the anticipated sales price of the Receivers, the Company recorded an additional lower of cost or market inventory valuation allowance of $2,340,000. In addition, the Company expensed $960,000 of excess work-in-process inventories originally acquired for use in the manufacture of the remaining 65,000 receivers. In the fourth quarter of 1995, the Company recorded an additional lower of cost or market inventory valuation allowance of $701,000. As a result, the total 1995 inventory reserve and write-off was $4,931,000.

         General and administrative expense primarily consists of salaries and benefits of management and administrative personnel in the corporate, finance, personnel, legal and facilities departments, professional and consulting fees and general corporate expenditures. General and administrative expense for
Fiscal 1996, Fiscal 1995, Transition 1994, and Fiscal 1994 was $10,311,000, $9,848,000, $8,302,000 and $8,228,000, respectively. The increase in Fiscal 1996 is primarily the result of certain professional advisors' and transaction-related costs in connection with the Merger with Gemstar. The increase in Fiscal 1995, when compared to Transition 1994, was primarily due to $668,000 in expenses in connection with the hiring of the Company's new President and Chief Executive Officer and $700,000 in executive bonuses. The increase in general and administrative expense for Transition 1994 compared to Fiscal 1994 was primarily due to $3,117,000 for manufacturer reimbursements pursuant to an agreement to reimburse a manufacturer for specific incremental manufacturing costs of incorporating StarSight technology into certain StarSight-capable products offset by only six months of activity.

         The Company is a named plaintiff and counterclaimant in several legal proceedings where the Company is primarily alleging that others are infringing the Company's patents and other intellectual property rights. The Company is also a named defendant in legal proceedings where patent infringement has been alleged against the Company. From inception through December 31, 1996, the Company has expensed $10,472,000 in legal and other costs in connection with such litigation. Litigation costs increased to $4,776,000 in Fiscal 1996 from $2,880,000 in Fiscal 1995 and $1,644,000 for Transition 1994. The increase in such litigation costs over the past two fiscal periods is the result of the arbitration hearing involving Scientific-Atlanta which commenced in April 1996, the United Video patent infringement trial which began in May 1996, and the Gemstar patent infringement trial which began in August 1996. Effective July 1, 1994, the Company changed its method of accounting to expense legal costs incurred in connection with the aforementioned patent infringement litigation. Previously all such legal costs were capitalized and amortized over the remaining useful lives of the related patents. The Company believes that this change in method is preferable because it conforms to the predominant industry practice. The cumulative effect at July 1, 1994 of adopting this accounting change was an increase in the Company's net loss for Transition 1994 of $1,172,000 ($0.06 per share). See Item 3, "Legal Proceedings." The Company expects to incur additional litigation costs in future periods related to the enforcement of the Company's patents involved in the current and potential future suits.

         Engineering and development expense is composed primarily of personnel costs in the areas of product design and development. Engineering efforts include development of the broadcast network architecture and supporting software and the design of the StarSight-enabling technology, which is incorporated within televisions, VCRs, TVCRs, satellite receivers, cable and telco set-top boxes, and stand alone StarSight receivers. Engineering and development expense decreased slightly in Fiscal 1996 to $3,420,000 from $3,539,000 in Fiscal 1995. The decrease was primarily due to lower staffing levels when compared to the previous year's activity. Engineering and development expense increased from $2,128,000 in Transition 1994 to $3,539,000 in Fiscal 1995, representing twelve months of activity, compared with six months for Transition 1994. Engineering and development expense decreased to $2,128,000 for Transition 1994 compared to $6,843,000 in Fiscal 1994. A portion of this pro rata decrease is attributable to the gradual shifting of the Company's focus from early development and engineering efforts to preparation for manufacturing and commercial operations. In addition, during Fiscal 1994, the Company expensed approximately $1,322,000 in connection with an exclusive patent license agreement with another company. See Note 7 to Financial Statements.

         Marketing expense consists primarily of salaries for sales and marketing personnel, product launch costs, advertising, manufacturing incentives, consultants, market research costs, and trade show and industry awareness costs. Marketing expense for Fiscal 1996 increased to $7,480,000 from $6,823,000 for Fiscal 1995. The increase is primarily due to manufacturer incentives of $812,000 and certain target market advertising expense. For Fiscal 1995, marketing expense increased to $6,823,000 compared to $4,325,000 for Transition 1994. The increase principally represents the effect of twelve months of activity compared with six months for the prior fiscal period.

         Network services and other expenses consist primarily of the combined cost of purchasing television scheduling data from a television data supplier
(TVDT) and broadcasting that data over the data distribution network operated by PBS. The Company's contracts with these service providers have a base fee and a per customer monthly cost with annual maximums on the cost. The combined cost for the purchase and broadcast of the television scheduling data through these contracts is limited to $8,115,000 per year (for each year in which the contracts overlap) subject to annual adjustments related to changes in the consumer price index. In addition, network and other expenses include operating expenses related to subscription order processing, customer and technical support and manufacturing operations and support. Network services and other expenses increased to $6,127,000 in Fiscal 1996 from $5,570,000 in Fiscal 1995, $3,292,000 for Transition 1994 and $2,682,000 in Fiscal 1994. The increase was primarily attributable to an increase in expenses related to the operation of the data distribution network for the StarSight service and costs related to order processing and customer and technical support.

         Interest income was $726,000 for Fiscal 1996, $607,000 for Fiscal 1995, $833,000 for Transition 1994 and $1,695,000 in Fiscal 1994. The decrease in interest income is attributable to a decrease in the Company's cash and cash equivalents, short-term investment and long-term investment balances during the last three fiscal periods.

         There can be no assurance that the Company will ever be able to achieve revenues in excess of expenses. The Company expects to incur substantial losses and substantial negative cash flow from operating activities in the foreseeable future. The Company is dependent on licensing and subscription revenues of StarSight products and services in order to minimize negative cash flow from operations. Because of its limited commercial operating history, the Company is subject to all of the risks and expenses inherent in the establishment of a new business enterprise. To address these risks and expenses, the Company must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel and support the expense of marketing a new service based upon innovative technology. In addition, the Company must be successful in the commercial distribution of its products and services, obtain adequate financing to fulfill its marketing plan and successfully market its products and services to potential subscribers and license its intellectual property for non-StarSight-capable products.

Liquidity and Capital Resources

         The Company has financed its operations through private placements of equity securities to individual investors and those corporations with which the Company has strategic relationships. These private placements have yielded a total of $77,125,000 through December 31, 1996 (including $24,625,000 in Fiscal
1996). In addition, the Company completed an initial public offering in August 1993, raising $42,300,000, net of issuance costs. In December 1996, the Company received $20,000,000 in connection with a license agreement with Microsoft for use of the Company's intellectual property in future software products and services on the PC platform. See Note 4 to Financial Statements. At December 31, 1996, the Company had cash and cash equivalents and short-term investments available for sale of $27,697,000. In January 1997, the Company received a partial payment of its arbitration award of $7,715,000 from Scientific-Atlanta. See Note 5 to Financial Statements.

         The Company may seek additional investments from its current or new strategic investors. In addition, the Company may consider issuance of other debt or equity securities. To the extent the Company raises additional cash by issuing equity securities, ownership dilution to the existing shareholders of the Company will result. Debt or equity financing may not be available when needed or on terms acceptable to the Company.

         As of December 31, 1996, the Company had an accumulated deficit of $115,735,000. The accumulated deficit increased from $90,686,000 as of December 31, 1995.

         Negative cash flow from operations was $5,506,000 for Fiscal 1996, $27,608,000 for Fiscal 1995, $17,092,000 for Transition 1994 and $19,717,000 in
Fiscal 1994. The large reduction in negative operating cash flow in Fiscal 1996 was primarily due to the Royalty Payment of $20,000,000 received in December 1996 related to the Microsoft licensing agreement.

         Only limited revenues have been generated to date. There can be no assurance that the Company will be able to achieve revenues in excess of expenses. The Company expects to incur substantial negative cash flow from operating activities for the foreseeable future.

         The Company anticipates expending a significant portion of its cash resources for sales and marketing, expanding public awareness and other expenses associated with the delivery of StarSight to customers. The Company anticipates expending additional cash resources to provide incentives for manufacturers to incorporate the StarSight EPG into StarSight-capable products manufactured by them. For a description of certain future commitments of the Company, see Note 12 to Financial Statements.

         Through December 31, 1996, the Company expensed $10,472,000 in legal and other costs in connection with patent infringement litigation (see Note 7 to Financial Statements). The Company expects to incur additional legal costs in future periods related to the enforcement of the Company's patents involved in the current and potential future suits. No estimate of the total amount of such additional litigation costs can be made at this time.

         The Company is dependent on 1997 license and subscription revenue to minimize negative cash flow from operations. The Company believes that the availability of StarSight-capable TVs, VCRs, TVCRs, satellite receivers, cable and telco set-top boxes, and stand alone StarSight receivers in the market place, combined with an intellectual property licensing program, is essential to the Company's 1997 revenues and cash flow.

         The Company's future cash requirements will depend on many factors, including: (i) the rate at which manufacturers of televisions, VCRs, TVCRs, satellite receivers, and cable and telco set-top boxes incorporate the Company's proprietary technology into new hardware products manufactured and marketed by them, (ii) the rate at which customers subscribe to the StarSight service, (iii) the rate at which cable and telco operators introduce and market StarSight EPG products and services to their customers, (iv) the level of marketing required to increase subscribers and to attain a competitive position in the market place, (v) the rate at which the Company is successful in licensing its intellectual property for non-StarSight-capable products, and (vi) the rate at which the Company invests in engineering and development and patent protection with respect to existing and future technology.

         The Company believes that its existing cash and cash equivalents and short-term investments will be sufficient to sustain the Company's current level of operations and meet its financial obligations through the end of 1997.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The Company's financial statements and the independent auditors' report appear on pages F-1 through F-25 of this Report.


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Not applicable.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        Name                            Age                    Position                                     Director Since

Larry W. Wangberg                       54  Chairman of the Board of Directors and  Chief Executive               1993
                                            Officer

Brian L. Klosterman                     39  President, Chief Operating Officer and Director                       1996
Martin W. Henkel(1)                     50  Executive Vice President, Chief Financial Officer and Director        1992

Jack C. Clifford (1)(2)                 63  Director                                                              1993
Ajit M. Dalvi (1)                       55  Director                                                              1993
Donn M. Davis (3)                       34  Director                                                              1995
Thomas E. Dooley (1)(3)                 40  Director                                                              1995
John F. Doyle (3)                       67  Director                                                              1990
John W. Goddard (1)(2)                  55  Director                                                              1994
Edward D. Horowitz                      49  Director                                                              1993
James E. Meyer (1)                      42  Director                                                              1996
Jacques Thibon                          33  Director                                                              1996

----------------
(1) Member of the Finance Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

         There is no family relationship between any director or executive officer of the Company.

         Mr. Wangberg has served as the Chairman of the Board of Directors and Chief Executive Officer since April 1996. From February 1995 to April 1996, Mr. Wangberg served as the Company's President and Chief Executive Officer. Mr. Wangberg was elected to the Board of Directors of the Company in May 1993. From 1983 to February 1995, Mr. Wangberg served as President and Chief Executive Officer of Times Mirror Cable Television, Inc., a provider of broadband-based network and cable television services. Mr. Wangberg simultaneously served as Senior Vice President of the parent The Times Mirror Company, a major information provider. Mr. Wangberg is a past chairman of the National Cable Television Association (NCTA). Mr. Wangberg has also served on the boards of directors of Zilog, Inc. and USCS International, Inc. since April 1996.

         Mr. Klosterman has served as the Company's President and Chief Operating Officer since April 1996 and was elected to the Board of the Company in April 1996. From March 1995 to April 1996, Mr. Klosterman served as the Company's Senior Vice President, Marketing, and from March 1993 to March 1995, he served as Senior Vice President, Consumer Electronics Marketing. From 1988 to 1993, Mr. Klosterman held various positions with Sony Corporation of America, most recently as Vice President. From 1985 to 1988, Mr. Klosterman served in various positions with THOMSON Consumer Electronics, Inc., including his last position as Manager of Television Marketing.

         Mr. Henkel has served as Executive Vice President since December 1994 and as Chief Financial Officer since November 1991. From November 1991 to December 1994, Mr. Henkel served as Vice President, Operations. He became a director of the Company in July 1992. From 1989 to January 1992, Mr. Henkel served as Vice President of Operations and Chief Financial Officer of Phylon Communications, Inc., an integrated circuit design and hardware manufacturing company. From 1987 to 1989, Mr. Henkel was President of Martin Henkel Consulting, a financial and administrative consulting firm. From 1985 to 1987, Mr. Henkel was Corporate Controller of Telcom General Corporation. Mr. Henkel was a divisional Controller at Apple Computer, Inc. from 1982 to 1985.

         Mr. Clifford was elected to the Board of Directors of the Company in May 1993. Since February 28, 1997, Mr. Clifford has been a self-employed consultant. From 1996 to February 28, 1997, Mr. Clifford was Executive Vice President, Broadcasting, Programming & Electronic Media, of The Providence Journal Company, and from 1989 to 1996, he was Vice President-Telecommunications of The Providence Journal Company. From 1982 to October 1995, he also served as Chairman of Colony Communications, a cable operator and former subsidiary of The Providence Journal Company.

         Mr. Dalvi was elected to the Board of Directors of the Company in November 1993. Mr. Dalvi has served as Senior Vice President of Marketing and Programming for Cox Communications, a cable operator, since 1987. Since joining Cox in 1982 as Director of Marketing, Mr. Dalvi has held several positions there, including Vice President of Marketing and Programming from 1985 to 1987 and Vice President of Marketing, Planning and Development from 1984 until 1985. Mr. Dalvi also serves on the boards of The Discovery Channel and E! Entertainment Television.

         Mr. Davis was elected to the Board of Directors of the Company in August 1995. Mr. Davis has served as President of Tribune Ventures, a development unit of Tribune Company, since February 1995. From August 1992 to February 1995, he served as Senior Counsel for the Tribune Company. Previously, he was an attorney in private practice at Sidley & Austin. Mr. Davis also serves on the board of Excite, Inc.

         Mr. Dooley was elected to the Board of Directors of the Company in April 1995. Mr. Dooley was appointed a Director and Deputy Chairman of Viacom Inc. ("Viacom") in January 1996 and has been an executive officer of Viacom since 1987 In March 1994, he was elected Executive Vice President - Finance, Corporate Development and Communications of Viacom. From July 1992 to March 1994, Mr. Dooley served as Senior Vice President, Corporate Development of Viacom. From August 1993 to March 1994, he also served as President, Interactive Television. In December 1990, Mr. Dooley was named Vice President, Finance of Viacom, and he served as Viacom's Vice President and Treasurer from 1987 to 1994. Mr. Dooley joined Viacom International, Inc. in 1980 in the corporate finance area and has held various positions in the corporate and divisional finance areas.

         Mr. Doyle was elected to the Board of Directors of the Company in April 1990. Since April 1992, Mr. Doyle has been the president of his own consulting company, Doyle Consulting. From 1986 to April 1992, Mr. Doyle was a founding partner of The Verity Group, a market research company.

From 1971 to 1986, Mr. Doyle served as President and Chairman of the Board of Pioneer Electronic Corp. (USA). During that time he also served two terms as Chairman of the Board of the Consumer Electronics Division and also was a member of the Board of Governors of the Electronics Industry Association.

         Mr. Goddard was elected to the Board of Directors of the Company in May 1994. Since January 1997, Mr. Goddard has been a self-employed consultant. Mr. Goddard was a consultant for Viacom International, Inc. from August 1996 to January 1997. From 1980 to 1996, Mr. Goddard served as President and Chief Executive Officer of the cable division of Viacom International Inc. Mr. Goddard has served as a director of TCI Satellite Entertainment, Inc. since December 1996.

         Mr. Horowitz was elected to the Board of Directors of the Company in November 1993. Mr. Horowitz is Executive Vice President-Advanced Development at Citicorp, with global responsibility for incorporating electronic interactive delivery into product lines and customer distribution systems. Prior to joining Citicorp in January 1997, Mr. Horowitz was Senior Vice President-Technology at Viacom Inc. and Chairman and Chief Executive Officer of Viacom Interactive Media from 1989 to 1994. He was also a member of the Viacom Executive Committee. From 1974 to 1989, Mr. Horowitz held senior management positions with Home Box Office
(HBO), a subsidiary of Time Warner, Inc. Mr. Horowitz has served as a director of Ariel Corporation since May 1995.

         Mr. Meyer was elected to the Board of Directors of the Company in February 1996. Since joining Thomson Consumer Electronics, Inc., a wholly-owned subsidiary of THOMSON multimedia S.A., in 1988, Mr. Meyer has served as Executive Vice President Marketing and Sales-Americas. Prior to his current position, Mr. Meyer served as Senior Vice President, Product Management for three years. Before that, he was Senior Vice President, TV Division-Americas. Mr. Meyer also serves on the board of directors of THOMSON/Sun Interactive Alliance.

         Mr. Thibon was elected to the Board of Directors of the Company in February 1996. Mr. Thibon has served as Vice President Corporate Business Development for THOMSON multimedia S.A. since February 1997, after serving as General Manager Strategic Alliances since March 1995. From 1987 to February 1995, Mr. Thibon served as Manager, General Manager and Deputy Director and then Major Financial Accounts Director for France Telecom, a supplier in France of telephone communications. Mr. Thibon also serves on the board of directors of THOMSON-LCD S.A.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely in its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all executive officers and directors of the Company complied with all applicable filing requirements.

ITEM 11. EXECUTIVE COMPENSATION

                           Summary Compensation Table

         The following Summary Compensation Table sets forth certain information regarding the compensation during the periods indicated of the Chief Executive
Officer of the Company and the next four most highly compensated executive officers of the Company during the 1996 fiscal year (the "Named Executive
Officers"):

                                                                                              Long-Term
                                                                                             Compensation
                                                                                                Awards
                                                                                             ------------
                                                                                 Other        Securities     All Other
                                 Fiscal                                          Annual       Underlying      Compen-
Name and Principal Position      Year(1)              Salary        Bonus(2)  Compensation     Options(#)     sation(3)
---------------------------      -------              ------        --------  ------------     ----------     ---------
Larry W. Wangberg(4)                1996             $519,000      $911,400    $       --               --      $13,874
   Chairman of the Board and        1995              437,500       300,000     545,118(5)         800,000           --
   Chief Executive Officer    Transition 1994             --             --            --               --           --
                                    1994                  --             --            --               --           --

Martin W. Henkel                    1996              234,723       121,599     492,673(6)              --        7,238
  Executive Vice President,         1995              243,648       100,000     246,337(6)          40,000        7,238
  Chief Financial Officer     Transition 1994         102,053       100,000     211,146(6)              --        3,480
  and Director                      1994              210,366        88,440     312,590(6)          15,000        6,960

Brian L. Klosterman(7)              1996              240,000       494,000            --               --       12,000
  President and Chief               1995              173,360       120,000            --          150,000        6,960
  Operating Officer and        Transition 1994         79,336        38,162            --               --        3,480
  Director                          1994              140,004        38,000      50,099(5)              --        6,960

Kenneth A. Milnes                   1996              169,199        25,403            --           20,000           --
  Vice President,                   1995              133,793        19,035            --           40,000           --
  Engineering                  Transition 1994         63,225        22,047            --              --            --
                                    1994              115,008            --            --              --            --

Jonathan B. Orlick (8)              1996              160,244        63,457      77,579(5)          30,000           --
  Vice President,                   1995                   --            --            --              --            --
  Intellectual                 Transition 1994             --            --            --              --            --
  Property and General              1994                   --            --            --              --            --
  Counsel                                                  --            --            --              --            --


(1) "1996" refers to the fiscal year ended December 31, 1996. "1995" refers to the fiscal year ended December 31, 1995. In September 1994, the Board of Directors approved a change to the Company's operating fiscal year from a fiscal year ending June 30 to a fiscal year ending December
         31. In connection with this change, the Company filed a transition report on Form 10 -K with the Commission covering the period from July 1, 1994 to December 31, 1994 (the "Transition Period"). "Transition 1994" refers to the Transition Period. "1994" refers to the fiscal year ended June 30, 1994.

(2) Represents bonuses paid during the respective calendar years from January 1 to December 31 to each of the Named Executive Officers.

(3) Represents car allowances paid during 1996, 1995, Transition 1994 and 1994 to each of the Named Executive Officers.

                                       41

(4) Mr. Wangberg joined the Company in February 1995 and became the Chairman of the Board of Directors and Chief Executive Officer in April 1996.

(5) Represents compensation to defray the costs of relocating to the Company's geographic area.

(6) Amount represents additional compensation and reimbursement of income tax liabilities related to the exercise of stock options originally granted in November 1991.

(7) Mr. Klosterman became the Company's President and Chief Operating Officer and a member of the Board of Directors in April 1996.

(8) Mr. Orlick joined the Company in January 1996 as Vice President, Intellectual Property and became General Counsel in June 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides information concerning each grant of options to purchase the Company's Common Stock made during the fiscal year ended
December 31, 1996 to the Named Executive Officers:

                                                                                              Potential Realizable
                                                                                              Value Minus Exercise
                          Individual Grants                                                 Price at Assumed Annual
                         ------------------                                                   Rates of Stock Price
                              Number of          % of Total        Exercise                 Appreciation for Option
                             Securities        Options Granted    Price Per                         Term(1)
                         Underlying Options    to Employees in   Share ($/sh)  Expiration   ------------------------
          Name               Granted(#)          Fiscal Year      (2)(3)(4)       Date          5%           10%
          ----               ----------          -----------      ---------       ----          --           ---
 Larry W. Wangberg               --                  --               --           --
 Martin W. Henkel                --                  --               --           --
 Brian L. Klosterman             --                  --               --           --
 Kenneth A. Milnes             20,000                6.2%          $6.625       08/01/06       $ 85,729     $226,183
 Jonathan B. Orlick            30,000                9.3            7.00        02/01/06        135,872      358,479

(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth.

(2) All options shown granted in fiscal 1996 become exercisable as to 1/48th of the shares subject to the option exercisable each month provided that the option may not be exercised for one year following the vesting commencement date. Under the 1989 Stock Incentive Program, the Board of Directors retains the discretion to modify the terms, including the price of outstanding options.

(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing sales price of the Common Stock on The Nasdaq National Market on the date of grant.

(4) Exercise price may be paid in cash, promissory note, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

                           AGGREGATED OPTION EXERCISES
              IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The  following  table  sets forth  certain  information  regarding  the exercise  of stock  options by the Named  Executive  Officers in the fiscal year
December 31, 1996 and the value of stock options held as of December 31, 1996 by such individuals.
                                                         Number of Securities Underlying        Value of Unexercised
                                  Shares                      Unexercised Options at          In-the-Money Options at
                                 Acquired                      December 31, 1996(#)           December 31, 1996 ($)(1)
                                   on          Value           --------------------           -----------------------
                                Exercise     Realized
             Name                  (#)        ($)(1)      Exercisable     Unexercisable     Exercisable    Unexercisable
             ----                  ---        ------      -----------     ------------      -----------    -------------
Larry W. Wangberg                     --    $      --        366,666            433,334        $779,165        $920,835
Martin W. Henkel                  13,333       43,332         22,395             32,605          63,644         171,356
Brian L. Klosterman                   --           --        105,625            111,042         380,541         655,710
Kenneth A. Milnes                 17,500       67,500         24,859             48,474         138,269         231,729
Jonathan B. Orlick                    --           --             --             30,000              --          71,250

(1) Market value of the Company's Common Stock at the exercise date or December 31, 1996, as the case may be, minus the exercise price.

Employment Contracts and Change-In-Control Arrangements

         The Company has entered into employment agreements with Martin W. Henkel, dated November 30, 1995, Brian L. Klosterman, dated December 21, 1995, Kenneth A. Milnes, dated March 13, 1996, and Jonathan B. Orlick, dated June 1, 1996 (collectively the "Employees"). Pursuant to said employment agreements, Messrs. Henkel, Klosterman, Milnes, and Orlick are paid monthly base salaries of $20,266, $20,000, $11,250, and $15,000, respectively. The foregoing salaries may be increased by the Board of Directors from time to time. The foregoing salaries are also subject to annual cost of living increases, with the exception of Mr. Orlick, whose monthly base salary is subject to adjustment on the basis of an annual merit review and whose first merit increase shall be retroactive to June 1, 1996. Each of the Employees is eligible to participate in the Company's employee benefit plans and executive compensation programs.

         In addition, each of the Employees is entitled to periodic bonuses at the discretion of the Board of Directors under the Company's Executive Bonus Plan, with Mr. Klosterman guaranteed an annual bonus equal to a minimum of 50% of his annual base salary for each full year of employment under his employment agreement. Mr. Klosterman is also entitled to an auto allowance of $1,000 per month during the term of his employment agreement.

         In connection with his June 1, 1996 employment agreement, Mr. Orlick received a one-time relocation assistance allowance of $25,000 in connection with the close of escrow on his personal residence.

         The terms of the existing employment agreements continue until the earlier to occur of (i) December 1, 1998 for Mr. Henkel, December 20, 1998 for Mr. Klosterman, March 12, 1998 for Mr. Milnes, and October 1, 1998 for Mr. Orlick, or (ii) "Involuntary Termination" or "Constructive Termination" by the Company or until voluntarily terminated by the Employee. "Involuntary Termination" means termination by the Company, including upon death or disability of the Employee, for any reason other than cause, and "Constructive Termination" means a material reduction in salary or benefits, a material change in responsibilities, a requirement to relocate beyond a specified distance, or subjection to unreasonable or illegal working conditions.

         Upon Involuntary Termination, Constructive Termination, or termination of an Employee upon a "Change in Control" of the Company (as defined below), (i) Messrs. Henkel and Klosterman are entitled to a lump-sum severance payment equal to each Employee's respective remaining base salary and fees for the contract period, but in no event less than 100% of each Employee's respective annual base salary and fees, and up to one year of Company-paid group health and life insurance coverage, (ii) Mr. Milnes is entitled to a lump-sum severance payment equal to his remaining base salary for the contract period, but in no event less than 100% of his annual base salary and fees, and up to one year of Company-paid group health and life insurance coverage, and (iii) Mr. Orlick is entitled to a lump-sum severance payment equal to his annual base salary then in effect and up to one year of Company-paid group health and life insurance coverage. Upon voluntary termination by Mr. Henkel, he is entitled to a lump-sum equivalent to 50% of the lump-sum referred to in the previous sentence for him and up to 16 months of Company-paid group health and life insurance coverage. In addition, except with respect to Mr. Orlick, upon Involuntary Termination or a Change in Control, the stock options outstanding prior to the execution of the employment agreements and granted during the term of such employment agreements held by the Employees shall become fully vested and immediately exercisable. "Change in Control" is defined to mean: (i) the acquisition of securities of the Company representing 40% or more of the total voting power of the Company's then-outstanding securities except pursuant to a negotiated agreement with the Company and the purchase of such securities from the Company, (ii) a change in the composition of the Board of Directors displacing a majority of those directors incumbent, elected or nominated for election as of the date of the employment agreement, (iii) the approval by the shareholders of the Company of a merger of the Company with any other corporation after which the shareholders own less than 50% of the voting securities of the surviving corporation or (iv) the approval by the shareholders of the Company of the liquidation or sale of substantially all of the Company's assets.

         Pursuant to their existing employment agreements, each of the Employees has agreed that, during his employment and for a period of 12 months after voluntary termination, the Employee will not own, control or manage or become affiliated with or permit his name to be used in connection with any business or enterprise that is or expects to become directly competitive with any business conducted by the Company.

         On February 2, 1995, the Company entered into an employment agreement with Larry W. Wangberg, under which Mr. Wangberg serves as the Chief Executive Officer of the Company and is paid a monthly base salary of $43,250. In addition, Mr. Wangberg is entitled to receive an annual bonus of up to eighty percent (80%) of his base salary, provided, however, that Mr. Wangberg shall receive a minimum annual bonus of $200,000. In 1996, Mr. Wangberg received a cash bonus of $500,000 pursuant to his employment agreement which provides for the payment of such bonus at the time the Company raises at least $20,000,000 in financing subsequent to said agreement. The bonus was payable as a result of the Company raising approximately $30,000,000 subsequent to said agreement. The foregoing base salary may be increased by the Board of Directors from time to time and is subject to annual cost of living increases. Mr. Wangberg also is eligible to participate in the Company's employee benefit plans and executive compensation programs.

         The Company granted Mr. Wangberg an option to purchase 500,000 shares of the Company's Common Stock under the 1989 Stock Incentive Program at a price per share of $7.25 equal to the fair market value of the Company's Common Stock. In addition, the Company also granted Mr. Wangberg an option to purchase 300,000 shares of the Company's Common Stock under the 1989 Stock Incentive Program at a price per share of $7.25 equal to the fair market value of the Company's Common Stock, provided, however, that such option shall become immediately exercisable when the Company achieves certain performance milestones.

         Mr. Wangberg's February 2, 1995 employment agreement continues until the earlier of (i) January 31, 2001, or (ii) "Involuntary Termination" or "Constructive Termination" by the Company or until voluntarily terminated by Mr. Wangberg. "Involuntary Termination" is defined to mean termination by the Company, including upon death or disability of Mr. Wangberg, for any reason other than cause, and "Constructive Termination" is defined to mean a material reduction in salary or benefits, a material change in responsibilities, a requirement to relocate beyond a specified distance, or subjection to unreasonable or illegal working conditions. Upon Involuntary Termination, Constructive Termination, or termination of an Employee upon a "Change in Control" of the Company (as defined below), Mr. Wangberg is entitled to (i) a lump-sum severance payment equal to his remaining base salary and fees for the contract period (in no event less than 200% of his annual base salary and fees), and (ii) up to two years of Company-paid group health and life insurance coverage. Upon voluntary termination, Mr. Wangberg is entitled to (i) a lump sum equivalent to 100% of the lump sum referred to in the previous sentence, and
(ii) up to 12 months of Company-paid group health and life insurance coverage. In addition, upon Involuntary Termination, the stock options outstanding prior to the execution of the employment agreement and granted during the term of such employment agreement held by Mr. Wangberg shall become fully vested and immediately exercisable. "Change in Control" is defined to mean: (i) the acquisition of securities of the Company representing 40% or more of the total voting power of the Company's then-outstanding securities except pursuant to a negotiated agreement with the Company and the purchase of such securities from the Company, (ii) a change in the composition of the Board of Directors displacing a majority of those directors incumbent, elected or nominated for election as of the date of the employment agreement, (iii) the approval by the shareholders of the Company of a merger of the Company with any other corporation after which the shareholders own less than 50% of the voting securities of the surviving corporation or (iv) the approval by the shareholders of the Company of the liquidation or sale of substantially all of the Company's assets.

         Pursuant to the February 2, 1995 employment agreement, Mr. Wangberg has agreed that, during his employment and for a period of 12 months after voluntary termination, he will not own, control or manage or become affiliated with or permit his name to be used in connection with any business or enterprise that is or expects to become directly competitive with any business conducted by the Company.

         Effect of Gemstar Merger on Employment Agreements

         Severance Provisions. Each existing employment agreement between the Company and the executives contains provisions for lump sum severance payments that will be triggered by the Merger. In the case of Messrs. Wangberg, Klosterman and Henkel, upon consummation of the Merger, the Company will make a lump sum payment equal to the executive's base salary, car allowance and guaranteed bonus for the remaining term of the prior employment agreement, less applicable withholding. The lump sum payments are expected to total approximately $3,385,164, approximately $678,090 and approximately $636,437 for Messrs. Wangberg, Klosterman and Henkel, respectively. In the case of Messrs. Milnes and Orlick, such lump sum cash payment shall be equal to one year of each Employee's respective current base salary, less applicable withholdings and are expected to total approximately $190,000 and approximately $180,000, respectively, for Messrs. Milnes and Orlick. In addition, the severance provisions of the employment agreements provide that each Employee's stock options will accelerate in accordance with the terms of such Employee's prior employment agreement. As of March 15, 1997, the number of options subject to acceleration pursuant to the severance provisions of each executive's existing employment agreement are 383,334, 99,792, 30,313, 47,917 and 21,875 for Messrs. Wangberg, Klosterman, Henkel, Milnes and Orlick, respectively. Furthermore, if the benefits to which the executive is entitled pursuant to the severance provisions or otherwise give rise to an excise tax as a result of the application of Section 4999 of the Code, the Company must pay the executive an amount sufficient to put the executive in the same after-tax position that such executive would have been in had such executive not been required to pay the excise tax.

         In connection with the existing employment agreements of Messrs. Wangberg and Klosterman and pursuant to two separate letter agreements entered into at the request of the Company and dated as of December 23, 1996, by and among the Company and Mr. Wangberg and Mr. Klosterman, Messrs. Wangberg and Klosterman have agreed to accept from the Company in 1996 certain lump sum cash payments (the "Accelerated Payments") to which they are entitled under their respective prior employment agreements. Messrs. Wangberg and Klosterman received Accelerated Payments of $100,000 and $350,000, respectively, and the amount of such Accelerated Payments will be deducted from the lump sum severance payments to which each of Messrs. Wangberg and Klosterman are entitled upon the closing of the Merger. In the event the Merger is not consummated after such payments have been made, each of Messrs. Wangberg and Klosterman, as the case may be, have agreed to use reasonable efforts in seeking any available refund or reduction in tax liability relating to the Accelerated Payments. In the event that Mr. Wangberg or Mr. Klosterman, as the case may be, receives a refund or realizes a reduction to his tax liability with respect to the Accelerated Payments, Mr. Wangberg or Mr. Klosterman shall reimburse the Company in the amount of such refund or reduction in tax liability. Whether or not the Merger is consummated, in the event Mr. Wangberg or Mr. Klosterman, as the case may be, becomes liable for any taxes as a result of the Accelerated Payments being paid that would not have been payable had such payments been made immediately after consummation of the Merger, or as a result of any payment made by Mr. Wangberg or Mr. Klosterman, as the case may be, to the Company pursuant to the letter agreement, the Company will indemnify Mr. Wangberg or Mr. Klosterman, as the case may be, on an after-tax basis so as to make such executive whole with respect to any tax liability.

         On December 23, 1996, in connection with the Merger, the Company entered into new employment agreements with each of Larry W. Wangberg, Martin W. Henkel, Brian L. Klosterman, Kenneth A. Milnes, and Jonathan B. Orlick (the "Executive Employment Agreements"). Each Executive Employment Agreement will become effective only upon the consummation of the Merger (the "Effective Time") and the Executive Employment Agreements provide for the employment of such persons for a period (the "Employment Period") of one year for Mr. Milnes, two years for Messrs. Wangberg and Orlick, three years for Mr. Klosterman and six months for Mr. Henkel. The Executive Employment Agreements acknowledge the Company's obligations to make lump sum severance payments pursuant to the terms of each Executive's prior employment agreement upon the closing of the Merger.

         Termination Provisions. Each of the Executive Employment Agreements provides that the Employment Period shall terminate automatically upon the death of the executive or for disability if, in the sole opinion of the Company 's Board and subject to certain conditions, the Employee is prevented from properly performing his duties by reason of any physical or mental incapacity. If the Employee is terminated for disability, the Company shall be required to pay the Employee's annual salary (or monthly salary, in the case of Mr. Henkel) up through the last day of the month in which the Company's Board determines that the Employee is disabled. In the event of the death of the Employee, the Company shall pay to the executive's beneficiaries or estate the portion of the Employee's annual salary (or monthly salary, in the case of Mr. Henkel) payable by the Company through the end of the month in which death occurs. In addition, the Company may terminate the Employee's employment with or without Cause (as defined below). In the event that the termination is with Cause, the Company shall have no liability to Employee. If termination is without Cause, the Company shall pay a lump sum payment upon such termination of an amount equal to the remaining annual salary through the Employment Period, and thereafter, all obligations of the Company shall terminate; provided, however, in the cases of Messrs. Klosterman, Milnes and Orlick, the Company shall pay Mr. Klosterman, Mr. Orlick, or Mr. Milnes, as the case may be, an amount equal to the lesser of (x) such Employee's annual salary and (y) the remaining annual salary through the applicable Employment Period. In addition, the Klosterman Employment Agreement provides that upon termination of Mr. Klosterman's employment, Mr. Klosterman shall be entitled to receive a portion of the bonus to which he is entitled, on the date it would otherwise be payable, proportional to the period which Mr. Klosterman was employed compared to the period for which the bonus is paid. Under the Executive Employment Agreements, termination shall be for "Cause" if: (i) the Employee has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company or any affiliated company, or is charged with or convicted of a felony; (ii) the executive refuses or fails to act in accordance with any reasonable direction or order of the Company's Board; provided that the Company Board has given executive written notice of such refusal or failure and Employee fails to comply with such direction or order within thirty days after the date of such notice; or (iii) the Employee has engaged in any fraud, embezzlement, misappropriation or similar conduct against the Company.

         Noncompetition Provisions. Each of the Executive Employment Agreements provides that during the Employment Period the Employee will not (i) accept any other employment or (ii) engage in any other business activity that is competitive with, or places him in a competing position to that of, the Company or any affiliated company. In addition, subject to certain conditions, for a period of one year after the termination of the Employment Period, the Employee will not for himself or any third party, directly or indirectly, (i) divert or attempt to divert from the Company or any affiliated company any business of any kind in which it is engaged, including without limitation, the solicitation of or interference with any of its suppliers or customers; (ii) employ, solicit for employment, or recommend for employment and person employed by the Company, during the period of such person's employment by the Company and for one year thereafter; or (iii) engage in any business activity that is competitive with the Company; provided that in no event shall the executive engage in such competitive activities during the period which he continues to receive payments pursuant to the termination provisions of the applicable Executive Employment Agreement. For the purposes of the Executive Employment Agreements, "competitive activities" is defined as business activities that are directly competitive with any existing or presently planned business of the Company on the date of termination, which activity constitutes or is anticipated to constitute more than 15% of the revenues of the Company.

         Wangberg Employment Agreement. Mr. Wangberg's December 23, 1996 employment agreement ("Wangberg Employment Agreement") provides that the Company will employ Mr. Wangberg on a part time basis for the Employment Period commencing at the Effective Time and ending the earlier of (i) two years following the date of the Effective Time (the "Term Date") and (ii) the date of termination otherwise in accordance with the terms of the Wangberg Employment Agreement. The scope of Mr. Wangberg's employment will be determined by the Company's Board and Mr. Wangberg has agreed to devote to the Company a total of four normal work days per month throughout the period of the agreement. Mr. Wangberg's employment will be automatically renewed for an additional one year period on the Term Date and on each anniversary thereof unless either party gives written notice to the other party that the employment is to be terminated. Mr. Wangberg's annual salary under the Wangberg Employment Agreement shall be $120,000 a year. In addition, Mr. Wangberg shall be eligible for benefits made available generally to other employees of the company.

         Klosterman Employment Agreement. Mr. Klosterman's December 23, 1996 employment agreement ("Klosterman Employment Agreement") provides that the Company will employ Mr. Klosterman as President commencing at the Effective Time and ending the earlier of (i) three years following the date of the Effective Time (the "Term Date") and (ii) the date of termination otherwise in accordance with the terms of the Klosterman Employment Agreement. Mr. Klosterman's employment will be automatically renewed for an additional one year period on the Term Date and on each anniversary thereof unless either party gives written notice to the other party that the employment is to be terminated. Mr. Klosterman's annual salary under the Klosterman Employment Agreement shall be $240,000 a year. In addition Mr. Klosterman shall be eligible to receive, in the discretion of the Company's Board, an annual performance bonus (or other special bonuses), in such amounts as determined by the Company's

Board in its sole and absolute discretion, but not less than 50% of Mr. Klosterman's current base salary. Mr. Klosterman will also be eligible for benefits made available generally to other employees of the Company. Upon the Effective Time, the Company will grant to Mr. Klosterman a nonqualified stock option under Gemstar's 1994 Stock Incentive Plan to purchase 100,000 shares of Gemstar Ordinary Shares at a price per share equal to the fair market value of Gemstar Ordinary Shares at the Effective Time. Such option shall become fully exercisable upon a Change of Control, which shall be deemed to have occurred if
(i) there shall be consummated (x) any consolidation or merger of Gemstar in which Gemstar is not the continuing or surviving corporation or pursuant to which shares of Gemstar's Ordinary Shares would be converted into cash, securities or other property, other than a merger of Gemstar in which the holders of Gemstar's Ordinary Shares immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (y) any reverse merger in which Gemstar is the continuing or surviving corporation but in which securities possessing more than 51% if the total combined voting power of Gemstar's outstanding securities are transferred to a person or persons different from those who hold such securities immediately prior to the merger, or (z) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) or all, or substantially all, of the assets of Gemstar or (ii) the members of Gemstar approve a plan or proposal for the liquidation or dissolution of Gemstar.

         Henkel Employment Agreement. Mr. Henkel's December 23, 1996 employment agreement ("Henkel Employment Agreement") provides that the Company will employ Mr. Henkel commencing at the Effective Time and ending the earlier of (i) six months following the date of the Effective Time (the "Term Date") and (ii) the date of termination otherwise in accordance with the terms of the Henkel Employment Agreement. Mr. Henkel's employment will be automatically renewed for an additional six-month period on the Term Date and on each anniversary thereof unless either party gives notice to the other party that the employment is to be terminated. The scope of Mr. Henkel's employment will be determined by the Company's Board and Mr. Henkel has agreed to devote to the Company a total of ten normal work days per month throughout the period of the agreement. During the Employment Period and commencing immediately upon the Effective Time, Mr. Henkel shall be entitled to a paid sabbatical of two months duration pursuant to the terms of the Company's Sabbatical Program at full salary (based on Mr. Henkel's salary then in effect on the Effective Date of the merger). Following the sabbatical, Mr. Henkel shall be paid a monthly salary of $10,000. In addition, Mr. Henkel shall be eligible for benefits made available generally to other employees of the Company.

         Milnes Employment Agreement. Mr. Milnes' December 23, 1996 employment agreement ("Milnes Employment Agreement") provides that the Company will employ Mr. Milnes commencing at the Effective Time and ending the earlier of (i) one year following the date of the Effective Time (the "Term Date") and (ii) the date of termination otherwise in accordance with the terms of the Milnes Employment Agreement. The scope of Mr. Milnes' employment will be determined by the Company's Board. Mr. Milnes' employment will be automatically renewed for an additional one year period on the Term Date and on each anniversary thereof unless either party gives notice to the other party that the employment is to be terminated at least 90 days prior to the Term Date. Mr. Milnes' annual salary under the Milnes Employment Agreement shall be $190,000 a year. In addition, Mr. Milnes shall be eligible for benefits made available generally to other employees of the Company. Upon the Effective Time, the Company shall grant to the executive a nonqualified stock option under Gemstar's 1994 Stock Incentive Plan to purchase 30,000 shares of Gemstar Ordinary Shares at a price per share equal to the fair market value of the Gemstar Ordinary Shares at the Effective Time. Mr. Milnes will also be eligible to receive, in the sole and absolute discretion of the Company's Board, an annual bonus in such amount as determined by the Company's Board.

         Orlick Employment Agreement. Mr. Orlick's December 23, 1996 employment agreement ("Orlick Employment Agreement") provides that the Company will employ Mr. Orlick commencing at the Effective Time and ending the earlier of (i) two years following the date of the Effective Time (the "Term Date") and (ii) the date of termination otherwise in accordance with the terms of the Orlick Employment Agreement. The scope of Mr. Orlick's employment will be determined by the Company's Board. Mr. Orlick's employment will be automatically renewed for an additional one year period on the Term Date and on each anniversary thereof unless either party gives notice to the other party that the employment is to be terminated at least 90 days prior to the Term Date. Mr. Orlick's annual salary under the Orlick Employment Agreement shall be $180,000 a year. In addition, Mr. Orlick shall receive an automobile allowance of $750 per month and shall be eligible for benefits made available generally to other employees of the Company. Upon the Effective Time, the Company shall grant to the executive a nonqualified stock option under Gemstar's 1994 Stock Incentive Plan to purchase 30,000 shares of Gemstar Ordinary Shares at a price per share equal to the fair market value of the Gemstar Ordinary Shares at the Effective Time. Mr. Orlick will also be eligible to receive, in the sole and absolute discretion of the Company's Board, an annual bonus in such amount as determined by the Company's Board.

Compensation of Directors

         Each non-employee director of the Company receives a fee of $5,000 per calendar year, $1,000 for each meeting attended, and $500 for each telephonic meeting of the Company's Board of Directors. Additionally, each non-employee director receives a fee of $500 for each committee meeting of the Company's Board of Directors attended. Fees are only paid to those non-employee directors who can accept such compensation on their own behalf rather than on behalf of their respective corporations. During the last fiscal year, Messrs. John F.
Doyle and James E. Meyer received such compensation. Directors are also reimbursed for certain expenses in connection with attendance at board and committee meetings.

         The Company's 1989 Stock Incentive Program provides for the non-discretionary automatic grant of an option to purchase 10,000 shares of Common Stock to each non-employee director of the Company on the date of each Annual Meeting of Shareholders. Each new director who becomes a director within six months after an Annual Meeting of Shareholders is automatically granted an option to purchase 10,000 shares upon the date on which such person first becomes a director. Options granted to directors have an exercise price equal to the fair market value as of the date of grant and vest at a rate of 1/12th per calendar month following the date of grant during the period the optionee remains a director of the Company. On May 16, 1996, each of the non-employee directors, Messrs. Jack C. Clifford, Ajit M. Dalvi, Donn M. Davis, Thomas E. Dooley, John F. Doyle, John W. Goddard, Edward D. Horowitz, James E. Meyer and Jacques Thibon was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $6.75 per share.

         The Company has an agreement dated December 1, 1993 with Mr. Doyle to provide marketing support, consultation and market research to the Company. Under the terms of the agreement, Mr. Doyle is required to provide the Company with not less than an average of 48 hours per month and reports to the Chief Executive Officer of the Company on the progress of such consulting arrangement on a monthly basis. Pursuant to the agreement, Mr. Doyle is paid a monthly consulting fee of $7,490 for the period beginning December 1, 1993 and ending December 1, 1998, subject to adjustments every twelfth month during such period based on the consumer price index plus 2%. Pursuant to the agreement, Mr. Doyle received consulting fees in the amount of $98,904 during 1996. In addition, the Company reimburses Mr. Doyle for all pre-approved out-of-pocket expenses and travel expenses incurred during the term of the agreement. The terms of the consulting agreement continue for the period described above unless terminated earlier upon: (i) good faith determination by the Company of the failure of Mr. Doyle to perform his services under the agreement, (ii) death or disability of Mr. Doyle, and (iii) with 30 days' prior notice. As part of the consulting arrangement, Mr. Doyle has entered into an agreement with the Company not to disclose to any third parties information obtained by him concerning inventions, trademarks and confidential information of the Company.

         Pursuant to an employment agreement dated December 1, 1994, Mr. Michael
W. Faber was paid a monthly base salary of $32,910 until his date of retirement from the Company's Board of Directors on April 18, 1996. As a result of his voluntary termination after ten years of service to the Company and pursuant to the agreement, Mr. Faber received a lump-sum cash payment of approximately $571,123 in 1996 and up to 16 months of Company-paid group health and life insurance coverage. Pursuant to the employment agreement, Mr. Faber agreed that for a period of 12 months after his voluntary termination, he will not own, control or manage or become affiliated with or permit his name to be used in connection with any business or enterprise that is or expects to become directly competitive with any business conducted by the Company.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee consists of directors Davis (Chairman), Doyle (Vice Chairman) and Dooley. Mr. Wangberg, who is Chairman of the Board of Directors and Chief Executive Officer of the Company, participates in the discussions and decisions regarding salaries and incentive compensation for all employees and consultants to the Company, except that Mr. Wangberg is excluded from discussions regarding his own salary and incentive compensation.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth, as of February 18, 1997, the number and percentage of outstanding StarSight Common Stock owned beneficially by each person known by the Company to own beneficially more than 5% of the outstanding StarSight Common Stock by each director and by each Named Executive Officer of the Company and by the executive officers and directors as a group.

                                                   Common Stock     Approximate
       Five Percent Shareholders, Directors        Beneficially     Percentage
         and Certain Executive Officers               Owned          Owned (1)
         ------------------------------               -----          ---------

 Viacom International Inc. (2)                       5,684,158          22.2%
   1515 Broadway
   New York, NY 10036
 THOMSON multimedia S.A.(3)                          5,333,333          19.3
   9 Place des Vosges
   92050 Paris la Defense
   Cedex, France
 Gemstar International Group Limited (4)             5,276,034          17.1
   125 North Los Robles Avenue, Suite 800
   Pasadena, California  91101
 Cox Communications, Inc.(5)                         2,166,647           8.5
   1400 Lake Hearn Drive, N.E.
   Atlanta, GA 30319
 Massachusetts Financial Services Company(6)         1,382,000           5.4
   500 Boyleston Street, 15th Floor
   Boston, MA  02116
 Tribune Company(7)                                  1,122,518           4.4
   435 No. Michigan Avenue
   Chicago, IL 60611
 The Providence Journal Company(8)                     791,897           3.1
   75 Fountain Street
   Providence, RI 02902
 Thomas E. Dooley(9)                                 5,710,557          22.2
 James E. Meyer(10)                                  5,342,499          19.3
 Jacques Thibon(11)                                  5,342,499          19.3
 Ajit M. Dalvi(12)                                   2,205,813           8.6
 Donn M. Davis(13)                                   1,131,684           4.4
 Larry W. Wangberg(14)                                 433,333           1.7
 Martin W. Henkel(15)                                  214,048            *
 John F. Doyle(16)                                     139,164            *
 Brian L. Klosterman(17)                               123,562            *
 Jack C. Clifford(18)                                   39,166            *
 John W. Goddard(19)                                    36,501            *
 Kenneth A. Milnes(20)                                  29,916            *
 Edward D. Horowitz(21)                                 10,467            *
 Jonathan B. Orlick(22)                                  8,750            *
 All directors and executive officers
  as a group (14 persons)(23)                       20,748,793          72.8

*  Less than one percent

(1) Applicable percentage of ownership is based on 25,612,585 shares of the Company's Common Stock outstanding as of February 18, 1997, together with applicable options or warrants for such shareholder. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days after February 18, 1997 are deemed outstanding for computing the percentage ownership of the person or entity holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2) Reflects ownership as reported on Schedule 13D/A dated February 7, 1997 filed with the Commission by Viacom International, Inc. ("Viacom"). Includes (i) 4,475,814 shares of the Company's Common Stock held by Viacom, a wholly-owned subsidiary of Viacom, Inc., a company whose controlling shareholder is National Amusements Inc. ("NAI"); (ii) 1,124,176 shares of the Company's Common Stock held by Virgin Interactive Entertainment Inc., an affiliate of Viacom; and (iii) 97,498 shares of the Company's Common Stock issuable pursuant to options exercisable within 60 days after February 18, 1997 held by current or former employees of Viacom held for Viacom's benefit. Excludes (i) 36,500 shares of the Company's Common Stock held by Sumner
         M. Redstone, the controlling shareholder of NAI; and (ii) 3,334 shares of the Company's Common Stock issuable pursuant to options exercisable within 60 days after February 18, 1997 held by a former Viacom employee solely for such employee's benefit, as discussed in note (19) below.

(3) Reflects ownership as reported by THOMSON multimedia S.A. on a Schedule 13D filed with the Commission on March 8, 1996. Includes 2,000,000 shares of the Company's Common Stock subject to currently exercisable Warrants held by THOMSON. Excludes 18,332 shares issuable pursuant to options to acquire the Company's Common Stock held by Messrs. Meyer and Thibon exercisable within 60 day of February 18, 1997.

(4) Reflects ownership of an option to purchase 5,276,034 shares of the Company Stock Option as reported on Schedule 13D dated January 2, 1997 filed with the Commission by Gemstar. Represents Gemstar's beneficial ownership interest of the Company Stock Option which is exercisable within 60 days of February 18, 1997 pursuant to the Company Stock Option Agreement between the Company and Gemstar dated December 23, 1996. Gemstar may only exercise the Company Stock Option at any time after the termination of the Merger Agreement under certain circumstances.

(5) Reflects ownership as reported on (i) Schedule 13 D/A dated January 28, 1997 filed with the Commission by Cox Communications, Inc. ("CCI"),
         (ii) Schedule 13D/A dated January 28, 1997 filed with the Commission by Barbara Cox Anthony, and (iii) Schedule 13D/A dated January 28, 1997 filed with the Commission by Anne Cox Chambers. CCI, Cox Communications Holdings, Inc., Cox Holdings, Inc., and Cox Enterprises, Inc.
         (collectively the "Cox Corporations") are controlled by Anne Cox Chambers and Barbara Cox Anthony. The Cox Corporations and Mses.
         Chambers and Anthony may be deemed to have the power to vote and dispose of the 2,166,647 shares of the Company's Common Stock held by CCI. Excludes 39,166 shares of the Company's Common Stock issuable pursuant to options to acquire the Company's Common Stock held by Ajit M. Dalvi, an executive officer of CCI, exercisable within 60 days of February 18, 1997.

(6) Reflects ownership as reported on Schedule 13G dated February 11, 1997 filed with the Commission by Massachusetts Financial Services Company ("MFSC"). Such Schedule 13G indicates that MFSC has sole despositive power and sole voting power with respect to 1,382,000.

(7) Reflects ownership as reported on Schedule 13D dated February 21, 1996 filed with the Commission by Tribune Company ("Tribune"). Such Schedule 13D indicates that Tribune has sole despositive power and sole voting power with respect to 1,122,518 of such shares. Excludes 9,166 shares issuable pursuant to options to acquire the Company's Common Stock held by Mr. Davis exercisable within 60 days of February 18, 1997.

(8) Effective February 19, 1997, The Providence Journal Company was purchased by A.M. Belo Corporation ("A.H. Belo"). The Providence Journal Company will remain a wholly-owned subsidiary of A.H. Belo. Excludes 39,166 shares of the Company's Common Stock issuable pursuant to stock options held by Jack C. Clifford, a former executive officer of The Providence Journal Company, exercisable within 60 days after February 18, 1997.

(9) Includes 5,684,158 shares of the Company's Common Stock held and beneficially owned by Viacom or over which Viacom has voting power to which Mr. Dooley disclaims beneficial ownership and 19,166 shares subject to stock options held by Mr. Dooley for the benefit of Viacom exercisable within 60 days after February 18, 1997.

(10) Includes 5,333,333 shares of the Company's Common Stock held and beneficially owned by THOMSON to which Mr. Meyer disclaims beneficial ownership. Includes 9,166 shares of StarSight Common Stock issuable pursuant to stock options held by Mr. Meyer exercisable within 60 days after February 18, 1997.

(11) Includes 5,333,333 shares of the Company's Common Stock held and beneficially owned by THOMSON to which Mr. Thibon disclaims beneficial ownership. Includes 9,166 shares of the Company's Common Stock issuable pursuant to stock options held by Mr. Thibon exercisable within 60 days after February 18, 1997.

(12) Includes 2,166,647 shares of the Company's Common Stock held and beneficially owned by CCI to which Mr. Dalvi disclaims beneficial ownership. Represents 39,166 shares of the Company's Common Stock issuable pursuant to stock options held by Mr. Dalvi exercisable within 60 days after February 18, 1997.

(13) Includes 1,122,518 shares of the Company's Common Stock held and beneficially owned by Tribune Company to which Mr. Davis disclaims beneficial ownership. Represents 9,166 shares of the Company's Common Stock issuable pursuant to stock options held by Mr. Davis exercisable within 60 days after February 18, 1997.

(14) Includes 433,333 shares of the Company's Common Stock issuable pursuant to stock options held by Mr. Wangberg exercisable within 60 days after February 18, 1997.

(15) Includes 187,069 shares of the Company's Common Stock held by the Henkel Family Trust TRUA December 24, 1992 over which Mr. Henkel has voting and investment power. Also includes 26,979 shares of StarSight Common Stock issuable pursuant to stock options held by Mr. Henkel exercisable within 60 days after February 18, 1997.

(16) Includes 83,166 shares of the Company's Common Stock issuable pursuant to stock options held by Mr. Doyle exercisable within 60 days after February 18, 1997.

(17) Includes 122,292 shares of the Company's Common Stock issuable pursuant to stock options held by Mr. Klosterman exercisable within 60 days after February 18, 1997.

(18) Excludes 791,897 shares of the Company's Common Stock held and beneficially owned by Providence Journal, to which Mr. Clifford disclaims beneficial ownership. As of February 28, 1997, Mr. Clifford resigned his position with The Providence Journal Company. Represents 39,166 shares of the Company's Common Stock issuable pursuant to stock options held by Mr. Clifford exercisable within 60 days after February 18, 1997.

(19) Includes 4,559,982 shares of the Company's Common Stock held and beneficially owned by Viacom or over which Viacom has voting power to which Mr. Goddard disclaims beneficial ownership and 25,833 shares subject to stock options held by Mr. Goddard for the benefit of Viacom. Includes 3,334 shares of the Company's Common Stock issuable pursuant to Stock Options held by Mr. Goddard exercisable within 60 days after February 18, 1997.

(20) Includes 21,666 shares of the Company's Common Stock issuable pursuant to stock options held by Mr. Milnes exercisable within 60 days after February 18, 1997.

(21) Excludes 4,559,982 shares of the Company's Common Stock held and beneficially owned by Viacom or over which Viacom has voting power to which Mr. Horowitz disclaims beneficial ownership and 52,499 shares subject to stock options held by Mr. Horowitz for the benefit of Viacom exercisable within 60 days after February 18, 1997.

(22) Includes 8,750 shares of the Company's Common Stock issuable pursuant to stock options held by Mr. Orlick exercisable within 60 days after February 18, 1997.

(23) Includes 851,603 shares of the Company's Common Stock issuable pursuant to options granted to executive officers and directors of StarSight exercisable within 60 days after February 18, 1997.

         Changes in Control

         On December 23, 1996, the Company and Gemstar agreed to merge pursuant to and subject to the terms and conditions of an Agreement and Plan of Merger between the Company, Gemstar, and G/S Acquisition Subsidiary ("Sub") dated as of December 23, 1996 (the "Merger Agreement"). Upon the closing of the proposed merger, Sub will merge with and into the Company, the outstanding common stock of Sub will become the outstanding common stock of the Company, and the Company will survive as a wholly owned subsidiary of Gemstar (the "Merger").

                  The Merger

         In connection with the Merger, (i) each share of the Company's Common Stock issued and outstanding as of the time the Merger becomes effective, which will occur upon the filing of a merger agreement and any other required documentation with the California Secretary of State (the "Effective Time"), will be converted into 0.6062 share (the "Exchange Ratio") of Gemstar Ordinary Shares; (ii) each stock option to purchase shares of the Company's Common Stock (the "Stock Options") outstanding immediately prior to the Effective Time under the Company's 1989 Stock Incentive Program (the "Stock Option Plan") which has not been exercised in accordance with its terms, will be assumed by Gemstar; and
(iii) each stock purchase warrant issued by the Company to purchase shares of the Company's Common Stock will in accordance with its terms, be adjusted to become exercisable for, or exchangeable for a new warrant on substantially the same terms.

         In connection with the Merger, the Company and Gemstar will each hold a special meeting of the holders of each entity's shares. At the Gemstar special meeting, the holders of Gemstar Ordinary Shares will be asked to approve the issuance of Ordinary Shares to the holders of the Company's Common Stock in connection with the Merger, and at the StarSight special meeting the holders of StarSight Common Stock will be asked to approve and adopt the Merger Agreement.

                 Related Agreements

         Employment Agreements. The Company has entered into employment agreements, each dated December 23, 1996, with Larry W. Wangberg, Brian L. Klosterman, Martin W. Henkel, Kenneth A. Milnes and Jonathan Orlick, and the following other employees of the Company: William Scharninghausen, Robert Russman, Daniel Donnelly and Michael Hopkins. Pursuant to said employment agreements, Messrs. Wangberg, Klosterman, Scharninghausen, Milnes, Orlick, Russman, Donnelly and Hopkins will be paid annual base salaries of $120,000, $240,000, $123,833, $190,000, $180,000, $150,960, $145,000 and $123,000,
respectively. Mr. Henkel will be paid $60,000, representing a $10,000 per month base salary for six months. All such employment agreements become effective at the Effective Time of the Merger and provide for the employment of such persons for a period ("Employment Period") of one year for Messrs. Scharninghausen, Milnes, Russman, Hopkins and Donnelly, two years for Messrs. Wangberg and Orlick, three years for Mr. Klosterman and six months for Mr. Henkel, unless, in each case, the employment agreement is otherwise terminated in accordance with its terms. For additional information regarding the employment agreements entered into with the Named Executive Officers, see "Item 11, EXECUTIVE COMPENSATION -- Effect of Gemstar Merger on Employment Agreements."

          StarSight Significant Shareholder Agreement. In connection with the Merger Agreement, certain significant shareholders of the Company (THOMSON multimedia S.A., Viacom International Inc. (formerly PVI Transmission, Inc.), Tribune Company, Virgin Interactive, Inc. (formerly Spelling Entertainment, Inc.), Cox Communications, Inc., and The Providence Journal Company
(collectively, the "StarSight Significant Shareholders")) entered into the Company Significant Shareholder Agreement, dated as of December 23, 1996 (the "Company Significant Shareholder Agreement"), with the Company and Gemstar pursuant to which the StarSight Significant Shareholders agreed to vote or cause to be voted all shares of capital stock of the Company owned of record, beneficially owned, held in any capacity by, or under control of, any such StarSight Significant Shareholder in favor of the Merger Agreement and the Merger and other transactions provided for or contemplated by the Merger Agreement and against any inconsistent proposals or transactions. As of the date of the StarSight Significant Shareholder Agreement, the StarSight Significant Shareholders own or have an interest in approximately 13,014,060 shares of the Company's Common Stock, representing approximately 51.0% of the outstanding Common Stock of the Company. In addition, the Company Significant Shareholder Agreement provides that during the period from the date of the Merger Agreement and continuing to the earlier of its termination or the Effective Time, the StarSight Significant Shareholders shall not, and shall not agree to, transfer, pledge or otherwise dispose of any of such shares or interests therein without the express written consent of Gemstar. The Company Significant Shareholder Agreement terminates on June 30, 1997 unless the Merger Agreement is terminated earlier or extended, in which case, the Company Significant Shareholder Agreement will terminate on the same date as the Merger Agreement.

         Gemstar Significant Shareholder Agreement. In connection with the Merger Agreement, certain significant shareholders of Gemstar (collectively, the "Gemstar Significant Shareholders") entered into the Parent Significant Shareholder Agreement, dated as of December 23, 1996 (the "Parent Significant Shareholder Agreement"), with the Company and Gemstar pursuant to which the Gemstar Significant Shareholders agreed to vote or cause to be voted all shares of Gemstar Ordinary Shares owned of record, beneficially owned, held in any capacity by, or under control of, any such Gemstar Significant

Shareholder in favor of the Merger Agreement and the Merger and other transactions provided for or contemplated by the Merger Agreement and against any inconsistent proposals or transactions. As of the date of the Parent Significant Shareholder Agreement, the Gemstar Significant Shareholders own or have an interest in approximately 16,761,722 shares of Gemstar Ordinary Shares, representing approximately 53.6% of the outstanding Gemstar Ordinary Shares. In addition, the Parent Significant Shareholder Agreement includes similar limitations and obligations of the parties to those described above in connection with the Company Significant Shareholder Agreement.

         Company Option Agreement. Concurrently with the execution of the Merger Agreement, the Company and Gemstar entered into a Company Option Agreement, dated as of December 23, 1996 (the "Company Option Agreement"), pursuant to which the Company granted Gemstar an irrevocable option to purchase up to 5,276,034 shares of the Company's Common Stock at a purchase price of $10.46 per share (the "Company Stock Option"). The Company Stock Option is exercisable, in whole or in part, at any time and from time to time following the occurrence of a Company Purchase Event (as defined below) and prior to termination of the Company Option Agreement. A "Company Purchase Event" means any termination of the Merger Agreement pursuant to Section 7.1(h), (j) or (l) thereof. The Company Stock Option will terminate and be of no further force and effect upon the earliest to occur of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the later to occur of (a) June 23, 1998, (b) the closing date of any Company Takeover Proposal (as such term is defined in the Merger Agreement) plus 30 days, or (iii) the payment by the Company and the receipt by Gemstar of the Company Termination Fee of $15,000,000. Gemstar will receive certain demand and piggyback registration rights in connection with the exercise of the Company Stock Option which rights are effective for up to three years thereafter. In the alternative, should a Company Purchase Event occur, Gemstar or Sub may elect to have the shares acquired in connection with the Company Stock Option repurchased by the Company

         Parent Option Agreement. Concurrently with the execution of the Merger Agreement, the Company and Gemstar entered into a Parent Option Agreement, dated as of December 23, 1996 (the "Parent Option Agreement," together with the Company Option Agreement, the "Stock Option Agreements"), pursuant to which Gemstar granted the Company an irrevocable option to purchase up to 6,341,824 shares of Gemstar Ordinary Shares at a purchase price of $17.25 per share (the "Parent Stock Option"). The Parent Stock Option is exercisable, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below) and prior to termination of the Parent Option Agreement. A "Purchase Event" means any termination of the Merger Agreement pursuant to Section 7.1(i), (k) or (m) thereof. The Parent Stock Option will terminate and be of no further force and effect upon the earliest to occur of
(i) the consummation of the transactions  contemplated by the Merger  Agreement,
(ii) the later to occur of (a) June 23, 1998, (b) the closing date of any Parent Takeover Proposal (as such term is defined in the Merger Agreement) plus 30 days, or (iii) the payment by Gemstar and the receipt by the Company of the Parent Termination Fee of $15,000,000. The Company will receive certain demand and piggyback registration rights in connection with the exercise of the Parent Stock Option which are effective for up to three years thereafter. In the alternative, should a Purchase Event occur, the Company may elect to have the shares acquired in connection with the Parent Stock Option repurchased by Gemstar.

                  Representations, Warranties and Covenants

         Under the Merger Agreement, Gemstar and the Company made a number of representations regarding their respective capital structures, operations, financial condition and other matters. Each party agreed as to itself and its subsidiaries that, until consummation of the Merger or the earlier termination of the Merger Agreement, it will, among other things, maintain its business, conduct its operations in the ordinary course, provide the other with reasonable access to its financial , operating and other information, and use all reasonable efforts to consummate the Merger.

                  Conditions to the Merger

         In addition to the requirements that the Company's shareholders approve the Merger and Gemstar's shareholders approve the issuance of Ordinary Shares in connection with the Merger, the obligations of Gemstar and the Company to consummate the Merger are subject to the satisfaction of a number of other conditions, including (i) the approval for listing on The Nasdaq National Market of the shares of Gemstar Ordinary Shares issuable to the Company's shareholders and option and warrant holders pursuant to the Merger Agreement; (ii) the absence of any litigation or proceedings brought by a governmental entity which seeks to enjoin or prohibit the consummation of the Merger; (iii) the declaration by the Commission that the Registration Statement on Form F-4 for the Ordinary Shares is effective; (iv) the absence of any stop orders or proceedings initiated or threatened by the Commission for that purpose with respect to the Registration Statement on Form F-4; (v) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and (vi) the receipt of all authorizations, permits, consents, waivers, orders or approvals that may be required by regulatory authorities.

         Each party's obligations under the Merger Agreement will also be conditioned upon the accuracy in every material respect of the representations and warranties made by the other party, and upon the other party's performance or compliance in all material respects with all agreements and covenants required by the Merger Agreement. Each party's obligations are further conditioned upon (i) each of Gemstar and the Company receiving an opinion letter from their respective counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; (ii) each of Gemstar and the Company receiving an opinion letter from their respective accounting firms, in form and substance reasonably acceptable to Gemstar and the Company, regarding the appropriateness of "pooling of interests" accounting treatment for the Merger by Gemstar for purposes of its consolidated financial statements under generally accepted accounting principles and applicable Commission rules and regulations; (iii) the absence of certain changes in condition of Gemstar or the Company as the case may be; and (iv) the receipt by Gemstar or the Company, as the case may be, of consents and/or approvals from third parties required in connection with the Merger.

                  Regulatory Approvals and Filings

         Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specific waiting period requirements have been satisfied.

         In connection with the issuance of the Gemstar Ordinary shares to the Company's shareholders, Gemstar will file a Registration Statement on Form F-4 with the Commission pursuant to the Securities Act and provide a Joint Proxy Statement/Prospectus to the holders of its shares pursuant to Section 14 of the Exchange Act and the rules promulgated thereunder. In connection with the StarSight Special Meeting, the Company will file the Joint Proxy/Statement Prospectus with the Commission and provide the Joint Proxy Statement/Prospectus to its shareholders pursuant to Section 14 of the Exchange Act and the rules promulgated thereunder. The Merger cannot be consummated until such time as the Commission has declared effective the Registration Statement on Form F-4 filed by Gemstar.

                  Termination

         The Merger Agreement may be terminated by the mutual written agreement of the parties. The Merger Agreement may also be terminated by either party if
(i) any  governmental  entity enjoins or prohibits  consummation  of the Merger;
(ii) the Merger has not occurred by June 30, 1997, provided that if the Merger shall not have been consummated due to the waiting period under the HSR Act not having expired, or due to an action having been instituted by the Antitrust Division or FTC challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to August 31, 1997; (iii) any requisite shareholder approval is not obtained; (iv) the other party breaches any representation, warranty, covenant or other agreement set forth in the Merger Agreement; (v) prior to the consummation of the Merger, the Company accepts or recommends to its shareholders a Company Superior Proposal, as that term is defined in Section 4.2(b) of the Merger Agreement; or (vi) prior to the consummation of the Merger, Gemstar accepts or recommends to its shareholders a Parent Superior Proposal, as that term is defined in Section 4.3(b) of the Merger Agreement. The Merger Agreement may be terminated by Gemstar if the Company's Board fails to recommend, withdraws or modifies adversely its recommendation of the Merger or the Company fails to comply with its obligations under Section 5.1 of the Merger Agreement following a Company Takeover Proposal, as that term is defined in Section 4.2(a) of the Merger Agreement. The Merger Agreement may be terminated by the Company if the Gemstar Board fails to recommend or withdraws or modifies adversely its recommendation of the Merger or Gemstar fails to comply with its obligations under Section 5.1 of the Merger Agreement following a Parent Takeover Proposal, as that term is defined in
Section 4.3(a) of the Merger Agreement.

                  Amendment

         The Merger Agreement may be amended prior to the Effective Time by the parties at any time before or after approval by the Company's shareholders, except that, after such approval, no amendment may be made that by law requires the further approval of the shareholders of the Company or Gemstar. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of Gemstar and the Company.


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         THOMSON beneficially owned 5,333,333 shares of StarSight Common Stock, representing approximately 19.3% of the outstanding shares of StarSight Common Stock, and Messrs. Meyer and Thibon, Directors of the Company, are the Executive Vice President, Marketing and Sales-Americas of Thomson Consumer Electronics, Inc., a wholly-owned subsidiary of THOMSON, and Vice President, Corporate Business Development for THOMSON, respectively.

         As of December 31, 1996, Viacom owned 5,684,158 shares of StarSight Common Stock, representing approximately 22.2% of the outstanding shares of StarSight Common Stock, and Messrs. Goddard, Horowitz and Dooley, Directors of the Company, are the former President and Chief Executive Officer of the cable division of Viacom, Executive Vice President-Advanced Development of Citicorp, formerly Senior Vice President-Technology at Viacom Inc., and the Deputy Chairman and Executive Vice President-Finance, Corporate Development and Communications of Viacom Inc., respectively.

         As of December 31, 1996, The Providence Journal Company beneficially owned 791,897 shares of StarSight Common Stock, representing approximately 3.1% of the outstanding shares of StarSight Common Stock, and until February 28, 1997, Mr. Clifford, Director of the Company, was the Executive Vice President, Broadcasting and Telecommunications of The Providence Journal Company. Effective February 19, 1997, The Providence Journal Company was purchased by A.H. Belo Corporation.

         As of December 31, 1996, Tribune Company beneficially owned 1,122,518 shares of the StarSight Common Stock, representing approximately 4.4% of the outstanding shares of StarSight Common Stock, and Mr. Davis, Director of the Company, is the President of Tribune Ventures.

         As of December 31, 1996, CCI beneficially owned 2,166,647 shares of StarSight Common Stock, representing approximately 8.5% of the outstanding shares of StarSight Common Stock, and Mr. Dalvi, Director of the Company, is the Senior Vice President of Marketing and Programming for CCI.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

         (a)(1)   Financial Statements

                  The following  financial  statements are filed as part of this
Report:

                                                                         Page
                                                                         ----
 Index to Financial Statements                                            F-1
 Independent Auditors' Report                                             F-2
 Balance Sheets, December 31, 1996 and 1995                               F-3
 Statements of Operations for the twelve months
  ended December 31, 1996 and 1995,
  six months ended  December 31, 1994,
  and twelve months ended June 30, 1994                                   F-4
 Statements of  Shareholders'  Equity for the
  twelve  months ended  December 31, 1996 and
  1995,  six months ended  December 31, 1994,
  and twelve  months ended June 30, 1994                                  F-5
 Statements of Cash Flows for the
  twelve months ended December 31, 1996 and 1995, six
  months ended December 31, 1994, and twelve
  months ended June 30, 1994                                              F-7
 Notes to Financial Statements                                            F-8


         (a)(2)   Financial Statement Schedules

                  All financial statement schedules are omitted because they are not applicable or the required information is shown in the Financial Statements or Notes thereto.


 (a)(3)   Exhibits

         2(13)             Agreement and Plan of Merger dated as of December 23,
                           1996 by and among Registrant,  Gemstar  International
                           Group Limited and G/S Acquisition Subsidiary.
         3.1(1)            Restated  Articles of  Incorporation  of  Registrant.
         3.2(2)            Bylaws of Registrant, as amended.
         4.1(13)           Company  Option  Agreement  dated as of December  23,
                           1996   by  and   between   Registrant   and   Gemstar
                           International Group Limited.
         4.2(13)           Company Significant Shareholder Agreement dated as of
                           December  23,  1996  between  Registrant  and Gemstar
                           International Group Limited, THOMSON multimedia S.A.,
                           PVI  Transmission  Inc.,  Tribune  Company,  Spelling
                           Entertainment, Inc., Cox Communications, Inc. and The
                           Providence Journal Company.
         4.3(14)           Parent Option Agreement dated as of December 23, 1996
                           by and between  Registrant and Gemstar  International
                           Group Limited.
         4.4(14)           Parent Significant  Shareholder Agreement dated as of
                           December 23, 1996 between Gemstar International Group
                           Limited,   the  Registrant,   Dynamic  Core  Holdings
                           Limited, Creative Assets Limited and Henry Yuen.

         10.1(3,12)        1989 Stock Incentive Program,  as amended,  and forms
                           of agreements thereunder.
         10.2(2)           Employee  Stock Purchase Plan and forms of agreements
                           thereunder.
         10.3(2)           Lease  Agreement   between   Registrant  and  Shapell
                           Industries of Northern California dated as of January
                           8, 1992.
         10.4(2)           Form of Indemnification Agreements between Registrant
                           and its officers and directors.
         10.5(2)           Corporate Partnership Agreement dated as of September
                           12, 1991, as amended,  between  Registrant and Viacom
                           International Inc.
         10.6**(2)         Agreement  dated  as of  January  31,  1991,  between
                           Registrant  and  Tribune  Media  Services,  Inc.,  as
                           amended.
         10.7**(2)         Memorandum  of  Understanding   dated  May  28,  1993
                           between    Registrant   and    Mitsubishi    Electric
                           Corporation.
         10.8**(2)         Manufacturing  Agreement  dated  as of June  1,  1991
                           between    Registrant    and    Zenith    Electronics
                           Corporation.
         10.9**(2)         Network Service and Joint Development Agreement dated
                           as  of  October  11,   1989,   as  amended,   between
                           Registrant and National Datacast, Inc.
         10.10**(2)        License  Agreement  dated as of March 5, 1993 between
                           Registrant and TV/COM International.
         10.11**(2)        Terms of  Affiliation  Agreement  dated as of January
                           24, 1993 between Registrant and KBLCOM Incorporated.
         10.12**(2)        License and Technical  Assistance  Agreement dated as
                           of March 1, 1991 between Registrant and Video Control
                           Technology, Inc.
         10.13**(2)        License and Technical  Assistance  Agreement dated as
                           of   October   1,   1992   between   Registrant   and
                           Scientific-Atlanta, Inc.
         10.14**(2)        License and Technical  Assistance  Agreement dated as
                           of October 1, 1992  between  Registrant  and  General
                           Instrument Corp.
         10.15**(2)        License and Technical  Assistance  Agreement dated as
                           of December 1, 1992 between  Registrant  and GoldStar
                           Co., Ltd.
         10.16**(2)        Subscriber  Billing  Service  Agreement  dated  as of
                           December 23, 1992 between  Registrant  and First Data
                           Resources, Inc.
         10.17**(2)        HTVRO  Distribution  Agreement  dated as of April 30,
                           1993  between   Registrant  and  Showtime   Satellite
                           Networks, Inc.
         10.18**(2)        Letter  Agreement  dated as of May 27,  1993  between
                           Registrant and Lifetime Television.
         10.19**(2)        Agreement  dated  as  of  October  30,  1992  between
                           Registrant and TV Data Technologies, Inc.
         10.20(2)          Terms   of   Warrant   Issuance   Agreement   between
                           Registrant and Providence Journal Company.
         10.21(2)          Terms of Warrant  Issuance  Agreement dated as of May
                           18, 1993  between  Registrant  and Times Mirror Cable
                           Television Inc.
         10.22(2)          Manufacturing  Agreement  dated  as of May  28,  1993
                           between Registrant and PCI Limited.
         10.23(2)          Assignment  Agreement dated as of May 9, 1989 between
                           Registrant and Patrick Young.
         10.24(8)          Employment  Agreement between  Registrant and Michael
                           W. Faber dated as of December 1, 1994.
         10.25(8)          Employment  Agreement between  Registrant and John H.
                           Roop dated as of December 1, 1993.

         10.26(2)          Employment   and   Consulting    Agreement    between
                           Registrant  and  Patrick  Young dated as of August 1,
                           1992.
         10.27(2)          Warrants  issued by  Registrant  to Tribune  Company,
                           dated January 22, 1992.
         10.28(2)          Warrants  issued by Registrant to KBL Ventures,  Inc.
                           dated February 3, 1993.
         10.29(2)          Warrants  issued by Registrant to Providence  Journal
                           Company dated May 7, 1993.
         10.30(2)          Warrants  issued by  Registrant to Times Mirror Cable
                           Television dated May 18, 1993.
         10.31(6)          Consulting  Agreement between  Registrant and Willard
                           Block dated December 1, 1993.
         10.32(6)          Consulting  Agreement between  Registrant and John F.
                           Doyle dated December 1, 1993.
         10.33(4)          License and Technical  Assistance  Agreement dated as
                           of November 26, 1993 between  Registrant  and Samsung
                           Electronics Co. Ltd.
         10.34**(2)        Network Service  Agreement dated as of April 30, 1993
                           between Registrant and Viacom International Inc.
         10.35(2)          Terms of Warrant Issuance  Agreement dated as of June
                           18, 1993 between  Registrant and Cox  Communications,
                           Inc.
         10.36**(2)        Terms of Affiliation  Agreement  dated as of June 18,
                           1993 between Registrant and Cox Communications, Inc.
         10.37(2)          Warrants issued by Registrant to Cox  Communications,
                           Inc. dated June 18, 1993.
         10.38(8)          Employment  Agreement between the Registrant and John
                           B. Burns III dated as of December 1, 1993.
         10.39(8)          Employment Agreement between Registrant and Martin W.
                           Henkel dated as of December 1, 1994.
         10.40**(4)        License and Technical  Assistance  Agreement dated as
                           of October 28,  1993  between  Registrant  and Uniden
                           American Corporation.
         10.41**(4)        License and Technical  Assistance  Agreement dated as
                           of November 5, 1993  between  Registrant  and Philips
                           Consumer Electronics Company.
         10.42**(5)        License and Technical  Assistance  Agreement dated as
                           of January 31, 1994 between Registrant and Mitsubishi
                           Electric Corporation.
         10.43**(6)        License and Technical  Assistance  Agreement dated as
                           of  May  12,  1994  between  Registrant  and  THOMSON
                           Consumer Electronics.
         10.44**(7)        License and Technical  Assistance  Agreement dated as
                           of  August  12,  1994  between  Registrant  and  Sony
                           Corporation.
         10.45**(7)        License and Technical  Assistance  Agreement dated as
                           of  September   23,  1994  between   Registrant   and
                           Matsushita Electric Corporation of America.
         10.46(7)          Strategic  Agreement  dated  October 28, 1994 between
                           Registrant and Bell Atlantic Video Services Company.
         10.47**(8)        License and Technical  Assistance  Agreement dated as
                           of December  7, 1994  between  Registrant  and Daewoo
                           Electronics Company, Ltd.
         10.48**(8)        License and Technical  Assistance  Agreement dated as
                           of February  13, 1995  between  Registrant  and Sharp
                           Corporation.
         10.49**(8)        License and Technical  Assistance  Agreement dated as
                           of February 26, 1995 between  Registrant and GoldStar
                           Co., Limited.
         10.50(8)          Network  Service  Agreement  between  Registrant  and
                           Trinity Broadcasting Network dated August 16, 1994.

         10.51(8)          License and Technical  Assistance  Agreement  between
                           Registrant  and NextWave  Communications  Corporation
                           dated March 15, 1995.
         10.52(9)          Employment  Agreement between Registrant and Larry W.
                           Wangberg dated February 2, 1995.
         10.53(9)          Employment  Agreement between  Registrant and John R.
                           Roop dated December 1, 1994.
         10.54**(9)        Service Agreement between Registrant and Viacom Cable
                           dated November 10, 1994.
         10.55**(9)        Agreement  between  Registrant  and Philips  Consumer
                           Electronics Company dated October 27, 1994.
         10.56**(10)       Agreement  between  Registrant  and  Toshiba  America
                           Consumer Products Inc. dated May 23, 1995.
         10.57**(11)       Strategic  Cooperation  Agreement  dated February 21,
                           1996,  between StarSight  Telecast,  Inc. and THOMSON
                           multimedia S.A.
         10.58(11)         Securities  Purchase  Agreement  dated as of February
                           19,  1996  between   THOMSON   multimedia   S.A.  and
                           StarSight Telecast, Inc.
         10.59(11)         StarSight   Telecast,   Inc.  Common  Stock  Purchase
                           Warrant to Purchase  2,000,000 Plus a Variable Amount
                           of  Shares  of  Common  Stock,   granted  to  THOMSON
                           multimedia S.A.
         10.60(11)         Shareholders  Agreement dated February 19, 1996 among
                           THOMSON multimedia S.A.,  StarSight  Telecast,  Inc.,
                           and PVI Transmission, Inc.
         10.61(11)         Right of First Refusal  Agreement  dated February 19,
                           1996  between  StarSight  Telecast,  Inc. and THOMSON
                           multimedia S.A.
         10.62(11)         Amendment No. Two To Corporate Partnership Agreement,
                           dated  November  20, 1995 among  StarSight  Telecast,
                           Inc., Michael W. Faber, Patrick Young, Milbank Wilson
                           Capital  Partners,  and  PVI  Transmission  Inc.  (as
                           successor to Viacom International, Inc.)
         10.63(11)         Amendment   No.   Three  to   Corporate   Partnership
                           Agreement,   dated   February   19,  1996  among  PVI
                           Transmission    Inc.   (as    successor   to   Viacom
                           International, Inc.), StarSight Telecast, Inc., Scott
                           Wilson,  Jeremiah  Milbank,   Michael  W  Faber,  and
                           Patrick Young.
         10.64**           Agreement  dated  as of  December  20,  1996  between
                           Registrant and Microsoft Corporation.
         10.65             Letter  Agreement,  dated December 23, 1996,  between
                           Registrant   and   Larry  W.   Wangberg.
         10.66             Letter  Agreement,  dated December 23, 1996,  between
                           Registrant   and   Brian L. Klosterman.
         10.67             Employment  Agreement  between  Registrant and  Larry
                           W. Wangberg dated as of December 23, 1996.
         10.68             Employment  Agreement  between  Registrant and  Brian
                           L. Klosterman dated as of December 23, 1996.
         10.69             Employment  Agreement  between  Registrant and Martin
                           W. Henkel dated as of December 23, 1996.
         10.70             Employment Agreement between Registrant and   Kenneth
                           A. Milnes dated as of December 23, 1996.
         10.71             Employment    Agreement    between   Registrant   and
                           Jonathan Orlick dated as of December 23, 1996.
         11.1              Computation of net loss per share.
         23.1              Independent Auditors' Consent.
         24.1              Power of Attorney.
         27.1              Financial Data Schedule.

--------------------

** Confidential treatment has been granted or requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
(1) Incorporated by reference to Item 14 "Exhibits, Financial Statement Schedules and Reports on Form 8-K" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993.
(2) Incorporated by reference to the Registration Statement on Form S-1 (File No. 33-64138) as declared effective by the Securities and Exchange Commission July 29, 1993.
(3) Incorporated by reference to Item 6 "Exhibits and Reports on Form 8-K" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1993.

(4) Incorporated by reference to Item 6 "Exhibits and Reports on Form 8-K" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1993.
(5) Incorporated by reference to Item 6 "Exhibits and Reports on Form 8-K" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994.
(6) Incorporated by reference to Item 14 "Exhibits, Financial Statement Schedules and Reports on Form 8-K" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994.
(7) Incorporated by reference to Item 6 "Exhibits and Reports on Form 8-K "of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1994.
(8) Incorporated by reference to Item 14 "Exhibits, Financial Statement Schedules and Reports on Form 8-K" of the Company's Transition Report on Form 10-K for the transition period from July 1, 1994 to December 31, 1994.
(9) Incorporated by reference to Item 6 "Exhibits and Reports on Form 8-K" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995.
(10) Incorporated by reference to Item 6 "Exhibits and Reports on Form 8-K" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995.
(11) Incorporated by reference to Item 14 "Exhibits, Financial Statements Schedules and Reports on Form 8-K" for the fiscal year ended December 31, 1995.
(12) Incorporated by reference to the Company's Registration Statement on Form S-8 (File No. 333-04075) as declared effective by the Commission on May 20, 1996.
(13) Incorporated by reference to Item 7 "Material to be Filed as Exhibit" of Schedule 13D as filed with the Commission on January 2, 1997 by Gemstar International Group Limited (Commission File No. 0-26878).
(14) Incorporated by reference to Item 7 "Material to be Filed as Exhibit" of the Company's Schedule 13D filed with the Commission on January 2, 1997.

         (b) Reports on Form 8-K. The Company did not file any reports on Form 8-K during the last quarter of the fiscal year ended December 31, 1996.

         (c)  Exhibits.  See Item 14(a)(3) above.

         (d)  Financial Statement Schedules.   See Item 14(a)(2) above.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           STARSIGHT TELECAST, INC.


                                           By:   /s/ Larry W. Wangberg
                                             -----------------------------------
                                                Chairman of the Board and
                                                Chief Executive Officer
Date: March 11, 1997


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry W. Wangberg and Martin W. Henkel, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this Annual Report on Form 10-K and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

         Signature                         Title                       Date
-------------------------   ----------------------------------    --------------



 /s/ Larry W. Wangberg      Chairman of the Board of Directors    March 11, 1997
------------------------    and Chief Executive Officer
    Larry W. Wangberg       (Principal Executive Officer)

 /s/ Brian L. Klosterman    President and Chief Operating         March 11, 1997
------------------------    Officer
  Brian L. Klosterman

 /s/ Martin W. Henkel       Executive Vice President, Chief       March 11, 1997
------------------------    Financial Officer and Director
    Martin W. Henkel

 /s/ Donn M. Davis                                                March 11, 1997
------------------------    Director
    Donn M. Davis

 /s/ James E. Meyer                                               March 11, 1997
------------------------    Director
    James E. Meyer

 /s/ Jack C. Clifford                                             March 11, 1997
------------------------    Director
    Jack C. Clifford

 /s/  Ajit M. Dalvi                                               March 11, 1997
------------------------    Director
     Ajit M. Dalvi

 /s/  John F. Doyle                                               March 11, 1997
------------------------    Director
     John F. Doyle

 /s/ John W. Goddard                                              March 11, 1997
------------------------    Director
    John W. Goddard

 /s/ Edward D. Horowitz                                           March 11, 1997
------------------------    Director
    Edward D. Horowitz

 /s/ Thomas E. Dooley                                             March 11, 1997
------------------------    Director
    Thomas E. Dooley

 /s/ Jacques Thibon                                               March 11, 1997
------------------------    Director
     Jacques Thibon

                                INDEX TO EXHIBITS


Exhibits                                                            Sequentially
                                                                   Numbered Page


2(13)       Agreement and Plan of Merger dated as of December 23,
            1996 by and among Registrant,  Gemstar  International
            Group Limited and G/S Acquisition Subsidiary.
3.1(1)      Restated  Articles of  Incorporation  of  Registrant.
3.2(2)      Bylaws of Registrant, as amended.
4.1(13)     Company  Option  Agreement  dated as of December  23,
            1996   by  and   between   Registrant   and   Gemstar
            International Group Limited.
4.2(13)     Company Significant Shareholder Agreement dated as of
            December  23,  1996  between  Registrant  and Gemstar
            International Group Limited, THOMSON multimedia S.A.,
            PVI  Transmission  Inc.,  Tribune  Company,  Spelling
            Entertainment, Inc., Cox Communications, Inc. and The
            Providence Journal Company.
4.3(14)     Parent Option Agreement dated as of December 23, 1996
            by and between  Registrant and Gemstar  International
            Group Limited
4.4(14)     Parent Significant  Shareholder Agreement dated as of
            December 23, 1996 between Gemstar International Group
            Limited,   the  Registrant,   Dynamic  Core  Holdings
            Limited, Creative Assets Limited and Henry Yuen
10.1(3,12)  1989 Stock Incentive Program,  as amended,  and forms of agreements thereunder.
10.2(2)     Employee  Stock Purchase Plan and forms of agreements
            thereunder.
10.3(2)     Lease  Agreement   between   Registrant  and  Shapell
            Industries of Northern California dated as of January
            8, 1992.
10.4(2)     Form of Indemnification Agreements between Registrant
            and its officers and directors.
10.5(2)     Corporate Partnership Agreement dated as of September
            12, 1991, as amended,  between  Registrant and Viacom
            International Inc.
10.6**(2)   Agreement  dated  as of  January  31,  1991,  between
            Registrant  and  Tribune  Media  Services,  Inc.,  as
            amended.
10.7**(2)   Memorandum  of  Understanding   dated  May  28,  1993
            between    Registrant   and    Mitsubishi    Electric
            Corporation.
10.8**(2)   Manufacturing  Agreement  dated  as of June  1,  1991
            between    Registrant    and    Zenith    Electronics
            Corporation.
10.9**(2)   Network Service and Joint Development Agreement dated
            as  of  October  11,   1989,   as  amended,   between
            Registrant and National Datacast, Inc.
10.10**(2)  License  Agreement  dated as of March 5, 1993 between
            Registrant and TV/COM International.

10.11**(2)  Terms of  Affiliation  Agreement  dated as of January
            24, 1993 between Registrant and KBLCOM Incorporated. 10.12**(2) License and Technical Assistance Agreement dated as of March 1, 1991 between Registrant and Video Control
            Technology, Inc.
10.13**(2)  License and Technical  Assistance  Agreement dated as
            of   October   1,   1992   between   Registrant   and
            Scientific-Atlanta, Inc.
10.14**(2)  License and Technical  Assistance  Agreement dated as of October 1, 1992  between  Registrant  and  General
            Instrument  Corp.
10.15**(2)  License and Technical  Assistance  Agreement dated as of December 1, 1992 between  Registrant  and GoldStar
            Co., Ltd.
10.16**(2)  Subscriber  Billing  Service  Agreement  dated  as of
            December 23, 1992 between  Registrant  and First Data
            Resources, Inc.
10.17**(2)  HTVRO  Distribution  Agreement  dated as of April 30,
            1993  between   Registrant  and  Showtime   Satellite
            Networks, Inc.
10.18**(2)  Letter  Agreement  dated as of May 27,  1993  between
            Registrant and Lifetime Television.
10.19**(2)  Agreement  dated  as  of  October  30,  1992  between
            Registrant and TV Data Technologies, Inc.
10.20(2) Terms of Warrant Issuance Agreement between Registrant and Providence Journal Company.
10.21(2) Terms of Warrant Issuance Agreement dated as of May 18, 1993 between Registrant and Times Mirror Cable Television Inc.
10.22(2) Manufacturing Agreement dated as of May 28, 1993 between Registrant and PCI Limited.
10.23(2) Assignment Agreement dated as of May 9, 1989 between Registrant and Patrick Young.
10.24(8)    Employment  Agreement between  Registrant and Michael
            W. Faber dated as of December 1, 1994.
10.25(8) Employment Agreement between Registrant and John H. Roop dated as of December 1, 1993.
10.26(2) Employment and Consulting Agreement between Registrant and Patrick Young dated as of August 1, 1992.
10.27(2) Warrants issued by Registrant to Tribune Company, dated January 22, 1992.
10.28(2) Warrants issued by Registrant to KBL Ventures, Inc. dated February 3, 1993.
10.29(2) Warrants issued by Registrant to Providence Journal Company dated May 7, 1993.
10.30(2) Warrants issued by Registrant to Times Mirror Cable Television dated May 18, 1993.
10.31(6) Consulting Agreement between Registrant and Willard Block dated December 1, 1993.

10.32(6) Consulting Agreement between Registrant and John F. Doyle dated December 1, 1993.
10.33(4) License and Technical Assistance Agreement dated as of November 26, 1993 between Registrant and Samsung Electronics Co. Ltd.
10.34**(2)  Network Service  Agreement dated as of April 30, 1993 between Registrant and Viacom International Inc. 10.35(2) Terms of Warrant Issuance Agreement dated as of June
            18, 1993 between  Registrant and Cox  Communications,
            Inc.
10.36**(2)  Terms of Affiliation  Agreement  dated as of June 18,
            1993 between Registrant and Cox Communications, Inc. 10.37(2) Warrants issued by Registrant to Cox Communications,
            Inc. dated June 18, 1993.
10.38(8)    Employment  Agreement between the Registrant and John
            B. Burns III dated as of December 1, 1993.
10.39(8) Employment Agreement between Registrant and Martin W. Henkel dated as of December 1, 1994.
10.40**(4)  License and Technical  Assistance  Agreement dated as of October 28, 1993 between Registrant and Uniden American Corporation.
10.41**(4)  License and Technical  Assistance  Agreement dated as of November 5, 1993 between Registrant and Philips Consumer Electronics Company.
10.42**(5)  License and Technical  Assistance  Agreement dated as of January 31, 1994 between Registrant and Mitsubishi Electric Corporation.
10.43**(6)  License and Technical  Assistance  Agreement dated as of  May  12,  1994  between  Registrant  and  THOMSON
            Consumer Electronics.
10.44**(7)  License and Technical  Assistance  Agreement dated as of  August  12,  1994  between  Registrant  and  Sony
            Corporation.
10.45**(7)  License and Technical  Assistance  Agreement dated as of September 23, 1994 between Registrant and Matsushita Electric Corporation of America.
10.46(7) Strategic Agreement dated October 28, 1994 between Registrant and Bell Atlantic Video Services Company.
10.47**(8)  License and Technical  Assistance  Agreement dated as of December 7, 1994 between Registrant and Daewoo Electronics Company, Ltd.
10.48**(8)  License and Technical  Assistance  Agreement dated as of February  13, 1995  between  Registrant  and Sharp
            Corporation.
10.49**(8)  License and Technical  Assistance  Agreement dated as of February 26, 1995 between  Registrant and GoldStar
            Co., Limited.
10.50(8) Network Service Agreement between Registrant and Trinity Broadcasting Network dated August 16, 1994.

10.51(8)    License and Technical  Assistance  Agreement  between
            Registrant  and NextWave  Communications  Corporation
            dated March 15, 1995.
10.52(9)    Employment  Agreement between Registrant and Larry W.
            Wangberg dated February 2, 1995.
10.53(9)    Employment  Agreement between  Registrant and John R.
            Roop  dated  December  1,  1994.
10.54**(9)  Service Agreement between Registrant and Viacom Cable dated November 10, 1994
10.55**(9)  Agreement  between  Registrant  and Philips  Consumer
            Electronics   Company   dated   October   27,   1994.
10.56**(10) Agreement  between  Registrant  and  Toshiba  America
            Consumer   Products   Inc.   dated   May  23,   1995.
10.57**(11) Strategic  Cooperation  Agreement  dated February 21,
            1996  between  StarSight  Telecast,  Inc. and THOMSON
            multimedia S.A.
10.58(11)   Securities  Purchase  Agreement  dated as of February
            19,  1996  between   THOMSON   multimedia   S.A.  and
            StarSight   Telecast,    Inc.
10.59(11)   StarSight   Telecast,   Inc.  Common  Stock  Purchase
            Warrant to Purchase  2,000,000 Plus a Variable Amount
            of  Shares  of  Common  Stock,   granted  to  THOMSON
            multimedia S.A.
10.60(11)   Shareholders  Agreement dated February 19, 1996 among
            THOMSON multimedia S.A.,  StarSight  Telecast,  Inc.,
            and PVI Transmission,  Inc.
10.61(11)   Right of First Refusal  Agreement  dated February 19,
            1996  between  StarSight  Telecast,  Inc. and THOMSON
            multimedia  S.A.
10.62(11)   Amendment No. Two To Corporate Partnership Agreement,
            dated  November  20, 1995 among  StarSight  Telecast,
            Inc., Michael W. Faber, Patrick Young, Milbank Wilson
            Capital  Partners,  and  PVI  Transmission  Inc.  (as
            successor to Viacom International, Inc.).
10.63(11)   Amendment   No.   Three  to   Corporate   Partnership
            Agreement,   dated   February   19,  1996  among  PVI
            Transmission    Inc.   (as    successor   to   Viacom
            International, Inc.), StarSight Telecast, Inc., Scott
            Wilson,  Jeremiah  Milbank,  Michael  W.  Faber,  and
            Patrick Young.
10.64**     Agreement  dated  as of  December  20,  1996  between
            Registrant and Microsoft Corporation
10.65       Letter  Agreement,  dated December 23, 1996,  between
            Registrant and Larry W. Wangberg.
10.66       Letter  Agreement,  dated December 23, 1996,  between
            Registrant and Brian L. Klosterman.
10.67       Employment  Agreement  between  Registrant  and Larry
            W. Wangberg dated as of December 23, 1996.
10.68       Employment  Agreement  between  Registrant  and Brian
            L. Klosterman dated as of December 23, 1996.
10.69       Employment Agreement between Registrant and    Martin
            W. Henkel dated as of December 23, 1996.
10.70       Employment  Agreement  between Registrant and Kenneth
            A. Milnes dated as of December 23, 1996.
10.71       Employment    Agreement   between    Registrant   and
            Jonathan Orlick dated as of December 23, 1996.
11.1        Computation of net loss per share.
23.1        Independent Auditors' Consent.
24.1        Power of Attorney.
27.1        Financial Data Schedule.
------------------
**          Confidential treatment has been granted or requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
(1)         Incorporated by reference to Item 14 "Exhibits,  Financial Statement
            Schedules and Reports on Form 8-K" of the Company's Annual Report on
            Form 10-K for the fiscal year ended June 30, 1993.
(2)         Incorporated by reference to the Registration  Statement on Form S-1
            (File No. 33-64138) as declared effective by the Securities and Exchange Commission July 29, 1993.

(3) Incorporated by reference to Item 6 "Exhibits and Reports on Form 8-K" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1993.
(4) Incorporated by reference to Item 6 "Exhibits and Reports on Form 8-K" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1993.
(5) Incorporated by reference to Item 6 "Exhibits and Reports on Form 8-K" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994.
(6) Incorporated by reference to Item 14 "Exhibits, Financial Statement Schedules and Reports on Form 8-K" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994.
(7) Incorporated by reference to Item 6 "Exhibits, and Reports on Form 8-K "of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1994.
(8) Incorporated by reference to Item 14 "Exhibits, Financial Statement Schedules and Reports on Form 8-K" of the Company's Transition Report on Form 10-K for the transition period from July 1, 1994 to December 31, 1994.
(9) Incorporated by reference to Item 6 "Exhibits and Reports on Form 8-K" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995.
(10) Incorporated by reference to Item 6 "Exhibits and Reports on Form 8-K" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995.
(11) Incorporated by reference to Item 14 "Exhibits, Financial Statements Schedules and Reports on Form 8-K" for the fiscal year ended December 31, 1995.
(12) Incorporated by reference to the Company's Registration Statement on Form S-8 (File No. 333-04075) as declared effective by the Commission on May 20, 1996.
(13) Incorporated by reference to Item 7 "Material to be Filed as Exhibit" of Schedule 13D as filed with the Commission on January 2, 1997 by Gemstar International Group Limited (Commission File No. 0-26878).
(14) Incorporated by reference to Item 7 "Material to be Filed as Exhibit" of the Company's Schedule 13D filed with the Commission on January 2, 1997.


STARSIGHT TELECAST, INC.

INDEX TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------------------------------------------


                                                                                                             Page

Independent Auditors' Report                                                                                  F-2

Balance Sheets, December 31, 1996 and 1995                                                                    F-3

Statements of Operations for the Twelve Months Ended December 31, 1996 and 1995,
   Six Months Ended December 31, 1994 and Twelve Months Ended June 30, 1994                                   F-4

Statements of Shareholders' Equity for the Twelve Months Ended December 31, 1996 and 1995,
   Six Months Ended December 31, 1994 and Twelve Months Ended June 30, 1994                                   F-5

Statements of Cash Flows for the Twelve Months Ended December 31, 1996 and 1995,
   Six Months Ended December 31, 1994 and Twelve Months Ended June 30, 1994                                   F-7

Notes to Financial Statements                                                                                 F-8


INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors
StarSight Telecast, Inc.:

We have audited the accompanying balance sheets of StarSight Telecast, Inc. (the "Company") as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity and cash flows for the twelve months ended December 31, 1996 and 1995, six months ended December 31, 1994, and twelve months ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the twelve months ended December 31, 1996 and 1995, the six months ended December 31, 1994, and the twelve months ended June 30, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 6 to the financial statements, effective July 1, 1994 the Company changed its method of accounting for legal costs incurred in connection with patent infringement litigation.



DELOITTE & TOUCHE LLP
San Francisco, California
March 7, 1997


STARSIGHT TELECAST, INC.

BALANCE SHEETS, DECEMBER 31, 1996 and 1995
(in thousands, except share data)
------------------------------------------------------------------------------------------------------


ASSETS
                                                                            1996            1995
                                                                        ------------    -------------
CURRENT ASSETS:

Cash and cash equivalents                                                   $25,708           $8,787
Short-term investments available for sale                                     1,989
Accounts receivable                                                           3,047            2,192
Inventories                                                                                      441
Other                                                                           352              410
                                                                        ------------    -------------

Total current assets                                                         31,096           11,830

FURNITURE, FIXTURES AND EQUIPMENT, Net                                        1,074            1,637

PATENTS AND LICENSES, net of accumulated
  amortization of $853 and $595                                               2,861            2,866
                                                                        ------------    -------------

TOTAL ASSETS                                                                $35,031          $16,333
                                                                        ============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                             $1,530           $1,570
Accrued liabilities                                                           2,719            3,068
Deferred revenue                                                             11,170            2,992
License fee payable                                                              74              286
                                                                        ------------    -------------

Total current liabilities                                                    15,493            7,916
                                                                        ------------    -------------

LONG-TERM DEFERRED REVENUE                                                    9,700
                                                                        ------------

LONG-TERM LICENSE FEE PAYABLE                                                                     74
                                                                                        -------------

COMMITMENTS AND CONTINGENCIES (Notes 7 and 12)

SHAREHOLDERS' EQUITY:
Common Stock, no par value: authorized 50,000,000 shares; issued
  and outstanding, 25,556,304 and 21,902,018 shares, respectively           125,972           99,400
  Unearned compensation                                                        (399)            (371)
  Accumulated deficit                                                      (115,735)         (90,686)
                                                                        ------------    -------------

Total shareholders' equity                                                    9,838            8,343
                                                                        ------------    -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $35,031          $16,333
                                                                        ============    =============

See notes to financial statements.


STARSIGHT TELECAST, INC.

STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED  DECEMBER 31, 1996 AND 1995,  SIX MONTHS ENDED  DECEMBER 31, 1994 AND
TWELVE MONTHS ENDED JUNE 30, 1994 (in  thousands,  except share and per share data)
-----------------------------------------------------------------------------------------------------------------------------------


                                               Twelve Months       Twelve Months       Six Months       Twelve Months
                                                   Ended               Ended              Ended             Ended
                                                December 31,        December 31,       December 31,       June 30,
                                                    1996               1995               1994              1994
                                                ----------         -----------        -----------        -----------
REVENUES:
  License                                          $6,853                $749
  Subscription and other                            1,845               1,164                $70
                                               -----------         -----------        -----------
    Total revenues                                  8,698               1,913                 70
                                               -----------         -----------        -----------

COST OF GOODS SOLD                                  1,544                 676

INVENTORY RESERVES AND WRITE-OFFS                     801               4,931              1,450
                                               -----------         -----------        -----------

GROSS PROFIT (LOSS)                                 6,353              (3,694)            (1,380)
                                               -----------         -----------        -----------

COSTS AND EXPENSES:
  General and administrative                       10,311               9,848              8,302             $8,228
  Litigation costs                                  4,776               2,880              1,644
  Engineering and development                       3,420               3,539              2,128              6,843
  Marketing                                         7,480               6,823              4,325              4,478
  Network services and other expenses               6,127               5,570              3,292              2,682
                                               -----------         -----------        -----------        -----------

    Total costs and expenses                       32,114              28,660             19,691             22,231
                                               -----------         -----------        -----------        -----------

OPERATING LOSS                                    (25,761)            (32,354)           (21,071)           (22,231)
                                               -----------         -----------        -----------        -----------

INTEREST EXPENSE                                      (14)                (33)               (23)               (19)

INTEREST INCOME                                       726                 607                833              1,695
                                               -----------         -----------        -----------        -----------

LOSS BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                            (25,049)            (31,780)           (20,261)           (20,555)

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                                                                       (1,172)
                                               -----------         -----------        -----------        -----------

NET LOSS                                         $(25,049)           $(31,780)          $(21,433)          $(20,555)
                                               ===========         ===========        ===========        ===========

LOSS PER COMMON SHARE:

LOSS BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                             $(1.01)             $(1.50)            $(0.97)            $(1.08)

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                                                                        (0.06)
                                               -----------         -----------        -----------        -----------

NET LOSS                                           $(1.01)             $(1.50)            $(1.03)            $(1.08)
                                               ===========         ===========        ===========        ===========

NUMBER OF SHARES USED FOR
  CALCULATION OF NET LOSS
  PER COMMON SHARE                             24,783,159          21,163,768         20,799,445         19,082,759
                                               ===========         ===========        ===========        ===========

See notes to financial statements.


STARSIGHT TELECAST, INC.

STATEMENTS OF SHAREHOLDERS' EQUITY
TWELVE MONTHS ENDED  DECEMBER 31, 1996 AND 1995,  SIX MONTHS ENDED  DECEMBER 31, 1994 AND
TWELVE MONTHS ENDED JUNE 30, 1994 (in thousands, except share data)
------------------------------------------------------------------------------------------------------------------------------------

                                                         Convertible
                                                       Preferred Stock           Common Stock
                                                    -----------------------  -------------------
                                                                                                   Unearned   Accumulated
                                                      Shares      Amount     Shares      Amount  Compensation    Deficit    Total

BALANCE, JUNE 30, 1993                               8,158,820   $41,073    7,805,674    $3,099     $(1,888)    $(16,918)  $25,366

Issuance of common stock for cash -
  Initial Public Offering - Net ($15.00 per share)                          3,105,000    42,334                             42,334
Conversion of convertible preferred stock
  into common stock                                 (8,158,820)  (41,073)   8,158,820    41,073
Exercise of warrant for cash ($5.625 per share)                               833,333     4,688                              4,688
Amortization of unearned compensation                                                                   273                    273
Exercise of stock options for cash                                            574,578       479                                479
Issuance of common stock for cash                                              15,219       183                                183
Net loss                                                                                                         (20,555)  (20,555)
                                                    -----------  --------  ----------- ---------    --------    ---------  --------

BALANCE, JUNE 30, 1994                                                     20,492,624    91,856      (1,615)     (37,473)   52,768

Exercise of warrant for cash ($7.50 per share)                                229,624     1,722                              1,722
Exercise of stock options for cash                                            266,288       377                                377
Issuance of common stock for cash                                              17,250       114                                114
Amortization of unearned compensation                                                                   631                    631
Net loss                                                                                                         (21,433)  (21,433)
                                                    -----------  --------  ----------- ---------    --------    ---------  --------

BALANCE, DECEMBER 31, 1994                               --      $  --     21,005,786   $94,069       $(984)    $(58,906)  $34,179

                                                                                                                         (Continued)


                                      F-5

STARSIGHT TELECAST, INC.
STATEMENTS OF SHAREHOLDERS' EQUITY
TWELVE MONTHS ENDED  DECEMBER 31, 1996 AND 1995,  SIX MONTHS ENDED  DECEMBER 31, 1994 AND
TWELVE MONTHS ENDED JUNE 30, 1994 (in thousands, except share data)
------------------------------------------------------------------------------------------------------------------------------------

                                                        Convertible
                                                      Preferred Stock         Common Stock
                                                    --------------------  ---------------------
                                                                                                   Unearned   Accumulated
                                                    Shares      Amount       Shares      Amount  Compensation    Deficit    Total

BALANCE, DECEMBER 31, 1994                             --    $    --      21,005,786     $94,069   $(984)      $(58,906)   $34,179

Issuance of common stock for cash ($7.50 per share)                          666,668       5,000                             5,000
Exercise of stock options for cash                                           218,929         243                               243
Issuance of common stock for cash                                             20,635          88                                88
Amortization of unearned compensation                                                                613                       613
Net loss                                                                                                        (31,780)   (31,780)
                                                     ------  --------   -------------   ---------  ------      ---------   --------

BALANCE, DECEMBER 31, 1995                                                21,912,018      99,400    (371)       (90,686)     8,343

Issuance of common stock and warrants for cash - net                       3,333,333      24,625                            24,625
Exercise of stock options for cash                                           309,336         694                               694
Issuance of common stock for cash                                             11,617          61                                61
Compensatory repricing of stock option grant                                               1,027  (1,027)
Compensatory stock option grants                                                             165    (165)
Amortization of unearned compensation                                                              1,164                     1,164
Net loss                                                                                                        (25,049)   (25,049)
                                                     ------  --------   -------------   ---------  ------      ---------   --------

BALANCE, DECEMBER 31, 1996                             --    $    --      25,566,304    $125,972   $(399)      $(115,735)    $9,838
                                                     ======  ========   =============   =========  ======      =========   ========

                                                                                                                         (Concluded)
See notes to financial statements.


STARSIGHT TELECAST, INC.

STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31, 1996 AND 1995, SIX MONTHS ENDED DECEMBER 31, 1994 AND
TWELVE MONTHS ENDED JUNE 30, 1994 (in thousands)
---------------------------------------------------------------------------------------------------------------------------------

                                                           Twelve Months      Twelve Months     Six Months      Twelve Months
                                                               Ended              Ended             Ended            Ended
                                                            December 31,      December 31,       December 31,       June 30,
                                                                1996              1995               1994             1994
                                                          ----------------- ------------------  --------------- -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                      $(25,049)         $(31,780)           $(21,433)     $(20,555)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Cumulative effect of accounting change                                                               1,172
  Amortization of unearned compensation                          1,164               613                 631           273
  Depreciation and amortization                                  1,246             1,823                 936         1,016
  Inventory valuation reserve                                      801             3,649               1,450
  Changes in assets and liabilities:
    Accounts payable and accrued liabilities                      (389)           (1,164)              2,872           537
    Deferred revenue                                            17,878             2,796
    Accounts receivable, inventories and other assets           (1,157)           (3,545)             (2,720)         (988)
                                                              ---------         ---------           ---------     ---------

    Net cash used in operating activities                       (5,506)          (27,608)            (17,092)      (19,717)
                                                              ---------         ---------           ---------     ---------

CASH FLOWS  FROM INVESTING ACTIVITIES:
  Acquisitions of furniture, fixtures and equipment               (425)             (585)               (849)       (2,528)
  Purchases of long-term investments                                                                               (10,024)
  Maturities of long-term investments                                                                  5,020
  Sales of long-term investments held to maturity                                  5,004
  Purchases of short-term investments                          (15,701)                              (11,868)      (19,712)
  Maturities of short-term investments                          13,712            16,940               8,811         5,829
  Additions to patents and licenses                               (253)             (142)                (34)       (3,854)
                                                              ---------         ---------           ---------     ---------

  Net cash provided by (used in) investing activities           (2,667)           21,217               1,080       (30,289)
                                                              ---------         ---------           ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock, net               24,625             5,000                            42,334
  Proceeds from exercise of warrants and options
      for common stock                                             755               331               2,213         5,350
  Proceeds from notes payable                                                                                          822
  Repayment of note payable                                       (286)             (294)               (147)         (103)
                                                              ---------         ---------           ---------     ---------

     Net cash provided by financing activities                  25,094             5,037               2,066        48,403
                                                              ---------         ---------           ---------     ---------

INCREASE (DECREASE) IN CASH AND CASH                            16,921            (1,354)            (13,946)       (1,603)
EQUIVALENTS

CASH AND CASH EQUIVALENTS:
  Beginning of period                                            8,787            10,141              24,087        25,690
                                                              ---------         ---------           ---------     ---------

  End of period                                                $25,708            $8,787             $10,141       $24,087
                                                              =========         =========           =========     =========

OTHER CASH FLOW INFORMATION -
  Interest paid                                                    $14               $33                 $23           $19
                                                              =========         =========           =========     =========

NONCASH INVESTING  AND FINANCING
  ACTIVITIES -
  Conversion of convertible preferred stock into
   common stock                                                                                                    $41,703
                                                                                                                  =========

See notes to financial statements.

STARSIGHT TELECAST, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

      General - StarSight Telecast, Inc. (the "Company") was incorporated on May 12, 1986 under the laws of the State of California. The Company markets a patented on-screen interactive television program guide and VCR control service under the StarSight brand name into three distinct distribution channels: consumer electronics, service providers, such as cable or telco, and licensing the Company's intellectual property for non-StarSight-capable products, which provide guide features based on StarSight's proprietary technology and patented inventions.

      Change in Fiscal Year - In September 1994, the Company changed its fiscal year from one ending on June 30 to one ending on December 31 and, accordingly, the Company adopted a December 31 or calendar year-end beginning on January 1, 1995. Accordingly, the accompanying statements of operations, shareholders' equity and cash flows include the transition fiscal period for the six months from July 1, 1994 to December 31, 1994.

      Revenue Recognition - License revenues are recognized as earned based upon sales or installations of licensed products or services. License revenues to two customers represented 31% and 30%, respectively, of total revenues for the twelve months ended December 31, 1996. Also see Note 4. Subscription revenues are recognized as earned over the period of service. Activation fees are recognized in the period in which a subscription is activated. Revenues from sales of stand alone StarSight receivers are recognized when the related subscription is activated. Deferred revenue results from cash advances (primarily from license revenues) and collections and billed receivables for which revenue has not been recognized.

      Cash and Cash Equivalents - The Company considers cash investments with a maturity of three months or less at the time of purchase to be cash equivalents.

      Investments - The Company holds investments in U.S. Treasury backed securities with maximum maturities of less than three years. Under Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments and Debt and Equity Securities through September 6, 1995, the Company's short-term and long-term investments were classified as held to maturity and reported at amortized cost. Effective September 7, 1995 the Company reclassified its short-term and long-term investments as available for sale; such investments are reported at market value with the net unrealized gain or loss included in shareholders' equity.

      Fair Value of Financial Instruments - The Company believes the carrying amount of its financial instruments, which consists primarily of cash and investments, receivables and payables, approximates fair value due to the short-term maturity of these instruments.

      Inventories consist primarily of stand alone StarSight receivers and raw materials and are stated at the lower of cost or market. Cost is determined principally by the first-in, first-out method. Market is based on net realizable value for raw materials, work-in-process and finished products inventories.

      Furniture, Fixtures and Equipment - The Company records furniture, fixtures and equipment at cost. Depreciation is computed on the straight-line method over estimated useful lives ranging from two to five years.

      Income Taxes - The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method.

      Unearned Compensation - Unearned compensation related to the Company's stock option plan is calculated based on the difference between the market value of the common stock at the date the stock option was granted or repriced (see Note 17) and the option exercise price. Generally, employee stock options vest ratably over 48 months from the date of grant. Accordingly, amortization of unearned compensation resulted in charges to operations of $1,164,000, $613,000, $631,000 and $273,000 for the twelve months ended December 31, 1996 and 1995, the six months ended December 31, 1994 and the twelve months ended June 30, 1994, respectively.

      Net Loss Per Share - The net loss per share for all periods presented is based on the weighted average number of shares of common stock outstanding during the period. No effect has been given to unexercised stock options and warrants because the effect would be antidilutive.

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      New Accounting Standards - The Company adopted SFAS No. 123, Accounting for Stock-Based Compensation in 1996. SFAS No. 123 establishes accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. As allowed under the provisions of SFAS No. 123, the Company has chosen to continue the intrinsic value based method of option valuation ("APB 25") and provide pro forma disclosures of net loss and net loss per share as if the accounting provisions of SFAS No. 123 had been adopted.

      The Black-Scholes model used by the Company to calculate option values pursuant to SFAS No. 123, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also incorporate highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. Under the Black-Scholes pricing model, stocks with high volatility provide option holders with a greater economic "upside" potential and, accordingly, result in a higher option valuation. Thus management believes that the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of the Company's option awards.

      The Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of in 1996. SFAS No. 121 establishes recognition and measurement criteria for impairment losses whenever events or changes in circumstances indicate that the carrying value of assets may not be recoverable. The adoption of SFAS No. 121 did not have an effect on the Company's financial statements.

      Reclassifications - Certain reclassifications have been made to prior period amounts to conform with the 1996 presentation.

2.    PROPOSED MERGER WITH GEMSTAR

      On December 23, 1996, the Company and Gemstar International Group Limited ("Gemstar") agreed to merge pursuant to and subject to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, the Company's shareholders will receive
      0.6062 ordinary shares of Gemstar for each share of StarSight common stock. Consummation of the proposed merger is subject to, among other things, approval by both companies' shareholders and certain government regulatory approvals, as well as the satisfaction or waiver of certain other customary conditions.

3. RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996 AND MANAGEMENT PLANS FOR 1997

      Revenues for the twelve months ended December 31, 1996 were $8,698,000. As a result of incurring significant expenses in its development and operating activities without generating significant revenues, the Company has incurred significant losses and negative cash flows from operating activities. Net loss for the twelve months ended December 31, 1996 and 1995, six months ended December 31, 1994 and the twelve months ended June 30, 1994 was $25,049,000, $31,780,000, $21,433,000 and $20,555,000,
      respectively, and net cash used in operating activities for the twelve months ended December 31, 1996 and 1995, the six months ended December 31, 1994 and the twelve months ended June 30, 1994 was $5,506,000, $27,608,000, $17,092,000 and $19,717,000, respectively. At December 31,
      1996, the Company had an accumulated deficit of $115,735,000.

      There can be no assurance that the Company will ever be able to achieve revenues in excess of expenses. The Company expects to incur substantial losses and substantial negative cash flows from operating activities in the foreseeable future. The Company is dependent on licensing and subscription revenues of StarSight products and services in order to minimize negative cash flow from operations. Because of its limited commercial operating history, the Company is subject to all of the risks and expenses inherent in the establishment of a new business enterprise. To address these risks and expenses, the Company must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel and support the expense of marketing a new service based upon innovative technology. In addition, the Company must successfully launch the commercial distribution of its products and services, obtain adequate financing to fulfill its marketing plan and successfully market its products and services to potential subscribers and license its intellectual property for non-StarSight-capable products.

      In March 1996, pursuant to a series of strategic and financial agreements with THOMSON (see Note 22), the Company sold 3,333,333 shares of the Company's Common Stock to THOMSON for $25,000,000 ($7.50 per share). The net proceeds to the Company, after deducting placement fees, were $24,625,000. Such placement fees of $375,000 were paid to a shareholder pursuant to an investment advisor agreement with the shareholder.

      In December 1996, the Company received a $20,000,000 lump sum royalty payment under a licensing agreement with Microsoft (see Note 4). At December 31, 1996, the Company had cash and cash equivalents and short-term investments available for sale of $27,697,000. In January 1997, the Company received $7,715,000 as partial payment under an arbitration settlement (see Note 5).

      The Company believes that its existing cash and cash equivalents and short-term investments available for sale will be sufficient to sustain the Company's current level of operations and meet its financial obligations through the end of 1997.

4.    MICROSOFT LICENSING AGREEMENT

      On December 20, 1996, the Company entered into a licensing agreement with Microsoft Corporation ("Microsoft") to license certain of its technologies with Microsoft. Under the agreement, Microsoft paid the Company a non-refundable "lump sum" royalty payment of $20,000,000 (the "Royalty Payment") for a non-exclusive, worldwide license for the Company's intellectual property related to electronic program guides, which technology will be used by Microsoft for future software products and services on the PC platform. Additionally, Microsoft provided the Company with a royalty free license under certain of its intellectual property related to electronic program guides. Microsoft also agreed to pay the Company certain additional per unit royalties related to additional features of StarSight licensed product and a percentage of advertising revenues derived from Microsoft licensed products. The Company agreed to pay Microsoft a percentage of subscription revenues derived from StarSight licensed products. The Company will recognize revenue related to the
      Royalty Payment ratably during the initial two year period of the agreement based on the projected installed units of Microsoft licensed product. Accordingly, $300,000 was recognized as license revenues in 1996 and $19,700,000 was classified as deferred revenues (current and long-term) at December 31, 1996.

5.    SCIENTIFIC-ATLANTA ARBITRATION SETTLEMENT

      On December 11, 1996, the U.S. District Court for the Northern District of California confirmed an American Arbitration Association ("AAA") arbitration panel award of $15,000,000, plus attorney fees and arbitration costs, against Scientific-Atlanta for unlawful use of certain Company intellectual property, breach of contract, breach of the implied covenant of good faith and fair dealing and unfair trade practices. In addition, the court confirmed the AAA panel's injunction prohibiting Scientific-Atlanta for a period of three years from shipping to third parties any consumer product incorporating an interactive program guide, except for orders already committed to in writing as of July 23, 1996, the date of the AAA panel ruling. In January 1997, the Company received a partial settlement of $7,485,000, plus $230,000 in accrued interest, all of which will be recognized as 1997 revenues. Remaining amounts due will be recognized as revenues when such cash or other consideration is received.

6.    ACCOUNTING CHANGE

      Effective July 1, 1994, the Company changed its method of accounting to expense legal costs incurred in connection with patent infringement litigation. Previously all such legal costs were capitalized and amortized over the remaining useful lives of the related patents. The Company believes that this change in accounting method is preferable because it conforms to the predominant industry practice. The cumulative effect at July 1, 1994 of adopting this accounting change was an increase in the Company's net loss by $1,172,000 ($0.06 per share). The effect of this accounting change for the six months ended December 31, 1994, in addition to the cumulative effect noted above, was an increase in the Company's net loss of $1,644,000 ($0.08 per share). See Note 7.

7.    PATENTS AND LICENSES AND PATENT INFRINGEMENT LITIGATION

      Patents and Licenses

      The Company holds several U.S. and foreign patents, encompassing processes as well as systems of electronically delivering television program schedule information to a storage device for the control of television tuners, recording devices and the use of on-screen menus for program guides and control of cable decoding devices by recording devices. The Company has filed a series of other patent applications covering additional product features, various interfaces, and new products which are directed toward the area of electronic program guide and recording device products. The costs incurred in connection with securing these patents are capitalized and amortized over their estimated useful lives of 13 to 17 years.

      In February 1994, the Company paid $2,500,000 in cash consideration for an amendment to a licensing assignment agreement. The original assignment agreement assigned to the Company all right, title and interest in two patents, the TV Schedule patent and the VCR Scheduling patent, in exchange for certain royalty payments. The amendment eliminated these royalty payments in exchange for the cash consideration. The $2,500,000 was capitalized as patents and licenses and is being amortized over the average remaining useful lives of the two applicable patents.

      In March 1994, the Company entered into an exclusive patent license agreement with another company for five previously issued patents and several related pending patents (the "PMC Patents"), one which has since been granted. In consideration for the license agreement, the Company paid a license fee consisting of a one-time payment of $500,000 and monthly installments of $25,000 over a three-year period thereafter. The Company expensed the total license fee of $1,322,000 in the twelve months ended June 30, 1994 as additional development will be required to achieve product feasibility.

      Patent Infringement Litigation

      The Company is a defendant in several lawsuits alleging infringement of certain patent rights by the Company, as described below.

      Gemstar Litigation

      The Company and Gemstar are currently in litigation with each other over their respective intellectual property rights as described more fully below. The Company and Gemstar, however, have agreed to cease ("stay") all activity with respect to the pending litigation between them until the earlier of the consummation of the Merger or termination of the Merger Agreement.

      In October 1993, the Company filed suit in the District Court for the Northern District of California, San Jose Division, against Gemstar and Michael R. Levine ("Levine") seeking: (1) a preliminary and permanent injunction and treble damages for Gemstar's willful infringement of one of the Company's patents (United States Patent No. 5,151,789, the "789 patent"); (2) a declaration that the Company does not infringe any claim of United States Patent No. 4,908,713 (the "713 patent") and/or that any such claim is invalid and/or unenforceable; (3) a preliminary and permanent injunction and treble damages for Gemstar's violation of certain antitrust laws; and (4) monetary and exemplary damages for Gemstar's tortious business activities. Gemstar and Levine counterclaimed on January 4, 1994 for a preliminary and permanent injunction and treble damages for the Company's alleged infringement of the `713 patent claims and for a declaration of noninfringement, invalidity, and/or unenforceability of the claims of the Company's `789 patent. In addition, on December 8, 1993 Gemstar and Levine moved to dismiss the Company's antitrust claim and the Company's declaratory relief claim to the extent it sought a declaration of the unenforceability of the `713 patent due to Levine's alleged inequitable conduct during the prosecution of the `713 patent. Pursuant to a court order, the Company's antitrust claim was dismissed with prejudice. In addition, the case has been phased to permit resolution of validity and infringement issues prior to resolving all other disputed issues. The court conducted trial in August 1996 regarding Levine's alleged unequitable conduct. A decision has not been rendered in view of the aforementioned stay.

      In November 1993, Gemstar filed an action against the Company in the District Court for the Central District of California seeking: (1) a preliminary and permanent injunction and treble damages for the Company's alleged violation of certain federal and state antitrust laws; (2) for monetary and exemplary damages for the Company's allegedly tortious business activities; and (3) for a declaration of the noninfringement, invalidity, and/or unenforceability of the claims of three of the Company's patents (United States Patent Nos. 5,151,789, 4,706,121, and 4,977,455). In May, 1994, the Central District action was ordered to be transferred to the Northern District of California, San Jose Division, to be consolidated with the above mentioned litigation for discovery and pre-trial purposes. In addition, pursuant to a court order, Gemstar's declaratory relief claims against the Company's United States Patent Nos. 4,706,121 (the "121 patent") and 4,977,455 (the "455 patent") were dismissed. A trial date has not yet been set and discovery has been stayed pursuant to the Merger Agreement.

      In October 1994, SuperGuide Corporation ("SuperGuide") and Gemstar filed a further lawsuit against the Company in the District Court for the Northern District of California, San Jose Division. In this action, SuperGuide and Gemstar are seeking, among other things, preliminary and permanent injunctions and treble damages for the alleged willful infringement by the Company of one or more claims of United States Patent Nos. 4,751,578 (the "578 patent") and 5,038,211 (the "211 patent"). On December 8, 1994, the Company filed counterclaims seeking, among other things, a declaration that the Company does not infringe any such claims of the `578 and `211 patents, and/or that such claims are invalid and/or unenforceable. On May 5, 1995, SuperGuide amended its complaint to add a count asserting that the Company's `121 patent is invalid and/or unenforceable and is not infringed upon by SuperGuide. The Company filed a motion to dismiss SuperGuide's causes of action with respect to the `121 patent for lack of subject matter jurisdiction (based on no case or controversy); on August 8, 1995, the Company's motion was granted. This lawsuit also has been consolidated with the above mentioned cases for discovery and pre-trial purposes. A trial date has not yet been set and discovery has been stayed pursuant to the aforementioned Merger Agreement.

      United Video Litigation

      In October 1993, United Video and its Trakker, Inc. subsidiary brought suit against the Company in the United States District Court for the Northern District of Oklahoma, seeking a declaratory judgment that its interactive program guide products do not infringe the Company's `121, `455 or `789 patents. The Company counterclaimed charging infringement of the `121 patent. Through subsequent procedural motions, the lawsuit expanded to include a total of ten patents to which the Company has rights to and federal antitrust claims. The Court has deferred consideration of all the other claims and counterclaims pending the resolution of the infringement, validity and enforceability issues of the `121 patent. A phased bench trial began on May 8, 1996, with United Video essentially presenting its case in chief on the validity and enforceability issues related to the `121 patent. The Court has set the trial date for the next phase for May 5, 1997. The Company will present witnesses during this next phase relating to the validity, enforceability and infringement of the `121 patent.

      Scientific-Atlanta Arbitration and Litigation

      In 1995, the Company brought an arbitration action against Scientific-Atlanta concerning Scientific-Atlanta's alleged delay in the deployment of StarSight-capable set-top boxes and its development of a competing electronic program guide allegedly using the Company's technology in violation of its licensing agreement with the Company. In apparent response to the arbitration action, Scientific-Atlanta filed a lawsuit in the United States District Court for the Northern District of Georgia (the "Atlanta suit") in February 1996 against the Company and
      Philips alleging that the Company's stand alone StarSight receiver infringed on three U.S. patents owned by Scientific-Atlanta. The Company filed a demand on April 30, 1996 for arbitration on the issue of whether the Company is licensed to use Scientific-Atlanta's patents. The arbitrators have been selected, but there has been no discovery and no hearing date has been set. The judge in the Atlanta suit has stayed proceedings pending the outcome of the April 30, 1996 arbitration. On July 23, 1996, the American Arbitration Association ("AAA") awarded the Company $15,000,000 in monetary damages plus attorney fees and arbitration costs against Scientific-Atlanta. In addition to the monetary award, the Company was granted injunctive relief prohibiting Scientific-Atlanta, except under certain limited conditions, from accepting any new customer orders for any products incorporating an interactive electronic program guide that utilizes any information derived either directly or indirectly from the Company for a period of three years beginning from the date of the award. On December 11, 1996, the U.S. District Court for the Northern District of California confirmed the AAA arbitration panel award of $15,000,000, plus attorney fees and arbitration costs. In addition, the court confirmed the AAA panel's injunction prohibiting Scientific-Atlanta for a period of three years from shipping to third parties any consumer product incorporating an interactive program guide, except for orders already committed to in writing as of July 23, 1996, the date of the AAA panel ruling. On December 24, 1996, Scientific-Atlanta appealed $10,000,000 of the award to the U.S. District Court of Appeals for the Ninth Circuit. The matter is currently pending and no briefs have been filed.

      In January 1997, the Company received a payment of $7,715,000 for a portion of the award, consisting of $5,000,000 in damages, $2,485,000 for attorney fees and arbitration costs and $230,000 in accrued interest.

      The Company intends to respond and vigorously defend the allegations against it and to actively pursue its claims against each party. Through December 31, 1996, the Company expensed $10,472,000 in legal and other costs in connection with the litigation described above, of which $4,776,000 and $2,880,000 was incurred for the twelve months ended December 31, 1996 and 1995, respectively. The Company expects to incur additional legal costs in future periods related to the enforcement of the Company's patents involved in the current and potential future suits. No estimate of the total amount of such additional legal costs can be made at this time. The outcome of these lawsuits cannot presently be determined. The Company believes, based upon the advice of counsel, that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial statements taken as a whole.

8.    INVESTMENTS

      Short-term investments available for sale of $1,989,000 at December 31, 1996 consist of debt instruments issued by a Federal Agency. The fair value of these instruments approximated amortized cost at December 31, 1996.


      In September 1995, the Company sold its long-term investments held to maturity to provide cash for operating requirements.

9.    INVENTORIES

      Inventories are summarized as follows (in thousands):

                                                      December 31,  December 31,
                                                          1996         1995

     Raw materials                                      $   801     $   441
     Finished products                                      680       5,099
                                                        -------     -------

         Total                                            1,481       5,540

     Less lower of cost-or-market valuation allowance    (1,481)     (5,099)
                                                        -------     -------

     Inventory, net                                     $  --       $   441
                                                        =======     =======


      Inventory reserves and write-offs were $801,000, $4,931,000 and $1,450,000 for the twelve months ended December 31, 1996 and 1995 and the six months ended December 31, 1994, respectively.

      The Company had entered into an agreement with a third party manufacturer (the "Manufacturer") for the manufacture of as many as 100,000 stand alone StarSight receivers ("Receivers") on a subcontract basis. In connection with this agreement, the Company provided the Manufacturer certain raw materials to complete the manufacture of the Receivers. At December 31, 1994, the Company had recorded an inventory valuation allowance of
      $1,450,000 related to this agreement covering approximately 25,000 Receivers which the Company had committed to purchase. Such inventory valuation allowance represented the Company's estimate of the excess of cost over net realizable value on work-in-process and finished products inventories to reflect the anticipated sales price of the Company's stand alone StarSight receiver at the time.

      During the first quarter of 1995, the Company committed to purchase another 10,000 Receivers and recorded an additional inventory valuation allowance of $930,000. In September 1995 the Company canceled its commitment to purchase the remaining 65,000 Receivers from the Manufacturer. Such cancellation did not result in any additional cost or liability to the Company. However, in September 1995, as a result of the completion of this agreement with the Manufacturer and a significant reduction in the anticipated sales price of the Receivers, the Company recorded an additional lower of cost or market inventory valuation allowance of $2,340,000. In addition, the Company expensed $960,000 of excess work-in-process inventories originally acquired for use in the manufacture of the remaining 65,000 receivers. In the fourth quarter of 1995, the Company recorded an additional lower of cost or market inventory valuation allowance of $701,000. As a result, the total 1995 inventory reserve and write-off was $4,931,000.

      During  the  fourth  quarter  of  1996,  as a  result  of  delays  in  the manufacture of StarSight-capable consumer electronics products, the Company recorded an additional lower of cost or market inventory allowance of $801,000.

10.   FURNITURE, FIXTURES AND EQUIPMENT

      Furniture, fixtures and equipment consist of the following (in thousands):

                                                December 31,     December 31,
                                                   1996              1995

     Computer equipment and software              $ 2,229          $ 1,994
     Furniture and fixtures                           644              629
     Machines and equipment                         2,852            2,677
                                                  -------          -------

       Total                                        5,725            5,300

     Less accumulated depreciation                 (4,651)          (3,663)
                                                  -------          -------

     Furniture, fixtures and equipment, net       $ 1,074          $ 1,637
                                                  =======          =======


11.   THOMSON LICENSING AGREEMENT

      During the fourth quarter of 1995, the Company entered into a licensing agreement with Thomson Consumer Electronics for use of the Company's intellectual property in certain Digital Satellite System ("DSS") equipment manufactured by Thomson Consumer Electronics. In connection with this agreement, the Company received a prepayment of $2,000,000 for license fees in October 1995 which was recorded as deferred revenue. Revenues are recognized when actual shipments of DSS equipment with the Company's intellectual property occur. The Company recorded approximately $2,612,000 in license revenues under this agreement for the twelve months ended December 31, 1996. No revenues were recorded under this agreement for the twelve months ended December 31, 1995.

12.   COMMITMENTS AND CONTINGENCIES

      The Company has entered into a long-term joint development and network service agreement for the transmission of television program schedule data which originally expired on June 30, 1996. During 1996, the expiration date was extended to December 31, 2001. Under this agreement, the Company is committed to pay a monthly fee based on the number of designated market areas. If services are provided nationwide and subscriptions exceed a certain level, these fees may increase to a maximum of $7,000,000 per year prior to adjustments for inflation.

      Future minimum payments under this agreement as of December 31, 1996 are as follows:

      Years ended December 31 (in thousands):
            1997                                $1,240
            1998                                 1,240
            1999                                 1,240
            2000                                 1,240
            2001                                 1,240
                                                ------

           Total                                $6,200
                                                ======


      Fees under this  agreement  were  $1,124,000,  $1,170,722,  $1,245,000 and
      $1,008,000 for the twelve months ended December 31, 1996 and 1995, the six months ended December 31, 1994 and the twelve months ended June 30, 1994, respectively.

      The Company has entered into a data delivery agreement for television programming schedule data and computer services. Fees under this agreement begin with the achievement of an agreed-upon subscriber base and are limited to a maximum of $1,600,000 per year through April 25, 2000. Fees under this agreement were $705,000, $654,000, $415,000 and $413,000 for the twelve months ended December 31, 1996 and 1995, the six months ended December 31, 1994 and the twelve months ended June 30, 1994, respectively.

      The Company has entered into a product development and manufacturing agreement for televisions that utilize the Company's television program subscription services. Under this agreement, the Company will reimburse certain design and engineering costs incurred by the manufacturer and will also pay certain incremental manufacturing costs and royalties based upon units produced. For the six months ended December 31, 1994 and the twelve months ended June 30, 1994, the Company incurred expenses of $3,117,000 and $997,000, respectively, under this agreement. Subsequent to December 31, 1994, the Company fulfilled its obligations to reimburse the manufacturer resulting in no further payments by the Company. The Company has entered into another similar agreement with the same manufacturer. For the twelve months ended December 31, 1996, the Company expensed approximately $807,000 under this agreement.

13.   INCOME TAXES

      Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The deferred tax balances consisted of the following (in thousands):

                                                      December 31,  December 31,
                                                         1996           1995
Deferred tax assets:
  Federal and state net operating loss carryforwards   $ 30,000      $ 29,257
  Patent litigation costs                                 4,000         2,629
  Inventory reserves                                        600         1,765
  Excess book over tax depreciation and amortization        400           341
  Unearned licensing revenue                              7,900          --
  Other                                                   1,500         1,512
                                                       --------      --------

           Total                                         44,400        35,504

Valuation allowance                                     (44,400)      (35,504)
                                                       --------      --------

Net deferred tax assets                                $   --        $   --
                                                       ========      ========



      A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance of $44,400,000 and $35,504,000 as of December 31, 1996 and 1995, respectively, due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

      As of December 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $81,000,000, and net operating loss carryforwards for state tax purposes of approximately $38,000,000, which expire at various dates through 2011. The difference between the net operating loss carryforwards for federal income tax purposes and for California income tax purposes results primarily from the capitalization of research and development costs and the 50% limitation on the California loss carryforwards.

      Internal Revenue Code Section 382 places a limitation (the "Section 382 Limitation") on the amount of taxable income which can be offset by net operating loss ("NOL") carryforwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. California has similar rules. Generally, after a control change, a loss corporation cannot deduct NOL carryforwards in excess of the Section 382 Limitation. As a result of recent equity investments, the Company has not yet determined the amount, if any, of limitations of NOL carryforwards as of December 31, 1996. Future ownership changes could limit the Company's use of its remaining NOL carryforwards.

14.   ISSUANCE OF COMMON STOCK IN 1996 AND 1995

      On March 8, 1996, the Company sold 3,333,333 shares of its Common Stock to THOMSON at a price of $7.50 per share for $24,625,000, net of placement fees associated with the transaction of $375,000. See Note 22.

      On November 20, 1995, the Company completed a private placement with certain existing shareholders for 666,668 shares of the Company's common stock at a price of $7.50 per share or total net proceeds of $5,000,000. There were no underwriting commissions or placement fees associated with the transaction.

15.   INITIAL PUBLIC OFFERING OF COMMON STOCK IN 1993

      In July 1993, the Company completed an underwritten initial public offering ("IPO") of 3,105,000 shares of Common Stock, at an initial price to the public of $15.00 per share The net proceeds to the Company, after deducting underwriting commissions and discounts and other offering costs, was $42,334,000. At the time of the IPO, all of the Convertible Preferred Stock was automatically converted into Common Stock on a one for one basis. The Series A, B, C, D, E, F, G. H, and I Convertible Preferred Stock was convertible at any time into the same number of fully paid and nonassessable shares of Common Stock.

16.   STOCK WARRANTS

      As a result of the IPO, the Series C, D, E, F, G, H and I Warrants became exercisable for shares of Common Stock. In September 1993, a Warrant Holder exercised its Warrant to purchase 833,333 shares of the Company's Common Stock for $4,687,498 ($5.63 per share). In September 1994, a Warrant Holder exercised its Warrant to purchase 229,624 shares of the Company's Common Stock for $1,722,180 ($7.50 per share).

      On September 18, 1991, in connection with the sale of Series C Convertible Preferred Stock, the Company granted the holder, in the event the Company or any shareholder of the Company engages or proposes to engage in a transaction that would result in a new shareholder of the Company holding greater than 25% of the Company's outstanding capital stock, on an as-defined fully diluted basis ("25% Shareholder"), the right to purchase, at the fair market value of the Common Stock as determined by the average of the closing prices for a share of Common Stock of the Company on the ten consecutive trading days preceding the date of exercise, additional shares of Common Stock to enable it to maintain up to a 1.4:1 ratio between its percentage ownership of the Company, on an as-defined fully diluted basis, and that of the new 25% Shareholder, provided that the holder may not, pursuant to this right, increase its percentage ownership to greater than 51% of the Company's outstanding capital stock on an as-defined fully diluted basis (the "Top Up Right"). In connection with the THOMSON investment of $25,000,000 (see Note 22), the holder agreed that THOMSON could acquire greater than 25% of the Company's outstanding capital stock without initiating the holder's Top Up Right. In connection with the proposed merger with Gemstar, the holder agreed to certain modifications of its Top Up Right, solely as such right applies to the option granted by the Company to Gemstar in connection with the proposed merger.

      In connection with a strategic and affiliation agreement with Bell Atlantic Video Services Company ("BVS") dated October 28, 1994, the Company granted BVS two Warrants to purchase an aggregate of 1,000,000 shares of the Company's common stock. One warrant to purchase 500,000 shares can be exercised at predetermined prices increasing from $15 to $35 over the four-year warrant term. The remaining warrant to purchase 500,000 shares can be exercised at 85% of market price at the time of exercise.

      In connection with a series of strategic and financial agreements with THOMSON dated March 8, 1996, the Company granted THOMSON a warrant to purchase 2,000,000 shares of the Company's Common Stock as follows: up to 1,000,000 shares at $7.50 per share on or prior to February 1, 1998 and up to the balance of the shares at $10.00 per share on or prior to February 1, 1999. The total number of shares purchasable by THOMSON under the warrant is limited to 19.6% of the Company's issued and outstanding Common Stock.

17.   STOCK OPTIONS

      In November 1994, the Company amended the 1989 Stock Incentive Program to increase the number of shares reserved for stock options from 2,666,667 shares to 3,866,667 shares. In May 1995, the Company amended the 1989 Stock Incentive Program to increase the number of shares reserved for stock options from 3,866,667 shares to 4,766,667 shares. The 1989 Stock Incentive Program provides for two forms of option agreements:

      o The incentive stock option plan is intended to qualify as an "incentive stock option" plan as defined in Section 422(A) of the Internal Revenue Code of 1986 and provides for the granting of options to purchase shares of the Company's Common Stock to key officers and employees.

      o The nonstatutory stock plan is not intended to be a qualified option plan and provides for the granting of options to purchase shares of the Company's Common Stock to employees and consultants.

      Stock options become exercisable pursuant to individual written agreements between the Company and participants in the plans. Generally, the exercise price is the estimated fair market value at the date of the grant. Generally, employee stock options vest ratably over 48 months from the date of grant. Unexercised options expire five to ten years from the date of the grant.


      A summary of the options outstanding in the Company's stock option plans follows:

                                                                                                 Weighted
                                                                                                  Average
                                                                                                 Exercise
                                                          Share                                    Price
                               --------------------------------------------------------        ------------
                                 Incentive            Nonstatutory             Total

Balance at July 1, 1993          1,284,335               502,732             1,787,067            $ 2.78

Granted                            364,668               200,000               564,668            $18.83
Exercised                         (459,827)             (129,334)             (589,161)           $ 1.31
Canceled                            (4,860)               (5,833)              (10,693)           $19.64
                                 ---------            ----------            ----------

Balance at June 30, 1994         1,184,316               567,565             1,751,881            $ 8.35

Granted                            232,533               200,000               432,533            $11.91
Exercised                         (192,038)              (73,000)             (265,038)           $ 2.02
Canceled                          (195,231)              (47,499)             (242,730)           $18.71
                                 ---------            ----------            ----------

Balance at December 31, 1994     1,029,580               647,066             1,676,646            $ 9.10

Granted                          1,169,783                90,000             1,259,783            $ 5.67
Exercised                         (177,929)              (41,000)             (218,929)           $ 3.05
Canceled                          (216,805)             (116,733)             (333,538)           $11.85
                                 ---------            ----------            ----------

Balance at December 31, 1995     1,804,629               579,333             2,383,962            $ 6.66

Granted                            613,797               197,500               811,297            $ 6.84
Exercised                         (200,669)             (108,667)             (309,336)           $ 2.61
Canceled                          (441,242)             (100,000)             (541,242)           $10.55
                                 ---------            ----------            ----------

Balance at December 31, 1996     1,776,515               568,166             2,344,681            $ 6.85
                                 =========            ==========            ==========


      In January 1996, the Company repriced the exercise price of approximately 300,000 options (originally granted from $15.00 to $3.75) to $3.50. As a result, the Company incurred $752,000 in compensation expense in 1996 (see
      Note 1) and expects to incur an additional $214,000 and $107,000 in compensation expense in 1997 and 1998, respectively.

      At December 31, 1996, there were 993,872 shares available for the granting of additional options. There were 1,277,632, 1,061,392, 981,139 and 965,875 shares exercisable at December 31, 1996, 1995, 1994 and June 30, 1994, respectively, at a weighted average price of $7.30, $7.45, $7.95 and $5.09, respectively.

      The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                      Outstanding                               Exercisable
                  ---------------------------------------------------- ------------------------------
                       Number            Weighted          Weighted       Number of       Weighted
    Range of       Outstanding at         Average          Average     Exercisable at      Average
    Exercise        December 31,      Remaining Life       Exercise     December 31,      Exercise
     Prices             1996            (in years)          Price           1996            Price
----------------- ----------------- -------------------- ------------- ----------------  ------------
$2.75-$5.00             713,935            1.7                $3.43         443,212         $3.43
$5.01-$10.00          1,383,663            2.5                $7.02         599,525         $7.02
$10.01-$15.00           182,083             0                $12.29         173,333        $12.29
$15.01-$22.25            65,000             0                $22.25          61,562        $22.25
                      ----------                                          ---------

                      2,344,681                                           1,277,632
                      ==========                                          =========




18.   SFAS NO. 123 PRO FORMA DISCLOSURES

      The Company applies APB 25 in accounting for its stock options. Had compensation cost been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been changed to the pro forma amounts indicated below:

                                                  Year Ended December 31,
                                                   1996            1995
                                                ----------     -----------

      Net loss (in thousands)
        As reported                            $  (25,049)     $  (31,780)
        Pro forma                                 (26,561)        (32,730)
      Primary net loss per share
        As reported                            $    (1.01)     $    (1.50)
        Pro forma                                   (1.07)          (1.55)


      The weighted-average grant date fair value of options granted during the year was $4.52 in 1996 ($4.44 for options granted at market price and $4.95 for options granted at less than market price) and $4.36 in 1995. The weighted average exercise price of options granted in 1996 was $6.84 for options granted at market price and $3.50 for options granted at less than market price.

      The fair value of each  option  grant was  estimated  on the date of grant
      using  the   Black-Scholes   option   pricing  model  with  the  following
      weighted-average assumptions:
                                                       Year Ended December 31,
                                                          1996         1995
                                                       ---------    ----------

      Dividend Yield                                        0%          0%

      Volatility                                           95%         95%

      Risk free interest                                  5.7%        6.9%

      Expected terms (years)                              2.5         4


      The expected term assumption in 1996 is lower than the vesting period due to the effect of repricing existing options (see Note 17). This repricing of existing options has been included in the Black-Scholes option pricing model. The incremental fair value of the options between the fair value after and before the repricing has been included in the 1996 pro forma calculations above.

      The impact of outstanding unvested stock options granted prior to 1995 has been excluded from the pro forma calculations. Accordingly, the 1996 and 1995 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all applicable stock options.

19.   EMPLOYEE STOCK PURCHASE PLAN

      In May 1993 the Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the Company's shareholders. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. The Purchase Plan allows eligible employees to purchase Common Stock at not less than 85% of fair market value through payroll deductions not to exceed 15% of an employee's compensation and not to exceed $25,000 of stock in any calendar year. A total of 100,000 shares of Common Stock are reserved for issuance under the Purchase Plan. During the twelve months ended December 31, 1996 and 1995, the six months ended December 31, 1994 and the twelve months ended June 30, 1994, employees of the Company purchased 11,617 shares of Common Stock for $61,000, 20,635 shares of Common Stock for $88,000, 17,250 shares of Common Stock for $114,000 and 15,219 shares of Common Stock for $183,000, respectively, under the Purchase Plan.

20.   401(k) PLAN

      The Company maintains a salary deferral 401(k) plan (the "Plan") covering all employees who have met certain eligibility requirements. Employees may elect to contribute up to 20% of their eligible compensation to the Plan, not to exceed the dollar limit set by law. Under the Plan, the Company may, at its discretion, make matching contributions to the Plan. The Company has not made any contributions to the Plan through December 31, 1996.

21.   LEASES

      The Company leases office space under operating leases which are subject to certain rent escalations and include renewal provisions at the option of the Company.

      Future minimum payments under operating leases as of December 31, 1996 were as follows:

      Years ended December 31 (in thousands):
         1997                                                        $812
         1998                                                         815
         1999                                                         824
         2000                                                         608
         2001                                                         526
       Thereafter                                                     658
                                                                   ------

       Total                                                       $4,243
                                                                   ======


      Rental  expense was  $754,000,  $644,000,  $330,000  and  $486,000 for the
      twelve months ended December 31, 1996 and 1995, the six months ended December 31, 1994 and the twelve months ended June 30, 1994, respectively.

22.   MARCH 1996 AGREEMENTS WITH THOMSON

      On March 8, 1996, the Company and THOMSON finalized agreements to form a long-term strategic relationship to aggressively incorporate and promote StarSight technology and related services in selected THOMSON product lines. The key terms and conditions of these agreements follow:

      o The Company sold 3,333,333 shares of its Common Stock to THOMSON at $7.50 per share or $25,000,000 in total.

      o The Company granted THOMSON a warrant to purchase 2,000,000 shares of the Company's Common Stock as follows: up to 1,000,000 shares at $7.50 per share on or prior to February 1, 1998 and up to the balance of the shares at $10.00 per share on or prior to February 1, 1999. The total number of shares purchasable by THOMSON under the warrant is limited to 19.6% of the Company's issued and outstanding Common Stock.

      o THOMSON will put StarSight capability into a significant portion of THOMSON's suitable consumer electronic products over the life of the ten year agreement.

      o The Company will pay THOMSON a per subscriber fee for new subscribers using a THOMSON StarSight-capable product. Fees under this agreement are limited to certain annual maximums through the year 2000.

      o The Company will pay THOMSON a percentage of all subscription fees derived from THOMSON StarSight-capable products. Fees under this agreement begin after the achievement of an agreed-upon minimum of THOMSON StarSight-capable products manufactured or procured by THOMSON. In addition, the Company will pay THOMSON a percentage of all revenues related to consumer electronics products whether or not the subscriber is using a THOMSON StarSight-capable product. Such fees under this agreement begin after the achievement of an agreed-upon minimum of THOMSON StarSight-capable products manufactured or procured by THOMSON. This agreement expires in 2010.

      o The Company and THOMSON each agree to contribute significant specific dollar advertising commitments in each year 1997 and 1998 for advertising and promotion of THOMSON StarSight-capable products.

      The Company believes that as a result of significant changing conditions in the marketplace, including increased competition, certain aspects of these strategic business agreements with THOMSON, such as THOMSON's volume commitments and the Company's technology transfer commitments, will be renegotiated in the near term as soon as market conditions have been clarified.






                                     ******





                                      F-25
                              DEFINITIVE AGREEMENT

         THIS AGREEMENT is made as of October 1, 1996 ("Effective Date"), by and between STARSIGHT TELECAST, INC. ("StarSight"), a corporation organized and existing under the laws of the State of California, USA, having its main office and place of business at 39650 Liberty Street, 3rd Floor, Fremont, California, 94538, USA, and Microsoft Corporation ("Microsoft"), a corporation organized and existing under the laws of the State of Washington, USA, having its main office and place of business at One Microsoft Way, Redmond, Washington 98052-6399, USA, who agree as follows:

                                    SECTION 1
                                    RECITALS

         StarSight is engaged in the manufacture, research and development of data processing products and methods including the provision of schedule and programming information to end users and television broadcast facilities having systems compatible for receiving such information.

         Microsoft develops, manufactures, licenses, sells and supports a wide range of software and hardware products, including data processing products, for personal computers ("PCs"), sub-PCs, computerized appliances, workstations and servers.

         StarSight and Microsoft have intellectual property rights including certain patents and patent applications, and have the right to grant licenses to the other under such intellectual property rights. The parties expect to continue research and development which will be protected by future intellectual property rights. Each of the parties wishes to be granted licenses under such intellectual property rights of the other party.

         The parties wish to cooperate with respect to their respective development of data processing products and provision of schedule and programming information to end users and television broadcast facilities. Further, the parties wish to share certain revenues and conduct various marketing activities in connection with such products and services.

                                    SECTION 2
                                   DEFINITIONS

         When the following terms are used in capitalized form herein, they shall have the following meanings:

         "Advertising Links" means a hypertext link or other mechanism through which advertising is made available to or accessible by user selection. One example of an "Advertising Link" would be an icon which could be selected by a user which activates or causes the display or storage of an advertising message.

         "Advertising Revenue(s)" means all Microsoft revenues generated from advertising sold for display in any EPG display of any Microsoft EPG Product, as well as any fees paid by an advertiser to Microsoft for display of an Advertising Link or for user selection of an Advertising Link in any EPG display of any Microsoft EPG Product.

         "Data Loader" means a mechanism for receiving and storing data in a manner which allows it to be displayed in an EPG.

         "Deliverables" shall mean either the Microsoft Deliverables or the StarSight Deliverables as the context may require.

         "Delivering Party" shall mean Microsoft in the case of the Microsoft Deliverables and StarSight in the case of the StarSight Deliverables.

         "Digital Set Top Box" means any digital device (other than a Traditional Product, a personal computer or other multi-purpose device, as well as, components designed therefor), the principal design and function of which is the reception, decoding and conditional access of MPEG (or equivalent) digital broadcast signals, irrespective of the broadcast method (e.g., cable, satellite), of programming services such as television.

         "Direct Broadcast Satellite Product" or "DBS Product" means an integrated receiver/decoder product compatible with a direct broadcast satellite system such as, for example, the DirecTV 101(degree) West direct broadcast satellite network. A DBS Product may be, for example, without limitation a television, a VCR or personal computer having an integrated direct broadcast satellite network receiving function.

         [REDACTED***] means [REDACTED***] or its successor in interest to its [REDACTED***].

         "Electronic Program Guide" or "EPG" means any electronic guide which displays or gives selective access to any information.

         "Licensed Patents" means, as to each party to this Agreement, the claims covering EPG-related inventions in any and all patents and applications throughout the world including utility models, design patents, divisionals, reissues, continuations, re-examinations and extensions thereof, issued or issuing on applications entitled to an effective filing date before [REDACTED***], under which patents or applications therefor such party or any of its Subsidiaries now has or [REDACTED***] of or within the scope granted herein. The term "Licensed Patents" shall not apply with respect to any claim of any patent in which either party first obtains rights before, on, or after the Effective Date if a grant of a license or the exercise of rights thereunder would result [REDACTED***], or result in the loss of any rights in such patent, by the granting party, except for [REDACTED***] to Subsidiaries of such granting party, and [REDACTED***] to third parties for inventions made by said third parties while employed by such granting party to this Agreement.

--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

         "Microsoft Deliverables" shall mean deliverables identified on Appendix A, attached hereto and incorporated by reference and as may be amended from time to time in writing by the mutual agreement of the parties to this Agreement.

         "Microsoft EPG Product" means a Microsoft Licensed Product that includes or incorporates an EPG designed to receive and display local broadcast TV listings.

         "Microsoft Licensed Product(s)" means any and all products, services and infrastructure of Microsoft or any of its Subsidiaries which products, services and infrastructure, but for this Agreement would directly or indirectly infringe one or more of the valid and enforceable claims of the StarSight Licensed Patents. The term "Microsoft Licensed Products," however, shall not include Traditional Products.

         "Net Advertising Revenues" means Advertising Revenues less only allowances for uncollectable amounts and bad debts, determined in accordance with generally accepted accounting principles as consistently applied by Microsoft.

         "Net Subscription Revenues" means Subscription Revenues less only allowances for uncollectible amounts and bad debts, determined in accordance with generally accepted accounting principles as consistently applied by StarSight.

         "Receiving Party" shall mean StarSight in the case of the Microsoft Deliverables and Microsoft in the case of the StarSight Deliverables.

         "Service Provider" means any company or entity which operates a broadcast system, irrespective of the broadcast method (e.g., cable, satellite), for providing programming services such as television.

         [REDACTED***] means, with respect to any Digital Set Top Box, one that is directly or indirectly provided by a [REDACTED***] to an end user via lease, subscription or otherwise whereby title to the Digital Set Top Box does not pass to the end user (i.e., the Digital Set Top Box remains an asset listed on the financial books of the [REDACTED***] or other entity which provides the Digital Set Top Box to the end user).

         "StarSight Authorization Codes" means codes which StarSight uses to electronically send activation, deactivation or other commands or data to individually addressable StarSight products.

         "StarSight Competitor" means an entity that actively designs and/or sells or otherwise markets Electronic Program Guide hardware, services and/or software which, when such products and services, taken individually or collectively, directly compete in the marketplace with similar StarSight products and services designed, sold, or otherwise marketed by StarSight, or are licensed under and/or covered by any StarSight patent, copyright, or trade secret.

--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

         "StarSight Data Loader" means a Data Loader that receives and stores StarSight data, pursuant to a StarSight subscription.

         "StarSight Deliverables" shall mean deliverables identified on Appendix B, attached hereto and incorporated by reference.

         "StarSight Licensed Product(s)" means any and all EPG products and services of StarSight or any of its Subsidiaries the primary function of which is to receive and display information from a StarSight data service and a substantial portion of which functionality is to receive and display television programming information which products and services, but for this Agreement would directly or indirectly infringe one or more of the valid and enforceable claims of the Microsoft Licensed Patents. For example, personal computer operating systems, Internet/Intranet browser programs, general purpose word-processing programs, and spreadsheet programs would not be included in the term "StarSight Licensed Products."

         "StarSight Protocol(s)" means data structures, protocols, and similar information established by StarSight to enable StarSight products to receive, decode and utilize information broadcast through the StarSight system.

         "StarSight Trademarks" means the "StarSight and the "StarSight and Design" trademarks, whether alone or in combination, as illustrated in Appendix C, attached hereto and incorporated by reference; provided however, that the appearance and/or style of the trademarks may vary from time to time as specified by StarSight in its sole discretion.

         "Subscription Revenues" means StarSight revenues generated from (or as a result of) paid subscribers to the StarSight EPG subscription service for local broadcast TV listings derived directly from users' use of Microsoft EPG Products. The term "Subscription Revenues" does not include subscription revenues received by StarSight derived from any non-Microsoft EPG product irrespective of whether such non-Microsoft EPG Product runs on a third party platform or on a Microsoft operating system platform (such as "Windows(R) 95" or its successor products and platforms).

         "Subsidiary" means a corporation, company, or other entity: (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other such managing authority) are, now or hereafter, owned or controlled, directly or indirectly by a party hereto, but such corporation, company, or other entity shall be considered to be a Subsidiary only so long as such ownership or control exists; or (ii) which does not have outstanding shares-or securities, as may be the case with a partnership, joint venture, or unincorporated association, but more than [REDACTED***] of whose ownership interest representing the right to make decisions for such corporation, company, or other entity is, now or hereafter, owned or controlled, directly or indirectly by a party hereto, but such corporation, company, or other entity shall be considered to be a Subsidiary only so long as such ownership or control exists.

--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

         "Trade Secret(s)" means information shared by one party with the other relating to past, present and future research, development and business activities, which information is treated as secret and confidential, and which information derives independent, actual or potential value from not being generally known to other persons by proper means.

         "Traditional Products" means devices of the type and capability generally available in the consumer market as of [REDACTED***], in the following product categories: television sets, VCRs, TVCRs, and television set top decoder boxes irrespective of whether such products are connected via cable, satellite, telephony, MMDS, etc. and irrespective of whether such products are [REDACTED***] or distributed by some other means.

         "Transfer(s)" or "Transferred" means (i) deliver(ed) to others (including for export) other than by sale, regardless of the basis of compensation, if any, (e.g., by consignment or by gift) and/or (ii) sell (sold) in combination with other products.

         "Version" means a particular model or version of a Microsoft Licensed Product.

         "Version Number" means any combination of numbers, letters, and/or words used to identify a particular Version of a Microsoft Licensed Product.

                                    SECTION 3
                      PATENT AND TRADE SECRET CROSS-LICENSE

         3.1 Subject to the obligations herein, including without limitation the consideration and payments pursuant to Sections 5 and 6, StarSight hereby grants to Microsoft a worldwide, non-exclusive, non-assignable license under StarSight's Licensed Patents and, subject without limitation to Section 10.1 and 10.2, Trade Secrets to make, have made, use, lease, sell, offer to sell, otherwise market and import Microsoft Licensed Products.

         3.2 Subject to the obligations herein, including without limitation the consideration and payment pursuant to Sections 5 and 6, Microsoft hereby grants to StarSight a worldwide, non-exclusive, non-assignable license under Microsoft's Licensed Patents and, subject without limitation to Section 10.1 and 10.2, Trade Secrets to make, have made, use, lease, sell, offer to sell, otherwise market and import StarSight Licensed Products.

         3.3  Subject to Section  11, the  patent  licenses  granted  under this
Section 3 shall not include the right to grant sub-licenses. The right to "have made" shall not be considered a prohibited sub-license.

--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                    SECTION 4
                            DEVELOPMENT AND SCHEDULES

         4.1 Microsoft shall deliver the Microsoft Deliverables to StarSight in accordance with schedules referenced in Section 4.5. If the schedule is not specified for a particular Microsoft Deliverable, then such Microsoft Deliverable will be distributed throughout the term of this Agreement as jointly determined by the parties.

         4.2 Microsoft grants to StarSight the license rights described in Appendix A with respect to the Microsoft Deliverables. The relevant license grants will apply to all Versions (pre-release and final) and components thereof distributed by Microsoft. To the extent any of the license rights set forth in Appendix A are inconsistent with the license rights set forth in this Agreement, then the license rights set forth in this Agreement shall apply.

         4.3 StarSight shall deliver the StarSight Deliverables to Microsoft in accordance with schedules referenced in Section 4.5. If the schedule is not specified for a particular StarSight Deliverable, then such StarSight Deliverable will be distributed throughout the term of this Agreement as jointly determined by the parties.

         4.4 StarSight grants to Microsoft the license rights described in Appendix B with respect to the StarSight Deliverables. The relevant license grants will apply to all Versions (pre-release and final) and components thereof distributed by StarSight. To the extent any of the license rights set forth in Appendix B are inconsistent with the license rights set forth in this Agreement, then the license rights set forth in this Agreement shall apply.

         4.5 The current schedule for the delivery of the Deliverables is set forth on Appendices A and B and may, from time to time be updated upon agreement of the parties. The schedule and all updates thereto will take into account the availability of the Deliverables and timing of development activities and test deployments. The parties agree to use reasonable efforts to implement the development activities and test deployments in accordance with the agreed upon schedule.

         4.6 In the event hardware is included in the Deliverables, then the following additional terms and conditions shall apply to such hardware. The Delivering Party shall retain title to hardware it delivers at all times. The Receiving Party shall insure and take normal precautions to care for the hardware it receives. The Delivering Party agrees that for the duration of this Agreement it will maintain the hardware it delivers in good working order at its expense. The Delivering Party shall determine in its sole discretion the methods (e.g., repair, replacement) by which it will maintain the hardware it delivers in good working order. The Receiving Party agrees to provide reasonable assistance and access to the hardware ft receives to the Delivering Party for this purpose.

         4.7 The Receiving Party may not reverse engineer, and in the case of the software, decompile, or disassemble the Deliverables it receives.

         4.8 Microsoft agrees that it shall not intentionally design its software and/or hardware to block out or prevent the reception of StarSight's data/service, provided that StarSight shall use reasonable efforts to make its data and security mechanisms compatible with such software and/or hardware. Microsoft agrees that it shall take prompt steps to correct any inadvertent blocking designs upon written notice from StarSight or upon Microsoft's own discovery of such a problem.

         4.9 The parties acknowledge that changes to the Deliverables will probably need to be made as development on their respective products progresses toward commercial release or as new types of products are developed. Accordingly, the parties agree to review Appendices A and B from time to time and make amendments to this Agreement to reflect such changes.

                                    SECTION 5
                           MARKETING AND DATA LOADERS

         5.1      INCLUSION OF STARSIGHT DATA LOADER

         5.1.1 Microsoft, as partial consideration for the licenses and rights granted to it herein, agrees that all Microsoft EPG Products shall conform to each of the following:

                  (a) Microsoft shall deliver the applicable StarSight Data Loader with all Microsoft EPG Products irrespective of whether the StarSight Service is available to permit the display of local broadcast TV listings data pursuant to a StarSight subscription (whether that service is free or otherwise). It is expressly understood between the parties that a service providing only satellite or other national TV broadcast listings (i.e., not including local broadcast TV listings data) shall not be considered a service that provides local broadcast TV listings data.

                  (b) Microsoft shall not deliver as part of the Microsoft EPG Product any other Data Loader for a service that provides local broadcast TV listings.

         5.1.2 Notwithstanding the provisions of [REDACTED***].

         5.1.3 Notwithstanding the provisions of Section 5.1.1(b), in the event the StarSight local broadcast TV listings data service is not available in a geographic region at the time a Version of a Microsoft EPG Product is introduced in such region, then Section 5.1.1(b) shall not apply to such

--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Version. The Microsoft EPG Product, however, shall still include a StarSight Data Loader, except as provided below, so that if and when the StarSight data service becomes available in such region ft may be used with the Microsoft EPG Product. Microsoft, prior to the introduction of a new Version, is not required to include the StarSight Data Loader in circumstances where it is unlikely the StarSight data service will. be available in a particular geographic area based upon written confirmation to that effect by StarSight and when, by the nature of the hardware on which the Microsoft EPG Product is loaded, storage limitations exist. In the event StarSight fails to respond to Microsoft's request for "written confirmation" within twenty (20) days of Microsoft's written request, Microsoft may proceed absent written confirmation from StarSight. Microsoft will also promptly introduce a new Version of the Microsoft EPG Product which complies with the requirements of Sections 5.1.1(a) and (b), by removing the other Data Loader in such new Version, when the StarSight data service becomes available in such region.

         5.2      MARKETING REQUIREMENTS

         5.2.1 Microsoft, as partial consideration for the licenses and rights granted to it herein, agrees that all Microsoft EPG Products shall conform to each of the following:

                  (a) At least with the same frequency it displays the Microsoft logo, if and when displayed, Microsoft shall prominently display the StarSight logo in all Microsoft EPG Products (including, to the extent applicable, Windows 95 and/or successor products):

                           (i)   during the EPG set up routine;
                           (ii)  on the EPG display;
                           (iii) with reference to the offer of the trial period
                                 described in Section 5.6; and
                           (iv) to StarSight Service subscribers (1) when StarSight information is displayed and (2) when other EPG advertising and service related screens (if any) are displayed.

                  (b) The StarSight logo will be the only logo for a local broadcast TV listings service shown on the EPG display of any Microsoft EPG Product which actively uses the StarSight Data Loader.

                  (c) Microsoft shall give credit to StarSight in an "about box" or equivalent screen, in all Microsoft EPG
                           Products including those products identified in Sections 5.1.2 and 5.1.3. An example of such language is:

                             "StarSight  Logo" Features  of   this  product  are
                                               licensed from
                                               StarSight Telecast, Inc.

                  (d) Microsoft shall prominently display the StarSight logo on the front of any hardware product made by or for Microsoft that includes a Microsoft EPG Product and on the face of any accompanying Microsoft remote control device.

                  (e) Microsoft shall make commercially reasonable use of the StarSight Trademarks (both the word and design marks) in connection with the marketing or advertising of the EPG functionality of a Microsoft EPG Product, provided the StarSight EPG service is available for use in connection with such Microsoft EPG Product in the applicable geographic area. Microsoft shall not incorporate into any Microsoft EPG Product the logo or trademark of any competing (i.e., non-StarSight) EPG service for local broadcast TV listings subject to the provisions of Sections 5.1.2, 5.2.2 and/or 7.2. Microsoft's use of the StarSight Trademarks (both the word and design marks) shall cover the following materials and advertising:

                           (i)     manuals  and  user   documentation   (whether
                                   printed or in electronic form);
                           (ii)    product specification sheets;
                           (iii)   point-of-purchase materials;
                           (iv)    sales training materials;
                           (v)     TV/radio advertising;
                           (vi)    in-box materials;
                           (vii)   consumer magazine advertising;
                           (viii)  trade journals and related advertising; and
                           (ix)    packaging.

                           However, the foregoing shall not require Microsoft to mention StarSight or display the StarSight logo on every occasion listed in this Section 5.2.1(e) where EPG functionality is described or discussed, so long as this Section 5.2.1(e) is substantially met.

                  (f) Microsoft shall provide the functionality in Microsoft EPG Product software to display an offering message to the consumer in the EPG set up routine or other appropriate place to encourage the consumer to subscribe to the StarSight service and to display a message to alert the customer to renew the StarSight service when renewal is due; provided that such functionality shall not be a generalized messaging function to enable communication with users.

         5.2.2 Notwithstanding the provisions of Section 5.2.1(a), 5.2.1(b) and 5.2.1(e), in the event the initial execution of the EPG set-up routine of a Microsoft EPG Product is not able to connect to a data transmission/delivery mechanism for StarSight's local broadcast TV listings data in any given geographic region because such mechanism is not available, or if the user declines to sign up for the StarSight service (whether that service is free or otherwise), then the set-up routine may [REDACTED***] on the EPG display; but only on the condition that the Microsoft EPG Product shall allow the user, at [REDACTED***] for the StarSight service at a

--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

         later date, whether that occurs as a result of the availability of the service in that geographic area or otherwise, in which case the [REDACTED***] shall appear in the EPG display if and as required pursuant to Sections 5.2.1(a) and (b). In all cases, however, the provisions of Section 5.2.1(c) shall apply. For the purposes of this Section 5.2.2, a "data transmission/delivery mechanism" shall generally mean without limitation any broadcast data transport provided to the consumer as part of a normal cable, telephony, airwave or satellite service. In the event the StarSight data service is not available on a "data transmission/delivery mechanism" which mechanism is generally competitive in terms of cost, availability and service to the "data transmission/delivery mechanism" for other EPG-related services available to consumers in the particular  geographic  region,  then  the  StarSight  mechanism  shall  not  be considered a "data transmission/delivery mechanism" for the purposes of this Section, but only so long as the StarSight "data transmission/delivery mechanism" is not generally competitive.

         5.3      LICENSE FOR STARSIGHT TRADEMARKS

         5.3.1 StarSight grants to Microsoft and Microsoft accepts a worldwide, nonexclusive, royalty-free license to use the StarSight Trademarks solely in connection with the marketing and promotion of StarSight as set forth in Section
5. Microsoft shall use the StarSight Trademarks (word and design marks) only in the form set forth on Appendix C unless otherwise approved in writing by StarSight and shall include the designation(TM) or (R), as instructed by StarSight. Microsoft agrees to use its best efforts to comply with all applicable laws and regulations pertaining to the proper use and designation of StarSight Trademarks in each country in which Microsoft uses the StarSight Trademarks. Microsoft shall not have the fight to use the StarSight Trademarks as a business name, or fictitious business name.

         5.3.2    QUALITY CONTROL:

                  (a) The nature and quality of Microsoft Licensed Product marketed in connection with the StarSight Trademarks and the StarSight logo, and all marketing and promotional material using the StarSight Trademarks and the StarSight logo, shall be a high quality consistent with the high quality of StarSight's goods and shall conform to the requirements of this Agreement and otherwise be consistent with the reputation and goodwill symbolized by the StarSight Trademarks and the StarSight logo.

                  (b) StarSight shall have the right to monitor the quality of the Microsoft Licensed Products and advertising and promotional materials using the StarSight Trademarks and the StarSight logo to ensure that the Microsoft Licensed Products and advertising and promotional materials conform to the requirements of this Agreement. In the event StarSight believes any Microsoft Licensed Products, advertising or promotional materials do not, conform to such standards, upon StarSight's request Microsoft shall provide exemplars of the relevant Microsoft Licensed Products, advertising and promotional materials for review by StarSight.

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         treatment  filed with the Securities and Exchange  Commission.  Omitted portions have been filed separately with the Commission.

         5.3.3 Microsoft acknowledges that it is often difficult, particularly in foreign countries, to obtain clear, registered title to StarSight Trademarks. Accordingly, Microsoft agrees that the rights granted herein exist only to the extent that StarSight owns such rights, and no warranty, express or implied, is made with respect thereto or with respect to the trademark rights of any third parties that may conflict with the rights granted herein.

         5.3.4 Microsoft agrees that any use of the StarSight Trademarks or the StarSight logo, including but not limited to use as a trade name, service mark or trade style shall inure to the benefit of StarSight, and that such use by Microsoft shall not give to Microsoft any right, title or interest in the StarSight Trademarks or the StarSight logo.

         5.3.5 Microsoft agrees that it will not, during the term of this Agreement or at any time thereafter, make application for, or aid or abet others to seek trademark registrations or recordings of, trade names or company names in any state of the United States, in the United States Patent and Trademark Office, or in other United States governmental agencies, or in any foreign country of any mark or design which includes StarSight Trademarks, or variations thereof, or imitations thereof, alone or in combination, except with the prior written permission of StarSight.

         5.3.6 Microsoft agrees not to take any action challenging or opposing, or to raise or cause to be raised, either during the term of this Agreement or after its termination, on any grounds whatsoever, any questions concerning, or objections to, the validity of the StarSight Trademarks or StarSight's rights therein.

         5.3.7 Microsoft agrees to provide reasonable assistance to StarSight, at StarSight's cost, in obtaining registrations for the StarSight Trademarks by providing, without limitation, information and samples of trademark usage regarding the StarSight Trademarks; provided, however, the failure to obtain such registrations shall not affect the validity of this Agreement.

         5.3.8 Microsoft acknowledges that this Agreement does not convey any ownership interest in the StarSight Trademarks to Microsoft.

         5.4       [REDACTED***]

         5.4.1 Subject to the parties reaching agreement on the terms of Microsoft's acquisition [REDACTED***] bandwidth through StarSight (as provided in Section 5.4.2), Microsoft agrees to provide StarSight, at no charge, access to and use of a minimum of [REDACTED***] data capability of Microsoft's allocated bandwidth or equivalent bandwidth on the [REDACTED***] within the continental US. The approval by [REDACTED***] of such allocation of bandwidth to StarSight shall be subject to the terms and conditions of the agreement between Microsoft and [REDACTED***]. Microsoft agrees to use its commercially reasonable, good faith efforts to obtain such approval from [REDACTED***] and to assist StarSight in its efforts to work with [REDACTED***] to resolve any hardware-related issues and/or other technical issues relating to the use of the [REDACTED***] bandwidth (For example, distribution and/or retrofitting of set-top boxes to handle the [REDACTED***] data channel decryption function).

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                                      -11-
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         5.4.2  StarSight  agrees  to work with  Microsoft  if  requested,  on a
commercially   reasonable  basis  to  provide   Microsoft  access  to  at  least
[REDACTED***] within StarSight's existing data delivery systems or network to facilitate the delivery of Microsoft advertising or other information. StarSight would maintain the network in conjunction with its existing service, and invoice Microsoft in an amount to be agreed upon which is intended to cover StarSight's costs and expenses to maintain the network and obtain [REDACTED***] bandwidth. The use of [REDACTED***] bandwidth shall be subject to the terms and conditions of StarSight's agreement(s) with the applicable third party data delivery systems or network provider(s).

         5.4.3 The parties also agree to work with each other on a commercially reasonable basis to assist in obtaining any rights or access to data delivery systems worldwide which are necessary or desirable to support the parties' respective subscription and/or advertising businesses related to products licensed hereunder. The parties acknowledge, however, that despite such efforts they may not be able to obtain access to the necessary or desirable amount of bandwidth on any given data delivery system.

         5.5      ADVERTISING AND SUBSCRIPTION

         5.5.1  StarSight  agrees  that  all  advertising   data/inventory   for
Microsoft EPG Products shall be exclusively obtained and sold by Microsoft and/or its designates.

         5.5.2 Microsoft agrees to make available to StarSight a limited amount of advertising inventory in any EPG display of Microsoft EPG Products, equivalent to [REDACTED***] of the total advertising inventory, free of charge, solely for advertising StarSight's own products and services. The advertising inventory made available to StarSight pursuant to this Section 5.5.2 shall be evenly distributed between prime and non-prime times. Further, when viewed by a viewer, such advertising inventory shall be of no less prominence, on average, than the advertising inventory of other Microsoft customers who pay for such inventory in cash.

         5.6 StarSight agrees to provide a minimum of [REDACTED***] free service ("Trial Period") to each new end user customer of a Microsoft EPG Product only in those instances when the StarSight Data Loader is used by the customer. Upon the expiration of the Trial Period, the consumer will be offered the opportunity to subscribe to the StarSight service at a rate no higher than the then current published standard StarSight consumer rate card. In the event the consumer does not subscribe, then the StarSight data subscription service to such subscriber may be terminated, in StarSight's discretion. StarSight may from time to time, at its sole option, offer end user customers of Microsoft EPG Products additional periods of free and/or discounted service.

         5.7  StarSight  will  administer,  at its  sole  expense,  the end user subscription process, including bill collections, credit checks, subscription authorizations and de-authorizations, with customers who subscribe to StarSight's service through a Microsoft EPG Product. Microsoft will administer, at its sole expense, technical support insofar as it relates to Microsoft Licensed Products.

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                                      -12-
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         5.8 Microsoft  agrees to  communicate  and/or meet with  StarSight on a regular and timely basis to discuss Microsoft's intent and/or plans to introduce Microsoft EPG Products into any geographic region where the StarSight service is not then available. Microsoft further agrees to use commercially reasonable efforts to assist StarSight so that it may meet Microsoft's launch plans in any given geographic region. This assistance includes but is not necessarily limited to Microsoft assisting StarSight to make the necessary local contacts for the purposes of initiating StarSight service in such geographic region. Microsoft shall work with StarSight, in conjunction with original equipment manufacturers and the owners of data transmission capacity, to increase and facilitate StarSight's ability to have a viable data transmission/delivery mechanism for local broadcast TV listings data in any given geographic region where StarSight does not then have its service available. StarSight shall, however, be solely
responsible  for   negotiating   and  acquiring  the  necessary   bandwidth  and
establishing the required infrastructure to support their data service.

         5.9 [REDACTED***] DIGITAL SET TOP BOXES

         5.9.1 In addition to the requirements set forth in this Agreement, the license set forth in Section 3 for Microsoft EPG Products installed on or incorporated in [REDACTED***] Digital Set Top Boxes is expressly conditioned upon the occurrence of one of the following:

                  (i) Microsoft elects, at its sole option, to [REDACTED***] described in Section [REDACTED***] for each [REDACTED***] on which a Microsoft EPG Product licensed by Microsoft is installed or incorporated into; or

                  (ii) The [REDACTED***] which distributes a [REDACTED***] Digital Set Top Box shall have entered into an agreement with StarSight that provides a license from StarSight covering the Microsoft EPG Product.

For situations described in Section 5.9.1 (i), in the event the [REDACTED***] Microsoft EPG Product [REDACTED***], then Microsoft may, [REDACTED***] the licensee a Microsoft EPG Product which [REDACTED***] described in Sections [REDACTED***] and [REDACTED***]. Microsoft shall, however, still include the StarSight Data Loader as required by Section 5. 1.1(a) with all Microsoft EPG Products.

                                    SECTION 6
                     PAYMENTS, ACCRUALS, RECORDS AND REPORTS

         6.1      PAYMENTS.

         6.1.1   Microsoft   shall  pay   StarSight  at  execution   hereof  the
non-refundable   "lump  sum"  royalty  payment  of  Twenty  Million  US  Dollars
(US$20,000,000) for the license set forth in Section 3.1.

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                                      -13-

         6.1.2 Microsoft shall pay StarSight [REDACTED***] (i) for each unit of Microsoft EPG Product distributed with one or more Data Loaders in addition to the StarSight Data Loader pursuant to Section 5.1.2, or (ii) for each unit of Microsoft EPG Product licensed by Microsoft and installed on or incorporated into a [REDACTED***] Digital Set Top Box pursuant to Section [REDACTED***]. For the purposes of this Section 6.1.2, upgrades, updates and new versions to or for a particular unit of Microsoft EPG Product for which a [REDACTED***] royalty has already been paid shall not constitute a new unit of Microsoft EPG Product so long as the original [REDACTED***] Digital Set Top Box or other applicable hardware has not been taken out of service, replaced with new hardware or a new [REDACTED***] Digital Set Top Box. This royalty amount is over and above all other payments specified in this Agreement.

         6.1.3 Microsoft agrees to pay StarSight [REDACTED***] of the total Net Advertising Revenues.

         6.1.4 StarSight agrees to pay Microsoft [REDACTED***] of the total Net Subscription Revenues.

         6.1.5 All payments due under Sections 6.1.2, 6.1.3 and 6.1.4 shall be accounted for on a calendar year quarterly basis and paid within forty-five (45) days after each quarter. Notwithstanding the foregoing, at Microsoft's option, it may elect to pay amounts due under Section 6.1.2 in quarterly installment payments over a period of three (3) years from the date the original payment is due. A reasonable rate of interest to be agreed by the parties shall accrue on such installment payments.

         6.2      ACCRUALS, RECORDS AND REPORTS

         6.2.1 Royalties and payments due under Sections 6.1.2, 6.1.3 and 6.1.4 shall accrue as follows:

                  (a) Royalties shall accrue when any unit of Microsoft EPG Product with respect to which royalty payments are required by Section 6.1.2 is sold or licensed (as evidenced by bill or invoice) and payment therefor is received by Microsoft. Royalties shall not accrue at the time of sale or Transfer for sales or Transfers between Microsoft and its Subsidiary for resale or for further Transfer. Royalties shall not accrue for "not for resale" or "NFR" units distributed by Microsoft.

                  (b) Payments required by Section 6.1.3 shall accrue when Advertising Revenues as to which such payment is due have been billed by Microsoft and payment therefor is received by Microsoft. Payments required by Section
                           6.1.3 shall accrue for "not for resale" or "NFR" units distributed by Microsoft.

                  (c) Payments required by Section 6.1.4 shall accrue on Net Subscription Revenues when the underlying subscription fee has been billed and payment therefor is ' received by

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                                      -14-
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                           StarSight.  Payments  required by Section 6.1.4 shall
                           accrue   for  "not  for   resale"   or  "NFR"   units
                           distributed by Microsoft.

         6.2.2 The royalty payment set forth in Section 6.1.1 reflects, on a ratable quarterly basis, a projected installed base of at least [REDACTED***] units of Microsoft Licensed Product during the initial [REDACTED***] period from the Effective Date and is being paid in a lump sum as a matter of convenience to the parties, in part to avoid expenses and other costs associated with accounting for the actual number of units of Microsoft Licensed Products sold or Transferred during the payment period. Likewise, the payments set forth in Sections 6.1.2 and 6.1.3, are attributable to Microsoft EPG Product sold or Transferred over the entire term of the Agreement including the period beyond the initial [REDACTED***] term of the Agreement.

         6.2.3 All royalties and other sums of money due hereunder shall be paid in United States dollars. All royalties and other sums of money for an accounting period computed on invoiced amounts in currencies other than United States dollars shall be converted directly into United States dollars without intermediate conversions to another currency at the intercompany exchange rates established from time to time and consistently applied by the paying party for internal transactions and accounting purposes.

         6.2.4 Each Microsoft royalty report shall include the following information:

                  (a)      as to royalties due under Section 6.1.2:

                           (i) identification by Version Number, Service Provider(as applicable), quantity and description of each Microsoft EPG Product upon which a royalty has accrued pursuant to Section
                                 6.2.1 (a);

                           (ii) identification of the amount of royalties due for each such product, including all information required to show how such amount has been calculated and the aggregate of all royalties due; and

                           (iii) identification of the amount of royalties as to
                                 which credit is taken under Section 7.4.1, if any.

                  (b)      as  to  Net  Advertising  Revenue  payments due under
                           Section 6.1.3:

                           (i)   the total amount of Advertising Revenues;
                           (ii) the amount of each cost permitted to be deducted from such total in order to determine Net Advertising Revenue;
                           (iii) identification of the amount of Net Advertising
                                 Revenues payment due including all other information, in addition to that of Section 6.2.4(b)(ii), to show how such amount has been calculated; and (iv) identification of the amount of royalties as to which credit is taken under Section 7.4.1, if any.

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                                      -15-
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         6.2.5    Each  StarSight  royalty  report shall  include the  following information:

                  (a)      as to payments due on Net Subscription Revenues under
                           Section 6.1.4:

                           (i)   the total amount of Subscription Revenues;
                           (ii) the amount of each cost permitted to be deducted from such total in order to determine Net Subscription Revenues; and
                           (iii) identification    of   the    amount   of   Net
                                 Subscription Revenues payment due including all other information, in addition to that of
                                 Section 6.2.5(a)(ii), to show how such amount has been calculated.

         6.2.6 In the event that any of the  subsections  of  Sections  6.2.4 or
6.2.5 (as applicable) do not apply, the reporting party shall so state as to each Section. In the event no royalties are due, the reporting party's royalty report shall so state as to each such subsection.

         6.2.7 Each royalty report shall be certified by an officer of the reporting party or by a designee of such officer to be correct to the best of such party's knowledge and information.

         6.2.8 Each royalty report shall be in a format substantially similar to the appropriate form(s) provided in Appendix D for Microsoft and Appendix E for StarSight, attached hereto and incorporated by reference.

         6.2.9 An accounting period shall end on the last day of each March, June, September, and December during the term of this Agreement. The first accounting period under this Agreement shall be for a period commencing October 1, 1996 and ending December 31, 1996. Within forty-five (45) calendar days after the end of each such period, the paying party shall furnish to the other party a written royalty report containing the information specified in Section 6.2.4 or
Section 6.2.5 (as applicable) and shall pay to such party all unpaid amounts, whether royalty or other payments, accrued hereunder in favor of such other party to the end of each such period. The paying party shall bear and pay all taxes which are required by its national government, including any political subdivision thereof, as the result of the existence or operation of this Agreement, except any necessary, appropriate, and required income tax imposed upon royalties or other payments, by the national government of such party. The paying party may deduct or withhold such income tax from said royalties or other payments provided it furnishes the other party with a tax certificate, or other document evidencing payment of such income tax.

         6.2.10 Each party shall keep separate records in sufficient detail to permit the determination of royalties and other payments payable hereunder. Such records shall be maintained for at least [REDACTED***]. At the request of one party, the other party will permit an independent auditor and technical consultant selected by the requesting party or any other person or persons acceptable to both parties, to examine during ordinary business hours once each calendar year such records and other documents as may be necessary to verify or determine royalties and other payments paid or payable under this Agreement. Such auditor, technical consultant or other person(s) shall be instructed to report to the requesting party only the amount of royalties and other payments due and

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         portions have been filed separately with the Commission.

                                      -16-
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payable.  If no request  for  examination  of such  records  for any  particular accounting period has been made by one party within [REDACTED***] after the end of said period, the right to examine such records for said period shall terminate.

         6.2.11 The fees and expenses of the requesting party's representative performing any examination of records under Section 6.2.10 shall be borne by the requesting party. However, if an error resulting in the underpayment of either royalties or other payments of more than [REDACTED***] of the total thereof respectively due is discovered for any year examined, then the total fees and expenses of these representatives shall be borne by the other party. Such other party in any case shall pay the requesting party the amount of any under payment of royalties or other payments uncovered as a result of any such examination of records. Section 6.2.12 specifically applies to any such underpayment.

         6.2.12 The paying party shall be liable for interest at a rate of [REDACTED***] per month compounded monthly on any overdue royalty or other payment set forth in Section 6.1, commencing on the date such royalty or other payment becomes due. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate.

                                    SECTION 7
                                LIMITED INDEMNITY

         7.1 Microsoft and StarSight agree, however unlikely, that ft is still nonetheless possible that patent licenses may be requested or required from [REDACTED***] and/or their affiliates (hereinafter collectively referred to as "Claimant") for EPG related features of Microsoft Licensed Products. Hence, StarSight agrees to [REDACTED***] the broadest possible covenants and licenses from Claimant [REDACTED***] that include the capability of accessing the StarSight data service.

         7.2 The parties recognize that [REDACTED***] that it may not be able to do so, or that such covenants and licenses [REDACTED***]. In such cases it may be desirable for [REDACTED***] to retain additional flexibility [REDACTED***] such licenses with perhaps more favorable terms than would be otherwise possible but for certain requirements of this Agreement. Therefore, if all the following conditions are met:

                  a. Within [REDACTED***] days of the Effective Date, Microsoft receives a [REDACTED***] patent infringement from a Claimant asserting, or after [REDACTED***] days of the Effective Date, Microsoft determines through discussions with a Claimant or otherwise, that a [REDACTED***] one or more of Claimant's EPG related patents which are based upon any patent which has issued, or application which has been filed, [REDACTED***]; and

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                                      -17-
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                  b.       Microsoft gives StarSight at least [REDACTED***] days
                           notice of such a  [REDACTED***]  along with a copy of
                           Claimant's   [REDACTED***]   (if   any),   or  if  an
                           [REDACTED***], then with complete details of the patent and other relevant information, subject to
                           preserving   attorney/client   privilege,   so   that
                           StarSight and  Microsoft may evaluate  whether or not
                           such   [REDACTED***]  by  virtue  of  a  pre-existing
                           agreement between StarSight and Claimant; and

                  c. If the [REDACTED***] is not in StarSight's and Microsoft's reasonable opinion [REDACTED***] and Microsoft is required to pay or deems it necessary [REDACTED***] in excess of [REDACTED***] in the aggregate for [REDACTED***]; then

         Microsoft, irrespective of the requirements set forth in this Agreement, [REDACTED***] of the particular Claimant in [REDACTED***] on an equal (or lesser) basis with the [REDACTED***] if Microsoft deems it necessary in order to acquire the [REDACTED***]. [REDACTED***].

         7.3 Microsoft shall be entitled to [REDACTED***] of the royalties described in Section 7.2 (irrespective of the royalty amount), up to a maximum offset amount not to exceed [REDACTED***], for amounts actually paid by Microsoft to Claimant only against amounts otherwise payable by Microsoft to StarSight pursuant to Section 6.1.3.

                  StarSight's  maximum  indemnification   liability  under  this
Section 7.3 is [REDACTED***].

         7.4      Limited Indemnity [REDACTED***]

         7.4.1   (a)      StarSight  has entered  into a written  [REDACTED***]
                           agreement  with   [REDACTED***]   pursuant  to  which
                           StarSight is the [REDACTED***].

                 (b) In the event [REDACTED***] asserts its [REDACTED***] [REDACTED***] [REDACTED***] which are the subject of the [REDACTED***] which meet the requirements of Sections 5.1.1 and 5.2.1 of this Agreement, then StarSight will intervene to the appropriate level, including litigation if necessary, in order to ascertain StarSight's [REDACTED***] rights under [REDACTED***] Agreement. The level of such intervention will be determined solely by StarSight.

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                                      -18-
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         (c)               If, as a result of the foregoing intervention,  it is
                           determined   that   StarSight   does   not  have  the
                           [REDACTED***]   to   such    [REDACTED***]   or   the
                           [REDACTED***] of additional royalties to license such [REDACTED***] to Microsoft; StarSight will indemnify Microsoft for any amounts Microsoft directly pays to [REDACTED***], including, subject to Section 7.4.2, associated legal fees and costs, if any, as a result of [REDACTED***] asserting such [REDACTED***] against such [REDACTED***] up to [REDACTED***] of indemnity paid, as follows:

                           (i) StarSight will indemnify Microsoft for the first [REDACTED***] thereof, as it is paid by Microsoft to [REDACTED***], in cash payments; and

                           (ii) StarSight will indemnify Microsoft for up to an additional [REDACTED***] at a rate of [REDACTED***] per dollar paid by Microsoft to [REDACTED***]. Any indemnification payments required pursuant to this Section 7.4.1 (b) shall be payable to Microsoft only as a credit against payments to be made by Microsoft to StarSight for such [REDACTED***] under Sections
                                 6.1.2 or 6.1.3 of this Agreement.

         StarSight's maximum indemnification liability under this Section 7.4.1 is [REDACTED***]. Legal fees incurred by StarSight as a result of its indemnification of Microsoft hereunder shall not count against this maximum indemnification liability.

         7.4.2    (a)      StarSight  shall, at its expense and upon Microsoft's
                           reasonable   request,  defend  [REDACTED***]   action
                           brought by [REDACTED***] as a result of its assertion
                           as set forth in Section 7.4.1(b), which is brought in
                           a court of competent jurisdiction,  against Microsoft
                           and/or    Microsoft's    Subsidiaries,    affiliates,
                           directors,    officers,    employees,    agents   and
                           independent contractors, to the extent it is in connection with [REDACTED***]; and

                  (b) On the condition that Microsoft shall: (1) provide StarSight prompt notice in writing of any such action or claim and permit StarSight to intervene, answer and defend such action or claim; and (2) provide StarSight reasonable information, assistance and authority to help StarSight in such intervention or defense; and

                  (c) StarSight will not be responsible for any costs, damages or fees, if a settlement of any claim or action under Section 7.4 is made by Microsoft without StarSight's written permission, which permission will not be unreasonably withheld. Microsoft shall have the right, at its expense, to employ separate counsel and participate in the defense of any action or claim; and

--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                  (d) StarSight may not settle any claim or action under this Section 7.4 on Microsoft's behalf without first obtaining Microsoft's written permission, which permission will not be unreasonably withheld. In the event Microsoft and StarSight agree to settle a claim or action, each party agrees not to publicize the settlement without first obtaining the other party's written permission, which permission will not be unreasonably withheld.


         7.5      Maximum Indemnification Obligation

         7.5.1 Notwithstanding any other provision in this Agreement to the contrary, StarSight's maximum indemnification liability for whatever reason under this Agreement is [REDACTED***]. Legal fees incurred by StarSight as a result of its indemnification of Microsoft hereunder shall not count against this maximum indemnification liability.

         7.6      STARSIGHT TRADEMARK INDEMNIFICATION

         7.6.1 StarSight shall, at its expense and Microsoft's request, defend any claim or action brought against Microsoft, and Microsoft's Subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, to the extent it is based upon a claim that the StarSight Trademarks infringe or violate any trademark or other proprietary or unfair competition right of a third party, and StarSight will indemnify and hold Microsoft harmless from and against any costs, damages and fees reasonably incurred by Microsoft, including but not limited to fees of attorneys and. other professionals, that are attributable to such claim. Microsoft shall: (i) provide StarSight prompt notice in writing of any such claim or action and permit StarSight to answer and defend such claim or action; and (ii) provide StarSight information, assistance and authority to help StarSight to defend such claim or action. StarSight will not be responsible for any costs, damages or fees, if a settlement is made by Microsoft without StarSight's written permission, which permission will not be unreasonably withheld. Microsoft shall have the right, at its expense, to employ separate counsel and participate in the defense of any claim or action. StarSight shall reimburse Microsoft upon demand for any payments made or loss suffered by it at any time after the Effective Date, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages related to any claim or action under this Section 7.6. StarSight may not settle any claim or action under this Section 7.6 on Microsoft's behalf without first obtaining Microsoft's written permission, which permission will not be unreasonably withheld. In the event Microsoft and StarSight agree to settle a claim or action, each party agrees not to publicize the settlement without first obtaining the other party's written permission, which permission will not be unreasonably withheld.

         7.6.2 Notwithstanding Section 7.6.1, should the use of any StarSight Trademark as contemplated by this Agreement be enjoined or be threatened to be enjoined, StarSight shall notify Microsoft and immediately, at StarSight's expense: (i) procure for Microsoft the right to continue use the StarSight Trademark, as applicable, as licensed in this Agreement; or (ii) replace or modify the StarSight Trademark with a mark that is non-infringing. In the alternative, and at StarSight's election, StarSight may notify Microsoft that Sections 5.2 and 5.3 shall not apply to the infringing or

--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

potentially infringing StarSight Trademark until such time as StarSight notifies Microsoft that such mark is neither infringing nor potentially infringing. In the event, after a reasonable period of time, StarSight is unsuccessful in its attempts to procure the necessary rights or replace or modify the StarSight Trademark as indicated above, Microsoft may take reasonable steps to remove or modify the StarSight Trademark, with StarSight's approval not to be unreasonably withheld, to prevent the injunction from being entered.

                                    SECTION 8
                                   WARRANTIES

         8.1 NEITHER PARTY MAKES ANY REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE PRODUCTS LICENSED HEREUNDER, THIS AGREEMENT OR OTHERWISE, AND HEREBY DISCLAIMS ANY FURTHER WARRANTY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INTELLECTUAL PROPERTY VALIDITY, INTELLECTUAL PROPERTY NON-INFRINGEMENT OR OTHER STATUTORY WARRANTY, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

         8.2 NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY, ITS CUSTOMERS, OR ANY OTHER ENTITY CLAIMING THROUGH OR UNDER SUCH OTHER PARTY FOR ANY LOSS OF PROFITS OR INCOME, LOSS OF DATA OR OTHER TANGIBLE BUSINESS LOSS OR OTHER CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

         8.3 StarSight warrants title to U.S. Patents 4,706,121; 5,151,789; 5,353,121; 5,479,266; 5,479,268; and 5,550,576.

                                    SECTION 9
                              TERM AND TERMINATION

         9.1 This Agreement shall come into effect as of the Effective Date and, unless terminated sooner in accordance with this Section 9, shall remain in effect [REDACTED***].

         9.2 Either party may terminate this Agreement or any license granted by it hereunder upon written notice to the other party in the event that the other party breaches a material obligation or warranty hereunder, and fails to cure such breach within sixty (60) days after written notice by the non-breaching party. A breach of Section 5.1, 5.2, 5.3, 5.5 and 7.4, failure to make a payment under Section 6 and breach of any confidentiality obligation under Section 1 0 including the NDA set forth in Section 10.1 shall be among the acts considered to be a breach of a material obligation.

         9.3 The provision of Sections 6.1.2 through 6.1.5, 6.2, 7.4, 8 and 10 and any other provision which by its nature is intended to survive termination, shall survive any termination or expiration of this Agreement. Termination of this Agreement or any license granted herein shall not

--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

affect Microsoft Licensed Products or StarSight Licensed Products distributed prior to the date of such termination.

         9.4 During the term of this Agreement, and provided the parties are in material compliance with the terms hereof, the parties shall in good faith negotiate, and grant to each other on terms agreeable to both parties, any other additional licenses under Microsoft intellectual property rights and StarSight intellectual property rights as may be required and/or requested by either party to continue the business contemplated by this Agreement.

                                   SECTION 10
                                 CONFIDENTIALITY

         10.1 The terms and conditions of this Agreement and information provided and or exchanged pursuant to this Agreement shall be deemed
"Confidential Information" and subject to the terms and conditions of the Non-Disclosure Agreement dated April 1, 1996 (the "NDA"), as amended, between Microsoft and StarSight, except that (1) the five (5) year period of Section 2(a) thereof shall be amended to be coextensive with the term of this Agreement, and (2) the second sentence of Section 4(g) thereof shall be deleted and Section
12.8 hereof shall be substituted therefor. Any conflict between the terms of the NDA and the terms of this Agreement shall be resolved in favor of the terms of this Agreement.

         10.2 Microsoft acknowledges that the StarSight Authorization Codes and StarSight Protocols are highly confidential and that unauthorized use or disclosure of such information could significantly damage the business of StarSight. In the event Microsoft obtains rightful possession or knowledge of StarSight Authorization Codes pursuant to this Agreement then, in addition to its other obligations under this Section 10, Microsoft agrees that no more than one (1) master copy and one (1) backup copy of StarSight Authorization Codes and StarSight Protocols shall be made or maintained ("Authorized Copies"). Such Authorized Copies will be maintained in a locked room or container when not in use and will be accessible only by a limited number of employees who require access to the StarSight Authorization Codes or StarSight Protocols for incorporation into the Microsoft Licensed Products. Microsoft agrees to maintain a written record of individual employees that actually accessed the StarSight Product Authorization Codes or StarSight Protocols, and shall provide such information to StarSight upon request.

         10.3 The parties agree to jointly announce the signing of this Agreement once it is fully executed. Neither party shall make any public announcement about or otherwise disclose to any third party the terms or content of this Agreement or the parties' discussions regarding the subject matter of this Agreement-without the written consent of the other party, which consent shall not be unreasonably withheld or delayed. Either party may make at any time announcements which are advised to be made by the Parties' respective outside counsel or that are required by applicable law, regulatory bodies, stock exchange or stock association rules, so long as the party so required to make the announcement, promptly after learning of such requirement, notifies the other party of such requirement and discusses with the other party in good faith the exact wording of any such announcement. Each party, as applicable, agrees to request "confidential treatment" from the appropriate regulatory authority if this Agreement must be included as part of any public filing.

                                   SECTION 11
                                  SUB-LICENSES

         11.1 All licenses granted herein include the right of the licensee to grant sub-licenses of or within the scope of such licenses to a party's Subsidiaries. Each Subsidiary so sub-licensed shall be bound by the terms and conditions of this Agreement (other than the payment or royalties as provided in Section 6, which shall remain the obligation of Microsoft and StarSight, respectively) as if it were named herein in the place of such licensee. The licensee represents to the licensor that it has the power to bind each such Subsidiary to the terms and conditions of this Agreement and agrees to, and shall take whatever action is necessary to, so legally bind its Subsidiaries, or in the alternative, the licensee hereby guarantees the performance of the obligations of its Subsidiaries hereunder. The licensee shall pay and account to the licensor for all payments due hereunder in respect of the exercise by any Subsidiary of the licensee of the sub-license granted to it hereunder. Any sub-license granted to a Subsidiary shall terminate on the date such Subsidiary ceases to be a Subsidiary.

                                   SECTION 12
                                  MISCELLANEOUS

         12.1 Waiver. A party's failure at any time to require the other party's performance of any obligation under this Agreement shall not affect such party's right to require subsequent performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, waiver or modification of the provision itself, or any modification of any right under this Agreement.

         12.2 Assignment. Neither party may assign or otherwise transfer this Agreement, or any of its rights, licenses or obligations hereunder, to any third party without the prior written consent of the other and any such attempted assignment or transfer shall be void, except in the case of the sale of all or substantially all of the assigning party's assets relating to the licensed products (in which case this Agreement shall be fully binding on the licensee's successor in interest).

         12.3 Express Licenses Only. The rights and licenses granted in this Agreement are limited to those expressly recited. No rights, licenses or other grants are made by implication, estoppel, exhaustion, operation of law or otherwise.

         12.4 Patent Marking. Microsoft shall, except as may otherwise be agreed to in writing (such as to account for additional StarSight Licensed Patents which issue), provide the following notice or a reasonable variation to be agreed to in advance by the parties in writing on all Microsoft EPG Product and with any accompanying instruction material package:

                  "StarSight Licensed: The manufacture and sale of EPG features of this product was licensed from StarSight Telecast, Inc., which license includes rights under U.S. Patent Nos.: 4,706,121; 5,151,789; 5,353,121; 5,479,266; and 5,479,268."

For each unit of Microsoft EPG Product which is or includes hardware, the above notice or the reasonable variation of such notice as mutually agreed to in writing must be affixed to the hardware and be visible. For each unit of Microsoft EPG Product which is embodied in software this notice may appear in an "about-box" or may be embedded as a character (Ascii) string which appears in the executable software code when it is viewed or printed. Microsoft's failure to comply with the foregoing requirements shall not constitute a breach of this Agreement; provided, upon learning of such failure, Microsoft promptly corrects it.

         12.5 Each party as "Granting Party" grants to the other party the right to obtain upon request and to the extent and subject to the terms and conditions under which the Granting Party has the right to do so at the time of such request, a license of or within the scope granted herein with respect to any patent which would otherwise qualify as a Licensed Patent of the Granting Party, but for payment to third parties as set forth in the definition of Licensed Patents. Such license shall be granted under a separate agreement at a royalty rate or other payment payable by the Granting Party to a third party for granting of such license or the exercise of rights thereunder.

         12.6     Payments, Notices and Other Communications.

         12.6.1 All notices and other communications required or permitted under this Agreement shall be in writing and shall be given in one of the following ways:

                   (i)    by overnight courier;
                  (ii)    by registered or certified mail; or
                 (iii)    by facsimile followed by registered or certified mail.

         Such notices shall be delivered to the parties at the following addresses (or at such other address as a party may specify by written notice to the other);

         If to StarSight:

                  StarSight Telecast, Inc.
                  39650 Liberty Street, 3rd Floor
                  Fremont, CA 94538
                  United States of America
                  Facsimile: (510) 353-3907
                  Attention:   Jonathan Orlick
                               Vice President Intellectual Property,
                               General Counsel

         If to Microsoft:

                  Microsoft Corporation
                  One Microsoft Way
                  Redmond, WA 98052-6399
                  United States of America
                  Facsimile: (206) 936-7329
                  Attention:   Thomas F. Gershaw
                               Senior Product Manager
                               Consumer Platforms Division

With a copy to:

                  Law and Corporate Affairs (same address)

         Either party may change its address by a notice given to the other party in the manner set forth above. Notices and communications shall be deemed to have been given upon receipt when delivered personally or by overnight courier, or ten (10) days after posting if sent by registered or certified mail; or upon receipt by facsimile, provided the original copy is received by registered or certified mail within ten (10) days after facsimile transmission.

         12.6.2 Royalty reports, as described in Section 6.2, shall be sent by overnight delivery, or faxed and then mailed within five (5) days as set forth below.

If to StarSight:

                  StarSight Telecast Inc.
                  Attention: Chief Accounting Officer
                  39650 Liberty Street, 3rd Floor
                  Fremont, California 94538
                  United States of America
                  Facsimile Number: (510) 657-5022

If to Microsoft

                  Microsoft Corporation
                  One Microsoft Way
                  Redmond, WA 98052-6399

                  Attn: Special Agreements/ Dept. 551
                  Fax number (206) 936-5401


         12.6.3 All payments by Microsoft as set forth in Section 6.1 shall be paid via automated clearing house payment, check sent by overnight delivery or bank wire transfer to:

                  Attention:   [REDACTED***]




                  ABA Routing Number: [REDACTED***]

         12.6.4 All payments by StarSight as set forth in Section 6.1 shall be paid via automated clearing house payment, check sent by overnight delivery or bank wire transfer to:

                  Attention:  [REDACTED***]






                  ABA Routing Number: [REDACTED***]

         12.7 Partial Invalidity. If any provision of this Agreement shall be found or held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed or enforced, the remainder of this Agreement shall be valid and enforceable, and the parties shall use their best efforts to negotiate a substitute valid and enforceable provision that most nearly effect the parties' intent in entering into this Agreement.

         12.8 Governing Law. The validity, construction, and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of California, USA, without regard to conflicts of laws provision.

         12.9 Section Headings. The heading to sections and this Agreement are to facilitate reference only and do not form a part of this Agreement, and shall not in any way affect the interpretation thereof.

         12.10 Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the parties regarding the subject matter hereof, and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. No modification, alteration, addition or change in the terms hereof shall be binding on either party hereto unless reduced to writing and duly executed by the parties in the same manner as the execution of this Agreement.

--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the dates set forth below.

MICROSOFT:                                      STARSIGHT:

MICROSOFT CORPORATION                           STARSIGHT TELECAST, INC.



By:       /s/ Craig J. Mundie                   By:      /s/ Larry Wangberg
    --------------------------------------          ---------------------------
         Craig J. Mundie                                 Larry Wangberg
         Senior Vice President                           Chief Executive Officer
         Consumer Platforms Division

Date:     December 20, 1996                     Date:    December 20, 1996
      ------------------------------------            -----------------------

                                   APPENDIX A

                       MICROSOFT DELIVERABLES AND SCHEDULE


         1.       Deliverables Defined

         Microsoft shall deliver to StarSight at least one copy of each Microsoft EPG Product and associated development tool (e.g., software developer kit ("SDK") and driver developer kit ("DDK"))("EPG Development Tools") as such products and tools become available, as determined by Microsoft. Microsoft shall deliver the Microsoft EPG Products and EPG Development Tools in pre-release and final Versions.

         2.       Schedule for Delivery

         To be agreed upon by the parties.

         3.       License Grant

         The license grants for each Microsoft EPG Product and EPG Development Tool shall be the standard Microsoft license grants for such products and tools. At a minimum, however, the StarSight shall be entitled to and is hereby granted at least the following license rights with respect to each Microsoft EPG Product and EPG Development Tool:

         3.1      Microsoft  EPG  Products.   Microsoft   grants  StarSight  the
following limited, non- exclusive rights:

         StarSight may use the Microsoft EPG Products to design, develop, and test StarSight products and services and associated development tools and infrastructure products for use with Microsoft EPG Products, EPG Development Tools and infrastructure products.

         3.2      EPG  Development   Tools.   Microsoft   grants  StarSight  the
following limited, non- exclusive rights:

                  a. Software Product. StarSight may install and use the EPG Development Tools to design, develop, and test software application products for use with Microsoft EPG Products ("Application").

                  b. Sample Code. StarSight may modify the sample source code located in the EPG Development Tools "samples" directories ("Sample Code") to design, develop, and test StarSight's Application. StarSight may also reproduce and distribute the Sample Code in object code form along with any modifications it makes to the Sample Code, provided that StarSight complies with the Distribution Requirements described below. For purposes of this section, "modifications" shall mean enhancements to the functionality of the Sample Code.

                  c. Redistributable Code. Portions of the EPG Development Tools are designated as "Redistributable Code."

                  d.   Distribution   Requirements.   StarSight   may  copy  and
redistribute the Sample Code and/or Redistributable Code (collectively "Redistributable Components") as described above, provided that (i) StarSight distributes the Redistributable Components only in conjunction with, and as a part of its Application; (ii) StarSight's Application adds significant and primary functionality to the Redistributable Components; (iii) the Redistributable Components only operate in conjunction with Microsoft EPG
Products; (iv) StarSight does not permit further redistribution of the Redistributable Components by its end-user customers; (v) StarSight does not use Microsoft's name, logo, or trademarks to market its Application; (vi) StarSight includes a valid copyright notice on its Application; and (vii) StarSight agrees to indemnify, hold harmless, and defend Microsoft from and against any claims or lawsuits, including attorneys' fees, that arise or result from the use or distribution of its Application, except to the extent such claims or lawsuits arise as a consequence of the Microsoft Deliverables.

                  e. Pre-Release Code. In the event, the EPG Development Tools contain pre-release code, then StarSight is hereby advised that is not at the level of performance and compatibility of the final, generally available, product offering. These portions of the EPG Development Tools may not operate correctly and may be substantially modified prior to first commercial shipment. Microsoft is not obligated to make this or any later version of the EPG Development Tools commercially available. Microsoft grants StarSight the right to distribute test versions of its Application created using the pre-release code provided StarSight complies with the Distribution Requirements described in
Section 3.2(d) of this Appendix A and the following additional provisions: (i) StarSight must mark the test version of its Application "BETA" and (ii) StarSight is solely responsible for updating its customers with versions of its Application that operate satisfactorily with the final commercial release of the pre-release code.

         4.       Support

         In addition to such direct support from Microsoft technical personnel as Microsoft deems necessary, support for StarSight's use of the Microsoft Deliverables shall be in accordance with Microsoft's standard support offerings.

                                   APPENDIX B

                       STARSIGHT DELIVERABLES AND SCHEDULE


         1.       Deliverables Defined

         StarSightshall deliver to Microsoft technical information, trade secrets and specifications regarding [REDACTED***], decryption of the StarSight data stream, StarSight data formats and other technologies, all as StarSight deems necessary, to facilitate the compatibility of Microsoft EPG Products with StarSight's data and transmission network and to assist Microsoft in the development of the StarSight Data Loader and a data security mechanism (collectively "StarSight Deliverables").

         2.       Schedule for Delivery

         To be agreed upon by the parties.

         3.       License Grant

         StarSight grants Microsoft the following limited, non-exclusive rights:
Microsoft may use the StarSight Deliverables to design, develop, and test Microsoft EPG Products and associated development tools and infrastructure products for use with StarSight products and services.

         4.       Support

         In addition to such direct support from StarSight technical personnel as StarSight deems necessary, support for Microsoft's use of the StarSight Deliverables shall be in accordance with StarSight's standard support offerings.



--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.


                                                      APPENDIX C

                                                 STARSIGHT TRADEMARKS


    TRADEMARK                  INT'L CLASS               COUNTRY                         APPLICATION/
                                                                                       REGISTRATION NO.

STARSIGHT                        Class 9                 United States           Registration No. 1,968,793
STARSIGHT                        Class 38                United States           Registration No. 1,883,116
STAR DESIGN                      Class 9                 United States           Registration No. 1,973,971
STAR DESIGN                      Class 38                United States           Registration No. 1,915,871
STARSIGHT (AND
STAR DESIGN)                     Class 9                 United States           Registration No. 1,968,794
STARSIGHT (AND
STAR DESIGN)                     Class 38                United States           Registration No. 1,921,168
STARSIGHT                                                Canada                  [REDACTED***]
STARSIGHT                        Classes 9 and 38        France                  Registration No. 94/540158
STARSIGHT                        Classes 9 and 38        Germany                 [REDACTED***]
STARSIGHT (AND
STAR DESIGN)                     Classes 9 and 38        Germany                 [REDACTED***]
STARSIGHT                        Class 9                 Japan                   [REDACTED***]
STARSIGHT                        Class 38                Japan                   [REDACTED***]
STARSIGHT                        Class 9                 Mexico                  Registration No. 496518
STARSIGHT                        Class 38                Mexico                  Registration No. 496517
STARSIGHT                        Classes 9 and 38        United Kingdom          [REDACTED***]

--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.


                                                      APPENDIX D
                                           MICROSOFT ROYALTY REPORTING FORM
                                        For Quarter Ending ___________________

6.1.2
---------------------  -----------------------------------------  -------------------  ----------------------  ---------------------
                                                                      QTY SOLD OR           ROYALTY RATE
                                      (6.2.1(a))                       INVOICED             [REDACTED***]          ROYALTY DUE
    VERSION NUMBER              DESCRIPTION OF MICROSOFT                 (A)                    (B)                  (A x B)
                            EPG PRODUCT and Identification
                          of Service Provider (as applicable)
---------------------  -----------------------------------------  -------------------  ----------------------  ---------------------

---------------------  -----------------------------------------  -------------------  ----------------------  ---------------------

---------------------  -----------------------------------------  -------------------  ----------------------  ---------------------

---------------------  -----------------------------------------  -------------------  ----------------------  ---------------------

---------------------  -----------------------------------------  -------------------  ----------------------  ---------------------
                                                                                            SUBTOTAL DUE      $
                                                                                                               --------------------
6.1.3
---------------------  ----------------------------------------  ----------------------------------------   ------------------------
 ADVERTISING
   REVENUES                                                         NET ADVERTISING REVENUES
   RECEIVED*                  TOTAL ALLOWANCES*                         RECEIVED (A - B)                            ROYALTY DUE
     (A)                            (B)                                        (C)                                 [REDACTED***]
---------------------  ----------------------------------------  ----------------------------------------   ------------------------

---------------------  ----------------------------------------  ----------------------------------------   ------------------------

---------------------  ----------------------------------------  ----------------------------------------   ------------------------

---------------------  ----------------------------------------  ----------------------------------------   ------------------------

---------------------  ----------------------------------------  ----------------------------------------   ------------------------

---------------------  ----------------------------------------  ----------------------------------------   ------------------------
                                                                     TOTAL ROYALTY DUE FOR QUARTER ENDING  $
                                                                                                            ------------------------
*Attach itemization including description and amount.

---------------------------------------------------------------------------------------------------------------    -----------------
                                  TOTAL ROYALTY DUE (6.1.2 + 6.1.3) FOR QUARTER ENDING                            $
---------------------------------------------------------------------------------------------------------------    -----------------

I certify that this report is a true and accurate representation of the amounts due and owing StarSight to the best of my knowledge and information.

By:________________________________________            Printed Name:________________________________      Date:_____________________


--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.


                                                      APPENDIX E

                                           STARSIGHT ROYALTY REPORTING FORM

                                          For Quarter Ending ________________


6.1.4
-----------------------  ------------------------  ----------------------------------------    -------------------------------------
SUBSCRIPTION REVENUES                                     NET SUBSCRIPTION REVENUES
      RECEIVED*            TOTAL ALLOWANCES*                   RECEIVED (A - B)                            ROYALTY DUE
         (A)                      (B)                                (C)                                   [REDACTED***]
-----------------------  ------------------------  ----------------------------------------    -------------------------------------

-----------------------  ------------------------  ----------------------------------------    -------------------------------------

-----------------------  ------------------------  ----------------------------------------    -------------------------------------

-----------------------  ------------------------  ----------------------------------------    -------------------------------------

-----------------------  ------------------------  ----------------------------------------    -------------------------------------

-----------------------  ------------------------  ----------------------------------------    -------------------------------------
                                                       TOTAL ROYALTY DUE FOR QUARTER ENDING  $
                                                                                               -------------------------------------

*Attach itemization including description and amount.


I certify that this report is a true and accurate representation of the amounts due and owing Microsoft to the best of my knowledge and information.

By:________________________________________            Printed Name:________________________________      Date:_____________________


--------------------------------------------

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                       E-1

                                                                   Exhibit 10.65



                                December 23, 1996


Ladies and Gentlemen:

         This letter agreement (the "Agreement") is being entered into in connection with the execution of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 23, 1996, among GemStar International Group Limited ("GemStar"), G/S Acquisition Subsidiary ("Sub") and StarSight Telecast, Inc. (the "Company"), pursuant to which, among other things, Sub will merge with and into the Company (the "Merger"), subject to the terms and conditions set forth in the Merger Agreement. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         The purpose of this Agreement is to confirm our mutual understandings and agreements with regard to the Employment Agreement between the Company and Larry W. Wangberg (the "Executive"), effective as of February 2, 1995 (the "Employment Agreement"), as it relates to the Executive. The Company has requested that, for the benefit of its shareholders (which will become shareholders of GemStar after consummation of the Merger), the Executive enter into this Agreement.

         The Company agrees to pay on the Payment Date, and the Executive agrees to accept payment of $100,000 (the "Total Accelerated Payments"). Such payments shall be treated for tax withholding and reporting purposes as taxable compensation to the Executive as of the Payment Date.

         The Executive agrees, on his behalf and on behalf of his heirs, assigns, executors, administrators and legal representatives, that upon the Executive's receipt of such payments, the total amounts payable (or that will become payable) under the Employment Agreement will be reduced by the Total Accelerated Payments. The Company and the Executive agree that the receipt by the Executive of the Total Accelerated Payment shall be without prejudice to any other provision of the Employment Agreement, including, without limitation, rights to payments due to the Executive (other than the Total Accelerated Payments), the acceleration of Executive's options pursuant to Section 2 (e) of the Employment Agreement and rights to continued employee benefits pursuant to
Section 2(d) of the Employment Agreement, and that nothing in this Agreement shall have any effect whatsoever on the rights of the Executive to receive from the Company reimbursement with respect to taxes as set forth in Section 5(c) of the Employment Agreement.

December 23, 1996
Page 2


         In the event that after payment of the Total Accelerated Payments the Merger is not consummated pursuant to the Merger Agreement and the Merger Agreement is terminated (for any reason), then:

         (1)      the Company shall notify the Executive of:

                  (a)      the termination of the Merger Agreement,

                  (b) the amount of the Total Accelerated Payments that was withheld by the Company to pay taxes (the "Withheld Amount"), and

                  (c) the amount of the Total Accelerated Payments that was actually paid to the Executive, net of the Withheld Amount (the "Received Amount");

         (2) the Executive shall, within five business days of receipt of such notice, notify the Company of any taxes (other than the Withheld Amount) that have been paid by the Executive with respect to the Total Accelerated Payments or that the Executive reasonably expects to pay with respect to the Total Accelerated Payments (the "Excess Tax Amount");

         (3) the Executive shall, within five business days after receipt of the Company's notice, reimburse the Company for the excess of the Received Amount over the Excess Tax Amount; and

         (4) the Company and the Executive shall use reasonable efforts in seeking any available refund or reduction in tax liability with respect to the Withheld Amount or the Excess Tax Amount, as the case may be; in the event that the Executive receives a refund from any taxing authority or realizes a reduction to the Executive's tax liability with respect to the Withheld Amount or the Excess Tax Amount, the Executive shall promptly reimburse the Company in the amount of the refund or reduction in tax liability, as applicable, net of any taxes imposed thereon, and in any event not to exceed the aggregate amount paid by the Company to the Executive hereunder.

         Whether or not the Merger is consummated, in the event that the Executive becomes liable for any taxes (including, without limitation, any interest or penalties imposed with respect to such taxes or acceleration of the timing of the Executive's payment of any such liability) as a result of the Total Accelerated Payments being paid hereunder that would not have been payable had such payments been made immediately after the consummation of the Merger, or as a result of any payment made by the Executive to the Company pursuant to this Agreement (in any such case, an "Executive Tax Liability"), the Company shall indemnify the Executive on an after-tax basis so as to make the Executive whole with respect to any such Executive Tax Liability.

December 23, 1996
Page 3


         In addition, whether or not the Merger is consummated, the Company shall indemnify the Executive for reasonable expenses (including, without limitation, reasonable attorneys', accountants' and expert witness fees) incurred in connection with any action, suit, claim, liability or proceeding (a "Claim") arising by reason of this Agreement, including, without limitation, any audit or other proceeding relating to the defense of an Executive Tax Liability, and any and all Claims of the Company or third parties (including without limitation any Claims against which the Company would not be permitted to indemnify the Executive). The Company shall make any payments required pursuant to this Agreement (other than the Withheld Amount and the Excess Tax Amount, which shall be made as set forth above) within five days after it receives written notice that any expense, judgment, fine, settlement or other amount, including, without limitation, a Tax Liability or related expense, actually has been incurred.

         Except as expressly set forth herein, this Agreement shall not be deemed to affect or modify any provision of the Employment Agreement.

         This Agreement may not be amended or terminated without the prior written consent of the Company and the Executive.

         This Agreement may be executed in any number of counterparts which together shall constitute but one agreement.

         This Agreement may not be assigned by any party hereto and shall be binding on and inure to the benefit of their respective successors and, in the case of the Executive, heirs and other legal representatives.

December 23, 1996
Page 4

         The Company and the Executive have caused this Agreement to be duly executed as of the date first above written.


                                   STARSIGHT TELECAST, INC.

                                   By:   /s/ Martin W. Henkel
                                        ________________________________________
                                   Name:    Martin W. Henkel
                                   Title:   Executive Vice President and  Chief
                                            Financial Officer


                                        /s/ Larry W. Wangberg
                                   _____________________________________________
                                            Larry W. Wangberg



December 23, 1996
Page 1


                                                                   Exhibit 10.66

                                December 23, 1996


Ladies and Gentlemen:

         This letter agreement (the "Agreement") is being entered into in connection with the execution of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 23, 1996, among GemStar International Group Limited ("GemStar"), G/S Acquisition Subsidiary ("Sub") and StarSight Telecast, Inc. (the "Company"), pursuant to which, among other things, Sub will merge with and into the Company (the "Merger"), subject to the terms and conditions set forth in the Merger Agreement. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         The purpose of this Agreement is to confirm our mutual understandings and agreements with regard to the Employment Agreement between the Company and Brian L. Klosterman (the "Executive"), dated as of December 21, 1995 (the "Employment Agreement"), as it relates to the Executive. The Company has requested that, for the benefit of its shareholders (which will become shareholders of GemStar after consummation of the Merger), the Executive enter into this Agreement.

         The Company agrees to pay on the Payment Date, and the Executive agrees to accept payment of $350,000 (the "Total Accelerated Payments"). Such payments shall be treated for tax withholding and reporting purposes as taxable compensation to the Executive as of the Payment Date.

         The Executive agrees, on his behalf and on behalf of his heirs, assigns, executors, administrators and legal representatives, that upon the Executive's receipt of such payments, the total amounts payable (or that will become payable) under the Employment Agreement will be reduced by the Total Accelerated Payments. The Company and the Executive agree that the receipt by the Executive of the Total Accelerated Payment shall be without prejudice to any other provision of the Employment Agreement, including, without limitation, rights to payments due to the Executive (other than the Total Accelerated Payments), the acceleration of Executive's options pursuant to Section 2 (e) of the Employment Agreement and rights to continued employee benefits pursuant to
Section 2(d) of the Employment Agreement, and that nothing in this Agreement shall have any effect whatsoever on the rights of the Executive to receive from the Company reimbursement with respect to taxes as set forth in Section 5(b) of the Employment Agreement.

December 23, 1996
Page 2


         In the event that after payment of the Total Accelerated Payments the Merger is not consummated pursuant to the Merger Agreement and the Merger Agreement is terminated (for any reason), then:

         (1)      the Company shall notify the Executive of:

                  (a)      the termination of the Merger Agreement,

                  (b) the amount of the Total Accelerated Payments that was withheld by the Company to pay taxes (the "Withheld Amount"), and

                  (c) the amount of the Total Accelerated Payments that was actually paid to the Executive, net of the Withheld Amount (the "Received Amount");

         (2) the Executive shall, within five business days of receipt of such notice, notify the Company of any taxes (other than the Withheld Amount) that have been paid by the Executive with respect to the Total Accelerated Payments or that the Executive reasonably expects to pay with respect to the Total Accelerated Payments (the "Excess Tax Amount");

         (3) the Executive shall, within five business days after receipt of the Company's notice, reimburse the Company for the excess of the Received Amount over the Excess Tax Amount; and

         (4) the Company and the Executive shall use reasonable efforts in seeking any available refund or reduction in tax liability with respect to the Withheld Amount or the Excess Tax Amount, as the case may be; in the event that the Executive receives a refund from any taxing authority or realizes a reduction to the Executive's tax liability with respect to the Withheld Amount or the Excess Tax Amount, the Executive shall promptly reimburse the Company in the amount of the refund or reduction in tax liability, as applicable, net of any taxes imposed thereon, and in any event not to exceed the aggregate amount paid by the Company to the Executive hereunder.

         Whether or not the Merger is consummated, in the event that the Executive becomes liable for any taxes (including, without limitation, any interest or penalties imposed with respect to such taxes or acceleration of the timing of the Executive's payment of any such liability) as a result of the Total Accelerated Payments being paid hereunder that would not have been payable had such payments been made immediately after the consummation of the Merger, or as a result of any payment made by the Executive to the Company pursuant to this Agreement (in any such case, an "Executive Tax Liability"), the Company shall indemnify the Executive on an after-tax basis so as to make the Executive whole with respect to any such Executive Tax Liability.

         In addition, whether or not the Merger is consummated, the Company shall indemnify the Executive for reasonable expenses (including, without limitation, reasonable attorneys', accountants' and expert witness fees) incurred in connection with any action, suit, claim, liability or proceeding (a

December 23, 1996
Page 3


"Claim") arising by reason of this Agreement, including, without limitation, any audit or other proceeding relating to the defense of an Executive Tax Liability, and any and all Claims of the Company or third parties (including without limitation any Claims against which the Company would not be permitted to indemnify the Executive). The Company shall make any payments required pursuant to this Agreement (other than the Withheld Amount and the Excess Tax Amount, which shall be made as set forth above) within five days after it receives written notice that any expense, judgment, fine, settlement or other amount, including, without limitation, a Tax Liability or related expense, actually has been incurred.

         Except as expressly set forth herein, this Agreement shall not be deemed to affect or modify any provision of the Employment Agreement.

         This Agreement may not be amended or terminated without the prior written consent of the Company and the Executive.

         This Agreement may be executed in any number of counterparts which together shall constitute but one agreement.

         This Agreement may not be assigned by any party hereto and shall be binding on and inure to the benefit of their respective successors and, in the case of the Executive, heirs and other legal representatives.

December 23, 1996
Page 4

         The Company and the Executive have caused this Agreement to be duly executed as of the date first above written.


                                             STARSIGHT TELECAST, INC.

                                             By:    /s/  Larry W. Wangberg
                                                   _____________________________
                                             Name:       Larry W. Wangberg
                                             Title:      Chief Executive Officer



                                                  /s/ Brian L. Klosterman
                                             ___________________________________
                                                      Brian L. Klosterman




                                                                   Exhibit 10.67


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of December 23, 1996 by and between StarSight Telecast, Inc., a California corporation ("Company") and Larry W. Wangberg ("Employee").

                                   WITNESSETH:

         WHEREAS, Company, Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar") and a wholly owned subsidiary of Gemstar ("Sub") are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into the Company (the "Merger");

         WHEREAS, following the Merger, Company desires to obtain the benefit of continued service of Employee on a part-time basis, on its own behalf and on behalf of all existing and future "Affiliated Companies" (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Employee desires to render services to Company and its Affiliated Companies;

         WHEREAS, this Agreement shall become effective, without any further action of either party, at such time, and only at such time, as a merger agreement regarding the Merger is duly filed with the California Secretary of State as provided by the Merger Agreement (the "Effective Time");

         WHEREAS, if the Merger Agreement is terminated in accordance with its terms, this Agreement shall also terminate and become null and void; and

         WHEREAS, Company and Employee desire to set forth in this Agreement the terms and conditions of Employee's employment with Company following the Effective Time.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

         1.       Period of Employment.

                  (a) Basic Term. The Company hereby employs Employee on a part-time basis to render services to the Company in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing, without any further action by either party, at the Effective Time and ending on the earlier of (i) two years following the date of the Effective Time (the "Term Date") and (ii) the date the Period of Employment is terminated in accordance with Section 4.

                  (b) Renewal. Subject to Section 4, the Employee's employment will be automatically renewed for an additional one (1) year period (without any action by either party) on the Term Date and on each anniversary thereof, unless either party gives to the other written notice ninety (90) days in advance of the beginning of any one year renewal period that the Period of Employment is to be terminated. Either party's right to terminate the Period of Employment under this Section 1(b), instead of renewing the Agreement, shall be with or without cause.

         2.       Position, Duties and Responsibilities.

                  (a) Position. Employee hereby accepts employment with the Company in such position as may be reasonably required by the Board of Directors of the Company (the "Board"). Employee agrees to devote to the Company, as requested by the Company from time to time, four normal work days per month.

                  (b) Other Activities. Employee, during the Period of Employment, will not (i) accept any other employment, or (ii) engage in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that places him in a competing position to that of, the Company or any Affiliated Company.

                  Employee and the Company agree that the terms of Employee's employment under this Agreement constitute a "constructive termination" of Employee under Section 4(b)(ii) of the employment agreement by and between Employee and the Company effective on February 2, 1995 (the "Prior Employment Agreement"), and, as such, entitle Employee to certain benefits, including but not limited to, severance payments under Section 5(a) of the Prior Employment Agreement, acceleration of Employee's options pursuant to Section 2(e) of the Prior Employment Agreement and a "gross-up" pursuant to Section 5(c) of the Prior Employment Agreement for any excise tax applicable to such severance payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 5(a) of the Prior Employment Agreement, Employee will receive a lump sum cash payment on the Effective Time equal to his base salary, car allowance and guaranteed bonus for the remainder of the contract period. For example, assuming an Effective Time of March 15, 1997, such lump sum payment would be $3,385,164.

         3.       Compensation, Benefits, Etc.

                  (a) Compensation. In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Employee shall be paid an annual salary of One Hundred Twenty Thousand Dollars ($120,000) (the "Annual Salary"), payable in installments at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the term of this Agreement.

                  (b) Benefits. As Employee becomes eligible therefor, the Company shall provide Employee with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to employees of the Company. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

                  (c) Expenses. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the term of this Agreement.

         4.       Termination of Employment.

                  (a) By Death. The Period of Employment shall terminate automatically upon the death of Employee. The Company shall pay to Employee's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 3(a) through the end of the month in which death occurs. Thereafter, the Company's obligations hereunder shall terminate. Nothing in this section shall affect any entitlement of Employee's heirs to the benefits under any life insurance plan.

                  (b) By Disability. If, in the sole opinion of the Board, Employee shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 150 days in the aggregate or 120 consecutive days in any twelve-month period, then, to the extent permitted by law, the Period of Employment shall terminate on and the compensation to which Employee is entitled pursuant to Section 3(a) shall be paid up through the last day of the month in which the Board determines Employee to be disabled hereunder, and thereafter the Company's obligations hereunder shall terminate. Nothing in this section shall affect Employee's rights under any disability plan in which he is a participant.

                  (c) By Company For Cause. The Company may terminate, without liability, the Period of Employment for Cause (as defined below) at any time upon notice to Employee. Termination shall be for "Cause" if: (i) Employee has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company or any Affiliated Company, or is charged with or convicted of a felony; (ii) Employee refuses or fails to act in accordance with any reasonable direction or order of the Board; provided, that the Board has given Employee written notice of such refusal or failure and Employee fails to comply with such direction or order within 30 days after the date of such notice; or (iii) Employee has engaged in any fraud, embezzlement, misappropriation or similar conduct against the Company.

                  (d) By Company Without Cause. The Company may terminate the Period of Employment without Cause at any time upon 30 days' advance written notice to Employee. Upon such termination, and subject to Employee's compliance with the provisions of Sections 5 and 6 hereof, the Company shall pay Employee a lump sum payment upon such termination of an amount equal to the remaining amounts payable by the Company pursuant to Section 3(a) through the Term Date, and thereafter all obligations of the Company hereunder shall terminate.

                  (e)      Termination Obligations.

                           (i) Employee hereby  acknowledges and agrees that all
personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents, or materials, or copies thereof, Proprietary Information (as defined below), furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Company.

                           (ii) Upon  termination  of the Period of  Employment,
Employee shall be deemed to have resigned from all offices then held with the Company or any Affiliated Company provided that, if at the time of the termination of the Period of Employment, Employee is a member of the Board, Employee shall not be deemed to have resigned as a member of the Board as a result of such termination.

                           (iii) The  representations  and warranties  contained
herein and Employee's obligations under Sections 5, 6 and 7 shall survive termination of the Period of Employment and the expiration of this Agreement.

         5. Excise Taxes. Neither Employee nor the Company expect any benefits payable to Employee under this Agreement, the Prior Employment Agreement or otherwise payable as a result of the Merger to be subject to the excise tax under Section 4999 of the Code (the "Excise Tax"). Nevertheless, if the Company, as of the date of this Agreement, pays to Employee $100,000 ("Total Accelerated Payments"), and if the Internal Revenue Service determines that any payment made to the Employee pursuant to the Prior Employment Agreement shall be subject to the Excise Tax, the Company shall pay to the Employee the amount of the Excise Tax payable and additional state or federal income taxes due as a result of the payment to Employee of such Excise Tax. Employee shall use reasonable efforts in seeking any available refund or reduction in tax liability with respect to the Excise Tax and additional state or federal taxes due with respect to it. In the event that Employee receives a refund from any taxing authority or realizes a reduction to the Employee's tax liability with respect to the Excise Tax and additional state or federal taxes due with respect to it, as the case may be, the Employee shall promptly reimburse the Company in the amount of the refund or reduction in tax liability, as applicable, net of any taxes imposed thereon.

         6.       Proprietary Information.

                  (a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Employee's possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

                  (b) General Restrictions on Use. Employee agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize or remove from the Company's premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the Period of Employment to the extent necessary to carry out Employee's responsibilities under this Agreement, and (ii) after termination of the Period of Employment as specifically authorized in writing by the Board.

                  (c) Interference with Business; Competitive Activities. Employee acknowledges that pursuit of the activities prohibited by this Section 5(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 5(b), but that proof of such breach would be extremely difficult. To prevent such disclosure, use and breach and in consideration of employment under this Agreement, Employee agrees for a period of one year after termination of the Period of Employment, he shall not for himself or any third party, directly or indirectly, (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, (ii) employ, solicit for employment, or recommend for employment any person employed by the Company, or any Affiliated Company, during the period of such person's employment and for a period of one year thereafter, or (iii) engage in any business activity that is competitive with the Company, unless Employee can prove that action taken in contravention of this Section 5(c)(iii) was done without the use of any Proprietary Information; provided, that in no event shall Employee engage in such competitive activities during the period which Employee continues to receive payments pursuant to
Section 4 above. For purposes of this Section 5(c), "competitive activities" shall be business activities that are directly competitive with an existing or presently planned business of the Company on the date of termination, which activity constitutes or is anticipated to constitute more than 15% of revenues of the Company.

                  (d) Remedies. Nothing in this Section 6 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code ss. 3426), or otherwise available under law.

         7.       Employee Inventions and Ideas.

                  (a) Defined; Statutory Notice. The term "Invention Ideas" means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Employee alone or with others except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. Section 2870(a) provides:

                  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                           (i) Relate at the time of  conception or reduction to
practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                           (ii) Result from any work  performed  by the employee
for the employer.

                  Employee hereby acknowledges that he understands the foregoing limitations created by Section 2870.

                  (b) Disclosure. Employee agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. Employee further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that Employee does not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by Employee (alone or with others) during his Period of Employment or during the one year period following termination of employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

                  (c) Assignment. Employee agrees to assign to the Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registerable, Employee shall assist the Company (at its expense) in obtaining letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and to vest the Company, or any Affiliated Company specified by the Board, with full title thereto. Should the Company be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to the Employee's mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as the Employee's agent and attorney in fact, to act for and in the Employee's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or the rights or protections with the same force and effect as if executed and delivered by Employee. Employee hereby agrees to maintain, update, improve and modify the Invention Ideas, for so long as he is living, regardless of whether the Period of Employment has terminated.

                  (d) Exclusions. Employee acknowledges that there are no ideas, processes, trademarks, service marks, technology, computer programs, original works of authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvements to the foregoing that he desires to exclude from the operation of this Agreement, except for the inventions and ideas of Employee and his associates outside of the Company (i) which were or are developed entirely by Employee and each such associate entirely outside of his or her activities for the Company, (ii) which do not relate at the time of conception or reduction to practice to the Company's business, or actually or demonstrably anticipated research development, and (iii) which do not result from any work performed by Employee for the Company. To the best of the Employee's knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, or copyrights that is now in existence between Employee and any other person or entity.

                  (e) Post-Termination Period. Because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by Employee, or whether it results from access to Proprietary Information or the Company's equipment, facilities, and data, Employee agrees that any idea, process, trademark, service mark, technology, computer program, original work of authorship, design, formula, invention, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by Employee or with the aid of Employee within one (1) year after termination of the Period of Employment. Employee can rebut the above presumption if he proves that the invention, idea, process, etc., (i) was first conceived and/or developed prior to the date of this Agreement, (ii) was first conceived or developed after termination of the Period of Employment, (iii) was conceived or developed entirely on Employee's own time without using the Company's equipment, supplies, facilities, or Proprietary Information, and (iv) did not result from any work performed by Employee for the Company. Nothing in this Agreement is intended to expand the scope of protection provided Employee by Sections 2870 through 2872 of the California Labor Code.

         In connection with the transactions contemplated by the Merger, the Company and Employee acknowledge and agree to execute concurrently herewith a letter agreement in the form attached hereto as Exhibit 1 relating to Employee's Employment Agreement with the Company dated as of December 21, 1995.

         8.       Assignment: Successors and Assigns.

         Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         In the event of a consolidation or merger of the Company with or into another corporation, or the sale of all, or substantially all, of the Company's assets to another corporation, such corporation as may survive said transaction shall assume this Agreement and become obligated to perform all the terms and conditions hereof, and Employee's obligations hereunder shall continue in favor of such surviving corporation.

         9. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

                           StarSight Telecast, Inc.

                           39650 Liberty Street
                           Fremont, California 94538
                           Attention: _______________

                  with a copy to:

                           Gemstar International Group Limited
                           135 North Los Robles Avenue, Suite 800
                           Pasadena, California 91101
                           Attention:  Larry Goldberg

or to Employee at:

                           _______________________________________

                           _______________________________________

                           _______________________________________

                           _______________________________________


Notice of change of address shall be effective only if made in accordance with this section.

         10. Entire Agreement. Except as expressly provided herein with respect to certain rights of Employee under the Prior Employment Agreement, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement any and all of which are superceded as of the Effective Time. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

         11. Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

         12. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

         13. Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

         14. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 6, the damage or imminent damage to the value and the goodwill of the Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of any such provisions by Employee, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

         The parties have duly executed this Agreement as of the date first written above.

                                      /s/ Larry W. Wangberg
                                    ____________________________________________
                                    Larry W. Wangberg
                                    EMPLOYEE



                                    STARSIGHT TELECAST, INC.



                                    By:    /s/  Martin W. Henkel
                                         _______________________________________

                                    Its:  Executive Vice President and Chief
                                          Financial Officer
                                         _______________________________________

                                                                   Exhibit 10.68



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of December 23, 1996 by and between StarSight Telecast, Inc., a California corporation ("Company") and Brian Klosterman ("Employee").

                                   WITNESSETH:

         WHEREAS, Company, Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar") and a wholly owned subsidiary of Gemstar ("Sub") are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into the Company (the "Merger");

         WHEREAS, following the Merger, Company desires to obtain the benefit of continued service of Employee, on its own behalf and on behalf of all existing and future "Affiliated Companies" (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Employee desires to render services to Company and its Affiliated Companies;

         WHEREAS, this Agreement shall become effective, without any further action of either party, at such time, and only at such time, as a merger agreement regarding the Merger is duly filed with the California Secretary of State as provided by the Merger Agreement (the "Effective Time");

         WHEREAS, if the Merger Agreement is terminated in accordance with its terms, this Agreement shall also terminate and become null and void; and

         WHEREAS, Company and Employee desire to set forth in this Agreement the terms and conditions of Employee's employment with Company following the Effective Time.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

         1.       Period of Employment.

                  (a) Basic Term. The Company hereby employs Employee to render services to the Company in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing, without any further action by either party, at the Effective Time and ending on the earlier of (i) three years following the date of the Effective Time (the "Term Date") and (ii) the date the Period of Employment is terminated in accordance with Section 4.

                  (b) Renewal. Subject to Section 4, the Employee's employment will be automatically renewed for an additional one (1) year period (without any action by either party) on the Term Date and on each anniversary thereof, unless either party gives to the other written notice ninety (90) days in advance of the beginning of any one year renewal period that the Period of Employment is to be terminated. Either party's right to terminate the Period of Employment under this Section 1(b), instead of renewing the Agreement, shall be with or without cause.

         2.       Position, Duties and Responsibilities.

                  (a) Position. Employee hereby accepts employment with the Company as President and shall perform such responsibilities and duties as may be reasonably required by the Board of Directors of the Company (the "Board").

                           Employee and the Company agree that the terms of
Employee's employment under this Agreement constitute a "constructive termination" of Employee under Section 4(b)(ii) of the employment agreement by and between Employee and the Company as of December 21, 1995 (the "Prior Employment Agreement"), and, as such, entitle Employee to severance payments under Section 5(a) of the Prior Employment Agreement, acceleration of Employee's options pursuant to Section 2(e) of the Prior Employment Agreement and a "gross-up" pursuant to Section 5(b) of the Prior Employment Agreement for any excise tax applicable to such severance payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 5(a) of the Prior Employment Agreement, Employee will receive a lump sum cash payment on the Effective Time equal to his base salary, car allowance and guaranteed bonus for the remainder of the contract period. For example, assuming an Effective Time of March 15, 1997, such lump sum payment would be $678,090.

                  (b) Other Activities. Employee, during the Period of Employment, will not (i) accept any other employment, or (ii) engage in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that places him in a competing position to that of, the Company or any Affiliated Company.

         3.       Compensation, Benefits, Etc.

                  (a) Compensation. In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Employee shall be paid an annual salary of Two Hundred Forty Thousand Dollars ($240,000) (the "Annual Salary"), payable in installments at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the term of this Agreement.

                  (b) Bonus. Employee shall also be eligible to receive, in the discretion of the Board, an annual performance bonus (or other special bonuses), in such amounts as determined by the Board, in its sole and absolute discretion, but not less than 50% of current base salary. Upon termination of Employee's employment, Employee shall be entitled to receive a portion of the bonus, on the date it would otherwise be payable, proportional to the period which Employee was employed compared to the period for which the bonus is paid.

                  (c) Stock Options. Upon the Effective Time, the Company shall grant to the Employee a nonqualified stock option (the "Option") under Gemstar's 1994 Stock Incentive Plan to purchase 100,000 shares of Gemstar Ordinary Shares, par value $.01 per share (the "Ordinary Shares"), at a price per share equal to the fair market value of the Ordinary Shares on the day of the Effective Time (the "Exercise Price"). Effective upon a "Change of Control" of the Company (as defined below) the Option shall become fully exercisable. For purposes of this
Section 3(c), a Change of Control of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (y) any reverse merger in which the Company is the continuing or surviving corporation but in which securities possessing more than 51% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who hold such securities immediately prior to the merger, or (z) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, of the assets of the

Company, or (ii) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company. The Option shall be evidenced by a standard stock option agreement utilized by Gemstar for the grant of other stock options under such plan and shall contain vesting and other terms which are consistent with the grants of stock options made to other similarly situated employees of the Company.

                  (d) Benefits. As Employee becomes eligible therefor, the Company shall provide Employee with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to employees of the Company. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

                  (e) Expenses. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the term of this Agreement.

                  (f) Automobile Allowance. As additional compensation for Employee's services to the Company, the Company shall pay Employee a monthly automobile allowance of $1,000 during the Period of Employment.

         4.       Termination of Employment.

                  (a) By Death. The Period of Employment shall terminate automatically upon the death of Employee. The Company shall pay to Employee's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 3(a) through the end of the month in which death occurs. Thereafter, the Company's obligations hereunder shall terminate. Nothing in this section shall affect any entitlement of Employee's heirs to the benefits under any life insurance plan.

                  (b) By Disability. If, in the sole opinion of the Board, Employee shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 150 days in the aggregate or 120 consecutive days in any twelve-month period, then, to the extent permitted by law, the Period of Employment shall terminate on and the compensation to which Employee is entitled pursuant to Section 3(a) shall be paid up through the last day of the month in which the Board determines Employee to be disabled hereunder, and thereafter the Company's obligations hereunder shall terminate. Nothing in this section shall affect Employee's rights under any disability plan in which he is a participant.

                  (c) By Company For Cause. The Company may terminate, without liability, the Period of Employment for Cause (as defined below) at any time upon notice to Employee. Termination shall be for "Cause" if: (i) Employee has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company or any Affiliated Company, or is charged with or convicted of a felony; (ii) Employee refuses or fails to act in accordance with any reasonable direction or order of the Board; provided, that the Board has given Employee written notice of such refusal or failure and Employee fails to comply with such direction or order within 30 days after the date of such notice; or (iii) Employee has engaged in any fraud, embezzlement, misappropriation or similar conduct against the Company.

                  (d) By Company Without Cause. The Company may terminate the Period of Employment without Cause at any time upon 30 days' advance written notice to Employee. Upon such termination, and subject to Employee's compliance with the provisions of Sections 5 and 6 hereof, the Company shall pay Employee a lump sum payment upon such termination of an amount equal to the lesser of (i) Employee's Annual Salary, and (ii) the remaining amounts payable by the Company pursuant to Section 3(a) through the Term Date, and thereafter all obligations of the Company hereunder shall terminate.

                  (e)      Termination Obligations.

                           (i)      Employee hereby acknowledges and agrees that
all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents, or materials, or copies thereof, Proprietary Information (as defined below), furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Company.

                           (ii) Upon  termination  of the Period of  Employment,
Employee shall be deemed to have resigned from all offices then held with the Company or any Affiliated Company provided that, if at the time of the termination of the Period of Employment, Employee is a member of the Board, Employee shall not be deemed to have resigned as a member of the Board as a result of such termination.

                           (iii) The  representations  and warranties  contained
herein and Employee's obligations under Sections 5, 6 and 7 shall survive termination of the Period of Employment and the expiration of this Agreement.

         5. Excise Taxes. Neither Employee nor the Company expect any benefits payable to Employee under this Agreement, the Prior Employment Agreement or otherwise payable as a result of the Merger to be subject to the excise tax under Section 4999 of the Code (the "Excise Tax"). Nevertheless, if the Company, as of the date of this Agreement, pays to Employee $350,000 ("Total Accelerated Payment"), and if the Internal Revenue Service determines that any payment made to the Employee pursuant to the Prior Employment Agreement shall be subject to the Excise Tax, the Company shall pay to the Employee the amount of the Excise Tax payable and additional state or federal income taxes due as a result of the payment to Employee of such Excise Tax. Employee shall use reasonable efforts in seeking any available refund or reduction in tax liability with respect to the Excise Tax and additional state or federal income taxes due with respect to it. In the event that Employee receives a refund from any taxing authority or realizes a reduction to the Employee's tax liability with respect to the Excise Tax and additional state or federal income taxes due with respect to it, as the case may be, the Employee shall promptly reimburse the Company in the amount of the refund or reduction in tax liability, as applicable, net of any taxes imposed thereon.

         6.       Proprietary Information.

                  (a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Employee's possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

                  (b) General Restrictions on Use. Employee agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize or remove from the Company's premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the Period of Employment to the extent necessary to carry out Employee's responsibilities under this Agreement, and (ii) after termination of the Period of Employment as specifically authorized in writing by the Board.

                  (c) Interference with Business; Competitive Activities. Employee acknowledges that pursuit of the activities prohibited by this Section 5(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 5(b), but that proof of such breach would be extremely difficult. To prevent such disclosure, use and breach and in consideration of employment under this Agreement, Employee agrees for a period of one year after termination of the Period of Employment, he shall not for himself or any third party, directly or indirectly, (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, (ii) employ, solicit for employment, or recommend for employment any person employed by the Company, or any Affiliated Company, during the period of such person's employment and for a period of one year thereafter, or (iii) engage in any business activity that is competitive with the Company, unless Employee can prove that action taken in contravention of this Section 5(c)(iii) was done without the use of any Proprietary Information; provided, that in no event shall Employee engage in such competitive activities during the period which Employee continues to receive payments pursuant to
Section 4 above. For purposes of this Section 5(c), "competitive activities" shall be business activities that are directly competitive with an existing or presently planned business of the Company on the date of termination, which activity constitutes or is anticipated to constitute more than 15% of revenues of the Company.

                  (d) Remedies. Nothing in this Section 6 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code ss. 3426), or otherwise available under law.

         7.       Employee Inventions and Ideas.

                  (a) Defined; Statutory Notice. The term "Invention Ideas" means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Employee alone or with others except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. Section 2870(a) provides:

                  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                           (i) Relate at the time of  conception or reduction to
practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                           (ii) Result from any work  performed  by the employee
for the employer.

                  Employee hereby acknowledges that he understands the foregoing limitations created by Section 2870.

                  (b) Disclosure. Employee agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. Employee further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that Employee does not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by Employee (alone or with others) during his Period of Employment or during the one year period following termination of employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

                  (c) Assignment. Employee agrees to assign to the Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registerable, Employee shall assist the Company (at its expense) in obtaining letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and to vest the Company, or any Affiliated Company specified by the Board, with full title thereto. Should the Company be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to the Employee's mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as the Employee's agent and attorney in fact, to act for and in the Employee's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or the rights or protections with the same force and effect as if executed and delivered by Employee. Employee hereby agrees to maintain, update, improve and modify the Invention Ideas, for so long as he is living, regardless of whether the Period of Employment has terminated.

                  (d) Exclusions. Employee acknowledges that there are no ideas, processes, trademarks, service marks, technology, computer programs, original works of authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvements to the foregoing that he desires to exclude from the operation of this Agreement, except for the inventions and ideas of Employee and his associates outside of the Company (i) which were or are developed entirely by Employee and each such associate entirely outside of his or her activities for the Company, (ii) which do not relate at the time of conception or reduction to practice to the Company's business, or actually or demonstrably anticipated research development, and (iii) which do not result from any work performed by Employee for the Company. To the best of the Employee's knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, or copyrights that is now in existence between Employee and any other person or entity.

                  (e) Post-Termination Period. Because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by Employee, or whether it results from access to Proprietary Information or the Company's equipment, facilities, and data, Employee agrees that any idea, process, trademark, service mark, technology, computer program, original work of authorship, design, formula, invention, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by Employee or with the aid of Employee within one (1) year after termination of the Period of Employment. Employee can rebut the above presumption if he proves that the invention, idea, process, etc., (i) was first conceived and/or developed prior to the date of this Agreement, (ii) was first conceived or developed after termination of the Period of Employment,
(iii) was conceived or developed entirely on Employee's own time without using the Company's equipment, supplies, facilities, or Proprietary Information, and
(iv) did not result from any work performed by Employee for the Company. Nothing in this Agreement is intended to expand the scope of protection provided Employee by Sections 2870 through 2872 of the California Labor Code.

         In connection with the transactions contemplated by the Merger, the Company and Executive acknowledge and agree to execute concurrently herewith a letter agreement in the form attached hereto as Exhibit 1 relating to Executive's Employment Agreement with the Company dated as of December 21, 1995.

         8.       Assignment: Successors and Assigns.

         Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         In the event of a consolidation or merger of the Company with or into another corporation, or the sale of all, or substantially all, of the Company's assets to another corporation, such corporation as may survive said transaction shall assume this Agreement and become obligated to perform all the terms and conditions hereof, and Employee's obligations hereunder shall continue in favor of such surviving corporation.

         9. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

                           StarSight Telecast, Inc.
                           39650 Liberty Street
                           Fremont, California 94538
                           Attention: _______________

                  with a copy to:

                           Gemstar International Group Limited
                           135 North Los Robles Avenue, Suite 800
                           Pasadena, California 91101
                           Attention:  Larry Goldberg

or to Employee at:

                           _______________________________________

                           _______________________________________

                           _______________________________________

                           _______________________________________


Notice of change of address shall be effective only if made in accordance with this section.

         10. Entire Agreement. Except as expressly provided herein with respect to certain rights of Employee under the Prior Employment Agreement, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement any and all of which are superceded as of the Effective Time. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

         11. Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

         12. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

         13. Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

         14. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 6, the damage or imminent damage to the value and the goodwill of the Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of any such provisions by Employee, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

         The parties have duly executed this Agreement as of the date first written above.

                                     /s/ Brian Klosterman
                                    ____________________________________________
                                    Brian Klosterman
                                    EMPLOYEE


                                    STARSIGHT TELECAST, INC.


                                    By:   /s/ Larry W. Wangberg
                                         _______________________________________

                                    Its: Chief Executive Officer
                                         _______________________________________

                                                                   Exhibit 10.69



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of December 23, 1996 by and between StarSight Telecast, Inc., a California corporation ("Company") and Martin W. Henkel ("Employee").

                                   WITNESSETH:

         WHEREAS, Company, Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar") and a wholly owned subsidiary of Gemstar ("Sub") are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into the Company (the "Merger");

         WHEREAS, following the Merger, Company desires to obtain the benefit of continued service of Employee on a part-time basis, on its own behalf and on behalf of all existing and future "Affiliated Companies" (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Employee desires to render services to Company and its Affiliated Companies;

         WHEREAS, this Agreement shall become effective, without any further action of either party, at such time, and only at such time, as a merger agreement regarding the Merger is duly filed with the California Secretary of State as provided by the Merger Agreement (the "Effective Time");

         WHEREAS, if the Merger Agreement is terminated in accordance with its terms, this Agreement shall also terminate and become null and void; and

         WHEREAS, Company and Employee desire to set forth in this Agreement the terms and conditions of Employee's employment with Company following the Effective Time.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

         1.       Period of Employment.

                  (a) Basic Term. The Company hereby employs Employee on a part-time basis to render services to the Company in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing, without any further action by either party, at the Effective Time and ending on the earlier of (i) six months following the date of the Effective Time (the "Term Date") and (ii) the date the Period of Employment is terminated in accordance with Section 4.

                  (b) Renewal. Subject to Section 4, the Employee's employment will be automatically renewed for an additional six month period (without any action by either party) on the Term Date and on each anniversary thereof, unless either party gives to the other written notice sixty (60) days in advance of the beginning of any six month renewal period that the Period of Employment is to be terminated. Either party's right to terminate the Period of Employment under this Section 1(b), instead of renewing the Agreement, shall be with or without cause.

         2.       Position, Duties and Responsibilities.

                  (a) Position. Employee hereby accepts employment with the Company in such positions as may be reasonably required by the Board of Directors of the Company (the "Board"). Employee agrees to devote to the Company, as requested by the Company from time to time, ten normal work days per month.

                  (b) Other Activities. Employee, during the Period of Employment, will not (i) accept any other employment, or (ii) engage in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that places him in a competing position to that of, the Company or any Affiliated Company.

                  Employee and the Company agree that the terms of Employee's employment under this Agreement constitute a "constructive termination" of Employee under Section 4(b)(ii) of the employment agreement by and between Employee and the Company effective on December 2, 1995 (the "Prior Employment Agreement"), and, as such, entitle Employee to certain benefits, including but not limited to, severance payments under Section 5(a) of the Prior Employment Agreement, acceleration of Employee's options pursuant to Section 2(e) of the Prior Employment Agreement and a "gross-up" pursuant to Section 5(b) of the Prior Employment Agreement for any excise tax applicable to such severance payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 5(a) of the Prior Employment Agreement, Employee will receive a lump sum cash payment on the Effective Time equal to his base salary, car allowance and guaranteed bonus for the remainder of the contract period. For example, assuming an Effective Time of March 15, 1997, such lump sum payment would be $636,437.

         3.       Compensation, Benefits, Etc.

                  (a) Sabbatical; Compensation. During the Period of Employment and commencing immediately upon the Effective Time, Employee shall be entitled to a paid sabbatical of two months' duration pursuant to the terms of the Company's Sabbatical Program at full salary (based on Employee's salary then in effect on the effective date of the Merger). At the end of the sabbatical period and continuing until the end of the Period of Employment, and in consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Employee shall be paid a monthly salary of Ten Thousand Dollars ($10,000) (the "Monthly Salary"), payable in installments at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the term of this Agreement.

                  (b) Benefits. As Employee becomes eligible therefor, the Company shall provide Employee with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to executives of the Company. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

                  (c) Expenses. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the term of this Agreement.

         4.       Termination of Employment.

                  (a) By Death. The Period of Employment shall terminate automatically upon the death of Employee. The Company shall pay to Employee's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 3(a) through the end of the month in which death occurs. Thereafter, the Company's obligations hereunder shall terminate. Nothing in this section shall affect any entitlement of Employee's heirs to the benefits under any life insurance plan.

                  (b) By Disability. If, in the sole opinion of the Board, Employee shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 150 days in the aggregate or 120 consecutive days in any twelve-month period, then, to the extent permitted by law, the Period of Employment shall terminate on and the compensation to which Employee is entitled pursuant to Section 3(a) shall be paid up through the last day of the month in which the Board determines Employee to be disabled hereunder, and thereafter the Company's obligations hereunder shall terminate. Nothing in this section shall affect Employee's rights under any disability plan in which he is a participant.

                  (c) By Company For Cause. The Company may terminate, without liability, the Period of Employment for Cause (as defined below) at any time upon notice to Employee. Termination shall be for "Cause" if: (i) Employee has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company or any Affiliated Company, or is charged with or convicted of a felony; (ii) Employee refuses or fails to act in accordance with any reasonable direction or order of the Board; provided, that the Board has given Employee written notice of such refusal or failure and Employee fails to comply with such direction or order within 30 days after the date of such notice; or (iii) Employee has engaged in any fraud, embezzlement, misappropriation or similar conduct against the Company.

                  (d) By Company Without Cause. The Company may terminate the Period of Employment without Cause at any time upon 30 days' advance written notice to Employee. Upon such termination, and subject to Employee's compliance with the provisions of Sections 5 and 6 hereof, the Company shall pay Employee a lump sum payment upon such termination of an amount equal to the remaining amounts payable by the Company pursuant to Section 3(a) through the Term Date, and thereafter all obligations of the Company hereunder shall terminate.

                  (e)      Termination Obligations.

                           (i)      Employee hereby acknowledges and agrees that
all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents, or materials, or copies thereof, Proprietary Information (as defined below), furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Company.

                           (ii) Upon  termination  of the Period of  Employment,
Employee shall be deemed to have resigned from all offices then held with the Company or any Affiliated Company provided that, if at the time of the termination of the Period of Employment, Employee is a member of the Board, Employee shall not be deemed to have resigned as a member of the Board as a result of such termination.

                           (iii) The  representations  and warranties  contained
herein and Employee's obligations under Sections 5, 6 and 7 shall survive termination of the Period of Employment and the expiration of this Agreement.

         5.       Proprietary Information.

                  (a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Employee's possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

                  (b) General Restrictions on Use. Employee agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize or remove from the Company's premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the Period of Employment to the extent necessary to carry out Employee's responsibilities under this Agreement, and (ii) after termination of the Period of Employment as specifically authorized in writing by the Board.

                  (c) Interference with Business; Competitive Activities. Employee acknowledges that pursuit of the activities prohibited by this Section 5(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 5(b), but that proof of such breach would be extremely difficult. To prevent such disclosure, use and breach and in consideration of employment under this Agreement, Employee agrees for a period of one year after termination of the Period of Employment, he shall not for himself or any third party, directly or indirectly, (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, (ii) employ, solicit for employment, or recommend for employment any person employed by the Company, or any Affiliated Company, during the period of such person's employment and for a period of one year thereafter, or (iii) engage in any business activity that is competitive with the Company, unless Employee can prove that action taken in contravention of this Section 5(c)(iii) was done without the use of any Proprietary Information; provided, that in no event shall Employee engage in such competitive activities during the period which Employee continues to receive payments pursuant to Section 4 above. For purposes of this Section 5(c), "competitive activities" shall be business activities that are directly competitive with an existing or presently planned business of the Company on the date of termination, which activity constitutes or is anticipated to constitute more than 15% of revenues of the Company.

                  (d) Remedies. Nothing in this Section 6 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code ss. 3426), or otherwise available under law.

         6.       Employee Inventions and Ideas.

                  (a) Defined; Statutory Notice. The term "Invention Ideas" means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Employee alone or with others except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. Section 2870(a) provides:

                  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                           (i) Relate at the time of  conception or reduction to
practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                           (ii) Result from any work  performed  by the employee
for the employer.

                  Employee hereby acknowledges that he understands the foregoing limitations created by Section 2870.

                  (b) Disclosure. Employee agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. Employee further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that Employee does not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by Employee (alone or with others) during his Period of Employment or during the one year period following termination of employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

                  (c) Assignment. Employee agrees to assign to the Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registerable, Employee shall assist the Company (at its expense) in obtaining letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and to vest the Company, or any Affiliated Company specified by the Board, with full title thereto. Should the Company be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to the Employee's mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as the Employee's agent and attorney in fact, to act for and in the Employee's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or the rights or protections with the same force and effect as if executed and delivered by Employee. Employee hereby agrees to maintain, update, improve and modify the Invention Ideas, for so long as he is living, regardless of whether the Period of Employment has terminated.

                  (d) Exclusions. Employee acknowledges that there are no ideas, processes, trademarks, service marks, technology, computer programs, original works of authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvements to the foregoing that he desires to exclude from the operation of this Agreement, except for the inventions and ideas of Employee and his associates outside of the Company (i) which were or are developed entirely by Employee and each such associate entirely outside of his or her activities for the Company, (ii) which do not relate at the time of conception or reduction to practice to the Company's business, or actually or demonstrably anticipated research development, and (iii) which do not result from any work performed by Employee for the Company. To the best of the Employee's knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, or copyrights that is now in existence between Employee and any other person or entity.

                  (e) Post-Termination Period. Because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by Employee, or whether it results from access to Proprietary Information or the Company's equipment, facilities, and data, Employee agrees that any idea, process, trademark, service mark, technology, computer program, original work of authorship, design, formula, invention, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by Employee or with the aid of Employee within one (1) year after termination of the Period of Employment. Employee can rebut the above presumption if he proves that the invention, idea, process, etc., (i) was first conceived and/or developed prior to the date of this Agreement, (ii) was first conceived or developed after termination of the Period of Employment,
(iii) was conceived or developed entirely on Employee's own time without using the Company's equipment, supplies, facilities, or Proprietary Information, and
(iv) did not result from any work performed by Employee for the Company. Nothing in this Agreement is intended to expand the scope of protection provided Employee by Sections 2870 through 2872 of the California Labor Code.

         7.       Assignment: Successors and Assigns.

         Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         In the event of a consolidation or merger of the Company with or into another corporation, or the sale of all, or substantially all, of the Company's assets to another corporation, such corporation as may survive said transaction shall assume this Agreement and become obligated to perform all the terms and conditions hereof, and Employee's obligations hereunder shall continue in favor of such surviving corporation.

         8. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

                           StarSight Telecast, Inc.
                           39650 Liberty Street
                           Fremont, California  94538
                           Attention: Martin Henkel


                  with a copy to:

                           Gemstar International Group Limited
                           135 North Los Robles Avenue, Suite 800
                           Pasadena, California  91101
                           Attention:  Larry Goldberg


or to Employee at:

                           Martin Henkel
                           141 Maricopa Drive
                           Los Gatos, CA  95032

Notice of change of address shall be effective only if made in accordance with this section.

         9. Entire Agreement. Except as expressly provided herein with respect to certain rights of Employee under the Prior Employment Agreement, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement any and all of which are superceded as of the Effective Time. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

         10. Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

         11. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

         12. Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

         13. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 6, the damage or imminent damage to the value and the goodwill of the Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the

Company shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of any such provisions by Employee, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

         The parties have duly executed this Agreement as of the date first written above.


                                     /s/ Martin W. Henkel
                                    ____________________________________________
                                    Martin W. Henkel
                                    Employee



                                    STARSIGHT TELECAST, INC.



                                    By:   /s/ Larry W. Wangberg
                                         _______________________________________

                                    Its:  Chief Executive Officer
                                         _______________________________________

                                                                   Exhibit 10.70


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of December 23, 1996 by and between StarSight Telecast, Inc., a California corporation ("Company") and Kenneth A. Milnes ("Employee").

                                   WITNESSETH:

         WHEREAS, Company, Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar") and a wholly owned subsidiary of Gemstar ("Sub") are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into the Company (the "Merger");

         WHEREAS, following the Merger, Company desires to obtain the benefit of continued service of Employee, on its own behalf and on behalf of all existing and future "Affiliated Companies" (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Employee desires to render services to Company and its Affiliated Companies;

         WHEREAS, this Agreement shall become effective, without any further action of either party, at such time, and only at such time, as a merger agreement regarding the Merger is duly filed with the California Secretary of State as provided by the Merger Agreement (the "Effective Time");

         WHEREAS, if the Merger Agreement is terminated in accordance with its terms, this Agreement shall also terminate and become null and void; and

         WHEREAS, Company and Employee desire to set forth in this Agreement the terms and conditions of Employee's employment with Company following the Effective Time.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

         1.       Period of Employment.

                  (a) Basic Term. The Company hereby employs Employee to render services to the Company in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing, without any further action by either party, at the Effective Time and ending on the earlier of (i) one year following the date of the Effective Time (the "Term Date") and (ii) the date the Period of Employment is terminated in accordance with Section 4.

                  (b) Renewal. Subject to Section 4, the Employee's employment will be automatically renewed for an additional one (1) year period (without any action by either party) on the Term Date and on each anniversary thereof, unless either party gives to the other written notice ninety (90) days in advance of the beginning of any one year renewal period that the Period of Employment is to be terminated. Either party's right to terminate the Period of Employment under this Section 1(b), instead of renewing the Agreement, shall be with or without cause.

         2.       Position, Duties and Responsibilities.

                  (a) Position. Employee hereby accepts employment with the Company as a Vice President or in such positions as may be reasonably required by the Board of Directors of the Company (the "Board").

                  Employee and the Company agree that the terms of Employee's employment under this Agreement constitute a "constructive termination" of Employee under Section 4(b)(ii) of the employment agreement by and between Employee and the Company effective on March 13, 1996 (the "Prior Employment Agreement"), and, as such, entitle Employee to, severance payments under Section 5(a) of the Prior Employment Agreement, acceleration of Employee's options pursuant to Section 2(e) of the Prior Employment Agreement and a "gross-up" pursuant to Section 5(b) of the Prior Employment Agreement for any excise tax applicable to such severance payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 5(a) of the Prior Employment Agreement, Employee will receive a lump sum cash payment on the Effective Time equal to one year of Employee's current base salary less applicable withholdings. For example, assuming an Effective Time of March 15, 1997, such lump sum payment would be $198,170.

                  (b) Other Activities. Employee, during the Period of Employment, will not (i) accept any other employment, or (ii) engage in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that places him in a competing position to that of, the Company or any Affiliated Company.

         3.       Compensation, Benefits, Etc.

                  (a) Compensation. In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Employee shall be paid an annual salary of One Hundred Ninety Thousand Dollars ($190,000) (the "Annual Salary"), payable in installments at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the term of this Agreement.

                  (b) Stock Options. Upon the Effective Time, the Company shall grant to the Executive a nonqualified stock option under Gemstar's 1994 Stock Incentive Plan to purchase 30,000 shares of Gemstar Ordinary Shares, par value $.01 per share (the "Ordinary Shares"), at a price per share equal to the fair market value of the Ordinary Shares on the day of the Effective Time (the "Exercise Price"). Such option shall be evidenced by a standard stock option agreement utilized by Gemstar for the grant of other stock options under such plan and shall contain vesting and other terms which are consistent with the grants of stock options made to other executives of the Company.

                  (c) Benefits. As Employee becomes eligible therefor, the Company shall provide Employee with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to executives of the Company. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

                  (d) Expenses. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the term of this Agreement.

                  (e) Bonus. Employee shall be eligible to receive, in the sole and absolute discretion of the Board, an annual bonus, in such amount as determined by the Board in its sole and absolute discretion.

                  (f) Health Insurance. The Company shall reimburse Employee, up to $500 per month, for the out-of-pocket costs incurred by Employee with respect to his health insurance premiums.

         4.       Termination of Employment.

                  (a) By Death. The Period of Employment shall terminate automatically upon the death of Employee. The Company shall pay to Employee's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 3(a) through the end of the month in which death occurs. Thereafter, the Company's obligations hereunder shall terminate. Nothing in this section shall affect any entitlement of Employee's heirs to the benefits under any life insurance plan.

                  (b) By Disability. If, in the sole opinion of the Board, Employee shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 150 days in the aggregate or 120 consecutive days in any twelve-month period, then, to the extent permitted by law, the Period of Employment shall terminate on and the compensation to which Employee is entitled pursuant to Section 3(a) shall be paid up through the last day of the month in which the Board determines Employee to be disabled hereunder, and thereafter the Company's obligations hereunder shall terminate. Nothing in this section shall affect Employee's rights under any disability plan in which he is a participant.

                  (c) By Company For Cause. The Company may terminate, without liability, the Period of Employment for Cause (as defined below) at any time upon notice to Employee. Termination shall be for "Cause" if: (i) Employee has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company or any Affiliated Company, or is charged with or convicted of a felony; (ii) Employee refuses or fails to act in accordance with any reasonable direction or order of the Board; provided, that the Board has given Employee written notice of such refusal or failure and Employee fails to comply with such direction or order within 30 days after the date of such notice; or (iii) Employee has engaged in any fraud, embezzlement, misappropriation or similar conduct against the Company.

                  (d) By Company Without Cause. The Company may terminate the Period of Employment without Cause at any time upon 30 days' advance written notice to Employee. Upon such termination, and subject to Employee's compliance with the provisions of Sections 5 and 6 hereof, the Company shall pay Employee a lump sum payment upon such termination of an amount equal to the lesser of (i) Employee's Annual Salary, and (ii) the remaining amounts payable by the Company pursuant to Section 3(a) through the Term Date, and thereafter all obligations of the Company hereunder shall terminate.

                  (e)      Termination Obligations.

                           (i)      Employee hereby acknowledges and agrees that
all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents, or materials, or copies thereof, Proprietary Information (as defined below), furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Company.

                           (ii) Upon  termination  of the Period of  Employment,
Employee shall be deemed to have resigned from all offices then held with the Company or any Affiliated Company provided that, if at the time of the termination of the Period of Employment, Employee is a member of the Board, Employee shall not be deemed to have resigned as a member of the Board as a result of such termination.

                           (iii) The  representations  and warranties  contained
herein and Employee's obligations under Sections 5, 6 and 7 shall survive termination of the Period of Employment and the expiration of this Agreement.

         5.       Proprietary Information.

                  (a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Employee's possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

                  (b) General Restrictions on Use. Employee agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize or remove from the Company's premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the Period of Employment to the extent necessary to carry out Employee's responsibilities under this

Agreement,   and  (ii)  after   termination  of  the  Period  of  Employment  as
specifically authorized in writing by the Board.

                  (c) Interference with Business; Competitive Activities. Employee acknowledges that pursuit of the activities prohibited by this Section 5(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 5(b), but that proof of such breach would be extremely difficult. To prevent such disclosure, use and breach and in consideration of employment under this Agreement, Employee agrees for a period of one year after termination of the Period of Employment, he shall not for himself or any third party, directly or indirectly, (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, (ii) employ, solicit for employment, or recommend for employment any person employed by the Company, or any Affiliated Company, during the period of such person's employment and for a period of one year thereafter, or (iii) engage in any business activity that is competitive with the Company, unless Employee can prove that action taken in contravention of this Section 5(c)(iii) was done without the use of any Proprietary Information; provided, that in no event shall Employee engage in such competitive activities during the period which Employee continues to receive payments pursuant to
Section 4 above. For purposes of this Section 5(c), "competitive activities" shall be business activities that are directly competitive with an existing or presently planned business of the Company on the date of termination, which activity constitutes or is anticipated to constitute more than 15% of revenues of the Company.

                  (d) Remedies. Nothing in this Section 6 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code ss. 3426), or otherwise available under law.

         6.       Employee Inventions and Ideas.

                  (a) Defined; Statutory Notice. The term "Invention Ideas" means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Employee alone or with others except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. Section 2870(a) provides:

                  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                           (i) Relate at the time of  conception or reduction to
practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                           (ii) Result from any work  performed  by the employee
for the employer.

                  Employee hereby acknowledges that he understands the foregoing limitations created by Section 2870.

                  (b) Disclosure. Employee agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. Employee further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that Employee does not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by Employee (alone or with others) during his Period of Employment or during the one year period following termination of employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

                  (c) Assignment. Employee agrees to assign to the Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registerable, Employee shall assist the Company (at its expense) in obtaining letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and to vest the Company, or any Affiliated Company specified by the Board, with full title thereto. Should the Company be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to the Employee's mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as the Employee's agent and attorney in fact, to act for and in the Employee's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or the rights or protections with the same force and effect as if executed and delivered by Employee. Employee hereby agrees to maintain, update, improve and modify the Invention Ideas, for so long as he is living, regardless of whether the Period of Employment has terminated.

                  (d) Exclusions. Employee acknowledges that there are no ideas, processes, trademarks, service marks, technology, computer programs, original works of authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvements to the foregoing that he desires to exclude from the operation of this Agreement, except for the inventions and ideas of Employee and his associates outside of the Company (i) which were or are developed entirely by Employee and each such associate entirely outside of his or her activities for the Company, (ii) which do not relate at the time of conception or reduction to practice to the Company's business, or actually or demonstrably anticipated research development, and (iii) which do not result from any work performed by Employee for the Company. To the best of the Employee's knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, or copyrights that is now in existence between Employee and any other person or entity.

                  (e) Post-Termination Period. Because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by Employee, or whether it results from access to Proprietary Information or the Company's equipment, facilities, and data, Employee agrees that any idea, process, trademark, service mark, technology, computer program, original work of authorship, design, formula, invention, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by Employee or with the aid of Employee within one (1) year after termination of the Period of Employment. Employee can rebut the above presumption if he proves that the invention, idea, process, etc., (i) was first conceived and/or developed prior to the date of this Agreement, (ii) was first conceived or developed after termination of the Period of Employment,
(iii) was conceived or developed entirely on Employee's own time without using the Company's equipment, supplies, facilities, or Proprietary Information, and
(iv) did not result from any work performed by Employee for the Company. Nothing in this Agreement is intended to expand the scope of protection provided Employee by Sections 2870 through 2872 of the California Labor Code.

         7.       Assignment: Successors and Assigns.

         Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         In the event of a consolidation or merger of the Company with or into another corporation, or the sale of all, or substantially all, of the Company's assets to another corporation, such corporation as may survive said transaction shall assume this Agreement and become obligated to perform all the terms and conditions hereof, and Employee's obligations hereunder shall continue in favor of such surviving corporation.

         8. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

                           StarSight Telecast, Inc.
                           39650 Liberty Street
                           Fremont, California  94538
                           Attention: ___________________


                  with a copy to:

                           Gemstar International Group Limited
                           135 North Los Robles Avenue, Suite 800
                           Pasadena, California  91101
                           Attention:  Larry Goldberg


or to Employee at:

                           ______________________________________

                           ______________________________________

                           ______________________________________

                           ______________________________________


Notice of change of address shall be effective only if done in accordance with this section.

         9. Entire Agreement. Except as expressly provided herein with respect to certain rights of Employee under the Prior Employment Agreement, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement any and all of which are superceded as of the Effective Time. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

         10. Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this

Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

         11. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

         12. Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

         13. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 6, the damage or imminent damage to the value and the goodwill of the Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of any such provisions by Employee, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

         The parties have duly executed this Agreement as of the date first written above.


                                     /s/ Kenneth A. Milnes
                                    ____________________________________________
                                    Kenneth A. Milnes
                                    Employee



                                    STARSIGHT TELECAST, INC.



                                    By:   /s/ Larry W. Wangberg
                                         _______________________________________

                                    Its: Chief Executive Officer
                                         _______________________________________



                                       12
Exhibit 10.71


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of December 23, 1996 by and between StarSight Telecast, Inc., a California corporation ("Company") and Jon Orlick ("Employee").

                                   WITNESSETH:

         WHEREAS, Company, Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar") and a wholly owned subsidiary of Gemstar ("Sub") are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into the Company (the "Merger");

         WHEREAS, following the Merger, Company desires to obtain the benefit of continued service of Employee, on its own behalf and on behalf of all existing and future "Affiliated Companies" (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Employee desires to render services to Company and its Affiliated Companies;

         WHEREAS, this Agreement shall become effective, without any further action of either party, at such time, and only at such time, as a merger agreement regarding the Merger is duly filed with the California Secretary of State as provided by the Merger Agreement (the "Effective Time");

         WHEREAS, if the Merger Agreement is terminated in accordance with its terms, this Agreement shall also terminate and become null and void; and

         WHEREAS, Company and Employee desire to set forth in this Agreement the terms and conditions of Employee's employment with Company following the Effective Time.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

         1.       Period of Employment.

                  (a) Basic Term. The Company hereby employs Employee to render services to the Company in the position and with the duties and responsibilities described in Section 2 for the period

(the "Period of Employment") commencing, without any further action by either party, at the Effective Time and ending on the earlier of (i) two years following the date of the Effective Time (the "Term Date") and (ii) the date the Period of Employment is terminated in accordance with Section 4.

                  (b) Renewal. Subject to Section 4, the Employee's employment will be automatically renewed for an additional one (1) year period (without any action by either party) on the Term Date and on each anniversary thereof, unless either party gives to the other written notice ninety (90) days in advance of the beginning of any one year renewal period that the Period of Employment is to be terminated. Either party's right to terminate the Period of Employment under this Section 1(b), instead of renewing the Agreement, shall be with or without cause.

         2.       Position, Duties and Responsibilities.

                  (a) Position. Employee hereby accepts employment with the Company as a Vice President or in such other position(s) as may be reasonably required by the Board of Directors of the Company (the "Board").

                  Employee and the Company agree that the terms of Employee's employment under this Agreement constitute a "constructive termination" of Employee under Section 4(b)(ii) of the employment agreement by and between Employee and the Company effective on June 1, 1996 (the "Prior Employment Agreement"), and, as such, entitle Employee to, severance payments under Section 5(a) of the Prior Employment Agreement and a "gross-up" pursuant to Section 5(b) of the Prior Employment Agreement for any excise tax applicable to such severance payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 5(a) of the Prior Employment Agreement, Employee will receive a lump sum cash payment on the Effective Time equal to one year of Employee's current base salary less applicable witihholdings. For example, assuming an Effective Time of March 15, 1997, such lump sum payment would be $180,000.

                  (b) Other Activities. Employee, during the Period of Employment, will not (i) accept any other employment, or (ii) engage in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that places him in a competing position to that of, the Company or any Affiliated Company.

         3.       Compensation, Benefits, Etc.

                  (a) Compensation. In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Employee shall be paid an annual salary of One Hundred Eighty Thousand Dollars ($180,000) (the "Annual Salary"), payable in installments at the times and pursuant to the procedures regularly established, and as they may be amended, by the Company during the term of this Agreement.

                  (b) Stock Options. Upon the Effective Time, the Company shall grant to the Executive a nonqualified stock option under Gemstar's 1994 Stock Incentive Plan to purchase 30,000 shares of Gemstar Ordinary Shares, par value $.01 per share (the "Ordinary Shares"), at a price per share equal to the fair market value of the Ordinary Shares on the day of the Effective Time (the "Exercise Price"). Such option shall be evidenced by a standard stock option agreement utilized by Gemstar for the grant of other stock options under such plan and shall contain vesting and other terms which are consistent with the grants of stock options made to other executives of the Company.

                  (c) Benefits. As Employee becomes eligible therefor, the Company shall provide Employee with the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to executives of the Company. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

                  (d) Expenses. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the term of this Agreement.

                  (e) Bonus. Employee shall also be eligible to receive, in the sole and absolute discretion of the Board, an annual bonus, in such amounts as determined by the Board in its sole and absolute discretion.

                  (f) Automobile Allowance. As additional compensation for Employee's services to the Company, the Company shall pay Employee a monthly automobile allowance of $750 during the Period of Employment.

                  (g) Vacation. Employee shall be entitled to two weeks paid vacation during the first year of this Agreement. Thereafter, Employee shall be entitled to three weeks paid vacation.

                  (h) Relocation. In the event Employee's employment with the Company requires him to relocate, the parties to this Agreement will mutually agree, in good faith, on an appropriate relocation reimbursement amount.

         4.       Termination of Employment.

                  (a) By Death. The Period of Employment shall terminate automatically upon the death of Employee. The Company shall pay to Employee's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 3(a) through the end of the month in which death occurs. Thereafter, the Company's obligations hereunder shall terminate. Nothing in this section shall affect any entitlement of Employee's heirs to the benefits under any life insurance plan.

                  (b) By Disability. If, in the sole opinion of the Board, Employee shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 150 days in the aggregate or 120 consecutive days in any twelve-month period, then, to the extent permitted by law, the Period of Employment shall terminate on and the compensation to which Employee is entitled pursuant to Section 3(a) shall be paid up through the last day of the month in which the Board determines Employee to be disabled hereunder, and thereafter the Company's obligations hereunder shall terminate. Nothing in this section shall affect Employee's rights under any disability plan in which he is a participant.

                  (c) By Company For Cause. The Company may terminate, without liability, the Period of Employment for Cause (as defined below) at any time upon notice to Employee. Termination shall be for "Cause" if: (i) Employee has engaged in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company or any Affiliated Company, or is charged with or convicted of a felony; (ii) Employee refuses or fails to act in accordance with any reasonable direction or order of the Board; provided, that the Board has given Employee written notice of such refusal or failure and Employee fails to comply with such direction or order within 30 days after the date of such notice; or (iii) Employee has engaged in any fraud, embezzlement, misappropriation or similar conduct against the Company.

                  (d) By Company Without Cause. The Company may terminate the Period of Employment without Cause at any time upon 30 days' advance written notice to Employee. Upon such termination, and subject to Employee's compliance with the provisions of Sections 5 and 6 hereof, the Company shall pay

Employee a lump sum payment upon such termination of an amount equal to the lesser of (i) Employee's Annual Salary, and (ii) the remaining amounts payable by the Company pursuant to Section 3(a) through the Term Date, and thereafter all obligations of the Company hereunder shall terminate.

                  (e)      Termination Obligations.

                           (i) Employee hereby  acknowledges and agrees that all
personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents, or materials, or copies thereof, Proprietary Information (as defined below), furnished to or prepared by Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Company.

                           (ii) Upon  termination  of the Period of  Employment,
Employee shall be deemed to have resigned from all offices then held with the Company or any Affiliated Company provided that, if at the time of the termination of the Period of Employment, Employee is a member of the Board, Employee shall not be deemed to have resigned as a member of the Board as a result of such termination.

                           (iii) The  representations  and warranties  contained
herein and Employee's obligations under Sections 5, 6 and 7 shall survive termination of the Period of Employment and the expiration of this Agreement.

         5.       Proprietary Information.

                  (a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Employee's possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

                  (b) General Restrictions on Use. Employee agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize or remove from the Company's premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the Period of Employment to the extent necessary to carry out Employee's responsibilities under this Agreement, and (ii) after termination of the Period of Employment as specifically authorized in writing by the Board.

                  (c) Interference with Business; Competitive Activities. Employee acknowledges that pursuit of the activities prohibited by this Section 5(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 5(b), but that proof of such breach would be extremely difficult. To prevent such disclosure, use and breach and in consideration of employment under this Agreement, Employee agrees for a period of one year after termination of the Period of Employment, he shall not for himself or any third party, directly or indirectly, (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, (ii) employ, solicit for employment, or recommend for employment any person employed by the Company, or any Affiliated Company, during the period of such person's employment and for a period of one year thereafter, or (iii) engage in any business activity that is competitive with the Company, unless Employee can prove that action taken in contravention of this Section 5(c)(iii) was done without the use of any Proprietary Information; provided, that in no event shall Employee engage in such competitive activities during the period which Employee continues to receive payments pursuant to
Section 4 above. For purposes of this Section 5(c), "competitive activities" shall be business activities that are directly competitive with an existing or presently planned business of the Company on the date of termination, which activity constitutes or is anticipated to constitute more than 15% of revenues of the Company.

                  (d) Remedies. Nothing in this Section 6 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code ss. 3426), or otherwise available under law.

         6.       Employee Inventions and Ideas.

                  (a) Defined; Statutory Notice. The term "Invention Ideas" means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Employee alone or with others except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. Section 2870(a) provides:

                  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                           (i) Relate at the time of  conception or reduction to
practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                           (ii) Result from any work  performed  by the employee
for the employer.

                  Employee hereby acknowledges that he understands the foregoing limitations created by Section 2870.

                  (b) Disclosure. Employee agrees to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. Employee further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that Employee does not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by Employee (alone or with others) during his Period of Employment or during the one year period following termination of employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

                  (c) Assignment. Employee agrees to assign to the Company, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention

Idea shall be deemed by the Company to be patentable or otherwise registerable, Employee shall assist the Company (at its expense) in obtaining letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent, copyright, trademark, or other applicable intellectual property registrations thereon and to vest the Company, or any Affiliated Company specified by the Board, with full title thereto. Should the Company be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to the Employee's mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as the Employee's agent and attorney in fact, to act for and in the Employee's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or the rights or protections with the same force and effect as if executed and delivered by Employee. Employee hereby agrees to maintain, update, improve and modify the Invention Ideas, for so long as he is living, regardless of whether the Period of Employment has terminated.

                  (d) Exclusions. Employee acknowledges that there are no ideas, processes, trademarks, service marks, technology, computer programs, original works of authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvements to the foregoing that he desires to exclude from the operation of this Agreement, except for the inventions and ideas of Employee and his associates outside of the Company (i) which were or are developed entirely by Employee and each such associate entirely outside of his or her activities for the Company, (ii) which do not relate at the time of conception or reduction to practice to the Company's business, or actually or demonstrably anticipated research development, and (iii) which do not result from any work performed by Employee for the Company. To the best of the Employee's knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, or copyrights that is now in existence between Employee and any other person or entity.

                  (e) Post-Termination Period. Because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by Employee, or whether it results from access to Proprietary Information or the Company's equipment, facilities, and data, Employee agrees that any idea, process, trademark, service mark, technology, computer program, original work of authorship, design, formula, invention, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by Employee or with the aid of Employee within one (1) year after termination of the Period of Employment. Employee can rebut the above presumption if he proves that the invention, idea, process, etc., (i) was first conceived and/or developed prior to the date of this Agreement, (ii) was first conceived or developed after termination of the Period of Employment, (iii) was conceived or developed entirely on Employee's own time without using the Company's equipment, supplies, facilities, or Proprietary Information, and (iv) did not result from any work performed by Employee for the Company. Nothing in this Agreement is intended to expand the scope of protection provided Employee by Sections 2870 through 2872 of the California Labor Code.

         7.       Assignment: Successors and Assigns.

         Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         In the event of a consolidation or merger of the Company with or into another corporation, or the sale of all, or substantially all, of the Company's assets to another corporation, such corporation as may survive said transaction shall assume this Agreement and become obligated to perform all the terms and conditions hereof, and Employee's obligations hereunder shall continue in favor of such surviving corporation.

         8. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

                           StarSight Telecast, Inc.
                           39650 Liberty Street
                           Fremont, California 94538
                           Attention: ___________________


                  with a copy to:

                           Gemstar International Group Limited
                           135 North Los Robles Avenue, Suite 800
                           Pasadena, California 91101
                           Attention: Larry Goldberg


or to Employee at:

                           ______________________________________

                           ______________________________________

                           ______________________________________

                           ______________________________________


Notice of change of address shall be effective only if done in accordance with this section.

         9. Entire Agreement. Except as expressly provided herein with respect to certain rights of Employee under the Prior Employment Agreement, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement any and all of which are superceded as of the Effective Time. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

         10. Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of the Company other than Employee. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this

Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

         11. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

         12. Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

         13. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 6, the damage or imminent damage to the value and the goodwill of the Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of any such provisions by Employee, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

         The parties have duly executed this Agreement as of the date first written above.


                                           /s/ Jonathan Orlick
                                          ______________________________________
                                          Jonathan Orlick
                                          Employee



                                          STARSIGHT TELECAST, INC.



                                          By:   /s/ Larry W. Wangberg
                                               _________________________________

                                          Its: Chief Executive Officer
                                               _________________________________

                                                                                                        Exhibit 11.1

STARSIGHT TELECAST, INC.

Computation of Net Loss Per Share (in thousands, except share data)
--------------------------------------------------------------------------------------------------------------------

                                              Twelve Months       Twelve Months    Six Months         Twelve Months
                                                  Ended               Ended           Ended               Ended
                                               December 31,        December 31,    December 31,          June 30,
                                                  1996                1995             1994               1994
                                              --------------       ----------       ----------       --------------

      Loss before cumulative effect
        of accounting change                  $      (25,049)      $  (31,780)      $  (20,261)      $      (20,555)

      Cumulative effect of accounting
        change                                                                          (1,172)
                                              --------------       ----------       ----------       --------------

      Net loss                                $      (25,049)      $  (31,780)      $  (21,433)      $      (20,555)
                                              ==============       ==========       ==========       ==============

      Primary shares outstanding:

      Common shares                               24,783,159       21,163,768       20,799,445           19,082,759
                                              ==============       ==========       ==========       ==============

      Loss per common share:

      Loss before cumulative effect
        of accounting change                  $        (1.01)      $    (1.50)      $    (0.97)      $        (1.08)

      Cumulative effect of accounting
        change                                                                           (0.06)
                                              --------------       ----------       ----------       --------------

      Primary net loss per share              $        (1.01)      $    (1.50)      $    (1.03)      $        (1.08)
                                              ==============       ==========       ==========       ==============

      Fully diluted shares outstanding:

      Common shares and common
        share equivalents                         25,940,040       21,426,537       21,629,022           20,809,770
                                              ==============       ==========       ==========       ==============

      Loss per common share:

      Loss before cumulative effect
        of accounting change                  $        (0.97)      $    (1.48)      $    (0.94)      $        (0.99)

      Cumulative effect of accounting
         change                                                                          (0.05)
                                              --------------       ----------       ----------       --------------

      Fully diluted net loss per share (1)    $        (0.97)      $    (1.48)      $    (0.99)      $        (0.99)
                                              ==============       ==========       ==========       ==============

(1) Fully Diluted Net Loss Per Common Share has been presented in accordance with Regulation S-K Item 601(b)(11) even though the amount of fully diluted loss per share is not required to be presented in the statement of operations under the provisons of APB Opinion No. 15 because of the anti-dilutive effects of including common stock equivalents.



                                                                    EXHIBIT 23.1








INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statements Nos. 33-68758 and 33-87660 of StarSight Telecast, Inc. on Forms S-8 of our report dated March 7, 1997, (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph relating to a change in accounting for legal costs incurred in connection with patent infringement litigation effective July 1, 1994), appearing in this Annual Report on Form 10-K of StarSight Telecast, Inc. for the year ended December 31, 1996.





DELOITTE & TOUCHE LLP
San Francisco, California
March 7, 1997



(DOCUMENT)
    (TYPE)                    EX-27
    (DESCRIPTION)             FINANCIAL DATA SCHEDULE
(TEXT)

(ARTICLE)                     5
(MULTIPLIER)                                   1,000
(TABLE)
(S)                             (C)
(PERIOD-TYPE)                   12-MOS
(FISCAL-YEAR-END)                              DEC-31-1996
(PERIOD-START)                                 JAN-01-1996
(PERIOD-END)                                   DEC-31-1996
(CASH)                                         25,708
(SECURITIES)                                   1,989
(RECEIVABLES)                                  3,047
(ALLOWANCES)                                   0
(INVENTORY)                                    0
(CURRENT-ASSETS)                               31,096
(PP&E)                                         5,725
(DEPRECIATION)                                 4,651
(TOTAL-ASSETS)                                 35,031
(CURRENT-LIABILITIES)                          15,493
(BONDS)                                        0
(COMMON)                                       125,972
(PREFERRED-MANDATORY)                          0
(PREFERRED)                                    0
(OTHER-SE)                                     (116,134)
(TOTAL-LIABILITY-AND-EQUITY)                   35,031
(SALES)                                        8,698
(TOTAL-REVENUES)                               8,698
(CGS)                                          1,544
(TOTAL-COSTS)                                  32,114
(OTHER-EXPENSES)                               801
(LOSS-PROVISION)                               0
(INTEREST-EXPENSE)                             14
(INCOME-PRETAX)                                (25,049)
(INCOME-TAX)                                   0
(INCOME-CONTINUING)                            (25,049)
(DISCONTINUED)                                 0
(EXTRAORDINARY)                                0
(CHANGES)                                      0
(NET-INCOME)                                   (25,049)
(EPS-PRIMARY)                                  (1.01)
(EPS-DILUTED)                                  (1.01)
(/TABLE)

                                  APPENDIX Q

                                                        TOTAL NUMBER OF PAGES  4


                                   FORM 8-A


                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                           STARSIGHT TELECAST, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

               CALIFORNIA                                   94-3003250
--------------------------------------------------------------------------------
(State of incorporation or organization)                 (I.R.S. Employer
                                                        Identification No.)

39650 Liberty Street, Third Floor, Fremont, CA            94538
--------------------------------------------------------------------------------
   (Address of principal executive offices)               (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:


                                     NONE
--------------------------------------------------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                                 COMMON STOCK
--------------------------------------------------------------------------------
                               (Title of class)

Item 1.   Description of Registrant's Securities to be Registered

          The description of the Common Stock of Registrant set forth under the caption "Description of Capital Stock" in Registrant's Registration Statement on Form S-1 (File No. 33-64138) as originally filed or as subsequently amended (the "Registration Statement"), which was filed on June 9, 1993, and in the Prospectus included therein, is hereby incorporated by reference in response to this item.

Item 2.   Exhibits

          The following exhibits, except as otherwise indicated, are incorporated by reference to the exhibits with the same numbers in the Registration Statement or to the text of the Registration Statement, as indicated:

          Exhibit
          Number         Exhibit Title or Description
          -------        ----------------------------
          3.1*           Articles of Incorporation of Registrant, as amended to
                         date.

          3.2* Form of Amended and Restated Articles of Incorporation, effecting a two-for-three reverse stock split of the Registrant's Common Stock (including a corresponding adjustment to the conversion price of the Preferred
                         Stock) and authorizing 5,000,000 shares of undesignated
                         Preferred Stock, to be filed on the date of the closing of the initial pubic offering of the Registrant's
                         Common Stock.

          3.3*           Bylaws of Registrant, as amended.

          4.1*           Form of specimen certificate for Registrant's Common
                         Stock.

          4.2*           Form of Lock-Up Agreement.

          10.5*          Corporate Partnership Agreement dated as of September
                         12, 1991, as amended, between Registrant and Viacom
                         International Inc.

          10.27*         Warrants issued by Registrant to Tribune Company, dated
                         January 22, 1992.

                                      -2-

          Exhibit
          Number             Exhibit Title or Description
          -------            -----------------------------

          10.28*             Warrants issued by Registrant to KBL Ventures, Inc.
                             dated February 3, 1993.

          10.29* Warrants issued by Registrant to Providence Journal Company dated May 7, 1993.

          10.30* Warranties issued by Registrant to Times Mirror Cable Television dated May 18, 1993.

          28.01 Pages 56 through 57 of the Prospectus included in the Registration Statement, setting forth the "Description of Capital Stock."


-----------------------

* Exhibit to the Registration Statement.

                                  SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement on Form 8-A to be signed on its behalf by the undersigned.


Date: June 8, 1993                     STARSIGHT TELECAST, INC.



                                       By: /s/ Martin W. Henkel
                                           ----------------------------
                                               Martin W. Henkel
                                               Vice President, Operations
                                               Chief Financial Officer

                            FORM OF STARSIGHT PROXY

--------------------------------------------------------------------------------
REVOCABLE PROXY

                           STARSIGHT TELECAST, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                        SPECIAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of StarSight Telecast, Inc., a California corporation ("StarSight"), hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus, each dated April 18, 1997, and hereby appoints Larry W. Wangberg, Martin W. Henkel and William Scharminghausen, and each of them, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of StarSight to be held May 1, 1997 at 7:00 a.m., California time, at 3300 Kearney Street Freemont, California 94538 and at any adjournments or postponements thereof, and to vote shares of the StarSight common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side hereof.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED.

     THE STARSIGHT BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 23, 1996 (THE "MERGER AGREEMENT"), BY AND AMONG STARSIGHT, GEMSTAR INTERNATIONAL GROUP LIMITED, A BRITISH VIRGIN ISLAND CORPORATION ("GEMSTAR"), AND G/S ACQUISITION SUBSIDIARY, A NEWLY-FORMED WHOLLY-OWNED SUBSIDIARY OF GEMSTAR INCORPORATED UNDER THE LAWS OF CALIFORNIA ("SUB"), AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING A MERGER PURSUANT TO WHICH SUB WOULD BE MERGED WITH AND INTO STARSIGHT, WITH STARSIGHT BEING THE SURVIVING CORPORATION (THE "MERGER") AND STARSIGHT BECOMING A WHOLLY-OWNED SUBSIDIARY OF GEMSTAR.


--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.

--------------------------------------------------------------------------------
Please mark your votes as indicated [X]

1.  To approve and adopt the Merger Agreement and the transactions contemplated
    thereunder, including the Merger.         FOR     AGAINST    ABSTAIN
                                              [_]       [_]        [_]

2. Upon such other business as may properly come before the StarSight Special Meeting or any adjournments or postponements thereof, as determined by a majority of StarSight's Board of Directors.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSAL LISTED, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING (INCLUDING, WITHOUT LIMITATION, FOR PURPOSES OF SOLICITING ADDITIONAL VOTES TO APPROVE THE MERGER AGREEMENT AND THE MERGER).

     The undersigned shareholder may revoke this proxy at any time before it is voted by filing with the Secretary of StarSight either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the StarSight Special Meeting and voting in person.

                                                      PLEASE DATE AND SIGN
                                                      EXACTLY AS NAME APPEARS ON
                                                      SHARE CERTIFICATES.


Signature(s)_______________________________________ Dated_________________, 1997
Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When shares have been issued in the name of two or more persons, all should sign. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.

                             FORM OF GEMSTAR PROXY

REVOCABLE PROXY

                      GEMSTAR INTERNATIONAL GROUP LIMITED

                        ANNUAL MEETING OF SHAREHOLDERS
               This Proxy is Solicited by the Board of Directors

     The undersigned shareholder of Gemstar International Group Limited, a British Virgin Islands Corporation ("Gemstar"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Joint Proxy Statement/Prospectus, each dated April 18, 1997, and hereby appoints Henry C. Yuen, Elsie Ma Leung and Larry Goldberg, and each of them, with full power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Shareholders of Gemstar to be held May 1, 1997 at 7:00 a.m., California time, at 2-29-18 Nishi-Ikeburu, Ioshima-ku, Tokyo 171, Japan and at any adjournments or postponements thereof, and to vote shares of the Gemstar Ordinary Shares which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side hereof.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED.

                              (SEE REVERSE SIDE)


--------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.

-------------------------------------------------------------------------------
                                                               Please mark   [X]
                                                               your votes
                                                               as indicated


     THE GEMSTAR BOARD OF DIRECTORS RECOMMENDS A VOTE (i) FOR APPROVAL OF THE ISSUANCE OF GEMSTAR ORDINARY SHARES, PAR VALUE $.01 PER SHARE ("GEMSTAR ORDINARY SHARE"), AS CONTEMPLATED BY THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 23, 1996 (THE "MERGER AGREEMENT"), BY AND AMONG GEMSTAR, G/S ACQUISITION SUBSIDIARY, A NEWLY-FORMED WHOLLY-OWNED SUBSIDIARY OF GEMSTAR INCORPORATED UNDER THE LAWS OF CALIFORNIA ("SUB"), AND STARSIGHT TELECAST, INC., A CALIFORNIA CORPORATION ("STARSIGHT"), PURSUANT TO WHICH SUB WOULD BE MERGED WITH AND INTO STARSIGHT, WITH STARSIGHT BEING THE SURVIVING CORPORATION AND STARSIGHT BECOMING A WHOLLY-OWNED SUBSIDIARY OF GEMSTAR; (ii) FOR APPROVAL AND ADOPTION OF A PROPOSAL TO INCREASE THE NUMBER OF GEMSTAR ORDINARY SHARES AVAILABLE FOR ISSUANCE UNDER GEMSTAR'S 1994 STOCK INCENTIVE PLAN, AS AMENDED, BY 3,500,000 GEMSTAR ORDINARY SHARES (THE "STOCK INCENTIVE PLAN PROPOSAL"); (iii) FOR ELECTION OF DR. GEORGE F. CARRIER AND TERUYUKI TOGAMA AS CLASS II DIRECTORS OF GEMSTAR; AND (iv) FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAR MARWICK LLP AS GEMSTAR'S INDEPENDENT AUDITORS FOR THE YEAR ENDED MARCH 31, 1998.

                                                    FOR    AGAINST   ABSTAIN
10.12.1  To approve the issuance of                 [_]      [_]       [_]
         Gemstar Ordinary Shares as contemplated
         by the Merger Agreement.

10.12.3  To elect Dr. George F. Carrier and         [_]      [_]       [_]
         Teruyuki Togama as Class II
         director of Gemstar.

10.12.2  To approve and adopt                       [_]      [_]       [_]
         the Stock Incentive Plan
         Proposal.


10.12.4  To ratify the appointment                  [_]      [_]       [_]
         of KPMG Peat Marwick
         LLP as Gemstar's independent
         auditors.


10.12.5 Upon such other business as may properly come before the Gemstar Annual Meeting or any adjournments or postponements thereof, as determined by a majority of Gemstar's Board of Directors.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSAL LISTED,AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING
(INCLUDING, WITHOUT LIMITATION, FOR PURPOSES OF SOLICITING ADDITIONAL VOTES TO APPROVE THE ISSUANCE OF GEMSTAR ORDINARY SHARES AS CONTEMPLATED BY THE MERGER AGREEMENT.

     The undersigned shareholder may revoke this proxy at any time before it is voted by filing with the Secretary of Gemstar either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Gemstar Annual\Meeting and voting in person.

Signature(s) of Shareholder or Authorized Representative______________________ Date_______________
NOTE: Please date and sign exactly as name appears on share certificates. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When shares have been issued in the name of two or more persons, all should sign. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
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                            .FOLD AND DETACH HERE.